UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

SCHEDULE 14A

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(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Securities Exchange Act of 1934

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HENNESSY CAPITAL ACQUISITION CORP. II

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REVISED PRELIMINARY COPY SUBJECT TO COMPLETION
DATED MAY 16, 2016

HENNESSY CAPITAL ACQUISITION CORP. II
700 Louisiana Street, Suite 900
Houston, Texas 77002

Dear Hennessy Capital Acquisition Corp. II Stockholders:

You are cordially invited to attend the special meeting in lieu of the 2016 annual meeting of stockholders of Hennessy Capital Acquisition Corp. II, which we refer to as “we,” “us,” “our,” “Hennessy Capital” or the “Company,” on          ,         , 2016, at     , Eastern time, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019. This proxy statement is dated         , 2016, and is first being mailed to stockholders of the Company on or about         , 2016.

At the special meeting, our stockholders will be asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve an agreement and plan of merger (the “Merger Agreement”) providing for the acquisition by us of all of the outstanding capital stock of USI Senior Holdings, Inc. (“USI Parent”) through a merger of a wholly owned subsidiary of the Company with and into USI Parent, with USI Parent surviving such merger as a direct wholly owned subsidiary of the Company. USI Parent, through its subsidiaries, conducts its business under the “United Subcontractors, Inc.” name. We refer to USI Parent and its consolidated subsidiaries hereafter collectively as “USI,” and we refer to such merger and the other transactions contemplated by the Merger Agreement collectively hereafter as the “Business Combination.”

Pursuant to the Merger Agreement, the aggregate merger consideration for the Business Combination is $348.5 million, subject to certain adjustments set forth in the Merger Agreement for USI’s cash, indebtedness, working capital and certain unpaid transaction expenses (other than USI’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders) and potential increase for certain “permitted acquisitions” (as described herein), if any, consummated by USI prior to the closing of the Business Combination (the “Total Merger Consideration”). We will pay the Total Merger Consideration partially in cash (the “Cash Consideration”) and partially in newly issued shares of our common stock at a value of $10.00 per share (the “Stock Consideration”), as follows:

•         The Cash Consideration represents the cash we will have available at closing to pay the Total Merger Consideration. The Cash Consideration will equal (i) the Aggregate Cash Amount (as defined herein), minus (ii) repayment of USI’s existing credit facility indebtedness, minus (iii) the amount of the Company’s transaction expenses (including USI’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders), minus (iv) the estimated unpaid transaction expenses of USI, to the extent that such expenses exceed USI’s estimated cash on hand at closing.

•         Upon closing of the Business Combination, $30.0 million of the Cash Consideration will be paid to holders of USI Parent preferred stock (in respect of the aggregate liquidation value of their shares of preferred stock), $3.0 million will be deposited into a purchase price adjustment escrow, $1.5 million will be deposited into an account designated by the Stockholder Representative, and the remaining Cash

Consideration will be paid to holders of USI Parent common stock (including restricted stock).

•         If the amount contained in item (iii) above is greater than we estimate, the Cash Consideration will decrease by such amount, and the Stock Consideration will increase by a corresponding amount. Conversely, if the amount contained in item (iii) above is less than we estimate, the Cash Consideration will increase by such amount, and the Stock Consideration will decrease by a corresponding amount.

•         The Stock Consideration will equal the Total Merger Consideration minus the Cash Consideration, divided by $10.00 per share, and will be approximately 7.17 million shares of our common stock, assuming (i) the working capital adjustment is zero, (ii) USI does not complete any “permitted acquisitions” (as described herein) prior to the closing of the Business Combination, (iii) USI indebtedness and transaction expenses, taken together, exceed USI’s cash on hand at closing and (iv) USI will use any excess cash on hand at closing, net of its unpaid transaction expenses, to repay USI’s existing credit facility indebtedness. The Stock Consideration will fluctuate if any of these assumptions proves inaccurate, as follows:

•         if there is a working capital adjustment at closing in USI’s favor, USI completes one or more permitted acquisitions prior to the closing of the Business Combination, or USI’s cash on hand at closing exceeds the sum of USI indebtedness and unpaid transaction expenses, the Total Merger Consideration will increase, and the aggregate Stock Consideration will increase by one share of our common stock for each $10.00 of such increase in Total Merger Consideration; and

•         if there is a working capital adjustment at closing in the Company’s favor or if USI’s indebtedness (other than USI’s existing credit facility indebtedness) is greater than we estimate, the Total Merger Consideration will decrease, and the aggregate Stock Consideration will decrease by one share of our common stock for each $10.00 of such decrease in Total Merger Consideration.

The Cash Consideration will be funded through a combination of (i) cash held in our trust account after redemptions (as described herein), (ii) the amount raised pursuant to the anticipated Debt Financing (as defined herein), expected to be $100.0 million, and (iii) the net proceeds, if any, received by us from the potential PIPE Financing (as defined herein) in an amount of up to $35.0 million and any other issuance, sale and delivery of our equity securities pursuant to the Merger Agreement or as otherwise approved by USI Parent (the sum of clauses (i), (ii) and (iii) being referred to herein as the “Aggregate Cash Amount”). If the Aggregate Cash Amount (after payment of our transaction expenses, excluding the commitment and closing fees relating to the Debt Financing and the ABL Facility (as defined herein) and USI’s expenses incurred in connection with the preparation of this proxy statement) is less than $279.599 million, USI may, at its option, elect to not consummate the Business Combination. At March 31, 2016, the balance in our trust account was approximately $199.8 million (approximately $0.2 million of which was withdrawn in May 2016 for taxes and working capital purposes). For additional information regarding sources and uses for funding the Total Merger Consideration, see “The Business Combination Proposal — Sources and Uses for the Business Combination”.

It is anticipated that, following completion of the Business Combination and if there are no redemptions, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of approximately 78% of the Company, and USI’s existing stockholders will own approximately 22% of our outstanding common stock. These percentages are calculated based on a number of assumptions (as described in the accompanying proxy statement) and are subject to adjustment in accordance with the terms of the Merger Agreement. A copy of the Merger Agreement is attached to the accompanying proxy statement as Annex A.

Our stockholders will also be asked to consider and vote upon the following proposals:

(a)      to approve and adopt separate proposals for amendments to the Company’s amended and restated certificate of incorporation (the “existing charter”) to (i) increase the Company’s authorized common stock and preferred stock, which we refer to as “Proposal 2”, (ii) provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes, which we refer to as “Proposal 3,” and (iii) designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp. II” to “USI Holdings, Inc.” and making the Company’s corporate existence perpetual, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company, which we refer to as “Proposal 4” (each of Proposals 2, 3 and 4, a “Charter Proposal” and collectively, the “Charter Proposals”), all as reflected in the proposed second amended and restated certificate of incorporation of the Company (the “proposed charter”) attached to the accompanying proxy statement as Annex C;

(b)     to elect three directors to serve as Class I directors on our board of directors until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified, which we refer to as the “Director Election Proposal,”

(c)      to approve and adopt the USI Holdings, Inc. 2016 Long-Term Incentive Plan, a copy of which is attached to the accompanying proxy statement as Annex D, which we refer to as the “Incentive Plan Proposal,” and

(d)     to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal or the Director Election Proposal.

Each of these proposals is more fully described in the accompanying proxy statement, which each stockholder is encouraged to review carefully.

Our common stock, units and warrants are currently listed on The NASDAQ Capital Market under the symbols “HCAC,” “HCACU” and “HCACW,” respectively. We will apply to continue the listing of our common stock and warrants on The NASDAQ Capital Market under the new symbols “USI” and “USIW,” respectively, upon the closing of the Business Combination. At the closing, our units will separate into their component shares of Hennessy Capital common stock, par value $0.0001 per share (“Hennessy Capital common stock”), and warrants to purchase one-half of one share of Hennessy Capital common stock, and cease separate trading.

Pursuant to the existing charter, we are providing our public stockholders with the opportunity to redeem, upon the closing of the transactions contemplated by the Merger Agreement, shares of Hennessy Capital common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the transactions contemplated by the Merger Agreement) in the trust account that holds the proceeds (less taxes payable or amounts released to us for working capital) of our initial public offering that closed on July 28, 2015 and on August 4, 2015 (with respect to the partial exercise of the underwriters’ over-allotment option) (the “IPO”). For illustrative purposes, based on funds in the trust account of approximately $199.8 million on March 31, 2016 (approximately $0.2 million of which was withdrawn in May 2016 for taxes and working capital purposes), the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 20% or more of the outstanding public shares (the “20% threshold”). Holders of our outstanding public warrants and units do not have redemption rights in connection with the Business Combination. Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. The holders of shares of Hennessy Capital common stock issued prior to our IPO, which we refer to as “founder shares,” have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, Hennessy Capital Partners II LLC, which we refer to as our “Sponsor,” certain of its affiliates and our independent directors own approximately 20% of our issued and outstanding shares of common stock, including all of the founder shares. Our Sponsor and other founders have agreed to retain their founder shares for all periods relevant to our stockholder vote on the Business Combination Proposal and to vote any shares of Hennessy Capital common stock owned by them in favor of the proposals described in the accompanying proxy statement through their execution of the Voting and Support Agreement, a copy of which is attached as Annex E to the accompanying proxy statement.

We are providing this proxy statement, accompanying proxy card and our Annual Report on Form 10-K for the year ended December 31, 2015 to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Whether or not you plan to attend the special meeting, we urge you to read this proxy statement and our Annual Report on Form 10-K carefully. Please pay particular attention to the section entitled “Risk Factors” commencing on page 47 of this proxy statement.

After careful consideration, our board of directors has unanimously approved and adopted the Merger Agreement and unanimously recommends that our stockholders vote FOR adoption and approval of the Business Combination and FOR all other proposals presented to our stockholders in the accompanying proxy statement. When you consider the board recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination Proposal — Certain Benefits of Hennessy Capital’s Directors and Officers and Others in the Business Combination.”

Approval of the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the special meeting. Approval of the Charter Proposals requires the affirmative vote of holders of a majority of our outstanding shares of common stock. Approval of the Director Election Proposal requires the affirmative vote of the holders of a plurality of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. The boards of directors of USI and Hennessy Capital have already approved the Business Combination.

Each redemption of shares of Hennessy Capital common stock by our public stockholders will decrease the amount in our trust account, which held approximately $199.8 million as of March 31, 2016 (approximately $0.2 million of which was withdrawn in May 2016 for taxes and working capital purposes). If redemptions by our public stockholders result in the Aggregate Cash Amount (after payment of our transaction expenses, excluding the commitment and closing fees relating to the Debt Financing and the ABL Facility (as defined herein) and USI’s expenses incurred in connection with the preparation of this proxy statement) being less than $279.599 million, USI may, at its option, elect to not consummate the Business Combination.

Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. A failure to vote your shares is the equivalent of a vote “AGAINST” the Charter Proposals but, assuming a quorum is otherwise validly established, will have no effect on the other proposals to be considered at the special meeting of stockholders. The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal and, unless waived by USI, the Director Election Proposal are approved at the special meeting. In addition,

(i) the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2 and (iii) the Charter Proposals are conditioned on the approval of the Business Combination Proposal.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals described in the accompanying proxy statement. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote AGAINST the Charter Proposals but will have no effect on the other proposals (but, in the case of Proposal 2, is the practical equivalent to a vote AGAINST the Business Combination Proposal). If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST AFFIRMATIVELY VOTE EITHER FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL AND DEMAND THAT HENNESSY CAPITAL REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO HENNESSY CAPITAL’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH AND ANY SHARE CERTIFICATES DELIVERED BY YOU TO THE TRANSFER AGENT WILL BE RETURNED TO YOU. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

, 2016	Sincerely,

/s/ Daniel J. Hennessy
Daniel J. Hennessy Chairman of the Board and Chief Executive Officer

This proxy statement is dated          , 2016, and is first being mailed to stockholders of the Company on or about          , 2016.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

HENNESSY CAPITAL ACQUISITION CORP. II
700 Louisiana Street, Suite 900
Houston, Texas 77002

NOTICE OF SPECIAL MEETING IN LIEU OF 2016 ANNUAL MEETING OF STOCKHOLDERS OF HENNESSY CAPITAL ACQUISITION CORP. II

To Be Held on          , 2016

To the Stockholders of Hennessy Capital Acquisition Corp. II:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2016 annual meeting (the “special meeting”) of Hennessy Capital Acquisition Corp. II, a Delaware corporation (“we,” “us,” “our,” “Hennessy Capital” or the “Company”), will be held on          , 2016, at           Eastern time, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019. You are cordially invited to attend the special meeting for the following purposes:

(1)      The Business Combination Proposal — to consider and vote upon a proposal to approve an agreement and plan of merger, dated as of April 1, 2016, as it may be amended (the “Merger Agreement”), by and among the Company, HCAC II, Inc., USI Senior Holdings, Inc. and North American Direct Investment Holdings, LLC, solely in its capacity as the Stockholder Representative, and the transactions contemplated thereby, which provides for the acquisition by us of all of the outstanding capital stock of USI Senior Holdings, Inc. (“USI Parent”) through a merger of a wholly owned subsidiary of the Company with and into USI Parent, with USI Parent surviving such merger as a direct wholly owned subsidiary of the Company. USI Parent, through its subsidiaries, conducts its business under the “United Subcontractors, Inc.” name. We refer to USI Parent and its consolidated subsidiaries hereafter collectively as “USI,” and we refer to such merger and the other transactions contemplated by the Merger Agreement collectively hereafter as the “Business Combination.”

The Charter Proposals — to approve and adopt separate proposals for amendments to the Company’s amended and restated certificate of incorporation (the “existing charter”) to:

(2)      Proposal 2 — increase the Company’s authorized common stock and preferred stock (“Proposal 2”);

(3)      Proposal 3 — provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes (“Proposal 3”); and

(4)      Proposal 4 — designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp. II” to “USI Holdings, Inc.” and making the Company’s corporate existence perpetual, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company (“Proposal 4”);

(5)      Proposal 5 — to consider and vote upon a proposal to elect three directors to serve as Class I directors on our board of directors until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified (the “Director Election Proposal”);

(6)      Proposal 6 — to consider and vote upon a proposal to approve and adopt the USI Holdings, Inc. 2016 Long-Term Incentive Plan (the “Incentive Plan Proposal”); and

(7)      Proposal 7 — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal or the Director Election Proposal (the “Adjournment Proposal”).

Only holders of record of our common stock at the close of business on          , 2016 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to the existing charter, we will provide our public stockholders with the opportunity to redeem, upon the closing of the transactions contemplated by the Merger Agreement, shares of Hennessy Capital common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the transactions contemplated by the Merger Agreement) in the trust account that holds the proceeds (less taxes payable or amounts released to us for working capital) of our initial public offering that closed on July 28, 2015 and on August 4, 2015 (with respect to the partial exercise of the underwriters’ over-allotment option) (the “IPO”). For illustrative purposes, based on funds in the trust account of approximately $199.8 million on March 31, 2016 (approximately $0.2 million of which was withdrawn in May 2016 for taxes and working capital purposes), the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 20% or more of the outstanding public shares (the “20% threshold”). The holders of shares of Hennessy Capital common stock issued prior to our IPO (“founder shares”) have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, Hennessy Capital Partners II LLC, our Sponsor, certain of its affiliates and our independent directors own approximately 20% of our issued and outstanding shares of common stock, including all of the founder shares.

The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal and, unless waived by USI, the Director Election Proposal are approved at the special meeting. In addition, (i) the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2 and (ii) the Charter Proposals are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement.

Each redemption of shares of our outstanding common stock by our public stockholders will decrease the amount in our trust account, which held approximately $199.8 million at March 31, 2016 (approximately $0.2 million of which was withdrawn in May 2016 for taxes and working capital purposes). The issuance of 20% or more of our outstanding common stock pursuant to the Merger Agreement is contingent upon stockholder approval and the closing of the Business Combination Proposal. In addition, we may sell (at our option) up to $35 million of our convertible preferred stock in a potential private placement to one or more institutional investors pursuant to the potential PIPE Financing.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement and the accompanying Annual Report on Form 10-K for the year ended December 31, 2015 carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow & Co., LLC at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

By Order of the Board of Directors,

, 2016	Sincerely,

/s/ Daniel J. Hennessy
Daniel J. Hennessy Chairman of the Board and Chief Executive Officer

i

ii

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Proposals for Stockholders” and “Summary of the Proxy Statement,” summarize certain information contained in this proxy statement, but do not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached Annexes, for a more complete understanding of the matters to be considered at the special meeting. You should also read carefully the accompanying Annual Report on Form 10-K for the year ended December 31, 2015. In addition, for definitions of terms commonly used throughout this proxy statement, including this Summary Term Sheet, see the section entitled “Frequently Used Terms.”

•         Hennessy Capital is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

•         There currently are 24,949,885 shares of Hennessy Capital common stock issued and outstanding, consisting of 19,959,908 shares originally sold as part of units in Hennessy Capital’s IPO (including 2,459,908 shares related to the partial exercise of the underwriters’ overallotment option) and 5,031,250 founder shares that were issued to our Sponsor prior to Hennessy Capital’s IPO (of which (i) 440,000 were subsequently transferred to our independent directors and officers and an advisor and (ii) 41,273 were forfeited as a result of the underwriters’ overallotment option not being exercised in full).

•         In addition, there currently are 35,040,664 warrants of Hennessy Capital outstanding, consisting of 19,959,908 public warrants originally sold as part of units in Hennessy Capital’s IPO and 15,080,756 placement warrants issued to our Sponsor in a private placement simultaneously with the consummation of Hennessy Capital’s IPO. Each warrant entitles the holder thereof to purchase one-half of one share of Hennessy Capital’s common stock at a price of $5.75 per half share ($11.50 per whole share), subject to adjustment. Warrants may be exercised only for a whole number of shares of Hennessy Capital’s common stock. No fractional shares will be issued upon exercise of the warrants. The public warrants will become exercisable on the later of 30 days after the completion of Hennessy Capital’s initial business combination or 12 months from the consummation of Hennessy Capital’s IPO, and expire at 5:00 p.m., New York time, five years after the completion of Hennessy Capital’s initial business combination or earlier upon redemption or liquidation. Once the warrants become exercisable, Hennessy Capital may redeem the outstanding warrants at a price of $0.01 per warrant, provided that the last sale price of Hennessy Capital’s common stock equals or exceeds $24.00 per share for any 20 trading days within a 30 trading day period ending on the third trading day before Hennessy Capital sends the notice of redemption to the warrant holders and certain other conditions are met. The placement warrants, however, are non-redeemable so long as they are held by our Sponsor or its permitted transferees. For more information about Hennessy Capital and its securities, see the sections entitled “Information About Hennessy Capital,” “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Securities.”

•         USI is a leading provider of installation, construction and distribution services to the residential and commercial construction markets in the United States, with a national platform consisting of 43 locations serving customers in 13 states. USI believes it is the third largest insulation installer in the United States based on revenue and maintains the number one or number two market position in more than 50% of its local markets, based on estimated permits issued in those markets. For more information about USI, see the sections entitled “Information About USI,” “USI Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Management After the Business Combination” and “Risk Factors — Risk Factors Relating to USI’s Business and Industry.”

•         Pursuant to the Agreement and Plan of Merger, dated as of April 1, 2016, as it may be amended (the “Merger Agreement”), by and among the Company, HCAC II, Inc., USI Senior Holdings, Inc. and North American Direct Investment Holdings, LLC, solely in its capacity as the Stockholder Representative, and the transactions contemplated thereby, we will consummate the acquisition of all of the outstanding capital stock of USI Senior Holdings, Inc. (“USI Parent”) through a merger of a wholly owned subsidiary of the Company with and into USI Parent, with USI Parent surviving such merger as a direct wholly owned subsidiary of the Company. USI Parent, through its subsidiaries, conducts its business under the “United Subcontractors, Inc.” name. We refer to USI Parent and its consolidated subsidiaries hereafter collectively as “USI,” and we refer to such merger and the other transactions contemplated by the Merger Agreement collectively hereafter as the “Business Combination.” For more information about the transactions contemplated by the Merger Agreement, which is referred to herein as the “Business Combination,” see the section entitled “The Business Combination Proposal” and the copy of the Merger Agreement attached to this proxy statement as Annex A.

•         Pursuant to the Merger Agreement, the aggregate merger consideration for the Business Combination is $348.5 million, subject to certain adjustments set forth in the Merger Agreement for USI’s cash, indebtedness, working capital and certain unpaid transaction expenses (other than USI’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders) and potential increase for certain “permitted acquisitions” (as described herein), if any, consummated by USI prior to the closing of the Business Combination (the “Total Merger Consideration”). We will pay the Total Merger Consideration partially in cash (the “Cash Consideration”) and partially in newly issued shares of our common stock at a value of $10.00 per share (the “Stock Consideration”), as follows:

•         The Cash Consideration represents the cash we will have available at closing to pay the Total Merger Consideration. The Cash Consideration will equal (i) the Aggregate Cash Amount (as defined herein), minus (ii) repayment of USI’s existing credit facility indebtedness, minus (iii) the amount of the Company’s transaction expenses (including USI’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders), minus (iv) the estimated unpaid transaction expenses of USI, to the extent that such expenses exceed USI’s estimated cash on hand at closing.

•         Upon closing of the Business Combination, $30.0 million of the Cash Consideration will be paid to holders of USI Parent preferred stock (in respect of the aggregate liquidation value of their shares of preferred stock), $3.0 million will be deposited into a purchase price adjustment escrow, $1.5 million will be deposited into an account designated by the Stockholder Representative, and the remaining Cash Consideration will be paid to holders of USI Parent common stock (including restricted stock).

•         If the amount contained in item (iii) above is greater than we estimate, the Cash Consideration will decrease by such amount, and the Stock Consideration will increase by a corresponding amount. Conversely, if the amount contained in item (iii) above is less than we estimate, the Cash Consideration will increase by such amount, and the Stock Consideration will decrease by a corresponding amount.

•         The Stock Consideration will equal the Total Merger Consideration minus the Cash Consideration, divided by $10.00 per share, and will be approximately 7.17 million shares of our common stock, assuming (i) the working capital adjustment is zero,

(ii) USI does not complete any “permitted acquisitions” (as described herein) prior to the closing of the Business Combination, (iii) USI indebtedness and transaction expenses, taken together, exceed USI’s cash on hand at closing, and (iv) USI will use any excess cash on hand at closing, net of its unpaid transaction expenses, to repay USI’s existing credit facility indebtedness.  The Stock Consideration will fluctuate if any of these assumptions proves inaccurate, as follows:

•         if there is a working capital adjustment at closing in USI’s favor, USI completes one or more permitted acquisitions prior to the closing of the Business Combination, or USI’s cash on hand at closing exceeds the sum of USI indebtedness and unpaid transaction expenses, the Total Merger Consideration will increase, and the aggregate Stock Consideration will increase by one share of our common stock for each $10.00 of such increase in Total Merger Consideration; and

•         if there is a working capital adjustment at closing in the Company’s favor or if USI’s indebtedness (other than USI’s existing credit facility indebtedness) is greater than we estimate, the Total Merger Consideration will decrease, and the aggregate Stock Consideration will decrease by one share of our common stock for each $10.00 of such decrease in Total Merger Consideration.

•         The Cash Consideration will be funded through a combination of (i) cash held in our trust account after redemptions (as described herein), (ii) the amount raised pursuant to the anticipated Debt Financing (as defined herein), expected to be $100.0 million, and (iii) the net proceeds, if any, received by us from the potential PIPE Financing (as defined herein) in an amount of up to $35.0 million and any other issuance, sale and delivery of our equity securities pursuant to the Merger Agreement or as otherwise approved by USI Parent (the sum of clauses (i), (ii) and (iii) being referred to herein as the “Aggregate Cash Amount”). If the Aggregate Cash Amount (after payment of our transaction expenses, excluding the commitment and closing fees relating to the Debt Financing and the ABL Facility (as defined herein) and USI’s expenses incurred in connection with the preparation of this proxy statement) is less than $279.599 million, USI may, at its option, elect to not consummate the Business Combination. At March 31, 2016, the balance in our trust account was approximately $199.8 million (approximately $0.2 million of which was withdrawn in May 2016 for taxes and working capital purposes). For additional information regarding sources and uses for funding the Total Merger Consideration, see “The Business Combination Proposal — Sources and Uses for the Business Combination.” For more information on the Company’s shares, see the section entitled “The Business Combination Proposal — Total Shares of Hennessy Capital Common Stock to be Issued in the Business Combination.” For more information about the Merger Agreement and related transaction agreements, see the section entitled “The Business Combination Proposal — The Merger Agreement.”

•         It is anticipated that, following completion of the Business Combination and if there are no redemptions, Hennessy Capital’s public stockholders will retain an ownership interest of approximately 62% in Hennessy Capital and our initial stockholders and affiliates will retain an ownership interest of approximately 16% in Hennessy Capital. These relative percentages assume that the Aggregate Cash Amount (after payment of our transaction expenses, excluding the commitment and closing fees relating to the Debt Financing and the ABL Facility (as defined herein) and USI’s expenses incurred in connection with the preparation of this proxy statement) is $279.599 million, which is subject to the adjustments noted above. In addition, if any of Hennessy Capital’s stockholders exercise their redemption rights, the ownership interest in Hennessy Capital of Hennessy Capital’s public stockholders will decrease and the ownership interest in Hennessy Capital of our initial stockholders, including our Sponsor, will increase. These ownership percentages with respect to Hennessy Capital following the Business Combination do not take into account (i) the issuance of any shares upon completion of the Business Combination under the Company’s proposed 2016

Long-Term Incentive Plan (the “Incentive Plan”) or (ii) the 35,040,664 warrants to purchase up to a total of 17,520,332 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in Hennessy Capital will be different. See “Summary of the Proxy Statement — Impact of the Business Combination on Hennessy Capital’s Public Float” for further information.

•         Our management and board of directors considered various factors in determining whether to approve the Merger Agreement and the transactions contemplated thereby and that the value of the Business Combination is equal to at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of approximately $7,185,000 payable to the underwriters of our IPO and taxes payable on interest earned). For more information about our decision-making process, see the section entitled “The Business Combination Proposal — Hennessy Capital’s Board of Directors’ Reasons for the Approval of the Business Combination.”

•         Pursuant to our existing amended and restated certificate of incorporation (the “existing charter”), in connection with the Business Combination, holders of our public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the existing charter. As of March 31, 2016, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our common stock for cash and will no longer own shares of the Company and will not participate in any future growth of the Company. Such a holder will be entitled to receive cash for its public shares only if it (i) affirmatively votes for or against the Business Combination Proposal and (ii) properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. See the section entitled “Special Meeting in Lieu of 2016 Annual Meeting of Hennessy Capital Stockholders — Redemption Rights.”

•         In addition to voting on the Business Combination Proposal, at the special meeting, the stockholders of Hennessy Capital will be asked to vote upon:

•         The Charter Proposals — to approve and adopt separate proposals for amendments to the existing charter:

•         Proposal 2 — increase the Company’s authorized common stock and preferred stock (“Proposal 2”);

•         Proposal 3 — provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes (“Proposal 3”); and

•         Proposal 4 — designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp. II” to “USI Holdings, Inc.” and making the Company’s corporate existence perpetual, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company (“Proposal 4” and each of Proposals 2, 3 and 4, a “Charter Proposal” and collectively, the “Charter Proposals”), all as reflected in the proposed second amended and restated certificate of incorporation of the Company (the “proposed charter”) attached hereto as Annex C;

•         Proposal 5 — to consider and vote upon a proposal to elect three directors to serve as Class I directors on our board of directors until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified (the “Director Election Proposal”);

•         Proposal 6 — to consider and vote upon a proposal to approve and adopt the Incentive Plan (the “Incentive Plan Proposal”); and

•         Proposal 7 — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal or the Director Election Proposal (the “Adjournment Proposal”).

•         The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal and, unless waived by USI, the Director Election Proposal are approved at the special meeting. In addition, (i) the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2 and (ii) the Charter Proposals are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

•         Upon the closing of the Business Combination, we anticipate increasing the size of our board of directors from six to seven directors, three of whom will be voted upon by our stockholders at the special meeting. Two incumbent directors of Hennessy Capital, Bradley Bell and Thomas J. Sullivan, have informed us that they will resign from our board of directors upon closing of the Business Combination. Our board of directors intends to nominate three directors for election at the special meeting (including one incumbent director of Hennessy Capital and one person who is presently a member of USI’s board of directors) and to fill the vacancy created by the increased size of the board of directors with one person. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of four existing Hennessy Capital directors, Daniel J. Hennessy, Richard Burns, Kevin M. Charlton and Peter Shea, two existing USI directors, Leo William Varner, Jr. and William T. Allen, and one newly appointed director, Michael Kestner. See the sections entitled “Director Election Proposal” and “Management After the Business Combination.”

•         Unless waived by the parties to the Merger Agreement, in accordance with applicable law, the closing of the Business Combination is subject to a number of conditions set forth in the Merger Agreement including, among others, receipt of the requisite stockholder approval contemplated by this proxy statement. For more information about the closing conditions to the Business Combination, see the section entitled “The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination.”

•         The Merger Agreement may be terminated at any time prior to the consummation of the Business Combination upon agreement of the parties thereto, or by USI or the Company acting alone, in specified circumstances. For more information about the termination rights under the Merger Agreement, see the section entitled “The Business Combination Proposal — The Merger Agreement — Termination.”

•         The proposed Business Combination involves numerous risks. For more information about these risks, see the section entitled “Risk Factors.”

•         In considering the recommendation of Hennessy Capital’s board of directors to vote FOR the proposals presented at the special meeting, you should be aware that our executive officers and members of our board of directors have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally. The members of our board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting. These interests include, among other things:

•         the approximately 4.98 million total founder shares (of which 200,000 are held by our independent directors, excluding the founder shares indirectly beneficially owned by our independent directors by virtue of their respective membership interests in the Sponsor) that our Sponsor (or its members), executive officers and independent directors will hold following the Business Combination, subject to certain lock-up agreements, which would have a value at May 13, 2016 of approximately $49.1 million based on the closing price of Hennessy Capital common stock as reported by NASDAQ and that are not subject to redemption;

•         the fact that our Sponsor paid an aggregate purchase price of $25,000, or approximately $0.005 per share, for its founder shares and such founder shares will have no value if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the founder shares;

•         the fact that our Sponsor paid approximately $7,540,000, or $0.50 per warrant, for its placement warrants and such placement warrants will expire worthless if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the placement warrants;

•         if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•         the continuation of four of our six existing directors as directors of the combined company; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Board when our Board approved the Business Combination.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “Hennessy Capital” refer to Hennessy Capital Acquisition Corp. II, and the terms “combined company” and “post-combination company” refer to Hennessy Capital and its subsidiaries, including USI, following the consummation of the Business Combination.

In this document:

“ABL Facility” means the new $25.0 million senior secured asset-based revolving credit facility we expect to enter into at the closing of the Business Combination with Wells Fargo, National Association.

“Aggregate Cash Amount” means the sum of (i) cash held in our trust account after redemptions (as described herein), (ii) the amount raised pursuant to the anticipated Debt Financing, expected to be $100.0 million, and (iii) the net proceeds, if any, received by us from the potential PIPE Financing in an amount of up to $35.0 million and any other issuance, sale and delivery of our equity securities pursuant to the Merger Agreement or as otherwise approved by USI Parent.

“Business Combination” means the acquisition by us of all of the outstanding capital stock of USI Parent through a merger of a wholly owned subsidiary of the Company with and into USI Parent pursuant to the Merger Agreement, with USI Parent surviving such merger as a direct wholly owned subsidiary of the Company.

“Cash Consideration” means the cash we will have available to pay the Total Merger Consideration. The Cash Consideration will equal (i) the Aggregate Cash Amount (as defined herein), minus (ii) repayment of USI’s existing credit facility indebtedness, minus (iii) the amount of the Company’s transaction expenses (including USI’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders), minus (iv) the estimated unpaid transaction expenses of USI, to the extent that such expenses exceed USI’s estimated cash on hand at closing, subject to adjustment as set forth in the Merger Agreement and described herein.

“Debt Financing” means the proceeds received (expected to be $100.0 million) from borrowings under the Term Loan Facility to finance a portion of the Cash Consideration, among other uses.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“existing charter” means our amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware on July 22, 2015.

“founder shares” means the 5,031,250 shares of Hennessy Capital common stock issued to our Sponsor in a private placement prior to our IPO, 440,000 of which have been transferred by our Sponsor to our independent directors and officers and an advisor and 41,273 of which were forfeited as a result of the underwriters’ overallotment option in our IPO not being exercised in full.

“Hennessy Capital” means Hennessy Capital Acquisition Corp. II, a Delaware corporation.

“Hennessy Capital common stock” or “our common stock” means common stock, par value $0.0001 per share, of Hennessy Capital.

“initial stockholders” means our Sponsor and each of our officers and current directors and an advisor, in each case, that hold founder shares.

“IPO” means the initial public offering of Hennessy Capital units, each comprised of one share of common stock and one warrant, consummated on July 28, 2015 with respect to 17,500,000 units and on August 4, 2015 with respect to 2,459,908 units related to the partial exercise of the underwriters’ over-allotment option, in each case at $10.00 per unit.

“Merger Agreement” means the Merger Agreement, dated as of April 1, 2016, as it may be amended, by and among the Company, HCAC II, Inc., USI Senior Holdings, Inc. and North American Direct Investment Holdings, LLC, solely in its capacity as the Stockholder Representative.

“PIPE Financing” means the potential sale (at our option) of up to $35 million of our convertible preferred stock in a private placement to one or more institutional investors.

“placement warrants” means the 15,080,756 warrants issued to our Sponsor in the private placement that occurred simultaneously with the consummation of our IPO for a purchase price of $0.50 per placement warrant for a total purchase price of approximately $7,540,000, each of which is exercisable for one-half of one share of Hennessy Capital common stock at a price of $5.75 per half share ($11.50 per whole share), in accordance with its terms. Warrants may be exercised only for a whole number of shares of Hennessy Capital’s common stock. No fractional shares will be issued upon exercise of the warrants.

“proposed charter” means the proposed second amended and restated certificate of incorporation of Hennessy Capital, which will become the Company’s certificate of incorporation upon the approval of the Charter Proposals and the Business Combination Proposal and the consummation of the Business Combination. A copy of the proposed charter is attached hereto as Annex C.

“public shares” means shares of Hennessy Capital common stock issued in our IPO (whether they were purchased in the IPO or thereafter in the open market).

“public stockholders” means holders of public shares, including the initial stockholders to the extent the initial stockholders hold public shares, provided that the initial stockholders will be considered a “public stockholder” only with respect to any public shares held by them.

“public warrants” means the warrants issued in Hennessy Capital’s IPO, each of which is exercisable for one-half of one share of Hennessy Capital common stock, in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended.

“special meeting” means the special meeting in lieu of the 2016 annual meeting of stockholders of Hennessy Capital that is the subject of this proxy statement.

“Sponsor” means Hennessy Capital Partners II LLC, a Delaware limited liability company.

“Stock Consideration” means the Total Merger Consideration minus the Cash Consideration, divided by $10.00 per share.

“Term Loan Facility” means the new $100.0 million senior secured term loan credit facility (which could increase by $25.0 million pursuant to an uncommitted incremental facility) which we expect to enter into at the closing of the Business Combination with GSO Capital Partners LP.

“Total Merger Consideration” means $348.5 million, subject to certain adjustments set forth in the Merger Agreement for USI cash, indebtedness, working capital and certain unpaid transaction expenses and potential increase for certain “permitted acquisitions” (as described herein), if any, consummated by USI prior to the closing of the Business Combination.

“USI” means USI Parent and its consolidated subsidiaries (including United Subcontractors, Inc.), taken together.

“USI Parent” means USI Senior Holdings, Inc., a Delaware corporation.

“Warrants” means the placement warrants and the public warrants, taken together.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire proxy statement, including the annexes and the other documents referred to herein. You should also read carefully the accompanying Annual Report on Form 10-K for the year ended December 31, 2015.

Q:      Why am I receiving this proxy statement?

A:      Our stockholders are being asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve a merger agreement (the “Merger Agreement”) providing for the acquisition by us of all of the outstanding capital stock of USI Parent through a merger of a wholly owned subsidiary of the Company with and into USI Parent, with USI Parent surviving such merger as a direct wholly owned subsidiary of the Company. USI Parent, through its subsidiaries, conducts its business under the “United Subcontractors, Inc.” name. We refer to USI Parent and its consolidated subsidiaries hereafter collectively as “USI,” and we refer to such merger and the other transactions contemplated by the Merger Agreement collectively hereafter as the “Business Combination.”

Pursuant to the Merger Agreement, the aggregate merger consideration for the Business Combination is $348.5 million, subject to certain adjustments set forth in the Merger Agreement for USI’s cash, indebtedness, working capital and certain unpaid transaction expenses (other than USI’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders) and potential increase for certain “permitted acquisitions” (as described herein), if any, consummated by USI prior to the closing of the Business Combination (the “Total Merger Consideration”). We will pay the Total Merger Consideration partially in cash (the “Cash Consideration”) and partially in newly issued shares of our common stock at a value of $10.00 per share (the “Stock Consideration”), as follows:

•         The Cash Consideration represents the cash we will have available at closing to pay the Total Merger Consideration. The Cash Consideration will equal (i) the Aggregate Cash Amount (as defined herein), minus (ii) repayment of USI’s existing credit facility indebtedness, minus (iii) the amount of the Company’s transaction expenses (including USI’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders), minus (iv) the estimated unpaid transaction expenses of USI, to the extent that such expenses exceed USI’s estimated cash on hand at closing.

•         Upon closing of the Business Combination, $30.0 million of the Cash Consideration will be paid to holders of USI Parent preferred stock (in respect of the aggregate liquidation value of their shares of preferred stock), $3.0 million will be deposited into a purchase price adjustment escrow, $1.5 million will be deposited into an account designated by the Stockholder Representative, and the remaining Cash Consideration will be paid to holders of USI Parent common stock (including restricted stock).

•         If the amount contained in item (iii) above is greater than we estimate, the Cash Consideration will decrease by such amount, and the Stock Consideration will increase by a corresponding amount. Conversely, if the amount contained in item (iii) above is less than we estimate, the Cash Consideration will increase by such amount, and the Stock Consideration will decrease by a corresponding amount.

•         The Stock Consideration will equal the Total Merger Consideration minus the Cash Consideration, divided by $10.00 per share, and will be approximately 7.17 million shares of our common stock, assuming (i) the working capital adjustment is zero, (ii) USI does not complete any “permitted acquisitions” (as described herein) prior to the closing of the Business Combination, (iii) USI indebtedness and transaction expenses, taken together, exceed USI’s cash on hand at closing, and (iv) USI will use any excess cash on hand at closing, net of its unpaid transaction expenses, to repay USI’s existing credit facility indebtedness. The Stock Consideration will fluctuate if any of these assumptions proves inaccurate, as follows:

•         if there is a working capital adjustment at closing in USI’s favor, USI completes one or more permitted acquisitions prior to the closing of the Business Combination, or USI’s cash on hand at closing exceeds the sum of USI indebtedness and unpaid transaction expenses, the Total Merger Consideration will increase, and the aggregate Stock Consideration will increase by one share of our common stock for each $10.00 of such increase in Total Merger Consideration; and

•         if there is a working capital adjustment at closing in the Company’s favor or if USI’s indebtedness (other than USI’s existing credit facility indebtedness) is greater than we estimate, the Total Merger Consideration will decrease, and the aggregate Stock Consideration will decrease by one share of our common stock for each $10.00 of such decrease in Total Merger Consideration.

The Cash Consideration will be funded through a combination of (i) cash held in our trust account after redemptions (as described herein), (ii) the amount raised pursuant to the anticipated Debt Financing (as defined herein), expected to be $100.0 million, and (iii) the net proceeds, if any, received by us from the potential PIPE Financing (as defined herein) in an amount of up to $35.0 million and any other issuance, sale and delivery of our equity securities pursuant to the Merger Agreement or as otherwise approved by USI Parent (the sum of clauses (i), (ii) and (iii) being referred to herein as the “Aggregate Cash Amount”). If the Aggregate Cash Amount (after payment of our transaction expenses, excluding the commitment and closing fees relating to the Debt Financing and the ABL Facility (as defined herein) and USI’s expenses incurred in connection with the preparation of this proxy statement) is less than $279.599 million, USI may, at its option, elect to not consummate the Business Combination. At March 31, 2016, the balance in our trust account was approximately $199.8 million (approximately $0.2 million of which was withdrawn in May 2016 for taxes and working capital purposes). For additional information regarding sources and uses for funding the Total Merger Consideration, see “The Business Combination Proposal — Sources and Uses for the Business Combination.”

It is anticipated that, following completion of the Business Combination and if there are no redemptions, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of approximately 78% of the Company, and USI’s existing stockholders will own approximately 22% of our outstanding common stock. These percentages are calculated based on a number of assumptions (as described below) and are subject to adjustment in accordance with the terms of the Merger Agreement. A copy of the Merger Agreement is attached hereto as Annex A.

Our common stock, units and warrants are currently listed on The NASDAQ Capital Market (“NASDAQ”) under the symbols “HCAC,” “HCACU” and “HCACW,” respectively. We have applied to continue the listing of our common stock and warrants on NASDAQ under the new symbols “USI” and “USIW,” respectively, upon the closing of the Business Combination. At the closing, our units will separate into their component shares of Hennessy Capital common stock, par value $0.0001 per share (“Hennessy Capital common stock”), and warrants to purchase one-half of one share of Hennessy Capital common stock, and cease separate trading.

This proxy statement and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. You should read this proxy statement and its annexes carefully and in their entirety. You should also carefully read the accompanying Annual Report on Form 10-K for the year ended December 31, 2015.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:      What is being voted on at the special meeting?

A:      Below are proposals on which our stockholders are being asked to vote.

1.       To approve and adopt the Business Combination and the other transactions contemplated by the Merger Agreement (this proposal is referred to herein as the “Business Combination Proposal”);

To approve and adopt the following separate proposals for amendments to the Company’s existing charter:

2.       To increase the Company’s authorized common stock and preferred stock (this proposal is referred to herein as “Proposal 2”);

3.       To provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes (this proposal is referred to herein as “Proposal 3”);

4.       To designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp. II” to “USI Holdings, Inc.” and making the Company’s corporate existence perpetual, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company (this proposal is referred to herein as “Proposal 4”);

Each of Proposals 2, 3 and 4, a “Charter Proposal” and collectively, the “Charter Proposals.”

5.       To elect three directors to serve as Class I directors on our board of directors until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified (this proposal is referred to herein as the “Director Election Proposal”);

6.       To approve and adopt the Incentive Plan, a copy of which is attached hereto as Annex D (this proposal is referred to herein as the “Incentive Plan Proposal”); and

7.       To adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal or the Director Election Proposal (this proposal is referred to herein as the “Adjournment Proposal”). This proposal will only be presented at the special meeting if there are not sufficient votes to approve the Business Combination Proposal or the Director Election Proposal.

Q:      Are the proposals conditioned on one another?

A:      The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal and, unless waived by USI, the Director Election Proposal are approved at the special meeting. In addition, (i) the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2 and (ii) the Charter Proposals are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement. It is important for you to note that in the event that the Business Combination Proposal or the Director Election Proposal do not receive the requisite vote for approval, then (absent a waiver by USI with respect to the Director Election Proposal) we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by July 28, 2017 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Q:      Why is Hennessy Capital providing stockholders with the opportunity to vote on the Business Combination?

A:      Under the existing charter, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. We are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the closing of our Business Combination.

Q:      What will happen in the Business Combination?

A:      At the closing of the Business Combination, a wholly owned subsidiary of the Company will merge with and into USI Parent, whereupon the separate existence of the subsidiary will cease and USI Parent will be the surviving company. Shares of common stock of USI Parent (including shares of USI restricted stock issued and outstanding immediately prior to the closing, which will vest in connection with the Business Combination in accordance with the terms of the existing USI equity incentive plan and the applicable restricted stock agreement or any other applicable agreement pursuant to which such restricted stock was granted) will be exchanged for their respective portion of the Total Merger Consideration, consisting of the Cash Consideration and the Stock Consideration payable to holders of USI Parent common stock (and restricted stock), as determined in accordance with the Merger Agreement. Shares of preferred stock of USI Parent will be converted into a right to receive cash, without interest, equal to the liquidation value of such shares of preferred stock.

Q:      What equity stake will (i) current Hennessy Capital stockholders hold in the Company after the closing of the Business Combination and (ii) Hennessy Capital hold in USI after the closing of the Business Combination?

A:      It is anticipated that, following completion of the Business Combination and if there are no redemptions, Hennessy Capital’s public stockholders will retain an ownership interest of approximately 62% of Hennessy Capital and our initial stockholders and affiliates will retain an ownership interest of approximately 16% of Hennessy Capital. If any of Hennessy Capital’s stockholders exercise their redemption rights, the ownership interest in Hennessy Capital of Hennessy Capital’s public stockholders will decrease and the ownership interest in Hennessy Capital of our initial stockholders, including our Sponsor, will increase. If 17.5% of Hennessy Capital’s public stockholders exercise their redemption rights, Hennessy Capital’s public stockholders will retain an ownership interest of approximately 58% of Hennessy Capital and our initial stockholders and affiliates will retain an ownership interest of approximately 17% of Hennessy Capital. Upon the closing of the Business Combination, Hennessy Capital will own 100% of the outstanding common stock of USI. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in Hennessy Capital will be different (with our Sponsor and its affiliate, above certain redemption levels, owning a majority of our outstanding shares of common stock). These ownership percentages with respect to Hennessy Capital following the Business Combination do not take into account (i) the issuance of any shares upon completion of the Business Combination under the proposed Incentive Plan, (ii) the issuance of any shares of Hennessy Capital preferred stock convertible into shares of Hennessy Capital common stock pursuant to the potential PIPE Financing, or (iii) any or all of the 35,040,664 warrants to purchase up to a total of 17,520,332 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination. If the actual facts are different than these assumptions, the percentage ownership retained by Hennessy Capital’s existing stockholders in Hennessy Capital will be different. See “Summary of the Proxy Statement—Impact of the Business Combination on Hennessy Capital’s Public Float” for further information.

Q:      What conditions must be satisfied to complete the Business Combination?

A:      There are a number of closing conditions in the Merger Agreement, including that our stockholders have approved and adopted the Merger Agreement and, unless waived by

USI, the Director Election Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination.”

Q:      Are there any arrangements to help ensure that the Company will have sufficient funds, together with the proceeds in its trust account, to fund the Cash Consideration?

A:      Yes. We have entered into a commitment letter with GSO Capital Partners, LP in connection with a new $100.0 million senior secured term loan facility to finance a portion of the Cash Consideration (the “Debt Financing”). See the sections entitled “The Business Combination Proposal — Acquisition Financing” and “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations — New Senior Secured Term Loan Facility.” In addition, we may use the net proceeds, if any, received by us from the potential PIPE Financing in an amount of up to $35.0 million and any other issuance, sale and delivery of our equity securities pursuant to the Merger Agreement or as otherwise approved by USI Parent to fund the Cash Consideration. We have also entered into a commitment letter with Wells Fargo Bank, N.A. in connection with a new $25.0 million senior secured asset-based revolving credit facility for working capital purposes (the “ABL Facility”). See the section entitled “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations — New Senior Secured ABL Revolving Credit Facility.”

Q:      Why is Hennessy Capital proposing the Charter Proposals?

A:      The proposed charter that we are asking our stockholders to approve in connection with the Business Combination provides for an increase in the number of authorized shares of our common stock and preferred stock, the classification of our board of directors into three separate classes, certain additional changes which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company and a consent to personal jurisdiction and service of process. In addition, to the extent that the Incentive Plan is approved, we will need to have additional authorized capital stock. Unless waived by USI, approval of the Director Election Proposal is a condition to the consummation of the Business Combination pursuant to the Merger Agreement.

Q:      Why is Hennessy Capital proposing the Director Election Proposal?

A:      Upon the closing of the Business Combination, two of Hennessy Capital’s incumbent directors, Bradley Bell and Thomas J. Sullivan, shall resign, and we anticipate increasing the size of our board of directors from six to seven directors. The Hennessy Capital board has nominated Daniel J. Hennessy, Michael Kestner and Leo William Varner, Jr. to serve as Class I directors for a term expiring at the Company’s annual meeting in 2019. See the section entitled “Director Election Proposal” for additional information.

Q:      Why is Hennessy Capital proposing the Incentive Plan Proposal?

A:      The purpose of the Incentive Plan is to enable us to offer eligible employees, directors and consultants cash and stock-based incentive awards in order to attract, retain and reward these individuals and strengthen the mutuality of interests between them and our stockholders.

Q:      What happens if I sell my shares of Hennessy Capital common stock before the special meeting?

A:      The record date for the special meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Hennessy Capital common stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Hennessy Capital common stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in our trust account.

Q:      What vote is required to approve the proposals presented at the special meeting?

A:      Approval of the Business Combination Proposal, Incentive Plan Proposal and Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the special meeting. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting or the failure of a Hennessy Capital stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that stockholder’s shares not being counted towards the number of shares of Hennessy Capital common stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the Incentive Plan Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the Business Combination Proposal, the Incentive Plan Proposal or the Adjournment Proposal.

The approval of the Charter Proposals each require the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote with regard to any such proposal will have the same effect as a vote “AGAINST” such proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes will have no effect on the election of directors.

Q:      May Hennessy Capital or the Sponsor, Hennessy Capital’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:      In connection with the stockholder vote to approve the proposed Business Combination, our initial stockholders, directors, executive officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the consummation of the Business Combination. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material nonpublic information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. We have an insider trading policy which requires insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material nonpublic information and (ii) clear all trades with our legal counsel prior to execution. We cannot currently determine whether our insiders will make such purchases pursuant to a Rule 10b5-1 plan, as it will be dependent upon several factors, including, but not limited to, the timing and size of such purchases. Depending on such circumstances, our insiders may either make such purchases pursuant to a Rule 10b5-1 plan or determine that such a plan is not necessary.

Q:      How many votes do I have at the special meeting?

A:      Our stockholders are entitled to one vote at the special meeting for each share of Company common stock held of record as of          , 2016, the record date for the special meeting. As of the close of business on the record date, there were 24,949,885 outstanding shares of our common stock.

Q:      What constitutes a quorum at the special meeting?

A:      Holders of a majority in voting power of the Company’s common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, a majority of our stockholders, present in person or represented by proxy, will have the power to adjourn the special meeting. As of the record date for the special meeting, 12,474,943 shares of our common stock would be required to achieve a quorum.

Q:      How will Hennessy Capital’s Sponsor, directors and officers vote?

A:      In connection with our IPO, we entered into agreements with each of our initial stockholders, consisting of the Sponsor, our directors, our executive officers and our advisor, pursuant to which each agreed to vote any shares of Hennessy Capital common stock owned by them in favor of the Business Combination Proposal. None of our initial stockholders has purchased any shares during or after our IPO in the open market and neither we nor our initial stockholders have entered into agreements, and are not currently in negotiations, to purchase shares. Currently, our Sponsor, certain of its affiliates and our independent directors own approximately 20% of our issued and outstanding shares of common stock, including all of the founder shares.

In addition, concurrently with the execution of the Merger Agreement, our Sponsor and certain affiliates of our Sponsor, including Hennessy Capital Partners II LLC (collectively, the “Hennessy Stockholders”), entered into a Voting and Support Agreement with USI (the “Voting and Support Agreement”), a copy of which is attached hereto as Annex E. Pursuant to the Voting and Support Agreement, the Hennessy Stockholders have agreed, among other things, to vote the shares of Hennessy Capital common stock held by the Hennessy Stockholders (representing as of the date hereof approximately 20% of the voting power of the Company) in favor of all the proposals described in this proxy statement.

Q:      What interests do Hennessy Capital’s current officers and directors have in the Business Combination?

A:      Our directors and executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. These interests include, among other things:

•         the approximately 4.98 million total founder shares (of which 200,000 are held by our independent directors, excluding the founder shares indirectly beneficially owned by our independent directors by virtue of their respective membership interests in the Sponsor) that our Sponsor (or its members), executive officers and independent directors will hold following the Business Combination, subject to certain lock-up agreements, which would have a value at May 13, 2016 of approximately $49.1 million based on the closing price of Hennessy Capital common stock as reported by NASDAQ and that are not subject to redemption;

•         the fact that our Sponsor paid an aggregate purchase price of $25,000, or approximately $0.005 per share, for its founder shares and such founder shares will have no value if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the founder shares;

•         the fact that our Sponsor paid approximately $7,540,000, or $0.50 per warrant, for its placement warrants and such placement warrants will expire worthless if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the placement warrants;

•         if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•         the continuation of four of our six existing directors as directors of the combined company; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Board when our Board approved the Business Combination.

Q:      What happens if I vote against the Business Combination Proposal?

A:      If the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination and close such transaction by July 28, 2017 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Q:      Do I have redemption rights?

A:      If you are a holder of public shares, you may redeem your public shares for cash equal to a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO as of two business days prior to the consummation of the Business Combination, less taxes payable or amounts released to us for working capital, upon the consummation of the Business Combination. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 20% or more of the outstanding public shares. Our Sponsor and initial stockholders have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the trust account of approximately $199.8 million on March 31, 2016 (approximately $0.2 million of which was withdrawn in May 2016 for taxes and working capital purposes), the estimated per share redemption price would have been approximately $10.00. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account (including interest but net of taxes payable and dissolution expenses) in connection with the liquidation of the trust account. If the Business Combination is not consummated, we may enter into an alternative business combination and close such transaction by July 28, 2017 (subject to the requirements of law).

Q:      As long as I vote on the Business Combination Proposal, will how I vote affect my ability to exercise redemption rights?

A:      No. You may exercise your redemption rights whether you vote your shares of Hennessy Capital common stock for or against the Business Combination Proposal or any other proposal described by this proxy statement. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of NASDAQ.

Q:      How do I exercise my redemption rights?

A:      In order to exercise your redemption rights, you must (i) check the box on the proxy card to elect redemption, (ii) check the box on the proxy card marked “Shareholder Certification”, (iii) affirmatively vote either for or against the Business Combination Proposal and, (iv) prior to          , Eastern time on          , 2016 (two business days before the special meeting), (x) submit a written request to our transfer agent that we redeem your public shares for cash, and (y) deliver your stock to our transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, our transfer agent, is listed under the question “Who can help answer my questions?” below.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:      What are the federal income tax consequences of exercising my redemption rights?

A:      Hennessy Capital stockholders who exercise their redemption rights to receive cash from the trust account in exchange for their shares of Hennessy Capital common stock generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Hennessy Capital common stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. The redemption, however, may be treated as a distribution if it does not effect a meaningful reduction in the redeeming stockholder’s percentage ownership in Hennessy Capital, taking into account certain attribution rules. Any such distribution will be treated as dividend income to the extent of our current or accumulated earnings and profits. Any distribution in excess of our earnings and profits will reduce the redeeming stockholder’s basis in the Hennessy Capital common stock, and any remaining excess will be treated as gain realized on the sale or other disposition of the Hennessy Capital common stock. See the section entitled “The Business Combination Proposal—Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights.”

Q:      If I am a Hennessy Capital warrantholder, can I exercise redemption rights with respect to my warrants?

A:      No. The holders of our warrants have no redemption rights with respect to our warrants.

Q:      If I am a Hennessy Capital unit holder, can I exercise redemption rights with respect to my units?

A:      No. Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company, our transfer agent, with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our transfer agent. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:      Do I have appraisal rights if I object to the proposed Business Combination?

A:      No. There are no appraisal rights available to holders of Hennessy Capital common stock in connection with the Business Combination.

Q:      What happens to the funds held in the trust account upon consummation of the Business Combination?

A:      If the Business Combination is consummated, the funds held in the trust account will be released to pay (i) first, to Hennessy Capital stockholders who properly exercise their redemption rights, (ii) after all redemption payments are made, the remaining cash balance will be used to pay up to $25.2 million (of which we currently estimate approximately $24.2 million will be incurred and payable) of fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees and $3.2 million of closing fees relating to the Debt Financing and the ABL Facility) that were incurred by the Company in connection with the Business Combination and deferred underwriting commissions payable to the underwriters of our IPO, and (iii) after all redemption payments and up to $25.2 million of such fees, costs and expenses and deferred underwriting commissions are paid, the remaining cash balance will be used to repay USI’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders, with any remaining cash balance to be paid to existing stockholders of USI as a component of the Cash Consideration of the Total Merger Consideration.

Q:      What happens if the Business Combination is not consummated?

A:      There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “The Business Combination Proposal— The Merger Agreement — Termination” for information regarding the parties’ specific termination rights.

If we do not consummate the Business Combination and fail to complete an initial business combination by July 28, 2017 (subject to the requirements of law), the existing charter provides that we will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable and working capital released to us, and less up to $50,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

We expect that the amount of any distribution our public stockholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business

Combination, subject in each case to Hennessy Capital’s obligations under the Delaware General Corporation Law (“DGCL”) to provide for claims of creditors and other requirements of applicable law. Holders of our founder shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to Hennessy Capital’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:      When is the Business Combination expected to be completed?

A:      It is currently anticipated that the Business Combination will be consummated promptly following the special meeting, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination.”

Q:      What do I need to do now?

A:      You are urged to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should also carefully read the accompanying Annual Report on Form 10-K for the year ended December 31, 2015. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:      How do I vote?

A:      If you were a holder of record of our common stock on          , 2016, the record date for the special meeting, you may vote with respect to the proposals in person at the special meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:      What will happen if I abstain from voting or fail to vote at the special meeting?

A:      At the special meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. A failure to vote or an abstention will have the same effect as a vote “AGAINST” the Charter Proposals, but will have no effect on the other proposals (but, in the case of Proposal 2, is the practical equivalent to a vote AGAINST the Business Combination Proposal). Additionally, if you abstain from voting or fail to vote at the special meeting, you will not be able to exercise your redemption rights (as described above).

Q:      What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:      Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal described herein and in favor of all director nominees.

Q:      If I am not going to attend the special meeting in person, should I return my proxy card instead?

A:      Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:      If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:      No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders at the special meeting will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:      May I change my vote after I have mailed my signed proxy card?

A:      Yes. You may change your vote by sending a later-dated, signed proxy card to our secretary at the address listed below so that it is received by our secretary prior to the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our secretary, which must be received by our secretary prior to the special meeting.

Q:      What should I do if I receive more than one set of voting materials?

A:      You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards as well as the accompanying Annual Report on Form 10-K for the year ended December 31, 2015. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:      Who will solicit and pay the cost of soliciting proxies?

A:      Hennessy Capital will pay the cost of soliciting proxies for the special meeting. Hennessy Capital has engaged Morrow & Co., LLC (“Morrow”) to assist in the solicitation of proxies for the special meeting. Hennessy Capital has agreed to pay Morrow a fee of $27,500 plus costs and expenses and a per call fee for any incoming or outgoing stockholder calls for such services, which fee also includes Morrow acting as the inspector of elections at the special meeting. Hennessy Capital will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Hennessy Capital will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Hennessy Capital’s common stock for their expenses in forwarding soliciting materials to beneficial owners of Hennessy Capital’s common stock and in obtaining voting instructions from those owners. Our directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:      Who can help answer my questions?

A:      If you have questions about the proposals or if you need additional copies of the proxy statement or the enclosed proxy card or the accompanying Annual Report on Form 10-K for the year ended December 31, 2015, you should contact:

Nicholas A. Petruska, Executive Vice President, Chief Financial Officer and Secretary
700 Louisiana Street, Suite 900
Houston, Texas 77002
Tel: (713) 300-8242
Email: npetruska@hennessycapllc.com

You may also contact our proxy solicitor at:

Morrow & Co., LLC
470 West Avenue
Stamford CT 06902
Tel: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400
Email: hennessyII.info@morrowco.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent prior to the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this entire proxy statement carefully, including the annexes. See also the section entitled “Where You Can Find More Information.” This proxy statement also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” References herein to pro forma net sales and pro forma Adjusted EBITDA give effect to USI’s three acquisitions in 2015 (Cardalls Insulation Co., Smith Insulation and Silver State Specialties) as if each had been consummated on January 1, 2015. See “USI Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures” below for additional information.

Unless otherwise specified, all share calculations do not take into account (i) the issuance of any shares upon completion of the Business Combination under the Company’s proposed Incentive Plan, (ii) the issuance of any shares of Hennessy Capital preferred stock convertible into shares of Hennessy Capital common stock pursuant to the potential PIPE Financing or (iii) any or all of the 35,040,664 warrants to purchase up to a total of 17,520,332 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination.

Parties to the Business Combination

Hennessy Capital Acquisition Corp. II

Hennessy Capital is a Delaware special purpose acquisition company incorporated on April 29, 2015 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Hennessy Capital and one or more businesses.

Hennessy Capital’s securities are traded on The NASDAQ Capital Market (“NASDAQ”) under the ticker symbols “HCAC,” “HCACU” and “HCACW.” We have applied to continue the listing of our common stock and warrants on NASDAQ under the new symbols “USI” and “USIW,” respectively, upon the closing of the Business Combination.

The mailing address of Hennessy Capital’s principal executive office is 700 Louisiana Street, Suite 900, Houston, Texas 77002 and its phone number is (713) 300-8242.

USI Senior Holdings, Inc.

USI Senior Holdings, Inc. (“USI Parent”) is a Delaware corporation formed on August 17, 2004 as a holding company for the purpose of holding shares of capital stock of United Subcontractors, Inc. and matters ancillary and otherwise related thereto. With the exception of the foregoing, USI Senior Holdings, Inc. has not conducted any other business or operations. In the Business Combination, a subsidiary of Hennessy Capital will merge with and into USI Parent, whereupon the separate existence of the subsidiary will cease and USI Parent will be the surviving company and a wholly owned direct subsidiary of Hennessy Capital.

The mailing address of USI Senior Holdings’ principal executive office is 445 Minnesota Street, Suite 2500, St. Paul, Minnesota 55101 and its phone number is (888) 875-0016.

United Subcontractors, Inc.

United Subcontractors, Inc. is a Utah corporation. The mailing address of the principal executive office of United Subcontractors, Inc. is 445 Minnesota Street, Suite 2500, St. Paul, Minnesota 55101 and its phone number is (888) 875-0016.

USI Business Overview (Page 181)

USI is a leading provider of installation, construction and distribution services to the residential and commercial construction markets in the United States, with a national platform consisting of 43 locations serving customers in 13 states. USI believes it is the third largest insulation installer in the United States based on revenue and maintains the number one or number two market position in more than 50% of its local markets, based on estimated permits issued in those markets. USI benefits by having national scale, long-standing vendor relationships and a diverse customer base that includes production and custom homebuilders, multi-family and commercial contractors and homeowners. Approximately 80% of USI’s net sales for the three months ended March 31, 2016 and approximately 78% of USI’s net sales for the year ended December 31, 2015 were derived from sales to the United States residential new construction market. USI operates in nine of the ten “Top 10 Best Home Building Markets” based on the Hanley Wood Metrostudy Report on Housing, Construction and Remodeling 2015.

USI operates in two distinct segments: Installation Services and Construction Services. USI’s Installation Services segment primarily installs and distributes fiberglass, cellulose and spray foam insulation. In addition to insulation products, USI’s Installation Services segment benefits from the sale of additional complementary building products such as windows, doors, mirrors, shower enclosures, closet components, shelving, fireplaces, garage doors and gutters to its customers and at certain locations also distributes non-insulation related building products. USI’s Construction Services segment provides planning, logistics, procurement and project management services for all phases of home shell construction from empty lot to complete home frame. This includes engaging subcontractors to provide concrete and masonry, carpentry and structural construction services. Together, these two segments provide complementary solutions to homebuilders that enable cross selling of installation and construction services.

USI was founded in 1998 through the combination of 16 leading regional insulation installation businesses. This combination created a national business with scale. Over the last several years, USI has significantly grown both net sales and income before income taxes (“pre-tax income”) through operational efficiency improvements, market share gains, the ongoing housing recovery and acquisitions. Over the course of 2015, USI completed three acquisitions (the “Acquisitions”) for an aggregate purchase price of approximately $43.7 million: Cardalls Insulation Co. (which strengthened USI’s presence and increased its footprint in the attractive Idaho and Utah markets), Smith Insulation (which extended USI’s existing market presence from Western North Carolina into Eastern North Carolina) and Silver State Specialties (which enabled USI to expand in the growing Las Vegas, Nevada market). USI believes it is well-positioned to continue to grow its business both organically and through additional value-enhancing acquisitions. USI management has identified a pipeline of additional acquisition opportunities it believes are highly attractive and synergistic.

For the three months ended March 31, 2016, USI generated net sales of $108.3 million, pre-tax income of $4.2 million, net income of $2.7 million and Adjusted EBITDA of $9.0 million. For the three months ended March 31, 2015, USI generated net sales of $89.7 million, pre-tax income of $4.8 million, net income of $3.1 million and Adjusted EBITDA of $6.9 million. Pro forma net sales were $98.7 million and pro forma Adjusted EBITDA was $8.2 million for the three months ended March 31, 2015.

For the year ended December 31, 2015, USI generated net sales of $385.5 million, pre-tax income of $28.0 million, net income of $17.8 million and Adjusted EBITDA of $37.4 million. Pro forma net sales were $409.3 million and pro forma Adjusted EBITDA was $41.0 million for the year ended December 31, 2015. For information regarding the calculation of pro forma net sales, Adjusted EBITDA and pro forma Adjusted EBITDA, which are non-GAAP measures, see “USI Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Measures.” Over the period from 2013 to 2015, net sales, pre-tax income, and Adjusted EBITDA have grown at a compound annual growth rate, or CAGR, of 11.1%, 64.2% and 47.1%, respectively.

Installation Services. USI’s Installation Services segment primarily installs and distributes fiberglass, cellulose and spray foam insulation. USI handles every stage of the installation of insulation, including material procurement, project scheduling, logistics, multi-stage installation and installation quality assurance. Installation of insulation is a critical phase in the construction process as certain interior work cannot begin until the insulation component passes inspection. In addition to insulation products, USI installs complementary building products such as windows, doors, mirrors, shower enclosures, closet components, shelving, fireplaces, garage doors and gutters and at certain locations also distributes non-insulation related building products. USI’s Installation Services segment operates 27 branches and 40 locations across the United States, three of which only provide distribution. As of March 31, 2016, USI had 1,102 installers. For the three months ended March 31, 2016, USI’s Installation Services segment generated net sales of $76.4 million and direct gross profit (gross profit before indirect cost of sales) of $29.6 million. For the year ended December 31, 2015, USI’s Installation  Services segment generated net sales of $270.2 million and direct gross profit of $106.2 million. See Note 12 to USI’s unaudited consolidated financial statements and Note 14 to USI’s audited consolidated financial statements, each of which is included elsewhere in this proxy statement, for more information regarding segment reporting.

Construction Services. USI’s Construction Services segment provides planning, logistics, procurement of materials and labor and project management services for all phases of home shell construction from empty lot to complete home frame. USI’s Construction Services segment is asset and labor efficient with a highly variable cost structure and nominal capital expenditure requirements. USI currently operates three construction services branches in Florida and Texas. For the three months ended March 31, 2016, USI’s Construction Services segment generated net sales of $31.9 million and direct gross profit of $4.3 million. For the year ended December 31, 2015, USI’s Construction Services segment generated net sales of $115.4 million and direct gross profit of $17.6 million.

Usi Industry Overview and End-Market Trends

Housing End-Market. USI’s Installation Services and Construction Services segments are driven primarily by United States residential new construction activity. The United States housing market has grown from approximately 0.6 million housing starts in 2009 to approximately 1.1 million starts in 2015, according to the U.S. Census Bureau, representing a CAGR of 12.3%. Despite the significant recovery, total housing starts remain below the 1968 – 2006 long term average of approximately 1.6 million housing starts per annum.

From 1968 to 2006, single family housing starts on average accounted for 72% of total annual housing starts. However, in 2015 single family housing starts accounted for only 64% of total annual housing starts as multi-family start growth has outpaced single family start growth since the 2009 trough. From 2009 to 2015, single family housing starts grew at a CAGR of 8.2%, while multi-family housing starts grew at a CAGR of 24.0%.

USI believes that the new home construction recovery is continuing on a national basis driven by improving key economic indicators, including rising consumer confidence, increasing household formation and attractive levels of new home affordability. Housing starts are expected to grow by 12.5% in 2016 to reach approximately 1.3 million and by 9.6% in 2017 to reach approximately 1.4 million, according to Blue Chip Economic Indicators.

Non-Residential End-Market. USI has experience in commercial construction and believes this market presents an attractive growth area. In 2015, United States commercial construction spending was $114 billion, approximately 12.2% below the 1993 – 2015 average of $130 billion. IHS Global Insights forecasts a 6.4% increase in commercial construction spending in 2016 to $121 billion.

Insulation Market. USI believes it is the third largest national insulation installer in the United States based on revenue. Insulation is a critical building product yet represents a small portion of total construction costs. Insulation demand for United States residential construction is strongly correlated to trends in the United States housing market with projected insulation volume growth to be driven by the continued recovery in construction markets and increasingly stringent energy codes. A 2015 Freedonia Insulation Industry study estimates insulation volume demand to rise to 8.9 billion pounds in 2019 from 7.0 billion pounds in 2014, representing a CAGR of 4.8%. USI anticipates volume and dollar growth to exceed the wider housing market in part due to a favorable regulatory environment (as described further below) and to increased penetration of higher priced insulation products such as spray foam. As states adopt additional and more complex energy regulations, demand for specialized installation expertise and local building knowledge should continue to increase.

USI management believes that USI, TopBuild (NYSE:BLD) and Installed Building Products (“IBP”) (NYSE: IBP) account for approximately 60% of the total insulation installation market by 2015 revenue. USI management believes the remainder of the market is highly fragmented, comprised of over 1,000 independent insulation contractors that are generally family-owned with revenues of less than $10 million per year.

Within the insulation value chain, USI serves as a critical link between a concentrated manufacturer base and a highly fragmented customer base. USI has developed strong relationships with many of the largest insulation manufacturers, which rely, in part, on USI to drive volume growth. In addition, USI’s broad reach and national scale allows insulation manufacturers to better plan their production schedules. USI’s knowledge of local building codes and standards in addition to its ability to deliver timely and high quality installation products enables it to be a partner of choice for homebuilders.

Energy Code Regulatory Environment. USI expects energy code changes to drive greater spending around energy efficiency and in particular to have a positive, long-term impact on insulation demand. Insulation volumes used in new home construction are regulated by various building and energy codes that establish minimum thermal and air sealing performance requirements. The residential 2012 International Energy Conservation Code (IECC) raised standards by 30% over the 2006 IECC and by approximately 15% over the 2009 IECC, which drove an increase in required insulation volume per home. Increased prominence of “beyond code” programs like Energy Star and LEED also promote increased building energy efficiencies. Increased demand for “green” retrofitting of existing homes is also expected to increase the size of the overall insulation market.

The 2015 IECC has recently been released, with three states (as of March 2016) enforcing the policy. As of March 2016, approximately 54% of the United States population lived in areas where the 2015 IECC or 2012 IECC have been adopted. For states still using the 2009 IECC, 2006 IECC or earlier codes, the increase in energy efficiency to 2015 IECC standards could be as much as 30%. USI management estimates the 2015 IECC will drive an approximate 25–30% increase in insulation spending per unit, equal to an additional $1,000 per home on average.

Usi’s Competitive Strengths

USI benefits from the following competitive strengths:

National scale with leading local market positions

•         USI believes it is the third largest insulation installer in the United States based on revenue and maintains the number one or number two market position in more than 50% of its local markets, based on estimated permits issued in those markets.

•         USI’s national scale provides significant advantages relative to smaller regional and local competitors; the insulation installation industry is highly fragmented, comprised of small regional firms and local businesses that make up a significant portion of the overall industry.

•         USI’s scale and longstanding relationships with many of the largest insulation manufacturers enable it to purchase competitively and maintain consistent product availability.

•         Regional managers, local branch managers and sales representatives have significant experience and knowledge of local building codes and energy-efficient building practices, including a regional manager who serves on the board of a state environmental regulator that sets standards in the industry.

Technology driven operating model

•         USI utilizes sophisticated and leading technology systems that enable data-driven performance improvements, operational optimization, efficiency and superior customer service.

•         USI’s Smart Truck technology initiative was implemented in 2015 to increase productivity, improve asset utilization, enhance customer service and interfacing, reduce costs by creating paperless branches and facilitate more efficient logistics through scheduling, routing and loading. The Smart Truck technology is currently in use at ten USI locations, and use of this technology at all USI locations is expected to occur by the first quarter of 2017. USI believes it is the only insulation installer that utilizes such technology.

•         USI’s Smart Truck technology increases the number of jobs completed per day, which in turn improves employee recruitment and retention rates as installers are compensated based on number of jobs completed.

•         USI believes its technology platform helps make it an acquirer of choice due to the immediate operational benefits it provides to acquired branches and its ability to recruit and retain installers.

Focus on high growth markets

•         According to Blue Chip Economic Indicators, housing starts are expected to grow by 12.5% in 2016 to reach approximately 1.3 million and by 9.6% in 2017 to reach approximately 1.4 million.

•         USI is strategically located in high growth markets such as Florida, Utah, Colorado, Arizona and the Pacific Northwest, which are expected to grow above the national rate due to favorable economic and demographic factors.

•         USI operates in nine of the ten “Top 10 Best Home Building Markets” based on the Hanley Wood Metrostudy Report on Housing, Construction and Remodeling 2015.

•         USI also has the capability to effectively serve the attractive commercial construction market. USI has already completed large, high margin projects including the Denver International Airport expansion and a large data center project and believes it is well positioned for further expansion.

Asset-light and scalable operating model

•         National platform with strong customer and supplier relationships allows USI to leverage economies of scale to deliver improved margins. For the year ended December 31, 2015, USI had an Adjusted EBITDA margin of 9.7%, representing an increase of approximately 202 basis points over the year ended December 31, 2014. For information regarding the calculation of Adjusted EBITDA, see “USI Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures.” Adjusted EBITDA margin is Adjusted EBITDA divided by net sales.

•         USI operates an integrated business platform with all branches benefitting from dedicated corporate services including standardized systems, branding, purchasing, insurance, regulatory compliance and human resources support.

•         USI is able to quickly integrate acquired targets onto its platform and realize operational and financial synergies.

•         USI’s Construction Services segment is asset-light with a highly variable cost structure that requires limited incremental capital to support additional growth.

•         Management has recently invested significantly in the business and believes future capital expenditures to be minimal. Management reduced the average fleet truck age from approximately 8.8 years as of December 31, 2013 to approximately 5.7 years as of December 31, 2015. As part of the investment, USI acquired 286 new vehicles and retired 244 vehicles. Such investments in the fleet have enabled USI to increase net sales per truck by approximately $95,000 per truck from the year ended December 31, 2013 to the year ended December 31, 2015.

•         USI’s consistent branding strategy increases brand equity with customers and suppliers by leveraging the national USI brand together with local brands.

Comprehensive solutions provider to the homebuilders industry

•         USI’s two operating segments, Installation Services and Construction Services, provide complementary solutions to homebuilders that facilitate cross-selling activities and bundling of opportunities between segments, which gives USI an operating advantage versus its peers. USI is also able to achieve lower customer acquisition costs, increased purchasing power and enhanced local market knowledge on forthcoming jobs.

•         USI’s significant expertise and knowledge pertaining to energy regulation and local building codes is increasingly valuable when servicing homebuilders that face additional and increasingly complex regulations.

Experienced management team with established track record

•         USI is led by a highly experienced management team with an established operational and acquisition track record in the manufacturing and service industries, including U.S. building products and installation services.

•         The current management team has led USI since 2012 and has implemented key operational initiatives to reduce costs, enhance fleet utilization and improve employee retention.

USI’s Growth Strategy

Hennessy Capital believes USI, under new public ownership, will have greater flexibility and financial resources to pursue a more aggressive and systematic strategy to grow the business while increasing shareholder value by executing the following:

Continue to gain market share in existing geographies and expand into new markets

•         USI believes it will continue to gain organic market share by leveraging its national scale and local focus, strong brand awareness and reputation and proven ability to attract installers.

•         In larger markets, labor constraints are creating home construction cycle time delays with production builders; USI believes its value-added services, scale and position as an employer of choice will allow it to continue to capture a larger share of the market.

•         USI believes it can grow market share in existing markets by expanding its service offering at existing locations and cross-selling products and services between segments to capture an increased share of customer spending.

•         USI expects to expand satellite operations in large existing markets as well as greenfield locations in new markets to capture additional share.

•         USI plans to continue to leverage its differentiated scale, expertise and reputation to undertake large and complex commercial projects, such as the recently completed Denver International Airport expansion and a large data center project.

Pursue strategic acquisitions that accelerate growth

•         The highly fragmented nature of USI’s industry allows for the continued pursuit of value-enhancing acquisitions in both new and existing geographies.

•         USI expects to continue to identify and pursue strategic acquisition opportunities, focusing on target businesses that offer local market leadership, attractive customer relationships and high quality local management.

•         The USI management team has a track record of successfully completing and integrating acquisitions as evidenced by three strategic acquisitions completed in 2015 for an aggregate purchase price of approximately $43.7 million.

•         USI expects to continue to realize synergies from acquisitions due to its integrated operations, technology platform, national vendor relationships and back-office consolidation strategy.

•         USI management has identified a pipeline of additional acquisition opportunities it believes are highly attractive and synergistic.

Continue to capitalize on the favorable regulatory environment and increased environmental awareness

•         USI expects to increase net sales as building codes continue to require higher energy efficiency with the continued adoption of more stringent energy codes (IECC 2012 and IECC 2015). For states still using IECC 2009, 2006 or earlier codes, the increase in energy efficiency expected from the IECC 2015 adoption could be as much as 30%. As of March 2016, approximately 54% of the United States population lived in areas where the 2015 IECC or 2012 IECC were adopted. USI management estimates the IECC 2015 will drive an approximate 25–30% increase in insulation spending per unit, equal to an additional $1,000 per home on average.

•         USI expects to benefit from increased penetration of spray foam where it has already developed product management expertise and has highly trained installation teams.

•         As complexity increases due to more stringent energy codes, large solutions providers, such as USI, have greater knowledge and expertise and are better positioned to quickly respond to the evolving regulatory landscape.

Utilize multi-segment business model to drive growth

•         USI believes it has the ability to further capitalize on the construction market recovery by increasing cross-sales between segments, including increasing bundled services whereby customers use USI’s services for both shell construction and insulation installation on the same job.

Achieve improved financial performance through operational excellence and operating leverage

•         Over the past several years, as net sales have increased and USI has further improved its operating model, Adjusted EBITDA margins have improved significantly. For the year ended December 31, 2015, USI had an Adjusted EBITDA margin of 9.7%, representing an increase of approximately 202 basis points over the year ended December 31, 2014.

•         Additional operational initiatives USI is implementing include the continued roll-out of Smart Truck technology at all USI locations, optimizing pricing, improving fleet utilization and maximizing working capital efficiency.

•         As net sales continues to grow, USI management expects margins to improve from the inherent operating leverage and highly variable cost structure of its business.

USI’s Sponsor

USI will be supported by an experienced financial sponsor, Hennessy Capital Partners II LLC, and Hennessy Capital’s experienced management team, led by Chairman & Chief Executive Officer, Daniel J. Hennessy, and Chief Operating Officer, Kevin M. Charlton, who have extensive expertise investing in and developing building products, manufacturing, distribution and services companies. Code, Hennessy & Simmons LLC (now known as CHS Capital, LLC), the middle-market private equity investment firm that Mr. Hennessy co-founded in 1988, completed numerous building products sector acquisitions, several of which were subsequently taken public via initial public offering, including Beacon Roofing Supply, Inc. (NASDAQ: BECN), Houston Wire & Cable Company (NASDAQ: HWCC) and Pool Corporation (NASDAQ: POOL). From September 2013 to February 2015, Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp., or Hennessy 1, which merged with School Bus Holdings Inc., or SBH, in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD), and since February 2015, has served as its Vice Chairman.

Hennessy Capital management believes it is well-positioned to support USI with a comprehensive network of resources to support human capital, performance improvement and strategic growth initiatives. Hennessy Capital management also has an established track record of executing acquisition focused growth strategies.

Acquisition Financing (Page 114)

We expect that a portion of the Cash Consideration will be funded from the Debt Financing, expected to be $100.0 million, that GSO Capital Partners, LP has committed to fund at closing of the Business Combination pursuant to an amended and restated debt commitment letter, dated April 7, 2016 (the “GSO Commitment Letter”). Concurrently with the consummation of the Business Combination, we expect to enter into a $100.0 million senior secured term loan facility (the “Term Loan Facility”) under a credit agreement with an administrative agent acceptable to GSO Capital Partners, LP and us . The Term Loan Facility will be guaranteed by the Company and all of our wholly owned domestic subsidiaries (other than United Subcontractors, Inc., which will be the borrower thereunder). Additionally, the size of the Term Loan Facility could increase by $25.0 million pursuant to an uncommitted incremental facility. We have also entered into an amended and restated commitment letter, dated April 7, 2016, with Wells Fargo Bank, N.A. in connection with a new $25.0 million senior secured asset-based revolving credit facility (the “ABL Facility”) for working capital purposes (the “Wells Fargo Commitment Letter” and, together with the GSO Commitment Letter, the “Debt Commitment Letters”). The availability of the debt facilities contemplated by the Debt Commitment Letters is subject to certain conditions, as described below under “The Business Combination Proposal—Acquisition Financing.”  There is a risk that one or more of the conditions to the Term Loan Facility or the ABL Facility will not be satisfied and that the Term Loan Facility or the ABL Facility may not be funded when required.

In connection with the Business Combination, we may (at our option) sell up to $35.0 million of our convertible preferred stock in a private placement to one or more institutional investors and may issue, sell and deliver other equity securities pursuant to the Merger Agreement or as otherwise approved by USI Parent.

USI Organizational Structure

The following diagram illustrates the organizational structure of the Company immediately following the Business Combination.

USI Holdings, Inc.
(f/k/a Hennessy Capital Acquisition Corp. II)(1)
(Delaware)
USI Senior Holdings, Inc.
(Delaware)
USI Intermediate Holdings, Inc.
(Delaware)
United Subcontractors, Inc.
(Utah)
USI Construction Services, LLC
(Delaware)
USI Cardalls, LLC
(Delaware)
USI Smith Insulation, LLC
(Delaware)

____________

(1)      In connection with the consummation of the Business Combination, Hennessy Capital Acquisition Corp. II will change its name to USI Holdings, Inc., subject to stockholder approval.

Following the closing of the Business Combination, we expect that United Subcontractors, Inc. will be the borrower under the Term Loan Facility and the ABL Facility. We expect that USI Senior Holdings, Inc., USI Holdings, Inc. (formerly Hennessy Capital Acquisition Corp. II), USI Intermediate Holdings, Inc., USI Construction Services, LLC, USI Cardalls, LLC, and USI Smith Insulation, LLC will be guarantors of the Term Loan Facility and the ABL Facility following the closing of the Business Combination.

Opinion of UBS Securities LLC to Hennessy Capital’s Board of Directors (Page 129)

On April 1, 2016, at a meeting of our board of directors held to evaluate the Business Combination and the Merger Agreement and the transactions contemplated thereby, the Company’s financial advisor, UBS Securities LLC (“UBS”), delivered to our board of directors an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated April 1, 2016, to the effect that, as of that date and based on and subject to various assumptions made, matters considered and limitations described in its written opinion, (i) the Total Merger Consideration to be paid by Hennessy Capital in the Business Combination was fair, from a financial point of view, to Hennessy Capital and (ii) the fair market value of USI is equal to at least 80% of the amount of funds held by Hennessy Capital in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account).

The full text of UBS’s opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. The opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The summary of UBS’s opinion in this proxy statement is qualified in its entirety by reference to the full text of UBS’s written opinion. Holders of Hennessy Capital common stock are encouraged to read UBS’s opinion carefully in its entirety. UBS’s opinion was provided for the benefit of Hennessy Capital’s board of directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of (i) the Total Merger Consideration to be paid by Hennessy Capital in the Business Combination from a financial point of view and (ii) the fair market value of USI as compared to the amount of funds held by Hennessy Capital in trust for the benefit of its public stockholders, and does not address any other aspect of the Business Combination or any related transaction. UBS’s opinion does not address the relative merits of the Business Combination as compared to other business strategies or transactions that might be available with respect to Hennessy Capital or Hennessy Capital’s underlying business decision to effect the Business Combination or any related transaction. UBS’s opinion does not constitute a recommendation to any stockholder of Hennessy Capital as to how such stockholder should vote or act with respect to the Merger Agreement or the Business Combination Proposal, whether such stockholder should exercise its redemption rights with respect to its shares of Hennessy Capital common stock or any other matter.

Redemption Rights (Page 141)

Pursuant to the existing charter, in connection with the Business Combination, holders of our public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the existing charter. As of March 31, 2016, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Hennessy Capital common stock for cash and will no longer own shares of Hennessy Capital common stock and will not participate in the future growth of the Company, if any. Such a holder will be entitled to receive cash for its public shares only if it (i) affirmatively votes for or against the Business Combination Proposal and (ii) properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting in Lieu of 2016 Annual Meeting of Hennessy Capital Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Impact of the Business Combination on Hennessy Capital’s Public Float

It is anticipated that, following completion of the Business Combination and if there are no redemptions, Hennessy Capital’s public stockholders will retain an ownership interest of approximately 62% in Hennessy Capital and our initial stockholders and affiliates will retain an ownership interest of approximately 16% in Hennessy Capital. If Hennessy Capital’s stockholders exercise their redemption rights, the ownership interest in Hennessy Capital of Hennessy Capital’s public stockholders will decrease and the ownership interest in Hennessy Capital of our initial stockholders, including our Sponsor, will increase. Upon completion of the Business Combination, Hennessy Capital will own 100% of the outstanding capital stock of USI. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in Hennessy Capital will be different. If the Aggregate Cash Amount (after payment of our transaction expenses, excluding the commitment and closing fees relating to the Debt Financing and the ABL Facility (as defined herein) and USI’s expenses incurred in connection with the preparation of this proxy statement) is less than $279.599 million, USI may, at its option, elect to not consummate the Business Combination. At March 31, 2016, the balance in our trust account was approximately $199.8 million (approximately $0.2 million of which was withdrawn in May 2016 for taxes and working capital purposes).

The following table illustrates varying ownership levels in Hennessy Capital assuming varying levels of redemptions by Hennessy Capital’s public stockholders:

	Assumed % of Hennessy Capital Public Shares Redeemed (or Proceeds Remaining in Trust Account)
	0% (or $199.6 million in trust)	17.5% (or $164.6 million in trust)
Hennessy Capital public stockholders	62.1%	57.5%
Hennessy Capital founders*	15.5%	17.4%
Existing USI common stockholders	22.3%	25.1%

____________

*         Includes 440,000 founder shares transferred from our Sponsor to our independent directors and officers and an advisor in connection with the IPO.

We may sell (at our option) up to $35 million of our convertible preferred stock in a potential private placement to one or more institutional investors pursuant to the PIPE Financing to be used to fund the Business Combination and to ensure sufficient funds to meet the minimum Aggregate Cash Amount condition to the Merger Agreement. To the extent convertible preferred stock is issued in the potential PIPE Financing and converted to Hennessy Capital common stock, the ownership percentages of Hennessy Capital’s public stockholders reflected above will decrease as shown below:

	Assumed % of Hennessy Capital Public Shares Redeemed (or Proceeds Remaining in Trust Account)
	0% (or $199.6 million in trust)	17.5% (or $164.6 million in trust)
Hennessy Capital public stockholders	62.1%	52.2%
Hennessy Capital founders*	15.5%	15.8%
Existing USI common stockholders	22.3%	22.8%
PIPE Financing investor(s)**	n/a	9.2%

____________

*         Includes 440,000 founder shares transferred from our Sponsor to our independent directors and officers and an advisor in connection with the IPO.

**       Assumes a $35.0 million issuance of convertible preferred stock on an as-converted to common stock basis at an assumed conversion price of $12.00 per share and that no dividends on the convertible preferred stock are paid in-kind.

Board of Directors of Hennessy Capital Following the Business Combination (Page 140)

Upon the closing of the Business Combination, we anticipate increasing the size of our board of directors from six to seven directors, three of whom will be voted upon by our stockholders at the special meeting. Two incumbent directors of Hennessy Capital, Bradley Bell and Thomas J. Sullivan, have informed us that they will resign from our board of directors upon closing of the Business Combination. Our board of directors has nominated Daniel J. Hennessy, Michael Kestner and Leo William Varner, Jr. for election as Class I directors, will appoint Kevin Charlton and Peter Shea as Class II directors and will appoint Richard Burns and William T. Allen as Class III directors. If elected at the special meeting, members of Class I will serve as directors until our annual meeting in 2019. Further, members of Class II will serve as directors until our 2018 annual meeting and members of Class III will serve as directors until our 2017 annual meeting. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of four existing Hennessy Capital directors, Daniel J. Hennessy, Richard Burns, Kevin M. Charlton and Peter Shea, two existing USI directors, Leo William Varner, Jr. and William T. Allen, and one newly appointed director, Michael Kestner. See the sections entitled “Director Election Proposal” and “Management After the Business Combination”.

Approval and Adoption of the Proposals Related to the Proposed Charter (Page 147)

At the special meeting, the Company’s stockholders will be asked to approve and adopt separate proposals for amendments to the existing charter to:

•         Proposal 2 — increase the Company’s authorized common stock and preferred stock;

•         Proposal 3 — provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes; and

•         Proposal 4 — designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp. II” to “USI Holdings, Inc.” and making the Company’s corporate existence perpetual, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company.

For more information, see the section entitled “The Charter Proposals.”

Appraisal Rights (Page 142)

Appraisal rights are not available to our stockholders in connection with the Business Combination.

Reasons for the Business Combination (Page 123)

We were organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. We have sought to capitalize on the ability of our management team to identify, acquire and partner with management to operate a business, focusing broadly on the diversified industrial, distribution and service sectors in the United States. The Business Combination was the result of a thorough search for a potential transaction utilizing the extensive network and investing and operating experience of our management team and board of directors. The terms of the Business Combination were the result of thorough negotiations between the representatives of Hennessy Capital and USI.

From the date of our IPO through execution of the Merger Agreement on April 1, 2016, we identified, evaluated and contacted 139 potential acquisition target companies. In doing so, we have followed the initial set of criteria and guidelines outlined in our IPO prospectus, which we believed were important in evaluating prospective targets. In reviewing the USI opportunity, our board considered the following factors consistent with our strategy:

•         Leading Middle-Market Business at Attractive Valuation. USI is a leading provider of installation, construction and distribution services to the residential and commercial construction markets in the United States. USI believes it is the third largest insulation installer in the United States based on revenue and benefits by having national scale, long-standing vendor relationships and a diverse customer base that includes production and custom homebuilders, multi-family and commercial contractors and homeowners. We believe the Total Merger Consideration reflects an estimated enterprise value (estimated market value, plus debt, less cash) of $422 million, which represents 8.4 times USI’s 2016 projected Adjusted EBITDA of $50 million. We regard this as an attractive discount to valuation multiples applicable to comparable building products installation, construction and distribution companies.

•         Benefit from Being a Public Company. Over the course of 2015, USI executed a targeted acquisition strategy and completed three acquisitions for an aggregate purchase price of approximately $43.7 million. We believe that USI, under new public ownership, will have greater flexibility and financial resources to pursue and execute a more aggressive and systematic growth strategy to increase revenues and shareholder value.

•         Business Where We Can Add Value. Our Chief Executive Officer, Daniel J. Hennessy, and our Chief Operating Officer, Kevin M. Charlton, have extensive expertise investing in and developing building products, manufacturing, distribution and services companies. Hennessy Capital management believes it will be able to provide USI with a comprehensive network of resources to support human capital, performance improvement and strategic growth initiatives. Hennessy Capital management has an established track record of executing acquisition focused strategies.

•         Proven Track Record and Strong Management Team. USI is led by a highly experienced management team that has transformed USI’s business. Over the last several years, USI has significantly grown both net sales and Adjusted EBITDA through operational efficiency improvements, market share gains, the ongoing housing recovery and acquisitions. Over the period from 2013 to 2015, net sales and Adjusted EBITDA have grown at a CAGR of 11.1% and 47.1%, respectively. The current management team has led USI since 2012 and has implemented key operational initiatives to cut costs, improve fleet utilization and improve employee retention.

•         Attractive Margins and Cash Flow Generation. We believe USI represents capital light exposure to the U.S. housing recovery. USI generated $34.7 million of EBITDA (all references to EBITDA in this bullet exclude adjustments) and a 9.0% EBITDA margin in the year ended December 31, 2015, representing a 35.0% increase in EBITDA and a 188 basis point improvement in EBITDA margin compared with the year ended December 31, 2014. USI generated $23.8 million of EBITDA minus capital expenditures representing a 6.2% margin in the year ended December 31, 2015, a 55.0% increase in EBITDA minus capital expenditures and a 192 basis point improvement in margin compared with the year ended December 31, 2014. In addition, USI management has recently invested significantly in the business and believes future capital expenditures required to support growth to be minimal.

•         Strong Competitive Position. USI believes it is the third largest insulation installer in the United States based on revenue and maintains the number one or number two market position in more than 50% of its local markets, based on estimated permits issued in those markets. Within the insulation value chain, USI serves as a critical link between a concentrated manufacturer base and a highly fragmented customer base. Coupled with a national platform, USI’s knowledge of local building codes and standards, and its ability to deliver timely and high quality installation products, enable it to be a partner of choice for homebuilders. USI also utilizes sophisticated and leading technology systems that enable data-driven performance improvements, operational optimization, efficiency and superior customer service.

•         Opportunity for Significant Revenue and Earnings Growth. USI has grown net sales from $312.2 million in the year ended December 31, 2013 to $385.5 million in the year ended December 31, 2015, representing a CAGR of 11.1%. During the same period, USI’s Adjusted EBITDA has increased from $17.3 million in the year ended December 31, 2013 to $37.4 million in the year ended December 31, 2015, representing a CAGR of 47.1%.

Assuming the acquisitions made by USI during 2015 had occurred on January 1, 2015, pro forma net sales would have been $409.3 million and pro forma Adjusted EBITDA would have been $41.0 million for the year ended December 31, 2015. We believe USI will continue to grow by expanding satellite operations in large existing markets, expanding further into the commercial insulation market, developing new market initiatives to expand complementary product offerings, enabling cross-sales through the bundling of opportunities between its segments, and continuing to drive down operating costs. We believe that USI, under new public ownership, will have greater flexibility and financial resources to pursue and execute a more aggressive and systematic growth strategy to improve the business and increase shareholder value, including a significant acceleration of USI’s acquisition strategy.

•         Potential for Cyclical Uptick. We believe USI is well-positioned to continue its growth trajectory, benefiting from the continued recovery of the United States residential new construction industry. Housing starts are expected to grow by 12.5% in 2016 to reach approximately 1.3 million and by 9.6% in 2017 to reach approximately 1.4 million, according to Blue Chip Economic Indicators. Insulation demand for the United States residential construction is strongly correlated to trends in the housing market with projected insulation volume growth to be driven by the continued recovery in construction markets and increasingly stringent energy codes. We believe USI’s volume and dollar growth should exceed the wider housing market in part due to a favorable regulatory environment, increased penetration of higher priced insulation products such as spray foam and their favorable geographic footprint which is concentrated in faster growing new housing markets.

Quorum and Required Vote for Proposals for the Special Meeting (Page 94)

A quorum of Hennessy Capital stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the common stock outstanding and entitled to vote at the special meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

Approval of the Business Combination Proposal, Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the special meeting. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting or the failure of a Hennessy Capital stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that stockholder’s shares not being counted towards the number of shares of Hennessy Capital common stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the Incentive Plan Proposal or the Adjournment Proposal. Abstentions will also have no effect on the outcome of the Business Combination Proposal, the Incentive Plan Proposal or the Adjournment Proposal.

The approval of the Charter Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Charter Proposals.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes will have no effect on the election of directors.

The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal and, unless waived by USI, the Director Election Proposal are approved at the special meeting. In addition, (i) the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2 and (ii) the Charter Proposals are conditioned on the approval of the Business Combination Proposal.

The Adjournment Proposal does not require the approval of any other proposal to be effective. It is important for you to note that in the event that the Business Combination Proposal and, unless waived by USI, the Director Election Proposal do not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by July 28, 2017 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Recommendation to Hennessy Capital Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of the Company and our stockholders and unanimously recommends that our stockholders vote “FOR” each of these proposals and “FOR” each of the director nominees.

When you consider the recommendation of our board of directors in favor of approval of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•         the approximately 4.98 million total founder shares (of which 200,000 are held by our independent directors, excluding the founder shares indirectly beneficially owned by our independent directors by virtue of their respective membership interests in the Sponsor) that our Sponsor (or its members), executive officers and independent directors will hold following the Business Combination, subject to certain lock-up agreements, which would have a value at May 13, 2016 of approximately $49.1 million based on the closing price of Hennessy Capital common stock as reported by NASDAQ and that are not subject to redemption;

•         the fact that our Sponsor paid an aggregate purchase price of $25,000, or approximately $0.005 per share, for its founder shares and such founder shares will have no value if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the founder shares;

•         the fact that our Sponsor paid approximately $7,540,000, or $0.50 per warrant, for its placement warrants and such placement warrants will expire worthless if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the placement warrants;

•         if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•         the continuation of four of our six existing directors as directors of the combined company; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Board when our Board approved the Business Combination.

Risk Factors (Page 47)

In evaluating the proposals set forth in this proxy statement, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 47.

SELECTED HISTORICAL FINANCIAL INFORMATION OF HENNESSY CAPITAL

The following table sets forth selected historical financial information derived from Hennessy Capital’s unaudited condensed financial statements as of March 31, 2016 and for the three months then ended, and the audited financial statements as of December 31, 2015 and for the period from April 29, 2015 (inception) to December 31, 2015, each of which is included elsewhere in this proxy statement. Such unaudited interim financial information has been prepared on a basis consistent with Hennessy Capital’s audited financial statements and should be read in conjunction with the interim unaudited financial statements and audited financial statements and related notes included elsewhere in this proxy statement.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Hennessy Capital’s financial statements and the related notes appearing elsewhere in this proxy statement.

	Three Months ended March 31, 2016 (unaudited)	April 29, 2015 (inception) to December 31, 2015
Statement of Operations Data:
Operating expenses
General and administrative expenses	$2,528,000	$475,000
Loss from operations	(2,528,000)	(475,000)
Other income
Interest income	$112,000	$205,000
Net loss attributable to common stockholders	$(2,416,000)	$(270,000)
Basic and diluted net loss per share attributable to common stockholders	$(0.40)	$(0.05)
Weighted average number of common shares outstanding, basic and diluted	6,110,000	5,652,000

Cash Flow Data:
Net cash used in operating activities	$(410,000)	$(178,000)
Net cash used in investing activities	—	$(199,599,000)
Net cash provided by financing activities	—	$201,781,000

	As of March 31, 2016	As of December 31, 2015
Balance Sheet Data:
Cash	$1,594,000	$2,004,000
Cash and Investments held in Trust Account	$199,766,000	$199,654,000
Total assets	$201,445,000	$201,708,000
Common stock subject to possible redemption (at redemption value)	$186,910,000	$189,326,000
Total stockholders’ equity	$5,000,000	$5,000,000

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF USI

We are providing the following selected historical consolidated financial information of USI to assist in the analysis of the financial aspects of the Business Combination. The selected historical consolidated balance sheet data as of March 31, 2016 and the selected historical consolidated statements of income and cash flow data for each of the three months ended March 31, 2016 and 2015 have been derived from USI’s unaudited condensed consolidated financial statements that are included elsewhere in this proxy statement. The selected historical consolidated balance sheet data as of December 31, 2015 and 2014 and the selected historical consolidated statements of income and cash flows data for each of the years ended December 31, 2015, 2014 and 2013 have been derived from USI’s audited consolidated financial statements that are included elsewhere in this proxy statement. The selected consolidated balance sheet data as of December 31, 2013 has been derived from USI’s audited consolidated financial statements that are not included in this proxy statement. USI’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. Such unaudited interim financial information has been prepared on a basis consistent with USI’s audited consolidated financial statements and should be read in conjunction with the interim unaudited financial statements and audited financial statements and related notes included elsewhere in this proxy statement.

This information should be read in conjunction with “Risk Factors,” “USI Management’s Discussion and Analysis of Financial Condition and Results of Operations” and USI’s consolidated financial statements and notes thereto included elsewhere in this proxy statement. The selected historical consolidated financial information in this section is not intended to replace USI’s historical consolidated financial statements and the related notes thereto included elsewhere in this proxy statement. USI’s historical results are not necessarily indicative of future results.

	Three Months ended March 31,		Year ended December 31,
	2016	2015	2015	2014	2013
	(unaudited	)
(in thousands, except share and per share data)
Statement of operations information:
Net sales	$108,296	$89,735	$385,534	$360,691	$312,191
Cost of sales	84,481	70,027	296,955	285,493	250,686
Gross profit	23,815	19,708	88,579	75,198	61,505
Operating expenses
Selling	4,782	3,520	16,066	13,780	12,768
General and administration	13,779	10,573	41,014	38,599	36,351
Amortization of intangibles	630	106	1,280	—	—
Operating income	4,624	5,509	30,219	22,819	12,386
Other (expense) income
Interest expense, net	(412)	(381)	(1,489)	(1,548)	(1,649)
Other (expense) income	1	(316)	(696)	147	(338)
Income before income tax	4,213	4,812	28,034	21,418	10,399
Income tax (expense) benefit(1)	(1,555)	(1,752)	(10,214)	(8,206)	3,277
Net income	$2,658	$3,060	$17,820	$13,212	$13,676

Income per share-basic	$2.39	$2.85	$16.41	$12.56	$13.43
Income per share-diluted	$2.31	$2.67	$15.59	$11.60	$12.16

Weighted average number of shares outstanding
Basic	1,109,888	1,074,056	1,086,170	1,051,668	1,017,986
Diluted	1,149,989	1,145,949	1,143,067	1,138,826	1,124,650

	As of March 31,	As of December 31,
	2016	2015	2014	2013
(in thousands)
Balance sheet data:
Cash and cash equivalents	$10,786	$13,109	$35,126	$26,790
Total current assets	94,504	91,536	96,287	82,315
Property and equipment, net	27,730	26,201	17,441	9,879
Total assets	162,272	158,405	120,157	99,049
Total current liabilities	56,733	54,711	60,889	29,748
Total debt	37,568	38,287	25,454	25,454
Total stockholders’ equity	78,290	75,539	57,249	43,847
Total working capital	$37,771	$36,825	$35,398	$52,567

	Three Months ended March 31,		Year ended December 31,
	2016	2015	2015	2014	2013
(in thousands)
Cash flow data:
Net cash provided by (used in):
Operating activities	$1,478	$5,283	$19,349	$13,521	$17,265
Investing activities	(3,051)	(25,025)	(53,178)	(5,155)	(6,459)
Financing activities	(750)	—	11,782	—	—

Other financial data (unaudited):
Adjusted EBITDA(2)	$8,993	$6,927	$37,396	$27,690	$17,293
Adjusted EBITDA margin(3)	8.3%	7.7%	9.7%	7.7%	5.5%
Pro forma Adjusted EBITDA(4)	$8,993	$8,216	$41,041	—	—

____________

(1)      Includes reversal of $7,647 in 2013 valuation allowance as USI determined it was more likely than not that the deferred tax asset on net operating losses would be realized.

(2)      Adjusted EBITDA measures performance by adjusting EBITDA for certain income and expense items that are not considered part of USI’s core operations. See “Non-GAAP Measures” in the section of this proxy statement captioned “USI Management’s Discussion and Analysis of Financial Condition and Results of Operations” for an explanation of this measure and reconciliation to net income, the most comparable GAAP measure.

(3)      Adjusted EBITDA margin is Adjusted EBITDA divided by net sales.

(4)      Pro forma Adjusted EBITDA for the three months ended March 31, 2015 and year ended December 31, 2015 (the three months ended March 31, 2016 is actual) measures performance by combining the historical consolidated statements of income of USI with Cardalls, Smith and Silver States Specialties, giving effect to these acquisitions as if they had been consummated on January 1, 2015. See “Non-GAAP Measures” in the section of this proxy statement captioned “USI Management’s Discussion and Analysis of Financial Condition and Results of Operations” for an explanation of this measure and a reconciliation to net income, the most comparable GAAP measure.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement.

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination will be accounted for as an acquisition of USI (the accounting acquiree) by Hennessy Capital (the accounting acquirer) since, immediately following completion of the transaction, the stockholders of Hennessy Capital immediately prior to the Business Combination will have effective control of USI Holdings, Inc., the post-combination company, through their approximate 78% ownership interest in the combined entity, assuming no share redemptions (approximately 75% in the event of maximum share redemptions), and their ability to elect a majority of the board of directors.

The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination and the proposed related financing transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the post-combination company. The unaudited pro forma condensed combined balance sheet is based on the historical unaudited condensed consolidated balance sheet of USI and the unaudited condensed balance sheet of Hennessy Capital, in each case as of March 31, 2016 and has been prepared to reflect the Business Combination and the proposed related financing transactions as if they occurred on March 31, 2016. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2016 and the year ended December 31, 2015 combine the historical results of operations of USI for those periods and for Hennessy Capital for the periods described below, giving effect to the Business Combination and the proposed related financing transactions as if they occurred on January 1, 2015.

The unaudited pro forma condensed combined statement of operations information for the three months ended March 31, 2016 was derived from USI’s unaudited condensed consolidated statement of income for the three months ended March 31, 2016 and Hennessy Capital’s unaudited condensed statement of operations for the three months ended March 31, 2016, each of which is included elsewhere in this proxy statement. Such unaudited interim financial information has been prepared on a basis consistent with the audited financial statements of USI and Hennessy Capital, respectively, and should be read in conjunction with the interim unaudited financial statements and audited financial statements and related notes, each of which is included elsewhere in this proxy statement. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2015 was derived from USI’s audited consolidated statement of income for the year ended December 31, 2015 and Hennessy Capital’s audited statement of operations for the period April 29, 2015 (inception) to December 31, 2015, each of which is included elsewhere in this proxy statement. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2015 does not give pro forma effect to USI’s three acquisitions in 2015 (Cardalls Insulation Co., Smith Insulation and Silver State Specialties) prior to their respective acquisition dates as none of the acquired businesses, individually or in the aggregate, was “significant” within the meaning of Regulation S-X, and therefore such acquisitions are not permitted to be included in the unaudited pro forma condensed combined statement of operations.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Business Combination and the proposed related financing transactions been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Hennessy Capital will incur additional costs after the Business Combination in order to satisfy its obligations as a fully reporting public company. In addition, Hennessy Capital anticipates the adoption of various stock compensation plans or programs that are typical for employees, officers and directors of public companies. No adjustment to the unaudited pro forma statement of operations has been made for these items as they are not directly related to the Business Combination.

The selected unaudited pro forma condensed combined financial information below should be read in conjunction with the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “USI Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of USI and Hennessy Capital included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial statements have been prepared using two different levels of redemptions of Hennessy Capital common stock:

•         Assuming No Redemption: This presentation assumes that no Hennessy Capital stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the trust account; and

•         Assuming Redemption of 3.5 million shares by holders of Hennessy Capital common stock: This presentation assumes that Hennessy Capital stockholders exercise their redemption rights with respect to 3.5 million public shares, which is the maximum number of shares redeemable that would permit us to maintain the minimum Aggregate Cash Amount necessary to close the Business Combination ($279.599 million) utilizing (i) cash held in our trust account after redemptions (as described herein), (ii) the amount raised pursuant to the anticipated Debt Financing, expected to be $100.0 million, and (iii) the net proceeds, if any, received by us from the potential PIPE Financing in an amount of up to $35.0 million and any other issuance, sale and delivery of our equity securities pursuant to the Merger Agreement or as otherwise approved by USI Parent.

	Pro Forma Combined (Assuming No Redemption of Common Stock)	Pro Forma Combined (Assuming Redemption of 3,500,000 Shares of Common Stock)
	(in thousands, except share and per share information)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Three Months Ended March 31, 2016
Net sales	$108,296	$108,296
Net (loss)	(121)	(121)
Earnings per share from continuing operations available to common stockholders	$0.00	$0.00
Weighted average shares outstanding – Basic and diluted	32,124,000	28,624,000

Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Year Ended December 31, 2015
Net sales	$385,534	$385,534
Net income	1,374	1,374
Earnings per share from continuing operations available to common stockholders	$0.04	$0.05
Weighted average shares outstanding – Basic and diluted	32,012,000	28,512,000

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data At March 31, 2016
Total assets	$438,193	$438,193
Total stockholders’ equity	253,791	253,791
Total liabilities and stockholders’ equity	438,193	438,193

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this proxy statement. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for us to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

•         the benefits of the Business Combination;

•         the future financial performance of the Company following the Business Combination;

•         changes in the market for USI’s services;

•         expansion plans and opportunities, including future acquisitions or additional business combinations; and

•         other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•         the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•         the outcome of any legal proceedings that may be instituted against USI or Hennessy Capital following announcement of the proposed Business Combination and related transactions;

•         the inability to complete the transactions contemplated by the proposed Business Combination due to the failure to obtain approval of the stockholders of Hennessy Capital, or other conditions to closing in the Merger Agreement;

•         the inability to maintain the listing of the Company’s common stock on NASDAQ following the Business Combination;

•         the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

•         the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•         costs related to the Business Combination;

•         changes in applicable laws or regulations;

•         the possibility that USI or Hennessy Capital may be adversely affected by other economic, business, and/or competitive factors; and

•         other risks and uncertainties indicated in this proxy statement, including those under “Risk Factors,” or indicated in the accompanying Annual Report on Form 10-K for the year ended December 31, 2015.

RISK FACTORS

The following risk factors apply to the business and operations of USI, Hennessy Capital, the Business Combination and the business and operations of the combined company following the completion of the Business Combination. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of USI. You should carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” as well as in the accompanying Annual Report on Form 10-K for the year ended December 31, 2015. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included elsewhere in this proxy statement.

Risk Factors Relating to USI’s Business and Industry

USI’s business is dependent on the residential construction industry, the economy, the credit markets and other important factors, many of which are beyond its control.

USI is highly dependent on the level of new home construction, and, to a lesser but still significant extent, the levels of repair/remodel and commercial construction activity, which in turn are dependent upon a number of factors, including interest rates, consumer confidence levels, unemployment and underemployment rates, fluctuations in home prices, foreclosure rates, housing inventory and demand levels, household formation rates, the age and volumes of the housing stock, the availability of home equity loans and mortgages and the general health of the economy and mortgage markets. Unfavorable changes in demographics, political conditions or a weakening of the national economy or of any regional or local economies in which USI operates, could also adversely affect consumer spending, result in decreased demand for homes and adversely affect its business. Additional factors affecting the commercial construction market include credit availability for commercial construction projects, material costs, commercial property vacancy and absorption rates. Moreover, USI may also face headwinds as a result of efforts and proposals of lawmakers to reduce the debt of the federal government and/or solve state budget shortfalls through tax increases and/or spending cuts, and financial markets’ and businesses’ reactions to those efforts and proposals, which could impair economic growth and adversely affect USI’s business.

USI’s business is cyclical and significantly affected by changes in general and local economic conditions.

Demand for USI’s services is cyclical and highly sensitive to general and local economic conditions over which USI has no control, including changes in:

•         the number of new home and commercial building construction starts;

•         short- and long-term interest rates;

•         inflation;

•         employment levels and job and personal income growth;

•         housing demand from population growth, household formation and other demographic changes;

•         availability and pricing of mortgage financing for homebuyers and commercial financing for developers of multi-family homes and subcontractors;

•         consumer confidence generally and the confidence of potential homebuyers in particular;

•         U.S. and global financial system and credit market stability;

•         private party and government mortgage loan programs and federal and state regulation, oversight and legal action regarding lending, appraisal, foreclosure and short sale practices;

•         federal and state personal income tax rates and provisions, including provisions for the deduction of mortgage loan interest payments, real estate taxes and other expenses; and

•         federal, state and local energy efficiency programs, regulations, codes and standards.

Adverse changes in these conditions may affect USI’s business generally or may be more prevalent or concentrated in particular markets in which USI operates. Any deterioration in economic conditions or continuation of uncertain economic conditions could have a material adverse effect on USI’s business, financial condition, results of operations and prospects.

The housing market recovery faces significant challenges.

Although some of the challenges facing the housing market first showed signs of moderating in 2012, several remain, and these challenges could return and/or intensify to limit the extent of any recovery of or future improvement in housing market conditions. These challenges include (i) weak general economic and employment growth that, among other things, limits consumer incomes, consumer confidence and demand for homes; (ii) elevated levels of mortgage loan delinquencies, defaults and foreclosures that could add to an inventory of lender-owned homes that may be sold in competition with new and resale homes at low distressed prices or that generate short sales activity at such price levels; (iii) a significant number of homeowners whose outstanding principal balance on their mortgage loan exceeds the market value of their home, which undermines their ability to purchase another home that they otherwise might desire and be able to afford; (iv) volatility and uncertainty in U.S. financial, credit and consumer lending markets amid slow growth or recessionary conditions; and (v) tight lending standards and practices for mortgage loans that limit consumers’ ability to qualify for mortgage financing to purchase a home, including increased minimum credit score requirements, credit risk/mortgage loan insurance premiums and/or other fees and required down payment amounts, more conservative appraisals, higher loan-to-value ratios and extensive buyer income and asset documentation requirements. Given these factors, the present housing recovery may not continue or gain further momentum, which could adversely affect USI’s business, financial condition and results of operations.

The present housing recovery is relative to the historically low levels of home sales and residential new construction activity experienced during the recent housing downturn. Even with the upturn in recent years, new home construction remains well below, and may not return to, the peak levels reached shortly before the housing downturn began in 2006. In addition, USI operates in certain markets where new home construction lags the housing recovery. If the present new home construction recovery stalls or does not continue at the same pace, or any or all of the negative factors described above persist or worsen, there would likely be a corresponding adverse effect on the new home construction market, which would have a material adverse effect on USI’s business and its consolidated financial statements, including, but not limited to, the amount of revenues USI generates and its ability to operate profitably.

A decline in the economy and a deterioration in expectations regarding the housing recovery could result in USI taking additional significant non-cash impairment charges, which may reduce USI’s financial resources and flexibility and could negatively affect its earnings and reduce stockholders’ equity.

A decline in the expectation of USI’s future performance or deterioration in expectations regarding the general economy or the timing and the extent of the recovery of new home construction and repair/remodel activity may cause USI to recognize additional non-cash, impairment charges for goodwill and other indefinite-lived intangible assets or other long-lived assets, which are not determinable at this time and which may not be deductible for tax purposes.

In addition, as a result of USI’s acquisition strategy, it has recorded, and will likely continue to record, additional goodwill and may incur impairment charges in connection with prior and future acquisitions. If the value of goodwill or other intangible assets is impaired, USI’s earnings and stockholders’ equity would be adversely affected. In addition, if future acquisitions are not successful, USI may record additional unexpected impairment charges.

USI’s business is seasonal and may be affected by adverse weather conditions and natural disasters.

USI’s business is seasonal. USI normally experiences stronger sales during the third and fourth calendar quarters, corresponding with the peak season for residential new construction and residential repair/remodel activity. Sales during the winter weather months are seasonally slower due to the lower construction activity. Historically, the installation of insulation lags housing starts by several months.

In addition, to the extent that rain, hurricanes, severe storms, earthquakes, droughts, floods, fires, other natural disasters or similar events occur in the geographic areas in which USI operates, its business may be adversely affected.

Severe weather and natural disasters can cause delays in, or altogether halt, construction and increase costs in the construction of new homes, residential repair/remodeling projects and commercial construction projects. USI may underestimate the impact of seasonality in any given period. Severe weather is often unpredictable, which contributes to earnings volatility and makes forecasting USI’s results of operations more difficult. Severe weather and seasonality may have an adverse impact on USI’s business, including its financial position, cash flows from operations and results of operations.

In addition, USI may experience business interruptions and property or other damage due to severe weather or natural disasters. If insurance is unavailable to USI or is unavailable on acceptable terms, or if its insurance is not adequate to cover business interruption or losses resulting from adverse weather or natural disasters, USI’s business and results of operations will be adversely affected. In addition, damage to homes or commercial sites caused by adverse weather or a natural disaster can cause USI’s insurance costs to increase.

USI’s industry is highly fragmented and competitive, and increased competitive pressure may adversely affect USI’s business, financial condition, results of operations and cash flows.

The market for the distribution and installation of building products is highly fragmented and competitive, and the barriers to entry for local competitors are relatively low. USI faces significant competition, and thus, pricing pressure, from competitors in both its installation and distribution businesses. In addition to price, USI believes that competition in its industry is based largely on customer service and the quality and timeliness of installation services and distribution product deliveries in each local market. USI’s installation competitors include national contractors, regional contractors, and local contractors, and USI faces many or all of these competitors for each project on which it bids. USI’s insulation distribution competitors include specialty insulation distributors (multi-regional, regional, and local). In some instances, USI’s insulation distribution business sells products to companies that may compete directly with its installation service business. USI also compete with broad line building products distributors, big box retailers and insulation manufacturers.

Any of these competitors may (i) foresee the course of market development more accurately than USI does; (ii) offer services that are deemed superior to USI’s; (iii) install building products at a lower cost; (iv) develop stronger relationships with homebuilders and suppliers; (v) adapt more quickly to new technologies, new installation techniques or evolving customer requirements; or (vi) have access to financing on more favorable terms than USI can obtain. As a result, USI may not be able to compete successfully with them. If USI is unable to compete effectively, its business, financial condition, results of operations and cash flows may be adversely affected. In addition, in the event that increased demand leads to higher prices for the products USI installs, due to the fragmented and competitive nature of its industry, USI may have limited, if any, ability to pass on price increases in a timely manner or at all.

USI’s ability to maintain its competitive position in its industry and to grow its businesses depends upon successfully maintaining its relationships with major suppliers and customers, cost-effectively recruiting and retaining its sales and labor force, including key sales representatives, branch managers, installers and truck drivers, in a tight labor market, delivering superior customer service and quality installations, implementing growth strategies, leveraging its scale and managing its cost structure, none of which is assured. If USI is unable to compete effectively, its business, financial condition, results of operations and cash flows would be materially and adversely affected.

USI is dependent on third-party suppliers and manufacturers providing it with an adequate supply of high quality products, and product shortages or the loss of a key supplier or manufacturer could negatively affect USI’s operating results.

USI’s installation and distribution businesses depend on its ability to obtain an adequate supply of high quality products and components from manufacturers and other suppliers. USI relies heavily on third-party suppliers for its products and key components. Failure by USI’s suppliers to provide it with an adequate supply of high quality products on commercially reasonable terms, or to comply with applicable legal requirements, could have a material adverse effect on USI’s financial condition or operating results. USI procures its materials, primarily fiberglass insulation, from leading manufacturers in the industry. Although USI believes that it has strong relationships with its suppliers, in the past, during housing market cycles, the fiberglass insulation industry has encountered both shortages and periods of significant oversupply, leading to price volatility and, during shortages, allocations of supply. This volatility of selling prices and materials availability has in the past and may in the future have a significant impact on USI’s results of operations. Although USI does not believe it depends on any sole or limited source of supply, USI does source the majority of its building products, primarily insulation, from a limited number of large suppliers. Any re-sourcing of building products to one or more new suppliers could, therefore, take time, involve significant costs and damage USI’s relationships with its customers. These developments could also affect USI’s ability to take advantage of market opportunities and limit its growth prospects. Accordingly, the loss of a key supplier, or a substantial decrease in the availability of products or components from its suppliers, could disrupt USI’s business and adversely impact its operating results.

Changes in the costs of the products USI installs could decrease its profit margins.

The principal building products that USI installs have been subject to price changes in the past, some of which have been significant. USI’s results of operations for individual quarters can be and have been hurt by a delay between the time building product cost increases are implemented and the time USI is able to increase prices for its products, if at all, which could have a material adverse effect on USI’s financial condition, results of operations and cash flows.

USI may be unable to successfully acquire and integrate other businesses.

USI may be unable to continue to grow its business through acquisitions. USI may not be able to continue to identify suitable acquisition candidates and may face increased competition for these acquisition candidates. In addition, acquired businesses may not perform in accordance with expectations, and USI’s business judgments concerning the value, strengths and weaknesses of acquired businesses may not prove to be correct. USI may also be unable to achieve expected improvements or achievements in businesses that it acquires. At any given time, USI may be evaluating or in discussions with one or more acquisition candidates, including entering into non-binding letters of intent. Future acquisitions may result in the incurrence of debt and contingent liabilities, legal liabilities, goodwill impairments, increased interest expense and amortization expense and significant integration costs. In addition, future acquisitions could result in dilution of existing stockholders if USI issues shares of common stock as consideration.

Acquisitions involve a number of special risks, including:

•         USI’s inability to manage acquired businesses or control integration costs and other costs relating to acquisitions;

•         potential adverse short-term effects on operating results from increased costs or otherwise;

•         diversion of management’s attention;

•         failure to retain existing key personnel of the acquired business and recruit qualified new employees at the location;

•         failure to successfully implement infrastructure, logistics and systems integration;

•         potential impairment of goodwill;

•         risks associated with the internal controls of acquired companies;

•         exposure to legal claims for activities of the acquired business prior to acquisition and inability to realize on any indemnification claims, including with respect to environmental and immigration claims;

•         the risks inherent in the systems of the acquired business and risks associated with unanticipated events or liabilities; and

•         USI’s inability to obtain financing necessary to complete acquisitions on attractive terms or at all.

USI’s strategy could be impeded if it does not identify, or faces increased competition for, suitable acquisition candidates and its business, financial condition and results of operations and cash flows could be adversely affected if any of the foregoing factors were to occur.

USI may be subject to claims arising from the operations of its various businesses for periods prior to the dates USI acquired them.

USI has consummated five acquisitions since 2012. USI may be subject to claims or liabilities arising from the ownership or operation of acquired businesses for the periods prior to its acquisition of them, including environmental, employee-related and other liabilities and claims not covered by insurance. These claims or liabilities could be significant. USI’s ability to seek indemnification from the former owners of its acquired businesses for these claims or liabilities may be limited by various factors, including the specific time, monetary or other limitations contained in the respective acquisition agreements and the financial ability of the former owners to satisfy its indemnification claims. In addition, insurance companies may be unwilling to cover claims that have arisen from acquired businesses or locations, or claims may exceed the coverage limits that USI’s acquired businesses had in effect prior to the date of acquisition. If USI is unable to successfully obtain insurance coverage of third-party claims or enforce its indemnification rights against the former owners, or if the former owners are unable to satisfy their obligations for any reason, including because of their current financial position, USI could be held liable for the costs or obligations associated with such claims or liabilities, which could adversely affect USI’s financial condition and results of operations.

USI’s success depends on its key personnel.

USI’s business results depend largely upon the continued contributions of its chief executive officer and other members of its management team. If Mr. Varner no longer serves in (or serves in some lesser capacity than) his current role, or if USI loses other members of its management team, its business, financial condition and results of operations, as well as the market price of its securities, could be adversely affected.

USI’s business results also depend upon its branch managers and sales personnel, including those of companies recently acquired. Although USI customarily signs non-competition agreements, typically lasting two years, with its branch managers and sales personnel in order to maintain key customer relationships in its markets, such agreements do not protect USI fully against competition from former employees.

The long-term performance of USI’s businesses relies on its ability to attract, develop and retain talented personnel and its sales and labor force, including sales representatives, branch managers, installers and truck drivers, while controlling its labor costs.

To be successful, USI must attract, develop and retain highly qualified and talented personnel who have the experience, knowledge and expertise to successfully implement its key business strategies. USI also must attract, develop and retain its sales and labor force while maintaining labor costs. USI competes for employees, including branch managers, sales people, regional management and executive officers, with a broad range of employers in many different industries, including large multinational firms, and USI invests significant resources in recruiting, developing, motivating and retaining them. The failure to attract and retain key employees, or to develop effective succession planning to assure smooth transitions of those employees and the knowledge, customer relationships and expertise they possess, could negatively affect USI’s competitive position and its operating results. Further, if USI is unable to cost-effectively recruit, train and retain sufficient skilled sales and labor personnel, including sales representatives, branch managers, installers and truck drivers, it may not be able to adequately satisfy increased demand for its products and services, which could impact USI’s operating results. USI has also experienced difficulty in the past securing personnel for certain of its labor force due to lack of proper immigration status.

USI’s ability to control labor costs and attract qualified labor is subject to numerous external factors, including prevailing wage rates, labor shortages, the impact of legislation or regulations governing wages and hours, labor relations, immigration, healthcare benefits and other insurance costs. In addition, USI competes with other companies to recruit and retain qualified installers and truck drivers in a tight labor market, and USI invests significant resources in training and motivating them to maintain a high level of job satisfaction. These positions generally have high turnover rates, which can lead to increased training and retention costs. If USI is unable to attract or retain qualified employees, it could adversely impact its operating results.

The obligations associated with being a public company will require significant resources and management attention.

As a public company, USI will face increased legal, accounting, administrative and other costs and expenses that it did not incur as a private company, particularly after USI is no longer an emerging growth company. In addition, USI has been a private company with limited accounting personnel and other related resources and will need to add personnel in areas such as accounting, financial reporting, investor relations and legal in connection with its operations as a public company. USI expects to incur incremental costs related to operating as a public company of approximately $2 to $3 million annually, although there can be no assurance that these costs will not be higher, particularly when USI no longer qualifies as an emerging growth company. USI will be subject to the reporting requirements of the Exchange Act, which requires that USI files annual, quarterly and current reports with respect to its business and financial condition and proxy and other information statements, and the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the Public Company Accounting Oversight Board and the NASDAQ, each of which imposes additional reporting and other obligations on public companies. USI’s senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including establishing and maintaining internal controls over financial reporting. USI’s compliance with existing and evolving regulatory requirements will result in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities, which could have a material adverse effect on USI’s business, financial condition, results of operations and cash flows.

Changes in employment laws may adversely affect USI’s business.

Various federal and state labor laws govern the relationship with USI’s employees and impact operating costs. These laws include:

•         employee classification as exempt or non-exempt for overtime and other purposes;

•         minimum wage requirements;

•         unemployment tax rates;

•         workers’ compensation rates;

•         immigration status;

•         mandatory health benefits;

•         paid leaves of absence, including paid sick leave;

•         tax reporting; and

•         other wage and benefit requirements.

Significant additional government-imposed increases in the preceding areas could have a material adverse effect on USI’s business, financial condition and results of operations.

In addition, various states in which USI operates are considering or have already adopted new immigration laws or enforcement programs, and the U.S. Congress and Department of Homeland Security from time to time consider and may implement changes to federal immigration laws, regulations or enforcement programs as well. Some of these changes may increase USI’s obligations for compliance and oversight, which could subject USI to additional costs and make its hiring process more cumbersome, or reduce the availability of potential employees. Although USI verifies the employment eligibility status of its employees, including through participation in the “E-Verify” program where required, some of its employees may, without USI’s knowledge, be unauthorized workers. However, use of the “E-Verify” program does not guarantee that USI will properly identify all applicants who are ineligible for employment. Unauthorized workers are subject to deportation and may subject USI to fines or penalties, and if any of USI’s workers are found to be unauthorized, USI could experience adverse publicity that negatively impacts its brand and may make it more difficult to hire and keep qualified employees. Termination of a significant number of employees who were unauthorized employees may disrupt USI’s operations, cause temporary increases in its labor costs as it trains new employees and result in additional adverse publicity. USI could also become subject to fines, penalties and other costs related to claims that it did not fully comply with all recordkeeping obligations of federal and state immigration compliance laws. These factors could have a material adverse effect on USI’s business, financial condition and results of operations.

USI may be subject to periodic litigation and regulatory proceedings, including Fair Labor Standards Act and state wage and hour class action lawsuits, which may adversely affect USI’s business and financial performance.

From time to time, USI may be involved in lawsuits and regulatory actions, including class action lawsuits, that are brought or threatened against it for alleged violations of the Fair Labor Standards Act and state wage and hour laws. Due to the inherent uncertainties of litigation, USI cannot accurately predict the ultimate outcome of these or any similar proceedings that may arise in the future. The ultimate resolution of these matters through settlement, mediation or court judgment could have a material adverse impact on USI’s financial condition, results of operations and cash flows. In addition, regardless of the outcome, these proceedings could result in substantial costs and may require USI to devote substantial resources, including the time of its management team, to defend itself.

The nature of USI’s business exposes it to product liability, workmanship warranty, casualty, negligence, construction defect, breach of contract and other claims and legal proceedings. Further, work done by subcontractors and potential theft could expose USI to risks that could adversely affect its business. Any loss of insurance could adversely affect USI’s business.

USI is subject to product liability, workmanship warranty, casualty, negligence, construction defect, breach of contract and other claims and legal proceedings relating to the products it installs that, if adversely determined, could adversely affect USI’s financial condition, results of operations and cash flows. USI relies on manufacturers and other suppliers to provide it with most of the products it installs. Because USI does not have direct control over the quality of such products manufactured or supplied by such third-party suppliers, it is exposed to risks relating to the quality of such products.

USI also relies on subcontractors to a significant extent to perform certain installation services, and in many cases, to select and obtain building materials. Despite USI’s detailed specifications and quality control procedures, in some cases, subcontractors might use improper construction processes or defective materials. Defective products widely used by the homebuilding industry can result in the need to perform extensive repairs to large numbers of homes. The cost of complying with USI’s warranty obligations might be significant if USI is unable to recover the cost of repairs from subcontractors, materials suppliers and insurers.

In addition, USI is exposed to potential claims arising from the conduct of its employees, and homebuilders and other subcontractors, for which it may be contractually liable. Certain types of insulation, particularly spray foam applications, require USI’s employees to handle potentially hazardous, highly combustible or toxic substances that carry a risk of significant injury. Although USI’s employees who handle these and other potentially hazardous or toxic materials, including lead-based paint, receive specialized training and wear protective clothing, there is still a risk that they, or others, may be exposed to these substances. Exposure to these substances could result in significant injury to USI’s employees and others, including site occupants, and damage to its property or the property of others, including natural resource damage.

USI is also subject to the risk of inventory loss and theft. USI has experienced inventory shrinkage in the past, and USI cannot assure you that incidences of inventory loss and theft will decrease in the future or that the measures it is taking will effectively address the problem of inventory shrinkage.

USI’s personnel and others at its work sites are also at risk for other workplace-related injuries, including slips and falls. USI has in the past been, and may in the future be, subject to fines, penalties and other liabilities in connection with any such injury or damage. Although USI currently maintains what it believes to be suitable and adequate insurance, it may be unable to maintain such insurance on acceptable terms or such insurance may not provide adequate protection against potential liabilities. Product liability, workmanship warranty, casualty, negligence, construction defect, breach of contract and other claims and legal proceedings can be expensive to defend and can divert the attention of management and other personnel for significant periods of time, regardless of the ultimate outcome. In addition, lawsuits relating to construction defects typically have statutes of limitations that can run as long as ten years. Claims of this nature could also have a negative impact on customer confidence in USI and its services. In addition, USI is subject to various claims and lawsuits incidental to the conduct of its business in the ordinary course. Current or future claims could have a material adverse effect on USI’s reputation, business, financial condition and results of operations. USI may also be unable to obtain performance and licensing bonds on commercially reasonable terms or at all in the future. Surety companies issue bonds on a project-by-project basis and can decline to issue bonds at any time. USI’s inability to obtain such bonds would materially and adversely affect its commercial business, financial condition, results of operations and cash flows.

Higher health care and labor costs could adversely affect USI’s business.

With the passage in 2010 of federal healthcare reform legislation, USI is required to provide affordable health insurance coverage to all employees, or otherwise be subject to a payment per employee based on the affordability criteria therein. USI anticipates that as these requirements continue to become effective, it could experience higher health care and labor costs in the future. Additionally, some states and localities have passed state and local laws mandating the provision of certain levels of health benefits by some employers. Increased health care and insurance costs could have an adverse effect on USI’s business, financial condition and results of operations. In addition, changes in federal or state workplace regulations could adversely affect USI’s ability to meet its financial targets.

USI’s business relies significantly on the know-how of its employees, and USI generally does not have an intellectual property position that is protected by patents.

USI’s business is significantly dependent upon its installation and distribution logistics know-how, including significant know-how in the application of building science to its installation services. USI relies on a combination of trade secrets and contractual confidentiality provisions and, to a much lesser extent, copyrights and trademarks, to protect its proprietary rights. Accordingly, USI’s intellectual property position is more vulnerable than it would be if it were protected primarily by patents. If USI fails to protect its proprietary rights successfully, its competitive position could suffer, which could harm USI’s operating results. USI may be required to spend significant resources to monitor and protect its proprietary rights, and, in the event a misappropriation or breach of USI’s proprietary rights occurs, USI’s competitive position in the market may be harmed. In addition, competitors may develop competing technologies and know-how that renders USI’s know-how obsolete or less valuable.

USI depends upon a limited number of customers in any given period to generate a substantial portion of its revenue, the loss of any of which may adversely affect USI’s business or results of operations.

One Construction Services customer has accounted for 12.5%, 12.5% and 11.7% of USI’s total sales for the years ended December 31, 2015, December 31, 2014 and December 31, 2013, respectively, and accounted for 9.2% of USI’s total sales for the three months ended March 31, 2016. The loss of, or substantial reduction in sales to, any of USI’s significant customers, including this Construction Services customer, could have a material adverse effect on USI’s results of operations in any given future period. USI’s industry does not lend itself to long-term customer contracts, and USI’s dependence on individual key customers can vary from period to period as a result of consumer demands among others variables. As a result, USI may experience more customer concentration in any given future period.

Federal, state, local and other laws and regulations could impose substantial costs and/or restrictions on USI’s operations that would reduce its net income.

USI is subject to various federal, state, local and other laws and regulations, including, among other things, worker and workplace health and safety regulations promulgated by the Department of Labor’s Occupational Safety and Health Administration, or OSHA, regulations promulgated by the U.S. Department of Transportation, or DOT, and employment regulations promulgated by the U.S. Equal Employment Opportunity Commission. More burdensome regulatory requirements in these or other areas, including workers’ compensation, may increase USI’s expenses and adversely affect its business, financial condition, results of operations and cash flows. Moreover, USI’s failure to comply with the regulatory requirements applicable to its business could expose USI to substantial fines and penalties that could adversely affect USI’s business, financial condition, results of operations and cash flows.

USI’s transportation operations, upon which it depends to transport materials from its locations to job sites, are subject to the regulatory jurisdiction of the DOT. The DOT has broad administrative powers with respect to USI’s transportation operations. More restrictive limitations on vehicle weight and size, trailer length and configuration or driver hours of service would increase USI’s costs, which, if it is unable to pass these cost increases on to its customers, may increase USI’s selling and administrative expenses and adversely affect its financial condition, operating results and cash flows. If USI fails to comply adequately with DOT regulations or regulations become more stringent, USI could experience increased inspections, regulatory authorities could take remedial action including imposing fines or shutting down USI’s operations and USI could be subject to increased audit and compliance costs. USI organizes its transportation operations as a separate legal entity in certain states, including in Ohio and Indiana, in order to benefit from sales tax exemptions relating to vehicle operating costs. If legislation is enacted that modifies or eliminates these exemptions, USI’s costs may increase. If any of these events were to occur, USI’s financial condition, results of operations and cash flows may be adversely affected.

In addition, the residential construction industry is subject to various federal, state and local statutes, ordinances, rules and regulations concerning zoning, building design and safety, construction, contractors’ licensing, energy conservation and similar matters, including regulations that impose restrictive zoning and density requirements on the residential new construction industry or that limit the number of homes that can be built within the boundaries of a particular area. Regulatory restrictions and industry standards may require USI to alter its installation processes and its sourcing and otherwise increase its operating expenses and limit the availability of suitable building lots for its customers, any of which could negatively affect USI’s business, financial condition and results of operations.

USI is subject to environmental regulation and potential exposure to environmental liabilities.

USI is subject to various federal, state, and local environmental laws and regulations. Although USI believes that it operates its business, including each of its locations, in material compliance with applicable laws and regulations and maintains all material permits required under such laws and regulations to operate its business, USI may be held liable or incur fines or penalties in connection with such requirements. As the nature of USI’s business involves the use or handling of certain potentially hazardous or toxic substances, including spray foam applications and lead-based paint, USI may be held liable for claims alleging injury or damage resulting from the release of or exposure to such substances. In addition, as owners and lessees of real property, USI may be held liable for, among other things, hazardous or toxic substances, including asbestos or petroleum products on, at, under or emanating from currently or formerly owned or operated properties, or any off-site disposal locations, or for any known or newly discovered environmental conditions at or relating to any of its properties, including those arising from activities conducted by previous occupants or at adjoining properties, without regard to whether it knew of or was responsible for such release. USI may be required to investigate, remove, remediate or monitor the presence or release of such hazardous or toxic substances or petroleum products. USI may also be held liable to a governmental entity for fines and penalties or to third parties for damages, including for bodily injury, property damage and natural resource damage in connection with the presence or release of hazardous or toxic substances or petroleum products. In addition, significant expenditures may be required in the future as a result of releases of, or exposure to, hazardous or toxic substances or petroleum products, the discovery of currently unknown environmental conditions or changes in environmental laws and regulations or their interpretation or enforcement.

If USI experiences union organizing activity or work stoppages, such organization or stoppages could delay or reduce availability of products that USI installs and increase its costs.

None of USI’s employees are currently covered by collective bargaining or other similar labor agreements. However, if USI’s employees were to unionize, including in the wake of any future legislation that makes it easier for employees to unionize, USI’s business could be negatively affected. Any inability by USI to negotiate collective bargaining arrangements could cause strikes or other work stoppages, and new contracts could result in increased operating costs. If any such strikes or other work stoppages occur, or if employees become represented by a union, USI could experience a disruption of its operations and higher labor costs.

In addition, certain of USI’s suppliers have unionized work forces and certain of USI’s products are transported by unionized truckers. Strikes, work stoppages or slowdowns could result in slowdowns or closures of facilities where components of the products that it installs are manufactured or could affect the ability of USI’s suppliers to deliver such products to it. Any interruption in the production or delivery of these products could delay or reduce availability of these products and increase USI’s costs.

USI may be adversely affected by disruptions in its information technology systems.

USI’s operations are dependent upon its information technology systems. USI relies upon such information technology systems to manage customer orders on a timely basis, to coordinate its sales and installation activities across all of its locations and to manage invoicing. A substantial disruption in USI’s information technology systems for any prolonged time period (arising from, for example, system capacity limits from unexpected increases in USI’s volume of business, outages, computer viruses, unauthorized access or delays in its service) could result in delays in receiving inventory and supplies or installing its products on a timely basis for its customers, which could adversely affect USI’s reputation and customer relationships. USI’s systems might be damaged or interrupted by natural or man-made events or by computer viruses, physical or electronic break-ins, or similar disruptions affecting the Internet and USI’s disaster recovery plan may be ineffective at mitigating the effects of these risks. Such delays, problems or costs could have a material adverse effect on USI’s financial condition, results of operations and cash flows.

Because USI operates its business through highly dispersed locations across the United States, its operations may be materially adversely affected by inconsistent practices and the operating results of individual branches may vary.

USI operates its business through a network of highly dispersed locations throughout the United States, supported by corporate executives and services in its headquarters, with local branch management retaining responsibility for day-to-day operations and adherence to applicable local laws. USI’s operating structure can make it difficult for it to coordinate procedures across its operations in a timely manner or at all. In addition, USI’s branches may require significant oversight and coordination from headquarters to support their growth. Inconsistent implementation of corporate strategy and policies at the local level could materially and adversely affect USI’s overall profitability, business, results of operations, financial condition and prospects.

In addition, the operating results of an individual branch may differ from that of another branch for a variety of reasons, including market size, management practices, competitive landscape, regulatory requirements and local economic conditions. As a result, certain of USI’s branches may experience higher or lower levels of growth than other branches. For example, during the year ended December 31, 2015, approximately 40% of the increase in USI’s net revenue over the year ended December 31, 2014 was generated by approximately 20% of its branches excluding acquired branches. Therefore, USI’s overall financial performance and results of operations may not be indicative of the performance and results of operations of any individual branch.

USI occupies its branches and distribution facilities under leases with durations of five years or less. USI may be unable to renew leases at the end of their terms.

Most of USI’s branches and distribution facilities are located in leased premises with lease terms of five years or less. At the end of the lease term and any renewal period, USI may be unable to renew the lease at all, or without incurring substantial additional cost. If USI is unable to renew its branch or distribution facilities leases, it may be required to close or relocate such branch or facility, which could subject USI to construction and other costs and risks, which in turn could have a material adverse effect on its business and operating results. In addition, USI may not be able to secure a replacement facility in a location that is as commercially viable, including access to rail service, as the leased site USI is unable to renew. For example, closing a branch or distribution facility, even during the time of relocation, will reduce the sales that such location would have contributed. Additionally, the sales and profit, if any, generated at a relocated branch or facility may not equal the revenue and profit generated at the existing one.

Restrictions in USI’s credit agreement, or any other indebtedness USI may incur in the future, could adversely affect its business, financial condition, results of operations, ability to make distributions to stockholders and the value of its common stock.

USI’s credit agreement, or any future credit facility or other indebtedness it enters into, may limit its ability to, among other things:

•         incur or guarantee additional debt;

•         make distributions or dividends on or redeem or repurchase shares of common stock;

•         make certain investments and acquisitions;

•         make capital expenditures;

•         incur certain liens or permit them to exist;

•         enter into certain types of transactions with affiliates;

•         acquire, merge or consolidate with another company; and

•         transfer, sell or otherwise dispose of all or substantially all of USI’s assets.

USI’s credit agreement contains, and any future credit facility or other debt instruments it may enter into will also likely contain, covenants requiring USI to maintain certain financial ratios and meet certain tests, such as a fixed charge coverage ratio and a leverage ratio. See “USI Management’s Discussion and Analysis of Financial Condition and Results of Operations, Liquidity and Capital Resources, Credit Agreement.” USI’s ability to comply with those financial ratios and tests can be affected by events beyond USI’s control, and USI may not be able to comply with those ratios and tests when required to do so under the applicable debt instruments.

The provisions of USI’s credit agreement or other debt instruments may affect its ability to obtain future financing and pursue attractive business opportunities and its flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of USI’s credit agreement, any future credit facility or other debt instruments could result in a default or an event of default that could enable its lenders or other debt holders to declare the outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If the payment of USI’s debt is accelerated, its assets may be insufficient to repay such debt in full, and we could experience a partial or total loss of our investment.

USI may have future capital needs and may not be able to obtain additional financing on acceptable terms.

Economic and credit market conditions, the performance of the construction industry, and USI’s financial performance, as well as other factors, may constrain its financing abilities. USI’s ability to secure additional financing, if available, and to satisfy its financial obligations under indebtedness outstanding from time to time will depend upon its future operating performance, the availability of credit, economic conditions and financial, business and other factors, many of which are beyond USI’s control. Any worsening of current housing market or other construction industry conditions and the macroeconomic and local economic factors that affect USI’s industry could require it to seek additional capital and have a material adverse effect on USI’s ability to secure such capital on favorable terms, if at all.

Increases in fuel costs could adversely affect USI’s results of operations.

The price of oil has fluctuated over the last few years, creating volatility in USI’s fuel costs. USI does not currently hedge its fuel costs. Although the price of oil has declined significantly over the last year, any future increases in fuel costs may negatively impact USI’s cost to deliver its products to its customers and thus increase its cost of sales. If USI is unable to increase the selling price of its products to its customers to cover any increases in fuel costs, USI’s results of operations may be adversely affected.

USI’s use of the percentage-of-completion method of revenue recognition could result in a reduction or reversal of previously recorded revenue and profits.

USI accounts for its contracts on the percentage-of-completion method of revenue recognition. Generally, USI’s use of this method results in recognition of revenue measured by the percentage of direct cost incurred to date to the estimated total direct costs for each contract. Because of inherent uncertainties in estimating direct costs, management estimates are periodically evaluated and adjusted over time, such adjustments have not historically been material. Although USI has historically made reasonably reliable estimates of the progress towards completion of contracts, the uncertainties inherent in the estimating process make it possible for actual costs to vary materially from estimates, including reductions or reversals of previously recorded revenue and profit.

USI may not be able to identify new products and new product lines and integrate them into its distribution network, which may impact USI’s ability to compete; USI’s expansion into new markets may present competitive, distribution and regulatory challenges that differ from current ones.

USI’s business depends in part on its ability to identify future products and product lines that complement existing products and product lines and that respond to its customers’ needs. USI may not be able to compete effectively unless its product selection keeps up with trends in the markets in which it competes or trends in new products. In addition, USI’s ability to integrate new products and product lines into its distribution network could affect its ability to compete. Furthermore, the success of new products and new product lines will depend on market demand and there is a risk that new products and new product lines will not deliver expected results, which could negatively impact USI’s future sales and results of operations. USI’s expansion into new markets may present competitive, distribution and regulatory challenges that differ from current ones. USI may be less familiar with new product categories and may face different or additional risks, as well as increased or unexpected costs, compared to existing operations. Growth into new markets may also bring USI into direct competition with companies with whom it has little or no past experience as competitors and may not be supported by its historical product suppliers. To the extent USI is reliant upon expansion into new geographic, industry and product markets for growth and does not meet the new challenges posed by such expansion, USI’ future sales growth could be negatively impacted, its operating costs could increase and its business operations and financial results could be negatively affected.

Risk Factors Relating to Hennessy Capital and the Business Combination

Following the consummation of the Business Combination, our only significant asset will be ownership of 100% of USI Parent’s capital stock, and we do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than the ownership of 100% of USI Parent’s capital stock through a subsidiary. We will depend on USI Parent and its subsidiaries for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our common stock. Legal and contractual restrictions in agreements governing the current indebtedness of USI and future indebtedness we intend to incur in connection with the Business Combination, as well as the financial condition and operating requirements of USI, may limit our ability to obtain cash from USI Parent. Thus, we do not expect to pay cash dividends on our common stock. Any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that will be applicable to us after the Business Combination.

Neither we nor USI are currently subject to Section 404 of the Sarbanes-Oxley Act of 2002. However, following the Business Combination, the combined company will be required to provide management’s attestation on internal controls commencing with the Company’s annual report for the year ending December 31, 2017 in accordance with applicable SEC guidance. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of USI as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements that will be applicable to the Company after the Business Combination. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.

Subsequent to the consummation of the Business Combination, we may be required to recognize impairment charges related to goodwill, identified intangible assets and property and equipment or to take writedowns or write-offs, restructuring or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Following the consummation of the Business Combination, we expect to have substantial balances of goodwill and identified intangible assets. We are required to test goodwill and any other intangible asset with an indefinite life for possible impairment on the same date each year and on an interim basis if there are indicators of a possible impairment. We are also required to evaluate amortizable intangible assets and property and equipment for impairment if there are indicators of a possible impairment. There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and property and equipment. If, as a result of a general economic slowdown, deterioration in one or more of the markets in which we operate or impairment in USI’s financial performance and/or future outlook, the estimated fair value of its long-lived assets decreases, we may determine that one or more of USI’s long-lived assets is impaired. An impairment charge would be determined based on the estimated fair value of the assets and any such impairment charge could have a material adverse effect on combined company’s financial condition and results of operations.

Although we have conducted due diligence on USI, we cannot assure you that this diligence revealed all material issues that may be present in USI’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our and USI ‘s control will not later arise. As a result, we may be forced to later write down or write-off assets, restructure its operations, or incur other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis.

Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

Our initial stockholders have agreed to vote in favor of our initial business combination, regardless of how our public stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, our initial stockholders have agreed to vote any shares of Hennessy Capital common stock owned by them in favor of our initial business combination. As of the date hereof, our initial stockholders and affiliates own shares equal to 20% of our issued and outstanding shares of common stock. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if our initial stockholders agreed to vote any shares of Hennessy Capital common stock owned by them in accordance with the majority of the votes cast by our public stockholders.

We will incur significant transaction and transition costs in connection with the Business Combination. If we fail to consummate the Business Combination, we may not have sufficient cash available to pay such costs.

We expect to incur significant, non-recurring costs in connection with consummating the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed. Hennessy Capital’s transaction expenses as a result of the Business Combination are currently estimated at approximately $24.2 million (including approximately $3.2 million of closing fees related to the Debt Financing and the ABL Facility, but prior to any expenses incurred in connection with the potential PIPE Financing), which are comprised of (i) an approximate $4.2 million payment to UBS (including a $1 million payment relating to the delivery of UBS’s fairness opinion and $3.2 million of deferred underwriting commissions payable to UBS from our IPO), a financial advisor to Hennessy Capital, (ii) approximately $10.0 million in fees to our financial advisors (other than UBS) (including a fee of up to $5.0 million payable to XMS Capital Partners, LLC) and for deferred underwriting commissions payable to the underwriters (other than UBS) from our IPO, (iii) an estimated $3.5 million in legal fees and expenses and (iv) approximately $3.3 million relating to other fees and expenses incurred in connection with the Business Combination. Additionally, this amount includes the expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of the approval of our stockholders, and all filing and other fees paid to the SEC, which is estimated at approximately $0.6 million. If Hennessy Capital and USI do not consummate the Business Combination, each party will be required to pay its own fees and expenses, and Hennessy Capital likely will not have sufficient cash available to pay its fees and expenses unless and until it completes a subsequent business combination transaction. Going forward, USI will incur transition costs and costs relating to operating as a public company.

The unaudited pro forma financial information included in this document may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Neither Hennessy Capital nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the Total Merger Consideration in the event that any of the representations and warranties made by USI in the Merger Agreement ultimately proves to be inaccurate or incorrect.

Except for certain representations made by USI Parent relating to its capitalization (which survive for a period of one year after the closing of the Business Combination), the representations and warranties made by USI and Hennessy Capital to each other in the Merger Agreement will not survive the consummation of the Business Combination. As a result, Hennessy Capital and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the Total Merger Consideration if any representation or warranty made by USI in the Merger Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, Hennessy Capital would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

We may be unable to obtain the Debt Financing necessary to consummate the Business Combination or to fund the operations and growth of USI.

Although we have entered into a commitment letter with GSO Capital Partners, LP in connection with the Debt Financing, the Debt Financing may not eventually be available to us on acceptable terms, if at all. The Debt Financing is subject to a number of conditions that are described under “The Business Combination Proposal — Acquisition Financing — Conditions,” which we may fail to meet. To the extent that the Debt Financing proves to be unavailable when needed to consummate the Business Combination, we could be compelled to either restructure the Business Combination or abandon the Business Combination and seek an alternative target business. In addition, if we consummate the Business Combination, we may require additional financing to fund the operations or growth of USI. The failure to secure additional financing could have a material adverse effect on the continued development or growth of USI. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after the Business Combination.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, some of the conditions to our obligations to complete the Business Combination, to the extent permitted by our amended and restated certificate of incorporation and applicable laws. For example, it is a condition to our obligations to close the Business Combination that USI’s representations and warranties are true and correct in all respects as of the closing date, except for such inaccuracies that, individually or in the aggregate, would not result in a Material Adverse Effect (as defined in the Merger Agreement). However, if our board of directors determines that it is in our stockholders’ best interest to waive any such breach, then the board may elect to waive that condition and close the Business Combination. We are not able to waive the condition that our stockholders approve the Business Combination.

Even if we consummate the Business Combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless and the terms of our warrants may be amended.

The exercise price for our warrants is $5.75 per one-half of one share ($11.50 per whole share), subject to adjustment. Warrants may be exercised only for a whole number of shares of Hennessy Capital’s common stock. No fractional shares will be issued upon exercise of the warrants. There is no guarantee that the public warrants will ever be in the money prior to their expiration and they may expire worthless.

In addition, the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a warrant.

Our Sponsor, directors and officers have a conflict of interest in determining to pursue the merger with USI, since certain of their interests, and certain interests of their affiliates and associates, are different from or in addition to (and which may conflict with) the interests of our stockholders.

Our initial stockholders, including our officers and directors, have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of our public stockholders, which may result in a conflict of interest. These interests include, among other things:

•         the approximately 4.98 million total founder shares (of which 200,000 are held by our independent directors, excluding the founder shares indirectly beneficially owned by our independent directors by virtue of their respective membership interests in the Sponsor) that our Sponsor (or its members), executive officers and independent directors will hold following the Business Combination, subject to certain lock-up agreements, which would have a value at May 13, 2016 of approximately $49.1 million based on the closing price of Hennessy Capital common stock as reported by NASDAQ and that are not subject to redemption;

•         the fact that our Sponsor paid an aggregate purchase price of $25,000, or approximately $0.005 per share, for its founder shares and such founder shares will have no value if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the founder shares;

•         the fact that our Sponsor paid approximately $7,540,000, or $0.50 per warrant, for its placement warrants and such placement warrants will expire worthless if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the placement warrants;

•         if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•         the continuation of four of our six existing directors as directors of the combined company; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other transactions contemplated by the Merger Agreement collectively.

The exercise of our directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in our stockholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require Hennessy Capital to agree to amend the Merger Agreement, to consent to certain actions taken by USI or to waive rights that Hennessy Capital is entitled to under the Merger Agreement. Such events could arise because of changes in the course of USI’s business, a request by USI to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on USI’s business and would entitle Hennessy Capital to terminate the Merger Agreement. In any of such circumstances, it would be at Hennessy Capital’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of our officers and directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Hennessy Capital and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement, Hennessy Capital does not believe there will be any changes or waivers that Hennessy Capital’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, Hennessy Capital will circulate a new or amended proxy statement and re-solicit Hennessy Capital’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

We will incur substantial debt to complete the Business Combination, which may adversely affect our leverage and financial condition and thus negatively impact the value of our stockholders’ investment in us.

Pursuant to the Debt Financing, we expect to incur substantial indebtedness to complete the Business Combination. The incurrence of this debt could have a variety of negative effects, including:

•         default and foreclosure on our assets if our operating revenues after the closing of the Business Combination are insufficient to repay our debt obligations;

•         acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•         our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•         our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•         our inability to pay dividends on our common stock;

•         using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, our ability to pay expenses, make capital expenditures and acquisitions, and fund other general corporate purposes;

•         limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•         increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•         limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy; and

•         other disadvantages compared to our competitors who have less debt.

Concentration of ownership after the Business Combination may have the effect of delaying or preventing a change in control.

It is anticipated that, following the completion of the Business Combination and if there are no redemptions, the existing common stockholders of USI will own 22% of the post-combination company. The ownership percentage with respect to USI existing common stockholders following the Business Combination does not take into account (i) the issuance of any shares upon completion of the Business Combination under the Company’s proposed 2016 Long-Term Incentive Plan, (ii) the issuance of any shares of Hennessy Capital preferred stock convertible into shares of Hennessy Capital common stock pursuant to the potential PIPE Financing or (iii) any or all of the 35,040,664 warrants to purchase up to a total of 17,520,332 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination. If the actual facts are different than these assumptions, the percentage ownership of the existing common stockholders of USI may be different. As a result, the existing common stockholders of USI may have the ability to strongly influence the outcome of corporate actions of the Company requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.

Our ability to successfully effect the Business Combination and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel, including the key personnel of USI, all of whom we expect to stay with USI following the Business Combination. The loss of such key personnel could negatively impact the operations and profitability of the post-combination business.

Our ability to successfully effect the Business Combination and successfully operate the business is dependent upon the efforts of certain key personnel, including the key personnel of USI. Although we expect all of such key personnel to remain with USI following the Business Combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. Furthermore, while we have scrutinized individuals we intend to engage to stay with USI following the Business Combination, our assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, NASDAQ for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on NASDAQ or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Our initial stockholders and/or their affiliates may enter into agreements concerning our securities prior to the special meeting, which may have the effect of increasing the likelihood of consummation of the Business Combination, decreasing the value of our common stock or reducing the public “float” of our common stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, the initial stockholders and/or their affiliates may enter into a written plan to purchase the Company’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, the initial stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of the Company’s common stock or vote their shares in favor of the Business Combination Proposal. Such an agreement may include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial stockholders or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the public shares present and entitled to vote at the special meeting to approve the Business Combination Proposal vote in its favor, that the Aggregate Cash Amount (after payment of our transaction expenses, excluding the commitment and closing fees relating to the Debt Financing and the ABL Facility (as defined herein) and USI’s expenses incurred in connection with the preparation of this proxy statement) will be at least $279.599 million and that the Company will have at least $5,000,001 in net tangible assets upon closing of the business combination after taking into account holders of public shares that properly demanded redemption of their public shares into cash, when it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on the Company’s common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the special meeting. In addition, if such arrangements are made, the public “float” of our common stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. The Company will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal and the Charter Proposals or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Although we expect our common stock and warrants will remain listed on NASDAQ after the Business Combination, there can be no assurance that our common stock and warrants will continue to be so listed or, if listed, that we will be able to comply with the continued listing standards of NASDAQ.

We have applied to continue listing our securities on NASDAQ subsequent to the closing of the Business Combination. To continue listing our securities on NASDAQ subsequent to the closing of the Business Combination, we will be required to demonstrate compliance with NASDAQ’s initial listing standards, which are more rigorous than NASDAQ’s continued listing requirements. For instance, we must maintain a minimum number of holders (300 round-lot holders). We cannot assure you that we will be able to meet those initial listing standards at that time.

If, after the Business Combination, NASDAQ delists our common stock or warrants from trading on its exchange due to our failure to meet NASDAQ’s initial and/or continued listing standards, we and our securityholders could face significant material adverse consequences including:

•         a limited availability of market quotations for our securities;

•         a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•         a limited amount of analyst coverage; and

•         a decreased ability to issue additional securities or obtain additional financing in the future.

Pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. Following the Business Combination, the combined company will be required to provide management’s attestation on internal controls effective with respect to the year ending December 31, 2017 in accordance with applicable SEC guidance. However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 until we are no longer an “emerging growth company.” We could be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following July 28, 2020, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities prior to the closing of the Business Combination may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement, or the date on which our stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for USI’s stock and trading in the shares of the Company’s common stock has not been active. Accordingly, the valuation ascribed to USI and our common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities following the Business Combination may include:

•         market conditions affecting the residential construction and building products industries;

•         quarterly variations in our results of operations;

•         changes in government regulations;

•         the announcement of acquisitions by us or our competitors;

•         changes in general economic and political conditions;

•         volatility in the financial markets;

•         results of our operations and the operations of others in our industry;

•         changes in interest rates;

•         threatened or actual litigation and government investigations;

•         the addition or departure of key personnel;

•         actions taken by our stockholders, including the sale or disposition of their shares of our common stock; and

•         differences between our actual financial and operating results and those expected by investors and analysts and changes in analysts’ recommendations or projections.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and NASDAQ in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Following the Business Combination, the Company’s business and stock price may suffer as a result of its lack of public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

Prior to the completion of the Business Combination, we have been a blank check company. The Company’s lack of public company operating experience may make it difficult to forecast and evaluate its future prospects. If the Company is unable to execute its business strategy, either as a result of its inability to manage effectively its business in a public company environment or for any other reason, the Company’s business, prospects, financial condition and operating results may be harmed.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of the Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We have not registered the shares of our common stock issuable upon exercise of the warrants under the Securities Act or state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.

We have not registered the public shares issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. We have agreed to use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the common stock issuable upon exercise of the warrants as soon as practicable after the closing of the Business Combination (but in no event later than fifteen (15) business days thereafter) and cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the warrants expire or are redeemed. Until such time as the shares issuable upon exercise of public warrants are registered under the Securities Act, we will be required, commencing on the 61st day following the closing of the Business Combination, to permit holders to exercise their warrants on a cashless basis under certain circumstances specified in the warrant agreement. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In no event will we be required to issue cash, securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of common stock included in the units.

The future exercise of registration rights may adversely affect the market price of our common stock.

Our common stock is subject to registration rights agreements. We are obligated to register founder shares, placement warrants and shares issuable upon exercise of placement warrants pursuant to a registration rights agreement signed in connection with our IPO. In addition, pursuant to the Merger Agreement, we are obligated to file a resale “shelf” registration statement to register the shares of our common stock being issued to existing USI stockholders in the Business Combination and use reasonable best efforts to cause such registration statement to become effective by or on the 180th day following the closing of the Business Combination. There are no penalties associated with delays in registering such shares of common stock under the Merger Agreement. Sales of restricted securities pursuant to these agreements may substantially depress the market price of our common stock.

Warrants will become exercisable for our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding public warrants to purchase an aggregate of 9,979,954 shares of our common stock and outstanding placement warrants to purchase an aggregate of 7,540,378 shares of our common stock will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the consummation of our IPO. Each warrant entitles the holder thereof to purchase one-half of one share of Hennessy Capital’s common stock at a price of $5.75 per half share ($11.50 per whole share), subject to adjustment. Warrants may be exercised only for a whole number of shares of Hennessy Capital’s common stock. No fractional shares will be issued upon exercise of the warrants. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the then existing holders of common stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

Our public stockholders may experience dilution as a consequence of certain transactions, including the PIPE Financing. Having a minority share position may reduce the influence that our current stockholders have on the management of the Company.

It is anticipated that, following completion of the Business Combination and if there are no redemptions, Hennessy Capital’s public stockholders will retain an ownership interest of approximately 62% in Hennessy Capital and our initial stockholders and affiliates will retain an ownership interest of approximately 16% in Hennessy Capital. These relative percentages assume that the Aggregate Cash Amount (after payment of our transaction expenses, excluding the commitment and closing fees relating to the Debt Financing and the ABL Facility (as defined herein) and USI’s expenses incurred in connection with the preparation of this proxy statement) is $279.599 million, which is subject to the adjustments noted above. In addition, if any of Hennessy Capital’s stockholders exercise their redemption rights, the ownership interest in Hennessy Capital of Hennessy Capital’s public stockholders will decrease and the ownership interest in Hennessy Capital of our initial stockholders, including our Sponsor, will increase. We may also sell (at our option) up to $35 million of our convertible preferred stock in the potential PIPE Financing, which could cause our public stockholders to experience further dilution. The ownership percentage with respect to Hennessy Capital following the Business Combination does not take into account (i) the issuance of any shares upon completion of the Business Combination under the Company’s proposed 2016 Long-Term Incentive Plan, (ii) the issuance of any shares of Hennessy Capital preferred stock convertible into shares of Hennessy Capital common stock pursuant to the potential PIPE Financing or (iii) any or all of the 35,040,664 warrants to purchase up to a total of 17,520,332 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in Hennessy Capital will be different. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information. To the extent that any of the warrants are converted into Hennessy Capital common stock, any shares of Hennessy Capital common stock are issued pursuant to the proposed 2016 Long-Term Incentive Plan or shares of our preferred stock, if any, are issued pursuant to the potential PIPE Financing, current stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current stockholders to influence management of the Company through the election of directors following the Business Combination.

We may redeem any public warrants prior to their exercise at a time that is disadvantageous to warrantholders, thereby making their warrants worthless.

We will have the ability to redeem the public warrants at any time after they become exercisable and prior to their expiration at a price of $0.01 per warrant, provided that the last reported sale price of our common stock equals or exceeds $24.00 per share for any 20 trading days within the 30 trading-day period ending on the third business day before we send the notice of such redemption (on May 13, 2016, the last reported sale price for shares of our common stock was $9.85) and (iii) on the date we give notice of redemption and during the entire period thereafter until the time the warrants are redeemed, there is an effective registration statement under the Securities Act covering the shares of our common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available unless warrants are exercised on a cashless basis. Redemption of the outstanding public warrants could force holders of public warrants:

•         to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so;

•         to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants; or

•         to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Company’s certificate of incorporation (as proposed to be amended) and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•         no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•         the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director with or without cause by stockholders, which prevents stockholders from being able to fill vacancies on our board of directors;

•         the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•         a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•         the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•         limiting the liability of, and providing indemnification to, our directors and officers;

•         controlling the procedures for the conduct and scheduling of stockholder meetings;

•         providing for a staggered board, in which the members of the board of directors are divided into three classes to serve for a period of three years from the date of their respective appointment or election; and

•         advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our board of directors and management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of Hennessy Capital’s outstanding common stock. Any provision of our amended and restated certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

If we are unable to effect the Business Combination and fail to complete an alternative initial business combination by July 28, 2017, we will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of our remaining stockholders and our board of directors, dissolving and liquidating. In such event, the warrants will expire worthless and third parties may bring claims against Hennessy Capital and, as a result, the proceeds held in trust could be reduced and the per share liquidation price received by stockholders could be less than $10.00 per share. Our directors may decide not to enforce the indemnification obligations of Mr. Hennessy, resulting in a reduction in the amount of funds in the trust account available for distribution to our public stockholders.

If we do not consummate the Business Combination and fail to complete an alternative initial business combination by July 28, 2017 (subject to the requirements of law), the existing charter provides that we will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable and working capital released to us, and less up to $50,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Holders of our founder shares have waived any right to any liquidation distribution with respect to those shares. In the event of liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, the warrants will expire worthless.

In addition, third parties may bring claims against Hennessy Capital. Although Hennessy Capital has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of Hennessy Capital’s public stockholders. If Hennessy Capital is unable to complete a business combination within the required time period, Daniel J. Hennessy has agreed that he will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or prospective target business has not executed such a waiver of claims against the trust account and except as to any claims under our indemnity to the underwriters. However, he may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.00 due to such claims.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per share or (ii) other than due to the failure to obtain such waiver such lesser amount per share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes or working capital expenses, and Mr. Hennessy asserts that he is unable to satisfy his obligations or that he has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against Mr. Hennessy to enforce his indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against Mr. Hennessy to enforce his indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public stockholders may be reduced below $10.00 per share.

Hennessy Capital’s stockholders may be held liable for claims by third parties against Hennessy Capital to the extent of distributions received by them.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the trust account distributed to our public stockholders upon the redemption of 100% of our public shares in the event we do not consummate an initial business combination by July 28, 2017 may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, we intend to redeem our public shares as soon as reasonably possible following July 28, 2017 in the event we do not consummate an initial business combination and, therefore, we do not intend to comply with those procedures.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires the Company to adopt a plan, based on facts known to us at such time that will provide for the payment of all existing and pending claims or claims that may be potentially brought against the Company within the 10 years following dissolution. However, because we are a blank check company, rather than an operating company, and our operations have been limited to searching for prospective target businesses, the only likely claims to arise would be from vendors (such as lawyers, investment bankers, and consultants) or prospective target businesses. If the Company’s plan of distribution complies with Section 281(b) of the DGCL, any liability of our stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. There can be no assurance that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the trust account distributed to our public stockholders upon the redemption of 100% of our public shares in the event we do not consummate an initial business combination within the required timeframe is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders promptly after July 28, 2017 in the event we do not consummate an initial business combination, this may be viewed or interpreted as giving preference to our stockholders over any potential creditors with respect to access to or distributions from the Company’s assets. Furthermore, our board of directors may be viewed as having breached its fiduciary duties to the Company’s creditors and/or may have acted in bad faith, thereby exposing itself and the Company to claims of punitive damages, by paying our stockholders from the trust account prior to addressing the claims of creditors. There can be no assurance that claims will not be brought against the Company for these reasons.

Activities taken by affiliates of the Company to purchase, directly or indirectly, public shares will increase the likelihood of approval of the Business Combination Proposal and other proposals and may affect the market price of the Company’s securities during the buyback period.

Our initial stockholders, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of the Business Combination. None of our initial stockholders or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of our initial stockholders, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such public shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by our initial stockholders or their affiliates, or the price such parties may pay.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. If the market does not view the Business Combination positively, purchases of public shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of our securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of our securities.

As of the date of this proxy statement, no agreements with respect to the private purchase of public shares by the Company or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments, including non-U.S. governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

We are dependent upon our executive officers and directors and their departure could adversely affect our ability to complete the Business Combination.

Our operations are dependent upon a relatively small group of individuals and, in particular, our executive officers and directors. We believe that our success depends on the continued service of our executive officers and directors, at least until we have completed the Business Combination. In addition, our executive officers and directors are not required to commit any specified amount of time to our affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including assessing the potential Business Combination and monitoring the related due diligence. We do not have an employment agreement with, or key-man insurance on the life of, any of our directors or executive officers. The unexpected loss of the services of one or more of our directors or executive officers could adversely impact our ability to complete the Business Combination.

Since our Sponsor, executive officers and directors will lose their entire investment in us if the Business Combination is not completed, a conflict of interest may arise in determining whether USI is appropriate for our initial business combination.

In April 2015, our Sponsor purchased 5,031,250 founder shares for a purchase price of $25,000, or approximately $0.005 per share. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20.0% of the outstanding shares upon completion of the IPO. In May 2015, our Sponsor transferred 50,000 founder shares to each of Messrs. Bell, Sullivan, Burns and Shea, our independent directors, 35,000 founder shares to Mr. Petruska, our Executive Vice President, Chief Financial Officer and Secretary, 200,000 founder shares to Mr. Charlton, our President and Chief Operating Officer and 5,000 founder shares to Charles B. Lowrey II, an advisor to our Company. The founder shares held by our Sponsor (or its members), executive officers and directors would have a value at May 13, 2016 of approximately $49.1 million based on the closing price of Hennessy Capital common stock as reported by NASDAQ, are not subject to redemption and will be worthless if we do not complete an initial business combination. In addition, our Sponsor purchased an aggregate of 15,080,756 placement warrants, each exercisable for one-half of one share of our common stock at $5.75 per half share ($11.50 per whole share), for a purchase price of approximately $7,540,000, or $0.50 per warrant, that will also be worthless if we do not complete a business combination. As a result, our Sponsor, independent directors and officers have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the founder shares and placement warrants.

The personal and financial interests of our executive officers and directors may have influenced their motivation in identifying and selecting USI for its target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination.

Since our Sponsor, executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may arise in determining whether USI is appropriate for our initial business combination.

At the closing of the Business Combination, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf. These financial interests of our Sponsor, executive officers and directors may have influenced their motivation in identifying and selecting USI for the Business Combination.

Certain of our executive officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us after the Business Combination and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented to our company or to another entity.

Following the completion of the Business Combination, we intend to identify and combine with one or more businesses. Our executive officers and directors are, or may in the future become, affiliated with entities that are engaged in similar businesses.

Our officers and directors also may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented to our company or to another entity. These conflicts may not be resolved in our favor and a potential target business may be presented to another entity prior to its presentation to us. Our proposed second amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

Members of our management team may directly or indirectly own common stock and warrants following the Business Combination, and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to combine. Further, each of our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to a particular business combination.

For a complete discussion of our executive officers’ and directors’ business affiliations and the potential conflicts of interest that you should be aware of, please see “Certain Relationships and Related Party Transactions.”

We will be a holding company and will conduct all of our operations through our subsidiaries.

Upon consummation of the Business Combination, we will be a holding company and will derive all of our operating income from USI and its subsidiaries. Other than any cash we may retain, all of our assets will be held by our direct and indirect subsidiaries. We will rely on the earnings and cash flows of USI and its subsidiaries, which will be paid to us by our subsidiaries, if and only to the extent available, in the form of dividends and other payments or distributions, to meet our debt service obligations. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends and other distributions to us), the terms of existing and future indebtedness and other agreements of our subsidiaries and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

Risk Factors Relating to the Redemption

Unlike many blank check companies, we do not have a specified maximum percentage redemption threshold, but USI may elect to not consummate the Business Combination if the Aggregate Cash Amount (after payment of our transaction expenses, excluding the commitment and closing fees relating to the Debt Financing and the ABL Facility (as defined herein) and USI’s expenses incurred in connection with the preparation of this proxy statement) will be less than $279.599 million, which is subject to the adjustments noted herein. Each redemption of shares of Hennessy Capital common stock by our public stockholders will decrease the amount in our trust account. Accordingly, unless this right is waived by USI, we may be unable to consummate the Business Combination if there are substantial redemptions by our public stockholders.

Since we have no specified percentage threshold for redemption in our amended and restated certificate of incorporation other than the 20% threshold, our structure is different in this respect from the structure that has been used by many blank check companies. Many blank check companies would not be able to consummate a business combination if the holders of the company’s public shares voted against a proposed business combination and elected to redeem or convert more than a specified percentage of the shares sold in such company’s initial public offering, which percentage threshold has typically been between 19.99% and 39.99%. The absence of such a redemption threshold makes it easier for us to consummate a business combination with which a substantial number of our stockholders may not agree. Each redemption of public shares by our public stockholders will decrease the amount in our trust account, which held approximately $199.8 million as of March 31, 2016 (approximately $0.2 million of which was withdrawn in May 2016 for taxes and working capital purposes). However, if the Aggregate Cash Amount is less than $279.599 million (after payment of our transaction expenses, excluding the commitment and closing fees relating to the Debt Financing and the ABL Facility (as defined herein) and USI’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders) at closing, USI may, at its option, elect to not consummate the Business Combination. This condition effectively requires that holders of no more than 3.5 million shares (assuming we receive $35.0 million in net proceeds from the potential PIPE Financing) redeem their public shares. As a result, we may be unable to consummate the Business Combination if holders of more than 3.5 million of our public shares choose to redeem their shares.

In addition, we are limited by the need to have at least $5,000,001 in net tangible assets. This condition effectively requires that holders of no more than 18,932,591 shares as of March 31, 2016 redeem their public shares. Accordingly, holders of no more than 18,932,591 of the 24,949,885 public shares outstanding as of March 31, 2016 may redeem their shares in connection with the Business Combination if the Business Combination were consummated as of that date. As a result, we may be able to consummate the Business Combination even though holders of a majority of our public shares have chosen to redeem their shares.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of 20.0% or more of our common stock issued in the IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares of 20.0% or more of our common stock issued in the IPO.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 20% or more of the outstanding shares issued in the IPO. We refer to such shares aggregating 20% or more of the shares issued in the IPO as “Excess Shares”. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, the Company will require each public stockholder seeking to exercise redemption rights to certify to the Company whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to the Company at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which the Company makes the above-referenced determination. A public stockholder’s inability to redeem any Excess Shares will reduce that stockholder’s influence over our ability to consummate the Business Combination. A stockholder could suffer a material loss on its investment in us if it sold Excess Shares in open market transactions. Additionally, a stockholder will not receive redemption distributions with respect to its Excess Shares if we consummate the Business Combination. As a result, any such stockholder will continue to hold that number of shares equal to its Excess Shares and, in order to dispose of such shares, would be required to sell its stock in open market transactions, potentially at a loss. Notwithstanding the foregoing, stockholders may challenge the Company’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of Hennessy Capital might realize in the future had the stockholder not elected to redeem such stockholder’s shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of our common stock for a pro rata portion of the funds held in our trust account.

Holders of public shares are required to affirmatively vote either for or against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the trust account. In addition, in order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the trust account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting in Lieu of 2016 Annual Meeting of Hennessy Capital Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination will be accounted for as an acquisition of USI (the accounting acquiree) by Hennessy Capital (the accounting acquirer) since, immediately following completion of the transaction, the stockholders of Hennessy Capital immediately prior to the Business Combination will have effective control of USI Holdings, Inc., the post-combination company, through their approximate 78% ownership interest in the combined entity, assuming no share redemptions (approximately 75% in the event of maximum share redemptions), and their ability to elect a majority of the board of directors.

The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination and the proposed related financing transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the post-combination company. The unaudited pro forma condensed combined balance sheet is based on the historical unaudited condensed consolidated balance sheet of USI as of March 31, 2016 and the unaudited condensed balance sheet of Hennessy Capital as of March 31, 2016, and has been prepared to reflect the Business Combination and the proposed related financing transactions as if they occurred on March 31, 2016. The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2016 and the year ended December 31, 2015 combine the historical results of operations of USI for those periods and for Hennessy Capital for the periods described below, giving effect to the Business Combination and the proposed related financing transactions as if they occurred on January 1, 2015.

The unaudited pro forma condensed combined statement of operations information for the three months ended March 31, 2016 was derived from USI’s unaudited condensed consolidated statement of income for the three months ended March 31, 2016 and Hennessy Capital’s unaudited condensed statement of operations for the three months ended March 31, 2016, each of which is included elsewhere in this proxy statement. Such unaudited interim financial information has been prepared on a basis consistent with the audited financial statements of USI and Hennessy Capital, respectively, and should be read in conjunction with the interim unaudited financial statements and audited financial statements and related notes, each of which is included elsewhere in this proxy statement. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2015 was derived from USI’s audited consolidated statement of income for the year ended December 31, 2015 and Hennessy Capital’s audited statement of operations for the period April 29, 2015 (inception) to December 31, 2015, each of which is included elsewhere in this proxy statement. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2015 does not give pro forma effect to USI’s three acquisitions in 2015 (Cardalls Insulation Co., Smith Insulation and Silver State Specialties) prior to their respective acquisition dates as none of the acquired businesses, individually or in the aggregate, was “significant” within the meaning of Regulation S-X, and therefore such acquisitions are not permitted to be included in the unaudited pro forma condensed combined statement of operations.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Business Combination and the proposed related financing transactions been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Hennessy Capital will incur additional costs after the Business Combination in order to satisfy its obligations as a fully reporting public company. In addition, Hennessy Capital anticipates the adoption of various stock compensation plans or programs that are typical for employees, officers and directors of public companies. No adjustment to the unaudited pro forma statement of operations has been made for these items as they are not directly related to the Business Combination.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the sections entitled “USI Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of USI and Hennessy Capital, included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial statements have been prepared using two different levels of redemptions of Hennessy Capital common stock:

•         Assuming No Redemption: This presentation assumes that no Hennessy Capital stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the trust account; and

•         Assuming Redemption of 3,500,000 shares by holders of Hennessy Capital common stock: This presentation assumes that Hennessy Capital stockholders exercise their redemption rights with respect to 3,500,000 public shares, which is the maximum number of shares redeemed that would permit us to maintain the Aggregate Cash Amount to close the business combination ($279.599 million) utilizing (i) cash held in our trust account after redemptions (as described herein), (ii) the amount raised pursuant to the anticipated Debt Financing, expected to be $100.0 million, and (iii) the net proceeds, if any, received by us from the potential PIPE Financing in an amount of up to $35.0 million and any other issuance, sale and delivery of our equity securities pursuant to the Merger Agreement or as otherwise approved by USI Parent.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2016
(In thousands)

	Hennessy Capital Acquisition Corp. II	USI Senior Holdings, Inc. and subsidiaries	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined (Assuming no Redemption of Common Stock)	Pro Forma Adjustments (Assuming Redemption of 3,500,000 Shares of Common Stock)	Footnote Reference	Pro Forma Combined (Assuming Redemption of 3,500,000 Shares of Common Stock)
ASSETS
Current assets
Cash and cash equivalents	$1,594	$10,786	$199,599	3a	$1,911	$35,000	3e	$1,911
			167	3a		(35,000)	3f
			97,000	3a
			(37,000)	3a
			(239,629)	3b, 3g
			(21,218)	3c
			(9,900)	3c, 3g
			150	3c
			362	3c
Accounts receivable, net	—	49,238			49,238			49,238
Inventory	—	11,573			11,573			11,573
Prepaid expenses	85	3,435			3,520			3,520
Costs and estimated earnings in excess of billings on uncompleted contracts		17,555	3,000	3g	20,555			20,555
Income taxes receivable	—	1,917			1,917			1,917
Deferred tax asset	—				—			—
Total current assets	$1,679	$94,504	$(7,469)		$88,714	$—		$88,714
Cash and investments held in Trust Account	199,766	—	(199,599)	3a	—			—
			(167)	3a
Property and equipment, net	—	27,730	400	3g	28,130			28,130
Goodwill	—	19,670	145,041	3g	164,711			164,711
Other intangible assets, net	—	13,730	136,270	3g	150,000			150,000
Other assets	—	6,638			6,638			6,638
TOTAL ASSETS	$201,445	$162,272	$74,476		$438,193	$—		$438,193
See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2016
(In thousands)

	Hennessy Capital Acquisition Corp. II	USI Senior Holdings, Inc. and subsidiaries	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined (Assuming no Redemption of Common Stock)	Pro Forma Adjustments (Assuming Redemption of 3,500,000 Shares of Common Stock)	Footnote Reference	Pro Forma Combined (Assuming Redemption of 3,500,000 Shares of Common Stock)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$—	$14,290	$(13,750)	3a	$540			$540
Accounts payable	166	15,679	(150)	3c	15,695			15,695
Accrued compensation	—	7,319			7,319			7,319
Accrued expenses, taxes and insurance	2,184	9,910	(2,075)	3c	8,702			8,702
			(1,317)	3c
Billings in excess of costs and estimated earning on uncompleted contracts	—	3,322			3,322			3,322
Other current liabilities	—	3,012			3,012			3,012
Current deferred tax liability		3,201			3,201			3,201
Total current liabilities	$2,350	$56,733	$(17,292)		$41,791	$—		$41,791
Long-term liabilities
Deferred underwriters’ fee	7,185	—	(7,185)	3c	—			—
Long-term debt, net of current maturities	—	23,278	(22,738)	3a	95,740			95,740
			95,200	3a
Long term deferred tax liability	—	3,971	42,900	3g	46,871			46,871
Common stock subject to possible redemption	186,910		(186,910)	3c	—	—		—
Stockholders’ Equity
Preferred stock	—	30,000	(30,000)	3d	—	35,000	3e	35,000

Common stock	1	1	1	3b	3			3
			1	3c
			(1)	3d
Additional paid-in-capital	7,684	15,562	71,738	3b,3g	266,331	(35,000)	3f	231,331
			186,909	3c
			(15,562)	3d
Retained earnings (accumulated deficit)	(2,685)	32,727	(9,858)	3c	(12,543)			(12,543)
			(32,727)	3d
Accumulated other comprehensive loss	—				—			—
Total stockholders’ equity	$5,000	$78,290	$170,501		253,791	—		253,791
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$201,445	$162,272	$74,476		$438,193	$—		$438,193

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2016
(In thousands, except for per share information)

	Hennessy Capital Acquisition Corp. II	USI Senior Holdings, Inc. and subsidiaries	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Combined (Assuming no Redemption of Common Stock)	Pro Forma Adjustments (Assuming Redemption of 3,500,000 Shares of Common Stock)	Footnote Reference	Pro Forma Combined (Assuming Redemption of 3,500,000 Shares of Common Stock)
Net sales	$—	$108,296	$—		$108,296			108,296
Cost of goods sold	—	84,481	16	4e	84,497			84,497
Gross profit	—	23,815	(16)		23,799	—		23,799
Operating expenses
Selling, general and administrative expenses	2,528	19,191	(4,054)	4a	21,009			21,009
			3,344	4f
Operating profit	(2,528)	4,624	694		2,790	—		2,790
Interest and financing cost	—	(421)	(2,567)	4c	(2,988)			(2,988)
Interest income	112	9	(112)	4b	9			9
Other income (expense), net	—	1			1			1
Income (loss) before income taxes	(2,416)	4,213	(1,985)		(188)			(188)
Income tax expense		(1,555)	(512)	4a	67			67
			924	4c
			6	4e
			1,204	4f
Net income (loss)	$(2,416)	$2,658	$(363)		$(121)	$—		$(121)
Earnings (loss) per share available to common stockholders	$(0.40)				$0.00			$0.00
Weighted average shares outstanding – Basic and diluted	6,110,000		26,014,000	5a	32,124,000	(3,500,000)	3f	28,624,000

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2015
(In thousands, except for per share information)

	Hennessy Capital Acquisition Corp. II	USI Senior Holdings, Inc. and subsidiaries	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Combined (Assuming no Redemption of Common Stock)	Pro Forma Adjustments (Assuming Redemption of 3,500,000 Shares of Common Stock)	Footnote Reference	Pro Forma Combined (Assuming Redemption of 3,500,000 Shares of Common Stock)
Net sales	$—	$385,534	$—		$385,534			$385,534
Cost of goods sold	—	296,955	63	4e	297,018			297,018
Gross profit	—	88,579	(63)		88,516	—		88,516
Operating expenses
Selling, general and administrative expenses	475	58,360	(120)	4a	73,292			73,292
			14,577	4f
Operating profit	(475)	30,219	(14,520)		15,224	—		15,224
Interest and financing cost	—	(1,519)	(10,431)	4c	(11,950)			(11,950)
Interest income	205	30	(205)	4b	30			30
Other income (expense), net	—	(696)			(696)			(696)
Income (loss) before income taxes	(270)	28,034	(25,156)		2,608			2,608
Income tax expense		(10,214)	(43)	4a	(1,234)			(1,234)
			3,750	4c
			23	4e
			5,250	4f
Net income (loss)	$(270)	$17,820	$(16,176)		$1,374	$—		$1,374
Earnings (loss) per share available to common stockholders	$(0.05)				$0.04			$0.05
Weighted average shares outstanding – Basic and diluted	5,652,000		26,360,000	5a	32,012,000	(3,500,000)	3f	28,512,000

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transaction

Pursuant to the Agreement and Plan of Merger, dated as of April 1, 2016, as it may be amended (the “Merger Agreement”), by and among Hennessy Capital Acquisition Corp. II (“Hennessy Capital” or the “Company”), HCAC II, Inc., USI Senior Holdings, Inc. and North American Direct Investment Holdings, LLC, solely in its capacity as the Stockholder Representative, the Company proposes to acquire USI through the acquisition of all of the outstanding capital stock of USI Parent by Hennessy Capital (the “Business Combination”).

Pursuant to the Merger Agreement, the aggregate merger consideration for the Business Combination is $348.5 million, subject to certain adjustments set forth in the Merger Agreement for USI’s cash, indebtedness, working capital and certain unpaid transaction expenses (other than USI’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders) and potential increase for certain “permitted acquisitions” (as described herein), if any, consummated by USI prior to the closing of the Business Combination (the “Total Merger Consideration”). We will pay the Total Merger Consideration partially in cash (the “Cash Consideration”) and partially in newly issued shares of our common stock at a value of $10.00 per share (the “Stock Consideration”), as follows:

•         The Cash Consideration represents the cash we will have available at closing to pay the Total Merger Consideration. The Cash Consideration will equal (i) the Aggregate Cash Amount (as defined herein), minus (ii) repayment of USI’s existing credit facility indebtedness, minus (iii) the amount of the Company’s transaction expenses (including USI’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders), minus (iv) the estimated unpaid transaction expenses of USI, to the extent that such expenses exceed USI’s estimated cash on hand at closing.

•         Upon closing of the Business Combination, $30.0 million of the Cash Consideration will be paid to holders of USI Parent preferred stock (in respect of the aggregate liquidation value of their shares of preferred stock), $3.0 million will be deposited into a purchase price adjustment escrow, $1.5 million will be deposited into an account designated by the Stockholder Representative, and the remaining Cash Consideration will be paid to holders of USI Parent common stock (including restricted stock).

•         If the amount contained in item (iii) above is greater than we estimate, the Cash Consideration will decrease by such amount, and the Stock Consideration will increase by a corresponding amount. Conversely, if the amount contained in item (iii) above is less than we estimate, the Cash Consideration will increase by such amount, and the Stock Consideration will decrease by a corresponding amount.

•         The Stock Consideration will equal the Total Merger Consideration minus the Cash Consideration, divided by $10.00 per share, and will be approximately 7.17 million shares of our common stock, assuming (i) the working capital adjustment is zero, (ii) USI does not complete any “permitted acquisitions” (as described herein) prior to the closing of the Business Combination, (iii) USI indebtedness and transaction expenses, taken together, exceed USI’s cash on hand at closing, and (iv) USI will use any excess cash on hand at closing, net of its unpaid transaction expenses, to repay USI’s existing credit facility indebtedness. The Stock Consideration will fluctuate if any of these assumptions proves inaccurate, as follows:

•         if there is a working capital adjustment at closing in USI’s favor, USI completes one or more permitted acquisitions prior to the closing of the Business Combination, or USI’s cash on hand at closing exceeds the sum of USI indebtedness and unpaid transaction expenses, the Total Merger Consideration will increase, and the aggregate Stock Consideration will increase by one share of our common stock for each $10.00 of such increase in Total Merger Consideration; and

•         if there is a working capital adjustment at closing in the Company’s favor or if USI’s indebtedness (other than USI’s existing credit facility indebtedness) is greater than we estimate, the Total Merger Consideration will decrease, and the aggregate Stock Consideration will decrease by one share of our common stock for each $10.00 of such decrease in Total Merger Consideration.

The Cash Consideration will be funded through a combination of (i) cash held in our trust account after redemptions (as described herein), (ii) the amount raised pursuant to the anticipated Debt Financing (as defined herein), expected to be $100.0 million, and (iii) the net proceeds, if any, received by us from the potential PIPE Financing (as defined herein) in an amount of up to $35.0 million and any other issuance, sale and delivery of our equity securities pursuant to the Merger Agreement or as otherwise approved by USI Parent (the sum of clauses (i), (ii) and (iii) being referred to herein as the “Aggregate Cash Amount”). If the Aggregate Cash Amount (after payment of our transaction expenses, excluding the commitment and closing fees relating to the Debt Financing and the ABL Facility (as defined herein) and USI’s expenses incurred in connection with the preparation of this proxy statement) is less than $279.599 million, USI may, at its option, elect to not consummate the Business Combination. At March 31, 2016, the balance in our trust account was approximately $199.8 million (approximately $0.2 million of which was withdrawn in May 2016 for taxes and working capital purposes). For additional information regarding sources and uses for funding the Total Merger Consideration, see “The Business Combination Proposal — Sources and Uses for the Business Combination.”

2. Basis of Presentation

The Business Combination will be accounted for as an acquisition of USI (the accounting acquiree) by Hennessy Capital (the accounting acquirer) since, immediately following completion of the transaction, the stockholders of Hennessy Capital immediately prior to the Business Combination will have effective control of USI Holdings, Inc., the post-combination company, through their approximate 78% ownership interest in the combined entity, assuming no share redemptions (or approximately 75% in the event of maximum share redemptions) and their ability to elect a majority of the board of directors. Accordingly, the consolidated assets and liabilities of USI need to be revalued to fair value at the acquisition date including the establishment of intangible assets acquired.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

The unaudited pro forma condensed combined balance sheet as of March 31, 2016 was derived from USI’s unaudited condensed consolidated balance sheet as of March 31, 2016 and Hennessy Capital’s unaudited condensed balance sheet as of March 31, 2016. The unaudited pro forma condensed combined balance sheet as of March 31, 2016 assumes that the Business Combination and the related proposed financing transactions were completed on March 31, 2016.

The unaudited pro forma condensed combined statement of operations information for the three months ended March 31, 2016 was derived from USI’s unaudited condensed consolidated statement of income for the three months ended March 31, 2016 and Hennessy Capital’s unaudited condensed statement of operations for the three months ended March 31, 2016, each of which is included elsewhere in this proxy statement. Such unaudited interim financial information has been prepared on a basis consistent with the audited financial statements of USI and Hennessy Capital, respectively, and should be read in conjunction with the interim unaudited financial statements and audited financial statements and related notes, each of which is included elsewhere in this proxy statement. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2015 was derived from USI’s audited consolidated statement of income for the year ended December 31, 2015 and Hennessy Capital’s audited statement of operations for the period April 29, 2015 (inception) to December 31, 2015. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2016 and for the year ended December 31, 2015 give pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on January 1, 2015.

3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The pro forma adjustments to the unaudited combined pro forma balance sheet consist of the following:

(a)      Reflects cash funding as follows: (i) the transfer of $199.6 million from Hennessy Capital’s trust account for the payment of the Cash Consideration of the Total Merger Consideration, (ii) the transfer of $167 thousand from Hennessy Capital’s trust account for the payment of taxes and working capital, (iii) the proceeds of $100.0 million in new Debt Financing, net of original issue discount of approximately $3.0 million and deferred financing costs of approximately $1.8 million, and (iv) the repayment of existing $37.0 million of debt together with the write off of deferred financing costs of $512 thousand.

(b)     Reflects the payment of the Total Merger Consideration as follows: (i) $239.6 million of Cash Consideration and (ii) $71.7 million in fair value of 7,174,000 shares of common stock valued at $10.00 per share. Such anticipated payment assumes (i) the working capital adjustment is zero, (ii) USI does not complete any “permitted acquisitions” (as described herein) prior to the closing of the Business Combination, (iii) USI balance sheet cash of  $10.8 million and credit facility indebtedness of $37.0 million as of March 31, 2016, and (iv) USI will use any excess cash on hand at closing, net of its unpaid transaction expenses, to repay USI’s existing credit facility indebtedness. If the amount of Hennessy Capital’s transaction expenses (including USI’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders) is greater than we estimate, the Cash Consideration will decrease by such amount, and the Stock Consideration will increase by a corresponding amount. Conversely, if the amount of Hennessy Capital’s transaction expenses (including USI’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders) is less than we estimate, the Cash Consideration will increase by such amount, and the Stock Consideration will decrease by a corresponding amount.

(c)      Reflects other transaction effects including: (i) the payment of estimated transaction costs associated with the Business Combination of approximately $30.1 million in total for both parties, including approximately $21.2 million for Hennessy Capital, which includes $7.2 million of deferred underwriting fees from Hennessy Capital’s IPO which are due upon consummation of the Business Combination, and approximately $9.9 million for USI and (ii) the elimination of 18,690,977 shares of common stock subject to possible redemption. Also reflects the adjustment of estimated transaction costs for those costs that have already been paid (approximately $150,000 with respect to Hennessy Capital and approximately $362,000 with respect to USI), accrued (approximately $2,075,000 with respect to Hennessy Capital and approximately $1,317,000 with respect to USI) or included in accounts payable (approximately $150,000 with respect to Hennessy Capital and none with respect to USI).

(d)     This adjustment also reflects the elimination of USI’s equity and retained earnings upon consummation of the Business Combination.

(e)      Represents the issuance of          shares of convertible preferred stock in the amount of $35.0 million. Assumes that each share of preferred stock will be convertible into shares of Hennessy Capital common stock at an assumed conversion price of $12.00. The unaudited pro forma combined balance sheet does not assume conversion of the convertible preferred stock. If the convertible preferred stock were to be converted into shares of Hennessy Capital common stock, the impact on the unaudited pro forma condensed balance sheet as of March 31, 2016 would be as follows:

	Pro Forma Combined		Adjusted for the conversion
	(in thousands of dollars)
Line item	Assuming No Redemption of Common Stock	Assuming Redemption of 3,500,000 Shares of Common Stock	Assuming No Redemption of Common Stock	Assuming Redemption of 3,500,000 Shares of Common Stock
Convertible preferred stock	$—	$35,000	$—	$—
Common stock	$3	$3	$3	$3
Additional paid-in-capital	$266,331	$231,331	$266,331	$231,331
Stockholders’ equity	$253,791	$253,791	$253,791	$253,791

 (f)    In accordance with the terms of the Merger Agreement, the Business Combination is conditioned upon at least $279,599,000 in Aggregate Cash Amount at time of closing immediately after Hennessy Capital stockholders exercise their redemption rights. Therefore, the maximum allowable redemption of common stock is assumed to total 3,500,000 shares, which is the number of shares redeemed that would permit us to maintain the Aggregate Cash Amount utilizing the $35.0 million of assumed net proceeds from the potential PIPE Financing (as defined herein) and any other issuance, sale and delivery of our equity securities pursuant to the Merger Agreement or as otherwise approved by USI Parent, assuming a redemption price of approximately $10.00 per share.

(g)     Allocation of Purchase Price — The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary. An independent third-party valuation firm assisted management in performing a preliminary valuation. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the determination of the final aggregate consideration paid in connection with the Business Combination as a result of all adjustments set forth in the Merger Agreement and the final valuation of USI’s tangible and identifiable intangible assets acquired and liabilities assumed. Such final adjustments, including increases or decreases to depreciation or amortization resulting from the allocation of purchase price to depreciable property and equipment and amortizable intangible assets, respectively, may be material. The allocation is expected to occur within one year of the consummation of the Business Combination.

The preliminary consideration and allocation of the purchase price to the fair value of USI’s assets acquired and liabilities assumed as if the acquisition date was March 31, 2016 is presented as follows (in thousands):

	Note	Amount
	(thousands of dollars)
Calculation of consideration
Purchase price	3b	$348,500
Purchase price adjustments in accordance with the Merger Agreement
Add: Working capital adjustment		—
Less: Bank debt, including accrued interest and deferred finance costs	3a	(37,000)
Less: Certain assumed obligations		(1,380)
Add: Cash and cash equivalents	3a	10,786
Less: USI transaction costs	3c	(9.538)
Total consideration to be transferred	3b	$311,368

Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of USI’s net assets	3d	78,290
Less: Historical deferred financing costs and debt discount	3a	(512)
Less: Transaction costs expected to be incurred by USI	3c	(8.221)
Less: Historical USI goodwill	3g	(19,670)
		49,887
Fair value adjustments of net assets acquired:
Property and equipment (see below)	3g	400
Costs and estimated earnings in excess of billings on uncompleted contracts	3g	3,000
Identifiable intangible assets (see below)
Trade names	3g	59,037
Customer relationships	3g	77,233
Deferred tax liabilities	3g	(42,900)
Goodwill	3g	$164,711

The property and equipment and other intangible asset adjustments up to fair value are presented as follows:

	Fair Value	Historical	Adjustment
	(thousands of dollars)
Property and equipment, net	$28,130	$27,730	$400
Trade Name	60,000	963	59,037
Customer relationships	90,000	12,767	77,233
Other intangibles	$150,000	$13,730	$136,270

4. Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments

The pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

(a)      Elimination of Hennessy Capital’s costs to locate a potential acquisition target (approximately $120 thousand for the period ended December 31, 2015), and approximately $4.06 million of costs of the Business Combination incurred by both Hennessy Capital (approximately $2.38 million) and USI (approximately $1.68 million) in the three months ended March 31, 2016. Also reflects the effect of the portion of such costs that are estimated to be deductible for income taxes at an approximately 36% tax rate.

(b)     Elimination of interest income on the Hennessy Capital trust assets.

(c)      Addition of incremental interest and financing cost on the Debt Financing expected to be entered into in connection with the Business Combination calling for an aggregate commitment of up to $100.0 million. The interest rate on the borrowing base at closing of the financing is expected to be 11%. Therefore, the condensed combined pro forma statements of operations for the three months ended March 31, 2016 and the year ended December 31, 2015 contain an adjustment for approximately $2.6 million and $10.4 million, respectively, representing (a) 11% annual interest on the pro forma outstanding debt of approximately $100.0 million ($11.0 million), plus (b) approximately $0.6 million of annual amortization of $3.0 million of original issue discount on the Debt Financing, plus (c) approximately $0.35 million of annual amortization of approximately $1.8 million of deferred financing costs (assuming the Debt Financing was outstanding at January 1, 2015) and (d) reduced by interest expense on the existing debt of $37.0 million that was repaid on the closing of the Business Combination. In addition, the condensed combined pro forma statements of operations for the three months ended March 31, 2016 and the year ended December 31, 2015 contain an adjustment for the related effect on income tax expense (approximately $0.92 million and $3.75 million, respectively) using a tax rate of approximately 36%. Each 0.125% change in the interest rate would generate an approximately $125 thousand change in interest expense.

(d)     [Reserved.]

(e)      To record incremental pro forma depreciation expense on the portion of the purchase price allocated to property and equipment. Depreciation expense associated with assets used in USI’s service delivery operations is recorded in cost of goods sold while depreciation expense associated with assets used in selling, general and administrative activities is recorded in selling, general and administrative expenses. The entire adjustment to fair value of $400 thousand results from assets associated with service delivery operations and results in an incremental increase in pro forma depreciation expense of $16 thousand and $63 thousand in the three months ended March 31, 2016 and the year ended December 31, 2015, respectively, each of which is added to cost of goods sold. Separately, the related income tax benefit of approximately $6 thousand and $23 thousand in the three months ended March 31, 2016 and the year ended December 31, 2015, respectively, at a 36% income tax rate is included as an adjustment to the pro forma income tax expense.

(f)      To record pro forma amortization expense on the portion of the purchase price allocated to identifiable intangible assets. A summary of the estimated amortization expense for the year ended December 31, 2015 of $15.9 million is set forth in the table below (dollars in thousands).

	Preliminary Fair Value	Estimated Useful Life in Years	Estimated Annual Amortization
Customer Relationships	$90,000	7	$12,857
Tradenames and Other	60,000	20	3,000
	$150,000		$15,857
Less: existing amortization			(1,280)
Incremental annual amortization			$14,577

The tax benefit of the additional annual amortization is estimated to be approximately $5.25 million at a 36% income tax rate. The incremental increase in amortization for the three months ended March 31, 2016 is approximately $3.3 million and the related tax benefit at 36% is approximately $1.2 million. Existing amortization was higher in the three months ended March 31, 2016 due to the three acquisitions completed by USI in 2015.

5. Earnings per Share

The pro forma adjustments to the unaudited combined pro forma statement of operations earnings per share consist of the following:

(a)      The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the historical Hennessy Capital weighted average number of shares outstanding of 6,110,000 for the three months ended March 31, 2016 and 5,652,000 for the period from April 29, 2015 (inception) to December 31, 2015, adjusted by: (a) 18,840,000 shares at March 31, 2016 and 19,297,885 shares at December 31, 2015, to increase the weighted average share amount to 24,949,885 outstanding at both March 31, 2016 and December 31, 2015, representing the total number of shares outstanding inclusive of the shares that would no longer be subject to possible redemption as a result of the Business Combination and (b) 7,174,000 and 7,062,000 shares at March 31, 2016 and December 31, 2015, respectively, estimated to be issued in connection with the Business Combination as follows:

	Three Months Ended March 31, 2016	Year Ended December 31, 2015
Weighted average shares reported	6,110,000	5,652,000
Add: Redeemable/IPO shares	18,840,000	19,298,000
Stock Consideration	7,174,000	7,062,000
Subtotal Added	26,014,000	26,360,000
Weighted average shares pro forma	32,124,000	32,012,000

Hennessy Capital currently has 35,040,664 warrants to purchase up to a total of 17,520,332 shares. Additionally, the          shares of convertible preferred stock that may be issued in connection with the PIPE Financing in an amount of up to $35.0 million will be convertible into up to 2.92 million shares of Hennessy Capital common stock. Because the warrants will be exercisable and the shares of convertible preferred stock will be convertible at per share amounts exceeding the current market price of Hennessy Capital common stock and the approximate per share redemption price of $10.00, the warrants and convertible preferred stock are considered antidilutive and any shares that would be issued upon exercise of the warrants or conversion of the convertible preferred stock are not included in the earnings per share calculations.

COMPARATIVE PER SHARE INFORMATION

The following table sets forth historical comparative share information for USI and Hennessy Capital and unaudited pro forma combined share information after giving effect to the Business Combination, assuming (i) that no holders of public shares exercise their redemption rights and (ii) that holders of 3,500,000 public shares exercise their redemption rights. The historical information should be read in conjunction with “Selected Historical Consolidated Financial Information of USI” and “Selected Historical Financial Information of Hennessy Capital” included elsewhere in this proxy statement and the historical financial statements of USI and Hennessy Capital included elsewhere in this proxy statement. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined share information does not purport to represent what the actual results of operations of USI and Hennessy Capital would have been had the Business Combination been completed as of the assumed date or for the periods presented below, or to project USI’s and Hennessy Capital’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the value of USI and Hennessy Capital would have been had the Business Combination been completed as of the assumed date or for the periods presented below, or the book value per share for any future date or period.

	USI (Historical)	Hennessy Capital (Historical)	Pro Forma Assuming No Redemption	Pro Forma Assuming Redemption of 3,500,000 Shares
As of and for the three months ended March 31, 2016	$2,658	$(2,416)	$(121)	$(121)
Shares outstanding
Common stock	1,109,888	6,258,908	32,124,000	28,624,000
Preferred stock	1,000,000	—	—	—
Net income (loss) per common share
Basic	$2.39	$(0.40)	$0.00	$0.00
Diluted	$2.31	$(0.40)	$0.00	$0.00
Cash dividends declared per share	$0.00	$0.00	$0.00	$0.00

	USI (Historical)	Hennessy Capital (Historical)	Pro Forma Assuming No Redemption	Pro Forma Assuming Redemption of 3,500,000 Shares
As of and for the year ended December 31, 2015
Shares outstanding
Common stock	1,109,888	6,017,294	32,012,000	28,512,000
Preferred stock	1,000,000	—	—	—
Net income (loss) per common share
Basic	$16.41	$(0.05)	$0.05	$0.05
Diluted	$15.59	$(0.05)	$0.05	$0.05
Cash dividends declared per share	$0.00	$0.00	$0.00	$0.00

SPECIAL MEETING IN LIEU OF 2016 ANNUAL MEETING OF HENNESSY CAPITAL STOCKHOLDERS

General

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders to be held on          , 2016, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about          , 2016. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting. In connection with the special meeting, we are also providing you with our Annual Report on Form 10-K for the year ended December 31, 2015.

Date, Time and Place of Special Meeting

The special meeting will be held at          Eastern time, on          , 2016, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of our common stock at the close of business on          , 2016, which is the record date for the special meeting. You are entitled to one vote for each share of our common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 24,949,885 shares of Hennessy Capital common stock outstanding, of which 19,959,908 are public shares and 4,989,977 are founder shares held by our Sponsor, independent directors and affiliates.

Vote of Hennessy Capital Founders and Chairman and CEO

In connection with our IPO, we entered into a letter agreement with each of the initial stockholders pursuant to which the initial stockholders agreed to vote any shares of Hennessy Capital common stock owned by them in favor of the Business Combination Proposal. This letter agreement also applies to our Sponsor as it relates to the founder shares and the requirement to vote its founder shares in favor of the Business Combination Proposal. Our Sponsor’s investment and voting decisions are determined by Hennessy Capital LLC, as its managing manager. Daniel J. Hennessy, our Chairman and Chief Executive Officer, is the managing member of Hennessy Capital LLC.

Concurrently with the execution of the Merger Agreement, our Sponsor and certain affiliates of our Sponsor (collectively, the “Hennessy Stockholders”), entered into a Voting and Support Agreement with USI (the “Voting and Support Agreement”), a copy of which is attached hereto as Annex E. Pursuant to the Voting and Support Agreement, the Hennessy Stockholders have agreed, among other things, to vote all of the shares of Hennessy Capital common stock held by the Hennessy Stockholders (representing as of the date hereof approximately 20% of the voting power of the Company):

•         in favor of the adoption of the Merger Agreement and approval of the Business Combination and other transactions contemplated by the Merger Agreement;

•         against any actions that would result in a breach by Hennessy Capital of any obligations or agreements contained in the Merger Agreement or the Voting and Support Agreement;

•         in favor of the proposals in this proxy statement; and

•         against alternative proposals or transactions to the Business Combination.

The Voting and Support Agreement generally prohibits the Hennessy Stockholders from transferring, or permitting to exist any liens on, their shares of Hennessy Capital common stock prior to the consummation of the Business Combination. The Voting and Support Agreement will automatically terminate upon the first to occur of (i) the mutual written consent of USI and the Hennessy Stockholders, (ii) the closing of the Business Combination, or (iii) the termination of the Merger Agreement in accordance with its terms. Due to the Hennessy Stockholders’ percentage ownership of Hennessy Capital common stock, the terms of the Voting and Support Agreement may substantially increase the probability of obtaining approval of the Business Combination Proposal and other proposals to be presented at the special meeting. The foregoing discussion summarizes the material terms of the Voting and Support Agreement. We urge you to read carefully the full text of the Voting and Support Agreement, which is attached hereto as Annex E and is incorporated herein by reference.

Our initial stockholders have waived any redemption rights, including with respect to shares of common stock purchased in our IPO or in the aftermarket, in connection with the Business Combination. The founder shares and placement warrants held by our initial stockholders have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us by July 28, 2017 (subject to the requirements of law). However, our initial stockholders are entitled to redemption rights upon our liquidation with respect to any public shares they may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the common stock outstanding and entitled to vote at the special meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for the purpose of determining the existence of a quorum.

Approval of the Business Combination Proposal, Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting or the failure of a Hennessy Capital stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will not be counted towards the number of shares of Hennessy Capital common stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the Incentive Plan Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the Business Combination Proposal, the Incentive Plan Proposal or the Adjournment Proposal.

The approval of the Charter Proposals each require the affirmative vote of the holders of a majority of the shares of our common stock. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting, or a broker non-vote with regard to any such proposal will have the same effect as a vote “AGAINST” such proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Broker non-votes will have no effect on the election of directors.

The Business Combination Proposal is conditioned on the approval of the Director Election Proposal. In addition, (i) the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and Proposal 2; and (ii) the Charter Proposals are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal does not require the approval of any other proposal to be effective. It is important for you to note that in the event that the Business Combination Proposal or, unless waived by USI, the Director Election Proposal do not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by July 28, 2017 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Recommendation to Hennessy Capital Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of the Company and our stockholders and unanimously recommends that its stockholders vote “FOR” each of these proposals.

When you consider the recommendation of our board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•         the approximately 4.98 million total founder shares (of which 200,000 are held by our independent directors, excluding the founder shares indirectly beneficially owned by our independent directors by virtue of their respective membership interests in the Sponsor) that our Sponsor (or its members), executive officers and independent directors will hold following the Business Combination, subject to certain lock-up agreements, which would have a value at May 13, 2016 of approximately $49.1 million based on the closing price of Hennessy Capital common stock as reported by NASDAQ and that are not subject to redemption;

•         the fact that our Sponsor paid an aggregate purchase price of $25,000, or approximately $0.005 per share, for its founder shares and such founder shares will have no value if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the founder shares;

•         the fact that our Sponsor paid approximately $7,540,000, or $0.50 per warrant, for its placement warrants and such placement warrants will expire worthless if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the placement warrants;

•         if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•         the continuation of four of our six existing directors as directors of the combined company; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Board when our Board approved the Business Combination.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to our stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instructions. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Charter Proposals. Broker non-votes will have the effect of a vote “AGAINST” the Charter Proposals but, assuming a quorum is otherwise validly established, broker non-votes and abstentions will have no effect on the other proposals to be considered at the special meeting of stockholders (but, in the case of Proposal 2, will represent the practical equivalent to votes “AGAINST” the Business Combination Proposal).

Voting Your Shares

Each share of our common stock that you own in your name entitles you to one vote on each of the proposals for the special meeting. Your one or more proxy cards show the number of shares of our common stock that you own.

•         You can vote your shares in advance of the special meeting by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our common stock will be voted as recommended by our board of directors. Our board of directors recommends voting “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal.

•         You can attend the special meeting and vote in person even if you have previously voted by submitting a proxy. You will be given a ballot when you arrive. However, if your shares of common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•         you may send another proxy card with a later date;

•         you may notify Nicholas A. Petruska, the Company’s Executive Vice President, Chief Financial Officer and Secretary, by telephone at (713) 300-8242, by email at npetruska@hennessycapllc.com or in writing to c/o Hennessy Capital Acquisition Corp. II, 700 Louisiana Street, Suite 900 Houston, Texas 77002 before the special meeting that you have revoked your proxy; or

•         you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called only to consider the approval of the Business Combination Proposal, the Incentive Plan Proposal, the Director Election Proposal, the Charter Proposals and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call Morrow & Co., LLC, our proxy solicitor, at (800) 662-5200 (toll free) or banks and brokers can call collect at (203) 658-9400.

Redemption Rights

Pursuant to our current amended and restated certificate of incorporation, any holders of our public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the trust account, less taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If you affirmatively vote for or against the Business Combination Proposal, demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO (calculated as of two business days prior to the consummation of the Business Combination, less taxes payable or amounts released to us for working capital). For illustrative purposes, based on funds in the trust account of approximately $199.8 million on March 31, 2016 (approximately $0.2 million of which was withdrawn in May 2016 for taxes and working capital purposes), the estimated per share redemption price would have been approximately $10.00.

In order to exercise your redemption rights, you must:

•         check the box on the proxy card to elect redemption;

•         check the box on the proxy card marked “Shareholder Certification”;

•         affirmatively vote for or against the Business Combination Proposal;

•         submit a request in writing prior to 5:00 p.m., Eastern time on          , 2016 (two business days before the special meeting) that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

and

•         deliver your public shares either physically or electronically through DTC to our transfer agent at least two business days before the special meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed above.

Each redemption of shares of Hennessy Capital common stock by our public stockholders will decrease the amount in our trust account, which held approximately $199.8 million as of March 31, 2016 (approximately $0.2 million of which was withdrawn in May 2016 for taxes and working capital purposes). If redemptions by our public stockholders cause the Aggregate Cash Amount to be less than $279.599 million (after payment of our transaction expenses, excluding the commitment and closing fees relating to the Debt Financing and the ABL Facility (as defined herein) and USI’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders) at the closing of the Business Combination, subject to the adjustments noted above, USI may, at its option, elect to not consummate the Business Combination. The issuance of 20% or more of our outstanding common stock pursuant to the Merger Agreement is contingent upon stockholder approval and the closing of the Business Combination.

Prior to exercising redemption rights, stockholders should verify the market price of our common stock, as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of our common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of our common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate an initial business combination by July 28, 2017 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders and our warrants will expire worthless.

Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Appraisal Rights

Appraisal rights are not available to holders of shares of our common stock in connection with the Business Combination.

THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve and adopt the Merger Agreement and the other transactions contemplated thereby, including the Business Combination. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Merger Agreement and the Business Combination. Please see the subsections below for additional information and a summary of the material provisions of the Merger Agreement, which is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement.

Because we are holding a stockholder vote on the Business Combination, our amended and restated certificate of incorporation provides that we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of our common stock that are voted at the special meeting, assuming that a quorum is present.

The Merger Agreement

The subsections that follow this subsection describe the material provisions of the Merger Agreement, but do not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Merger Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules and annexes attached thereto which are not filed publicly and which may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that differ from what may be viewed as material to investors. The representations and warranties in the Merger Agreement and the items listed in the disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read in conjunction with the information provided elsewhere in this proxy statement.

On April 1, 2016, we entered into the Merger Agreement with USI Parent pursuant to which, among other things and subject to the terms and conditions contained therein, we will consummate the acquisition of all of the outstanding capital stock of USI Parent through a merger of a wholly owned subsidiary of the Company with and into USI Parent, with USI Parent surviving such merger as a direct wholly owned subsidiary of the Company. Pursuant to the Merger Agreement, upon the effectiveness of the merger, each share of USI Parent common stock then outstanding will be converted into the right to receive cash and common stock of Hennessy Capital and each share of USI Parent preferred stock then outstanding will be converted into the right to receive an amount in cash, without interest, equal to the liquidation value of $30.00 per share of such preferred stock. Any shares of common stock of Hennessy Capital issued in the Business Combination pursuant to the Merger Agreement will be valued at a price of $10.00 per share.

Pursuant to the Merger Agreement, the aggregate merger consideration for the Business Combination is $348.5 million, subject to certain adjustments set forth in the Merger Agreement for USI’s cash, indebtedness, working capital and certain unpaid transaction expenses (other than USI’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders) and potential increase for certain “permitted acquisitions” (as described herein), if any, consummated by USI prior to the closing of the Business Combination (the “Total Merger Consideration”). We will pay the Total Merger Consideration partially in cash (the “Cash Consideration”) and partially in newly issued shares of our common stock at a value of $10.00 per share (the “Stock Consideration”), as follows:

•         The Cash Consideration represents the cash we will have available at closing to pay the Total Merger Consideration. The Cash Consideration will equal (i) the Aggregate Cash Amount (as defined herein), minus (ii) repayment of USI’s existing credit facility indebtedness, minus (iii) the amount of the Company’s transaction expenses (including USI’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders), minus (iv) the estimated unpaid transaction expenses of USI, to the extent that such expenses exceed USI’s estimated cash on hand at closing.

•         Upon closing of the Business Combination, $30.0 million of the Cash Consideration will be paid to holders of USI Parent preferred stock (in respect of the aggregate liquidation value of their shares of preferred stock), $3.0 million will be deposited into a purchase price adjustment escrow, $1.5 million will be deposited into an account designated by the Stockholder Representative, and the remaining Cash Consideration will be paid to holders of USI Parent common stock (including restricted stock).

•         If the amount contained in item (iii) above is greater than we estimate, the Cash Consideration will decrease by such amount, and the Stock Consideration will increase by a corresponding amount. Conversely, if the amount contained in item (iii) above is less than we estimate, the Cash Consideration will increase by such amount, and the Stock Consideration will decrease by a corresponding amount.

•         The Stock Consideration will equal the Total Merger Consideration minus the Cash Consideration, divided by $10.00 per share, and will be approximately 7.17 million shares of our common stock, assuming (i) the working capital adjustment is zero, (ii) USI does not complete any “permitted acquisitions” (as described herein) prior to the closing of the Business Combination, (iii) USI indebtedness and transaction expenses, taken together, exceed USI’s cash on hand at closing, and (iv) USI will use any excess cash on hand at closing, net of its unpaid transaction expenses, to repay USI’s existing credit facility indebtedness. The Stock Consideration will fluctuate if any of these assumptions proves inaccurate, as follows:

•         if there is a working capital adjustment  at closing in USI’s favor, USI completes one or more permitted acquisitions prior to the closing of the Business Combination, or USI’s cash on hand at closing exceeds the sum of USI indebtedness and unpaid transaction expenses, the Total Merger Consideration will increase, and the aggregate Stock Consideration will increase by one share of our common stock for each $10.00 of such increase in Total Merger Consideration; and

•         if there is a working capital adjustment at closing in the Company’s favor or if USI’s indebtedness (other than USI’s existing credit facility indebtedness) is greater than we estimate, the Total Merger Consideration will decrease, and the aggregate Stock Consideration will decrease by one share of our common stock for each $10.00 of such decrease in Total Merger Consideration.

The Cash Consideration will be funded through a combination of (i) cash held in our trust account after redemptions (as described herein), (ii) the amount raised pursuant to the anticipated Debt Financing (as defined herein), expected to be $100.0 million, and (iii) the net proceeds, if any, received by us from the potential PIPE Financing (as defined herein) in an amount of up to $35.0 million and any other issuance, sale and delivery of our equity securities pursuant to the Merger Agreement or as otherwise approved by USI Parent (the sum of clauses (i), (ii) and (iii) being referred to herein as the “Aggregate Cash Amount”). If the Aggregate Cash Amount (after payment of our transaction expenses, excluding the commitment and closing fees relating to the Debt Financing and the ABL Facility (as defined herein) and USI’s expenses incurred in connection with the preparation of this proxy statement) is less than $279.599 million, USI may, at its option, elect to not consummate the Business Combination. At March 31, 2016, the balance in our trust account was approximately $199.8 million (approximately $0.2 million of which was withdrawn in May 2016 for taxes and working capital purposes). For additional information regarding sources and uses for funding the Total Merger Consideration, see “— Sources and Uses for the Business Combination.”

At the closing, Hennessy Capital will deliver $3.0 million of the Cash Consideration into an escrow account for purposes of satisfaction of the purchase price adjustment under the Merger Agreement, with such account to be established and maintained by the escrow agent pursuant to the terms and conditions of an escrow agreement to be entered into on the closing date by Hennessy Capital, the Stockholder Representative and the escrow agent. The funds in the escrow account will serve as the sole and exclusive source of payment of any amount payable to Hennessy Capital for the purchase price adjustment. All fees, costs and expenses of the escrow agent will be paid by Hennessy Capital. If the purchase price adjustment requires that Hennessy Capital deliver additional consideration to USI Parent’s common stockholders, Hennessy Capital will pay or cause to be paid to USI Parent’s common stockholders such adjustment amount in cash with such amount not to exceed $3.0 million.

As promptly as practicable after the date of the Merger Agreement, Hennessy Capital has agreed to provide its public stockholders with the opportunity to redeem shares of Hennessy Capital common stock (the “Offer”) in conjunction with a stockholder vote on the transactions contemplated by the Merger Agreement. Hennessy Capital has further agreed (i) not to terminate or withdraw such redemption rights other than in connection with a valid termination of the Merger Agreement and (ii) to extend such period for public stockholders to exercise their redemption rights for any period required by any rule, regulation, interpretation or position of the SEC or NASDAQ.

Post-Business Combination Ownership of USI Parent and Hennessy Capital

After the Business Combination, Hennessy Capital will own 100.0% of USI Parent, and:

•         assuming no redemptions of public shares, (i) our public stockholders and (ii) our initial stockholders and affiliates will each own approximately 62% and approximately 16% of Hennessy Capital, respectively; and

•         assuming redemption by holders of 3.5 million public shares for cash, (i) our public stockholders and (ii) our initial stockholders and affiliates will own approximately 58% and approximately 17% of Hennessy Capital, respectively.

Closing of the Business Combination

The closing of the Business Combination is expected to take place on the second business day following the day on which the last of the conditions to the closing of the Business Combination (described under the subsection entitled “— Conditions to Closing of the Business Combination”) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Business Combination, but subject to the fulfillment or waiver of those conditions) or such other date as may be mutually agreed to by Hennessy Capital and USI Parent. Assuming timely satisfaction of the necessary closing conditions, Hennessy Capital and USI Parent currently expect the closing of the Business Combination to occur promptly after the special meeting of stockholders is concluded.

Conditions to Closing of the Business Combination

The obligation of the parties to complete the Business Combination is subject to the fulfillment of certain closing conditions, including, among others:

•         the Aggregate Cash Amount (after payment of the Company’s transaction expenses, excluding (i) the commitment and closing fees relating to the Debt Financing and the ABL Facility and (ii) USI’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders which, as described below, are considered the Company’s transaction expenses for purposes of the Merger Agreement) not amounting to less than $279.599 million at closing;

•         the Offer being completed in accordance with this proxy statement;

•         the shares of Hennessy Capital common stock to be issued as Hennessy Capital stock consideration having been approved for listing on NASDAQ, subject to official notice of issuance;

•         the approval of the Merger Agreement and the transactions contemplated thereby (including the Business Combination) by a majority of votes cast by stockholders that are present in person or by proxy at our special meeting;

•         unless waived by USI, the approval of the Director Election Proposal by stockholders holding a majority of our outstanding shares of common stock;

•         Messrs. Varner and Allen having been approved and duly elected or appointed to the board of directors of Hennessy Capital, effective as of the closing, and Hennessy Capital having offered each of these members the opportunity to enter into an agreement for indemnification (in addition to the indemnification provided for in Hennessy Capital’s organizational documents), effective as of the closing;

•         the Debt Financing having been funded pursuant to the Debt Financing Commitment;

•         the expiration or termination of the regulatory waiting periods under the HSR Act and certain other regulatory approvals, if any;

•         the accuracy of the representations and warranties of Hennessy Capital and USI Parent (subject in certain cases to certain materiality, knowledge and other qualifications) and the performance by Hennessy Capital and USI Parent in all material respects of their covenants and agreements required to be performed under the Merger Agreement;

•         USI Parent’s and Hennessy Capital’s receipt of a signature of the other for each transaction document to which the other is a party;

•         the Escrow Agreement having been executed and delivered by the parties thereto; and

•         Hennessy Capital having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer.

We cannot provide assurance as to when or if all of the conditions to the Business Combination will be satisfied or waived by the appropriate party. As of the date of this proxy statement, we have no reason to believe that any of these conditions will not be satisfied.

Permitted Acquisitions

Hennessy Capital has agreed to pay USI Parent’s existing common stockholders for certain permitted acquisitions that are consummated by USI prior to the closing date in an amount equal to (i) the total aggregate purchase price paid by USI in cash after the date of the Merger Agreement and prior to the closing date of the Business Combination for all such permitted acquisitions that occur after the date of the Merger Agreement and prior to the closing date of the Business Combination (including the amount of all reasonable and documented transaction fees and expenses that are paid after the date of the Merger Agreement and prior to the closing date of the Business Combination (including the reasonable and documented fees for financial and legal advisors) in connection with each such permitted acquisition) plus (ii) fifty percent (50%) of the sum of the permitted acquisition EBITDA increase for all permitted acquisitions that close and as to which the purchase price is paid prior to the closing date. For these purposes, the permitted acquisition EBITDA increase is the numerical value equal to (a) eight and one half (8.5), less (b) the

EBITDA multiple paid by USI for such permitted acquisition, multiplied by (c) the aggregate EBITDA of the acquired entity in such permitted acquisition for the full twelve-month period immediately prior to the consummation of the permitted acquisition.

Certain Tax Benefits

Pursuant to the Merger Agreement, Hennessy Capital has agreed that USI Parent’s existing common stockholders will receive tax refunds related to the pre-closing tax period. Hennessy Capital has also agreed to pay USI Parent’s existing common stockholders for certain transaction tax benefits for specified expenses incurred in connection with the Business Combination that are deductible for U.S. federal income tax purposes. The Merger Agreement contains customary provisions concerning the calculation and payment of these tax benefits as well as customary dispute resolution provisions.

Certain Existing Litigation

Pursuant to the Merger Agreement, Hennessy Capital has allowed the Stockholder Representative (on behalf of USI Parent’s existing common stockholders) to retain control over legal proceedings by USI Parent for recovery of amounts due to USI Parent from the resolution of the matter Columbus Drywall & Insulation, Inc., et al. v. Masco Corporation, et al., including any amounts recovered in the matter United Subcontractors, Inc. v. Rust Consulting, Inc., pending in the Superior Court of Fulton County, State of Georgia (the “Specified Proceeding”). The existing common stockholders of USI Parent will fully cover all costs and expenses related to such proceeding and shall be entitled to recovery of amounts recovered in the litigation. Accordingly, monetary awards or damages which may result from the conclusion, settlement or other resolution of the Specified Proceeding (that are recovered by USI Parent or any of its subsidiaries or any successor or assign thereof) shall be for the benefit of the existing common stockholders of USI Parent prior to the Business Combination, subject to certain specified exceptions in the Merger Agreement.

Efforts to Obtain Stockholder Approval and Consummate the Business Combination; Regulatory Matters

Unless the Merger Agreement is terminated in accordance with its terms, we have agreed to call a special meeting of our stockholders, for the purpose of such stockholders considering and voting on the approval and adoption of the Merger Agreement and any other matters required to be voted upon by such stockholders in connection with the transactions contemplated in the Merger Agreement (including the Business Combination). We may delay, postpone or adjourn such special meeting of our stockholders if, as of the time for which the stockholders meeting is originally scheduled, there are insufficient shares of our common stock represented (either in person or by proxy) and voting to adopt the Merger Agreement or the Director Election Proposal, or to constitute a quorum necessary to conduct the business of the special meeting. Our board of directors has, by a unanimous vote, approved the Business Combination and directed that the Merger Agreement and the Business Combination be submitted to our stockholders for their consideration.

Moreover, each party to the Merger Agreement has agreed to execute and deliver such documents and take such further actions as may be reasonably necessary or desirable to carry out the provisions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Upon the terms and subject to the conditions of the Merger Agreement, each of the parties to the Merger Agreement will use all commercially reasonable efforts under the circumstances to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement (including the Business Combination). In furtherance and not in limitation of the foregoing, the parties thereto will cooperate in using their commercially reasonable efforts promptly (a) to effect all registrations and filings with, and to obtain all consents, amendments, permits or other actions from, any person required to be made or obtained by the terms of the Merger Agreement or otherwise necessary or desirable for the due and punctual consummation of the transactions contemplated by the Merger Agreement (including the Business Combination) and (b) to fulfill all conditions to the consummation of the transactions contemplated by the Merger Agreement (including the Business Combination).

In addition, within twenty business days after the date of the Merger Agreement, with respect to the transactions contemplated by the Merger Agreement (including the Business Combination), Hennessy Capital and USI Parent will make, or cause to be made, the filing required (if any) of each of them or any of their respective subsidiaries or affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), with respect to the transactions contemplated thereby.

The parties to the Merger Agreement are also required to make, or cause to be made, as promptly as practicable, any filings necessary to obtain any other necessary regulatory approvals.

Neither Hennessy Capital nor USI Parent is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the HSR approval. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Termination

Hennessy Capital and USI Parent may terminate the Merger Agreement by mutual written consent at any time before the closing of the Business Combination, whether before or after Hennessy Capital’s stockholders have voted in favor the Merger Agreement.

In addition, a party may terminate the Merger Agreement at any time before the closing of the Business Combination by written notice to the other party under the following circumstances:

•         by Hennessy Capital if any of the representations or warranties of USI Parent will not be true and correct, or if USI Parent has failed to perform any covenant or agreement on the part of USI Parent set forth in the Merger Agreement (including an obligation to consummate the closing), such that the conditions to the closing would not be satisfied at or prior to August 12, 2016 (subject to applicable extensions of such date in the case of certain legal proceedings brought to specifically enforce the terms and provisions of the Merger Agreement, the “Outside Date”) and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to USI Parent;

•         by USI Parent if any of the representations or warranties of Hennessy Capital or the Merger Sub will not be true and correct, or if Hennessy Capital or the Merger Sub has failed to perform any covenant or agreement on the part of Hennessy Capital or the Merger Sub, respectively, set forth in the Merger Agreement (including an obligation to consummate the closing), such that the conditions to the closing would not be satisfied at or prior to the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to Hennessy Capital or the Merger Sub;

•         by either party if the closing has not occurred by the Outside Date;

•         by USI Parent if all of the conditions to Hennessy Capital’s obligation to close the Business Combination have been satisfied or waived, the closing has not occurred on or prior to the second business day after the satisfaction or waiver of such conditions to closing and USI Parent has notified Hennessy Capital at least two business days prior to exercising its termination right that it is ready, willing and able to consummate the Business Combination; or

•         by USI Parent by written notice to Hennessy Capital if (A) the Hennessy Capital board of directors withdraws (or modifies in any manner adverse to USI Parent), or proposes to withdraw (or modify in any manner adverse to USI Parent), the Hennessy Capital board’s recommendation in favor of the Merger Agreement and the Business Combination, or fails to reaffirm such recommendation as promptly as practicable (and in any event within five business days) after receipt of any written request to do so by USI Parent or (B) if the Hennessy Capital stockholder approval has not been obtained at the special meeting.

If the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, provisions concerning the Stockholder Representative, confidentiality, termination, general provisions and the confidentiality agreement between the parties will continue in effect), and neither Hennessy Capital nor USI Parent will have any further liability to any other party thereto except for liability for any knowing and intentional breach of the Merger Agreement prior to such termination) or fraud.

Fees and Expenses

No Termination Fees. If the Merger Agreement is validly terminated, no party thereto will have any liability or any further obligation whatsoever to any other party under the Merger Agreement in respect of any termination fees.

Except as expressly provided by the Merger Agreement, at the closing of the Business Combination, USI Parent will pay its own transaction expenses (other than expenses related to preparation of this proxy statement) and Hennessy Capital will pay its own transaction expenses. Except as expressly provided by the Merger Agreement, if the Merger Agreement is terminated, then each of USI Parent and Hennessy Capital will pay any and all of its own respective transaction expenses. Hennessy Capital will not bear any costs or expenses of any kind incurred by the Sponsor. Any filing fee required in connection with seeking the regulatory approvals will be paid fifty percent (50%) by Hennessy Capital as a Hennessy Capital transaction expense and fifty percent (50%) by USI Parent as a USI Parent transaction expense.

In addition, at the closing, Hennessy Capital will deliver $1.5 million to North American Direct Investment Holdings, LLC to provide it with funds to cover out-of-pocket expenses it incurs in serving as the Stockholder Representative for the purposes stated in the Merger Agreement. Other than reimbursement for its out-of-pocket expenses incurred in serving as the Stockholder Representative, North American Direct Investment Holdings, LLC will not be compensated for providing services under the Merger Agreement.

Pursuant to the Merger Agreement and subject to certain exceptions referenced in the Merger Agreement, “Transaction Expenses,” with respect to each of USI Parent and Hennessy Capital, means all of its costs and expenses incident to the negotiation and preparation of the Merger Agreement and the other documents and the performance and compliance with all agreements and conditions contained herein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees, underwriting and other third-party fees required to consummate the Merger, the fees and expenses charged by a lender pursuant to the payoff letters, and other costs and expenses associated with any of the foregoing. The Merger Agreement provides that Hennessy Capital’s Transaction Expenses will not exceed $22 million in the aggregate and will also include (i) USI’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders and (ii) the commitment and closing fees payable in connection with the Debt Financing and the ABL Facility; however, the amounts set forth in clauses (i) and (ii) are not subject to the $22 million cap and do not reduce the Aggregate Cash Amount for purposes of the $279.599 million minimum Aggregate Cash Amount closing condition described above.

Conduct of Business Pending the Business Combination

USI Parent has undertaken covenants that place customary restrictions on it and its subsidiaries until the consummation of the Business Combination (or, if earlier, the date the Merger Agreement is validly terminated). USI Parent has agreed, and has agreed to cause the acquired entities, to operate in its, or their, ordinary course of business.

Except with Hennessy Capital’s prior consent (which consent will not be unreasonably withheld, conditioned or delayed) or as otherwise contemplated by the Merger Agreement, USI Parent has also agreed that, subject to certain specifically scheduled and identified exceptions set forth in the Merger Agreement, or as may be required by law or the Merger Agreement, USI Parent will not, and USI Parent will cause USI and its subsidiaries not to, undertake the following actions:

•         amend the organizational documents of USI Parent and its subsidiaries;

•         effect any recapitalization, reclassification, equity split or like change in the capitalization of USI Parent and its subsidiaries;

•         except upon the vesting of shares of restricted stock and certain other customary exceptions, issue, sell, deliver or otherwise dispose of any equity securities, or grant any options, convertible securities, warrants or other rights to purchase or subscribe for equity securities;

•         make any redemption or purchase of the equity interests of USI Parent and its subsidiaries (other than up to $500,000 in repurchases of certain company stock (including any shares of restricted stock) from former employees of USI Parent or its subsidiaries pursuant to existing agreements or any company employee benefit plan);

•         make any capital investment in, or any advance or loan to, any other person;

•         sell, assign or transfer any material portion of its tangible assets, except in the ordinary course of business for (i) inventory assets and (ii) non-inventory assets having an aggregate value of less than $500,000 and except for sales of obsolete assets or assets with de minimis or no book value;

•         mortgage, encumber, pledge, or impose any lien upon any of its assets, except in the ordinary course of business;

•         sell, assign, transfer or exclusively license any material patents, trademarks, trade names or copyrights, except in the ordinary course of business;

•         materially amend or voluntarily terminate any material contract other than in the ordinary course of business;

•         make any material capital expenditures or commitments therefor other than those reflected in USI Parent’s budget as of the date of the Merger Agreement and scheduled, or amounts not specified in such budget that do not exceed $500,000 in the aggregate;

•         enter into any other transaction with any of its directors, officers or employees outside the ordinary course of business;

•         except in the ordinary course of business or as required under the terms of any company employee benefit plan as of the date of the Merger Agreement, (i) materially increase salaries, severance, pension, bonuses or other compensation and benefits payable by USI Parent or any subsidiary to any of its employees, officers, directors or other service providers; (ii) materially increase the benefits under any company employee benefit plan; (iii) terminate or materially amend any company employee benefit plan or adopt any company employee benefit plan; or (iv) hire or engage any new employee or consultant, if such new employee or consultant will receive annual base compensation in excess of $150,000;

•         except where control over such settlement is held by the insurer under a policy of insurance set forth on a schedule, settle any legal proceeding if (i) the amount payable by USI Parent or any subsidiary in connection therewith would exceed $500,000 or (ii) would be reasonably likely to have a material and adverse effect on the post-closing operations of the business of USI Parent or any subsidiary;

•         cancel any material third-party indebtedness owed to USI Parent or any subsidiary;

•         prepare or file any tax return inconsistent with past practice or, on any such tax return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the closing date or accelerating deductions to periods ending on or before the closing date), settle or otherwise compromise any claim relating to taxes, enter into any closing agreement or similar agreement relating to taxes, otherwise settle any dispute relating to taxes, or request any ruling or similar guidance with respect to taxes, in each case unless required by law or GAAP;

•         make any acquisition or consummate any merger or similar business combination or enter into any agreement for an acquisition, merger or similar business combination with any person, in each case except for certain permitted acquisitions; or

•         agree, whether orally or in writing, to do any of the foregoing, or agree, whether orally or in writing, to any action or omission that would result in any of the foregoing.

Between the date of the Merger Agreement and the closing of the Business Combination, without the prior consent of Hennessy Capital, USI Parent will keep all scheduled insurance policies, or policies that are substantially similar in all material respects with the terms, conditions, retentions, and limits of liability under the scheduled insurance policies, in full force and effect and not take any action (other than file bona fide claims) that would make an insurance policy void or voidable or might result in a material increase in the premium payable under an insurance policy or prejudice the ability to effect equivalent insurance in the future.

Hennessy Capital has also undertaken covenants that place customary restrictions on it until the consummation of the Business Combination (or, if earlier, the date the Merger Agreement is validly terminated). Hennessy Capital has agreed to operate in its ordinary course of business and not take any of the below actions without USI Parent’s prior consent (unless otherwise contemplated by the Merger Agreement):

•         make any amendment or modification to any of Hennessy Capital’s governing documents;

•         take any action in violation or contravention of any of Hennessy Capital’s governing documents, applicable law or any applicable rules and regulations of the SEC and NASDAQ;

•         issue, sell or deliver any of its equity securities or issue or sell any securities convertible into or exercisable or exchangeable for, or options with respect to, or warrants to purchase or rights to subscribe for, any of Hennessy Capital’s equity securities;

•         make any redemption or purchase of Hennessy Capital’s equity interests, except pursuant to the Offer;

•         effect any recapitalization, reclassification, equity split or like change in Hennessy Capital’s capitalization;

•         make any amendment or modification to the trust agreement;

•         make or allow to be made any reduction in the trust amount, other than as expressly permitted by Hennessy Capital’s governing documents;

•         contact any customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of any of the acquired entities regarding any of the acquired entities, its business or the transactions contemplated by the Merger Agreement;

•         amend, waive or terminate, in whole or in part, the Voting and Support Agreement;

•         establish any subsidiary or acquire any interest in any asset; or

•         enter into any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Additional Covenants of the Parties

The Merger Agreement also contains customary mutual covenants relating to the preparation of this proxy statement, the granting of access to information, the filing of tax returns and other tax matters, confidentiality, public announcements with respect to the transactions contemplated by the Merger Agreement, notification in certain events, the procurement of applicable third party consents, exclusivity with respect to the transactions contemplated by the Merger Agreement (and with respect to any alternative transactions), the retention of various books and records of permissible stockholder votes, the termination of specifically identified related party agreements, transactions involving shares of Hennessy Capital common stock, and the preservation of Hennessy Capital’s status as a listed company on NASDAQ.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

If the closing occurs, Hennessy Capital will cause all rights to indemnification and all limitations on liability existing in favor of any employee, officer, director, managing member or manager of USI Parent or any of its subsidiaries, in each case that is an individual (collectively, the “Company Indemnitees”), as provided in the organizational documents of the applicable company to survive the consummation of the transactions contemplated by the Merger Agreement and continue in full force and effect and be honored by Hennessy Capital after the closing of the Business Combination. If the closing of the Business Combination occurs, Hennessy Capital will cause the acquired entities to pay all expenses to any Company Indemnitee incurred in successfully enforcing the indemnity or other obligations provided for in the Merger Agreement.

USI Parent will, or will cause its affiliates to, obtain at its or their expense a “tail” directors’ and officers’ liability insurance policy, effective for a period of at least six years from the closing date, for the benefit of USI Parent and its subsidiaries or any of their officers and directors, as the case may be, with respect to claims arising from facts or events that occurred on or before the closing date. Fifty percent (50%) of the cost of such policy will be treated as a transaction expense of Hennessy Capital and fifty percent (50%) of the cost of such policy will be treated as a transaction expense of USI Parent.

Employee Matters

To be effective as of the closing of the Business Combination, assuming stockholder approval of the Incentive Plan Proposal, Hennessy Capital will adopt the Incentive Plan, the form of which is attached as Annex D to this proxy statement. For additional information and a discussion of the Incentive Plan, please see the section entitled “The Business Combination Proposal — Incentive Plan Proposal.”

Prior to the closing of the Business Combination, USI Parent will use its commercially reasonable efforts to obtain waivers of any payments and/or benefits that may constitute “parachute payments” (within the meaning of Section 280G of the Code) and as to which such person waives his or her rights to some or all of such payments and/or benefits applicable to such person so that no remaining payments and/or benefits applicable to such person will be deemed to be “parachute payments”, and will solicit stockholder approval of all such payments and/or benefits, such that such payments and benefits will not be deemed to be “parachute payments” under Section 280G of the Code and that the deduction of such payments and/or benefits will not be limited by the application of Section 280G of the Code.

Trust Account Waiver

USI Parent and its subsidiaries have acknowledged that the trust account is for the benefit of Hennessy Capital’s public stockholders and that Hennessy Capital may disburse funds from the trust account only in certain limited circumstances, but USI Parent has retained its ability to seek specific performance under the Merger Agreement, as described in the “Remedies” section below.

Remedies

Post-Closing Remedies; Specific Performance. With the exception of the representation relating to capitalization of USI Parent (which will survive for one year following the closing), no representations or warranties in the Merger Agreement will survive the closing or the termination of the Merger Agreement. With the exception of certain indemnification obligations of Hennessy Capital relating to certain indemnitees of USI, no covenants and agreements in the Merger Agreement will survive the closing or the termination of the Merger Agreement. Except in the case of fraud, Hennessy Capital will not be entitled to claim or recover with respect to a breach of the representation relating to capitalization of USI Parent an aggregate monetary amount in excess of the aggregate Cash Consideration (subject to adjustments as set forth in the Merger Agreement).

Additionally, the parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by Hennessy Capital, on the one hand, and USI Parent, on the other hand, made for the benefit of the other, which in certain cases are subject to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement. The representations and warranties are customary for transactions similar to the Business Combination.

Many of the representations and warranties are reciprocal and apply to both Hennessy Capital, on the one hand, and USI Parent and its subsidiaries, on the other hand, which relate to, among other things:

•         corporate matters, including due organization, existence and good standing;

•         authority relative to execution and delivery of the Merger Agreement and other ancillary agreements;

•         absence of any breach or violation of organizational documents, applicable law or certain agreements as a result of the consummation of the Business Combination;

•         required consents and approvals of U.S. and foreign governmental entities in connection with the Business Combination;

•         legal proceedings;

•         fair presentation of financial statements;

•         broker’s fees payable in connection with the Business Combination and/or the Merger Agreement; and

•         the accuracy of information supplied for inclusion in this proxy statement and other similar documents.

Additional representations and warranties made by USI Parent and its subsidiaries to Hennessy Capital relate to, among other things:

•         capitalization and subsidiaries;

•         absence of undisclosed liabilities;

•         absence of certain changes;

•         real property;

•         tax matters;

•         material contracts;

•         intellectual property;

•         consents;

•         employee benefit plans;

•         insurance;

•         legal requirements and permits;

•         environmental matters;

•         relationships with related persons;

•         employees, employment matters and independent contractors;

•         material customers and suppliers;

•         bank accounts;

•         absence of certain payments;

•         books and records;

•         title, condition and sufficiency of assets;

•         vote required; and

•         permitted acquisitions.

Additional representations and warranties of Hennessy Capital made to USI Parent relate to, among other things:

•         SEC filings, the absence of misstatements or omissions from such filings and compliance with the Sarbanes-Oxley Act of 2002;

•         disclosure controls and procedures and internal controls over financial reporting;

•         the Debt Financing;

•         formation of the Merger Sub;

•         solvency and the adequacy of funds;

•         the funds in the trust account;

•         NASDAQ listing; and

•         receipt of UBS’s fairness opinion.

No Survival of Representations and Warranties or Post-Closing Indemnification

Each representation, warranty, covenant, undertaking and agreement contained in the Merger Agreement will expire as of, and will not survive, the consummation of the Business Combination (except for USI Parent’s representation and warranty concerning capitalization and certain indemnification obligations of Hennessy Capital relating to certain indemnitees of USI). If the Business Combination is completed, neither USI Parent nor any of its subsidiaries (and their respective affiliates, directors, officers, employees, stockholders, partners, members or representatives) shall have any liability with respect to any such representation, warranty, covenant, undertaking or agreement that expires as of the consummation of the Business Combination and no party to the Merger Agreement has any post-closing indemnification obligations to the other party thereto, except for certain indemnification obligations of Hennessy Capital relating to certain indemnitees of USI.

Definition of Material Adverse Effect

Many of the representations and warranties made by each of Hennessy Capital and USI Parent are qualified by materiality or a material adverse effect standard. For the purposes of the Merger Agreement, “material adverse effect” means:

•         with respect to USI Parent and its subsidiaries, any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate, has had, or would be reasonably likely to have, a materially adverse effect on (a) the business, assets, properties or condition (financial or otherwise) of USI Parent and its subsidiaries, taken as a whole, or (b) the ability of USI Parent and its subsidiaries to consummate the transactions contemplated by the Merger Agreement, and

•         with respect to Hennessy Capital, any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would have a material adverse effect on the ability of Hennessy Capital or the Merger Sub to consummate the transactions contemplated by the Merger Agreement.

In determining whether a material adverse effect to USI Parent and its subsidiaries has occurred or is reasonably likely to occur, the parties will disregard any adverse change, effect, event, occurrence, state of facts, circumstance or development attributable to:

a)       operating, business, regulatory or other conditions in the industry in which USI Parent and its subsidiaries operate;

b)       general economic conditions, including changes in the credit, debt or financial, capital markets, in each case in the United States or anywhere else in the world;

c)       conditions in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world including (i) changes in interest rates in the United States and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

d)       any stoppage or shutdown of any United States government activity (including any default by the United States government or delays in payments by government agencies or delays or failures to act by any governmental entity);

e)       the announcement or pendency or consummation of the transactions contemplated by the Merger Agreement (including the identity of Hennessy Capital) or compliance with the terms of, or taking any action permitted by, the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, and any other negative development (or potential negative development) of USI Parent or any of its subsidiaries with, any clients, customers, suppliers, distributors, partners, financing sources, directors, officers or other employees and/or consultants and/or on revenue, profitability and cash flows;

f)        changes in GAAP or other accounting requirements or principles or any changes in applicable laws or the interpretation thereof or other legal or regulatory conditions;

g)       actions required to be taken under applicable laws or contracts;

h)       the failure of USI Parent or any of its subsidiaries to meet or achieve the results set forth in any internal budget, plan, projection or forecast;

i)        global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; and

j)        hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters and other force majeure events in the United States or any other country or region in the world;

provided, however, that with respect to each of items (a) through (d), (f), (g), (i) and (j), any change, effect, event, occurrence, state of facts, circumstance or development referred to above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event, occurrence, state of facts, circumstance or development has a disproportionate effect on USI Parent and its subsidiaries compared to other participants in the industries in which USI Parent and its subsidiaries primarily conduct their businesses.

Registration Rights

Pursuant to the Merger Agreement, Hennessy Capital has agreed to provide registration rights to the existing common stockholders of USI Parent in respect of the shares of our common stock to be received by such stockholders in the Business Combination. Pursuant to such agreement, such parties will hold registration rights that obligate us to register for resale under the Securities Act, among other shares, all or any portion of the shares of our common stock that they acquire in connection with the Business Combination. Following the closing of the Business Combination, we will register for resale under the Securities Act the shares of common stock issued in connection with the Business Combination and will use reasonable best efforts to cause such registration statement to become effective no later than 180 days after the closing of the Business Combination, subject to certain limitations and conditions set forth in the Merger Agreement. There are no penalties associated with delays in registering such shares of common stock under the Merger Agreement.

Hennessy Capital will pay all registration fees under the Securities Act, all printing expenses and all fees and disbursements of Hennessy Capital’s legal counsel, Hennessy Capital’s independent registered public accounting firm and any other persons retained by Hennessy Capital, and any other expenses incurred by Hennessy Capital. Each participating common stockholder will pay any discounts, commissions and transfer taxes, if any, attributable to the sale of registrable stock and any other expenses (including the fees and expenses of any separate counsel and other advisors and agents, if any, to such participating common stockholder) incurred by it. In addition, Hennessy Capital will pay the reasonable fees and expenses of one legal counsel (which fees and expenses shall not exceed $35,000 in the aggregate) to represent the interests of the participating common stockholders.

Amendment of the Merger Agreement

At any time prior to the closing of the Business Combination, the Merger Agreement may be amended or supplemented by written agreement of the parties thereto.

THE DESCRIPTION OF THE MERGER AGREEMENT IN THIS PROXY STATEMENT HAS BEEN INCLUDED TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS. THE MERGER AGREEMENT CONTAINS REPRESENTATIONS AND WARRANTIES MADE BY AND TO THE PARTIES AS OF SPECIFIC DATES. THE STATEMENTS EMBODIED IN THOSE REPRESENTATIONS AND WARRANTIES WERE MADE FOR PURPOSES OF THE CONTRACTS BETWEEN THE PARTIES AND ARE SUBJECT TO QUALIFICATIONS AND LIMITATIONS AGREED BY THE PARTIES IN CONNECTION WITH NEGOTIATING THE TERMS OF THE MERGER AGREEMENT. IN ADDITION, CERTAIN REPRESENTATIONS AND WARRANTIES WERE MADE AS OF A SPECIFIED DATE OR MAY HAVE BEEN USED FOR THE PURPOSE OF ALLOCATING RISK BETWEEN THE PARTIES RATHER THAN ESTABLISHING MATTERS AS FACTS. ACCORDINGLY, THE REPRESENTATIONS AND WARRANTIES AND OTHER PROVISIONS OF THE MERGER AGREEMENT SHOULD NOT BE READ ALONE, BUT INSTEAD SHOULD BE READ ONLY IN CONJUNCTION WITH THE INFORMATION PROVIDED ELSEWHERE IN THIS PROXY STATEMENT. SEE “WHERE YOU CAN FIND MORE INFORMATION.”

Voting and Support Agreement

For information about the Voting and Support Agreement, see “Special Meeting in Lieu of 2016 Annual Meeting of Hennessy Capital Stockholders — Vote of Hennessy Capital Founders and Chairman and CEO.”

Acquisition Financing

We expect that a portion of the Cash Consideration will be funded from the Debt Financing, expected to be $100.0 million, that GSO Capital Partners, LP has committed to fund at closing of the Business Combination pursuant to an amended and restated debt commitment letter, dated April 7, 2016 (the “GSO Commitment Letter”). Concurrently with the consummation of the Business Combination, we expect to enter into a $100.0 million senior secured term loan facility (the “Term Loan Facility”) under a credit agreement with an administrative agent acceptable to GSO Capital Partners, LP and us. The Term Loan Facility will be guaranteed by the Company and all of our wholly owned domestic subsidiaries (other than United Subcontractors, Inc., which will be the borrower thereunder). Additionally, the size of the Term Loan Facility could increase by $25.0 million pursuant to an uncommitted incremental facility. We have also entered into an amended and restated commitment letter, dated April 7, 2016, with Wells Fargo Bank, N.A. in connection with a new $25.0 million senior secured asset-based revolving credit facility (the “ABL Facility”) for working capital purposes (the “Wells Fargo Commitment Letter” and, together with the GSO Commitment Letter, the “Debt Commitment Letters”). The availability of the debt facilities contemplated by the Debt Commitment Letters is subject to certain conditions described below, which we may fail to meet. There is a risk that one or more of the conditions to the Term Loan Facility or the ABL Facility will not be satisfied and that the Term Loan Facility or the ABL Facility may not be funded when required. For more information regarding the Term Loan Facility and the ABL Facility, see the sections entitled “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations — New Senior Secured Term Loan Facility” and “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations — New Senior Secured ABL Revolving Credit Facility,” respectively.

Conditions

The availability of the Term Loan Facility and the ABL Facility pursuant to the Debt Commitment Letters are subject to the satisfaction or waiver (if applicable) of the following conditions precedent:

•         Except as contemplated by the Merger Agreement, since December 31, 2015, no Material Adverse Effect (as defined in the Merger Agreement) has occurred;

•         The Business Combination shall be consummated in accordance with the terms of the Merger Agreement;

•         The contribution of Cash Consideration to HCAC II, Inc. contemplated by the Merger Agreement shall have been consummated;

•         The refinancing of USI’s existing loan facility shall have occurred;

•         The lenders shall have received certain financial statements and projections regarding USI;

•         The parties shall have executed the customary loan documents necessary to consummate the Debt Financing;

•         The lenders shall have received all required documentation under applicable “know your customer” and anti-money laundering laws;

•         The Company shall have paid, or caused to be paid, all fees and expenses due to the lenders;

•         The representations made by the Company in the Debt Commitment Letters shall be true and correct, subject to certain qualifications;

•         In the case of the ABL Facility, a capital structure reasonably satisfactory to the administrative agent and receipt of proceeds from the Term Loan Facility in an aggregate amount of at least $100 million (subject to certain reductions) on terms and conditions reasonably satisfactory to the administrative agent;

•         In the case of the ABL Facility, minimum liquidity of the loan parties at closing, after giving effect to the initial use of proceeds (including the payment of all fees and expenses), of not less than $7,500,000, of which at least $5,000,000 must be derived from excess availability (excluding any qualified cash permitted under the borrowing base) under the ABL Facility, USI’s LTM Adjusted EBITDA (as mutually agreed upon) for the last twelve months prior to the closing date shall not be less than $40.0 million, and the administrative agent shall have received a closing borrowing base certificate so as to obtain current results; and

•         In the case of the Term Loan Facility, there is satisfactory evidence that (i) the ratio of consolidated total debt to pro forma LTM Adjusted EBITDA (as mutually agreed upon) of USI measured as of April 1, 2016 does not exceed 2.5 to 1.0 after giving effect to all transactions contemplated by the Merger Agreement and (ii) USI’s LTM Adjusted EBITDA (as mutually agreed upon) for the last twelve months prior to the closing date of the Business Combination is not less than $40.0 million.

In connection with the Business Combination, we may (at our option) sell up to $35.0 million of our convertible preferred stock in a private placement to one or more institutional investors and may issue, sell and deliver other equity securities pursuant to the Merger Agreement or as otherwise approved by USI Parent.

Background of the Business Combination

Hennessy Capital is a blank check company formed in Delaware on April 29, 2015 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of a thorough search for a potential transaction using the extensive network and investing and operating experience of our management team and board of directors. The terms of the Business Combination were the result of thorough negotiations between the representatives of Hennessy Capital and USI.

The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

From the date of our IPO through the execution of the Merger Agreement on April 1, 2016, Hennessy Capital considered a number of potential target companies with the objective of consummating an acquisition. Representatives of Hennessy Capital contacted, and were contacted by, a number of individuals and entities who offered to present ideas for acquisition opportunities, including financial advisors and companies within the diversified industrial manufacturing, distribution and services sectors in the United States. Hennessy Capital compiled a pipeline of high priority potential targets and updated and supplemented such pipeline from time to time. This pipeline was periodically shared, in depth, with the Board of Directors of Hennessy Capital.

During that period, Hennessy Capital and representatives of Hennessy Capital:

•         Identified, evaluated and contacted 139 potential acquisition targets;

•         Conducted initial business and financial due diligence or had meaningful engagements with representatives of 23 potential acquisition targets (other than USI);

•         Provided an initial non-binding indication of interest to four potential acquisition targets (other than USI) or their representatives; and

•         Submitted a letter of intent and commenced confirmatory due diligence with respect to one potential acquisition target (other than USI).

Hennessy Capital reviewed the potential acquisition targets based on the same criteria discussed below and used in evaluating the Business Combination. These criteria included established middle-market businesses with proven track records, experienced management teams and strong competitive positions with, or with the potential for, revenue and earnings growth and attractive free cash flow generation. Hennessy Capital focused on sectors exhibiting secular growth or the potential for a near-term cyclical uptick, and within those sectors, focused only on companies that Hennessy Capital management believed would benefit from being a publicly traded company.

Timeline of the Business Combination

Following the completion of the IPO in July 2015, representatives of Hennessy Capital engaged in extensive discussions with a number of different financial advisors and companies within the diversified industrial, manufacturing, distribution and services sector in the United States with respect to potential acquisition opportunities. After several meetings and consultations with XMS Capital Partners, LLC (“XMS”), Hennessy Capital decided to engage XMS as a financial advisor to assist Hennessy Capital with sourcing potential acquisition opportunities, given XMS’ understanding of the value proposition of the special purpose acquisition company (or SPAC) vehicle to potential acquisition targets and sellers, its extensive relationships within Hennessy Capital’s target industries and its involvement with Hennessy 1. On September 23, 2015, Hennessy Capital entered into an engagement letter with XMS. Hennessy Capital also consulted with its IPO underwriters, UBS Securities LLC (“UBS”), Cantor Fitzgerald & Co. (“Cantor Fitzgerald”) and BMO Capital Markets Corp. (“BMO”), regarding potential acquisition opportunities. Hennessy Capital had engaged UBS as a joint bookrunning manager in its IPO due to UBS’s status as a highly reputable firm and its significant established relationships with fundamental investors, both institutional investors and high net worth individuals, and had engaged Cantor and BMO due to their knowledge and experience with the SPAC structure and relationships with potential investors and acquisition targets.

The efforts of Hennessy Capital to find a business combination transaction progressed to the point that beginning in September 2015, Hennessy Capital engaged in detailed discussions and due diligence with a global distributor and manufacturer of automotive products to original equipment manufacturers and after-market customers (“Company A”). Hennessy Capital submitted a non-binding indication of interest to Company A in late September 2015. During September 2015, Hennessy Capital and certain of its advisors performed business and financial due diligence on Company A.

Early in the week of September 21, 2015, representatives of RBC Capital Markets (“RBC”), financial advisor to USI, called Daniel J. Hennessy, Chairman and Chief Executive Officer of Hennessy Capital, to discuss a company in the building products sector that could be of interest to Hennessy Capital.

On September 29, 2015, Hank Johnson, Josh Rosenbaum and other members of the RBC team called Nicholas Petruska, Hennessy Capital’s Chief Financial Officer, to discuss a potential business combination with USI, the company that the RBC team believed could be of interest to Hennessy Capital. RBC proposed a business combination with USI to Hennessy Capital because USI’s business was consistent with Hennessy Capital’s stated investment strategy and RBC’s belief that the SPAC structure would offer an attractive exit vehicle for USI stockholders due to, among other reasons, (i) its ability to provide partial liquidity to existing USI stockholders while still enabling an ongoing ownership interest, (ii) the potential for appreciation in the SPAC stock post-business combination and (iii) providing additional currency (in the form of publicly traded SPAC stock) to facilitate accretive acquisitions for the combined company.

On October 5, 2015, Hennessy Capital and USI executed a confidentiality and non-disclosure agreement and the full RBC team held a call with Mr. Hennessy and Mr. Petruska. The RBC team presented further background on the potential USI opportunity as well as their view as to why a SPAC structure was the right solution for USI and its stockholders and provided Hennessy Capital with a confidential information memorandum (including certain target financial information) for the USI opportunity.

On October 7, 2015, Mr. Hennessy and Mr. Petruska discussed the merits of a business combination with USI with Nathan Bond of UBS at UBS’ offices in New York City. In addition to its involvement in Hennessy Capital’s IPO, UBS was known to Messrs. Hennessy and Petruska as a prominent investment bank that has been active in the building products sector, and Mr. Bond is an Executive Director and leads the firm’s efforts in the building products sector for the Americas.

On October 12, 2015, following the discussions with representatives of RBC and UBS and review of the confidential information memorandum for USI, Hennessy Capital submitted a non-binding indication of interest to acquire USI at an enterprise value of $369 million, or 9.0x USI’s estimated 2015 pro forma adjusted EBITDA of $41 million, in a debt-free, cash-free transaction. This indication of interest contemplated that Hennessy Capital would arrange for a significant acquisition line of credit to finance future acquisitions.

On October 14, 2015, Hennessy Capital and RBC held a conference call to discuss the indication of interest.

On October 16, 2015, Hennessy Capital and RBC held a conference call to further discuss the indication of interest, and RBC indicated Hennessy Capital would be provided with access to USI’s virtual data room and have an opportunity to meet with USI management. Hennessy Capital was provided with access to the virtual data room shortly thereafter.

On October 19, 2015, Hennessy Capital submitted a letter of intent to Company A. Thereafter, Hennessy Capital continued its business and financial due diligence on Company A.

Beginning in November 2015 and continuing thereafter, Hennessy Capital retained various advisors to assist Hennessy Capital in conducting its due diligence review of USI, including Sidley Austin LLP, as transaction counsel (“Sidley”), AON plc, as insurance, risk management and wages and benefits advisor (“Aon”), Grant Thornton LLP, as quality of earnings, accounting and tax advisor (“Grant Thornton”), Ellenoff Grossman & Schole LLP, SPAC counsel (“EGS”), and L.E.K Consulting, with respect to commercial and operational due diligence.

On November 10, 2015, Hennessy Capital conducted its third quarter 2015 regularly scheduled Board of Directors meeting in Houston, Texas. Hennessy Capital management introduced the potential USI opportunity and provided a detailed update on Company A and related due diligence efforts and discussions with Company A. Hennessy Capital management also updated directors regarding other potential business combination opportunities under evaluation, including a provider of automotive transportation and logistics services, a provider of specialized engineering, professional and information technology services, a cabinetry manufacturer and a filtration products manufacturer.

On November 10, 2015, Mr. Hennessy and Mr. Petruska met the RBC team and the USI management team for dinner in New York City for an introductory meeting. USI’s Chief Executive Officer, Leo William Varner, Jr., was present at the dinner, along with Curt Petersen, USI’s Chief Financial Officer, and two other USI executives.

On November 11, 2015, USI conducted a management presentation at the offices of Willkie Farr & Gallagher LLP in New York City (“Willkie”), who had been engaged as transaction counsel to USI. USI was joined by RBC, and Hennessy Capital was joined by various advisors, including UBS and Cantor Fitzgerald.

On November 17, 2015, Mr. Hennessy, Kevin Charlton, Hennessy Capital’s Chief Operating Officer, and Mr. Petruska met with USI Board of Director and Transaction Committee member Kevin Kruse of Seven Mile Capital Partners LP (a significant stockholder of USI), in his role as USI director and member of the  Transaction Committee of the USI board, to discuss the SPAC structure and Hennessy Capital’s proposal to acquire USI. Mr. Kruse was joined by Mr. Johnson and Mr. Rosenbaum of RBC.

In November 2015, Company A informed Hennessy Capital that it was discontinuing discussions and entering into negotiations with a strategic buyer with respect to a possible business combination.

On December 9, 2015, Hennessy Capital held a call with USI management regarding USI’s financial projections. Hennessy Capital was joined by Grant Thornton. USI was joined by RBC.

On December 10, 2015, a meeting was held between Hennessy Capital, the Transaction Committee of USI’s Board of Directors and representatives from RBC and Willkie at Willkie’s offices in New York City. Hennessy Capital introduced its management team, the SPAC structure and its strategic plans for the business.

On December 10, 2015, representatives from Hennessy Capital met with representatives of GSO Capital Partners, LP (“GSO”), with whom Mr. Hennessy had a previous business relationship, at GSO’s offices in New York City to discuss potential acquisition financing for the USI transaction.

On December 14, 2015, Hennessy Capital submitted a non-binding letter of intent for $328 million, or 8.0x USI’s estimated 2015 pro forma adjusted EBITDA of $41 million. Such lower targeted valuation was the product of market turmoil in late 2015 as well as decreases in stock market levels and valuations of comparable companies and the inclusion of leverage. This initial letter of intent contemplated funded debt of $100 million at closing, or approximately 2.5x estimated 2015 pro forma adjusted EBITDA, as well as an unfunded acquisition line of credit. Hennessy Capital management was authorized to submit non-binding indications of interest and letters of intent without prior Board approval, and therefore did not seek Board approval prior to the submission of the December 14 letter of intent. Hennessy Capital management would regularly keep its directors apprised of the status of various potential acquisition proposals.

On December 17, 2015, a call was held between Hennessy Capital and RBC to discuss the initial letter of intent and the revised valuation.

On December 21, 2015, RBC indicated to Hennessy Capital that USI’s stockholders required an incremental $21 million in consideration, or 0.5x USI’s estimated 2015 pro forma adjusted EBITDA of $41 million. RBC and Hennessy Capital discussed that this additional consideration would come in the form of additional stock to the USI stockholders. Hennessy Capital verbally agreed to the additional consideration to be paid out of a desire to obtain exclusivity with USI and in light of the fact that such increase would be paid in the form of additional Hennessy Capital common stock while the valuation still remained attractive to Hennessy Capital.

On January 14, 2016, Hennessy Capital submitted a revised non-binding letter of intent, which we refer to as the January 14 LOI, for $349 million, or 8.5x USI’s estimated 2015 pro forma adjusted EBITDA of $41 million.

On January 18, 2016, Hennessy Capital, USI and RBC met in Chicago, Illinois. USI management provided an update on the business and the group discussed the timeline and process for the potential business combination.

On January 22, 2016, Hennessy Capital and USI agreed to enter into mutually exclusive negotiations to negotiate the terms of definitive transaction agreements for a period continuing until February 29, 2016, with optional extensions thereafter. As such, Hennessy Capital agreed to not discuss, solicit or negotiate a letter of intent or similar offer or agreement other than the proposed transaction with USI, and USI agreed to not entertain, solicit or negotiate other offers for alternative transactions.

Between January 22, 2016 and April 1, 2016, Hennessy Capital and its advisors continued to conduct business, financial, legal and accounting due diligence with USI and its advisors. USI and Hennessy Capital also continued to negotiate the terms of a transaction structure and a definitive agreement.

On January 22, 2016, Hennessy Capital held an organizational call with UBS, Cantor Fitzgerald and BMO to discuss the plans for potential “wall-crossing” meetings with certain of Hennessy Capital’s existing investors and potential new investors.

On January 25, 2016, Hennessy Capital received an initial term sheet from GSO for potential acquisition financing.

On January 27, 2016, USI management presented their 2016 budget to Hennessy Capital management and representatives from UBS, Cantor Fitzgerald, BMO, XMS, Grant Thornton and Sidley.

On January 28, 2016, Hennessy Capital management visited USI’s Salt Lake City branch. Mr. Petersen, the USI regional manager and USI branch level management participated in the visit.

On January 29, 2016, Hennessy Capital management provided a telephonic update to its Board of Directors on the USI transaction status, including the exclusivity agreement, the January 14 LOI and the key terms, the plans for due diligence, debt financing and investor outreach, a discussion on the 2016 budget, an update on USI’s acquisition pipeline, a discussion of the various industry forecasts and the estimated transaction timeline.

On January 31, 2016, due to the relationship that had been developed with UBS throughout Hennessy Capital’s IPO as well as its status as a prominent investment bank that has been active in the building products sector, Hennessy Capital entered into an engagement letter with UBS to serve as Hennessy Capital’s non-exclusive capital markets advisor with authority to contact existing stockholders of Hennessy Capital and other potential investors agreed upon with Hennessy Capital and to share information regarding the potential acquisition of USI. Hennessy Capital and UBS subsequently entered into an amendment to the January 31, 2016 engagement letter to engage UBS to act as non-exclusive placement agent in connection with any potential PIPE Financing, pursuant to which Hennessy Capital agreed to pay UBS a certain percentage of the gross proceeds received or to be received by Hennessy Capital from any PIPE Financing investors introduced to Hennessy Capital by UBS.

In early February 2016, Hennessy Capital and Cantor Fitzgerald discussed the idea of raising an equity backstop financing that Hennessy Capital could use, at its option, to protect against potential redemptions.

On February 1, 2016, USI management presented its current acquisition pipeline to Hennessy Capital. USI was joined by RBC.

On February 3–4 and 8–9, 2016, investor “wall-crossing” meetings and calls were conducted by USI, Hennessy Capital, UBS, Cantor Fitzgerald and BMO for certain of Hennessy Capital’s existing investors and potential new investors with expertise in the middle-market building products sector for the purpose of obtaining feedback on USI and on the terms of the proposed business combination. Such investors were identified and targeted by Hennessy Capital’s financial advisors due to either their existing significant ownership stake in Hennessy Capital or their familiarity with the SPAC structure and knowledge of the building products sector, and meetings were held with those targeted investors who agreed to customary wall-crossing procedures, including with respect to confidentiality.

On February 8, 2016, representatives of Hennessy Capital, including UBS, BMO, XMS, Sidley, Cantor Fitzgerald, EGS and WithumSmith+Brown, PC (“WSB”), Hennessy Capital’s auditors, and USI, including Willkie and Deloitte & Touche LLP (“Deloitte”), USI’s auditors, participated in an organizational conference call to discuss the preparation of Hennessy Capital’s proxy statement.

On February 12, 2016, Hennessy Capital held an update call for its Board of Directors in which discussions were conducted regarding debt financing and the transaction timeline update and a summary of investor “wall-crossing” meetings and preliminary investor feedback were provided, which included feedback on USI’s attractiveness to public equity market investors, macroeconomic trends affecting the building products sector, and valuation and capital structure.

On February 12, 2016, Sidley sent Willkie comments to the initial draft Merger Agreement included in USI’s virtual data room and reflected the proposed transaction structure set forth in the January 14 LOI.

During the week of February 15, 2016, representatives of Grant Thornton spent a full week onsite at USI’s St. Paul headquarters conducting detailed accounting, quality of earnings, tax and IT due diligence.

On February 16, 2016, representatives from Hennessy Capital met with representatives of Wells Fargo Bank, National Association (“Wells Fargo”) to discuss potential financing for the USI transaction. GSO introduced representatives from Hennessy Capital to Wells Fargo as a result of Wells Fargo’s pre-existing relationship with GSO on deals involving Wells Fargo and due to the fact that Wells Fargo was USI’s existing lender.

On February 17, 2016, Hennessy Capital management visited USI’s Denver branch and USI’s Eagle Rock Supply distribution business. The USI regional manager and USI branch level management participated in the visit.

On February 19, 2016, representatives of USI management, including Messrs. Varner and Petersen, gave a presentation regarding USI’s business to the Hennessy Capital Board during an update Board call. Questions were asked by Hennessy Capital directors and answered by Messrs. Varner and Petersen.

On February 24, 2016, Hennessy Capital conducted its fourth quarter 2015 Board of Directors meeting in Naples, Florida. The Board discussed updates on the status of the USI transaction, preliminary onsite and general due diligence and the debt financing, and developed a communication plan to ensure members of the Board were kept apprised of the status of the transaction and the negotiation of definitive terms. UBS and Cantor Fitzgerald also provided the Board with an update on the general state of the capital markets and future financing opportunities and Sidley provided the Board with an update on the status of negotiations of the Merger Agreement, legal due diligence and the preparation of Hennessy Capital’s proxy statement.

On February 25, 2016, representatives from Hennessy Capital, USI, UBS, RBC, BMO, WSB, Deloitte, Sidley, EGS and Willkie met at UBS’s offices in New York City for a Hennessy Capital proxy statement drafting session. Representatives of some of these parties also participated telephonically.

On February 25, 2016, representatives from Hennessy Capital, USI, RBC, Seven Mile Capital Partners LP, Black Diamond Capital Management, Cantor Fitzgerald, Sidley and Willkie met at

Willkie’s offices in New York City to discuss the Merger Agreement open issues, including the determination of a minimum amount of cash to be delivered as consideration for the merger, potential adjustments to the consideration, including adjustments for certain transaction tax benefits and certain permitted acquisitions, and certain timing and stockholder approval considerations.

On February 25, 2016, Hennessy Capital advisor L.E.K. Consulting was onsite in Fort Myers, Florida for USI’s installation branch visit and construction services branch visit as part of its operational due diligence.

On February 29, 2016, Hennessy Capital advisor L.E.K. Consulting along with Mr. Hennessy and Mr. Petruska were onsite in the Mesa, Arizona branch for a USI site visit as part of its operational due diligence, with an emphasis on the Smart Truck rollout.

Throughout the week of February 29, 2016, representatives of Hennessy Capital engaged in further conversations with RBC and Mr. Kruse (in his role as USI director and member of the Transaction Committee of the USI board) regarding the key open Merger Agreement issues discussed at the February 25 meeting. Representatives of Hennessy Capital and USI also continued to conduct due diligence and prepare the definitive transaction agreements and draft proxy statement during this period.

In early March 2016, Hennessy Capital engaged Environ with respect to environmental due diligence of USI’s operations. Shortly thereafter, Environ commenced its environmental review of USI.

On March 4, 2016, representatives of Hennessy Capital and Grant Thornton held a conference call with Mr. Petersen and additional USI finance personnel to discuss USI’s January 2016 financial results.

On March 4, 2016, Hennessy Capital conducted a telephonic Board of Directors meeting. The Board discussed updates on the status of the USI transaction, the Hennessy Capital proxy statement, due diligence and related site visits and the Debt Financing, including a discussion regarding potential equity backstop financing, and also discussed 2015 financial results for certain of USI’s publicly-traded competitors. Charles B. Lowery II, an advisor to Hennessy Capital, also discussed his communication with USI’s finance and accounting staff, including Mr. Petersen, regarding USI’s readiness to be a public company. Hennessy Capital’s Board also discussed and approved the engagement of William Blair & Co. LLC as a financial advisor in connection with the Business Combination as a result of their expertise in the building products sector as well as their expertise in middle-market equity capital markets.

On March 6, 2016, Sidley sent a revised draft of the Merger Agreement to Willkie. The revised draft contained changes to the Merger Agreement based on the February 25 discussions of the Merger Agreement in New York City, including the addition of the permitted acquisitions concept, changes to the minimum cash condition in the Merger Agreement, changes respecting the drag-along notice, changes respecting the specified proceeding and proposals concerning certain transaction tax benefits to be received by existing USI stockholders.

On March 7, 2015, Hennessy Capital received an initial draft of a commitment letter from GSO for potential acquisition financing.

On March 7, 2015, Hennessy Capital received an initial draft of a commitment letter from Wells Fargo for potential post-acquisition debt financing.

Between March 7, 2016 and April 1, 2016, representatives of Hennessy Capital and USI and their respective legal counsel and financial advisors held numerous conference calls to negotiate the terms of the Merger Agreement and related documentation, including with respect to the minimum cash condition, representations and covenants related to tax matters, the components and determination of the estimated merger consideration, registration rights and backstop commitments, and held several telephonic drafting sessions to review the draft Hennessy Capital proxy statement.

On March 10, 2016, Willkie sent a revised draft of the Merger Agreement to Sidley containing changes respecting certain tax matters and proposed registration rights, among other items.

On March 11, 2016, Hennessy Capital conducted a telephonic Board of Directors meeting. The Board of Directors discussed the status of the USI transaction, the Hennessy Capital proxy statement, due diligence and related site visits, the Debt Financing and potential backstop financing.

On March 16, 2016, Sidley sent a revised draft of the Merger Agreement to Willkie reflecting changes to the treatment of the escrow amounts and certain conditions to consummation of the Business Combination, among other items. The parties continued to discuss the formulation of the minimum cash condition.

On March 17, 2016, Hennessy Capital entered into an engagement letter with UBS to provide an opinion to Hennessy Capital in connection with Hennessy Capital’s proposed acquisition of USI with respect to the fairness, from a financial point of view, to Hennessy Capital of the consideration to be paid by Hennessy Capital in such transaction.

On March 19, 2016, Willkie sent a revised draft of the Merger Agreement to Sidley.

On March 25, 2016, Sidley sent a revised draft of the Merger Agreement to Willkie that addressed the agreed formulation of the minimum cash condition, the ability of Hennessy Capital to enter into backstop financings and certain changes to the closing conditions for the Business Combination, among other items.

On March 29, 2016, Hennessy Capital’s Board of Directors met telephonically to consider the potential merger with USI including the approval of the Merger Agreement, which was in substantially final form as described below. Also in attendance were certain officers of Hennessy Capital and representatives of Sidley, EGS and UBS. Mr. Hennessy reviewed the terms of the proposed merger with USI, including the transaction value of $348.5 million. Certain officers of Hennessy Capital then provided an overview of the sources and uses of the transaction, the expected pro forma capitalization at closing, an overview of the key terms of the Merger Agreement and related transaction documents, an overview of the due diligence process and the expected timeline to closing. Following that discussion, representatives of UBS reviewed for Hennessy Capital’s Board of Directors the various financial analyses it performed.

Following the meeting of Hennessy Capital’s Board of Directors, Hennessy Capital and USI continued to negotiate the final terms of the Merger Agreement. The parties also continued to negotiate and finalize the terms of the ancillary agreements.

On April 1, 2016, Hennessy Capital’s Board of Directors met telephonically to approve the merger with USI including the approval of the definitive Merger Agreement. Also in attendance were certain officers of Hennessy Capital and representatives of Sidley, EGS and UBS. Thereafter, UBS provided its oral opinion, subsequently confirmed in writing, to Hennessy Capital’s Board of Directors to the effect that, as of April 1, 2016, and subject to the various assumptions made, matters considered and limitations described in its written opinion, the Total Merger Consideration to be paid by Hennessy Capital in the Business Combination was fair, from a financial point of view, to Hennessy Capital, and the fair market value of USI was equal to at least 80% of the amount of funds held by Hennessy Capital in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account). After considering the proposed terms of the Merger Agreement and other related transaction agreements and the various presentations of Hennessy Capital’s management and UBS, including receipt of UBS’s oral opinion, and taking into account the other factors described below under the caption “Hennessy Capital’s Board of Directors’ Reasons for the Approval of the Business Combination,” Hennessy Capital’s Board of Directors unanimously approved the Merger Agreement and related agreements and determined that it was advisable and in the best interests of Hennessy Capital to consummate the Business Combination and other transactions contemplated by the Merger Agreement and related agreements, directed that the Merger

Agreement and the other proposals described in this proxy statement be submitted to Hennessy Capital’s stockholders for approval and adoption, and recommended that Hennessy Capital’s stockholders approve and adopt the Merger Agreement and such other proposals.

Later on April 1, 2016, Hennessy Capital and USI entered into the Merger Agreement and the GSO Commitment Letter and the Wells Fargo Commitment Letter were executed.

On April 4, 2016, prior to the opening of trading in the U.S. capital markets, a press release was issued announcing the execution of the Merger Agreement and the Business Combination and shortly thereafter Hennessy Capital filed with the SEC  Current Reports on Form 8-K attaching the press release and investor presentation.

During the morning of April 5, 2016, Messrs. Hennessy, Varner and Petersen held a joint Hennessy Capital/USI investor call to discuss the Business Combination and USI’s business.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination.

Hennessy Capital’s Board of Directors’ Reasons for the Approval of the Business Combination

Before approving the Merger Agreement and the transactions contemplated thereby and determining that the Business Combination is in the best interests of Hennessy Capital and its stockholders, Hennessy Capital’s board of directors reviewed the results of management’s due diligence, which included:

•         research on comparable companies and transactions within the diversified industrial manufacturing, distribution and services sectors in the United States;

•         research on comparable companies and transactions within the building products distribution and services sectors in the United States;

•         research on the residential and commercial construction sectors within the United States including industry trends, cycles and other industry factors;

•         research on installation industry trends, cycles, operating cost projections and other industry factors;

•         extensive meetings and calls with USI’s management team and its representatives regarding USI’s operations, products and services, major customers and suppliers and financial prospects, among other typical due diligence matters;

•         personal visits by Hennessy Capital’s management to USI’s facilities in St. Paul, Minnesota, Denver, Colorado, Mesa, Arizona and Salt Lake City, Utah;

•         review of USI’s material contracts, environmental matters, intellectual property matters, labor matters and other legal due diligence;

•         consultation with Hennessy Capital’s management and legal and financial advisors and industry experts;

•         commercial and growth strategy, and the results of information technology, operational and performance improvement, financial, tax, legal, environmental, risk and insurance, employee benefits and accounting due diligence; and

•         creation of an independent five-year financial model in consultation with management of USI, which financial model was generally consistent with the one-year financial model prepared by USI, and on which we based our projections included below in this proxy statement.

Hennessy Capital’s board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, Hennessy Capital’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of Hennessy Capital’s board of directors may have given different weight to different factors.

In the prospectus for our IPO, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses.

•         Middle-Market Businesses. We will seek to acquire one or more businesses with an aggregate enterprise value of approximately $500 million to $1 billion and an EBITDA of $50 million to over $100 million, determined in the sole discretion of our officers and directors according to reasonably accepted valuation standards and methodologies. We believe that the middle market segment provides the greatest number of opportunities for investment and is the market consistent with our sponsor’s previous investment history. This segment is where we believe we have the strongest network to identify the greatest number of attractive opportunities. We are targeting more sizable businesses than Hennessy Capital Acquisition Corp., the first SPAC formed by Mr. Hennessy, as we believe the larger market capitalization and public float of the resulting company will be more attractive to our investors.

•         Established Companies with Proven Track Records. We will seek to acquire one or more established companies with consistent historical financial performance. We will typically focus on companies with a history of strong operating and financial results and strong fundamentals. We do not intend to acquire start-up companies or companies with recurring negative free cash flow.

•         Companies with Proven Revenue and Earnings Growth or Potential for Revenue and Earnings Growth. We will seek to acquire one or more businesses that have achieved or have the potential for significant revenue and earnings growth through a combination of organic growth, synergistic add-on acquisitions, new product markets and geographies, increased production capacity, expense reduction and increased operating leverage.

•         Companies with, or with the Potential for, Strong Free Cash Flow Generation. We will seek to acquire one or more businesses that already have, or have the potential to generate, consistent, stable and increasing free cash flow. We will focus on one or more businesses that have predictable revenue streams.

•         Strong Competitive Position. We intend to focus on acquisition targets that have a leading, growing or niche market position in their respective industries. We will analyze the strengths and weaknesses of target businesses relative to their competitors. We will seek to acquire one or more businesses that demonstrate advantages when compared to their competitors, which may help to protect their market position and profitability.

•         Experienced Management Team. We will seek to acquire one or more businesses with a complete, experienced management team that provides a platform for us to further develop the acquired business’s management capabilities. We will seek to partner with a potential target’s management team and expect that the operating and financial abilities of our executive team and board will complement their own capabilities.

•         Sectors Exhibiting Secular Growth or with Potential for Cyclical Uptick. We intend to focus on acquisition targets in sectors which exhibit positive secular growth or potential for near-term cyclical uptick. We plan to identify sectors that have demonstrated strong positive growth in recent years, possess drivers for continued growth and are strategically positioned to benefit from upswings in their respective industry cycles.

•         Benefit from Being a Public Company. We intend to acquire one or more businesses that will benefit from being publicly traded and can effectively utilize the broader access to capital and the public profile that are associated with being a publicly traded company.

In considering the Business Combination, Hennessy Capital’s board of directors concluded that USI substantially met the above criteria. In particular, the Hennessy Capital board considered the following positive factors, although not weighted or presented in any order of significance:

•         Leading Middle-Market Business at Attractive Valuation. USI is a leading provider of installation, construction and distribution services to the residential and commercial construction markets in the United States. USI believes it is the third largest insulation installer in the United States based on revenue and benefits by having national scale, long-standing vendor relationships and a diverse customer base that includes production and custom homebuilders, multi-family and commercial contractors and homeowners. USI operates in nine of the ten “Top 10 Best Home Building Markets” based on the Hanley Wood Metrostudy Report on Housing, Construction and Remodeling 2015. We believe the Total Merger Consideration reflects an estimated enterprise value (estimated market value, plus debt, less cash) of $422 million, which represents 8.4 times USI’s 2016 projected Adjusted EBITDA of $50 million. We regard this as an attractive discount to valuation multiples applicable to comparable building products installation, construction and distribution companies. Although USI’s estimated enterprise value and historical EBITDA fall below the $500 million and $50 million criteria, respectively, disclosed in our IPO prospectus, we believe that USI’s highly attractive organic growth profile coupled with significant add-on acquisition opportunities, relatively modest leverage post-Business Combination and the fragmented nature of USI Parent’s existing stockholder base, with no existing stockholder of USI Parent expected to own more than 6% of the outstanding shares of Hennessy Capital common stock post-Business Combination, will enhance the public float and liquidity of the combined company’s common stock. As a result, we believe that USI provides a more attractive business combination opportunity than other industrial companies of comparatively larger size.

•         Business Where We Can Add Value. Our Chief Executive Officer, Daniel J. Hennessy, and our Chief Operating Officer, Kevin M. Charlton, have extensive expertise investing in and developing building products, manufacturing, distribution and services companies. Hennessy Capital management believes it will be able to provide USI with a comprehensive network of resources to support human capital, performance improvement and strategic growth initiatives. Hennessy Capital management has an established track record of executing acquisition focused strategies. Over the course of 2015, USI executed a targeted acquisition strategy and completed three acquisitions for an aggregate purchase price of approximately $43.7 million. We believe that USI, under new public ownership, will have greater flexibility and financial resources to pursue and execute a more aggressive and systematic growth strategy to increase revenues and shareholder value.

•         Proven Track Record and Strong Management Team. USI is led by a highly experienced management team that has transformed USI’s business to become what it believes to be the third largest insulation installer in the United States based on revenue. Over the last several years, USI has significantly grown both net sales and Adjusted EBITDA through operational efficiency improvements, market share gains, the ongoing housing recovery and acquisitions. Over the period from 2013 to 2015, net sales and Adjusted EBITDA have grown at a CAGR of 11.1% and 47.1%, respectively. The current management team has led USI since 2012 and has implemented key operational initiatives to cut costs, improve fleet utilization and improve employee retention. Additional operational initiatives USI is implementing include the Smart Truck technology initiative, optimizing pricing, continuing to improve fleet utilization and maximizing working capital efficiency.

•         Attractive Margins and Cash Flow Generation. We believe USI represents capital light exposure to the U.S. housing recovery. USI generated $34.7 million of EBITDA (all references to EBITDA in this bullet exclude adjustments) and a 9.0% EBITDA margin in the year ended December 31, 2015, representing a 35.0% increase in EBITDA and a 188 basis point improvement in EBITDA margin compared with the year ended December 31,

2014. USI also generated $23.8 million of EBITDA minus capital expenditures representing a 6.2% margin in the year ended December 31, 2015, a 55.0% increase in EBITDA minus capital expenditures and a 192 basis point improvement in margin compared with the year ended December 31, 2014. In addition, USI management has recently invested significantly in the business and believes future capital expenditures required to support growth to be minimal. Through capital investments, USI management reduced the average fleet truck age from approximately 8.8 years as of December 31, 2013 to approximately 5.7 years as of December 31, 2015, and increased net sales per truck by approximately $95,000 for the year ended December 31, 2015 as compared to the year ended December 31, 2013.

•         Strong Competitive Position. USI believes it is the third largest insulation installer in the United States based on revenue and maintains the number one or number two market position in more than 50% of its local markets, based on estimated permits issued in those markets. Within the insulation value chain, USI serves as a critical link between a concentrated manufacturer base and a highly fragmented customer base. Coupled with a national platform, USI’s knowledge of local building codes and standards, and its ability to deliver timely and high quality installation products, enable it to be a partner of choice for homebuilders. USI also utilizes sophisticated and leading technology systems that enable data-driven performance improvements, operational optimization, efficiency and superior customer service. In 2015, USI implemented its Smart Truck technology initiative to increase productivity, improve asset utilization, enhance customer service and interfacing, reduce costs by creating paperless branches and facilitate more efficient logistics through scheduling, routing and loading. USI believes it is the only insulation installer that utilizes such technology.

•         Opportunity for Significant Revenue and Earnings Growth. USI has grown net sales from $312.2 million in the year ended December 31, 2013 to $385.5 million in the year ended December 31, 2015, representing a CAGR of 11.1%. During the same period, USI’s Adjusted EBITDA has increased from $17.3 million in the year ended December 31, 2013 to $37.4 million in the year ended December 31, 2015, representing a CAGR of 47.1%. Assuming the acquisitions made by USI during 2015 had occurred on January 1, 2015, pro forma net sales would have been $409.3 million and pro forma Adjusted EBITDA would have been $41.0 million. We believe USI will continue to grow by expanding satellite operations in large existing markets, expanding further into the commercial insulation market, developing new market initiatives to expand complementary product offerings, enabling cross-sales through the bundling of opportunities between its segments, and continuing to drive down operating costs. USI also possesses a smaller installed base thus providing greater opportunity for growth through acquisition or greenfield locations in new markets. In addition, we believe USI will continue to increase net revenues by capitalizing on the favorable regulatory environment and increased environmental awareness around energy efficiency that requires greater volume of insulation in buildings. USI has key product management expertise and highly trained installation teams positioning it to benefit from more complex and stringent energy building codes. We believe that USI, under new public ownership, will have greater flexibility and financial resources to pursue and execute a more aggressive and systematic growth strategy to improve the business and increase shareholder value, including a significant acceleration of USI’s acquisition strategy.

•         Potential for Cyclical Uptick. We believe USI is well-positioned to continue its growth trajectory, benefiting from the continued recovery of the United States residential new construction industry. Despite the significant recovery since 2009, total housing starts in 2015 of approximately 1.1 million remained below the 1968–2006 long term average of approximately 1.6 million housing starts per annum. Housing starts are expected to grow by 12.5% in 2016 to reach approximately 1.3 million and by 9.6% in 2017 to reach approximately 1.4 million, according to Blue Chip Economic Indicators. Insulation demand for the United States residential construction is strongly correlated to trends in the housing market with projected insulation volume growth to be driven by the continued recovery in construction markets and increasingly stringent energy codes. We believe USI’s volume and dollar growth should exceed the wider housing market in part due to a favorable regulatory environment, increased penetration of higher priced insulation products such as spray foam and their favorable geographic footprint which is concentrated in faster growing new housing markets.

•         Financial Terms of the Merger Agreement. Our board of directors considered the total mix of cash and stock consideration and the fact that both the Cash Consideration and the Stock Consideration are subject to adjustment depending on, among other items, the aggregate amount of cash available to pay the Cash Consideration, and also noted that the value of our common stock to be paid to USI’s existing common stockholders upon consummation of the Business Combination could be significantly more or less than the $10.00 implied value per share immediately prior to the announcement of the entry into the Merger Agreement based on any fluctuations in the market price of Hennessy Capital’s common stock. Our board of directors took note of the course of negotiations between the parties in arriving at the amount of Total Merger Consideration to be paid in the Business Combination.

•         Other Terms and Conditions of the Merger Agreement. Our board of directors considered the other terms and conditions of the Merger Agreement, including the nature and scope of the closing conditions, the likelihood of obtaining any necessary regulatory approvals and the registration rights given to USI stockholders.

•         Pro Forma Ownership. Our board of directors took note of the fact that following completion of the Business Combination and if there are no redemptions, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of approximately 78% of the Company, and existing stockholders of USI will own approximately 22% of our outstanding common stock.

•         Opinion of Hennessy Capital’s Financial Advisor. Our board of directors considered the financial analyses reviewed and discussed with our board of directors by representatives of UBS on April 1, 2016, as well as the oral opinion of UBS rendered to our board of directors on April 1, 2016 (which was subsequently confirmed in writing by delivery of a written opinion dated the same date) that, as of April 1, 2016 and subject to the various assumptions made, matters considered and limitations described in its written opinion, (i) the Total Merger Consideration to be paid by Hennessy Capital in the Business Combination was fair, from a financial point of view, to Hennessy Capital, and (ii) the fair market value of USI was equal to at least 80% of the amount of funds held by Hennessy Capital in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account). See “— Description of Fairness Opinion of UBS Securities LLC.” The full text of the Opinion is attached to this proxy statement as Annex B.

Hennessy Capital’s board of directors also gave consideration to the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement), although not weighted or presented in any order of significance:

•         the risk that some of the current public stockholders would vote against the Business Combination Proposal or exercise their redemption rights, thereby depleting the amount of cash available in our trust account to an amount below $164.6 million, the minimum required to consummate the Business Combination (unless waived by USI), which our board concluded was substantially mitigated because (i) we may execute a potential PIPE Financing for up to an expected $35.0 million worth of shares of our convertible preferred stock, and (ii) the fact that public stockholders may vote for the Business Combination Proposal while also exercising their redemption rights mitigates any incentive for a public stockholder to vote against the Business Combination Proposal, especially to the extent that they hold public warrants, which would likely be worthless if the Business Combination is not completed;

•         the risk that the announcement of the transactions and potential diversion of USI’s management and employee attention may adversely affect USI’s ability to retain current customers and bid for and secure new customer contracts;

•         the risk that certain key employees and customers of USI might not choose to remain with the Company;

•         the risks and costs to USI if the Business Combination is not completed, including potential employee attrition and the potential effect on business and customer relationships;

•         the risks associated with USI’s dependence on the residential construction industry and the challenges facing the U.S. housing market recovery;

•         the risks associated with the cyclicality of USI’s business and the risks associated with changes in general and local economic conditions which are out of USI’s control;

•         the risks associated with the installation industry in general, including general economic conditions affecting the level of spending by consumers and cyclicality;

•         the risk associated with macroeconomic uncertainty and the effects it could have on USI’s revenues;

•         the risk of competition in the industry, including competition with larger competitors and the potential for new entrants and new products gaining market share;

•         the risk that USI’s obligations associated with being a public reporting company will require significant resources and management attention and USI will need to hire additional personnel;

•         the risk that USI may be unable to successfully acquire and integrate other businesses and the risk that such acquisitions could divert the attention of USI management;

•         the risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of the Hennessy Capital stockholders;

•         the risk that the transactions contemplated by the Merger Agreement would not be completed in accordance with its terms or at all;

•         the inability to maintain the listing of the Hennessy Capital’s common stock on NASDAQ prior to or following the Business Combination;

•         the pro forma leverage of the Company after giving effect to the Debt Financing and the entry into the ABL Facility;

•         the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination; and

•         the fact that the Sponsor and our officers and directors may have interests in the Business Combination that are different from, or are in addition to, the interests of our public stockholders, including the matters described under “— Certain Benefits of Hennessy Capital’s Directors and Officers and Others in the Business Combination” below. However, our board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in our IPO prospectus and would be included in this proxy statement, (ii) these disparate interests would exist with respect to a business combination with any target company, and (iii) the Business Combination was structured so that the Business Combination may be completed even if public stockholders redeem a substantial portion of our outstanding common stock.

Our board of directors concluded that these risks could be managed or mitigated by Hennessy Capital or were unlikely to have a material impact on the Business Combination or Hennessy Capital, and that, overall, the potentially negative factors or risks associated with the Business Combination were outweighed by the potential benefits of the Business Combination to Hennessy Capital and its stockholders. The Hennessy Capital board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons. The foregoing discussion of the material factors considered by the Hennessy Capital board of directors is not intended to be exhaustive, but does set forth the principal factors considered by our board.

Satisfaction of 80% Test

It is a requirement under Hennessy Capital’s amended and restated certificate of incorporation that any business acquired by Hennessy Capital have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. The Hennessy Capital board of directors adopted the financial analysis reviewed by UBS with the Hennessy Capital board of directors, and the opinion of UBS to the Hennessy Capital board of directors as to whether, as of the date of the opinion, and subject to the various assumptions made, matters considered and limitations described in its written opinion, the fair market value of USI was equal to at least 80% of the amount of funds held by Hennessy Capital in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account).

Description of Fairness Opinion of UBS Securities LLC

Hennessy Capital retained UBS to act as financial advisor to Hennessy Capital’s board of directors. As part of that engagement, Hennessy Capital’s board of directors requested that UBS render an opinion that (i) the Total Merger Consideration to be paid by Hennessy Capital in the Business Combination is fair, from a financial point of view, to Hennessy Capital and (ii) the fair market value of USI is equal to at least 80% of the amount of funds held by Hennessy Capital in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account). On April 1, 2016, at a meeting of Hennessy Capital’s board of directors held to evaluate the Business Combination and the Merger Agreement and the transactions contemplated thereby, Hennessy Capital’s financial advisor, UBS, delivered to Hennessy Capital’s board of directors an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated April 1, 2016, to the effect that, as of that date and based on and subject to various assumptions made, matters considered and limitations described in its opinion, (i) the Total Merger Consideration to be paid by Hennessy Capital in the Business Combination was fair, from a financial point of view, to Hennessy Capital and (ii) the fair market value of USI is equal to at least 80% of the amount of funds held by Hennessy Capital in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account).

The full text of UBS’s opinion to Hennessy Capital’s board of directors describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. The opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. Holders of Hennessy Capital common stock are encouraged to read UBS’s opinion carefully in its entirety. UBS’s opinion was provided for the benefit of Hennessy Capital’s board of directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of (i) the Total Merger Consideration to be paid by Hennessy Capital in the Business Combination from a financial point of view and (ii) the fair market value of USI as compared to the amount of funds held by Hennessy Capital in trust for the benefit of its public stockholders, and does not address any other aspect of the Business Combination or any related transaction. UBS’s opinion does not address the relative merits of the Business Combination as compared to other business strategies or transactions that might be available with respect to Hennessy Capital or Hennessy Capital’s underlying business decision to effect the Business Combination or any related transaction. UBS’s opinion does not constitute a recommendation to any stockholder of Hennessy Capital as to how such stockholder should vote or act with respect to the Merger Agreement or the Business Combination Proposal, whether such stockholder should exercise its redemption rights with respect to its shares of Hennessy Capital common stock or any other matter. The following summary of UBS’s opinion is qualified in its entirety by reference to the full text of UBS’s opinion.

In arriving at its opinion, UBS, among other things:

•         reviewed certain publicly available business and financial information relating to Hennessy Capital;

•         reviewed certain internal financial information and other data relating to the business and financial prospects of USI that were provided to UBS by the managements of USI and Hennessy Capital and not publicly available, including financial forecasts and estimates prepared by the management of USI and adjusted by the management of Hennessy Capital and financial forecasts and estimates prepared by the management of Hennessy Capital that Hennessy Capital’s board of directors directed UBS to utilize for purposes of its analysis (collectively, the “Forecasts”);

•         conducted discussions with members of the senior managements of Hennessy Capital and USI concerning the businesses and financial prospects of USI;

•         performed a discounted cash flow analysis of USI in which UBS analyzed the future cash flows of USI using the Forecasts;

•         reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•         compared the financial terms of the Business Combination with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•         reviewed the Merger Agreement;

•         compared the enterprise values of USI implied by the various financial analyses UBS conducted to the amount, as provided by Hennessy Capital’s management, held by Hennessy Capital in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the amount held in trust); and

•         conducted such other financial studies, analyses and investigations and considered such other information as UBS deemed necessary or appropriate.

In connection with its review, with the consent of Hennessy Capital’s board of directors, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of the opinion. In addition, with the consent of Hennessy Capital’s board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Hennessy Capital or USI, nor was UBS furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at the direction of Hennessy Capital’s board of directors, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future financial performance of USI. In addition, UBS assumed, with the approval of Hennessy Capital’s board of directors, that the financial forecasts and estimates referred to above will be achieved at the times and in the amounts projected. For purposes of UBS’ analyses and its opinion, UBS considered the Total Merger Consideration to be paid by Hennessy Capital in the Business Combination assuming the issuance of a number of shares of Hennessy Capital common stock based upon the value per share of Hennessy Capital common stock of $10.00, which Hennessy Capital advised UBS, and which UBS assumed with the consent of Hennessy Capital’s board of directors, is the fair market value of such shares. UBS was advised by Hennessy Capital, and UBS assumed with the consent of Hennessy Capital’s board of directors, that the amount held by Hennessy Capital in trust for the benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on the income earned on the amount held in trust) does not and shall not exceed $199,654,000. The opinion of UBS was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

At the direction of Hennessy Capital’s board of directors, UBS was not asked to, nor did it, offer any opinion as to the terms, other than the Total Merger Consideration to the extent expressly specified in the opinion, of the Merger Agreement or any related documents or the form of the Business Combination or any related transaction. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Business Combination, or any class of such persons, relative to the Total Merger Consideration. Furthermore, UBS expressed no opinion as to the allocation (contractual or otherwise) of the Total Merger Consideration among or between USI’s creditors, stockholders (including different classes of stockholders) and/or USI’s other constituents. UBS expressed no opinion as to what the value of the Hennessy Capital common stock will be when issued pursuant to the Business Combination or the price at which Hennessy Capital common stock will trade at any time. In rendering its opinion, UBS assumed, with the consent of Hennessy Capital’s board of directors, that (i) the parties to the Merger Agreement will comply with all material terms of the Merger Agreement and (ii) the Business Combination will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Business Combination will be obtained without any material adverse effect on Hennessy Capital, USI or the Business Combination.

In connection with rendering its opinion to Hennessy Capital’s board of directors, UBS performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the Selected Companies analysis and the Selected Transactions analysis summarized below, no company or transaction used as a comparison was identical to Hennessy Capital, USI or the transactions contemplated by the Merger Agreement. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes its analyses and the summary contained in this proxy statement must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’s analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of USI underlying the analyses of UBS are not necessarily indicative of actual future results or values, which may be significantly more or less favorable than those estimates. These estimates are necessarily subject to uncertainty because, among other things, they are based upon numerous factors and events beyond the control of the parties or their respective advisors. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of Hennessy Capital or USI. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or acquired.

The Total Merger Consideration to be paid by Hennessy Capital was determined through negotiations between Hennessy Capital and USI and the decision by Hennessy Capital to enter into the Merger Agreement to effect the transaction was solely that of Hennessy Capital’s board of directors. UBS’s opinion and financial analyses were only one of many factors considered by Hennessy Capital’s board of directors in its evaluation of the Business Combination and should not be viewed as determinative of the views of Hennessy Capital’s board of directors or the management of Hennessy Capital with respect to the Business Combination or the Total Merger Consideration. While UBS provided advice to Hennessy Capital’s board of directors during Hennessy Capital’s negotiations with USI, Hennessy Capital’s board of directors determined the consideration and UBS did not recommend any specific amount or type of consideration.

Summary of the Financial Analyses of UBS

The following is a brief summary of the material financial analyses performed by UBS and reviewed with Hennessy Capital’s board of directors on April 1, 2016 in connection with UBS’s opinion. The financial analyses summarized below include information presented in tabular format. In order for UBS’s financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’s financial analyses.

Selected Companies Analyses

USI

UBS compared selected financial data of USI with corresponding data of (i) the two publicly traded U.S. companies whose primary business is insulation installation and distribution (the “Insulation Installation & Distribution Companies”) and (ii) the six publicly traded U.S. companies whose primary business is other building products distribution (the “Other Building Products Distribution Companies” and, together with the Insulation Installation & Distribution Companies, the “Selected Companies”):

Selected Companies

•         Insulation Installation & Distribution Companies

•         TopBuild Corp.

•         Installed Building Products

•         Other Building Products Distribution Companies

•         HD Supply Holdings, Inc.

•         Watsco, Inc.

•         Pool Corporation

•         Beacon Roofing Supply, Inc.

•         Builders FirstSource, Inc.

•         BMC Stock Holdings, Inc.

UBS reviewed, among other things, the enterprise values (“EV”), calculated as equity market value based on closing stock prices on March 31, 2016, the last practicable price date prior to the delivery of UBS’s oral opinion, plus debt at book value, less cash and cash equivalents, plus minority interest at book value of each of the Selected Companies as a multiple of calendar year 2015 actual EBITDA adjusted to include the full year impact of any acquisitions completed in calendar year 2015 and 2016 and 2017 estimated EBITDA of such Selected Company. UBS then compared such multiples derived for the Selected Companies with corresponding multiples implied for USI based on the Total Merger Consideration (collectively, the “EV/Adjusted EBITDA Multiples”). Financial data for the Selected Companies were based on FactSet data, public filings and other publicly available information as well as analyst research. Estimated financial data used for the EV/Adjusted EBITDA Multiples of USI were based on 2015 pro forma adjusted EBITDA of USI and 2016E and 2017E Adjusted EBITDA of USI, as set forth in the Forecasts. See “Certain Company Projected Financial Information.”

This analysis indicated the following implied mean and median EV/Adjusted EBITDA Multiples for the Selected Companies, as compared to corresponding implied mean and median EV/Adjusted EBITDA Multiples for USI:

EV/Adjusted EBITDA Multiples
	CY 2015A	CY 2016E	CY 2017E
Insulation Installation & Distribution Companies
Mean	12.5x	9.4x	7.7x
Median	12.5x	9.4x	7.7x

Other Building Products Distribution Companies
Mean	13.4x	11.3x	10.0x
Median	13.4x	11.0x	10.0x

Selected Companies Overall
Mean	13.2x	10.8x	9.4x
Median	13.0x	10.1x	8.7x

USI
At Total Merger Consideration	8.5x	7.0x	6.1x

Selected Transactions Analysis

UBS reviewed publicly available information relating to the three acquisition transactions involving U.S. target companies whose primary business is building products distribution since 2010 where enterprise value and LTM EBITDA information was publicly disclosed (the “Selected Transactions”).

Announcement Date	Acquiror	Target
April 13, 2015	Builders FirstSource, Inc.	ProBuild Holdings LLC
June 3, 2015	Stock Building Supply Holdings, Inc.	Building Materials Holding Corporation
July 27, 2015	Beacon Roofing Supply, Inc.	Roofing Supply Group

UBS reviewed, among other things, enterprise values of the target company in each of the Selected Transactions as a multiple of the LTM EBITDA of such target company. Financial data regarding the Selected Transactions and used to determine the multiples were based on public filings. These analyses indicated a mean multiple of LTM EBITDA of 12.0x for the Selected Companies, as compared to the corresponding multiple of 8.5x 2015 pro forma Adjusted EBITDA implied for USI based on the Total Merger Consideration.

Discounted Cash Flow Analyses

UBS performed discounted cash flow analyses utilizing the Forecasts. See “Certain Company Projected Financial Information.”

UBS calculated ranges of implied present values (as of March 31, 2016) of the standalone, unlevered, after-tax, free cash flows that USI was forecasted to generate in the final nine months of 2016 from April 1, 2016 through December 31, 2020 and of terminal values for USI. Implied terminal values were derived by applying to USI’s 2020 estimated Adjusted EBITDA, a range of estimated EBITDA multiples of 7.5x to 9.5x, which range was selected based on the enterprise value to EBITDA multiples for the Selected Companies over a period of ten years. Present values of cash flows and terminal values were calculated using discount rates ranging from 11% to 12%, based on the estimated range of USI’s weighted average cost of capital calculated using the capital asset pricing model. UBS aggregated (i) the present value of the standalone, unlevered, after-tax, free cash flows of USI over the applicable forecast period with (ii) the present value of the range of terminal values. The aggregate present values of these items represented the enterprise value range of USI implied by the analysis.

The discounted cash flow analyses resulted in a range of implied enterprise values of $416 million to $515 million for USI.

Satisfaction of the 80% Test

UBS observed that the range of enterprise values of USI implied by the various analyses performed by UBS and described above exceeded $159,723,200, which amount was equal to 80% of the assumed maximum amount held by Hennessy Capital in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account).

Miscellaneous

Under the terms of UBS’s engagement, Hennessy Capital agreed to pay UBS for its financial advisory services in connection with the transaction an aggregate fee of $1 million, which became payable in connection with the delivery of UBS’s opinion. In addition, Hennessy Capital agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In the past, UBS has acted as joint bookrunning manager for Hennessy Capital’s 2015 IPO, for which UBS received compensation, and will receive additional deferred compensation totaling approximately $3,233,250, contingent upon consummation of the Business Combination. In addition, UBS holds 3,555 shares of Hennessy Capital common stock, and in the ordinary course of business, UBS and its affiliates have provided various services unrelated to the transaction to two stockholders of USI, BlackRock Kelso Capital Corporation and Wells Fargo Securities LLC, or their respective affiliates, including, within the past two years, lending, investment banking and underwriting services. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Hennessy Capital or USI and, accordingly, may at any time hold a long or short position in such securities. The issuance of UBS’s opinion was approved by an authorized committee of UBS.

Hennessy Capital selected UBS as its financial advisor in connection with the transaction because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. In addition to its involvement in Hennessy Capital’s IPO, UBS was known to Messrs. Hennessy and Petruska as a prominent investment bank that has been active in the building products sector. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, and private placements.

Certain Company Projected Financial Information

Hennessy Capital and USI do not as a practice make public projections as to future revenues, earnings or other results. However, in connection with Hennessy Capital’s board of directors’ consideration of the Business Combination and UBS’s financial analysis of USI described under “— Description of Fairness Opinion of UBS Securities LLC,” USI management provided to Hennessy Capital its non-public, one-year internal financial forecast regarding USI’s anticipated future operations for the year ending December 31, 2016, which Hennessy Capital subsequently provided to UBS (and which reflect certain adjustments made by Hennessy Capital management, as described below). In addition, Hennessy Capital provided to its board of directors and UBS five-year financial forecast information regarding USI’s anticipated future operations for the years ending December 31, 2016 through December 31, 2020, which were based on Hennessy Capital’s due diligence of USI and extrapolations from USI’s financial forecasts for the year ending December 31, 2016 (as adjusted by Hennessy Capital management to include estimated interest expense from the Debt Financing). Hennessy Capital has included the below summary information from such financial forecasts to give its stockholders access to certain previously non-public information because such information was considered by the board of directors of Hennessy Capital for purposes of evaluating the Business Combination and by Hennessy Capital’s financial advisor, UBS, for purposes of rendering its fairness opinion. Inclusion of summary information regarding the financial forecasts in this proxy statement is not intended to influence your decision whether to vote for the Business Combination.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

Neither WithumSmith+Brown, PC, Hennessy Capital’s independent registered public accounting firm, nor Deloitte & Touche LLP, the independent registered public accounting firm of USI, has audited, reviewed, compiled, or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither of them expresses an opinion or provides any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. Neither WithumSmith+Brown, PC nor Deloitte & Touche LLP has audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited prospective financial information. Accordingly, WithumSmith+Brown, PC and Deloitte & Touche LLP do not express any opinion or any other form of assurance with respect thereto.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after February 22, 2016, the date it was prepared. The prospective financial information was prepared treating USI on a stand-alone basis, without giving effect to the Business Combination or any potential acquisitions, except for the Debt Financing interest expense adjustment described above and the repayment of USI’s existing credit facility indebtedness. None of the prospective financial information provided herein should be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to rely on the prospective financial information.

The accompanying prospective financial information includes financial measures that were not calculated in accordance with GAAP, namely Adjusted EBITDA. Adjusted EBITDA is defined as net income prior to interest income, interest expense and other expense, net and income taxes, and depreciation and amortization, as adjusted to add back, in the case of the year ending December 31, 2016 only, certain charges recorded each year, such as non-cash stock-based compensation expense and acquisition-related expenses, as these expenses are not considered an indicator of ongoing company performance. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as measures of operating performance or cash flows or as measures of liquidity. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained elsewhere in this proxy statement. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Hennessy Capital or USI or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Considering that the Hennessy Capital special meeting will be held several months after the date the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, stockholders are cautioned not to rely on the unaudited prospective financial information. This information constitutes “forward-looking statements” and actual results likely will differ from it and the differences may be material. See “Cautionary Note Regarding Forward-Looking Statements.”

Hennessy Capital and USI have not updated, and do not intend to update or otherwise revise, the prospective financial information to reflect circumstances existing since its preparation, including any changes in general economic or industry conditions, or to reflect the occurrence of unanticipated events. Neither Hennessy Capital, USI nor any of our respective representatives or advisers makes any representation to any person with regard to the ultimate performance of Hennessy Capital, USI or the surviving corporation.

A summary of the one-year internal consolidated financial forecast information regarding USI’s anticipated future operations for the year ending December 31, 2016 provided by USI management to Hennessy Capital is as follows:

Year Ending December 31,
(dollars in millions; all amounts are approximate) (unaudited)	2016E
Revenue	$488
Adjusted EBITDA(1)	50
Capital expenditures(2)	7

____________

(1)      Adjusted EBITDA excludes estimated public company costs.

(2)      Capital expenditures consist of cash used for the purchase of property and equipment.

A summary of the five-year consolidated financial forecast information regarding USI’s anticipated future operations for the years ending December 31, 2016 through December 31, 2020, which were based on Hennessy Capital’s due diligence of USI and extrapolations from USI financial forecasts for the year ending December 31, 2016 (as adjusted by Hennessy Capital management to include estimated interest expense from the Debt Financing)

and provided by Hennessy Capital to UBS in connection with UBS’s opinion and related financial analyses, is as follows:

	Year Ending December 31,
(dollars in millions; all amounts are approximate) (unaudited)	2016E	2017E	2018E	2019E	2020E
Revenue	$488	$550	$576	$590	$605
Adjusted EBITDA(1)	50	57	63	66	68
Capital expenditures(2)	7	8	6	7	7

____________

(1)      Adjusted EBITDA excludes estimated public company costs and, for the years ending December 31, 2017 through December 31, 2020, stock-based and non-employee director compensation.

(2)      Capital expenditures consist of cash used for the purchase of property and equipment.

Certain Benefits of Hennessy Capital’s Directors and Officers and Others in the Business Combination
When you consider the recommendation of our board of directors in favor of approval of the Business Combination, you should keep in mind that our board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•         the approximately 4.98 million total founder shares (of which 200,000 are held by our independent directors, excluding the founder shares indirectly beneficially owned by our independent directors by virtue of their respective membership interests in the Sponsor) that our Sponsor (or its members), executive officers and independent directors will hold following the Business Combination, subject to certain lock-up agreements, which would have a value at May 13, 2016 of approximately $49.1 million based on the closing price of Hennessy Capital common stock as reported by NASDAQ and that are not subject to redemption;

•         the fact that our Sponsor paid an aggregate purchase price of $25,000, or approximately $0.005 per share, for its founder shares and such founder shares will have no value if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the founder shares;

•         the fact that our Sponsor paid approximately $7,540,000, or $0.50 per warrant, for its placement warrants and such placement warrants will expire worthless if we do not complete an initial business combination; as a result, our Sponsor (and its members, including our executive officers and directors) have a financial incentive to see the Business Combination consummated rather than lose whatever value is attributable to the placement warrants;

•         if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•         the continuation of four of our six existing directors as directors of the combined company; and

•         the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our Board when our Board approved the Business Combination.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combination, our directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the trust account. None of our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the trust account.

In addition, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, the initial stockholders or their respective affiliates may purchase shares of Hennessy Capital common stock from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of Hennessy Capital common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the public shares present and entitled to vote at the special meeting to approve the Business Combination Proposal vote in its favor, that the Aggregate Cash Amount (after payment of our transaction expenses, excluding the commitment and closing fees relating to the Debt Financing and the ABL Facility (as defined herein) and USI’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders) will be at least $279.599 million and that the Company will have at least $5,000,001 in net tangible assets upon closing of the Business Combination after taking into account holders of public shares that properly demanded redemption of their public shares into cash, when it appears that such requirements would otherwise not be met.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination or, where the purchases are made by our directors, officers or advisors or their respective affiliates, to reduce the dollar amount of redemptions and thereby enhance Hennessy Capital’s ability to satisfy a closing condition under the Merger Agreement.

Total Shares of Hennessy Capital Common Stock to be Issued in the Business Combination

It is anticipated that, following completion of the Business Combination and if there are no redemptions, Hennessy Capital’s public stockholders will retain an ownership interest of approximately 62% in Hennessy Capital and our initial stockholders and affiliates will retain an ownership interest of approximately 16% in Hennessy Capital, assuming none of Hennessy Capital’s stockholders exercise their redemption rights. If Hennessy Capital’s stockholders exercise their redemption rights, the ownership interest in Hennessy Capital of Hennessy Capital’s public stockholders will decrease and the ownership interest in Hennessy Capital of our initial stockholders and affiliates will increase. To the extent that there are redemptions of Hennessy Capital common stock covering 3.5 million shares, which we believe would leave $164.6 million in our trust account, Hennessy Capital’s public stockholders will retain an ownership interest of approximately 58% and our initial stockholders and affiliates will retain an ownership interest of approximately 17%.

The ownership percentage with respect to Hennessy Capital following the Business Combination does not take into account (i) the issuance of any shares upon completion of the Business Combination under the Company’s proposed 2016 Long-Term Incentive Plan, (ii) the issuance of any shares of Hennessy Capital preferred stock convertible into shares of Hennessy Capital common stock pursuant to the potential PIPE Financing or (iii) any or all of the 35,040,664 warrants to purchase up to a total of 17,520,332 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in Hennessy Capital will be different. See  “Summary of the Proxy Statement — Impact of the Business Combination on Hennessy Capital’s Public Float” for further information. To the extent that any of the warrants or shares of our preferred stock, if any, are issued pursuant to the potential PIPE Financing, are converted into Hennessy Capital common stock or shares of our common stock are issued pursuant to the proposed Incentive Plan, current stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current stockholders to influence management of the Company through the election of directors following the Business Combination.

Sources and Uses for the Business Combination

The following table summarizes our estimated sources and uses for funding the Business Combination assuming no redemptions and $199.6 million of cash in our trust account:

Sources		Uses
($ in Millions)
Hennessy Capital Trust Account Cash(1)	$199.6	Cash Consideration(2)	$239.6
Debt Financing Borrowings	100.0	Stock Consideration(3)	71.7
Stock Consideration(3)	71.7	Repayment of USI Net Indebtedness(4)	26.2
		Hennessy Capital Transaction Expenses(5)	24.2
		USI Transaction Expenses	9.6
Total Sources	$371.3	Total Uses	$371.3

____________

(1)      Based on Hennessy Capital cash in trust account at March 31, 2016 less $0.2 million withdrawn in May 2016 for payment of taxes and working capital purposes.

(2)      Assumes USI will use any excess cash on hand at closing, net of its unpaid transaction expenses, to repay USI’s existing credit facility indebtedness.

(3)      Based on an estimated 7.17 million shares issued to USI common stockholders in the Business Combination at a value of $10.00 per share. Shares to be issued to USI common stockholders assumes (i) the working capital adjustment is zero, (ii) USI does not complete any “permitted acquisitions” (as described herein) prior to the closing of the Business Combination, (iii) USI cash and indebtedness as of March 31, 2016 and (iv) USI will use any excess cash on hand at closing, net of its unpaid transaction expenses, to repay USI’s existing credit facility indebtedness.

(4)      Based on USI balance sheet cash of $10.8 million and repayment of USI’s existing credit facility indebtedness of $37.0 million (excluding accrued but unpaid interest) at March 31, 2016. Excludes (i) a $1.1 million seller note payable being assumed by Hennessy Capital and (ii) a maximum of $0.3 million in deferred seller compensation being assumed by Hennessy Capital.

(5)      Includes $3.2 million of closing fees relating to the Debt Financing and the ABL Facility that is excluded for purposes of satisfying the minimum Aggregate Cash Amount closing condition to the Business Combination. Excludes USI’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders, which are presently unknown.

The following table summarizes our estimated sources and uses for funding the Business Combination assuming 17.5% (or 3.5 million shares) redemptions and $164.6 million of cash in our trust account:

Sources		Uses
($ in Millions)
Hennessy Capital Trust Account Cash(1)	$164.6	Cash Consideration(2)	$239.6
Debt Financing Borrowings	100.0	Stock Consideration(3)	71.7
Convertible Preferred Stock PIPE Financing	35.0	Repayment of USI Net Indebtedness(4)	26.2
Stock Consideration(3)	71.7	Hennessy Capital Transaction Expenses(5)	24.2
		USI Transaction Expenses	9.6
Total Sources	$371.3	Total Uses	$371.3

____________

(1)      Based on Hennessy Capital cash in trust account at March 31, 2016 less $0.2 million withdrawn in May 2016 for payment of taxes and working capital purposes.

(2)      Assumes USI will use any excess cash on hand at closing, net of its unpaid transaction expenses, to repay USI’s existing credit facility indebtedness.

(3)      Based on an estimated 7.17 million shares issued to USI common stockholders in the Business Combination at a value of $10.00 per share. Shares to be issued to USI common stockholders assumes (i) the working capital adjustment is zero, (ii) USI does not complete any “permitted acquisitions” (as described herein) prior to the closing of the Business Combination, (iii) USI cash and indebtedness as of March 31, 2016 and (iv) USI will use any excess cash on hand at closing, net of its unpaid transaction expenses, to repay USI’s existing credit facility indebtedness.

(4)      Based on USI balance sheet cash of $10.8 million and repayment of USI’s existing credit facility indebtedness of $37.0 million (excluding accrued but unpaid interest) at March 31, 2016. Excludes (i) a $1.1 million seller note payable being assumed by Hennessy Capital and (ii) a maximum of $0.3 million in deferred seller compensation being assumed by Hennessy Capital.

(5)      Includes $3.2 million of closing fees relating to the Debt Financing and the ABL Facility that is excluded for purposes of satisfying the minimum Aggregate Cash Amount closing condition to the Business Combination. Excludes USI’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders, which are presently unknown.

Board of Directors of Hennessy Capital Following the Business Combination

Upon the closing of the Business Combination, we anticipate increasing the size of our board of directors from six to seven directors, three of whom will be voted upon by our stockholders at the special meeting. Two incumbent directors of Hennessy Capital, Bradley Bell and Thomas J. Sullivan, have informed us that they will resign from our board of directors upon closing of the Business Combination. Our board of directors has nominated Daniel J. Hennessy, Michael Kestner and Leo William Varner, Jr. for election as Class I directors, will appoint Kevin Charlton and Peter Shea as Class II directors and will appoint Richard Burns and William T. Allen as Class III directors. If elected at the special meeting, members of Class I will serve as directors until our annual meeting in 2019. Further, members of Class II will serve as directors until our 2018 annual meeting and members of Class III will serve as directors until our 2017 annual meeting. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of four existing Hennessy Capital directors, Daniel J. Hennessy, Richard Burns, Kevin M. Charlton and Peter Shea, two existing USI directors, Leo William Varner, Jr. and William T. Allen, and one newly appointed director, Michael Kestner. See the sections entitled “Director Election Proposal” and “Management After the Business Combination.”

Certificate of Incorporation

Pursuant to the terms of the Merger Agreement, upon the closing of the Business Combination, and approval of the Charter Proposals, our amended and restated certificate of incorporation will be amended promptly to:

•         change our name to USI Holdings, Inc.;

•         increase the number of authorized shares of the Company’s common stock and preferred stock;

•         classify our board of directors into three separate classes, with each class having a three-year term;

•         remove certain provisions related to our status as a blank check company; and

•         add an exclusive forum provision and certain other changes that our board of directors deems appropriate for a public operating company.

Name; Headquarters

The name of the Company after the Business Combination will be USI Holdings, Inc. and our headquarters will be located 445 Minnesota Street, Suite 2500, St. Paul, Minnesota 55101.

Redemption Rights

Pursuant to our amended and restated certificate of incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our amended and restated certificate of incorporation. As of March 31, 2016, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our common stock for cash and will no longer own shares of Hennessy Capital. Such a holder will be entitled to receive cash for its public shares only if it (i) affirmatively votes for or against the Business Combination Proposal and (ii) properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. The requirement that a holder affirmatively vote for or against the Business Combination in order to redeem its shares does not have any state law precedent. Each redemption of public shares by our public stockholders will decrease the amount in our trust account, which held approximately $199.8 million as of March 31, 2016 (approximately $0.2 million of which was withdrawn in May 2016 for taxes and working capital purposes). See the section entitled “Special Meeting in Lieu of 2016 Annual Meeting of Hennessy Capital Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the Business Combination.

Accounting Treatment

The Business Combination will be accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations”. The Company will be considered the accounting acquirer.

Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights

The following is a discussion of the material U.S. federal income tax considerations for holders of Hennessy Capital common stock that elect to have their Hennessy Capital common stock redeemed for cash if the acquisition is completed. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the Internal Revenue Services (the “IRS”) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•         certain U.S. expatriates;

•         traders in securities that elect mark-to-market treatment;

•         S corporations;

•         U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•         financial institutions;

•         mutual funds;

•         qualified plans, such as 401(k) plans, individual retirement accounts, etc.;

•         insurance companies;

•         broker-dealers;

•         regulated investment companies (or RICs);

•         real estate investment trusts (or REITs);

•         persons holding Hennessy Capital common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•         persons subject to the alternative minimum tax provisions of the Code;

•         tax-exempt organizations;

•         persons that actually or constructively own 5 percent or more of Hennessy Capital common stock; and

•         non-U.S. stockholders (as defined below, and except as otherwise discussed below).

If any partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds Hennessy Capital common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Hennessy Capital common stock, you should consult your tax advisor. This summary assumes that stockholders hold Hennessy Capital common stock as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment and not as a dealer or for sale to customers in the ordinary course of the stockholder’s trade or business.

WE URGE HOLDERS OF HENNESSY CAPITAL COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS TO CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Considerations to U.S. Hennessy Capital Stockholders

This section is addressed to U.S. holders of Hennessy Capital common stock that elect to have their Hennessy Capital common stock redeemed for cash as described in the section entitled “Special Meeting in Lieu of 2016 Annual Meeting of Hennessy Capital Stockholders — Redemption Rights.” For purposes of this discussion, a “Redeeming U.S. Holder” is a beneficial owner that so redeems its Hennessy Capital common stock and is:

•         a citizen or resident of the United States;

•         a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•         an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•         any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

A Redeeming U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the redemption and such stockholder’s adjusted basis in the Hennessy Capital common stock exchanged therefor if the Redeeming U.S. Holder’s ownership of stock in Hennessy Capital is completely terminated or if the redemption meets certain other tests described below. Special constructive ownership rules apply in determining whether a Redeeming U.S. Holder’s ownership of stock in Hennessy Capital is treated as completely terminated. Pursuant to these constructive ownership rules, a Redeeming U.S. Holder will be deemed to own stock that is actually or constructively owned by certain members of his or her family (spouse, children, grandchildren and parents) and other related parties including, for example, certain entities in which such Redeeming U.S. Holder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as shares of stock that such Redeeming U.S. Holder (or a related person) has the right to acquire upon exercise of an option or conversion right. In addition, if a shareholder lives in a community property state, the community property laws of that state may have an effect on the constructive ownership rules. Certain exceptions to the family attribution rules for the purpose of determining a complete termination. If a Redeeming U.S. Holder intends to rely upon these exceptions, the Redeeming U.S. Holder must file a “waiver of family attribution” statement with the shareholder’s tax return and must comply with certain other requirements set forth in the Code and the income tax regulations promulgated thereunder. If gain or loss treatment applies, such gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. Stockholders who hold different blocks of Hennessy Capital common stock (generally, shares of Hennessy Capital common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon redemption that does not completely terminate the Redeemed U.S. Holder’s interest will still give rise to capital gain or loss, if the redemption is either (i) “substantially disproportionate” or (ii) “not essentially equivalent to a dividend.” In determining whether the redemption is substantially disproportionate or not essentially equivalent to a dividend with respect to a Redeeming U.S. Holder, that Redeeming U.S. Holder is deemed to own not just stock he, she or it actually owned but also, in some cases, stock owned by certain family members, certain estates and trusts of which the Redeeming U.S. Holder is a beneficiary, and certain other affiliated entities.

Generally, the redemption will be “substantially disproportionate” with respect to the Redeeming U.S. Holder if (i) the Redeeming U.S. Holder’s percentage ownership of the outstanding voting stock (including all classes which carry voting rights) of Hennessy Capital is reduced immediately after the redemption to less than 80% of the Redeeming U.S. Holder’s percentage interest in such stock immediately before the redemption; (ii) the Redeeming U.S. Holder’s percentage ownership of the outstanding common stock (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership immediately before the redemption; and (iii) the Redeeming U.S. Holder owns, immediately after the redemption, less than 50% of the total combined voting power of all classes of stock of Hennessy Capital entitled to vote. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to a Redeeming U.S. Holder will depend upon the particular circumstances of that U.S. holder. At a minimum, however, the redemption must result in a meaningful reduction in the Redeeming U.S. Holder’s actual or constructive percentage ownership of Hennessy Capital. The IRS has ruled that any reduction in a stockholder’s proportionate interest generally is a “meaningful reduction” if the stockholder’s relative interest in the corporation is minimal and the stockholder does not have meaningful control over the corporation.

If none of the redemption tests described above give rise to capital gain or loss, the consideration paid to the Redeeming U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. However, for the purposes of the dividends-received deduction and of “qualified dividend” treatment, due to the redemption right, a Redeeming U.S. Holder may be unable to include the time period prior to the redemption in the stockholder’s “holding period” as part of the Redeeming U.S. Holder’s determination as to whether such gain or loss would be treated as short term or long term for U.S. federal income tax purposes. Any distribution in excess of our earnings and profits will reduce the Redeeming U.S. Holder’s basis in the Hennessy Capital common stock (but not below zero), and any remaining excess will be treated as gain realized on the sale or other disposition of the Hennessy Capital common stock.

These rules are complex and U.S. holders of Hennessy Capital common stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption will be treated as a sale or as a distribution under the Code.

Certain Redeeming U.S. Holders who are individuals, estates or trusts pay a 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” (as applicable), which may include all or a portion of their capital gain or dividend income from their redemption of Hennessy Capital common stock. Redeeming U.S. Holders should consult their tax advisors regarding the effect, if any, of the net investment income tax.

U.S. Federal Income Tax Considerations to Non-U.S. Hennessy Capital Stockholders

This section is addressed to non-U.S. holders of Hennessy Capital common stock that elect to have their Hennessy Capital common stock redeemed for cash as described in the section entitled “Special Meeting in Lieu of 2016 Annual Meeting of Hennessy Capital Stockholders — Redemption Rights.” For purposes of this discussion, a “Redeeming Non-U.S. Holder” is a beneficial owner (other than a partnership) that so redeems its Hennessy Capital common stock and is not a Redeeming U.S. Holder.

Except as discussed in the following paragraph, a Redeeming Non-U.S. Holder who elects to have its Hennessy Capital common stock redeemed will generally be treated in the same manner as a U.S. Holder for U.S. federal income tax purposes. See the discussion above under “U.S. Federal Income Tax Considerations to U.S. Hennessy Capital Stockholders.”

Any Redeeming Non-U.S. Holder will generally not be subject to U.S. federal income tax on any capital gain recognized as a result of the exchange unless:

•         such stockholder is an individual who is present in the United States for 183 days or more during the taxable year in which the redemption takes place and certain other conditions are met, in which case the Redeeming Non-U.S. Holder will be subject to a 30% tax on the individual’s net capital gain for the year; or

•         such stockholder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by such holder in the United States), in which case the Redeeming Non-U.S. Holder will generally be subject to the same treatment as a Redeeming U.S. Holder with respect to the exchange, and a corporate Redeeming Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty).

With respect to any redemption treated as a distribution rather than a sale, any amount treated as dividend income to a Redeeming Non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, unless the Redeeming Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty. Dividends received by a Redeeming Non-U.S. Holder that are effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such dividends are attributable to a permanent establishment maintained by the Redeeming Non-U.S. Holder in the United States), are includible in the Redeeming Non-U.S. Holder’s gross income in the taxable year received. Although generally not subject to withholding tax, such dividends are taxed at the same graduated rates applicable to Redeeming U.S. Holders, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, dividends received by a corporate Redeeming Non-U.S. Holder that are effectively connected with the holder’s conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. holders of Hennessy Capital common stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption of their Hennessy Capital common stock will be treated as a sale or as a distribution under the Code.

Under the Foreign Account Tax Compliance Act (“FATCA”) and U.S. Treasury regulations and administrative guidance thereunder, a 30% United States federal withholding tax may apply to any dividends paid to (i) a “foreign financial institution” (as specifically defined in FATCA), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in FATCA) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Redeeming Non-U.S. Holders should consult their own tax advisors regarding this legislation and whether it may be relevant to their disposition of Hennessy Capital common stock.

Backup Withholding

In general, proceeds received from the exercise of redemption rights will be subject to backup withholding for a non-corporate U.S. stockholder that:

•         fails to provide an accurate taxpayer identification number;

•         is notified by the IRS regarding a failure to report all interest or dividends required to be shown on his or her federal income tax returns; or

•         in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. stockholder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Any amount withheld under these rules will be creditable against the U.S. stockholder’s or non-U.S. stockholder’s U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is timely furnished to the IRS and other applicable requirements are met.

Vote Required for Approval

Along with approval of the Director Election Proposal (unless waived by USI), approval of the Business Combination Proposal is a condition to the completion of the Business Combination. If the Business Combination Proposal is not approved, the Business Combination will not take place. Approval of the Business Combination Proposal is also a condition to the Charter Proposals, the Director Election Proposal and the Incentive Plan Proposal. If the Director Election Proposal is not approved, unless waived by USI, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the special meeting or any adjournment or postponement thereof) and the Business Combination will not occur.

This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if at least a majority of the votes cast in person or by proxy at the special meeting vote “FOR” the Business Combination Proposal.

Our initial stockholders have agreed to vote any shares of Hennessy Capital common stock owned by them in favor of the Business Combination. As of the record date, such stockholders beneficially owned 4,989,977 shares of common stock, excluding shares issuable upon the exercise of warrants. As of the date hereof, our initial stockholders have not purchased any public shares.

Recommendation of the Board

HENNESSY CAPITAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

THE CHARTER PROPOSALS

The following table sets forth a summary of the principal changes proposed to be made between our existing charter and the proposed charter. This summary is qualified by reference to the complete text of the proposed charter, a copy of which is attached to this proxy statement as Annex C. All stockholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.

	Existing Charter	Proposed Charter
Authorized Shares (Proposal 2)	Our existing charter authorizes 46,000,000 shares, consisting of 45,000,000 shares of common stock and 1,000,000 shares of preferred stock.	The proposed charter would authorize shares, consisting of shares of common stock and shares of preferred stock.

Classified Board (Proposal 3)	Our existing charter provides that our board of directors be divided into two classes with only one class of directors being elected in each year and each class serving a two-year term.	The proposed charter provides that our board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.

Name (Proposal 4)	Our existing charter provides that our name is “Hennessy Capital Acquisition Corp. II”	The proposed charter provides that our name is “USI Holdings, Inc.”

Duration of Existence (Proposal 4)

Our existing charter provides that if we do not consummate the Business Combination and fail to complete an initial business combination by July 28, 2017 (subject to the requirements of law), we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

The proposed charter deletes the liquidation provision in the existing charter and retains the default of perpetual existence under the DGCL.

Provisions Specific to a Blank Check Company (Proposal 4)	Under our existing charter, Article IX sets forth various provisions related to our operations as a blank check company prior to the consummation of an initial business combination.

The proposed charter deletes Article IX in its entirety because, upon consummation of the Business Combination, we will cease to be a blank check company. In addition, the provisions requiring that the proceeds from our IPO be held in a trust account until a business combination or liquidation of the Company and the terms governing the Company’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination and thus will be deleted.

	Existing Charter	Proposed Charter
Exclusive Jurisdiction (Proposal 4)	Our existing charter does not contain an exclusive jurisdiction provision.

The proposed charter provides in Article XI that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware generally will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Company to the Company or its stockholders, (iii) any action asserting a claim against the Company or any of its directors, officers or employees arising pursuant to any provision of the DGCL or the Company’s certificate of incorporation or bylaws, or (iv) any action asserting a claim against the Company or any of its directors, officers, employees or agents governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The proposed charter provides that a stockholder bringing a claim subject to Article XI will be required to bring that claim in the Court of Chancery in the State of Delaware. If the Court of Chancery does not have jurisdiction for the claim, then the claim must be brought in another state court in the State of Delaware. If no state court located within the State of Delaware has jurisdiction, then the claim must be brought in the federal district court in the District of Delaware.

In addition, the stockholder bringing a claim subject to Article XI may be required by that provision to bring other related claims in the Court of Chancery, even if such other related claims do not fall within one of the enumerated categories set forth in Article XI, unless (a) exclusive jurisdiction with respect to such claim is vested in a court or forum other than the Court of Chancery; or (b) the Court of Chancery does not have subject matter jurisdiction with respect to such claim.

Existing Charter	Proposed Charter

The Company may decide that it is in the best interests of the Company and its stockholders for an action to be determined in a forum other than the Court of Chancery, and it may consent in writing to the selection of an alternative forum.

Any person who acquires an interest in the stock of the Company will be deemed to have notice of this provision and to have consented to it.
Article XI would not apply to claims brought against the Company except for those enumerated in Article XI and certain other related claims.

Reasons for the Proposed Charter Amendments

Authorization to Increase the Company’s Authorized Share Capital (Proposal 2)

There currently are 24,949,885 shares of Hennessy Capital common stock issued and outstanding, consisting of 19,959,908 shares originally sold as part of units in Hennessy Capital’s IPO and 5,031,250 founder shares that were issued to our Sponsor prior to Hennessy Capital’s IPO (of which (i) 440,000 were subsequently transferred to our independent directors and officers and an advisor and (ii) 41,273 were forfeited as a result of the underwriters’ overallotment option not being exercised in full). There are currently no shares of Hennessy Capital preferred stock issued and outstanding. In addition, there currently are 35,040,664 warrants of Hennessy Capital outstanding, consisting of 19,959,908 public warrants originally sold as part of units in Hennessy Capital’s IPO and 15,080,756 placement warrants issued to our Sponsor in a private placement simultaneously with the consummation of Hennessy Capital’s IPO. Each warrant entitles the holder thereof to purchase one-half of one share of Hennessy Capital’s common stock at a price of $5.75 per half share ($11.50 per whole share), subject to adjustment. Warrants may be exercised only for a whole number of shares of Hennessy Capital’s common stock. No fractional shares will be issued upon exercise of the warrants. In addition, concurrently with the closing of the Business Combination, Hennessy Capital also intends to reserve for issuance up to          shares of Hennessy Capital common stock under the Incentive Plan.

In order to ensure that Hennessy Capital has sufficient authorized capital for future issuances, including pursuant to the Incentive Plan, our board of directors has approved, subject to stockholder approval, an amendment to our existing charter to increase the number of shares of our common stock and preferred stock from 46,000,000, consisting of 45,000,000 shares of Hennessy Capital common stock, and 1,000,000 shares of Hennessy Capital preferred stock, to          shares, consisting of          shares of Hennessy Capital common stock, and          shares of Hennessy Capital preferred stock. This summary is qualified by reference to the complete text of the proposed second amended and restated charter, a copy of which is attached to this proxy statement as Annex C. All stockholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.

The principal purpose of this proposal is to authorize additional shares of our common stock and preferred stock, which will be used to issue shares pursuant to the Merger Agreement, in the potential PIPE Financing, under the Incentive Plan and for general corporate purposes. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including if needed as part of financing for future growth acquisitions). Assuming approval of this proposal, after taking into account the reservation of shares dedicated for the Business Combination (assuming 3.5 million shares of

our common stock are redeemed), and the Incentive Plan, as described above, we would have up to approximately          million authorized shares of Hennessy Capital common stock and          million authorized shares of Hennessy Capital preferred stock available for issuance from time to time at the discretion of the board of directors without further stockholder action, except as may be required by applicable law or the NASDAQ rules or regulations, which require stockholder approval for certain issuances of stock. The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors.

Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Classification of the Board (Proposal 3)

In connection with the Business Combination, our board of directors will be reconstituted and comprised of seven members. Our board of directors believes it is in the best interests of the Company for the board of directors to be classified into three classes instead of two, each comprising as nearly as possible one-third of the directors to serve three-year terms, provided that if Proposal 3 is approved at the special meeting, then (i) our Class I directors who are elected at this special meeting will serve for three-year terms (until our 2019 annual meeting), (ii) our Class II directors will serve until our 2018 annual meeting of stockholders, and (iii) our newly formed Class III directors will serve until our 2017 annual meeting of stockholders. We expect that our annual meeting will be conducted during the second calendar quarter of each year, commencing in 2017.

The board of directors believes that providing for a third class of directors will assure desirable continuity in leadership and policy following the Business Combination.

As provided for in the Merger Agreement, the individuals who will serve in each class are set forth below.

Class I, if elected at the special meeting, serving until our 2019 annual meeting:

Daniel J. Hennessy

Michael Kestner

Leo William Varner, Jr.

Class II, serving until our 2018 annual meeting:

Kevin Charlton

Peter Shea

Class III, serving until our 2017 annual meeting:

Richard Burns

William T. Allen

Approval of Additional Amendments to Existing Charter in Connection with the Business Combination (Proposal 4)

The exclusive jurisdiction amendment is intended to assist the Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that the Company is incorporated in Delaware, Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the Company with more predictability regarding the outcome of intra-corporate disputes.

In addition, this exclusive jurisdiction amendment would promote judicial fairness and avoid conflicting results, as well as make the Company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

For these reasons, the board of directors believes that providing for the Delaware Court of Chancery as the exclusive forum for the types of disputes described above is in the best interests of the Company and its stockholders. At the same time, the Board believes that the Company should retain the ability to consent to an alternative forum on a case-by-case basis where the Company determines that its interests and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than in Delaware.

The parties to the Merger Agreement have agreed that the name of the combined company should reflect its leading product lines and therefore propose to change the combined company’s corporate name from “Hennessy Capital Acquisition Corp. II” to “USI Holdings, Inc.”

Finally, the elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve Hennessy Capital and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and the Company’s board of directors believes it is the most appropriate period for the Company following the Business Combination. In addition, certain other provisions in our existing charter require that proceeds from Hennessy Capital’s IPO be held in the trust account until a business combination or liquidation of Hennessy Capital has occurred. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve each of the separate Charter Proposals. Broker non-votes, abstentions or the failure to vote on any of the Charter Proposals will have the same effect as a vote “AGAINST” any such Charter Proposal.

Proposals 2, 3 and 4 are conditioned upon the approval and completion of the Business Combination Proposal. If the Business Combination Proposal is voted down, then none of the Charter Proposals will have any effect.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE CHARTER PROPOSALS.

DIRECTOR ELECTION PROPOSAL

Hennessy Capital’s board of directors is currently divided into two classes, Class I and Class II, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. If Proposal 3 is approved, the proposed charter will reclassify our board of directors into three separate classes with each class serving a three-year term. At the special meeting, stockholders are being asked to elect three directors to our board of directors, effective upon the closing of the Business Combination, to serve as Class I directors.

We expect to conduct our next annual meeting of stockholders during the second calendar quarter of 2017 and thereafter conduct our annual meetings during the second calendar quarter of each subsequent year. The three directors who are elected as Class I directors will be elected for three-year terms, expiring at the time of our third annual meeting following the Business Combination (expected to be held during the second calendar quarter of 2019).

In each case, directors will be elected for the specific term identified or until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the Business Combination. If this Proposal is approved but Proposal 3 is not, our board of directors will appoint the directors elected at the special meeting to Class I but the appointees will only be elected for a two-year term.

Our board of directors has nominated each of Messrs. Hennessy, Kestner and Varner to serve as Class I directors. The following sets forth information regarding each nominee.

Daniel J. Hennessy, our Chairman and Chief Executive Officer since May 2015, is also the Managing Partner of Hennessy Capital LLC, an alternative investment firm he established in 2013. From September 2013 to February 2015, Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp., or Hennessy 1, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD), and since February 2015, has served as its Vice Chairman. Mr. Hennessy serves as a Partner at Code Hennessy & Simmons LLC (n/k/a CHS Capital or “CHS”), a middle market private equity investment firm he co-founded in 1988. Over a 25 year period, CHS invested $2.8 billion in 395 operating companies with aggregate revenues of approximately $15 billion. Mr. Hennessy has served as Chairman of the Board and Director of CHS portfolio companies that manufacture and/or distribute a broad array of products, or provide services for, the industrial, infrastructure, energy and packaging sectors including Thermon Group Holdings (NYSE: THR), a designer and manufacturer of heat tracing systems focused on the external application of heat to pipes, tanks and instrumentation from April 2010 to May 2011, Dura-Line Holdings, a producer of high-density polyethylene conduit and pipes from January 2012 to September 2014, Penhall International, a provider of concrete cutting, breaking, excavation and highway grinding services, from July 2006 to November 2010, GSE Environmental, a supplier of geosynthetic liners and products, from May 2004 to December 2011, WNA, a designer and manufacturer of upscale plastic disposable tableware products, from 2002 to 2007 and Kranson Industries (n/k/a/ TricorBraun), a distributor of plastic and glass containers, from 1999 to 2004. In 2009, EDH Properties, LLC, a family real estate investment entity for which Mr. Hennessy was the managing member, filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. A plan of reorganization was confirmed by the court in 2010 and the lender received payment in full. Prior to forming CHS, Mr. Hennessy was employed by Citicorp from 1984 to 1988 as head of the Midwest Region for Citicorp Mezzanine Investments and Vice President and Team Leader with Citicorp Leveraged Capital Group. He began his career in 1981 in the oil and gas lending group at Continental Illinois National Bank (now Bank of America) where he was a Banking Officer. Mr. Hennessy holds a B.A. degree, magna cum laude, from Boston College and an M.B.A. from the University of Michigan Ross School of Business. Mr. Hennessy is well qualified to serve as director due to his experience in private equity and public and private company board governance, as well as his background in finance and his experience with Hennessy 1.

Michael Kestner served as Chief Financial Officer of Building Materials Holding Corporation from August 2013 to December 2015 and is currently a consultant in the building products industry. Mr. Kestner is currently a director of KAR Auction Services (NYSE: KAR). Previously, Mr. Kestner was a partner in FocusCFO, LLC, a consulting firm providing part-time chief financial officer services, from April 2012 to August 2013 and served as Executive Vice President, Chief Financial Officer and a director of Hilite International, Inc., an automotive supplier of powertrain parts, from October 1998 to July 2011. Mr. Kestner also served as the Chief Financial Officer of Sinter Metals, Inc., a New York Stock Exchange listed company, from 1995 to 1998. In his role as Chief Financial Officer for these companies, Mr. Kestner was responsible for a number of domestic and international acquisitions as well as numerous debt and equity capital transactions. Mr. Kestner previously served in various capacities at Banc One Capital Partners, Wolfensohn Ventures, LP and as a senior audit manager at KPMG LLP and has extensive experience in financial analysis and financial statement preparation. Mr. Kestner holds a Bachelor of Science Degree in Business Administration from Southeast Missouri State University and is a Certified Public Accountant. Because of his strong background in the building products industry, his years of experience in finance and his knowledge of management and strategy, Mr. Kestner is well-qualified to serve on our board.

Leo William Varner, Jr. has been President, Chief Executive Officer and a member of the Board of Directors of USI since July 2012. Prior to joining USI, Mr. Varner was President, CEO and a member of the Board of Directors of Aquilex Corp., maintenance, repair and industrial cleaning services provider, from 2004 to 2012. Prior to this, Mr. Varner served as Chief Executive Officer and a member of the board of directors of Union Metal Corp., an outdoor lighting and traffic structures manufacturer, from 2000 to 2003. Prior to this, Mr. Varner served as President of various divisions of Invensys, a global technology company, from 1997 to 2000. Mr. Varner graduated from The Citadel with a Bachelor of Arts in Modern Languages. Because of his strong background in the manufacturing and building products industry, his years of experience, his knowledge of management and strategy and his experience with USI, Mr. Varner is well-qualified to serve on our board.

For information regarding our other continuing directors, Richard Burns, Kevin Charlton and Peter Shea, see “Information About Hennessy Capital — Management — Directors and Executive Officers.” For information regarding William T. Allen, see “Management After the Business Combination.”

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person at the special meeting and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee. Pursuant to the Merger Agreement, USI has no obligation to consummate the Business Combination if the Director Election Proposal is not approved.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS.

INCENTIVE PLAN PROPOSAL

Overview of Proposal

At the special meeting, our stockholders will be asked to approve the USI Holdings, Inc. 2016 Long-Term Incentive Plan (the “Incentive Plan”), which will allow us to make future stock- and cash-based awards to eligible participants deemed critical for attracting, motivating, rewarding and retaining a talented team who will contribute to our successes. Stockholder approval of the Incentive Plan will also provide the Plan Committee (as defined below) with flexibility to grant cash incentive and share awards intended to qualify as performance-based compensation under Section 162(m) of the Code and incentive stock options under Section 422 of the Code, assuming applicable regulatory requirements have been satisfied.

Background

On          , 2016, our board of directors adopted the Incentive Plan, subject to approval by our stockholders. No awards will be granted pursuant to the Incentive Plan until it is approved by the Company’s stockholders, other than the stock option awards described below under “New Plan Benefits” that are expressly conditioned on stockholder approval of the Incentive Plan.

Under the Incentive Plan, we will be authorized to issue up to          shares of common stock. The shares of common stock our board of directors has reserved for issuance under the Incentive Plan represent approximately          % of our outstanding shares of common stock and          % of our fully diluted shares of common stock as of the record date,          , 2016. Our board of directors believes that compensation of the type available for grant under the Incentive Plan, a cash- and stock-based incentive plan, furthers our goal of creating long-term value for our stockholders by fostering an ownership culture that encourages a focus on long-term performance, retention, and stockholder value-creation, and exposes participants to economic diminishment if our share performance lags.

Alignment of the Incentive Plan with the Interests of the Company and Stockholders

Our board of directors believes that using long-term incentive compensation, including equity compensation, to retain and motivate our key employees is critical to the achievement of our long-term goals and it considered the following factors, among other things, when adopting the Incentive Plan:

•         the need for shares for issuance to support our long-term incentive program;

•         the desire to have flexibility to grant a variety of incentive awards; and

•         our belief that the Incentive Plan will serve a critical role in attracting, retaining and motivating high caliber employees, officers, directors and other service providers deemed essential to our success, and in motivating these individuals to enhance our growth and profitability.

Key Features of the Incentive Plan

The Incentive Plan and our related governance practices and policies include many features that are designed to protect stockholder interests. A summary of these features follows, and a more detailed description of the features is included under the heading “Summary of the Incentive Plan” below. The summaries in this proposal do not provide a complete description of all the provisions of the Incentive Plan and are qualified in their entirety by reference to the full text of the Incentive Plan, which is attached to this proxy statement as Annex D.

•         Fixed Reserve of Shares. The number of shares of common stock available for grant under the Incentive Plan is fixed and will not automatically increase because of an “evergreen” feature — meaning, stockholder approval is required to increase the share reserve under the Incentive Plan, allowing our stockholders to have direct input on our equity compensation program.

•         No Repricing. The Incentive Plan prohibits the repricing of awards without stockholder approval.

•         No Discounted Stock Options or Stock Appreciation Rights. Except with respect to substitute awards granted in connection with a corporate transaction, all stock options and stock appreciation rights must have an exercise price or base price equal to or greater than the fair market value of the underlying shares of common stock on the date of grant.

•         Limitation on Term of Stock Options and Stock Appreciation Rights. The maximum term of a stock option or stock appreciation right under the Incentive Plan is 10 years.

•         No Dividends or Dividend Equivalents on Unearned Awards. Generally, any cash dividends and share dividends paid on shares of restricted stock will be withheld by the Company and will be subject to vesting and forfeiture to the same degree as the shares of restricted stock to which such dividends relate. The Incentive Plan also prohibits the current payment of dividends or dividend equivalent rights on unvested or unearned performance awards.

•         Clawback. Awards granted under the Incentive Plan will be subject to the Company’s clawback and/or recoupment policies in effect at the time of grant or as otherwise required by applicable law.

•         No Automatic Grants. The Incentive Plan does not provide for automatic grants to any participant.

•         Plan Committee.  The Incentive Plan will be administered by a committee of our board of directors or a subcommittee thereof (the “Plan Committee”), comprised entirely of independent directors

•         No Tax Gross-Ups. The Incentive Plan does not provide for any tax gross-ups.

•         No “Liberal Share Recycling.” Liberal Share Recycling is prohibited  —  meaning that the Incentive Plan does not recycle shares that were not issued or delivered upon the net settlement or net exercise of a stock option or stock appreciation right, shares delivered to or withheld by us to pay the purchase price or withholding taxes relating to an outstanding award or shares repurchased by us on the open market with the proceeds of a stock option exercise.

Summary of the Incentive Plan

The following is a summary of certain material features of the Incentive Plan.

Purpose

The Incentive Plan is designed to assist us in attracting, retaining, motivating and rewarding certain employees, officers, directors and other service providers of the Company and its affiliates, and to promote the creation of long-term value for the our stockholders by closely aligning the interests of such individuals with those of our stockholders.

Administration

The Incentive Plan will be administered by the Plan Committee, which will have the authority to designate participants, grant awards, determine the number of shares of common stock to be covered by awards, determine the terms and conditions of any awards, construe and interpret the Incentive Plan and related award agreements, accelerate the vesting of any outstanding awards and make other decisions and determinations for the administration of the Incentive Plan. To the extent permitted by applicable law, the Plan Committee is generally permitted to delegate its authority under the Incentive Plan to our board of directors, a member of our board of directors or an executive officer of the Company. However, the Plan Committee may not delegate its authority to (i) our board of directors or to an executive officer of the Company with regard to grants to “covered employees” under Section 162(m) of the Code, or (ii) a member of our board of directors or an executive officer of the Company with regard to the participation of, or the timing, pricing or amount of an award to, an officer, director or other person subject to Section 16 of the Exchange Act.

Shares Available for Issuance Under the Incentive Plan and Limits on Awards

Under the Incentive Plan, we will be authorized to issue a maximum of          shares of common stock, of which          shares may be issued as incentive stock options. On May 13, 2016, the closing sales price per share of our common stock as reported on The NASDAQ Capital Market under the symbol “HCAC” was $9.85.

If any award granted under the Incentive Plan expires or is canceled, forfeited, settled in cash or otherwise terminated without delivery of shares to a participant, the undelivered shares will again become available for awards under the Incentive Plan. Shares subject to an award will not be again available for issuance under the Incentive Plan if such shares are: delivered to or withheld by the Company to pay withholding taxes, subject to an option or stock appreciation right and were not issued upon the net settlement or exercise of such option or stock appreciation right, delivered to the Company to pay the purchase price related to an outstanding option or stock appreciation right, or repurchased by the Company on the open market with the proceeds of an option exercise.

Awards and the shares authorized under the Incentive Plan are subject to adjustment as described below under “Equity Restructuring.”

During any time that the Company is subject to Section 162(m) of the Code, to the extent an award is intended to qualify as exempt performance-based compensation under Section 162(m) of the Code, (i) the maximum number of shares of common stock subject to stock options, performance awards or stock appreciation rights that may be granted to any individual in any one calendar year may not exceed          and (ii) the maximum value of a performance award that is valued in dollars (as opposed to shares) and that is intended to qualify as performance-based compensation under Section 162(m) of the Code that may be granted to any individual in any one year may not exceed $          . In addition, the maximum value of the aggregate cash compensation and shares of common stock that may be granted to a non-employee director of the Company in any one year may not exceed $          .

Awards and the shares of common stock authorized under the Incentive Plan, as well as any individual share limits, are subject to adjustment as described below under “Equity Restructuring.”

Eligibility

Participants in the Incentive Plan will consist of such officers, other employees, non-employee directors, consultants, independent contractors and agents of the Company or its affiliates (and individuals expected to become such service providers of the Company or its affiliates), as selected by the Plan Committee in its sole discretion. As of     , 2016, there were approximately      employees, including officers, and     non-employee directors who would be eligible to participate in the Incentive Plan, if selected by the Plan Committee.

Grants of Awards

Pursuant to the Incentive Plan, the Plan Committee may grant awards of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards (including cash-based performance awards), and other cash-based or stock-based awards.

Stock Options. The Incentive Plan allows the grant of both incentive stock options, within the meaning of Section 422(b) of the Code, and non-qualified stock options.

A stock option granted under the Incentive Plan provides a participant with the right to purchase, within a specified period of time, a stated number of shares of common stock at the price specified in the applicable award agreement. The exercise price applicable to a stock option will be set by the Plan Committee at the time of grant and, except with respect to substitute awards granted in connection with a corporate transaction, will not be less than the fair market value of a share of common stock on the date of grant.

Stock options will vest in accordance with the terms of the applicable award agreement. The maximum term of a stock option granted under the Incentive Plan is 10 years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder). Payment of the exercise price of a stock option may be made in a manner approved by the Plan Committee, which may include any of the following payment methods: cash, shares of common stock, pursuant to a broker-assisted cashless exercise in accordance with procedures approved by the Plan Committee, pursuant to a delivery of a notice of “net exercise,” or in any other form of consideration approved by the Plan Committee.

No incentive stock options may be granted under the Incentive Plan following the 10th anniversary of the earlier of (i) the date the Incentive Plan was adopted by the Board and (ii) the date the stockholders of the Company approve the Incentive Plan.

Stock Appreciation Rights. A stock appreciation right is a conditional right to receive an amount equal to the value of the appreciation in the shares of common stock over a specified period. Stock appreciation rights may be settled in shares of common stock, cash or other property, as specified in the award agreement. The base price applicable to a stock appreciation right will be set by the Plan Committee at the time of grant and, except with respect to substitute awards granted in connection with a corporate transaction, will not be less than the fair market value of a common share on the date of grant. The maximum term of a stock appreciation right granted under the Incentive Plan is 10 years from the date of grant.

Restricted Stock. An award of restricted stock is a grant of shares of common stock which are subject to limitations on transfer during a restricted period established in the applicable award agreement. Holders of restricted stock will generally have the rights and privileges of a stockholder with respect to their restricted stock. Unless otherwise set forth in an award agreement, dividends with respect to the restricted stock will be withheld by the Company on behalf of the participant and will be subject to vesting and forfeiture to the same degree as the shares of restricted stock to which such dividends relate; provided, however, that any dividends with respect to restricted stock subject to performance-based vesting conditions will be deposited with the Company and subject to the same restrictions as the shares of common stock to which such distribution was made.

Restricted Stock Units. A restricted stock unit is a notional unit representing the right to receive one share of common stock (or, to the extent specified in the award agreement, the cash value of one share) on a specified settlement date. When a participant satisfies the conditions of the restricted stock unit award established by the Plan Committee in the applicable award agreement, the award will be settled in shares of common stock, cash or property, as set forth in the applicable award agreement. Unless otherwise set forth in an award agreement, a participant will not be entitled to any dividends or dividend equivalents with respect to the restricted stock units prior to settlement; provided, however, that any dividend equivalents with respect to restricted stock units that are subject to performance-based vesting conditions will be subject to the same restrictions as the restricted stock units.

Performance Awards. A performance award (which may be classified as a performance share, performance unit or cash award) represents the right to receive certain amounts based on the achievement of pre-determined performance goals during a designated performance period. The terms of each performance award will be set forth in the applicable award agreement. The Plan Committee will be responsible for setting the applicable performance goals. For awards intended to comply with, and to the extent required to comply with, Section 162(m) of the Code, performance goals will be based on specified levels of or increases in one or more of the following business criteria (alone or in combination with any other criterion, whether gross or net, before or after taxes, and/or before or after other adjustments, as determined by the Plan Committee in accordance with Section 162(m) of the Code): (i) earnings, including net earnings, total earnings, operating earnings, earnings growth, operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, book value per share, tangible book value or growth in book value per share; (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth, or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, return on equity, or internal rates of return; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital, working capital turnover; (xi) economic value created; (xii) cumulative earnings per share growth; (xiii) operating margin, profit margin, or gross margin; (xiv) stock price or total stockholder return; (xv) cost or expense targets, reductions and savings, productivity and efficiencies; (xvi) sales or sales growth; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, market share, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures or joint ventures; and (xviii) to the extent that an award is not intended to qualify as performance-based compensation under Section 162(m) of the Code, other measures of performance selected by the Plan Committee. The business criteria may be combined with cost of capital, assets, invested capital and stockholders’ equity to form an appropriate measure of performance and will have any reasonable definitions that the Plan Committee may specify in accordance with Section 162(m) of the Code.

Performance goals may be established on a Company-wide basis, project or geographical basis or, as the context permits, with respect to one or more business units, divisions, lines of business or business segments, subsidiaries, products, or other operational units or administrative departments of the Company (or in combination thereof) or may be related to the performance of an individual participant and may be expressed in absolute terms, or relative or comparative to (i) current internal targets or budgets, (ii) the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units), (iii) the performance of one or more similarly situated companies, (iv) the performance of an index covering multiple companies, or (v) other external measures of the selected performance criteria. Performance objectives may be in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.

Except as otherwise determined at the time of grant or when the performance objectives are established, the Plan Committee will make appropriate adjustments in the method of calculating the attainment of applicable performance goals to provide for objectively determinable adjustments, modifications or amendments, as determined in accordance with “generally accepted accounting principles”, to any of the business criteria described above for one or more of the following items of gain, loss, profit or expense: (i) determined to be extraordinary, unusual, infrequently occurring, or non-recurring in nature; (ii) related to changes in accounting principles under “generally accepted accounting principles” or tax laws; (iii) related to currency fluctuations; (iv) related to financing activities (e.g., effect on earnings per share of issuing convertible debt securities); (v) related to restructuring, divestitures, productivity initiatives or new business initiatives; (vi) related to discontinued operations that do not qualify as a segment of business under “generally accepted accounting principles”; (vii) attributable to the business operations of any entity acquired by the Company during the fiscal year; (viii) non-operating items; and (ix) acquisition or divestiture expenses.

Other Stock-Based and Cash-Based Performance Awards. The Incentive Plan authorizes the Plan Committee to grant other awards that may be denominated in, payable in, valued in, or otherwise related to the Company’s shares of common stock or cash (including annual or long-term performance awards payable in cash). Such awards and the terms applicable to such awards will be set forth in award agreements.

Clawback. All awards granted under the Incentive Plan will be subject to incentive compensation clawback and recoupment policies implemented by our board of directors (or a committee or subcommittee of the board) and in effect at the time of grant or as otherwise required by applicable law.

No Repricing of Awards. No awards may be repriced without stockholder approval. For purposes of the Incentive Plan, “repricing” means any of the following: (i) changing the terms of the award to lower its exercise price or base price (other than on account of capital adjustments as described below under “Equity Restructuring”), (ii) any other action that is treated as a repricing under “generally accepted accounting principles,” and (iii) repurchasing for cash or canceling an award in exchange for another award at a time when its exercise price or base price is greater than the fair market value of the underlying shares of common stock.

Equity Restructuring

In the event of any equity restructuring that causes the per share value of common stock to change, such as stock dividends, recapitalizations through extraordinary cash dividends, stock splits, and reverse stock splits occurring after the award grant date, the Plan Committee will adjust the aggregate number of shares of common stock which may be granted pursuant to awards, the number of shares of common stock covered by outstanding awards under the Incentive Plan, and the per-share price of shares of common stock underlying outstanding awards under the Incentive Plan. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization or partial or complete liquidation of the Company, such equitable adjustments described above may be made as determined appropriate and equitable by the Plan Committee to prevent dilution or enlargement of the rights of participants.

Corporate Events

For purposes of the Incentive Plan, a “corporate event” means: a “change in control” (as defined in the Incentive Plan); or the reorganization, dissolution or liquidation of the Company. Except as otherwise provided in an applicable award or other participant agreement, pursuant to the Incentive Plan, in connection with a corporate event, the Plan Committee may, in its discretion, take any of the following actions:

•         require that outstanding awards be assumed or substituted in connection with such event,

•         accelerate the vesting of any outstanding awards not assumed or substituted in connection with such event, subject to the consummation of such event; provided that any awards that vest subject to the achievement of performance criteria will be deemed earned (i) based on actual performance through the date of the corporate event or (ii) at the target level (or if no target is specified, the maximum level), in the event actual performance cannot be measured through the date of the corporate event, in each case, with respect to any unexpired performance periods or performance periods for which satisfaction of the performance criteria or other material terms for the applicable performance period have not been certified by the Plan Committee prior to the date of the corporate event,

•         cancel outstanding awards upon the consummation of such event (whether vested or unvested) and provide award holders with the per-share consideration being received by the Company’s stockholders in connection with such event in exchange for their cancelled awards (whether vested or unvested) or, with respect to a performance cash award, the amount payable pursuant to the award,

•         cancel all outstanding stock options, stock appreciation rights or other awards (whether vested or unvested) subject to exercise as of the consummation of such event, and provide the holder at least 10 days to exercise each stock option, stock appreciation right or other award canceled (whether vested or unvested) prior to the consummation of such event, or

•         replace outstanding awards with a cash incentive program that preserves the economic value of the replaced awards and contains identical vesting and payment conditions.

Non-Transferability of Awards

Except as otherwise provided by the Plan Committee, awards are generally non-transferable other than by will or the laws of descent and distribution and restricted stock is generally non-transferable.

Termination and Amendment

The Board or the Plan Committee may amend or terminate the Incentive Plan at any time, except that no amendment may, without stockholder approval, violate the stockholder approval requirements of the national securities exchange on which the shares of common stock are principally listed. Unless sooner terminated, the Incentive Plan will terminate on the day before the 10th anniversary of the date the stockholders of the Company approve the Incentive Plan.

Material U.S. Federal Income Tax Consequences

The following is a brief discussion of the material U.S. federal income tax consequences for awards granted under the Incentive Plan. The Incentive Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and it is not, nor is it intended to be, qualified under Section 401(a) of the Code. This discussion is based on current law, is not intended to constitute tax advice, and does not address all aspects of U.S. federal income taxation that may be relevant to a particular participant in light of his or her personal circumstances and does not describe foreign, state, or local tax consequences, which may be substantially different. Holders of awards under the Incentive Plan are encouraged to consult with their own tax advisors.

Non-Qualified Stock Options and Stock Appreciation Rights. With respect to non-qualified stock options and stock appreciation rights, (i) no income is realized by a participant at the time the award is granted; (ii) generally, at exercise, ordinary income is realized by the participant in an amount equal to the difference between the exercise or base price paid for the shares and the fair market value of the shares on the date of exercise (or, in the case of a cash-settled stock appreciation right, the cash received), and the participant’s employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (iii) upon a subsequent sale of the stock received on exercise, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held, and no deduction will be allowed to such participant’s employer.

Incentive Stock Options. No income is realized by a participant upon the grant or exercise of an incentive stock option, however, such participant will generally be required to include the excess of the fair market value of the shares at exercise over the exercise price in his or her alternative minimum taxable income. If shares are issued to a participant pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to such participant, then (i) upon sale of such shares, any amount realized in excess of the exercise price will be taxed to such participant as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the participant’s employer for federal income tax purposes.

If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, generally (i) the participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares and (ii) the participant’s employer will generally be entitled to deduct such amount for federal income tax purposes. Any further gain (or loss) realized by the participant will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.

Subject to certain exceptions for disability or death, if an incentive stock option is exercised more than three months following termination of employment, the exercise of the stock option will generally be taxed as the exercise of a non-qualified stock option.

Other Stock-Based Awards. The tax effects related to other stock-based awards under the Incentive Plan are dependent upon the structure of the particular award.

Withholding. At the time a participant is required to recognize ordinary compensation income resulting from an award, such income will be subject to federal and applicable state and local income tax and applicable tax withholding requirements with respect to an employee participant.

Section 162(m). In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year per person paid to its chief executive officer and the three other highest-paid executive officers (other than the chief financial officer) employed at the end of that company’s fiscal year, subject to certain exceptions (including an exception for performance-based compensation). The Incentive Plan is designed so that stock options and stock appreciation rights qualify for this exception and it permits the Plan Committee to grant other awards designed to qualify for this exemption, subject to the satisfaction of applicable regulatory requirements. The Plan Committee is also authorized to grant awards that are not qualified under Section 162(m) of the Code.

New Plan Benefits

Because awards to be granted in the future under the Incentive Plan are at the discretion of the Plan Committee, it is not possible to determine the benefits or the amounts that have been or will be received by eligible participants under the Incentive Plan and are subject to stockholder approval of the Incentive Plan.

Vote Required for Approval

The approval of the Incentive Plan Proposal and the Incentive Plan requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the special meeting, assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF THE INCENTIVE PLAN PROPOSAL AND THE USI HOLDINGS, INC. 2016 LONG-TERM INCENTIVE PLAN.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow our board of directors to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Business Combination Proposal or the Director Election Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, our board of directors may not be able to adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Business Combination Proposal or the Director Election Proposal.

Vote Required for Approval

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the special meeting, assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT HENNESSY CAPITAL

General

We are a blank check company incorporated in Delaware on April 29, 2015 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to our entering into the Merger Agreement, we sought to capitalize on the global network and investing and operating experience of our management team and board of directors to identify, acquire and operate one or more businesses in the diversified industrial manufacturing, distribution and services sectors in the United States, although we were able to pursue a business combination outside these industries.

In July and August 2015, we consummated our initial public offering of 19,959,908 units (including with respect to 17,500,000 units which closed on July 28, 2015 and with respect to 2,459,908 units which closed on August 4, 2015 related to the partial exercise of the underwriters’ over-allotment option) at a price of $10.00 per unit, with each unit consisting of one share of our common stock and one warrant to purchase one-half of one share of our common stock at an exercise price of $5.75 per one-half of one share ($11.50 per whole share). The shares of our common stock sold as part of the units in our IPO are referred to in this report as our “public shares.” The units in our IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of approximately $199,599,000. Prior to the consummation of our IPO, in April 2015, our Sponsor purchased 5,031,250 shares of common stock, which are referred to herein as “founder shares,” for a purchase price of $25,000, or approximately $0.005 per share. In May 2015, our Sponsor transferred 50,000 founder shares to each of Messrs. Bell, Sullivan, Burns and Shea, our independent directors, 35,000 founder shares to Mr. Petruska, our Executive Vice President, Chief Financial Officer and Secretary, 200,000 founder shares to Mr. Charlton, our President and Chief Operating Officer and 5,000 founder shares to Charles B. Lowrey II, an advisor to our Company.

Our Sponsor’s investment and voting decisions are determined by Hennessy Capital LLC, as its managing manager. Daniel J. Hennessy, our Chief Executive Officer and Chairman, is the managing member of Hennessy Capital LLC.

Concurrently with the consummation of our IPO, the Sponsor purchased from the Company an aggregate of 15,080,756 warrants at a price of $0.50 per warrant (for an aggregate purchase price of approximately $7,540,000) in a private placement, which are referred to herein as the “placement warrants”). Each placement warrant entitles the holder to purchase one-half of one share of common stock at $5.75 per one-half of one share ($11.50 per whole share). After the payment of approximately $592,000 in expenses relating to our IPO (other than underwriting commissions), approximately $199,599,000 of the net proceeds of our IPO (or approximately $10.00 per unit sold in our IPO) and the private placement of the placement warrants were placed in a trust account with Continental Stock Transfer & Trust Company as trustee. All proceeds in the trust account may be invested in either U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. Treasuries. Except for a portion of the interest income that may be released to us to pay any taxes, none of the funds held in the trust account will be released until the earlier of the completion of our initial business combination and the redemption of 100% of our public shares if we are unable to consummate a business combination by July 28, 2017 (subject to the requirements of law). The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of March 31, 2016, there was $199.8 million held in the trust account (approximately $0.2 million of which was withdrawn in May 2016 for taxes and working capital purposes) and approximately $1.6 million held outside the trust account available for working capital purposes. In May 2016 and November 2015, approximately $201,000 and $150,000, respectively, of interest earned was withdrawn from the trust account for working capital purposes.

Effecting Our Initial Business Combination

We are not presently engaged in, and we will not engage in, any operations until after the Business Combination. We intend to effect the Business Combination using cash held in our trust account and funds from the Debt Financing.

Selection of a Target Business and Structuring of our Initial Business Combination

Under NASDAQ rules, an initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of our assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial Business Combination. The fair market value of the target or targets will be determined by our board of directors based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Our board has obtained an opinion from UBS, an independent investment banking firm that is a member of FINRA, with respect to the satisfaction of such criteria. For more information, See “The Business Combination Proposal — Description of Fairness Opinion of UBS Securities LLC”. Subject to this requirement, our management has had virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although we were not permitted to effectuate our initial business combination with another blank check company or a similar company with nominal operations. In any case, we determined that we would only complete an initial business combination in which we acquired 50% or more of the outstanding voting securities of the target or were otherwise not required to register as an investment company under the Investment Company Act of 1940, as amended.

Redemption Rights for Holders of Public Shares

We are providing our public stockholders with the opportunity to redeem their public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the trust account, including interest but net of taxes payable and amounts released to us for working capital purposes, divided by the number of then outstanding public shares, upon the consummation of the Business Combination, subject to the limitations described herein. As of March 31, 2016, the amount in the trust account, net of taxes payable, is approximately $10.00 per public share. Our initial stockholders, officers and directors have agreed to waive their redemption rights with respect to the founder shares and any public shares they may hold in connection with the consummation of the Business Combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. For more information about how to separate the underlying public shares from units, see the section entitled “The Business Combination Proposal — Redemption Rights.”

Submission of Our Initial Business Combination to a Stockholder Vote

We are providing our public stockholders with redemption rights upon consummation of the Business Combination. Public stockholders electing to exercise their redemption rights will be entitled to receive the cash amount specified above, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement relating to the stockholder vote on a Business Combination. Unlike many other blank check companies, our public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

Our initial stockholders have agreed to vote any shares of Hennessy Capital common stock owned by them in favor of the Business Combination. In addition, our initial stockholders, officers and directors have agreed to waive their redemption rights with respect to the founder shares and any public shares they may hold in connection with the consummation of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 20% of the shares sold in our IPO.

Employees

We currently have three officers and no other employees. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the Business Combination. We do not intend to have any full time employees prior to the consummation of the Business Combination.

Management

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
Daniel J. Hennessy	58	Chairman of the Board of Directors and Chief Executive Officer
Kevin Charlton	50	President, Chief Operating Officer and Director
Nicholas A. Petruska	29	Executive Vice President, Chief Financial Officer and Secretary
Bradley Bell	63	Director and Chairman of the Audit Committee
Richard Burns	63	Director
Peter Shea	65	Director and Chairman of the Compensation Committee
Thomas J. Sullivan	53	Director

Daniel J. Hennessy, our Chairman and Chief Executive Officer since May 2015, is also the Managing Partner of Hennessy Capital LLC, an alternative investment firm he established in 2013. From September 2013 to February 2015, Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp., or Hennessy 1, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD), and since February 2015, has served as its Vice Chairman. Mr. Hennessy serves as a Partner at Code Hennessy & Simmons LLC (n/k/a CHS Capital or “CHS”), a middle market private equity investment firm he co-founded in 1988. Over a 25 year period, CHS invested $2.8 billion in 395 operating companies with aggregate revenues of approximately $15 billion. Mr. Hennessy has served as Chairman of the Board and Director of CHS portfolio companies that manufacture and/or distribute a broad array of products, or provide services for, the industrial, infrastructure, energy and packaging sectors including Thermon Group Holdings (NYSE: THR), a designer and manufacturer of heat tracing systems focused on the external application of heat to pipes, tanks and instrumentation from April 2010 to May 2011, Dura-Line Holdings, a producer of high-density polyethylene conduit and pipes from January 2012 to September 2014, Penhall International, a

provider of concrete cutting, breaking, excavation and highway grinding services, from July 2006 to November 2010, GSE Environmental, a supplier of geosynthetic liners and products, from May 2004 to December 2011, WNA, a designer and manufacturer of upscale plastic disposable tableware products, from 2002 to 2007 and Kranson Industries (n/k/a/ TricorBraun), a distributor of plastic and glass containers, from 1999 to 2004. In 2009, EDH Properties, LLC, a family real estate investment entity for which Mr. Hennessy was the managing member, filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. A plan of reorganization was confirmed by the court in 2010 and the lender received payment in full. Prior to forming CHS, Mr. Hennessy was employed by Citicorp from 1984 to 1988 as head of the Midwest Region for Citicorp Mezzanine Investments and Vice President and Team Leader with Citicorp Leveraged Capital Group. He began his career in 1981 in the oil and gas lending group at Continental Illinois National Bank (now Bank of America) where he was a Banking Officer. Mr. Hennessy holds a B.A. degree, magna cum laude, from Boston College and an M.B.A. from the University of Michigan Ross School of Business. Mr. Hennessy is well qualified to serve as director due to his experience in private equity and public and private company board governance, as well as his background in finance and his experience with Hennessy 1.

Kevin M. Charlton, our President and Chief Operating Officer since May 2015 and one of our directors since our initial public offering, is also is the Managing Partner of River Hollow Partners, a private equity firm he founded in July 2013 to focus on the lower mid-market. From October 2013 to February 2015, Mr. Charlton served as President, Chief Operating Officer and a member of the board of directors of Hennessy 1, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD), and since from January 2014 to February 2015 as a director. Prior to that, from August 2009 to June 2013, Mr. Charlton was a Managing Director in the Principal Transactions Group of Macquarie Capital (USA) Inc., and led a team that oversaw its existing portfolio of North American investments. Prior to joining Macquarie Capital (USA) Inc. in August 2009, Mr. Charlton worked as Managing Director at Investcorp International, a mid-market private equity firm, from August 2002 to June 2009. Prior to joining Investcorp International in August 2002, he worked for JPMorgan Chase and McKinsey & Company and as a contractor in the Astrophysics Division at NASA Headquarters. Mr. Charlton has served on the boards of over 15 private companies and their subsidiaries in a variety of roles, with significant industrial experience in businesses such as FleetPride, a distributor of aftermarket heavy-duty truck parts, Neptune Technologies, a manufacturer of water meters and metering systems, Synthetic Industries, a manufacturer of industrial fabrics, and Brek Manufacturing, an aerospace components manufacturer. Since January 2010 he has been a member of the Board of Directors of Spirit Realty Corporation (NYSE: SRC), a triple-net real estate investment trust that went public in September 2012, where he is a member of the Compensation and Governance Committees. Since March 2014, Mr. Charlton has served on the board of The Addison Group, a privately-owned staffing business. Since August 2014, Mr. Charlton has served on the board of Dancing Deer Baking Company, a manufacturer of branded baked goods and a portfolio company of River Hollow Partners. Since March 2015, he has served as a Board Observer at National Spine and Pain Centers, a privately-owned health care business. Since March 2015, he has served as a member of the Board of Directors of Macro Energy, an advisory firm focused on high-efficiency lighting retrofits for commercial tenants and a portfolio company of River Hollow Partners. He received a Masters in Business Administration with honors from the Kellogg School of Management at Northwestern University in June 1995, a Masters of Science in Aerospace Engineering with Distinction from the University of Michigan in June 1990, and a Bachelors of Science in Engineering Cum Laude from Princeton University in June 1988. Mr. Charlton is well-qualified to serve as director due to his experience in private equity and public and private company governance, as well as his background in industrial business and his experience with Hennessy 1.

Nicholas A. Petruska, our Executive Vice President, Chief Financial Officer and Secretary since May 2015, has served as Vice President of Hennessy Capital LLC, the managing member of our Sponsor, since November 2013, in which position he advised Hennessy 1, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD), in connection with its initial public offering in January 2014. In addition, he worked closely with Hennessy 1’s CEO and COO on transaction origination and initial assessments of potential target companies and led the due diligence assessment and transaction execution for Hennessy 1’s business combination, which was consummated in February 2015. From July 2012 to July 2014, Mr. Petruska served as an associate at CHS Capital, a Chicago-based middle market private equity investment firm, where he evaluated leveraged buyouts and structured equity investments across multiple sectors and monitored certain portfolio companies of CHS. From January 2010 to July 2012, Mr. Petruska served as an investment banking analyst for Morgan Stanley (NYSE: MS) in the mergers and acquisitions and corporate finance groups with a focus on diversified industrials and consumer retail. He holds a B.S. degree, summa cum laude, from Miami University with majors in Finance and Decision Sciences.

Bradley Bell has served as one of our independent directors and the chairman of our audit committee since our initial public offering. From January 2014 to February 2015, Mr. Bell served as a director and chairman of the Audit Committee of Hennessy 1, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD). Since October 2014, Mr. Bell has served as a director of MPM Holdings, Inc., a global manufacturer of silicones, quartz, and ceramics, where he has been Non-Executive Chair since December 2014. Since July 2015, Mr. Bell has served as a director and Chairman of the Audit Committee of The Chemours Company LLC (NYSE: CC), a chemical solutions company. From 2001 through 2015, he served as a director of IDEX Corporation (NYSE:IEX), a global industrial company with key growth platforms in Fluid Metering Technology and Health & Science Technology segments, where he chaired the Nominating and Corporate Governance Committee and served on the Compensation Committee. From 2003 to July 2015, he served as a director of Compass Minerals Corporation (NYSE:CMP), an international mining company with operations in salt and specialty fertilizers, where he was chair of the Compensation Committee since May 2010, a member of the Nominating and Corporate Governance Committee from May 2009 until May 2015 and a member of the Audit Committee since May 2012. He served as a director of Coskata Company, a pre-revenue biomass startup with proprietary technology for the production of fuels and chemicals utilizing anaerobic microorganisms where he has been chairman of the audit committee from 2009 to 2015. From November 2003 to December 2010, Mr. Bell served as Executive Vice President of Nalco Corporation, an industrial water treatment and energy services company. Mr. Bell has over 30 years combined experience as an executive in the technology and manufacturing industries, including positions at Rohm and Haas Company, Whirlpool Corporation and Bundy Corporation. Through his experience, Mr. Bell has developed financial expertise and experience in mergers and acquisitions, private equity and capital markets transactions. He has held directorships at publicly traded companies for over 20 years, during which he chaired governance, audit and compensation committees. Through his executive experience and board memberships, Mr. Bell has acquired training and experience in corporate governance and executive compensation. Mr. Bell received a bachelor of science degree in finance with high honors from the University of Illinois and a master of business administration degree with distinction from Harvard University. Mr. Bell is well qualified to serve as director due to his experience in public and private company governance and accounting, including his service on audit, nominating and corporate governance and compensation committees, including his experience with Hennessy 1.

Richard Burns has served as one of our independent directors since our initial public offering. From January 2014 to February 2015, Mr. Burns served as a director of Hennessy 1, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD). He also serves as a Senior Advisor to McKinsey & Company, consulting with telecom service providers, suppliers, and private equity investors, and has done so since April 2008. Mr. Burns also serves on the boards of GeorgiasOwn Credit Union, a consumer retail financial services firm, since 2002 and Unison Site Management, a cell site management firm, since March 2010. Mr. Burns has over 35 years of combined executive experience in telecommunications, including landline, broadband and wireless networks. He served as an officer of BellSouth from 2002 to 2006, holding a number of positions including Chief Integration Officer for Broadband Transformation, President of Bellsouth Broadband and Internet Services, and Chief Supply Chain Officer. He also served as an officer of AT&T from December 2006 to March

2008, as President of AT&T’s Wireless Network. Through his experience, Mr. Burns has developed expertise in operations, mergers, financial management, and private equity investment. Through his executive experience and board service Mr. Burns has acquired both experience and training in corporate governance, executive compensation, and finance. Mr. Burns received both his Bachelor and Master’s Degrees in Engineering from the University of Louisville, and an MBA from Vanderbilt University with Honors. Mr. Burns is well qualified to serve as a director due to his executive experience in large public companies, as well as his board experience in privately held firms and Hennessy 1.

Peter Shea has served as one of our independent directors and the chairman of our compensation committee since our initial public offering. From January 2014 to February 2015, Mr. Shea served as a director and chairman of the Compensation Committee of Hennessy 1, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD). Since January 2010, Mr. Shea has been a private equity advisor. He has served as an operating partner of Snow Phipps Group, a private equity firm, since April 2013 and as an operating advisor for OMERS Private Equity (the private equity division of the Ontario Municipal Employees Retirement System) since November 2011. He has been a director of Viskase Companies, a supplier of cellulose and fibrous casings, from October 2006 to the present, where he is currently a member of the Audit Committee and previously served as chairman of the Compensation Committee. He has served as a director of Give and Go Prepared Foods, a bakery manufacturer, since January 2012. He has been a director of CVR Partners LP (NYSE: UAN), a nitrogen fertilizer producer, since May 2014 where he is currently the Chairman of the Environmental, Health and Safety Committee and a member of the Audit Committee. Mr. Shea also serves as chairman of the board of directors of Voltari Corporation (NASDAQ: VLTC), a commercial real estate company, since September 2015. Mr. Shea has served as Chairman of the Board of Directors of FeraDyne Outdoors LLC, a manufacturer of hunting and fishing accessories, since May 2014. He also serves as Chairman of Teasedale Foods, a processor of Hispanic foods. He was a Director of CTI Foods, a processor of protein and soup products for quick serve restaurant chains from May 2010 to July 2013. Mr. Shea was President of Icahn Enterprises (NYSE: IEP) from October 2006 to June 2009 and during the same period led Portfolio Company Operations for Icahn Associates, Carl Icahn’s private portfolio. He previously served as a director of Sitel Worldwide Corporation, a customer solutions provider, from October 2011 until September 2015. Mr. Shea served as a director of each of the following companies from October 2006 to May 2009: XO Holdings, a telecommunications services provider, American Railcar, a manufacturer of covered hopper and tank railcars, WestPoint International, a home textiles manufacturer and PSC Metals, a national operator of scrap yards. From 2002 to 2006 Mr. Shea was an independent consultant to various companies, an advisor to private equity firms and a director of Sabert Company, a packaging company. Mr. Shea has also served as a director, Chairman, Executive Chairman, Chief Executive Officer, President or Managing Director of a variety of companies including H.J. Heinz Company in Europe, a manufacturer and marketer of a broad line of food products across the globe, John Morrell & Company, Specialty Meats Company, each an international meat processing firm, Grupo Polymer United in Latin America, a plastics manufacturer, Roncadin GmbH, a food processor operating across Europe, Premium Standard Farms, New Energy Company of Indiana and United Brands Company where he was Head of Global Corporate Development. He has an MBA from the University of Southern California and a BBA from Iona College. Mr. Shea is well qualified to serve as a director due to his experience in public and private company governance and private equity, including his service on numerous corporate boards and on audit and compensation committees, including his experience with Hennessy 1.

Thomas J. Sullivan has served as one of our independent directors since our initial public offering. Mr. Sullivan has served as a director of Media General (NYSE: MEG), a multimedia company, since November 2013. Prior to the merger of Media General and New Young Broadcasting Holding Co. (“Young”), Mr. Sullivan was a member of the Board of Directors, as well as of the Audit, Compensation and Nominating Committees, of Young from January 2009 until November 2013. Mr. Sullivan held the position of Executive Chairman of Young from June 2012 until November 2013 and served as Senior Vice President, Finance and Chief Financial Officer in

2012. Until January 31, 2016, Mr. Sullivan served as a director of American Apparel, Inc. (NYSE MKT: AAP), a manufacturer, distributor, and retailer of apparel products and designs, and served as AAP’s Chair of the Nominating and Corporate Governance Committee and as a member of the Audit Committee. He has also served as a member of the advisory board of Millennium Custodial Trust since 2010 and a Trustee of Accredited Mortgage Loan REIT since 2009. Since 2009, Mr. Sullivan serves as the Managing Partner of Smallwood Partners, LLC, a financial advisory services firm. Mr. Sullivan’s previous experience also includes serving as a Managing Director with Investcorp International, Inc., an international middle market private equity firm. Mr. Sullivan has served on numerous boards for 20 years and has broad leadership, operational and financial restructuring experience as well as experience in the fields of private equity and capital markets. Mr. Sullivan holds a B.B.S. from Villanova University. Mr. Sullivan is well qualified to serve as a director due to his experience as a public company director and in the private equity sector.

Stockholder Communications

Stockholders who wish to communicate directly with our board of directors, or any individual director, should direct questions in writing to our Corporate Secretary, Hennessy Capital Acquisition Corp. II, 700 Louisiana Street, Suite 900, Houston, Texas 77002. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the board of directors or just certain specified individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Director Independence

NASDAQ listing standards require that a majority of our board of directors be independent as long as we are not a controlled company. We anticipate that a majority of our board of directors will be independent as of the closing of the Business Combination. An “independent director” is defined under the NASDAQ rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Bell, Shea, Burns and Sullivan are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Leadership Structure and Risk Oversight

The board of directors believes that prior to the consummation of the Business Combination, the most effective leadership structure is for the Company’s Chief Executive Officer to serve as Chairman given that Mr. Hennessy is the founder, Chairman, Chief Executive Officer and Managing Member of our Sponsor and our Sponsor’s managing member, Hennessy Capital LLC, and has an extensive background in analyzing, reviewing and managing investments in companies in a variety of industries. By having Mr. Hennessy serve as the Chief Executive Officer and as Chairman, the board of directors believes that it enables Mr. Hennessy to ensure that the board of directors’ agenda responds to strategic challenges, that the board of directors is presented with information required for it to fulfill its responsibilities, and that board of directors meetings are as productive and effective as possible. The board of directors does not have a lead independent director. Upon consummation of the Business Combination, Mr. Varner will succeed Mr. Hennessy as our Chief Executive Officer, and Mr. Hennessy will continue to serve as Chairman of the Board. See “Management After the Business Combination.”

The board of directors’ oversight of risk is administered directly through the board of directors, as a whole, or through its audit committee. Various reports and presentations regarding risk management are presented to the board of directors including the procedures that the Company has adopted to identify and manage risk. The audit committee addresses risks that fall within the committee’s area of responsibility. For example, the audit committee is responsible for overseeing the quality and objectivity of Hennessy Capital’s financial statements and the independent audit thereof. The audit committee reserves time at each of its meetings to meet with the Company’s independent registered public accounting firm outside of the presence of the Company’s management.

Board of Directors and Committees

During the period from April 28, 2015 (inception) through December 31, 2015, our board of directors held two meetings and our audit committee held two meetings. Each of our directors attended 100% of the board meetings and their respective committee meetings. The Company does not have a policy regarding director attendance at annual meetings, but encourages the directors to attend if possible.

Audit Committee

We have established an audit committee of the board of directors. Messrs. Bell, Burns, Shea and Sullivan currently serve as members of our audit committee. Mr. Bell serves as chairman of the audit committee. Under the NASDAQ listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent. Messrs. Bell, Burns, Shea and Sullivan are each independent under applicable NASDAQ and SEC rules.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Bell qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Responsibilities of the audit committee include:

•         the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•         pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•         reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•         setting clear hiring policies for employees or former employees of the independent auditors;

•         setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•         obtaining and reviewing a report, at least annually, from the independent auditors describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and to assess the independent auditors’ independence, all relationships between the independent auditors and the Company;

•         reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to our entering into such transaction; and

•         reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The board of directors has formed a compensation committee of the board of directors. The current members of our Compensation Committee are Messrs. Shea, Bell, Burns and Sullivan, and Mr. Shea is the current chairman of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•         reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

•         reviewing and approving the compensation of all of our other executive officers;

•         reviewing our executive compensation policies and plans;

•         implementing and administering our equity-based remuneration plans;

•         assisting management in complying with our SEC filings and annual report disclosure requirements;

•         approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•         producing a report on executive compensation to be included in our annual proxy statement; and

•         reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Other Board Committees

Our board of directors intends to establish a nominating and corporate governance committee and adopt a written charter for this committee upon consummation of the Business Combination. Prior to such time, we do not intend to establish this committee; however, all of our independent directors will address any nomination process, as required by the rules of NASDAQ, prior to such time that we establish the committee. The board of directors believes that all of our independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee.

Code of Conduct and Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. Copies of our Code of Ethics and our audit committee and compensation committee charters are available, without charge, upon request from us.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of any publicly traded class of our equity securities, to file reports of ownership and changes in ownership of equity securities of the Company with the SEC. Officers, directors, and greater-than-ten-percent stockholders are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely upon a review of Forms 3 and Forms 4 furnished since the effective date of our IPO, we believe that all such forms required to be filed pursuant to Section 16(a) of the Exchange Act were timely filed, as necessary, by the officers, directors, and security holders required to file the same.

Executive Compensation

Other than as described below, none of our executive officers or directors has received any cash compensation for services rendered. We have agreed to pay Mr. Petruska, our Chief Financial Officer, $11,650 per month for his services during the first 12 months following our initial public offering (until July 28, 2016). We will pay $8,300 per month to Mr. Petruska thereafter (for a maximum of 12 additional months) and an additional $150,000 in cash upon the successful completion of our initial business combination. Commencing on July 22, 2015 and continuing through the earlier of the consummation of our initial business combination and our liquidation, we are obligated to pay an affiliate of our Sponsor a total of $10,000 per month for office space, utilities and secretarial support. Our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our independent directors will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates.

After the completion of the Business Combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the post-combination company. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, by a compensation committee of our board of directors. For a discussion of our executive compensation arrangements after the closing of the Business Combination, please see the section entitled “Management After the Business Combination.”

After the closing of the Business Combination, provided that the Director Election Proposal is approved, Messrs. Hennessy, Burns, Charlton and Shea will be directors of the Company. Additionally, some or all of our executive officers and directors may negotiate consulting arrangements to remain with us after the Business Combination. We do not believe that the ability of our management to remain with us after the consummation of the Business Combination was a determining factor in our decision to proceed with the Business Combination.

Fees and Services

The firm of WithumSmith+Brown, PC has acted as our independent registered public accounting firm.

The following is a summary of fees paid to our independent registered public accounting firm for services rendered through December 31, 2015:

Audit Fees

Fees paid or payable for our independent registered public accounting firm were approximately $37,500 for the services it performed in connection with the May 7, 2015 audit and our IPO, including review of our registration statement on Form S-1 and amendments thereto, comfort letters and consents. The aggregate fees billed by WithumSmith+Brown, PC for professional services rendered for the audit of our annual financial statements and review of the financial information included in our Forms 10-Q and Form 10-K for the respective periods for the year ended December 31, 2015 totaled approximately $37,000.

Audit-Related Fees

Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attestation services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. There were no fees billed for audit-related services rendered by WithumSmith+Brown, PC during the year ended December 31, 2015.

Tax Fees

We have incurred fees of $2,500 for tax services in connection with our 2015 tax returns.

All Other Fees

There have been no fees billed for products and services provided by our independent registered public accounting firm other than those set forth above.

We have engaged Grant Thornton LLP to perform tax related diligence services in connection with the Business Combination for an aggregate fee not to exceed $50,000.

Pre-Approval Policy

Our audit committee was formed upon the consummation of our IPO. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

HENNESSY CAPITAL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Hennessy Capital included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “us” or “we” refer to Hennessy Capital Acquisition Corp. II. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the condensed financial statements and the notes thereto contained elsewhere in this proxy statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated on April 29, 2015 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate the Business Combination using cash from the proceeds of our IPO and the sale of the private placement warrants that occurred concurrently with the completion of our IPO, our capital stock, debt or a combination of cash, stock and debt.

On April 1. 2016, we entered into the Merger Agreement with USI Parent. The Merger Agreement provides for the acquisition by us of all of the outstanding capital stock of USI Parent through a merger of a wholly owned subsidiary of the Company with and into USI Parent, with USI Parent surviving such merger as a direct wholly owned subsidiary of the Company. USI Parent, through its subsidiaries, conducts its business under the “United Subcontractors, Inc.” name. We refer to USI Parent and its consolidated subsidiaries hereafter collectively as “USI,” and we refer to such merger and the other transactions contemplated by the Merger Agreement collectively hereafter as the “Business Combination.”

USI is a leading provider of installation, construction and distribution services to the residential and commercial construction markets in the United States, with a national platform consisting of 43 locations serving customers in 13 states. USI’s principal operations are in St. Paul, Minnesota.

Pursuant to the Merger Agreement, the aggregate merger consideration for the Business Combination is $348.5 million, subject to certain adjustments set forth in the Merger Agreement for USI cash, indebtedness, working capital and certain unpaid transaction expenses (other than USI’s expenses incurred in connection with the preparation of this proxy statement and meetings with our stockholders) and potential increase for certain “permitted acquisitions” (as described herein), if any, consummated by USI prior to the closing of the Business Combination (the “Total Merger Consideration”). We will pay the Total Merger Consideration partially in the form of the Cash Consideration and partially in newly issued shares of our common stock, as described more fully elsewhere in this proxy statement.

The Business Combination also calls for additional agreements, including, among others, the Voting and Support Agreement, as described elsewhere in this proxy statement.

We have entered into engagement letters or agreements with various consultants, advisors, professionals and others in connection with the Business Combination. The services under these engagement letters and agreements are material in amount and in some instances include contingent or success fees. We estimate that our total transaction costs for the Business

Combination (including costs incurred in connection with the Debt Financing but excluding costs payable in connection with the potential PIPE Financing) will aggregate approximately $24.2 million (including the deferred underwriting fees from our IPO). A substantial portion of these costs (including contingent or success fees and ongoing accrued transaction costs, but not the $7.2 million in deferred underwriters’ commissions) will be charged to operations in the quarter that the Business Combination is consummated. In most instances, these engagement letters and agreements specifically provide that such counterparties waive their rights to seek repayment from the funds in the trust account. Further, USI’s expenses for the Business Combination are estimated to aggregate approximately $9.9 million.

The Business Combination will be accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations”. The Company will be considered the accounting acquirer.

Results of Operations

For the period from April 29, 2015 (inception) through March 31, 2016 our activities consisted of formation and preparation for our initial public offering and subsequent to our initial public offering, efforts directed toward locating and completing a suitable initial business combination. As such, we had no operations or significant operating expenses until August 2015. Our operating costs since then include our search for an initial business combination and are largely associated with our governance and public reporting, state franchise taxes of approximately $125,000 for the year 2015, and five months of charges of $10,000 per month payable to Hennessy Capital LLC for administrative services and $11,600 per month (or $8,300 per month after twelve months following our initial public offering) for the services of Mr. Petruska. Costs increased very significantly in the three months ended March 31, 2016 due to professional and consulting fees and travel associated with evaluating various business combination candidates, negotiating and executing the Merger Agreement and the Debt Commitment Letters and preparing this proxy statement to seek shareholder approval for the Business Combination. Such costs approximated $2,375,000 for the three months ended March 31, 2016, including approximately $2,240,000 of which has been included in accrued liabilities (approximately $2,090,000) and accounts payable (approximately $150,000). In addition to professional, due diligence and consulting fees and travel costs already incurred in connection with the Business Combination, significant additional costs are continuing and are still to be incurred. Among those costs still to be incurred are costs associated with a “fairness opinion” and certain financing costs as well as various success fee payments which will be incurred in the quarter that the Business Combination is consummated, which is currently expected to be the quarter ending September 30, 2016. In the three months ended March 31, 2016, approximately $65,000 of accrued franchise taxes were reversed as final calculations resulted in a lower tax than anticipated since Hennessy Capital was not incorporated until April 2015.

Investment income of approximately $112,000 represents the realized and unrealized appreciation on our investment in U.S. treasury bills since our initial public offering. We believe that we have sufficient funds available to consummate a business combination with an operating business by July 28, 2017 (subject to the requirements of law).

Liquidity and Capital Resources

In July and August 2015, we consummated our initial public offering of an aggregate of 19,959,908 units at a price of $10.00 per unit generating gross proceeds of approximately $199,599,000 before underwriting discounts and expenses. Simultaneously with the consummation of our initial public offering, we consummated the private placement of 15,080,756 private placement warrants, each exercisable to purchase one-half of one share of our common stock at $5.75 per half share ($11.50 per whole share), to our Sponsor, at a price of $0.50 per private placement warrant, generating gross proceeds, before expenses, of approximately $7,540,000. We received net proceeds from our initial public offering and the sale of the private placement warrants of approximately $201,746,000, net of the non-deferred portion of the underwriting commissions of $4,790,000 and offering costs and other expenses of approximately $592,000.

$199,599,000 of the proceeds of our initial public offering and the private placement have been deposited in the trust account and are not available to us for operations (except amounts designated for working capital and amounts to pay taxes and working capital). At March 31, 2016, we had approximately $1,594,000 of cash available outside of the trust account to fund our activities until we consummate an initial business combination.

Until the consummation of our initial public offering, our only sources of liquidity were an initial purchase of shares of our common stock for $25,000 by our Sponsor, and a total of $237,500 loaned by our Sponsor against the issuance of an unsecured promissory note (the “Note”). These loans were non-interest bearing and were paid in full on July 28, 2015 in connection with the closing of our initial public offering.

We currently plan, and believe we have the resources assuming the availability of the credit facilities described below, to consummate the Business Combination during the quarter ending September 30, 2016. Many of the parties working on the Business Combination are working with arrangements that involve success fees or payments due at the closing of the Business Combination. As such, if the Business Combination is not consummated or was terminated, we believe that we would have sufficient resources to fund our operations for at least the next twelve months.

Concurrently with the consummation of the Business Combination, we expect to enter into credit agreements governing the terms of the Term Loan Facility and the ABL Facility, as described further below under the headings “— New Senior Secured Term Loan Facility” and “— New Senior Secured ABL Revolving Credit Facility.” Under the terms of such credit agreements, we anticipate that USI Holdings, Inc.’s ability to pay dividends and distributions to its shareholders generally will be restricted, subject to certain negotiated exceptions that are customary for comparable public companies. We anticipate that the terms of such credit agreements will include customary negotiated exceptions for the making of intercompany loans, investments, asset transfers or dividends or distributions by our subsidiaries to USI Holdings, Inc., as USI Holdings, Inc. will be a guarantor of and grantor of security for the obligations under both the Term Loan Facility and the ABL Facility.

Off-balance sheet financing arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual obligations

At March 31, 2016 we did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. In connection with our initial public offering, we entered into an administrative services agreement with an affiliate of our Sponsor, pursuant to which the Company pays Hennessy Capital LLC a total of $10,000 per month for office space, utilities and secretarial support. In addition, the Company is paying Mr. Petruska $11,650 per month during the first twelve months after our initial public offering and $8,300 per month thereafter and $150,000 in cash upon the successful completion of our initial business combination for his services. Upon completion of our initial business combination or the Company’s liquidation, the Company will cease paying these monthly fees.

We have entered into engagement letters or agreements with various consultants, advisors, professionals and others in connection with the Business Combination. The services under these engagement letters and agreements are material in amount and in some instances include contingent or success fees. We estimate that our total transaction costs for the Business

Combination will aggregate approximately $24.2 million (including the deferred underwriting compensation and original issue discount on the Debt Financing). A substantial portion of these costs, including contingent or success fees and ongoing accrued transaction costs (but not deferred underwriting compensation) will be charged to operations in the quarter that the Business Combination is consummated. In most instances, these engagement letters and agreements specifically provide that such counterparties waive their rights to seek repayment from the funds in the trust account. Further, USI’s expenses for the Business Combination are estimated to aggregate approximately $9.9 million.

New Senior Secured Term Loan Facility

The following is a summary of the principal terms of the Term Loan Facility as we expect them to be in effect upon the consummation of the Business Combination. The final terms of the Term Loan Facility are subject to change.

General

Concurrently with the consummation of the Business Combination, we expect to enter into a $100.0 million Term Loan Facility under a credit agreement with an administrative agent acceptable to GSO Capital Partners LP and us. The Term Loan Facility will be guaranteed by the Company and all of our wholly owned domestic subsidiaries (other than United Subcontractors, Inc., which will be the borrower thereunder). Additionally, the size of the Term Loan Facility could increase by $25.0 million pursuant to an uncommitted incremental facility.

Interest rates

The Term Loan Facility will initially bear interest at rates based upon either a base rate plus an applicable margin or adjusted LIBOR rate plus an applicable margin, subject to a LIBOR floor.

Amortization

The first-out tranche of the Term Loan Facility will amortize in an amount to be determined until the maturity date of the Term Loan Facility in 2021 and the second-out tranche of the Term Loan Facility will not amortize. The final principal repayment installment of the Term Loan Facility is required to be repaid on the maturity date of the Term Loan Facility in an amount equal to the aggregate principal amount of the Term Loan Facility outstanding on such date.

Mandatory and optional prepayments

The Term Loan Facility will permit us to voluntarily prepay our borrowings, subject to a two year no-call (subject to a customary make-whole provision) and the payment of a prepayment premium of (i) 3.00% in year 3 and (ii) 1.00% in year 4. In certain circumstances, we may be required to make an offer to prepay the Term Loan Facility if we receive proceeds as a result of certain asset sales, equity issuances, debt issuances, casualty or similar events of loss, if we have excess cash flow (as to be defined in the credit agreement for the Term Loan Facility), or if there is a change in control.

Collateral

The Term Loan Facility will be secured by a first priority lien on all real and personal property of the Loan Parties (as defined in the credit agreement for the Term Loan Facility) (subject to a customary excluded property construct to be agreed), including, without limitation, all equipment, general intangibles, goods, documents, contracts, trademarks, patents, copyrights, intercompany obligations, stock (including stock (and other ownership interests in) of each Loan Party (other than our stock) and all proceeds and products thereof; provided that only 65% of the stock of (or other ownership interests in) controlled foreign corporations will be required to be pledged if the pledge of a greater percentage would result in material adverse tax consequences) and membership interests, securities, and notes of the Loan Parties, other than all cash, trade accounts receivable, inventory, and proceeds thereof, other than all cash, accounts receivable, books and records, chattel paper, deposit accounts (and all cash, checks and other negotiable instruments, funds and other evidences of payment held therein), securities accounts and operating accounts, inventory, and all other working capital assets and all documents, instruments, and general intangibles related to any of the foregoing of the Loan Parties’ now owned and hereafter acquired, and all proceeds and products thereof, which will be secured by a second priority lien.

Covenants

The Term Loan Facility will contain certain affirmative and negative covenants that, among other things, provide limitations on the incurrence of additional indebtedness, liens on property, sale and leaseback transactions, investments, mergers or consolidations, asset sales, acquisitions, the payment of distributions and dividends, transactions with affiliates, prepayments of certain other indebtedness and modifications of organizational documents.

Events of default

The Term Loan Facility will contain customary events of default, including, among others, nonpayment of principal, interest or other amounts, failure to perform covenants, inaccuracy of representations and warranties in any material respect, cross-defaults with other material indebtedness, certain undischarged judgments, the occurrence of certain ERISA or bankruptcy or insolvency events or the occurrence of a change in control (to be defined in the credit agreement for the Term Loan Facility). A bankruptcy or insolvency event of default causes such obligations to automatically become immediately due and payable.

New Senior Secured ABL Revolving Credit Facility

Concurrently with the consummation of the Business Combination, we also expect to enter into a new $25.0 million senior secured asset-based revolving credit facility (the “ABL Facility”), which will mature in 2021. The following is a summary of the principal terms of the ABL Facility as we expect them to be in effect upon the consummation of the Business Combination. The final terms of the ABL Facility are subject to change. Borrowings under the ABL Facility will bear interest at rates based upon either a base rate plus an applicable margin or adjusted LIBOR rate plus an applicable margin. We expect the ABL Facility to contain covenants and events of default substantially similar to those in the Term Loan Facility. In addition, the new ABL Facility is expected to require us to maintain a minimum consolidated fixed charge coverage ratio of 1.10x, tested on a monthly basis, when excess availability under the ABL Facility is less than the greater of (i) 12.5% of the commitments or (ii) $5 million. Our new ABL Facility is expected to be guaranteed by the same entities that guarantee the Term Loan Facility. The ABL Facility will be secured by a first priority lien on all cash, accounts receivable, books and records, chattel paper, deposit accounts (and all cash, checks and other negotiable instruments, funds and other evidences of payment held therein), securities accounts and operating accounts, inventory, and all other working capital assets and all documents, instruments, and general intangibles related to any of the foregoing of the Loan Parties’ now owned and hereafter acquired, and all proceeds and products thereof, and a second priority lien on all real and personal property of the Loan Parties (as defined in the credit agreement for the Term Loan Facility)(subject to a customary excluded property exception to be mutually agreed upon), including, without limitation, all equipment, general intangibles, goods, documents, contracts, trademarks, patents, copyrights, intercompany obligations, stock (including stock (and other ownership interests in) of each Loan Party (other than our stock) and all proceeds and products thereof; provided that only 65% of the stock of (or other ownership interests in) controlled foreign corporations will be required to be pledged if the pledge of a greater percentage would result in material adverse tax consequences) and membership interests, securities and notes of the Loan Parties.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. The Company has identified the following as its critical accounting policies:

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Loss Per Common Share

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period, plus to the extent dilutive the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At March 31, 2016, the Company had outstanding warrants to purchase 17,520,332 shares of common stock. For all periods presented, these shares were excluded from the calculation of diluted loss per share of common stock because their inclusion would have been anti-dilutive. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying condensed balance sheets.

Offering Costs

The Company complies with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A — “Expenses of Offering”. Offering costs of approximately $12,568,000 consist of underwriters’ discounts of approximately $11,976,000 (including approximately $7,185,000 of which payment is deferred) and approximately $592,000 of professional, printing, filing, regulatory and other costs associated with our IPO were charged to additional paid in capital upon completion of our initial public offering in July and August 2015.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC, 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At March 31, 2016 and December 31, 2015, the Company had a deferred tax asset of approximately $165,000 and $90,000, respectively, related to net loss carryforwards (which begin to expire in 2035) and start-up costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

Redeemable common stock

All of the 19,959,908 shares of common stock sold as part of the Units in our initial public offering contain a redemption feature which allows for the redemption of such common stock under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company does not specify a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital.

At March 31, 2016 and December 31, 2015, 18,690,977 and 18,932,591, respectively, of the 19,959,908 public shares were classified outside of permanent equity at redemption value of $10.00 per share.

Recent Accounting Pronouncements

The Company complies with the reporting requirements of FASB ASU No. 2014-10, which eliminated certain financial reporting requirements of companies previously identified as “Development Stage Entities” (Topic 915). The amendments in this ASU simplify accounting guidance by removing all incremental financial reporting requirements for development stage entities. The amendments also reduce date maintenance and, for those entities subject to audit, audit costs by eliminating the requirements for development stage entities to present inception-to-date information in the statements of income, cash flows, and stockholders’ equity. Upon adoption, entities no longer present or disclose any information required by Topic 915. For private entities and emerging growth companies under the JOBS Act, the amendments are effective for annual reporting periods beginning after December 15, 2015. The Company has elected early adoption and has incorporated the methodologies prescribed by ASU 2014-10 in the accompanying financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 provides guidance on management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year form the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016 and for annual and interim periods thereafter. Early adoption is permitted. The Company has adopted the methodologies prescribed by ASU 2014-15, and the adoption of ASU 2014-15 did not have a material effect on its financial position or results of operations.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

INFORMATION ABOUT USI

USI BUSINESS OVERVIEW

USI is a leading provider of installation, construction and distribution services to the residential and commercial construction markets in the United States, with a national platform consisting of 43 locations serving customers in 13 states. USI believes it is the third largest insulation installer in the United States based on revenue and maintains the number one or number two market position in more than 50% of its local markets, based on estimated permits issued in those markets. USI benefits by having national scale, long-standing vendor relationships and a diverse customer base that includes production and custom homebuilders, multi-family and commercial contractors and homeowners. Approximately 80% of USI’s net sales for the three months ended March 31, 2016 and approximately 78% of USI’s net sales for the year ended December 31, 2015 were derived from sales to the United States residential new construction market. USI operates in nine of the ten “Top 10 Best Home Building Markets” based on the Hanley Wood Metrostudy Report on Housing, Construction and Remodeling 2015.

USI operates in two distinct segments: Installation Services and Construction Services. USI’s Installation Services segment primarily installs and distributes fiberglass, cellulose and spray foam insulation. In addition to insulation products, USI’s Installation Services segment benefits from the sale of additional complementary building products such as windows, doors, mirrors, shower enclosures, closet components, shelving, fireplaces, garage doors and gutters to its customers and at certain locations also distributes non-insulation related building products. USI’s Construction Services segment provides planning, logistics, procurement and project management services for all phases of home shell construction from empty lot to complete home frame. This includes engaging subcontractors to provide concrete and masonry, carpentry and structural construction services. Together, these two segments provide complementary solutions to homebuilders that enable cross selling of installation and construction services.

USI was founded in 1998 through the combination of 16 leading regional insulation installation businesses. This combination created a national business with scale. Over the last several years, USI has significantly grown both net sales and pre-tax income through operational efficiency improvements, market share gains, the ongoing housing recovery and acquisitions. Over the course of 2015, USI completed three acquisitions for an aggregate purchase price of approximately $43.7 million: Cardalls Insulation Co. (which strengthened USI’s presence and increased its footprint in the attractive Idaho and Utah markets), Smith Insulation (which extended USI’s existing market presence from Western North Carolina into Eastern North Carolina) and

Silver State Specialties (which enabled USI to expand in the growing Las Vegas, Nevada market). USI believes it is well-positioned to continue to grow its business both organically and through additional value-enhancing acquisitions. USI management has identified a pipeline of additional acquisition opportunities it believes are highly attractive and synergistic.

USI operates 43 locations over 30 distinct branches in 13 states across the United States and its corporate office is located in St. Paul, Minnesota. It has significant exposure to high-growth markets such as Arizona, Colorado, Florida, Texas, Utah and the Pacific Northwest.

USI Locations

For the three months ended March 31, 2016, USI generated net sales of $108.3 million, pre-tax income of $4.2 million, net income of $2.7 million and Adjusted EBITDA of $9.0 million. For the three months ended March 31, 2015, USI generated net sales of $89.7 million, pre-tax income of $4.8 million, net income of $3.1 million and Adjusted EBITDA of $6.9 million. Pro forma net sales were $98.7 million and pro forma Adjusted EBITDA was $8.2 million for the three months ended March 31, 2015.

For the year ended December 31, 2015, USI generated net sales of $385.5 million, pre-tax income of $28.0 million, net income of $17.8 million and Adjusted EBITDA of $37.4 million. Pro forma net sales were $409.3 million and pro forma Adjusted EBITDA was $41.0 million for the year ended December 31, 2015. For information regarding the calculation of pro forma net sales, Adjusted EBITDA and pro forma Adjusted EBITDA, which are non-GAAP measures, see “USI Management’s Discussion and Analysis of Financial Condition and Results of Operations

— Non-GAAP Measures.” Over the period from 2013 to 2015, net sales, pre-tax income, and Adjusted EBITDA have grown at a CAGR of 11.1%, 64.2% and 47.1%, respectively.

Installation Services. USI’s Installation Services segment primarily installs and distributes fiberglass, cellulose and spray foam insulation. USI handles every stage of the installation of insulation, including material procurement, project scheduling, logistics, multi-stage installation and installation quality assurance. Installation of insulation is a critical phase in the construction process as certain interior work cannot begin until the insulation component passes inspection. In addition to insulation products, USI installs complementary building products such as windows, doors, mirrors, shower enclosures, closet components, shelving, fireplaces, garage doors and gutters and at certain locations also distributes non-insulation related building products. USI’s Installation Services segment operates 27 branches and 40 locations across the United States, three of which only provide distribution. As of March 31, 2016, USI had 1,102 installers. For the three months ended March 31, 2016, USI’s Installation Services segment generated net sales of $76.4 million and direct gross profit (gross profit before indirect cost of sales) of $29.6 million. For the year ended December 31, 2015, USI’s Installation Services segment generated net sales of $270.2 million and direct gross profit of $106.2 million. See Note 12 to USI’s unaudited consolidated financial statements and Note 14 to USI’s audited consolidated financial statements, each of which is included elsewhere in this proxy statement for more information regarding segment reporting.

Strategic initiatives for USI’s Installation Services segment include geographical expansion through opening of satellite locations in contiguous markets on the West Coast and entering into attractive new markets on the East Coast. USI also plans to expand service offerings and capabilities to capture a larger share of customer spending (such as spray foam, windows and gutters).

USI’s key installation competitors include TopBuild, IBP and American Building Systems. Key distribution competitors include TopBuild, IDI Distributors and Service Partners.

USI’s key customers include commercial and residential builders and homeowners.

Construction Services. USI’s Construction Services segment provides planning, logistics, procurement of materials and labor and project management services for all phases of home shell construction from empty lot to complete home frame. USI’s Construction Services segment is asset and labor efficient with a highly variable cost structure and nominal capital expenditure requirements. USI currently operates three construction services branches, two established branches in Florida and one recently opened branch in late 2015 in Texas. USI’s Construction Services segment also includes planning and logistics services and procurement and project management services. For the three months ended March 31, 2016, USI’s Construction Services segment generated net sales of $31.9 million and direct gross profit of $4.3 million. For the year ended December 31, 2015, USI’s Construction Services segment generated net sales of $115.4 million and direct gross profit of $17.6 million.

The decline in Construction Services net sales from the year ended December 31, 2014 was primarily the result of aggressive competition in the single family production home market. Despite the decrease in net sales, USI improved gross margin due to new material sourcing options from increased purchasing volume, tailoring pricing strategies based on market, and emphasis on improving market share and driving scale in single family production, while working to improve margin in single family custom homes.

Planning and logistics services include site plan and access reviews, key supplier coordination, redlining plans to eliminate future issues, value engineering and safety program implementation. Procurement and project management services include truss engineering reviews, layout of structural phases, walk work prior to inspections, call-in inspections, material and equipment movement coordination and jobsite cleanliness maintenance. These are critical services provided to builders, who have largely outsourced such functions.

Strategic initiatives for USI’s Construction Services segment include expansion into new geographies where Installation Services are already provided and a drive to bundle insulation and other building products and services with Construction Services (such as guttering, windows and roofing).

Key competitors for Construction Services include RR Construction, Yukon Construction and Roofing Professionals (in Florida).

PERFORMANCE DRIVERS

USI is well positioned to continue its growth trajectory both organically and through value-enhancing acquisitions. The following table demonstrates the trajectory of USI’s total net sales, net sales breakdown, net income, Adjusted EBITDA and Adjusted EBITDA margin in recent years:

($ in millions)	2013	2014	2015	CAGR '13–'15
Net sales
Installation Services	$212.9	$231.9	$270.2	12.6%
Construction Services	99.3	128.8	115.4	7.8%
Net sales	312.2	360.7	385.5	11.1%
% Growth	—	15.5%	6.9%
Pre-tax income	$10.4	$21.4	$28.0	64.2%
% Margin	3.3%	5.9%	7.3%
Net income	$13.7	$13.2	$17.8	14.1%
% Margin	4.4%	3.7%	4.6%
Adjusted EBITDA	$17.3	$27.7	$37.4	47.1%
% Margin	5.5%	7.7%	9.7%

USI’s performance has been driven by management’s operational focus, targeted acquisition strategy and platform expansion strategies.

•         USI’s operational strategies and responsibilities are distributed at a central, regional and branch level. This model allows USI to benefit from improved operating efficiencies that arise from economies of scale with regards to certain costs due to USI’s national scale and presence, while still maintaining local focus, specialization and an entrepreneurial culture. Central responsibilities include fleet management, planning and acquisition strategy, sales and technical oversight, centralized purchasing, management of corporate expenses and back office functions.

•         Over the course of 2015, USI executed a targeted acquisition strategy having completed three acquisitions for an aggregate purchase price of approximately $43.7 million. These acquisitions, coupled with management’s focus on improving operational efficiencies, have significantly grown both net sales and Adjusted EBITDA as well as enabled USI to make market share gains in the insulation installation market. USI’s acquisition strategy includes identifying and developing a pipeline of additional acquisition opportunities that management believes are highly attractive and synergistic. Through a comprehensive plan for origination, efficient execution and complete integration, USI is able to quickly incorporate acquired targets onto its platform and realize operational and financial synergies.

•         USI’s platform expansion initiatives include geographical expansion through new satellite locations in contiguous markets and entrance into attractive new markets, as well as driving cross-sales between the Installation Services and Construction Services segments. Cross-sales include increasing bundled services whereby customers use USI’s services for both shell construction and insulation installation on the same job, giving USI an operating advantage versus its peers and enabling lower customer acquisition costs, increased purchasing power and enhanced local market knowledge on forthcoming jobs.

INDUSTRY OVERVIEW AND END-MARKET TRENDS

Housing End-Market. USI’s Installation Services and Construction Services segments are driven primarily by United States residential new construction activity. The United States housing market has grown from approximately 0.6 million housing starts in 2009 to approximately 1.1 million starts in 2015, according to the U.S. Census Bureau, representing a CAGR of 12.3%. Despite the significant recovery, total housing starts remain below the 1968–2006 long term average of approximately 1.6 million housing starts per annum.

From 1968 to 2006, single family housing starts on average accounted for 72% of total annual housing starts. However, in 2015 single family housing starts accounted for only 64% of total annual housing starts as multi-family start growth has outpaced single family start growth since the 2009 trough. From 2009 to 2015, single family housing starts grew at a CAGR of 8.2%, while multi-family housing starts grew at a CAGR of 24.0%.

USI believes that the new home construction recovery is continuing on a national basis driven by improving key economic indicators, including rising consumer confidence, increasing household formation and attractive levels of new home affordability. Housing starts are expected to grow by 12.5% in 2016 to reach approximately 1.3 million and by 9.6% in 2017 to reach approximately 1.4 million, according to Blue Chip Economic Indicators.

Non-Residential End-Market. USI has experience in commercial construction and believes this market presents an attractive growth area. In 2015, United States commercial construction spending was $114 billion, approximately 12.2% below the 1993–2015 average of $130 billion. IHS Global Insights forecasts a 6.4% increase in commercial construction spending in 2016 to $121 billion.

Insulation Market. USI believes it is the third largest national insulation installer in the United States based on revenue. Insulation is a critical building product yet represents a small portion of total construction costs. Insulation demand for United States residential construction is strongly correlated to trends in the United States housing market with projected insulation volume growth to be driven by the continued recovery in construction markets and increasingly stringent energy codes. A 2015 Freedonia Insulation Industry study estimates insulation volume demand to rise to 8.9 billion pounds in 2019 from 7.0 billion pounds in 2014, representing a CAGR of 4.8%. USI anticipates volume and dollar growth to exceed the wider housing market in part due to a favorable regulatory environment (as described further below) and to increased penetration of higher priced insulation products such as spray foam. As states adopt additional and more complex energy regulations, demand for specialized installation expertise and local building knowledge should continue to increase.

USI management believes that USI, TopBuild Corp. (“TopBuild”) (NYSE:BLD) and Installed Building Products (“IBP”) (NYSE: IBP) account for approximately 60% of the total insulation installation market by 2015 revenue. USI management believes the remainder of the market is highly fragmented, comprised of over 1,000 independent insulation contractors that are generally family-owned with revenues of less than $10 million per year.

Within the insulation value chain, USI serves as a critical link between a concentrated manufacturer base and a highly fragmented customer base. USI has developed strong relationships with many of the largest insulation manufacturers, which rely, in part, on USI to drive volume growth. In addition, USI’s broad reach and national scale allows insulation manufacturers to better plan their production schedules. USI’s knowledge of local building codes and standards in addition to its ability to deliver timely and high quality installation products enables it to be a partner of choice for homebuilders.

Energy Code Regulatory Environment. USI expects energy code changes to drive greater spending around energy efficiency and in particular to have a positive, long-term impact on insulation demand. Insulation volumes used in new home construction are regulated by various building and energy codes that establish minimum thermal and air sealing performance requirements. The residential 2012 International Energy Conservation Code (IECC) raised standards by 30% over the 2006 IECC and by approximately 15% over the 2009 IECC, which drove an increase in required insulation volume per home. Increased prominence of “beyond code” programs like Energy Star and LEED also promote increased building energy efficiencies. Increased demand for “green” retrofitting of existing homes is also expected to increase the size of the overall insulation market.

The 2015 IECC has recently been released, with three states (as of March 2016) enforcing the policy. As of March 2016, approximately 54% of the United States population lived in areas where the 2015 IECC or 2012 IECC have been adopted. For states still using the 2009 IECC, 2006 IECC or earlier codes, the increase in energy efficiency to 2015 IECC standards could be as much as 30%. USI management estimates the 2015 IECC will drive an approximate 25–30% increase in insulation spending per unit, equal to an additional $1,000 per home on average.

USI’S COMPETITIVE STRENGTHS

USI benefits from the following competitive strengths:

National scale with leading local market positions

•         USI believes it is the third largest insulation installer in the United States based on revenue and maintains the number one or number two market position in more than 50% of its local markets, based on estimated permits issued in those markets.

•         USI’s national scale provides significant advantages relative to smaller regional and local competitors; the insulation installation industry is highly fragmented, comprised of small regional firms and local businesses that make up a significant portion of the overall industry.

•         USI’s scale and longstanding relationships with many of the largest insulation manufacturers enable it to purchase competitively and maintain consistent product availability.

•         Regional managers, local branch managers and sales representatives have significant experience and knowledge of local building codes and energy-efficient building practices, including a regional manager who serves on the board of a state environmental regulator that sets standards in the industry.

Technology driven operating model

•         USI utilizes sophisticated and leading technology systems that enable data-driven performance improvements, operational optimization, efficiency and superior customer service.

•         USI’s Smart Truck technology initiative was implemented in 2015 to increase productivity, improve asset utilization, enhance customer service and interfacing, reduce costs by creating paperless branches and facilitate more efficient logistics through scheduling, routing and loading. The Smart Truck technology is currently in use at ten USI locations, and use of this technology at all USI locations is expected to occur by the first quarter of 2017. USI believes it is the only insulation installer that utilizes such technology.

•         USI’s Smart Truck technology increases the number of jobs completed per day, which in turn improves employee recruitment and retention rates as installers are compensated based on number of jobs completed.

•         USI believes its technology platform helps make it an acquirer of choice due to the immediate operational benefits it provides to acquired branches and its ability to recruit and retain installers.

Focus on high growth markets

•         According to Blue Chip Economic Indicators, housing starts are expected to grow by 12.5% in 2016 to reach approximately 1.3 million and by 9.6% in 2017 to reach approximately 1.4 million.

•         USI is strategically located in high growth markets such as Florida, Utah, Colorado, Arizona and the Pacific Northwest, which are expected to grow above the national rate due to favorable economic and demographic factors.

•         USI operates in nine of the ten “Top 10 Best Home Building Markets” based on the Hanley Wood Metrostudy Report on Housing, Construction and Remodeling 2015.

•         USI also has the capability to effectively serve the attractive commercial construction market. USI has already completed large, high margin projects including the Denver International Airport expansion and a large data center project and believes it is well positioned for further expansion.

Asset-light and scalable operating model

•         National platform with strong customer and supplier relationships allows USI to leverage economies of scale to deliver improved margins. For the year ended December 31, 2015, USI had an Adjusted EBITDA margin of 9.7%, representing an increase of approximately 202 basis points over the year ended December 31, 2014. For information regarding the calculation of Adjusted EBITDA, see “USI Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Measures.” Adjusted EBITDA margin is Adjusted EBITDA divided by net sales.

•         USI operates an integrated business platform with all branches benefitting from dedicated corporate services including standardized systems, branding, purchasing, insurance, regulatory compliance and human resources support.

•         USI is able to quickly integrate acquired targets onto its platform and realize operational and financial synergies.

•         USI’s Construction Services segment is asset-light with a highly variable cost structure that requires limited incremental capital to support additional growth.

•         Management has recently invested significantly in the business and believes future capital expenditures to be minimal. Management reduced the average fleet truck age from approximately 8.8 years as of December 31, 2013 to approximately 5.7 years as of December 31, 2015. As part of the investment, USI acquired 286 new vehicles and retired 244 vehicles. Such investments in the fleet have enabled USI to increase net sales per truck by approximately $95,000 per truck from the year ended December 31, 2013 to the year ended December 31, 2015.

•         USI’s consistent branding strategy increases brand equity with customers and suppliers by leveraging the national USI brand together with local brands.

Comprehensive solutions provider to the homebuilders industry

•         USI’s two operating segments, Installation Services and Construction Services, provide complementary solutions to homebuilders that facilitate cross-selling activities and bundling of opportunities between segments, which gives USI an operating advantage versus its peers. USI is also able to achieve lower customer acquisition costs, increased purchasing power and enhanced local market knowledge on forthcoming jobs.

•         USI’s significant expertise and knowledge pertaining to energy regulation and local building codes is increasingly valuable when servicing homebuilders that face additional and increasingly complex regulations.

Experienced management team with established track record

•         USI is led by a highly experienced management team with an established operational and acquisition track record in the manufacturing and service industries, including U.S. building products and installation services.

•         The current management team has led USI since 2012 and has implemented key operational initiatives to reduce costs, enhance fleet utilization and improve employee retention.

USI’S GROWTH STRATEGY

Hennessy Capital believes USI, under new public ownership, will have greater flexibility and financial resources to pursue a more aggressive and systematic strategy to grow the business while increasing shareholder value by executing the following:

Continue to gain market share in existing geographies and expand into new markets

•         USI believes it will continue to gain organic market share by leveraging its national scale and local focus, strong brand awareness and reputation and proven ability to attract installers.

•         In larger markets, labor constraints are creating home construction cycle time delays with production builders; USI believes its value-added services, scale and position as an employer of choice will allow it to continue to capture a larger share of the market.

•         USI believes it can grow market share in existing markets by expanding its service offering at existing locations and cross-selling products and services between segments to capture an increased share of customer spending.

•         USI expects to expand satellite operations in large existing markets as well as greenfield locations in new markets to capture additional share.

•         USI plans to continue to leverage its differentiated scale, expertise and reputation to undertake large and complex commercial projects, such as the recently completed Denver International Airport expansion and a large data center project.

Pursue strategic acquisitions that accelerate growth

•         The highly fragmented nature of USI’s industry allows for the continued pursuit of value-enhancing acquisitions in both new and existing geographies.

•         USI expects to continue to identify and pursue strategic acquisition opportunities, focusing on target businesses that offer local market leadership, attractive customer relationships and high quality local management.

•         The USI management team has a track record of successfully completing and integrating acquisitions as evidenced by three strategic acquisitions completed in 2015 for an aggregate purchase price of approximately $43.7 million.

•         USI expects to continue to realize synergies from acquisitions due to its integrated operations, technology platform, national vendor relationships and back-office consolidation strategy.

•         USI management has identified a pipeline of additional acquisition opportunities it believes are highly attractive and synergistic.

Continue to capitalize on the favorable regulatory environment and increased environmental awareness

•         USI expects to increase net sales as building codes continue to require higher energy efficiency with the continued adoption of more stringent energy codes (IECC 2012 and IECC 2015). For states still using IECC 2009, 2006 or earlier codes, the increase in energy efficiency expected from the IECC 2015 adoption could be as much as 30%. As of March 2016, approximately 54% of the United States population lived in areas where the 2015 IECC or 2012 IECC were adopted. USI management estimates the IECC 2015 will drive an approximate 25–30% increase in insulation spending per unit, equal to an additional $1,000 per home on average.

•         USI expects to benefit from increased penetration of spray foam where it has already developed product management expertise and has highly trained installation teams.

•         As complexity increases due to more stringent energy codes, large solutions providers, such as USI, have greater knowledge and expertise and are better positioned to quickly respond to the evolving regulatory landscape.

Utilize multi-segment business model to drive growth

•         USI believes it has the ability to further capitalize on the construction market recovery by increasing cross-sales between segments, including increasing bundled services whereby customers use USI’s services for both shell construction and insulation installation on the same job.

Achieve improved financial performance through operational excellence and operating leverage

•         Over the past several years, as net sales have increased and USI has further improved its operating model, Adjusted EBITDA margins have improved significantly. For the year ended December 31, 2015, USI had an Adjusted EBITDA margin of 9.7%, representing an increase of approximately 202 basis points over the year ended December 31, 2014.

•         Additional operational initiatives USI is implementing include the continued roll-out of Smart Truck technology at all USI locations, optimizing pricing, improving fleet utilization and maximizing working capital efficiency.

•         As net sales continues to grow, USI management expects margins to improve from the inherent operating leverage and highly variable cost structure of its business.

USI’S OPERATIONS

USI is a leading provider of installation, construction and distribution services to the residential and commercial construction markets.

USI benefits from national scale and presence while maintaining local touch and specialization. Operational responsibilities are distributed at a central, regional and branch level. Central responsibilities include fleet management, planning and acquisition strategy, sales and technical oversight, centralized purchasing, management of corporate expenses and back office functions. Regional teams have direct contact with key customers and play an important role in guiding district and branch operational leadership. They also manage regional vendor relationships, pricing and strategies. Branch responsibilities include maintaining customer relationships, direct daily customer contact by sales and operations teams and branch profit and loss accountability.

Installation Services. USI believes it is the third largest national insulation installer in the United States, based on revenue. This segment comprised approximately 70% of USI’s net sales for the year ended December 31, 2015 and approximately 71% of USI’s net sales for the three months ended March 31, 2016. USI primarily installs and distributes fiberglass, cellulose and spray foam insulation. In addition to insulation products, USI’s Installation Services segment also installs complementary building products such as windows, doors, mirrors, shower enclosures, closet components, shelving, fireplaces, garage doors, and gutters and at certain locations distributes non-insulation related building products. USI serves as a critical link between a concentrated manufacturer base and highly fragmented customer base within the insulation value chain. USI has strong relationships with many of the largest insulation manufacturers, which rely on USI to drive volume growth. Additionally, USI’s broad reach and national scale allows insulation manufactures to better plan production schedules. USI’s knowledge of local building codes and standards in addition to its ability to delivery timely and high quality installation products ensures it is a partner of choice for homebuilders.

USI’s Installation Services segment serves new single family, multi-family and commercial building projects and operates through 27 branches and 40 locations across the United States, three of which are distribution only, and with 1,102 installers, as of March 31, 2016.

The table below provides key product details for the Installation Services segment.

	Fiber Insulation	Foam Insulation	Windows & Glass	Other
Overview	• Common and cost effective insulation	• Advanced insulation technology, more energy efficient	• Window and doors • Specialty installation of glass shower enclosures, bathroom and wall mirrors	• Other services to provide customers with a complete suite of installation services

Key Products	• Cellulose • Fiber glass • Rock wool • Natural fiber	• Open cell spray foam • Closed cell spray foam	• Custom and production windows and doors • Commercial windows and storefronts • Shower enclosures • Mirrors • Sliding glass wall solutions	• Customized closets and shelving • Residential garage doors • Gutters • Fireproofing and firestop • Other

	Fiber Insulation	Foam Insulation	Windows & Glass	Other
Product Attributes	• Quickly and effectively installed by professionals • Environmentally friendly	• Higher R-value, reduces homeowners’ heating and cooling costs by half • Requires specialized skill set. More difficult and costly to install	• Various aesthetic and energy efficiency options	• Various aesthetic properties

Construction Services. USI provides critical outsourced construction services to builders. USI’s Construction Services segment comprised approximately 30% of USI’s net sales for the year ended December 31, 2015 and approximately 29% of USI’s net sales for the three months ended March 31, 2016. USI provides value-add planning, logistics, procurement of materials and labor and project management services for all phases of home shell construction from empty lot to complete home frame.

Sales and Marketing. USI employs a decentralized but coordinated sales strategy that drives strong relationships with its fragmented customer base within each market. As of March 2016, USI had 170 sales and sales support personnel across the organization. A unified compensation structure was developed to attract, retain and motivate highly-qualified sales people. USI’s sales model leverages branch managers to drive local sales and maintain relationships.

USI generally markets its products and services under one unified brand while maintaining local recognition where appropriate. USI’s marketing activities include a combination of national events such as industry trade shows and conferences, as well as local marketing efforts managed by the individual region with corporate support.

USI has recently implemented a targeted sales strategy to utilize cross-platform benefits and generate cross-selling by combining Construction Services, with insulation and other building products in a single sale.

CUSTOMERS

USI serves a broad group of national, regional and local homebuilders and commercial construction companies in the United States. USI’s top ten customers accounted for approximately 31.9% of net sales for the year ended December 31, 2015 and approximately 27.2% of net sales for the three months ended March 31, 2016. No single customer accounted for more than 12.5% of net sales during the year ended December 31, 2015. One Construction Services customer, G.L. Homes of Florida, accounted for 12.5%, 12.5% and 11.7% of USI’s total sales for the years ended December 31, 2015, December 31, 2014 and December 31, 2013, respectively, and accounted for 9.2% of USI’s total sales for the three months ended March 31, 2016. For the Installation Services segment, no single customer accounted for more than 1.8% of net sales during the year ended December 31, 2015 and no more than 2.4% of net sales for the three months ended March 31, 2016.

SUPPLIERS

USI has long-term relationships with many of its suppliers and has not experienced any significant disruption in the supply of any of the primary materials that it purchases and installs. USI purchases large volumes of residential insulation, glass, concrete and other building products. As a major purchaser of insulation and building products, USI maintains particularly strong relationships with many of the largest manufacturers. USI has found that using multiple suppliers helps to ensure a stable source of materials and favorable purchasing terms as suppliers compete to gain and maintain its business. USI’s supplier relationships are managed at the corporate and regional level, while strategic planning and channel partnering is managed centrally and inventory management and service quality control are managed at the regional and local level.

SEASONALITY

USI tends to have higher sales during the second half of the year as its homebuilder customers complete construction of homes placed under contract for sale in the traditionally stronger spring selling season. In addition, some of USI’s branches operate in states more impacted by winter weather and as such experience a slowdown in construction activity during the first quarter of the calendar year. This winter slowdown contributes to traditionally lower sales in the first quarter.

USI working capital levels typically increase in the summer and fall seasons due to higher sales during the peak of residential construction activity. The subsequent collection of receivables and reduction in inventory levels during the winter months has typically positively impacted cash flow.

COMPETITION

USI believes that competition in its industry is based on quality and timeliness of service, knowledge of local building codes, pricing, relationships and reputation in the market. USI believes it is the third largest installer of insulation in the United States based on revenue. The building products installation industry is highly fragmented. The markets for non-insulation installation services are even more fragmented than the markets for insulation installation services. USI’s competitors include two other large national contractors, IBP and TopBuild, several large regional contractors and numerous local contractors. USI expects to continue to effectively compete in its local markets given its long standing customer relationships, access to capital, tenure of local staff, quality installation reputation and competitive pricing.

EMPLOYEES

As of March 31, 2016, USI had 1,710 employees, consisting of 1,102 installers, 244 field supervisors and support personnel, 170 sales and sales support personnel and 194 administrative and office personnel. None of USI’s employees are currently covered under collective bargaining agreements. USI has never experienced an organized work stoppage or strike and USI believes that it has good relations with its employees.

INTELLECTUAL PROPERTY AND TECHNOLOGY

USI possesses intellectual property rights, including trademarks, trade names and knowhow and other proprietary rights that are important to its business. In particular, USI maintains registered trademarks and trade names, some of which are the trademarks and trade names under which many of its local branches operate. While USI does not believe its business is dependent on any one of its trademarks or trade names, USI believes that its trademarks and trade names are important to the development and conduct of its business as well as to the local marketing of its services. USI also maintains domain name registration for each of its local branch websites. USI makes efforts to protect its intellectual property rights; however the actions taken by USI may be inadequate to prevent others from using similar intellectual property. In addition, third parties may assert claims against its use of intellectual property and the company may be unable to successfully resolve such claims.

BACKLOG

Due to USI’s customers’ strict demand for timely installation of its products, installation jobs are scheduled and completed within a short timeframe. USI does not consider backlog material to its business.

PROPERTIES

The following table lists USI’s properties as of March 31, 2016:

	No.	Branch	Market	Locations	Sq. ft. (in thousands)	Owned/ Leased
Installation	1	USI Professional Insulators-South Florida	Boynton Beach, FL	1	8,237	Leased
	2	USI West Coast Insulation-	Ft. Myers, FL	2	40,372	Leased
	3	USI First Choice	Jacksonville, FL	1	20,000	Leased
	4	USI Hastings	Orlando, FL	1	19,987	Leased
	5	USI All Purpose Windows & Doors-SLC	Salt Lake City, UT	2	29,571	Leased
	6	USI All Purpose Windows & Doors-St. George	St. George, UT	2	12,610	Leased
	7	USI Salt Lake City	Salt Lake City, UT	1	44,016	Leased
	8	USI Cardalls	Logan, UT	4	37,670	Leased
	9	USI Silver State	Las Vegas, NV	1	43,000	Leased
	10	USI Mesa Insulation	Phoenix, AZ	3	133,600	Leased
	11	USI Preston Insulation	Tucson, AZ	1	33,268	Owned
	12	USI Champion Insulation-Dallas/Ft Worth	Dallas/Ft Worth, TX	2	38,355	Leased
	13	USI Champion Insulation-Houston	Houston, TX	1	19,350	Leased
	14	USI Chase Insulation-Austin	Austin, TX	1	15,000	Leased
	15	USI Chase Insulation	San Antonio, TX	1	8,971	Leased
	16	USI Powers Insulation	Co Springs, CO	1	12,705	Leased
	17	USI RG Insulation	Denver, CO	1	31,636	Leased
	18	USI Courtesy-Burnham	Seattle, WA	3	34,619	Leased
	19	USI JB Insulation	Portland, OR	1	12,240	Leased
	20	USI Carroll Insulation	Baltimore, MD	1	23,100	Leased
	21	USI Allied Insulation	Asheville, NC	1	12,600	Leased
	22	USI Smith Insulation	Raleigh, NC	2	23,525	Leased
	23	USI San Diego	San Diego, CA	1	7,568	Leased
	24	USI Weather Seal Insulation	Oakland, NJ	2	26,600	Leased
	25	Eagle Rock Supply-Centennial	South Denver, CO	1	14,715	Leased
	26	Eagle Rock Supply-Denver	Denver, CO	1	10,560	Leased
	27	Eagle Rock Supply	Salt Lake City, UT	1	53,648	Leased

Construction Services	1	USI Construction Services-Boynton Beach	Boynton Beach, FL	1	8,237	Leased
	2	USI Construction Services	Ft. Myers, FL	1	17,303	Leased
	3	USI Construction Services-Houston	Houston, TX	1	2,150	Leased

Corporate	1	Corporate Headquarters	St. Paul, MN		12,112	Leased
	Total			43	802,325

FLEET

As of March 31, 2016 and December 31, 2015, 2014 and 2013 USI’s fleet consisted of 843, 841, 762 and 799 total vehicles, respectively, comprised of 739, 734, 628 and 647 installation vehicles, respectively, which installers use to deliver and install products from local locations to job sites and 104, 107, 134 and 152 other vehicles, respectively, that are utilized by sales staff and branch managers. Management has reduced the average truck fleet age from approximately 8.8 years as of December 31, 2013 to approximately 5.7 years as of December 31, 2015, and USI believes it has the youngest fleet in the industry.

ENVIRONMENTAL AND OTHER REGULATORY MATTERS

USI is subject to various federal, state and local government regulations applicable in the jurisdictions in which it operates, including laws and regulations relating to its relationships with employees, public health and safety, work place safety, transportation, zoning and fire codes. USI believes it operates in accordance with applicable laws, codes and regulations.

LEGAL PROCEEDINGS

USI is engaged in legal proceedings in the ordinary course of its business. Although no assurances can be given about the final outcome of pending legal proceedings, at the present time USI management does not believe that the resolution or outcome of any of USI’s pending legal proceedings will have a material adverse effect on its financial condition, liquidity or results of operations.

EXECUTIVE OFFICERS AND CERTAIN SIGNIFICANT EMPLOYEES

The following tables set forth information regarding USI’s current executive officers and certain significant employees:

Executive Officers

Name	Age	Position(s) held
Leo William Varner, Jr.	65	Chief Executive Officer and President
Curt Petersen	63	Chief Financial Officer

Certain Significant Employees

Name	Age	Position(s) held
Brian Franco	57	Executive Vice President
Kristin Nordling	43	Vice President of Human Resources
Michael King	54	Regional Vice President
James Tipperreiter	48	Vice President of Sales and Marketing
Mark Whaley	53	Regional Vice President
Patrick Dussinger	42	Regional Vice President

Biographical Information

Executive Officers

Leo William Varner, Jr. has been President, Chief Executive Officer and a member of the Board of Directors of USI since July 2012. Mr. Varner also serves on the boards of BHI Holdings and Identity Group LLC. Prior to joining USI, Mr. Varner was President, CEO and a member of the Board of Directors of Aquilex Corp., maintenance, repair and industrial cleaning services provider, from 2004 to 2012. Prior to this, Mr. Varner served as Chief Executive Officer and a member of the board of directors of Union Metal Corp., an outdoor lighting and traffic structures manufacturer, from 2000 to 2003. Prior this, Mr. Varner served as President of various divisions of Invensys, a global technology company, from 1997 to 2000. Mr. Varner graduated from The Citadel with a Bachelor of Arts in Modern Languages.

Curt Petersen has been the Chief Financial Officer, Treasurer and Secretary of USI since September 2011. Prior to joining USI, Mr. Petersen was a Principal at Magnify Consulting from April 2009 to September 2011, focusing on evaluating, negotiating and executing business acquisitions and divestitures, financial management of companies in distress, company-wide performance assessments, and productivity improvements. Prior to this, Mr. Petersen was Senior Vice President and Chief Financial Officer of CSM Corp. from December 2004 to April 2009, responsible for integrating the financial operations of the acquiror, developer and renovator of commercial, lodging and residential real estate properties. Prior to joining CSM, Mr. Petersen held various Senior Vice President and Chief Financial Officer positions at BMC Inc., Target Direct, Rosemount, Inc., and Diversified Energies, Inc. Mr. Petersen graduated from the University of Minnesota with a Bachelor of Science in Accounting.

Certain Significant Employees

Brian Franco has been the Executive Vice President of USI since January 2007 and the President of Construction Services of USI since October 2015. Prior to this, Mr. Franco served as the Vice President of Business Development of USI from March 2006 until December 2006. Prior to joining USI, Mr. Franco was Regional Manager for Allied Waste Services from January 2004 to February 2006 with operational and market development oversight for Houston, Texas, Allied’s largest US market. Prior to this, Mr. Franco was managing partner for Cooley Consulting Group, where he was responsible for integrating the post-merger operations of Allied Waste Services and Browning-Ferris Industries. Mr. Franco also served as the Divisional Vice President of North American Operations for Browning-Ferris Industries from January 1996 to June 2000. Mr. Franco graduated from the University of Delaware with a Bachelor of Arts in Accounting, and his professional accreditations include Texas State Certified Public Accountant.

Kristin Nordling has been the Vice President of Human Resources of USI since January 2015. Prior to joining USI, Ms. Nordling was a Senior Director of Human Resources at Blue Cross and Blue Shield of Minnesota from August 2012 to January 2015, where she provided strategic human resources leadership to the executive team focusing on the areas of succession management, leadership development, performance management and change management. Prior to this, Ms. Nordling was the Senior Director of HR, Business Partner at Thomson Reuters from May 2011 to April 2012, responsible for providing human resources leadership and execution for the Finance, Communications, General Counsel and human resources functions of Thomson Reuters. Prior to joining Thomson Reuters, Ms. Nordling held various senior human resources leadership roles at Cargill, Inc., Ameriprise Financial, Inc. and UnitedHealth Group. Ms. Nordling graduated from Bemidji State University with a Bachelor of Science in Mass Communication.

Michael King has been a Regional Vice President of USI since February 2011. Prior to this, Mr. King was a District Manager of USI from November 2006 to February 2011. Prior to joining USI, Mr. King founded All-Purpose Windows and Doors (APWD) in January 1982. After operating APWD for 25 years, Mr. King sold APWD to USI in November 2006.

Jim Tipperreiter has been a Vice President of Sales and Marketing at USI since September 2013. Prior to joining USI, Mr. Tipperreiter was the Vice President of Sales and Marketing at AZZ, Welding Services International, LLC from January 2010 to August 2013, responsible for developing and executing sales strategy across multiple industries, including refining, petrochemical, pulp and paper, coal fired power, energy from waste and chemical processing. Mr. Tipperreiter graduated from Eastern Illinois University with a Bachelor of Arts in Speech Communications.

Mark Whaley has been a Regional Vice President of USI since February 2012. Prior to joining USI, Mr. Whaley was a Senior Vice President, Texas Region Manager for BMC West Corporation (BMC West) from August 2004 to December 2011, responsible for providing operational management to multiple business units in a manufacturing, construction services and direct distribution business model servicing the construction industry. Prior to the role of Texas Region Manager, Mr. Whaley held various

Regional and Branch Management positions with BMC West from November 1987 through August 2004. Mr. Whaley graduated from Illinois State University with a Bachelor of Science in Business.

Patrick Dussinger has been a Regional Vice President of USI since April 2015. Prior to this, Mr. Dussinger was a Vice President of Special Projects at USI from October 2013 to April 2015. Prior to joining USI, Mr. Dussinger spent over 11 years at Interline Brands, Inc. (Interline). His final position at Interline, from March 2013 to October 2013, was as Vice President of Residential Brands. In this capacity Mr. Dussinger was responsible for a sales organization of over 325 representatives. Mr. Dussinger is currently the Vice Chairman of the Board of Directors of All Saints Care Center. Mr. Dussinger graduated from the University of Florida with a Bachelor of Science in Accounting.

EXECUTIVE AND DIRECTOR COMPENSATION OF USI

Compensation of the Named Executive Officers

This section discusses the material components of the fiscal year 2015 executive compensation program for USI’s named executive officers who are identified in the 2015 Summary Compensation Table. This discussion may contain forward-looking statements that are based on USI’s current plans, considerations, expectations and determinations regarding future compensation programs. The compensation reported in the 2015 Summary Compensation Table is not necessarily indicative of how we will compensate our named executive officers in the future. We expect that we will continue to review, evaluate and modify our compensation framework as a result of USI becoming a publicly-traded company and the compensation program following the Business Combination could vary significantly from USI’s historical practices.

USI has opted to comply with the scaled down executive compensation disclosure rules applicable to emerging growth companies, as we will be an emerging growth company following the consummation of the Business Combination. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for USI’s principal executive officer and its two other most highly compensated executive officers serving in such capacities as of December 31, 2015 and whose total compensation for the fiscal year ended December 31, 2015 (referred to as fiscal year 2015) exceeded $100,000. Leo William Varner, Jr. is USI’s principal executive officer. During fiscal 2015, USI’s only executive officer, other than Mr. Varner, whose total compensation exceeded $100,000 was Curtis Petersen, USI’s Senior Vice President and Chief Financial Officer. Messrs. Varner and Petersen are referred to in this proxy statement as USI’s named executive officers.

The following table provides information regarding the compensation awarded to, or earned by, USI’s named executive officers for fiscal year 2015.

2015 Summary Compensation Table

Name and Principal	Fiscal	Salary	Bonus(1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation(2)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Leo William Varner, Jr.
President and Chief Executive Officer	2015	491,031	346,655	—	—	—	—	—	837,686
Curtis Petersen
Senior Vice President and Chief Financial Officer	2015	306,750	162,563	—	—	—	—	2,405	471,718

____________

(1)      The amounts reported in this column represent the bonuses paid to USI’s named executive officers pursuant to the Executive Incentive Plan. For additional information, please see “— Narrative to Summary Compensation Table — Annual Bonus Plan” below.

(2)      The amount reported in this column represents the employer matching contributions made pursuant to the USI 401(k) plan.

Narrative to Summary Compensation Table

Employment Agreements with Messrs. Varner and Petersen

Leo William Varner, Jr. USI’s subsidiary, United Subcontractors, Inc., is a party to an employment agreement with Mr. Varner, dated July 30, 2012, which provides that he will serve as USI’s President and Chief Executive Officer. Pursuant to the employment agreement, Mr. Varner is eligible to earn a base salary, currently $496,375, subject to annual increases as determined by the board of directors in its discretion, and is eligible to earn a target annual bonus equal to 100% of his base salary. The actual performance bonus, if any, may be reduced pro rata for achievement below the applicable target performance levels, with a bonus range of up to 200% of the target annual bonus, in addition to any non-quantitative discretionary bonus. Mr. Varner was eligible to earn a target bonus of 100% for fiscal year 2015, as described further under “— Annual Bonus Plan” below.

Curtis Petersen. USI’s subsidiary, United Subcontractors, Inc., is a party to an employment agreement with Mr. Petersen, dated December 28, 2012, which provides that he will serve as USI’s Senior Vice President and Chief Financial Officer. Pursuant to the employment agreement, Mr. Petersen is eligible to earn a base salary, currently $309,000, subject to annual increases as determined by the board of directors in its discretion, and is eligible to earn a target annual bonus equal to 75% of his base salary. The actual annual bonus, if any, may be reduced pro rata for achievement below the applicable target performance levels, with a bonus range of up to 200% of the target annual bonus. Mr. Petersen was eligible to earn a target bonus of 75% for fiscal year 2015, as described further under “— Annual Bonus Plan” below.

Annual Bonus Plan

USI’s executive incentive plan, or EIP, rewards USI’s executive officers, including USI’s named executive officers, for USI’s achievement of specific financial targets. Cash awards are made at the end of each fiscal year (after receipt of the audited financial statements) based on the achievement of EIP financial performance targets which are set at the beginning of such fiscal year.

For purposes of the fiscal year 2015 EIP, 100% of each named executive officer’s annual bonus opportunity was based on the attainment of USI’s company-wide EIP Adjusted EBITDA target for the fiscal year. For this purpose, “EIP Adjusted EBITDA” means net income before interest, taxes, depreciation and amortization, net of EIP related expenses and excluding legal settlement expenses in excess of related expenses. USI’s compensation committee approves the financial performance targets under the EIP on an annual basis.

Early in fiscal year 2015, the compensation committee established target bonuses for fiscal year 2015 performance for Messrs. Varner and Petersen of 100% and 75% of base salary, respectively. The compensation committee established the same target bonus opportunities for Messrs. Varner and Petersen for fiscal year 2016.

Under the EIP for fiscal year 2015, USI’s named executive officers were eligible to earn annual bonuses ranging from 75% to a maximum of 200% of their target bonus amounts, with 85% of their target bonus payable upon 85% attainment of the EIP Adjusted EBITDA target and 200% of their target bonus payable upon 120% attainment of the EIP Adjusted EBITDA target for fiscal year 2015, with bonus amounts calculated via straight line interpolation for performance between such EIP Adjusted EBITDA percentages. The target EIP Adjusted EBITDA for fiscal year 2015 was $44,740,790. Actual EIP Adjusted EBITDA for fiscal year 2015 was $37,395,830, or 83.6% of USI’s EIP Adjusted EBITDA target, for fiscal year 2015. Notwithstanding the terms of the EIP, with respect to fiscal year 2015, the compensation committee considered the success of management in successfully acquiring and integrating three significant new businesses into USI in granting a payout equal to 70.8% of target bonus.

Stock Plans, Retirement Plans, and Health and Welfare Plans

Restricted Stock Awards

USI currently provides grants of equity-based awards to eligible service providers under USI’s 2009 Equity Incentive Plan. For a summary of the principal features of the USI 2009 Equity Incentive Plan, see “— Additional Incentive Compensation Plans And Awards” below. The named executive officers currently hold shares of restricted stock granted to them pursuant to the 2009 Equity Incentive Plan, and in connection with the Business Combination, each share of restricted stock held by the named executive officers will vest and be automatically converted into a right to receive the per share merger consideration.

Tax-Qualified Retirement Plan

USI maintains a tax-qualified retirement savings plan, the USI 401(k) Retirement Savings Plan (the “401(k) Plan”), under which participating employees may contribute up to the yearly statutory maximum under IRS guidelines into their 401(k) Plan accounts. In addition, under the 401(k) Plan, USI may make matching contributions on amounts contributed by participants up to a certain percent of earnings, not to exceed the statutory maximum. The 401(k) Plan also allows USI to make discretionary non-elective contributions to the 401(k) Plan accounts for the benefit of participating employees for any calendar year in an amount determined by the board of directors.

Outstanding Equity Awards at 2015 Fiscal Year-End

The only equity compensation plan maintained by USI is the USI Senior Holdings, Inc. 2009 Equity Incentive Plan. The following table and related footnote set forth information about the outstanding awards under the 2009 Equity Incentive Plan held by USI’s named executive officers as of December 31, 2015.

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Grant Date	(#)	(#)	(#)	($)	Date	(#)(3)		($)(4)	(#)	($)
Leo William Varner, Jr.	November 29, 2012	—	—	—	—	—	13,750	(1)	$2,942,500	—	—
Curtis E. Petersen	December 28, 2012	—	—	—	—	—	4,500	(1)	$963,000	—	—
	August 6, 2014	—	—	—	—	—	1,883	(2)	$402,962

____________

(1)      Except as noted in footnote (3), these shares of restricted stock are scheduled to time-vest on July 31, 2016.

(2)      Except as noted in footnote (3), 628, 627, and 628 shares of restricted stock granted to Mr. Petersen on August 6, 2014 are scheduled to time-vest on each of August 6 of 2016, 2017 and 2018, respectively.

(3)      The award agreements with respect to all shares of restricted stock granted to date under the USI Parent 2009 Equity Incentive Plan provide that, upon a change in control event of USI, such awards shall immediately vest. Upon consummation of the Business Combination, each share of restricted stock will vest and be automatically converted into a right to receive the per share merger consideration.

(4)      Based on the fair value of the USI’s common shares as December 31, 2015. Fair value was estimated based on a combination of discounted cash flow and comparable market prices for similar companies and transactions.

The following summaries describe the potential payments and benefits that would be provided to USI’s named executive officers in connection with a termination of employment and/or a change in control.

Severance Benefits

The employment agreements entered into with USI’s named executive officers provide for certain payments to be made upon certain terminations of service. In the absence of an employment agreement, severance or other agreement, we do not offer or have in place for USI’s named executive officers any formal retirement, severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control (other than USI’s 401(k) plan).

Leo William Varner Jr. If Mr. Varner’s employment is terminated by USI without “due cause” or by Mr. Varner with “good reason,” subject to his execution of a general release of claims and continued compliance with any restrictive covenants, confidentiality, invention, and non-solicitation agreements, Mr. Varner will be entitled to receive (in addition to accrued salary, paid time off and business expense reimbursement through the date of termination): (i) continued payment of his base salary for 12 months; (ii) group health and dental insurance coverage, with full premium payments, for 12 months following the termination date; and (iii) any unpaid portion of his annual performance bonus relating to the fiscal year immediately preceding such termination and, subject to the attainment of the applicable performance metrics, a pro-rated portion of his annual bonus for the year in which the termination occurs.

Upon a termination due to Mr. Varner’s permanent disability or death, subject to Mr. Varner’s (or his estate’s) execution of a general release, Mr. Varner (or his estate) will be entitled to receive payment of any unpaid portion of his annual performance bonus relating to the fiscal year immediately preceding such termination and, subject to the attainment of the applicable performance metrics, a pro-rated portion of his annual bonus for the year in which the termination occurs.

Mr. Varner’s employment agreement contains confidentially provisions, which extend indefinitely after he ceases employment, and customary non-competition and non-solicitation restrictions for 12 months following termination of employment.

Curtis Petersen. If Mr. Petersen’s employment is terminated by USI without “due cause” or by Mr. Petersen with “good reason,” subject to his execution of a general release of claims and continued compliance with any restrictive covenants, confidentiality, invention, and non-solicitation agreements, Mr. Petersen will be entitled to receive (in addition to accrued salary and paid time off through the date of termination) continued payment of his base salary for 12 months following the termination date.

Mr. Petersen’s employment agreement contains confidentially provisions, which extend indefinitely after he ceases employment, and customary non-competition and non-solicitation restrictions for 12 months following termination of employment.

Vesting of Outstanding Equity Awards

Pursuant to the underlying award agreements, in connection with the Business Combination, each share of restricted stock granted to the named executive officers pursuant to the 2009 Equity Incentive Plan will vest and be automatically converted into a right to receive the per share merger consideration.

Additional Incentive Compensation Plans and Awards

2016 Long-Term Incentive Plan

For information regarding a proposed plan governing post-closing equity compensation for employees, officers, consultants and directors, see “Incentive Plan Proposal.”

2009 Equity Incentive Plan

USI maintains its 2009 Equity Incentive Plan, or 2009 Plan, which was approved by its board of directors. The 2009 Plan provides for the grant of stock options and other equity-based awards to eligible employees, consultants and non-employee directors. USI’s board of directors, or a duly authorized committee thereof, has the authority to administer the 2009 Plan. Subject to the terms of the 2009 Plan, USI’s board of directors or an authorized committee thereof, referred to herein as the plan administrator, determines recipients, dates of grant, the number of and types of awards to be granted and the terms and conditions of the awards, including any applicable vesting schedule. Awards under the 2009 Plan are granted pursuant to award agreements adopted by the plan administrator. The aggregate number of shares of USI common stock that could be issued pursuant to awards under the 2009 Plan was 155,000 shares, of which, as of March 16, 2016, all 155,000 shares of common stock were granted and subject to outstanding awards.

Pursuant to the 2009 Plan, in the event that there is a change in control of USI, outstanding awards do not vest unless the award agreement pursuant to which they were granted specifically provides otherwise. In addition, the plan administrator has the discretion, but is not obligated to, cancel all outstanding awards for fair value, or provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards.

USI’s board of directors may amend, suspend, or terminate the 2009 Plan at any time and for any reason, however, the 2009 Plan will terminate with respect to new equity grants upon the adoption of the 2016 Long-Term Incentive Plan. For information regarding the 2016 Long-Term Incentive Plan, see “Incentive Plan Proposal.” Mr. Varner was granted 55,000 shares of restricted stock of USI on November 29, 2012 and Mr. Petersen was granted 18,000 shares of restricted stock on December 28, 2012 and an additional 2,510 shares of restricted stock on August 6, 2014. In connection with the Business Combination, each share of restricted stock will vest and be automatically converted into a right to receive the per share merger consideration. The shares of restricted stock were originally scheduled to vest in four equal annual installments.

Recourse Promissory Notes

USI’s subsidiary, United Subcontractors, Inc., extended loans to each of Messrs. Varner and Petersen, as set forth below, in connection with the section 83(b) elections made with respect to their restricted stock awards pursuant to substantially similar recourse promissory notes. Each loan provides that it will accrue interest at a rate set forth in the promissory note. In addition, each loan will be repaid in full upon the consummation of the Business Combination.

Name	Date	Loan Amount ($)
Leo William Varner, Jr.	December 28, 2012	$11,385
Curtis Petersen	December 28, 2012	$3,548
Curtis Petersen	December 31, 2015	$57,541

Director Compensation

During fiscal year 2015, USI paid its non-employee directors, in quarterly installments, an annual cash retainer of $40,000. In addition, each non-employee director received an additional $5,000 cash retainer for each board committee assignment.

USI has in the past awarded shares of restricted stock to independent directors upon election to the USI board of directors. These awards are granted at the direction of USI’s board of directors.

Mr. Varner, USI’s President and Chief Executive Officer, does not receive any additional compensation for his service as a director. See the 2015 Summary Compensation Table above and related disclosures for information concerning the compensation paid to Mr. Varner.

In addition, USI reimburses all of its directors for their reasonable expenses (if any) incurred in attending meetings of the board of directors and committees of the board of directors.

2015 Director Compensation

The following table sets forth the compensation paid to each person who served as a non-employee director of USI in fiscal year 2015.

	Fees Earned or Paid in Cash	Stock Awards(3)	Option Awards	All Other Compensation	Total
Name	($)	($)	($)	($)	($)
David Keller	45,000	40,232	—	—	85,232
Michael Briggs	50,000	40,232	—	—	90,232
Gary Robinette	45,000	40,018	—	—	85,018
William Allen	45,000	40,018	—	—	85,018
Kevin Kruse	40,000	—	—	—	40,000
Philip Raygorodetsky	40,000	—	—	—	40,000
Carl Crosetto(1)	30,000	160,500	—	—	190,500
Adam Gray(2)	10,000	—	—	—	10,000

____________

(1)      Mr. Crosetto ceased being a director of USI as of June 29, 2015 when BlackRock Kelso Capital Investment Corporation sold its holdings in USI to Coliseum Capital Management, LLC.

(2)      Mr. Gray was appointed as a director of USI on June 29, 2015 in connection with Coliseum Capital Management, LLC’s acquisition of common stock from BlackRock Kelso Capital Investment Corporation.

(3)      Certain directors were granted an award of restricted stock in fiscal year 2015 under USI’s 2009 Equity Incentive Plan. In addition, at the time of Mr. Crosetto’s departure from the board, the board accelerated the vesting date for 750 shares of Mr. Crosetto’s restricted stock, from November 29, 2015 to June 29, 2015, in recognition of his service to the board. The amount in this column is the aggregate grant date fair value of each new award and the incremental fair value associated with the modification of Mr. Crosetto’s prior grant, in each case, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Refer to Note 13 of USI’s consolidated financial statements included elsewhere in this proxy statement for information regarding the assumptions used to value the awards. The non-employee directors held outstanding shares of restricted stock as of December 31, 2015, as follows: Mr. Keller, 382 shares; Mr. Briggs, 382 shares; Mr. Robinette, 381 shares; Mr. Allen, 381 shares; and Mr. Crosetto, 0 shares. Upon consummation of the Business Combination, each share of restricted stock will vest and be automatically converted into a right to receive the per share merger consideration.

USI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following in conjunction with the consolidated financial statements and related notes thereto of USI included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting current expectations of USI management that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section captioned “Risk Factors” and elsewhere in this proxy statement. References herein to pro forma net sales and pro forma Adjusted EBITDA give effect to USI’s three acquisitions in 2015 (Cardalls Insulation Co., Smith Insulation and Silver State Specialties) as if each had been consummated on January 1, 2015. See “Non-GAAP Measures” below for additional information.

OVERVIEW

USI is a leading provider of installation, construction and distribution services to the residential and commercial construction markets in the United States, with a national platform consisting of 43 locations serving customers in 13 states. USI believes it is the third largest insulation installer in the United States based on revenue and maintains the number one or number two market positions in more than 50% of its local markets, based on estimated permits issued in those markets. USI benefits by having national scale, long-standing vendor relationships and a diverse customer base that includes production and custom homebuilders, multi-family and commercial contractors and homeowners.

USI operates in two distinct segments: Installation Services and Construction Services. USI’s Installation Services segment primarily installs and distributes fiberglass, cellulose and spray foam insulation. In addition to insulation products, USI’s Installation Services segment benefits from the sale of additional complementary building products such as windows, doors, mirrors, shower enclosures, closet components, shelving, fireplaces, garage doors and gutters to its customers and at certain locations also distributes non-insulation related building products. USI’s Construction Services segment provides planning, logistics, procurement and project management services for all phases of home shell construction from empty lot to complete home frame. This includes engaging subcontractors to provide concrete and masonry, carpentry and structural construction services. Together, these two segments provide complementary solutions to homebuilders that enable cross selling of installation and construction services.

USI was founded in 1998 through the combination of 16 leading regional insulation installation businesses. This combination created a national business with scale. Over the last several years, USI has significantly grown in both sales and income before income taxes (“pre-tax income”) through operational efficiency improvements, market share gains, the ongoing housing recovery and acquisitions. USI believes it is well-positioned to continue to grow its business both organically and through additional value-enhancing acquisitions. Over the course of 2015, USI completed three acquisitions (the “Acquisitions”) for an aggregate purchase price of approximately $43.7 million: Cardalls Insulation Co. (which strengthened USI’s presence and increased its footprint in the attractive Idaho and Utah markets), Smith Insulation (which extended USI’s existing market presence from Western North Carolina into Eastern North Carolina) and Silver State Specialties (which enabled USI to expand in the growing Las Vegas, Nevada market). USI management has identified a pipeline of additional acquisition opportunities it believes are highly attractive and synergistic.

For the three months ended March 31, 2016, USI generated net sales of $108.3 million, pre-tax income of $4.2 million, net income of $2.7 million and Adjusted EBITDA of $9.0 million. For the three months ended March 31, 2015, USI generated net sales of $89.7 million, pre-tax income of $4.8 million, net income of $3.1 million and Adjusted EBITDA of $6.9 million. Pro forma net sales were $98.7 million and pro forma Adjusted EBITDA was $8.2 million for the three months ended March 31, 2015. For the year ended December 31, 2015, USI generated net sales of $385.5 million, pre-tax income of $28.0 million, net income of $17.8 million and Adjusted EBITDA of $37.4 million.

Pro forma net sales were $409.3 million and Adjusted EBITDA was $41.0 million for the year ended December 31, 2015. See “Non-GAAP Measures” below for discussion and reconciliation of Adjusted EBITDA and pro forma Adjusted EBITDA (including the full-year effect of Acquisitions) to GAAP net income. Over the period from 2013 to 2015, net sales, pre-tax income, and Adjusted EBITDA have grown at a compound annual growth rate (“CAGR”) of 11.1%, 64.2% and 47.1%, respectively.

KEY FACTORS AFFECTING USI’S OPERATING RESULTS

Conditions in the United States residential new construction industry and U.S. economy

USI’s Installation Services and Construction Services segments are driven primarily by United States residential new construction activity. The United States housing market has grown from approximately 0.6 million housing starts in 2009 to approximately 1.1 million starts in 2015, according to the U.S. Census Bureau, representing a CAGR of 12.3%. Despite the significant recovery, total housing starts remain below the 1968-2006 long term average of approximately 1.6 million housing starts per annum.

USI believes that a new home construction recovery is continuing on a national basis, driven by macroeconomic improvements, including rising consumer confidence, increasing household formation and attractive levels of new home affordability. More recently, housing starts in 2015 of 1.1 million reached the highest level reported since 2007 with current projections showing approximately 1.3 million starts, or 12.5% annual growth, expected in 2016 and 1.4 million, or 9.6% annual growth expected in 2017, according to Blue Chip Economic Indicators.

USI expects that its net sales, gross profit, and income from operations will benefit from this growth. In addition, USI expects to experience improved operating efficiencies from the economies of scale with regards to certain costs, such as administrative wages and benefits, facility costs and other operating and administrative costs, increasing at a lower rate than the rate of growth in sales.

Material costs

USI purchases the vast majority of materials that it installs directly from manufacturers. If the housing market recovery continues as is anticipated, USI believes that, as a result of its national scale and long-standing relationships with many of its suppliers, it will continue to have access to an adequate supply of these materials at favorable prices allowing it to satisfy the demand for materials. Prices for USI’s products have generally been subject to cyclical market fluctuations and typically track the strength of the United States. residential new construction market. In the event that increased demand leads to higher prices for the products USI installs, USI may not be able to pass the full increase through to its customers in the form of higher prices. In the past, USI has generally been able to pass on these increases to its customers over time.

Labor costs

USI’s business is labor intensive. As of March 31, 2016, USI had 1,710 employees, most of whom work as installers on local construction sites. With expansion in residential construction activity, USI has seen the demand for installers increase. Tight labor markets may make it more difficult for USI to hire and retain installers and could increase its labor costs. USI expects to spend more on training as it hires additional installers to support its growing business. In addition, USI offers a comprehensive benefits package, that many of its local competitors do not provide, which management believes will increase USI’s costs as it hires additional personnel.

Other factors

USI expects its general and administration expenses to increase when it becomes a public reporting company following the consummation of the Business Combination, including incremental costs such as legal, accounting, insurance and other compliance costs. As a public company and particularly after USI ceases to be an “emerging growth company” (to the extent that USI takes advantage of certain exceptions from reporting requirements that are available under the JOBS Act as an “emerging growth company”), USI could incur significant legal, accounting and other expenses not presently incurred. In addition, the Sarbanes-Oxley Act of 2002, as well as rules promulgated by the SEC and the NASDAQ, require USI to adopt corporate governance practices applicable to US public companies. These rules and regulations may increase USI’s legal and financial compliance costs.

ACQUISITIONS

In 2015, USI completed the Acquisitions as part of its growth strategy to achieve additional scale, diversify its service offering and further expand into many of the largest housing markets in the United States. USI has pursued and expects to continue to pursue both geographic expansion and tuck-in acquisitions in existing markets. USI expects to target acquisition candidates that meet its criteria, which includes a strong local reputation, high-quality management and a trained labor force. USI’s acquisition strategy is also focused on using its national buying power, value-enhancing technology and proven operating platform to achieve operating efficiencies in its acquisitions.

The Acquisitions were structured as asset purchases and qualify as business combinations as defined by Accounting Standards Codification (“ASC”) 805, “Business Combinations.” The Acquisitions expanded USI’s presence in Utah, Idaho and North Carolina and enabled it to enter the growing Nevada market. See Note 7, Business Combinations, to USI’s audited consolidated financial statements elsewhere in this proxy statement for additional information concerning these business combinations. Acquisition-related costs, included in general and administration expenses, were $1.8 million for the year ended December 31, 2015. Integration costs for the year ended December 31, 2015 were not material and were expensed as incurred.

SEASONALITY

USI tends to have higher sales during the second half of the year as its homebuilder customers complete construction of homes placed under contract for sale in the traditionally stronger spring selling season. In addition, some of USI’s branches operate in states more heavily impacted by winter weather and accordingly experience a slowdown in construction activity during the first quarter of the calendar year. This winter slowdown contributes to USI’s traditionally lower sales in the first quarter.

SIGNIFICANT COMPONENTS OF RESULTS OF OPERATIONS

Net Sales. USI recognizes revenues from contracts on the percentage-of-completion method, measured by the percentage of direct cost incurred to date to the estimated total direct costs for each contract. The percentage-of-completion method is used because USI management considers total cost to be the best available measure of progress on the contracts.

Cost of Sales. USI’s cost of sales is comprised of the costs of materials and labor to purchase and install USI’s products for its customers. Also included in USI’s cost of sales is the cost of safety and other supplies, workers’ compensation insurance and certain costs to manage its warehouses, as well as the following vehicle-related expenses: fuel, repairs and maintenance, depreciation, insurance, licensing and titling.

Selling Expenses. Selling expenses primarily include wages and commissions for USI’s sales staff, advertising and bad debt expense.

General and Administration Expenses. Administration expenses primarily include wages and benefits for branch management and administrative personnel, corporate office personnel, non-cash stock compensation, facility costs, office supplies, telecommunications, legal, accounting and general liability insurance costs.

Amortization of Intangible Assets Expense. Amortization expense represents the decline in value over time of definite-lived intangible assets; trade names, customer relationships and non-competition agreements obtained as a result of past acquisitions.

Interest Expense, net. Interest expense relates primarily to USI’s interest expense on its revolving line of credit and its term loan, as well as amortization of debt issuance costs.

Income Tax Provision. USI utilizes an asset and liability approach for financial accounting and reporting for income taxes. Deferred income taxes are provided for temporary differences on the basis of assets and liabilities as reported for financial statement purposes and income tax purposes. The likelihood that the deferred tax assets will be realized is assessed, and to the extent that recovery is not considered to be more likely than not, a valuation allowance is established. Any valuation allowance is recognized as an expense or benefit within the tax provision in USI’s consolidated statements of income.

Impact of the Business Combination

Overview of the Business Combination

On April 1, 2016, Hennessy Capital and USI entered into the Merger Agreement which, among other things, provides for the acquisition by Hennessy Capital of all of the outstanding capital stock of USI through a merger of a wholly owned subsidiary of Hennessy Capital with and into USI, with USI surviving such merger as a direct wholly owned subsidiary of the Hennessy Capital. The aggregate merger consideration of $348.5 million is subject to adjustments set forth in the Merger Agreement for USI cash, indebtedness, working capital and unpaid transaction expenses and potential increase for certain “permitted acquisitions,” if any, consummated by USI prior to the closing of the Business Combination and as further described herein. Hennessy Capital will pay the aggregate merger consideration partially in cash and partially in newly issued shares of Hennessy Capital common stock. At the closing of the Business Combination, assuming (i) no redemptions of shares held by existing public stockholders of Hennessy Capital, (ii) the working capital adjustment is zero, (iii) USI does not complete any permitted acquisitions prior to the closing of the Business Combination, (iv) the USI and Hennessy Capital cash and indebtedness balances at March 31, 2016, and (v) USI will use any excess cash on hand at closing, net of its unpaid transaction expenses, to repay USI’s existing credit facility indebtedness, Hennessy Capital is expected to pay to USI stockholders $239.6 million of cash and issue to holders of USI common stock (including restricted stock) 7.17 million shares of Hennessy Capital common stock with an estimated market value of $10.00 per share. For additional information on the Business Combination, see “The Business Combination Proposal.”

Purchase Accounting

USI’s financial statements after the closing of the Business Combination will vary in important respects from the USI historical consolidated financial statements contained in this proxy statement. The financial statements after the closing of the Business Combination will be filed on a predecessor/successor basis, with pre-and post-acquisition USI operations separated by a line of demarcation, as the results between the two periods will not be comparable. Such incomparability is due in part to the requirements to record all of USI’s assets acquired and liabilities assumed by Hennessy Capital at fair value as Hennessy Capital will be the accounting acquirer and account for the Business Combination using the acquisition method of accounting. As a result, the purchase price for USI, which for this purpose is deemed to be $348.5 million, will be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values as of the closing date of the Business Combination. The excess of the purchase price over these allocations will be assigned to goodwill, which is not amortized for accounting purposes but is subject to testing for impairment on at least an annual basis. The allocation of the purchase price of the assets acquired will result in an increase in amortization and depreciation expense relating to the acquired intangible assets and depreciable long-lived assets because USI will record the fair value of these assets. Hennessy Capital will adjust the remaining depreciable lives of the tangible assets to reflect the estimated useful lives for purposes of calculating periodic depreciation, and will amortize the intangible assets over their estimated useful lives. See “Unaudited Pro Forma Condensed Combined Financial Information” and the financial statements and accompanying notes to the financial statements appearing elsewhere in this proxy statement.

Increased Leverage

As of March 31, 2016, after giving pro forma effect to the Business Combination, USI would have had approximately $101.1 million of outstanding total indebtedness (prior to debt issuance costs), consisting of a senior secured term loan facility in the amount of $100.0 million and a seller note payable of $1.1 million, compared to the actual outstanding indebtedness (prior to debt issuance costs) of $38.1 million as of March 31, 2016. For the three months ended March 31, 2016 and the year ended December 31, 2015, USI’s pro forma interest expense would have been approximately $2.6 million and $10.4 million, respectively, higher than its historical interest expense. As the terms of the credit agreement and related documentation for the term loan facility are under discussion and subject to market conditions at the time of syndication, the final definitive terms may differ from those used to estimate pro forma interest expense and any such differences may be material. See the sections entitled “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations — New Senior Secured Term Loan Facility,” “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations — New Senior Secured ABL Revolving Credit Facility” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Transaction Costs for Three Months Ended March 31, 2016

During the three months ended March 31, 2016, USI expensed $1.7 million of transaction costs related to the Business Combination. There were no such expenses for the three months ended March 31, 2015.

Results of Operations

Three months ended March 31, 2016 and 2015

The following table sets forth USI’s operating results for the three months ended March 31, 2016 and 2015, along with the dollar and percentage changes between the periods:

	For the three months ended March 31,		2015 to 2016
(in thousands)	2016	2015	$ Change	% Change
Net sales	$108,296	$89,735	$18,561	20.7%
Cost of sales	84,481	70,027	14,454	20.6%
Gross profit	23,815	19,708	4,107	20.8%
Gross margin percentage	22.0%	22.0%
Selling expenses	4,782	3,520	1,262	35.9%
General and administration expenses	13,779	10,573	3,206	30.3%
Amortization of intangible assets	630	106	524	494.3%
Income from operations	4,624	5,509	(885)	(16.1)%
Interest expense, net	(412)	(381)	(31)	(8.1)%
Other (expense) income	1	(316)	317	(100.3)%
Income before income tax	4,213	4,812	(599)	(12.4)%
Income tax expense	(1,555)	(1,752)	197	11.2%
Net income	$2,658	$3,060	$(402)	(13.1)%

Business Segment Results

USI’s two segments, Installation Services and Construction Services, are based on USI’s operating units, for which sales and direct gross profits are regularly reviewed by USI’s chief operating decision maker. The following table sets forth USI’s net sales and direct gross profit (gross profit excluding indirect cost of sales) by business segment, along with dollar and percentage changes between periods:

	Net sales
	For the three months ended March 31,		2015 to 2016
(in thousands)	2016	2015	$ Change	% Change
Installation Services	$76,403	$60,848	$15,555	25.6%
Construction Services	31,893	28,887	3,006	10.4%
Net sales	$108,296	$89,735	$18,561	20.7%

	Direct gross profit
	For the three months ended March 31,		2015 to 2016
(in thousands)	2016	2015	$ Change	% Change
Installation Services	$29,629	$23,660	$5,969	25.2%
Construction Services	4,274	4,025	249	6.2%
Direct gross profit	33,903	27,685	6,218	22.5%
Indirect cost of sales	10,088	7,977	2,111	26.5%
Gross profit, as reported	$23,815	$19,708	$4,107	20.8%
Direct gross profit margin:
Installation Services	38.8%	38.9%
Construction Services	13.4%	13.9%

Three Months Ended March 31, 2016 Compared to the Three Months Ended March 31, 2015

Net Sales

For the three months ended March 31, 2016, net sales increased $18.6 million, or 20.7%, to $108.3 million from $89.7 million for the three months ended March 31, 2015.

Net sales in the Installation Services segment increased $15.6 million, or 25.6%, in the three months ended March 31, 2016 from the three months ended March 31, 2015. The Acquisitions accounted for $6.8 million of the increased sales volume. The remaining $8.8 million increase was driven primarily by an increase in the number of jobs and an increase in the average revenue dollars per job in the single family production and single family custom home markets.

Net sales in the Construction Services segment increased $3.0 million, or 10.4%, in the three months ended March 31, 2016 from the three months ended March 31, 2015 primarily due to new customers.

Cost of sales and gross profit

For the three months ended March 31, 2016, cost of sales increased $14.5 million, or 20.6%, to $84.5 million from $70.0 million for the three months ended March 31, 2015. The increase in cost of sales included increases of $5.1 million from the Acquisitions, $6.4 million from legacy Installation branches, and $3.0 million from Construction Services. These increases were primarily volume-driven, with gross margin remaining unchanged compared to the prior year as a percentage of net sales.

Direct gross profit in the Installation Services segment increased $6.0 million, or 25.2%, in the three months ended March 31, 2016 from the comparable period in 2015. The direct gross profit margin declined slightly to 38.8% in 2016 from 38.9% in 2015. This change in direct gross profit was negligible, with minor fluctuations across several categories, none more significant than any other.

Direct gross profit in the Construction Services segment increased by $0.2 million in the three months ended March 31, 2016 from the comparable period in 2015. The direct gross profit margin declined to 13.4% in 2016 from 13.9% in 2015. This decrease was due to the engagement of additional labor resources to meet increased demand due to new customers.

Indirect cost of sales increased $2.1 million, or 26.5%, for the three months ended March 31, 2016 from the comparable period in 2015, due primarily to indirect cost of sales from the Acquisitions of $0.7 million, and an increase in same branch depreciation expense of $0.3 million, driven by purchases of vehicles and equipment. Indirect cost of sales as a percentage of net sales increased from 8.9% for the three months ended March 31, 2015 to 9.3% for the three months ended March 31, 2016.

Operating expenses

Selling

For the three months ended March 31, 2016, selling expenses increased $1.3 million, or 35.9%, to $4.8 million from $3.5 million for the three months ended March 31, 2015. Approximately $0.3 million of this increase was driven by the Acquisitions, with the remaining $1.0 million increase resulting from same branch operations. Salary and benefit increases (including sales commissions of $0.7 million) comprised $1.2 million of the total $1.3 million increase. Selling expenses increased as a percentage of net sales to 4.4% for the three months ended March 31, 2016, as compared to 3.9% for the same period in 2015.

General and Administration

For the three months ended March 31, 2016, general and administration expenses increased $3.2 million, or 30.3%, to $13.8 million from $10.6 million for the three months ended March 31, 2015. This increase was due to an increase in general and administration expense from the Acquisitions of $0.6 million and costs related to the Business Combination of $1.7 million. In total, general and administration expenses increased to 12.7% of net sales in 2016 from 11.8% in 2015.

Amortization of intangibles

Amortization expense of $0.6 million for the three months ended March 31, 2016 is up from $0.1 million for the three months ended March 31, 2015 due to only one of the three Acquisitions having been completed in the three months ended March 31, 2015.

Interest expense, net

For the three months ended March 31, 2016, interest expense, net was unchanged from the three months ended March 31, 2015 at $0.4 million. Interest expense, net was flat as USI’s average borrowings and average interest rate were comparable in both periods.

Income tax provision

For the three months ended March 31, 2016, income tax expense decreased $0.2 million, or 11.2%, to $1.6 million from $1.8 million for the three months ended March 31, 2015. USI’s effective tax rate increased to 36.9% for the three months ended March 31, 2016, from 36.4% in the comparable period in 2015.

Years Ended December 31, 2015, 2014 and 2013

The following table sets forth USI’s operating results for the years indicated, along with dollar and percentage changes between years:

	For the Years ended December 31,			2014 to 2015		2013 to 2014
(in thousands)	2015	2014	2013	$ Change	% Change	$ Change	% Change
Net sales	$385,534	$360,691	$312,191	$24,843	6.9%	$48,500	15.5%
Cost of sales	296,955	285,493	250,686	11,462	4.0%	34,807	13.9%
Gross profit	88,579	75,198	61,505	13,381	17.8%	13,693	22.3%
Gross margin percentage	23.0%	20.8%	19.7%
Selling expenses	16,066	13,780	12,768	2,286	16.6%	1,012	7.9%
General and administration expenses	41,014	38,599	36,351	2,415	6.3%	2,248	6.2%
Amortization of intangible assets	1,280	—	—	1,280		—
Income from operations	30,219	22,819	12,386	7,400	32.4%	10,433	84.2%
Interest expense, net	(1,489)	(1,548)	(1,649)	59	(3.8)%	101	(6.1)%
Other (expense) income	(696)	147	(338)	(843)	(573.5)%	485	(143.5)%
Income before income tax	28,034	21,418	10,399	6,616	30.9%	11,019	106.0%
Income tax (expense) benefit	(10,214)	(8,206)	3,277	(2,008)	24.5%	(11,483)	(350.4)%
Net income	$17,820	$13,212	$13,676	$4,608	34.9%	$(464)	(3.4)%

Business Segment Results

USI’s two segments, Installation Services and Construction Services, are based on USI’s operating units, for which sales and direct gross profits is regularly reviewed by USI’s chief operating decision maker. The following table sets forth USI’s net sales and direct gross profit (gross profit excluding indirect cost of sales) by business segment, along with dollar and percentage changes between years:

	Net sales
	For the Years ended December 31,			2014 to 2015		2013 to 2014
(in thousands)	2015	2014	2013	$ Change	% Change	$ Change	% Change
Installation Services	$270,173	$231,920	$212,924	$38,253	16.5%	$18,996	8.9%
Construction Services	115,361	128,771	99,267	(13,410)	(10.4)%	29,504	29.7%
Net sales	$385,534	$360,691	$312,191	$24,843	6.9%	$48,500	15.5%

	Direct gross profit
	For the Years ended December 31,			2014 to 2015		2013 to 2014
(in thousands)	2015	2014	2013	$ Change	% Change	$ Change	% Change
Installation Services	$106,241	$89,189	$77,609	$17,052	19.1%	$11,580	14.9%
Construction Services	17,600	17,582	10,221	18	0.1%	7,361	72.0%
Direct gross profit	123,841	106,771	87,830	17,070	16.0%	18,941	21.6%
Indirect cost of sales	35,262	31,573	26,325	3,689	11.7%	5,248	19.9%
Gross profit, as reported	$88,579	$75,198	$61,505	$13,381	17.8%	$13,693	22.3%
Direct gross profit margin:
Installation Services	39.3%	38.5%	36.4%
Construction Services	15.3%	13.7%	10.3%

Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

Net Sales

For the year ended December 31, 2015, net sales increased $24.8 million, or 6.9%, to $385.5 million from $360.7 million for the year ended December 31, 2014. The increase in net sales included net sales from the Acquisitions of $27.3 million. The decrease in legacy net sales, described below in the segment results, was a result of a decline of $13.4 million in net sales of Construction Services, offset in part by an increase in Installation Services net sales of $11.0 million.

Net sales in the Installation Services segment increased $38.3 million or 16.5% in the year ended December 31, 2015 from the year ended December 31, 2014. The Acquisitions during 2015 accounted for $27.3 million of the increased sales volume. Of the other $11.0 million increase, approximately $10.5 million was attributable to volume increase, measured by growth in the number of jobs completed during the year. The remaining increase in sales resulted from an increase in the average revenue dollars per job.

Net sales in the Construction Services segment decreased $13.4 million, or 10.4%, in the year ended December 31, 2015 from the year ended December 31, 2014. This decline was primarily the result of aggressive competition in the single family production home market. The number of new single family jobs in 2015 decreased by 27.6% from the prior year, however the net sales associated with these jobs only declined 4.4%, due to a 32.1% increase in average revenue per job. A mix shift from single family production homes, which historically has lower average revenue per job, to the single family custom homes, which historically has higher average revenue per job, helped to mitigate the impact of the reduction in volume.

Cost of sales and gross profit

For the year ended December 31, 2015, cost of sales increased $11.5 million, or 4.0%, to $297.0 million from $285.5 million for the year ended December 31, 2014. The increase in cost of sales included increases from the Acquisitions of approximately $20.0 million offset in part by $8.5 million in cost of sales reductions, related to direct cost savings from lower sales volume in the Construction Services segment and improved margins across both business segments. In total, the volume component of this reduction represented approximately $4.4 million, with margin improvement accounting for the remaining $4.1 million. USI’s total gross profit as a percentage of net sales increased to 23.0% for the year ended December 31, 2015, compared to 20.8% for the comparable period in 2014. Significant factors contributing to this improvement included a shift in the mix of jobs to more single family custom homes and commercial jobs compared to single family production homes, an increase in the percentage of Installation Services net sales that had higher gross profit margins versus Construction Services, improved margins from the Acquisitions and favorable pricing in the market.

Direct gross profit in the Installation Services segment increased $17.1 million, or 19.1%, in the year ended December 31, 2015 from the comparable period in 2014. The direct gross profit margin improved to 39.3% in 2015 from 38.5% in 2014. The increase in direct gross profit was primarily due to strong margin performance from the Acquisitions, as well as a mix shift in the composition of net sales, away from lower margin single family production homes to higher margin single family custom homes and commercial projects.

Direct gross profit in the Construction Services segment was flat in terms of dollars in the year ended December 31, 2015 from the comparable period in 2014. The direct gross profit margin improved to 15.3% in 2015 from 13.7% in 2014. Despite the decrease in net sales, USI improved direct gross margin due to new material sourcing options from increased purchasing volume, and tailoring pricing strategies based on market. Additionally, a greater percentage of net sales were comprised of higher margin single family custom homes than lower margin single family production homes.

Indirect cost of sales increased $3.7 million, or 11.7%, for the year ended December 31, 2015 from the comparable period in 2014 due primarily to indirect cost of sales from the Acquisitions of $2.8 million. Indirect cost as a percentage of net sales increased from 8.8% in 2014 to 9.1% in 2015.

Operating expenses

Selling

For the year ended December 31, 2015, selling expenses increased $2.3 million, or 16.6%, to $16.1 million from $13.8 million for the year ended December 31, 2014. Approximately $1.3 million of this increase was driven by the Acquisitions, with the remaining $1.0 million increase resulting from same branch operations. Salary and benefit increases comprised $1.0 million of the total $2.3 million increase, with sales commissions representing $1.1 million. Selling expenses increased as a percentage of net sales to 4.2% for the year ended December 31, 2015, as compared to 3.8% for the comparable period in 2014. Sales commissions, which are tied to direct gross profit, represent the majority of this increase, with increased profitability on jobs driving higher commissions.

General and Administration

For the year ended December 31, 2015, general and administration expenses increased $2.4 million, or 6.3%, to $41.0 million from $38.6 million for the year ended December 31, 2014. This increase was due to general and administration expense in the acquired branches of $2.4 million and an increase in acquisition-related transaction costs of $1.3 million. These items were offset in part by decreases in marketing costs related to the company-wide USI branding initiative and legal, consulting and other professional fees of approximately $1.1 million. In total, general and administration expenses were relatively flat as a percentage of net sales, decreasing from 10.7% in 2014 to 10.6% in 2015, due to leveraging of fixed costs across a larger revenue base.

Amortization of intangibles

Amortization expense of $1.3 million for the year ended December 31, 2015 relates to intangible assets from the Acquisitions.

Interest expense, net

For the year ended December 31, 2015, net interest expense was unchanged from the year ended December 31, 2014 at $1.5 million. Net interest expense was flat as USI’s average borrowings and average interest rate were relatively similar in both years.

Income tax provision

For the year ended December 31, 2015, income tax expense increased $2.0 million, or 24.5%, to $10.2 million from $8.2 million for the year ended December 31, 2014. USI’s effective tax rate decreased to 36.4% for the year ended December 31, 2015 from 38.3% in the comparable period in 2014 primarily due to an increase in the tax benefit realized in 2015 from the IRS Section 199 deduction. This deduction is based on qualified production activities income, as defined by IRS regulations, and increased year over year as USI’s income before income tax increased thereby reducing USI’s effective tax rate.

Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013

Net Sales

For the year ended December 31, 2014, net sales increased $48.5 million, or 15.5%, to $360.7 million from $312.2 million for the year ended December 31, 2013. This increase was the result of strong sales in both segments as discussed below in the segment results, with Installation Services up 8.9% and Construction Services up 29.7%.

Of the $48.5 million increase in net sales, approximately $41.1 million was related to higher demand and new business generated in the single family production and single family custom home markets, as measured by the comparison of branch single family jobs completed relative to reported housing starts in USI service areas. The remaining increase in net sales resulted primarily from the expansion in commercial and multifamily jobs, offset by reduced retrofit activity.
Net sales in the Installation Services segment increased $19.0 million, or 8.9%, in 2014 from 2013. This increase was driven by both higher volumes, with the number of jobs increasing by 5.8% year-over-year, and increased average revenue per job, which grew by 12.3% for the year ended December 31, 2014. This increase in job size was observed most notably in the commercial market, with average revenue per job increasing by 53% during 2014.

Net sales in the Construction Services segment increased $29.5 million, or 29.7%, in 2014 compared to 2013. This increase was primarily market-driven, with full-year 2014 jobs increasing by 19.1% over the prior year. Selling price increases accounted for a large portion of the remainder, with average revenue per job improving by 4.8% during the year ended December 31, 2014.

Cost of sales and gross profit

For the year ended December 31, 2014, cost of sales increased $34.8 million, or 13.9%, to $285.5 million from $250.7 million for the year ended December 31, 2013. The increase was primarily attributable to higher sales volume in addition to gross profit as a percentage of net sales rising to 20.8% in 2014 from 19.7% in 2013. Improved market conditions and significant savings realized due largely to the integration of new fleet management systems also contributed to growth in gross margin.

Direct gross profit in the Installation Services segment increased by $11.6 million, or 14.9%, in 2014. The direct gross profit margin improved to 38.5% for the year ended December 31, 2014 from 36.4% in the prior year. These increases were primarily due to a shift from single family production to higher margin single family custom homes, which drove margin improvement across all markets.

Direct gross profit in the Construction Services segment increased by $7.4 million, or 72.0%, from $10.2 million in 2013 to $17.6 million in 2014. The direct gross profit margin improved to 13.7%

in 2014 from 10.3% in 2013. These increases were primarily due to increased sales volume and leveraging the relationship between selling prices, material and labor costs.

Indirect costs increased $5.2 million, or 19.9%, from $26.3 million in 2013 to $31.6 million in 2014. This increase was primarily driven by increased volume in the Construction Services segment. Indirect cost as a percentage of net sales increased from 8.4% in 2013 to 8.8% in 2014.

Operating expenses

Selling

For the year ended December 31, 2014, selling expenses increased $1.0 million, or 7.9%, to $13.8 million from $12.8 million for the year ended December 31, 2013. This increase was due to increases in wages and commissions of $0.5 million and $0.3 million, respectively, to support higher sales. Selling expenses as a percentage of net sales for the year ended December 31, 2014 decreased to 3.8% from 4.1% in 2013 as a result of the implementation of a new sales commissions plan based on direct gross profit. In addition, Construction Services, with lower selling expenses as a percentage of net sales, comprised a greater relative percentage of net sales for the year ended December 31, 2014.

General and administration

For the year ended December 31, 2014, general and administration expenses increased $2.2 million, or 6.2%, to $38.6 million from $36.4 million for the year ended December 31, 2013. The increase was primarily attributable to increased medical expenses, incentives tied to profitability, and marketing costs related to the company-wide USI branding initiative. These items were offset in part by a decrease in legal, consulting and other professional fees of approximately $1.1 million. In total, general and administration expenses as a percentage of net sales for the year ended December 31, 2014 decreased to 10.7% from 11.6% in 2013.

Interest expense, net

For the year ended December 31, 2014, net interest expense of $1.5 million decreased slightly, as compared to $1.6 million for the year ended December 31, 2013. Net interest expense was relatively unchanged as USI’s average borrowings and average interest rate were relatively similar in both years.

Income tax provision

For the year ended December 31, 2014, USI recorded an income tax provision of $8.2 million on its income before income tax of $21.4 million, or an effective rate of 38.3%. The 2014 provision differed from the Federal statutory rate of 35% primarily due to the impact of state income taxes. For the year ended December 31, 2013, USI recorded an income tax benefit of $3.3 million on its income before income taxes of $10.4 million, or an effective rate of negative 31.5%. In 2013, USI determined that the realization of its deferred tax assets was more likely than not and accordingly reversed the entire remaining valuation allowance of $7.6 million. Excluding the impact of this item, the 2013 effective rate was 42.0%, which was due to the impact of state income taxes, other permanent items, and not benefiting from the IRS Section 199 deduction in 2013. USI first qualified for this deduction in 2014 as it had used all of its federal net operating losses and had taxable income on which to employ the deduction.

Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, USI has provided information in this proxy statement relating to non-GAAP measures of EBITDA, Adjusted EBITDA and pro forma Adjusted EBITDA. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA excluding the impact of certain items detailed in the table below. Pro forma

Adjusted EBITDA is Adjusted EBITDA including the Adjusted EBITDA from acquisitions from the beginning of the fiscal year in which the acquisition was consummated through the acquisition date.

EBITDA, Adjusted EBITDA and pro forma Adjusted EBITDA as presented in this proxy statement are supplemental measures of performance. Such measures are neither required by, nor presented in accordance with, GAAP. EBITDA, Adjusted EBITDA and pro forma Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered as alternatives to net income, income from operations or any other performance measure derived in accordance with GAAP.

EBITDA is also presented in this proxy statement as a supplemental measure of liquidity. This measure is neither required by, nor presented in accordance with, GAAP. EBITDA is not a liquidity measure under GAAP and should not be considered as an alternative to cash flow from operating activities or any other liquidity measure derived in accordance with GAAP. Adjusted EBITDA and pro forma adjusted EBITDA are not liquidity measures and do not address cash, cash requirements or liquidity.

In addition, in evaluating EBITDA, Adjusted EBITDA and pro forma Adjusted EBITDA, you should be aware that in the future USI will incur expenses or charges such as those added back to calculate EBITDA, Adjusted EBITDA and pro forma Adjusted EBITDA. USI’s presentation of EBITDA, Adjusted EBITDA and pro forma Adjusted EBITDA should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. Other companies in USI’s industry may define EBITDA, Adjusted EBITDA and pro forma Adjusted EBITDA differently than USI does and, as a result, USI’s non-GAAP measures may not be comparable to similarly titled measures used by other companies in USI’s industry.

USI’s management uses these non-GAAP measures as an input in making operating decisions, as management believes the measurements provide meaningful supplemental information on USI’s ongoing operational performance. These non-GAAP financial measures are used to (1) measure company performance against historical results and (2) facilitate comparisons to USI’s competitors’ operating results and liquidity. In addition, these non-GAAP financial measures are used to measure Company performance for the purposes of determining management incentive plan compensation.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income, the most comparable GAAP measure, for each of the periods presented:

	For the three months ended March 31,
(in thousands)	2016	2015
Net income	$2,658	$3,060
Interest expense, net	412	381
Income tax expense	1,555	1,752
Depreciation and amortization of intangibles	2,153	894
EBITDA	6,778	6,087
Gain on sale of property and equipment	(1)	(96)
Non-cash stock-based compensation(1)	93	84
Acquisition-related expense(2)	183	740
Loan refinance(3)	—	31
Board expenses(4)	76	79
Consulting and advisory(5)	—	1
Legal costs(6)	185	6
Other(8)	—	(5)
Business Combination transaction costs(9)	1,679	—
Subtotal adjustments to EBITDA	2,215	840
Adjusted EBITDA	$8,993	$6,927

	Year ended December 31,
(in thousands)	2015	2014	2013
Net income	$17,820	$13,212	$13,676
Interest expense, net	1,489	1,548	1,649
Income tax expense (benefit)	10,214	8,206	(3,277)
Depreciation and amortization of intangibles	5,179	2,734	2,515
EBITDA	34,702	25,700	14,563
Gain on sale of property and equipment	(96)	(204)	(39)
Non-cash stock-based compensation(1)	351	190	100
Acquisition-related expense(2)	1,808	548	289
Loan refinance(3)	355	—	—
Board expenses(4)	330	345	327
Consulting and advisory(5)	502	252	770
Legal (recoveries) costs(6)	(539)	388	867
Branding initiative(7)	—	404	39
Other(8)	(17)	67	377
Subtotal adjustments to EBITDA	2,694	1,990	2,730
Adjusted EBITDA	$37,396	$27,690	$17,293

____________

(1)      Stock-based compensation. USI excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses. While management views stock-based compensation as an important element of employee retention and long-term incentives, it does not view it as an expense to be used in evaluating operational performance in any given period as it varies from period to period depending on volume and vesting timing of the awards.

(2)      Acquisition-related expenses. USI excludes acquisition-related expenses, including due diligence, business broker and legal fees, from its non-GAAP measures to improve comparability from period to period as these expenses vary from year to year depending on the number of potential acquisitions explored and/or successful commencement.

(3)      Loan refinance expenses. These expenses vary from year to year and USI management does not believe that these charges reflect the underlying performance of its business as debt refinancing and related costs are not a normal part of USI’s core operations.

(4)      Director fees and expenses. USI excludes fees and expense of its board of directors because they vary based on size of the board and level of fees per director and do not impact the evaluation of operational performance.

(5)      Consulting and advisory expenses. These charges include charges for process improvement initiatives, and can vary in size and frequency. These items are not ordinarily included in USI’s annual operating plan and related budget due to the unpredictability of the timing and size of these initiatives. USI management therefore excludes them in its assessment of operational performance.

(6)      Legal (recoveries) costs. These charges represent non-routine legal costs and recoveries and are adjusted to improve comparability between years; therefore USI management excludes them in its assessment of ongoing operations.

(7)      Branding initiative. These expenses reflect the USI company-wide branding initiative to implement the USI brand across all locations. The branding initiative was completed during the year ended December 31, 2014.

(8)      Other. USI excludes other expenses to improve comparability from period to period as these items related to a variety of small expenses that vary from year to year.

(9)      Business Combination transaction costs. USI excludes expenses related to the Business Combination, including accounting, legal and consulting fees, as these expenses are not a normal part of USI’s core operations.

Pro forma Adjusted EBITDA and pro forma net sales measure operating performance by combining the Adjusted EBITDA and net sales, as applicable, of USI for 2015 with the Adjusted EBITDA and net sales, as applicable, of the businesses acquired in the Acquisitions beginning on January 1, 2015 through the respective acquisition date for each of the Acquisitions. USI management believes that pro forma Adjusted EBITDA and pro forma net sales provide a meaningful view of its annual operating results and net sales on a run rate basis for the year ended December 31, 2015, reflecting a full year of contribution of each of the Acquisitions as if each had been consummated on January 1, 2015 and for pro forma Adjusted EBITDA, removing expenses and income that are not reflective of the underlying business performance. USI management also believes that pro forma net sales and pro forma Adjusted EBITDA for the three months ended March 31, 2015 provide a meaningful comparison to the comparable actual amounts for the three months ended March 31, 2016.

The following table presents a reconciliation of pro forma net sales to net sales for the three months ended March 31, 2016 and 2015:

(in thousands)	2016	2015
Net sales	$108,296	$89,735
Net sales from the Acquisitions(1)	—	8,979
Pro forma net sales (actual for 2016, pro forma for 2015)	$108,296	$98,714

The following table presents a reconciliation of pro forma net sales to net sales for the year ended December 31, 2015:

(in thousands)
Net sales	$385,534
Net sales from the Acquisitions(1)	23,770
Pro forma net sales	$409,304

____________

(1)      Net sales from the Acquisitions reflect the net sales from the combined unaudited historical statements of income of the businesses acquired in the Acquisitions prior to the respective acquisition dates.

The following table presents a reconciliation of pro forma Adjusted EBITDA to Adjusted EBITDA in the table above for the three months ended March 31, 2016 and 2015:

(in thousands)	2016	2015
Adjusted EBITDA per the table above	$8,993	$6,927
Adjusted EBITDA from the Acquisitions(1)	—	1,289
Pro forma Adjusted EBITDA (actual for 2016, pro forma for 2015)	$8,993	$8,216

The following table presents a reconciliation of pro forma Adjusted EBITDA to Adjusted EBITDA in the table above for the year ended December 31, 2015:

(in thousands)
Adjusted EBITDA per the table above	$37,396
Adjusted EBITDA from the Acquisitions(1)	3,645
Pro forma Adjusted EBITDA	$41,041

____________

(1)      Adjusted EBITDA from the Acquisitions reflects the combined unaudited historical statements of income of the businesses acquired in the Acquisitions prior to the respective acquisition dates, adjusted to eliminate income tax expense, depreciation expense and interest expense incurred prior to the respective acquisition dates. See Note 7 to the audited consolidated financial statements of USI and Note 6 to the unaudited financial statements of USI, each of which is included elsewhere in this proxy statement, for additional information regarding the Acquisitions.

The following table presents a reconciliation of EBITDA to cash flows provided by operating activities, the most comparable GAAP liquidity measure, for each of the periods presented:

	For the three months ended March 31,
(in thousands)	2016	2015
Cash flows from operating activities	$1,478	$5,283
Interest expense, net	412	381
Income tax expense	1,555	1,752
Change in operating assets and liabilities	3,333	(1,329)
EBITDA	$6,778	$6,087

	Year ended December 31,
(in thousands)	2015	2014
Cash flows from operating activities	$19,349	$13,521
Interest expense, net	1,489	1,548
Income tax expense (benefit)	10,214	8,206
Change in operating assets and liabilities	3,650	2,425
EBITDA	$34,702	$25,700

Liquidity and Capital Resources

USI’s primary capital requirements are to fund working capital needs, operating expenses, acquisitions and capital expenditures and meet required interest payments. Since 2013, USI’s capital resources have primarily consisted of cash and borrowings under its revolving credit facility.

The residential construction industry, and therefore USI’s business, experienced a significant downturn that started in 2006. However, beginning in 2013, USI saw the first meaningful increase in housing completions since the downturn began. While USI has experienced improved profitability and liquidity through 2015, it has invested significantly in working capital due to increased sales and has also invested significantly in its vehicles and related equipment, supported primarily by cash generated by operations. Additionally, USI completed the Acquisitions during the year ended December 31, 2015 with the aggregate cash portion of the purchase price of $42.6 million, supported primarily by cash generated from operations and its credit facility.

As of March 31, 2016, USI had $10.8 million in cash and cash equivalents and $9.5 million of unused borrowing capacity under its existing loan facility.

USI believes that its cash flows from operations, combined with its current cash levels and available borrowing capacity, will be adequate to support its ongoing operations and to fund its debt service requirements, capital expenditures and working capital for at least the next 12 months.

As discussed in the section “Impact of the Business Combination” above, after giving effect to the Business Combination, the Company would have a new $100.0 million senior secured term loan credit facility and a $25.0 million senior secured ABL revolving credit facility. The new term loan facility borrowings would be used, in part, to pay off the existing USI loan facility which had a total balance of $37.0 million at March 31, 2016 and to fund a portion of the cash consideration payable to existing USI stockholders in the Business Combination. USI expects that the new credit facilities would also provide sufficient credit availability to support its ongoing operations, fund its new debt service requirements, capital expenditures and working capital for at least the next 12 months, although the terms of the new credit facilities are still being negotiated and have not been finalized. See the sections entitled “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations — New Senior Secured Term Loan Facility,” “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations — New Senior Secured ABL Revolving Credit Facility” and “The Business Combination Proposal — Acquisition Financing” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Historical Cash Flow Information

Working capital

Working capital was $37.8 million and $36.8 million as of March 31, 2016 and December 31, 2015, respectively. USI carefully manages its working capital and operating expenses. As of December 31, 2015, 2014 and 2013, USI’s working capital was 9.6%, 9.8% and 16.8% of net sales, respectively. While USI will continue to look for opportunities to reduce its working capital as a percentage of net sales, it may decide in the future to negotiate additional discounted payment terms with its vendors. While this would reduce USI’s cost of sales, it would decrease its cash flow from operations.

Accounts receivable, net decreased $0.6 million as of March 31, 2016 as compared to December 31, 2015, due primarily to the receipt of an annual rebate from a supplier. Accounts receivable, net increased $12.7 million as of December 31, 2015 as compared to December 31, 2014, primarily due to higher sales in the fourth quarter of 2015 compared to 2014, and include the accounts receivable from the operations of the acquired businesses in the Acquisitions. Accounts receivable, net, increased $5.5 million as of December 31, 2014 as compared to December 31, 2013, primarily due to increased sales. Days sales outstanding as of March 31, 2016, December 31, 2015, 2014 and 2013 were approximately 34.4, 37.0, 32.7, and 31.8 days, respectively. Declining days sales outstanding as of March 31, 2016 was due primarily to reduced receivable balances from the acquired businesses in the Acquisitions, which balances typically carry higher days sale outstanding than USI’s legacy operations. The increase in the days sales outstanding as of December 31, 2015 is due to several factors, including impact from the shift in mix from single family to commercial, and timing of the acquisitions of Smith Insulation and Silver State Specialties late in fiscal year 2015.

Net costs in excess of billings used cash of $6.0 million for the three months ended March 31, 2016, provided cash of $2.0 million for the year ended December 31, 2015 and used cash of $2.8 million for the year ended December 31, 2014. This account fluctuates based on the timing of billings and specifications of contracts in process.

Inventory decreased by $0.1 million as of March 31, 2016 as compared to December 31, 2015, primarily due to more favorable material pricing. The increase in inventory of $1.9 million as of December 31, 2015, as compared to December 31, 2014 is primarily due to increased sales and the inventories of the businesses acquired in the Acquisitions. Inventory increased $1.1 million as of December 31, 2014 as compared to December 31, 2013, primarily due to increased sales to meet increased demand. Inventory turns as of December 31, 2015, 2014 and 2013 were approximately 16.7, 18.9 and 17.3, respectively. Fluctuations in inventory turns are primarily a result of timing and volume of jobs.

Prepaid expenses and other current assets increased $1.1 million as of March 31, 2016 as compared to December 31, 2015 due primarily to the timing of ACH payments. Prepaid expenses and other current assets increased $1.2 million as of December 31, 2015 as compared to December 31, 2014 primarily due to the timing of payment requirements from a vendor for facility leases and the timing of ACH payments. Prepaid expenses and other current assets decreased $0.5 million as of December 31, 2014 as compared to December 31, 2013, as a result of receipt of fuel tax credits from previous years.

Accounts payable increased $1.0 million as of March 31, 2016 as compared to December 31, 2015, primarily due to timing of payments to subcontracted labor for Construction Services. Accounts payable increased $1.4 million as of December 31, 2015 as compared to December 31, 2014, and increased $4.7 million as of December 31, 2014 as compared to December 31, 2013, in each case, primarily as a result of changes in the volume of inventory purchases due to higher sales leading up to each respective balance sheet date.

Accrued expenses and other current liabilities increased $0.5 million as of March 31, 2016 as compared to December 31, 2015, due to an increase in customer deposits, partially offset by payroll timing. Accrued expenses and other current liabilities increased $1.0 million as of December 31, 2015 as compared to December 31, 2014, and increased $0.5 million as of December 31, 2014 as compared to December 31, 2013, in each case, primarily due to increases in operating expenses required to support the increasing level of sales.

The following table sets forth USI’s cash flow for the periods presented:

	For the three months ended March 31,
(in thousands)	2016	2015
Cash flows provided by operating activities	$1,478	$5,283
Cash flows used in investing activities	(3,051)	(25,025)
Cash flows used in financing activities	(750)	—
Decrease in cash and cash equivalents	$(2,323)	$(19,742)

Cash flow from operating activities

Net cash provided by operating activities was $1.5 million for the three months ended March 31, 2016 as compared to $5.3 million for the three months ended March 31, 2015. This decrease in cash flow was due primarily to an increase in cash used by net costs in excess of billings of approximately $7.2 million in the first quarter of 2016 compared to the first quarter of 2015, and a $1.3 million increase in cash used by prepaid expenses during the first quarter of 2016 compared to the first quarter of 2015. Increasing costs in excess of billings is being driven primarily by fluctuations in the timing of billing and specifications of contracts for work currently in process. The increase in prepaid expenses relates to the timing of payment on corporate credit cards, with payments funded at the end of the period, but not yet applied.

Cash flows from investing activities

Net cash used in investing activities was $3.1 million for the three months ended March 31, 2016 as compared to $25.0 million for the three months ended March 31, 2015. This decrease in cash flow used in investing activities was primarily the result of the Cardalls acquisition in the three months ended March 31, 2015 that used $23.0 million of cash for the aggregate purchase price. No business combinations occurred during the three months ended March 31, 2016. The purchase of property and equipment increased to $3.1 million in the first quarter of 2016 compared to $2.1 million in the first quarter of 2015, with fleet modernization efforts at acquired branches being a significant contributor to this increase.

Cash flows from financing activities

Net cash used by financing activities was $0.8 million for the three months ended March 31, 2016 as compared to $0.0 million for the three months ended March 31, 2015. The decrease in cash flow was related to an installment payment on outstanding term loan debt made during the three months ended March 31, 2016.

The following table sets forth USI’s cash flow for the years presented:

	Year ended December 31,
(in thousands)	2015	2014	2013
Cash flows provided by operating activities	$19,349	$13,521	$17,265
Cash flows used in investing activities	(53,178)	(5,155)	(6,459)
Cash flows provided by financing activities	11,782	—	—
(Decrease) increase in cash	$(22,047)	$8,366	$10,806

Cash flow from operating activities

Net cash provided by operating activities was $19.3 million for the year ended December 31, 2015 as compared to $13.5 million for the year ended December 31, 2014. This increase in cash flow was due primarily to an increase in net income discussed above. Other factors increasing cash flow include an increase in non-cash expense for depreciation and amortization of approximately $2.5 million in 2015 compared to 2014, and a $2.0 million reduction during 2015 compared to 2014 in net costs in excess of billings.

Net cash provided by operating activities was $13.5 million for the year ended December 31, 2014 as compared to net cash provided by operating activities of $17.3 million for the year ended December 31, 2013. This decrease in cash flow was primarily attributable to the substantial increases during 2014 in accounts receivable, net costs in excess of billings, and inventory necessary to support the rapid growth in sales.

Cash flows from investing activities

Net cash used in investing activities was $53.2 million for the year ended December 31, 2015 as compared to $5.2 million for the year ended December 31, 2014. This increase in cash flow used in investing activities was primarily the result of the Acquisitions that used $42.6 million of cash for the aggregate purchase price. No business combinations occurred during the year ended December 31, 2014. The purchase of property and equipment increased slightly to $10.9 million in 2015 compared to $10.4 million in 2014.

Net cash used in investing activities was $5.2 million for the year ended December 31, 2014 as compared to $6.5 million for the year ended December 31, 2013. The decrease in cash flow used in investing activities was primarily the result of an increase of $5.6 million in property and equipment purchased during the year ended December 31, 2014, offset in part by a decrease in restricted cash of $6.7 million.

Cash flows from financing activities

Net cash provided by financing activities was $11.8 million for the year ended December 31, 2015 as compared to zero for the year ended December 31, 2014. The increase in cash flow was primarily the result of net borrowings of $12.3 million for the year ended December 31, 2015, primarily to support the cash used to finance the Acquisitions. Net cash provided by financing activities was zero for the year ended December 31, 2013.

Capital expenditures

Capital expenditures vary depending on prevailing business factors, including current and anticipated market conditions. In 2014, USI management adopted a strategy to optimize its auto and truck fleet management. A key part of this strategy was to reduce the average age of the fleet and therefore capital expenditures of $10.9 million in 2015 and $10.4 million in 2014 were significantly higher than normal. As a result of this investment, the average age of USI’s fleet was reduced from approximately 8.8 years as of December 31, 2013 to approximately 5.7 years as of December 31, 2015. USI has achieved the goal for age of its fleet and therefore it expects its 2016 capital expenditures to be approximately $7.0 to $9.0 million primarily related to purchases of vehicles and equipment to support operations and increased sales. This amount reflects USI’s expected annual expenditure amount going forward, and represents a significant decline from the prior two years, when the fleet modernization effort was undertaken.

Credit Agreement

On May 1, 2015, USI entered into a new revolving credit and term loan agreement (the “loan facility”). The loan facility replaced the prior senior secured term note facility and the secured asset-based revolving credit agreement. Under the terms of the loan facility, USI has a $27.5 million revolving credit facility, which includes a $12.0 million letter of credit facility. Additionally, under the terms of the loan facility, USI has a $30.0 million term loan.

The loan facility has a maturity date of May 1, 2020. Interest is paid quarterly. Mandatory prepayments of principal are required from the proceeds of certain extraordinary receipts, assets sales and proceeds from debt or equity, subject to certain exceptions.

To determine interest due, USI may select one of two interest rate options based on either the base rate (the prime rate), plus 1.5 to 2.0% (depending on USI’s leverage ratio) or a Eurodollar rate (LIBOR) plus 2.5 to 3.0% (depending on USI’s leverage ratio). As of March 31, 2016, the interest rate was 3.38% and 3.27% on the term loan and revolving credit facility, respectively. The loan agreement includes an annual commitment fee on the total amount available of 0.225 to 0.30% (depending on USI’s leverage ratio).

The loan facility is secured by a lien on substantially all of USI’s assets, other than currently-owned real estate in Arizona. USI is restricted from making any dividend payments or distribution on any class of its capital stock except dividends payable solely on interests of any class of its common capital stock.

The revolving credit agreement includes the following financial covenants: maximum total leverage ratio (total debt/consolidated Earnings Before Income Taxes Depreciation and Amortization (EBITDA)) of not greater than 2.50:1.0 until March 31, 2016 and 2.25:1.0 on and after March 31, 2016 and a minimum fixed charge coverage ratio of not less than 1.25 to 1.0. The revolving credit agreement contains customary negative covenants, including restrictions on indebtedness, liens, mergers, consolidations and acquisitions (with the exceptions of permitted acquisitions in an amount not to exceed $20.0 million per acquisition), sales of assets, dividends, redemptions and other payments on junior capital. Customary events of default (with customary grace periods, notice and cure periods and thresholds) include payment default, breach of representation in any material respect, breach of covenants, cross-default to material indebtedness, bankruptcy, ERISA violations, material judgments, change in control, termination of invalidity of guaranty or security documents; and defaults under other loan documents. USI was in compliance with all covenants as of March 31, 2016 and December 31, 2015.

USI recorded debt issuance costs in conjunction with obtaining the new loan facility for the year ended December 31, 2015 of $0.6 million. As of March 31, 2016 and December 31, 2015, $0.5 million, of debt issuance costs, net of accumulated amortization of $0.1 million, were recorded as a direct deduction from long-term debt.

Upon the closing of the Business Combination, USI would have new credit facilities and would pay off the existing loan facility which had a total balance of $37.0 million at March 31, 2016. See discussion of terms of the new credit facilities in the section “Impact of the Business Combination” above.

Letters of Credit and Bonds

USI uses letters of credit to secure its performance under its auto, workers’ compensation and general liability insurance programs. Although USI obtains third-party insurance coverage to limit its exposure to these claims, the legal liability remains with USI. USI estimates its insurance liabilities on periodic assessments performed with the assistance of external actuarial consultants.

USI’s auto, workers’ compensation and general liability insurance programs are considered high deductible programs whereby USI is responsible for the cost of claims under $0.5, $0.35 and $0.5 million, respectively. If USI does not pay these claims, its insurance carriers are required to make these payments to the claimants on USI’s behalf. As of December 31, 2015, USI had $8.7 million of outstanding letters of credit and $1.0 million in cash securing its performance under these insurance programs. USI occasionally uses performance bonds to ensure completion of its work on certain larger customer contracts that can span multiple quarters. As of March 31, 2016, USI had approximately 15 performance bonds outstanding, totaling $4.2 million. As of December 31, 2015, USI had approximately seven performance bonds outstanding, totaling $0.9 million. Performance bonds generally do not have stated expiration dates; rather, USI is released from the bonds as the contractual performance is completed. As of March 31, 2016 and December 31, 2015, USI had approximately 33 permit and license bonds outstanding, totaling $0.5 million. Permit and license bonds are typically issued for one year and are required by certain municipalities when USI obtains licenses and permits to perform work in various jurisdictions.

Contractual Obligations

In the table below, USI sets forth its contractual obligations as of December 31, 2015.

	Payments Due By Period
(In thousands)	Less than 1 year	1–3 years	3–5 years	More than 5 years	Total
Debt(1)	$14,103	$9,914	$14,813	$—	$38,830
Interest on fixed rate debt(2)	54	27	—	—	81
Interest on variable rate debt(3)	1,150	1,917	1,027	—	4,094
Interest rate swap agreements(4)	37	—	—	—	37
Operating leases(5)	4,605	7,011	3,998	254	15,868
Purchase obligations(6)	—	—	—	—	—

____________

(1)      Debt obligations include principal payments on the loan facility and a seller note payable for one of the Acquisitions with a principal amount of $1.1 million. As discussed above in the section “Impact on the Business Combination,” the existing USI loan facility will be refinanced in conjunction with the Debt Financing as part of the Business Combination. See Note 9 to the audited consolidated financial statements of USI, included elsewhere in this proxy statement, for information on the seller note payable.

(2)      Interest on debt with a fixed interest rate relates to the seller note payable with a balance of $1.1 million.

(3)      At December 31, 2015, USI had debt, with a variable interest rate, totaling $37.8 million. Amounts in the table above for estimated interest on variable rate debt assume the variable rates in effect at December 31, 2015 of 3.26% on the revolving credit facility and 3.11% on the term loan are constant through the maturity of the debt on May 1, 2020, the revolving credit balance remains at $10.0 million through the maturity date and the principal payments on the term loan are made as scheduled. The variable rate is subject to change. For example, a 1.0% change in the interest rate for 2016 would change the interest paid for 2016 by $0.4 million. As discussed above in the section “Impact on the Business Combination,” the existing USI loan facility will be refinanced in conjunction with the Debt Financing as part of the Business Combination.

(4)      USI has interest rate swap agreements that expire on June 30, 2016 with a notional amount of $13.9 million at December 31, 2015 that declines to $13.5 million at June 30, 2016. USI pays a fixed rate at 0.54%, which will total $37,000 through June 30, 2016 and receives a floating rate that was 0.42% at December 31, 2015, which if that rate is assumed to be constant, would result in total payments received of $29,000 through June 30, 2016. The net amount paid through June 30, 2016 with these assumptions would be $8,000. USI has included the gross amount of estimated payments under the interest rate swaps in effect in the table above. Under the terms of the existing USI loan facility, USI expects to enter into new interest rate swaps of similar amounts and terms for periods after June 30, 2016 (to the extent the Business Combination has not been completed and the USI term loan has not been refinanced at such time), and therefore using similar assumptions would have future annual gross payments of approximately $74,000, and net payments of $16,000.

(5)      USI leases its headquarters and most branch locations.

(6)      USI has no supply agreements that require minimum volume commitments. Open or pending purchase orders are excluded from this table.

OFF-BALANCE SHEET ARRANGEMENTS

As of March 31, 2016, December 31, 2015 and 2014, other than operating leases and purchase obligations described above, letters of credit issued under its revolving credit facility and performance and license bonds, USI had no material off-balance sheet arrangements with unconsolidated entities.

INFLATION

USI's performance is dependent to a significant extent upon the levels of United States residential new construction spending, which is affected by factors such as interest rates, inflation,

consumer confidence and unemployment. USI management does not believe that inflation has had a material impact on its business, financial condition or results of operations during the past three years.

Critical Accounting Policies and Estimates

USI management’s discussion and analysis of USI’s financial condition and results of operations is based upon USI’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of USI’s consolidated financial statements requires it to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is a reasonable likelihood that materially different amounts could have been reported using different assumptions or under different conditions. USI evaluates its estimates and assumptions on a regular basis. USI bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of its assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of the consolidated financial statements of USI. USI provides discussion of its more significant accounting policies, estimates and judgments used in preparation of its consolidated financial statements below.

Revenue Recognition

USI uses fixed price contracts and recognizes revenues from contracts on the percentage-of-completion method, measured by the percentage of direct cost incurred to date to estimated total direct costs for each contract. The percentage-of-completion method is used because management considers total cost to be the best available measure of progress on the contracts. Because of inherent uncertainties in estimating direct costs, management estimates are periodically evaluated and adjusted over time, such adjustments have not historically been material. Contract costs include all direct material and labor costs as well as other direct costs incurred to complete a specific job. Other indirect costs related to contract performance, such as indirect labor, supplies, tools, fuel, repairs, and depreciation are not included in contract costs and, along with selling, general, and administrative costs, are charged to expense as incurred.

Revenue from the contracts is not recognized until all of the following have occurred: (i) persuasive evidence of an arrangement exists; (ii) the price is fixed or determinable; and (iii) the ability to collect is reasonably assured. Revenue from the sales is recognized net of adjustments and discounts.

Goodwill

Goodwill results from business combinations and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Annually on November 1, or if conditions indicate an additional review is necessary, USI assesses qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount and if it is necessary to perform the quantitative two-step goodwill impairment test. If USI performs the quantitative test, it compares the carrying value of the reporting unit to an estimate of the reporting unit’s fair value to identify potential impairment. The fair value of each reporting unit is estimated using a discounted cash flow model. Where available, and as appropriate, comparable market multiples are also used to corroborate the results of the discounted cash flow models. In determining the estimated future cash flow, USI considers and applies certain estimates and judgments, including current and projected future levels of income based on management’s plans, business trends, prospects and market and economic conditions and market-participant considerations. If the estimated fair value of the reporting unit is less than the carrying value, a second step is performed to determine the amount of the potential goodwill impairment. If impaired, goodwill is written down to its estimated implied fair value.

At November 1, 2015, USI performed the qualitative test for goodwill, based on the reporting units to which the goodwill is allocated and concluded that it is more likely than not that the fair value of the reporting units exceeds their carrying value. Important qualitative factors assessed included the overall performance of the reporting units since the respective 2015 acquisition dates and the planned financial performance of the reporting units. The assumptions used in the qualitative assessment require significant judgment. There was no goodwill impairment loss for the three months ended March 31, 2016 or the year ended December 31, 2015.

Insurance Reserves

USI’s auto, workers’ compensation and general liability insurance programs are considered high deductible programs whereby USI is responsible for the cost of claims under $0.5, $0.35 and $0.5 million, respectively. Although USI obtains third-party insurance coverage to limit its exposure to these claims, the legal liability remains with USI. The liabilities of $8.7, $8.7 and $7.5 million, respectively, as of March 31, 2016, and as of December 31, 2015 and 2014, respectively, represent USI’s best estimate of its costs, using generally accepted actuarial reserving methods, of the ultimate obligations for reported claims plus those incurred but not reported claims through March 31, 2016, and December 31, 2015 and 2014, respectively. The accruals are adjusted as new information develops or circumstances change that would affect the estimated liability. Significant judgments and estimates are required in determining the estimated liability.

USI’s estimates require judgments concerning the nature and severity of the claim, historical trends, advice from third-party administrators and insurers, the specific facts of individual cases, the jurisdictions involved, estimates of future claims development, and the legal and other costs to settle or defend the claims. USI has exposure to fluctuations in the number and severity of claims. If there is an increase in the frequency and severity of claims, or USI is required to accrue or pay additional amounts if the claims prove to be more severe than originally assessed, or any of the claims would exceed the limits of USI’s insurance coverage, USI’s estimate and the related reserve could increase significantly.

Income Taxes

USI accounts for income taxes using the asset and liability method. Under this method, the amount of taxes currently payable or refundable are accrued and deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences that currently exist between the tax basis and financial reporting basis of USI’s assets and liabilities.

Valuation allowances are established against deferred tax assets when it is more likely than not that the realization of those deferred tax assets will not occur. In evaluating USI’s ability to recover its deferred tax assets within the jurisdiction from which they arise, USI considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, the ability to produce future taxable income, tax planning strategies available and recent financial operations. In projecting future taxable income, USI begins with historical results adjusted for the results of discontinued operations and changes in accounting policies and incorporate assumptions, including the amount of future federal and state pretax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies.

Deferred tax assets and liabilities are measured using the enacted tax rates in effect in the years when those temporary differences are expected to reverse. The effect on deferred taxes from a change in tax rate is recognized through continuing operations in the period that includes the enactment date of the change.

A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. USI recognizes tax liabilities for uncertain tax positions and adjust these liabilities when USI’s judgment changes as a result of the evaluation of new information not previously available. No liability for uncertain tax positions was considered necessary at March 31, 2016, or at December 31, 2015 or 2014.

USI’s income tax expense, deferred tax assets and liabilities and reserves for unrecognized tax benefits reflect management’s best assessment of estimated future taxes to be paid. USI is subject to income taxes in the United States which includes numerous state and local jurisdictions. Significant judgments and estimates are required in determining the income tax expense.

Recently Issued Accounting Pronouncements Not Yet Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), as amended by ASU 2015-14, “Deferral of Effective Date, which requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 sets forth a new revenue recognition model that requires identifying the contract, identifying the performance obligations, determining the transaction price, allocating the transaction price to performance obligations and recognizing the revenue upon satisfaction of performance obligations. For public entities, this ASU is effective for annual reporting periods beginning after December 15, 2016 including interim reporting periods within that reporting period. The provisions can be adopted either retrospectively to each prior reporting period presented or as a cumulative-effect adjustment as of the date of adoption. USI is currently in the process of determining the impact that this ASU will have on the consolidated financial statements and its method of adoption.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes, to simplify the presentation of deferred income taxes. The amendments in this update require that deferred tax assets and liabilities be entirely classified as noncurrent within the statement of financial position. For public entities, this ASU is effective for annual periods beginning after December 15, 2016, with early adoption permitted. USI is currently in the process of determining the potential impact to its financial position and expects it will reclassify deferred income tax balances from current to noncurrent. The adoption of this standard will not impact USI’s results of operations.

In February 2016, the FASB issued ASU 2016-2, Leases, under which lessees will recognize most leases on-balance sheet. This will generally increase reported assets and liabilities. For public entities, this ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2018. USI will begin the process of determining the impact this ASU will have on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-9, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For public entities, this ASU is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. USI will begin the process of determining the impact that the updated accounting guidance will have on its consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

USI is exposed to market risks related to fluctuations in interest rates on its outstanding variable rate debt. As of December 31, 2015, USI had $27.8 million outstanding under its term loan and $10.0 million outstanding under its revolving credit agreement, subject to variable interest rates. Under terms of the loan facility, USI is required to maintain interest rate swaps to manage its interest rate exposure at an approximate 50/50 percentage proportion of variable and fixed rate on its term loan. USI has used an interest rate swap to effectively convert $13.9 million of its term loan balance to a fixed rate through June 30, 2016. USI expects to enter into similar interest rate swaps for periods after June 30, 2016 (to the extent the Business Combination has not been completed and the USI term loan has not been repaid at such time) to continue to convert a similar amount of its term loan balance to fixed, and therefore have considered that portion fixed for this disclosure. A hypothetical one percentage point increase (decrease) in interest rates on USI’s variable rate debt would increase (decrease) its annual interest expense by approximately $0.4 million.  For variable rate debt, interest rate changes generally do not affect the fair value of the debt instrument, but do impact future earnings and cash flows, assuming other factors are held constant.

The fair value of the interest rate swaps, based on a Level 3 was a nominal amount as of December 31, 2015. The total notional amounts of the swaps reduce from $14.6 million on June 30, 2015, the effective date of the swaps, to $13.5 million during the twelve months ending June 30, 2016 and require USI to pay interest fixed at a rate of 3.11% through the June 30, 2016 expiration of the swaps. Due to the relatively short period until the expiration of the swaps, interest rate changes would not have a significant impact on the fair value of the swaps. Derivative instruments are accounted for at fair value in accordance with ASC Topic 815, and have not been designated for hedge accounting.

USI did not utilize any other swaps, forward or option contracts on interest rates or commodities, or other types of derivative financial instruments during 2015, 2014 or 2013. USI has not entered into and currently does not hold derivatives for trading or speculative purposes.

USI’s exposures market risk at March 31, 2016 did not change significantly from December 31, 2015.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

The following persons are expected to serve as our executive officers and directors following the Business Combination. For biographical information concerning the executive officers, see “Information about USI — Executive Officers.” For biographical information for Messrs. Hennessy, Kestner and Varner, see “Director Election Proposal.” For biographical information concerning Messrs. Burns, Charlton and Shea, see “Information About Hennessy Capital — Management — Directors and Executive Officers.” For biographical information for Mr. Allen, see “— Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination” below.

Name	Age	Position
Leo William Varner, Jr.	65	Chief Executive Officer, President and Director
Curt Petersen	63	Chief Financial Officer
Daniel J Hennessy	58	Chairman of the Board
William T. Allen	59	Director
Richard Burns	63	Director
Kevin M Charlton	50	Director
Michael Kestner	61	Director
Peter Shea	65	Director

Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination

Upon the closing of the Business Combination, we anticipate increasing the size of our board of directors from six to seven directors, three of whom will be voted upon by our stockholders at the special meeting. Two incumbent directors of Hennessy Capital, Bradley Bell and Thomas J. Sullivan, have informed us that they will resign from our board of directors upon closing of the Business Combination. Our board of directors has nominated Messrs. Hennessy, Kestner and Varner for election as Class I directors and, upon the closing of the Business Combination, will appoint Messrs. Charlton and Shea as Class II directors and will appoint Messrs. Burns and Allen as Class III directors. Messrs. Varner and Allen presently serve on USI’s Board. Mr. Kestner has not previously served on the board of directors of Hennessy Capital or USI. If elected at the special meeting, members of Class I will serve as directors until our annual meeting in 2019, members of Class II will serve as directors until our 2018 annual meeting and members of Class III will serve as directors until our 2017 meeting. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of four existing Hennessy Capital directors, Daniel J. Hennessy, Richard Burns, Kevin M. Charlton and Peter Shea, two existing USI directors, Leo William Varner, Jr. and William T. Allen, and one newly appointed director, Michael Kestner.

William T. Allen is Chairman of the Board of Managers and Chief Executive Officer of Werner International POC GmbH and its worldwide affiliates, including Werner Co. in the United States. Mr. Allen joined Werner Co. in August 2007 as President and Chief Executive Officer and was elected Chairman of the Board of Directors of Werner Co. in April 2009. Werner is a privately owned, fully-integrated, international manufacturer and distributor of climbing products, access systems, fall protection equipment and jobsite truck and van storage equipment. In addition to his position on the board of Werner International POC GmbH and as Chairman of Werner Holding Company, LP, Mr. Allen is currently a director of USI Senior Holdings, Inc. and Arclin Inc. as a designee of Black Diamond Capital Management and a director of M-Modal Inc. He previously served as a director of Constar Inc. from 2011 to 2014 and as a director of Hines Nurseries from 2009 to 2012. Constar Inc. filed for Chapter 11 bankruptcy protection in 2008, 2011, 2013 and 2014 and Hines Nurseries filed for bankruptcy in 2008 and 2010. Mr. Allen previously served in various capacities at The Recovery Group (TRG), Precision Tool & Die Co., QualCore

SA de R.L. de CV, Aerovox Inc., Emerson Electric and Dresser Industries. Mr. Allen holds a Bachelor Degree in Architectural and Civil Engineering from Roger Williams College. Because of his strong background in the manufacturing and distribution industries and his knowledge of USI’s business and strategy, Mr. Allen is well-qualified to serve on our board.

Classified Board of Directors

In accordance with our existing charter, our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term.

As discussed above, in connection with the Business Combination, our board of directors will be reconstituted and comprised of seven members. Our board of directors believes it is in the best interests of the Company for the board of directors to be classified into three classes instead of two, each comprising as nearly as possible one-third of the directors to serve three-year terms, provided that if Proposal 3 is approved at the special meeting, our first class of directors will serve until the third annual meeting of stockholders following the Business Combination in 2019, our second class of directors will serve until our first annual meeting of stockholders following the Business Combination in 2017, and our newly formed third class of directors will serve until our second annual meeting of stockholders following the Business Combination in 2018.

Director Independence

NASDAQ listing standards require that a majority of our board of directors be independent as long as we are not a controlled company. We anticipate that a majority of our board of directors will be independent as of the closing of the Business Combination. An “independent director” is defined under the NASDAQ rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We anticipate that our board of directors will determine that Messrs.          are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Leadership Structure and Risk Oversight

The board of directors does not have a lead independent director. Upon consummation of the Business Combination, Mr. Varner will succeed Mr. Hennessy as our Chief Executive Officer, and Mr. Hennessy will continue to serve as Chairman of the Board.

Committees of the Board of Directors

The standing committees of our board of directors currently consists of an Audit Committee and a Compensation Committee, and after the Business Combination will also consist of a Nominating and Corporate Governance Committee. Each of the committees will report to the board of directors as they deem appropriate and as the board may request.

Audit Committee

For information regarding the duties and responsibilities of the Audit Committee, see “Information About Hennessy Capital — Management — Audit Committee.”

Upon consummation of the Business Combination, our Audit Committee will consist of Messrs. Kestner, Burns and Shea, with Mr. Kestner serving as the chairman of the Audit Committee. We believe that each of these individuals qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. We also believe

that         qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee, which will be available on our corporate website at         upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Compensation Committee

For information regarding the duties and responsibilities of the Compensation Committee, see “Information About Hennessy Capital — Management — Compensation Committee.”

Upon consummation of the Business Combination, our Compensation Committee will consist of Messrs. Burns, Allen and Charlton, with Mr. Burns serving as the chairman of the Compensation Committee. We anticipate that each of the members of our Compensation Committee will be independent under the applicable NASDAQ listing standards. Our board of directors has adopted a written charter for the Compensation Committee, which will be available on our corporate website at         upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee will be responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Upon consummation of the Business Combination, our Corporate Governance and Nominating Committee will consist of Messrs. Charlton, Hennessy and Shea, with Mr. Charlton serving as the chairman of the Corporate Governance and Nominating Committee. We anticipate that each of the members of our Corporate Governance and Nominating Committee will be independent under the applicable NASDAQ listing standards. Our board of directors has adopted a written charter for the Corporate Governance and Nominating Committee, which will be available on our corporate website at         upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Compensation Committee Interlocks and Insider Participation

During 2015, no officer or employee served as a member of the Compensation Committee. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics will be available on our website at         upon completion of the Business Combination. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at the above address. Our website is not part of this proxy statement.

Director Compensation

Following the completion of the Business Combination, our compensation committee will determine the annual compensation to be paid to the members of our board of directors. Directors’ fees after the Business Combination have yet to be determined, but are expected to consist of two components: a cash payment and the issuance of restricted stock units.

Executive Compensation

Overview

Following the closing of the Business Combination, the Company intends to develop an executive compensation program that is consistent with its existing compensation policies and philosophies, which are designed to align compensation with USI’s business objectives and the creation of stockholder value, while enabling USI to attract, motivate and retain individuals who contribute to the long-term success of USI.

Decisions on the executive compensation program will be made by the Compensation Committee following the closing of the Business Combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the Compensation Committee. The executive compensation program actually adopted will depend on the judgment of the members of the Compensation Committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the compensation committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive compensation in the form of stock-based awards.

Base Salary

It has been USI’s historical practice to assure that base salary is fair to the executive officers, competitive within the industry and reasonable in light of USI’s cost structure. Upon completion of the Business Combination, our compensation committee will determine base salaries and manage the base salary review process, subject to existing employment agreements.

Annual Bonuses

The Company intends to use annual cash incentive bonuses under the Long-Term Incentive Plan for the executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. The Company expects that, near the beginning of each year, the Compensation Committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the executive officers, subject to the terms of any employment agreement. Following the end of each year, the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers.

Stock-Based Awards

The Company intends to use stock-based awards to reward long-term performance of the executive officers. The Company believes that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of its executive officers with the interests of its stockholders and serve to motivate and retain the individual executive officers. Stock-based awards will be awarded under the Incentive Plan, which has been adopted by Hennessy Capital’s board of directors and is being submitted to our stockholders for approval at the special meeting. For a description of the Incentive Plan, please see the section of this proxy statement under the heading “Incentive Plan Proposal.”

Employment Agreements

Please see “Executive and Director Compensation of USI– Employment Agreements with Messrs. Varner and Petersen” for a summary of the material terms of our executive officers’ current employment agreements with us.

Other Compensation

The Company expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the executive officers will participate.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our proposed second amended and restated certificate of incorporation (the “proposed charter”) in its entirety for a complete description of the rights and preferences of the Company’s securities following the Business Combination. The proposed charter is described in “The Charter Proposals,” and the full text of the proposed charter is attached as Annex C to this proxy statement.

Authorized and Outstanding Stock

The proposed charter authorizes the issuance of          million shares, consisting of          million shares of common stock, $0.0001 par value per share, and          million shares of preferred stock, $0.0001 par value. The outstanding shares of our common stock are, and the shares of Hennessy Capital common stock issuable to USI stockholders pursuant to the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the special meeting, there were 24,949,885 shares of Hennessy Capital common stock outstanding, held of record by          holders of common stock,          holders of units and          holders of warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

The proposed charter, which we will adopt if the Charter Proposals are approved, provides that the common stock will have identical rights, powers, preferences and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), upon completion of the Business Combination, subject to the limitations described herein.

Election of Directors

Our board of directors is currently divided into two classes, Class I and Class II, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. If Proposal 3 is approved, the proposed charter will classify the board into three separate classes with each class serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Common Stock Prior to the Business Combination

We are providing stockholders with the opportunity to redeem their shares upon the consummation of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest but net of taxes payable, divided by the number of then outstanding public shares, subject to the limitations described herein. Our initial stockholders, officers and directors have agreed to waive their redemption rights with respect to the founder shares and any public shares they may hold in connection with the consummation of the Business Combination.

We will consummate the Business Combination only if a majority of the stock voted at the special meeting, in person or by proxy, is voted in favor of the Business Combination Proposal and the other conditions under the Merger Agreement to the parties’ obligations to close, as described above under “The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination”, are satisfied or, where permitted, waived. However, the participation of our Sponsor, officers, directors, advisors or their affiliates could result in the approval of the Business Combination even if holders who currently own a majority of the outstanding public shares indicate their intention to vote against the Business Combination.

Our initial stockholders have agreed to vote any shares of Hennessy Capital common stock owned by them in favor of the Business Combination. As of the date of filing this proxy statement, our initial stockholders do not currently hold any public shares. Public stockholders may elect to redeem their public shares whether they vote for or against the Business Combination.

Pursuant to our amended and restated certificate of incorporation, if we are unable to consummate a business combination by July 28, 2017 (subject to the requirements of law), we will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable and working capital released to us, and less up to $50,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our initial stockholders have entered into letter agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our initial business combination. In addition, our initial stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our business combination within the prescribed time frame. However, if our Sponsor or any of our officers, directors or affiliates acquires public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the prescribed time frame.

In the event of a liquidation, dissolution or winding up of the company after our initial business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights.

Founder Shares

The founder shares are identical to the shares of common stock included in the units that were sold in our IPO, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, and (ii) our initial stockholders have entered into letter agreements with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our business combination and (B) to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our business combination by July 28, 2017 (subject to the requirements of law), although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our business combination within such time period. Our initial stockholders have agreed to vote their founder shares and any public shares purchased during, or after, our IPO in favor of the Business Combination.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of one year after the completion of our initial business combination or earlier if, (x) subsequent to our business combination, the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date following the completion of our initial business combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

The holders of founder shares have also agreed (A) to vote any shares owned by them in favor of any proposed business combination and (B) not to redeem any shares in connection with a stockholder vote to approve a proposed initial business combination.

Preferred Stock

Our proposed charter, like our existing charter, provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of our company or the removal of existing management. We have no preferred stock outstanding at the date hereof. No shares of our preferred stock will have any right to amounts held in the trust account.

Registration Rights

Pursuant to the Merger Agreement, we are obligated to file a resale “shelf” registration statement to register the shares of our common stock to be issued to existing USI stockholders in the Business Combination and use reasonable best efforts to cause such registration statement to become effective by or on the 180th day following the closing of the Business Combination, subject to certain limitations and conditions set forth in the Merger Agreement. There are no penalties associated with delays in registering such shares of common stock under the Merger Agreement.

Warrants

Public Warrants

There are currently 19,959,908 public warrants of Hennessy Capital outstanding, which were originally sold as part of units in Hennessy Capital’s IPO. Each warrant entitles the registered holder to purchase one-half of one share of our common stock at a price of $5.75 per one-half of one share ($11.50 per whole share), subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. Warrants may be exercised only for a whole number of shares of our common stock. No fractional shares will be issued upon exercise of the warrants. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants. Until such time as the shares issuable upon exercise of public warrants are registered under the Securities Act, we will be required, commencing on the 61st day following the closing of the Business Combination, to permit holders to exercise their warrants on a cashless basis under certain circumstances specified in the warrant agreement. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In no event will we be required to issue cash, securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of common stock included in the units.

We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws.

Once the warrants become exercisable, we may call the warrants for redemption:

•         in whole and not in part;

•         at a price of $0.01 per warrant;

•         upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•         if, and only if, the reported last sale price of the common stock equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $24.00 redemption trigger price as well as the warrant exercise price of $5.75 per one-half of one share ($11.50 per whole share) after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the fair market value in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, (d) as a result of the repurchase of shares of common stock by the Company if the proposed initial business combination is presented to the stockholders of the Company for approval, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s amended and restated certificate of incorporation or as a result of the repurchase of shares of common stock by the Company if a proposed initial business combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Placement Warrants

Our Sponsor purchased 15,080,756 placement warrants purchased at a price of $0.50 per unit for an aggregate purchase price of approximately $7,540,000 in a private placement that occurred concurrently with the consummation of our IPO. The placement warrants are identical to the warrants sold in the IPO, except that, if held by our Sponsor or their permitted assigns, they (a) may be exercised for cash or on a cashless basis; and (b) are not subject to being called for redemption. The proceeds from the sale of the placement warrants are held in our trust account for the benefit of our public stockholders. If we do not complete one or more business combinations, the placement warrants will become worthless.

The placement warrants were sold in a private placement pursuant to Regulation D of the Securities Act and were exempt from the registration requirements under the federal securities laws. However, the holders of these placement warrants have agreed that they will not exercise them if, at the time of exercise, an effective registration statement and a current prospectus relating to the common stock issuable upon exercise of the public warrants is not available, unless, at that time, the public warrants are exercisable on a cashless basis.

The placement warrants will become worthless if we do not consummate our initial business combination. The personal and financial interests of holders of the placement warrants may influence their motivation in identifying and selecting a target business and completing our initial business combination in a timely manner. Consequently, our officers’ and directors’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to or following the completion of our initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, debt covenants and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to our initial business combination will be within the discretion of our board of directors at such time.

Under the credit agreement we expect to enter into in connection with the new debt facilities, we anticipate that the payment of dividends and distributions generally will be restricted, subject to certain negotiated exceptions.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•         a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•         an affiliate of an interested stockholder; or

•         an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•         our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•         after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•         on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•         1% of the total number of shares of common stock then outstanding; or

•         the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

For purposes of the six-month holding period requirement of Rule 144, a person who beneficially owns restricted shares of our common stock issued pursuant to a cashless exercise of a warrant shall be deemed to have acquired such shares, and the holding period for such shares shall be deemed to have commenced on the date the warrant was originally issued.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•         the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•         the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•         the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•         at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement, we had 24,949,885 shares of common stock outstanding. Of these shares, the 19,959,908 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 4,989,977 founder shares owned by our Sponsor, officers, independent directors and advisor are restricted securities under Rule 144, since they were issued in private transactions not involving a public offering.

As of the date of this proxy statement, there are 35,040,664 warrants of Hennessy Capital outstanding, consisting of 19,959,908 public warrants originally sold as part of units in Hennessy Capital’s IPO and 15,080,756 placement warrants that were issued to our Sponsor in a private sale concurrently with the consummation of Hennessy Capital’s IPO. Each warrant is exercisable for one-half of one share of our common stock, in accordance with the terms of the warrant agreement governing the warrants. 19,959,908 of these warrants are public warrants and are freely tradable. In addition, we will be obligated to file no later than 15 business days after the closing of the Business Combination a registration statement under the Securities Act covering the 19,959,908 shares of our common stock that may be issued upon the exercise of the public warrants and use reasonable best efforts to cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.

Registration Rights

The holders of the founder shares and placement warrants have registration rights to require a sale of any of our securities held by them pursuant to a registration rights agreement signed in connection with our IPO. These holders are entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include such securities in other registration statements filed by us and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement.

In addition, pursuant to the Merger Agreement, we are obligated to file a resale “shelf” registration statement to register the shares of our common stock to be issued to existing USI stockholders in the Business Combination and use reasonable best efforts to cause such registration statement to become effective by or on the 180th day following the closing of the Business Combination, subject to certain limitations and conditions set forth in the Merger Agreement. There are no penalties associated with delays in registering such shares of common stock under the Merger Agreement.

Listing of Securities

We have applied to continue the listing of our common stock and warrants on NASDAQ under the new symbols “USI” and “USIW,” respectively, upon the closing of the Business Combination.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding (i) the actual beneficial ownership of our common stock as of the record date (pre-Business Combination) and (ii) expected beneficial ownership of our common stock immediately following consummation of the Business Combination (post-Business Combination), assuming that no public shares of the Company are redeemed, and alternatively the maximum number of shares of the Company are redeemed, by:

•         each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our common stock;

•         each of our current executive officers and directors;

•         each person who will become a named executive officer or director of the Company post-Business Combination; and

•         all executive officers and directors of the Company as a group pre-Business Combination and post-Business Combination.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, the initial stockholders and/or their affiliates may enter into a written plan to purchase the Company’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. See “Risk Factors — Risks Related to Hennessy Capital and the Business Combination — Our initial stockholders and/or their affiliates may enter into agreements concerning our securities prior to the special meeting, which may have the effect of increasing the likelihood of consummation of the Business Combination, decreasing the value of our common stock or reducing the public “float” of our common stock.” The ownership percentages listed below do not include any such shares that may be purchased after the record date.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The expected beneficial ownership of our common stock pre-Business Combination is based on 24,949,885 shares of common stock issued and outstanding as of the record date.

The expected beneficial ownership percentages set forth in the table below with respect to Hennessy Capital following the Business Combination do not take into account (i) the issuance of any shares upon completion of the Business Combination under the proposed Incentive Plan (ii) the issuance of any shares of Hennessy Capital preferred stock convertible into shares of Hennessy Capital common stock pursuant to the potential PIPE Financing or (iii) any or all of the 35,040,664 warrants to purchase up to a total of 17,520,332 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in Hennessy Capital will be different.

The expected beneficial ownership of shares of our common stock post-Business Combination assuming none of our public shares are redeemed has been determined based upon the following: (i) no Hennessy Capital stockholder has exercised its redemption rights to receive cash from the trust account in exchange for its shares of Hennessy Capital common stock and we have not issued any additional shares of our common stock and (ii) there will be an aggregate of 32,123,814 shares of our common stock issued and outstanding at closing.

The expected beneficial ownership of shares of our common stock post-Business Combination assuming 3.5 million public shares have been redeemed has been determined based on the following: (i) Hennessy Capital stockholders (other than the stockholders listed in the table below) have exercised their redemption rights with respect to 3.5 million shares of our common stock and (ii) there will be an aggregate of 28,623,814 shares of our common stock issued and outstanding at closing.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Before the Business Combination		After the Business Combination
	Assuming No Redemption		Assuming No Redemption		Assuming Redemption of 3,500,000 Shares
	Number of Shares	%	Number of Shares	%	Number of Shares	%
Name and Address of Beneficial Owners(1)

Hennessy Capital Partners II LLC (our Sponsor)(2)	4,549,977	18.2	4,549,977	14.2	4,549,977	15.9
Daniel J. Hennessy(2)	4,549,977	18.2	4,549,977	14.2	4,549,977	15.9
Paul J. Glazer/Glazer Capital, LLC(5)	1,851,116	7.4	1,851,116	5.8	1,851,116	6.5
Leo William Varner, Jr.	—	—	341,619	1.1	341,619	1.2
William T. Allen	—	—	19,795	*	19,795	*
Bradley Bell(3)(4)	50,000	*	50,000	*	50,000	*
Richard Burns(3)	50,000	*	50,000	*	50,000	*
Kevin M. Charlton(3)	200,000	*	200,000	*	200,000	*
Nicholas A. Petruska(3)	35,000	*	35,000	*	35,000	*
Peter Shea(3)	50,000	*	50,000	*	50,000	*
Thomas J. Sullivan(3)	50,000	*	50,000	*	50,000	*
Michael Kestner	—	—	—	—	—	—
Curt Petersen	—	—	125,406	*	125,406	*
All directors and officers as a group (Pre-Business Combination) (7 persons)	4,984,977	20.0	4,984,977	15.5	4,984,977	17.4
All directors and officers as a group (Post-Business Combination) (8 persons)	4,984,977	20.0	5,336,797	16.6	5,336,797	18.6

____________

*         Indicates percentage of less than one percent.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is 700 Louisiana Street, Suite 900, Houston, Texas 77002.

(2)      These shares represent the founder shares held by our Sponsor. Daniel J. Hennessy, our Chairman and Chief Executive Officer, is the sole managing member of Hennessy Capital LLC, the sole managing member of our Sponsor. Consequently, Mr. Hennessy may be deemed the beneficial owner of the founder shares held by our Sponsor and has sole voting and dispositive control over such securities. Mr. Hennessy disclaims beneficial ownership over any securities owned by our Sponsor in which he does not have any pecuniary interest.

(3)      Each of Messrs. Bell, Burns, Charlton, Petruska, Shea and Sullivan may also be deemed the beneficial owner of certain of the founder shares held by our Sponsor by virtue of their ownership of membership interests in the Sponsor, but each disclaims beneficial ownership of such shares except to the extent of a pecuniary interest therein.

(4)      Shares are held through The Bradley J. Bell Trust, of which Mr. Bell is trustee and over which he has voting and dispositive control.

(5)      According to a Schedule 13G filed with the SEC on February 19, 2016, Paul J. Glazer and Glazer Capital, LLC reported beneficial ownership of an aggregate of 1,851,116 shares, including shared voting power with certain affiliated entities over all 1,851,116 shares beneficially owned and shared dispositive power with certain affiliated entities over all 1,851,116 shares beneficially owned. Mr. Glazer does not directly own any shares, but he does indirectly own 1,851,116 shares in his capacity as (i) the managing member of Paul J. Glazer, LLC, a Delaware limited liability company, which in turn serves as the general partner of Glazer Capital Management L.P.,(“GCM”) and Glazer Enhanced Fund, L.P. (“GEF”) both Delaware limited partnerships and (ii) the managing member of Glazer Capital, LLC (“GCL”) which in turn serves as the investment manager of GCM, GEF, Glazer Offshore Fund, Ltd. (“GOF”) and Glazer Enhanced Offshore Fund, Ltd.(“GEOF”) both Cayman Islands corporations. In addition, GCL manages on a discretionary basis separate accounts for two unrelated entities that own shares (collectively, the “Separate Accounts”). Although Mr. Glazer does not directly own any shares, Mr. Glazer is deemed to beneficially own the 1,851,116 shares of Common Stock held by GOF, GEOF, GCM, GEF and the Separate Accounts. Glazer Capital, LLC lists its address as 250 W. 55th Street, Suite 30A, New York, New York 10019 in such filing. The Schedule 13G may not reflect current holdings of our common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Hennessy Capital Related Person Transactions

In May 2015, our Sponsor purchased 5,031,250 founder shares for an aggregate purchase price of $25,000, or approximately $0.005 per share. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20.0% of the outstanding shares upon completion of our IPO. In May 2015, our Sponsor transferred 50,000 founder shares to each of Messrs. Bell, Sullivan, Burns and Shea, 35,000 founder shares to Mr. Petruska, 200,000 founder shares to Mr. Charlton and 5,000 founder shares to Charles B. Lowrey II, an advisor to the Company. The Sponsor agreed to forfeit up to 656,250 founder shares to the extent that the over-allotment option in our IPO was not exercised in full by the underwriters. The forfeiture was to occur if the over-allotment option was not exercised in full by the underwriters so that the initial stockholders would own 20.0% of our issued and outstanding shares after the IPO. On August 4, 2015, our Sponsor forfeited 41,273 of its founder shares.

Our Sponsor has purchased an aggregate of 15,080,756 placement warrants for a purchase price of $0.50 per warrant in a private placement that occurred simultaneously with the closing of our IPO. As such, our Sponsor’s interest is valued at approximately $7,540,000. Each placement warrant entitles the holder to purchase one-half of one share for $5.75 (or $11.50 per whole share). The placement warrants (including the common stock issuable upon exercise of the placement warrants) are not transferable, assignable or salable until 30 days after the completion of our initial business combination and they are non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the placement warrants are held by someone other than the Sponsor or its permitted transferees, the placement warrants will be redeemable by Hennessy Capital and exercisable by such holders on the same basis as the warrants included in the units sold in the IPO. Otherwise, the placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO and have no net cash settlement provisions.

Our initial stockholders and holders of the placement warrants are entitled to registration rights pursuant to a registration rights agreement entered into in connection with our IPO. Our initial stockholders and holders of the placement warrants will be entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by Hennessy Capital. Hennessy Capital will bear the expenses incurred in connection with the filing of any such registration statements. There are no penalties associated with delays in registering the securities under the registration rights agreement.

If any of our officers or directors (other than our independent directors) becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us. Our executive officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

We have entered into an Administrative Services Agreement with Hennessy Capital LLC, an affiliate of our Sponsor, pursuant to which we will pay a total of $10,000 per month for office space, utilities and secretarial support. Services commenced on July 22, 2015, the date our securities were first listed on The NASDAQ Capital Market. Upon the earlier of the completion of the Business Combination or our liquidation, we will cease paying these monthly fees. We will also pay Mr. Petruska, our Chief Financial Officer, $11,650 per month for his services during the first 12 months following the consummation of this offering and $8,300 per month thereafter (for a maximum of 12 additional months) and $150,000 in cash upon the successful completion of our initial business combination.

Accordingly, in the event the consummation of our initial business combination takes the maximum 24 months, our Sponsor and its affiliates will be paid a total of $240,000 ($10,000 per month) for office space, utilities and secretarial support and will be entitled to be reimbursed for out-of-pocket expenses. In the event the consummation of our initial business combination takes the maximum 24 months, Mr. Petruska will be paid a total of $239,400 for his services.

Our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Prior to the IPO, Hennessy Capital LLC, an affiliate of our Sponsor, provided a loan in an aggregate amount of $237,500 to us under an unsecured promissory note and in advances, to be used for a portion of the expenses of our IPO. These loans and advances were non-interest bearing and unsecured and were repaid in July 2015 upon the closing of our IPO from the IPO proceeds. The value of our Sponsor’s interest in that transaction corresponds to the principal amount outstanding under any such loan.

In addition, in order to possibly finance transaction costs in connection with the Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete the Business Combination, we would repay such loaned amounts. In the event that the Business Combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,000,000 of such loans may be convertible into warrants of the post business combination entity at a price of $0.50 per warrant at the option of the lender. The warrants would be identical to the placement warrants issued to the Sponsor. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

After the Business Combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. The amount of such compensation is not presently known, as it will be up to the directors of the post-combination business to determine executive and director compensation.

USI Related Person Transactions

One of USI’s locations purchases materials from Ply Gem Holdings, Inc. (“Ply Gem”), of which Gary Robinette, one of USI’s existing board members, is the Chairman, Chief Executive Officer and President. Payments by USI to Ply Gem totaled approximately $825,000, $396,000 and $647,000 for the years ended December 31, 2015, 2014, and 2013, respectively. Accounts payable by USI to Ply Gem totaled approximately $43,000 and $34,000 as of December 31, 2015 and 2014, respectively.

USI provided loans to certain employees and directors for the amount of tax withholdings on vested shares of restricted stock. The loans bear an interest rate ranging from 0.95% to 1.86% and are due upon employee termination or a change in control of USI as described in the restricted stock agreements. As of December 31, 2015 and December 31, 2014, the loans amounted to $238,000 and $27,000, respectively.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Business Combination, our board of directors will adopt a written related person transaction policy that will set forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will promptly communicate such information to our audit committee or another independent body of our board of directors. No related person transaction will be entered into without the approval or ratification of our audit committee or another independent body of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our audit committee or another independent body of our board of directors in determining whether or not to approve or ratify a related person transaction, although such determinations will be made in accordance with Delaware law.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Hennessy Capital

Price Range of Hennessy Capital Securities

Our units, common stock, and warrants are each quoted on NASDAQ under the symbols “HCACU,” “HCAC” and “HCACW,” respectively. Our units commenced public trading on July 23, 2015; our common stock and warrants each commenced separate public trading on September 11, 2015.

The following table includes the high and low sales prices for our units, common stock and warrants for the periods presented.

	Shares		Warrants		Units
Period	High	Low	High	Low	High	Low
2015:
July 23, 2015 through September 30, 2015(1)	—	—	$0.29	$0.24	$10.05	$9.86
Fourth Quarter	$9.70	$9.50	$0.30	$0.14	$9.99	$9.58
2016:
First Quarter	$9.83	$9.52	$0.20	$0.13	$9.85	$9.67
Second Quarter(2)	$9.90	$9.68	$0.36	$0.15	$10.20	$9.83

____________

(1)      Beginning July 23, 2015 for the Units and September 11, 2015 for the Warrants. No shares of our common stock traded during the period ended September 30, 2015.

(2)      Through May 13, 2016.

On April 1, 2016, the trading date before the public announcement of the Business Combination, the closing sales price of the Company’s units, common stock and warrants were $9.83, $9.68 and $0.15, respectively.

Dividend Policy of Hennessy Capital

Hennessy Capital has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to or following the completion of the Business Combination. It is the present intention of Hennessy Capital to retain any earnings for use in its business operations and, accordingly, Hennessy Capital does not anticipate the board of directors declaring any dividends in the foreseeable future. Under the credit agreement we expect to enter into in connection with the new debt facilities, we anticipate that the payment of dividends and distributions generally will be restricted, subject to certain negotiated exceptions.

USI

Price Range of USI Securities

Historical market price information regarding USI is not provided because there is no public market for USI’s common stock.

USI has not paid any cash dividends during the past three years.

As of the date of this proxy statement, USI Parent was the sole stockholder of USI common stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of our independent registered public accounting firm, WithumSmith+Brown, PC, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

If the Business Combination is completed, Deloitte & Touche LLP will audit the financial statements of the Company for the year ending December 31, 2016.

The audited financial statements of Hennessy Capital Acquisition Corp. II as of December 31, 2015, and for the period from April 29, 2015 (inception) to December 31, 2015, included in this proxy statement have been so included in reliance on a report of WithumSmith+Brown, PC, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The consolidated financial statements of USI Senior Holdings, Inc. as of December 31, 2015 and December 31, 2014, and for each of the three fiscal years in the period ended December 31, 2015, included in this proxy statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

APPRAISAL RIGHTS

Our stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement and the accompanying Annual Report on Form 10-K for the year ended December 31, 2015. Upon written or oral request, we will deliver a separate copy of this proxy statement and the accompanying Annual Report on Form 10-K for the year ended December 31, 2015 to any stockholder at a shared address to which a single copy of this proxy statement as well as the accompanying Annual Report on Form 10-K for the year ended December 31, 2015 was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement as well as the accompanying Annual Report on Form 10-K for the year ended December 31, 2015 may likewise request that we deliver single copies of our proxy statement and the accompanying Annual Report on Form 10-K for the year ended December 31, 2015 in the future. Stockholders may notify us of their requests by calling or writing us at our principal executive offices at 700 Louisiana Street, Suite 900 Houston, Texas 77002.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

If you intend to present a proposal at the 2017 annual meeting of stockholders, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Company. Our Secretary must receive this notice at the principal executive offices of the Company no earlier than         , 2017 and no later than         , 2017; provided, however, that in the event that the 2017 annual meeting is called for a date that is not within 45 days before or after the anniversary of the special meeting, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the 2017 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2017 annual meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2017 annual meeting is first made by the Company.

If you intend to present a proposal at the 2017 annual meeting, or if you want to nominate one or more directors at the 2017 annual meeting, you must comply with the advance notice provisions of our bylaws. You may contact our Chairman and Chief Executive Officer at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

If you intend to have your proposal included in our proxy statement and proxy card for our 2017 annual meeting, the proposal must be received at our principal executive offices by         , 2017, but if the 2017 annual meeting is called for a date that is not within 30 days before or after the anniversary of the special meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials for our 2017 annual meeting of stockholders. Stockholder proposals for the 2017 annual meeting must comply with the notice requirements described in this paragraph and the other requirements set forth in SEC Rule 14a-8 to be considered for inclusion in our proxy materials relating to our 2017 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Hennessy Capital’s SEC filings, including this proxy statement as well as the accompanying Annual Report on Form 10-K for the year ended December 31, 2015, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Nicholas A. Petruska, Executive Vice President,
Chief Financial Officer and Secretary
Hennessy Capital Acquisition Corp. II
700 Louisiana Street, Suite 900
Houston, Texas 77002
Tel: (713) 300-8242
Email: npetruska@hennessycapllc.com

You may also obtain these documents by requesting them in writing or by telephone from Hennessy Capital’s proxy solicitation agent at the following address and telephone number:

Morrow & Co., LLC
470 West Avenue
Stamford CT 06902
Tel: (800) 662-5200 (toll-free) or
(203) 658-9400 (banks and brokers can call collect)
Email: hennessyII.info@morrowco.com

If you are a stockholder of Hennessy Capital and would like to request documents, please do so by         , 2016, in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement as well as the accompanying Annual Report on Form 10-K for the year ended December 31, 2015 relating to Hennessy Capital has been supplied by Hennessy Capital, and all such information relating to USI has been supplied by USI. Information provided by either Hennessy Capital or USI does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Hennessy Capital for the special meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, the Company or USI that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

Index to Financial Statements

HENNESSY CAPITAL ACQUISITION CORP. II

UNAUDITED CONDENSED FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS

USI SENIOR HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

HENNESSY CAPITAL ACQUISITION CORP. II

CONDENSED BALANCE SHEETS

	March 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets –
Cash	$1,594,000	$2,004,000
Prepaid expenses	85,000	50,000
Total current assets	1,679,000	2,054,000
Non-current assets –
Cash and investments held in Trust Account	199,766,000	199,654,000
Total assets	$201,445,000	$201,708,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$166,000	$44,000
Accrued liabilities	2,092,000	28,000
Accrued franchise taxes	92,000	125,000
Total current liabilities	2,350,000	197,000

Other liabilities –
Deferred underwriting compensation	7,185,000	7,185,000
Total liabilities	9,535,000	7,382,000
Common stock subject to possible redemption; 18,690,977 and 18,932,591 shares, respectively, at March 31, 2016 and December 31, 2015 (at redemption value of approximately $10.00 per share)	186,910,000	189,326,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized shares, none issued or outstanding	—	—
Common stock, $0.0001 par value, 45,000,000 authorized shares, 6,258,908 and 6,017,294 shares, respectively, issued and outstanding (excluding 18,690,977 and 18,932,591 shares, respectively, subject to possible redemption) at March 31, 2016 and December 31, 2015	1,000	1,000
Additional paid-in-capital	7,685,000	5,269,000
Accumulated deficit	(2,686,000)	(270,000)
Total stockholders’ equity	5,000,000	5,000,000
Total liabilities and stockholders’ equity	$201,445,000	$201,708,000

See accompanying notes to condensed financial statements

HENNESSY CAPITAL ACQUISITION CORP. II

CONDENSED STATEMENT OF OPERATIONS

For the three months ended March 31, 2016
(unaudited)
Revenues	$—
General and administrative expenses	2,528,000
Loss from operations	(2,528,000)
Other income – Interest income on Trust Account	112,000
Net loss	$(2,416,000)
Weighted average common shares outstanding:
Basic and diluted	6,110,000
Net loss per common share:
Basic and diluted	$(0.40)

See accompanying notes to condensed financial statements

HENNESSY CAPITAL ACQUISITION CORP. II

CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY
For the three months ended March 31, 2016
(unaudited)

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Equity
Balance, December 31, 2015	6,017,294	$1,000	$5,269,000	$(270,000)	$5,000,000

Change in proceeds subject to possible redemption	241,614	—	2,416,000	—	2,416,000
Net loss	—	—	—	(2,416,000)	(2,416,000)
Balance, March 31, 2016 (unaudited)	6,258,908	$1,000	$7,685,000	$(2,686,000)	$5,000,000

See accompanying notes to condensed financial statements

HENNESSY CAPITAL ACQUISITION CORP. II

CONDENSED STATEMENT OF CASH FLOWS

For the three months ended March 31, 2016
(unaudited)
Cash flow from operating activities:
Net loss	$(2,416,000)
Adjustments to reconcile net loss to net cash used in operations:
Increase in prepaid expenses	(35,000)
Increase in accounts payable, accrued liabilities and accrued franchise taxes	2,153,000
Trust income retained in Trust Account	(112,000)
Net cash used in operating activities	(410,000)
Net decrease in cash	(410,000)
Cash at beginning of period	2,004,000
Cash at end of period	$1,594,000

See accompanying notes to condensed financial statements

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Condensed Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General:

Hennessy Capital Acquisition Corp. II (the “Company”) was incorporated in Delaware on April 29, 2015. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At March 31, 2016, the Company had not commenced any operations. All activity for the period from April 29, 2015 (inception) through March 31, 2016 relates to the Company’s formation and the initial public offering (“Public Offering”) described below and, subsequent to the Public Offering, locating and completing a suitable Initial Business Combination. The Company has not and will not generate any operating revenues until after completion of a suitable Initial Business Combination, at the earliest. The Company has generated non-operating income in the form of investment income on cash and investments from the proceeds of the Public Offering. The Company has selected December 31st as its fiscal year end.

Sponsor and Financing:

The Company’s sponsor is Hennessy Capital Partners II LLC, a Delaware limited liability corporation (the “Sponsor”). The registration statement for the Public Offering (as described in Note 4) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on July 22, 2015. The Company intends to finance an Initial Business Combination with proceeds from the approximately $199,599,000 of the gross proceeds from the Public Offering (including approximately $24,599,000 from the underwriters’ partial exercise of their over-allotment option — Note 4) and approximately $7,540,000 of gross proceeds (including approximately $590,000 resulting from the underwriters’ partial exercise of their over-allotment option) from the private placement (Notes 4 and 5). Upon the closing of the Public Offering and the private placement, approximately $199,599,000 was deposited in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”) as discussed below. As a result of the underwriters’ exercising less than the full over-allotment option, the Sponsor forfeited 41,273 shares of its common stock as described in Notes 4, 5 and 7.

The Trust Account:

The funds in the Trust Account may be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds of the Public Offering outside the Trust Account may be used to pay for business, legal and accounting due diligence expenses for prospective acquisition targets and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, or working capital expenses, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; or (ii) the redemption of 100% of the shares of common stock included in the Units (as defined below) sold in the Public Offering if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Public Offering (subject to the requirements of law).

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Condensed Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Initial Business Combination:

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating an Initial Business Combination with a Target Business. As used herein, “Target Business” must be one or more businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the Initial Business Combination. There is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable or amounts released to the Company for working capital expenses, or (ii) provide stockholders with the opportunity to have their shares redeemed by the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable or amounts released to the Company for working capital expenses. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to redeem their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by NASDAQ rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares (as defined below) in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable or amounts released to the Company for working capital expenses. As a result, such shares of common stock are recorded at redemption amount and classified as temporary equity subsequent to the completion of the Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 480, “Distinguishing Liabilities from Equity.”

The Company will only have 24 months from the closing date of the Public Offering to complete its Initial Business Combination. If the Company does not complete an Initial Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares for a per share pro rata portion of the Trust Account, including interest, but less taxes payable or amounts released to the Company for working capital expenses (less up

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Condensed Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

to $50,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The initial stockholders have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their initial shares; however, if the initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete an Initial Business Combination within the required time period.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

NOTE 2 — AGREEMENT FOR BUSINESS COMBINATION

The Business Combination

Subsequent to March 31, 2016, on April 1, 2016, the Company entered into an Agreement and Plan of Merger (as it may be amended, the “Merger Agreement”) with USI Senior Holdings, Inc. (“USI Parent”), a wholly owned subsidiary of the Company, and North American Direct Investment Holdings, LLC, solely in its capacity as the Stockholder Representative (the “Stockholder Representative”). Pursuant to the Merger Agreement, the Company will acquire all of the outstanding capital stock of USI Parent through a merger of a wholly owned subsidiary of the Company with and into USI Parent, with USI Parent surviving such merger as a direct wholly owned subsidiary of the Company (the “Business Combination”). USI Parent, through its subsidiaries, conducts its business under the “United Subcontractors, Inc.” name. USI Parent and its consolidated subsidiaries are referred to hereafter collectively as “USI.”

USI is a leading provider of installation, construction and distribution services to the residential and commercial construction markets in the United States, with 43 locations serving customers in 13 states. Approximately 78% of USI’s net sales for the year ended December 31, 2015 was derived from sales to the United States residential new construction market. USI operates in two distinct segments: Installation Services and Construction Services. USI’s Installation Services segment primarily installs and distributes fiberglass, cellulose and spray foam insulation and benefits from the sale of additional complementary building products such as windows, doors, mirrors, shower enclosures, closet components, shelving, fireplaces, garage doors and gutters. USI’s Construction Services segment provides planning, logistics, procurement and project management services for all phases of home shell construction. Together, these two segments provide complementary solutions to homebuilders that enable cross selling of installation and construction services. USI is headquartered in St. Paul, Minnesota.

The Business Combination will be accounted for as an acquisition of USI (the accounting acquiree) by the Company (the accounting acquirer) since, immediately following completion of the transaction, the stockholders of the Company immediately prior to the Business Combination will have effective control of USI Holdings, Inc., the post-combination company, through their approximate 78% ownership interest in the combined entity, assuming no share redemptions (approximately 75% in the event of maximum share redemptions), and their ability to elect a majority of the board of directors of the post-combination company. Accordingly, the consolidated assets and liabilities of USI need to be revalued to fair value at the acquisition date including the establishment of intangible assets acquired. The foregoing ownership percentages are based on a number of assumptions (as described below) and are subject to adjustment in accordance with the terms of the Merger Agreement.

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Condensed Financial Statements

NOTE 2 — AGREEMENT FOR BUSINESS COMBINATION (cont.)

Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under GAAP (as defined below), expands disclosures about fair value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in FASB ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Merger Consideration and Acquisition Financing

Pursuant to the Merger Agreement, the aggregate merger consideration for the Business Combination is $348.5 million, subject to certain adjustments set forth in the Merger Agreement for USI’s cash, indebtedness, working capital and certain unpaid transaction expenses (other than USI’s expenses incurred in connection with the preparation of the Company’s definitive proxy statement relating to the Business Combination (the “Proxy Statement”) and meetings with the Company’s stockholders) and potential increase for certain “permitted acquisitions,” if any, consummated by USI prior to the closing of the Business Combination (the “Total Merger Consideration”). The Company will pay the Total Merger Consideration partially in cash (the “Cash Consideration”) and partially in newly issued shares of its common stock at a value of $10.00 per share (the “Stock Consideration”), as follows:

•       The Cash Consideration represents the cash the Company will have available at closing to pay the Total Merger Consideration. The Cash Consideration will equal (i) the Aggregate Cash Amount (as defined below), minus (ii) repayment of USI’s existing credit facility indebtedness, minus (iii) the amount of the Company’s transaction expenses (including USI’s expenses incurred in connection with the preparation of the Proxy Statement and meetings with the Company’s stockholders), minus (iv) the estimated unpaid transaction expenses of USI, to the extent that such expenses exceed USI’s estimated cash on hand at closing.

•       Upon closing of the Business Combination, $30.0 million of the Cash Consideration will be paid to holders of USI Parent preferred stock (in respect of the aggregate liquidation value of their shares of preferred stock), $3.0 million will be deposited into a purchase price adjustment escrow, $1.5 million will be deposited into an account designated by the Stockholder Representative, and the remaining Cash Consideration will be paid to holders of USI Parent common stock (including restricted stock).

•       If the amount contained in item (iii) above is greater than the Company estimates, the Cash Consideration will decrease by such amount, and the Stock Consideration will increase by a corresponding amount. Conversely, if the amount contained in item (iii) above is less than the Company estimates, the Cash Consideration will increase by such amount, and the Stock Consideration will decrease by a corresponding amount.

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Condensed Financial Statements

NOTE 2 — AGREEMENT FOR BUSINESS COMBINATION (cont.)

•       The Stock Consideration will equal the Total Merger Consideration minus the Cash Consideration, divided by $10.00 per share, and will be approximately 7.06 million shares of the Company’s common stock, assuming (i) the working capital adjustment is zero, (ii) USI does not complete any “permitted acquisitions” prior to the closing of the Business Combination, (iii) USI indebtedness and transaction expenses, taken together, exceed USI’s cash on hand at closing, and (iv) USI will use any excess cash on hand at closing, net of its unpaid transaction expenses, to repay USI’s existing credit facility indebtedness. The Stock Consideration will fluctuate if any of these assumptions proves inaccurate, as follows:

•       if there is a working capital adjustment at closing in USI’s favor, USI completes one or more permitted acquisitions prior to the closing of the Business Combination, or USI’s cash on hand at closing exceeds the sum of USI indebtedness and unpaid transaction expenses, the Total Merger Consideration will increase, and the aggregate Stock Consideration will increase by one share of the Company’s common stock for each $10.00 of such increase in Total Merger Consideration; and

•       if there is a working capital adjustment at closing in the Company’s favor or if USI’s indebtedness (other than USI’s existing credit facility indebtedness) is greater than the Company estimates, the Total Merger Consideration will decrease, and the aggregate Stock Consideration will decrease by one share of the Company’s common stock for each $10.00 of such decrease in Total Merger Consideration.

The Cash Consideration will be funded through a combination of (i) cash held in the Trust Account after the Redemption Offer (as defined below), (ii) the amount raised (expected to be $100.0 million) pursuant to the new $100.0 million senior secured term loan credit facility which the Company expects to enter into at the closing of the Business Combination with GSO Capital Partners LP (the “Debt Financing”), and (iii) the net proceeds, if any, received from the potential sale (at the Company’s option) of up to $35 million of the Company’s convertible preferred stock in a private placement to one or more institutional investors and any other issuance, sale and delivery of the Company’s equity securities pursuant to the Merger Agreement or as otherwise approved by USI Parent (the sum of clauses (i), (ii) and (iii) being referred to herein as the “Aggregate Cash Amount”). If the Aggregate Cash Amount (after payment of the Company’s transaction expenses, excluding the commitment and closing fees relating to the Debt Financing and the new $25.0 million senior secured asset-based revolving credit facility the Company expects to enter into at the closing of the Business Combination with Wells Fargo Bank, National Association (the “ABL Facility”) and USI’s expenses incurred in connection with the preparation of the Proxy Statement) is less than $279.599 million at closing of the Business Combination, USI may, at its option, elect to not consummate the Business Combination.

Redemption Offer

Pursuant to the Company’s amended and restated certificate of incorporation and in accordance with the terms of the Merger Agreement, the Company will be providing its public stockholders with the opportunity to redeem their shares of Company common stock for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination (the “Redemption Offer”). The per share redemption price would have been approximately $10.00 at March 31, 2016.

Representations and Warranties and Covenants

Under the Merger Agreement, USI Parent, on the one hand, and the Company, on the other hand, made customary representations and warranties and covenants for transactions of this nature.

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Condensed Financial Statements

NOTE 2 — AGREEMENT FOR BUSINESS COMBINATION (cont.)

Except for certain representations made by USI Parent relating to its capitalization (which survive for a period of one year after the closing of the Business Combination), the representations and warranties made by USI Parent and the Company to each other in the Merger Agreement will not survive the consummation of the Business Combination.

Conditions to Consummation of the Business Combination

Consummation of the transactions contemplated by the Merger Agreement (the “Closing”) is subject to customary conditions of the respective parties, including the approval of the Merger Agreement and the Business Combination by the Company’s stockholders in accordance with the Company’s amended and restated certificate of incorporation and the completion of the Redemption Offer in accordance with the Proxy Statement. Each redemption of public shares by the Company’s public stockholders will decrease the amount in the Company’s Trust Account, which holds approximately $199.8 million as of March 31, 2016 (approximately $0.2 million of which was withdrawn in May 2016 for taxes and working capital purposes). If the Aggregate Cash Amount (after payment of the Company’s transaction expenses, excluding the commitment and closing fees relating to the Debt Financing and the ABL Facility and USI’s expenses incurred in connection with the preparation of the Proxy Statement) is less than $279.599 million at closing of the Business Combination, USI may, at its option, elect to not consummate the Business Combination.

In addition, consummation of the transactions contemplated by the Merger Agreement is subject to other closing conditions, including, among others: (i) the shares of the Company common stock to be issued as the Company stock consideration having been approved for listing on NASDAQ, subject to official notice of issuance, (ii) unless waived by USI, the approval of the proposal to elect three directors to serve as Class I directors on the Company’s board of directors until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified, by stockholders holding a majority of the Company’s outstanding shares of common stock, (iii) Leo William Varner, Jr. and an additional designee selected by USI, subject to the Company’s approval (not to be unreasonably withheld), and notified by USI to the Company within 30 days of April 1, 2016, having been approved and duly elected or appointed to the board of directors of the Company, effective as of the closing of the Business Combination, and the Company having offered each of these members the opportunity to enter into an agreement for indemnification (in addition to the indemnification provided for in the Company’s organizational documents), effective as of the closing, (iv) the Debt Financing having been funded pursuant to the debt commitment letters entered into with GSO Capital Partners LP and Wells Fargo Bank, National Association, (v) the expiration or termination of the regulatory waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and certain other regulatory approvals, if any, (vi) the accuracy of the representations and warranties of the Company and USI Parent (subject in certain cases to certain materiality, knowledge and other qualifications) and the performance by the Company and USI Parent in all material respects of their covenants and agreements required to be performed under the Merger Agreement, and (vii) the Company having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Redemption Offer.

In addition, as discussed above, if the Aggregate Cash Amount (after payment of the Company’s transaction expenses, excluding the commitment and closing fees relating to the Debt Financing and the ABL Facility and USI’s expenses incurred in connection with the preparation of the Proxy Statement) is less than $279.599 million at closing of the Business Combination, USI may, at its option, elect to not consummate the Business Combination.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to closing, including by either party if the transactions contemplated by the

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Condensed Financial Statements

NOTE 2 — AGREEMENT FOR BUSINESS COMBINATION (cont.)

Merger Agreement have not been completed by August 12, 2016; provided that the party seeking to terminate shall not have breached in any material respect its obligations in any manner that has proximately caused the failure to consummate the Business Combination. If the Merger Agreement is validly terminated, no party thereto will have any liability or any further obligation to any other party under the Merger Agreement, with certain limited exceptions, including liability for any knowing or intentional breach of the Merger Agreement.

Registration Rights

Pursuant to the Merger Agreement, the Company has agreed to provide registration rights to the existing common stockholders of USI Parent in respect of the shares of the Company’s common stock to be received by such stockholders in the Business Combination. Pursuant to such agreement, such parties will hold registration rights that obligate the Company to register for resale under the Securities Act, among other shares, all or any portion of the shares of the Company’s common stock that they acquire in connection with the Business Combination. Following the closing of the Business Combination, the Company will register for resale under the Securities Act the shares of common stock issued in connection with the Business Combination and will use reasonable best efforts to cause such registration statement to become effective no later than 180 days after the closing of the Business Combination, subject to certain limitations and conditions set forth in the Merger Agreement.

The Company will pay all registration fees under the Securities Act, all printing expenses and all fees and disbursements of the Company’s legal counsel, the Company’s independent registered public accounting firm and any other persons retained by the Company, and any other expenses incurred by the Company. Each participating common stockholder will pay any discounts, commissions and transfer taxes, if any, attributable to the sale of registrable stock and any other expenses (including the fees and expenses of any separate counsel and other advisors and agents, if any, to such participating common stockholder) incurred by it. In addition, the Company will pay the reasonable fees and expenses of one legal counsel (which fees and expenses shall not exceed $35,000 in the aggregate) to represent the interests of the participating common stockholders.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accompanying interim condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of March 31, 2016 and the results of operations and cash flows for the periods presented. Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year.

The accompanying unaudited interim condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the final prospectus filed by the Company with the SEC on July 23, 2015 and with the audited financial statements as of and for the period ended December 31, 2015 included in the Company’s Annual Report on Form 10-K/A filed with the SEC. All dollar amounts are rounded to the nearest thousand dollars and certain reclassifications have been made to the balance sheet at December 31, 2015 to conform to the current presentation.

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Condensed Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging Growth Company:

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Net Loss Per Common Share:

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period, plus to the extent dilutive the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At March 31, 2016, the Company had outstanding warrants to purchase 17,520,332 shares of common stock. For all periods presented, these shares were excluded from the calculation of diluted loss per share of common stock because their inclusion would have been anti-dilutive. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed financial statements.

Use of Estimates:

The preparation of condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements. Actual results could differ from those estimates.

Offering Costs:

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A—”Expenses of Offering”. Offering costs of approximately $12,568,000 consist of underwriters’ discounts of approximately $11,976,000 (including approximately $7,185,000 of which payment is deferred) and approximately $592,000 of professional, printing, filing, regulatory and other costs associated with the Public Offering were charged to additional paid in capital upon completion of the Public Offering in July and August 2015.

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Condensed Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes under FASB ASC, 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At March 31, 2016 and December 31, 2015, the Company has a deferred tax asset of approximately $165,000 and $90,000, respectively, related to net loss carryforwards (which begin to expire in 2035) and start-up costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2016. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at March 31, 2016. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities.

Redeemable Common Stock

All of the 19,959,908 shares of common stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such common stock under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company does not specify a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital.

Accordingly, at March 31, 2016 and December 31, 2015, 18,690,977 and 18,932,591, respectively, of the 19,959,908 Public Shares are classified outside of permanent equity at their redemption value. The redemption value is equal to the pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable and amounts released for working capital (approximately $10.00 per share at March 31, 2016).

Recent Accounting Pronouncements:

The Company complies with the reporting requirements of FASB ASU No. 2014-10, which eliminated certain financial reporting requirements of companies previously identified as

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Condensed Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

“Development Stage Entities” (Topic 915). The amendments in this ASU simplify accounting guidance by removing all incremental financial reporting requirements for development stage entities. The amendments also reduce date maintenance and, for those entities subject to audit, audit costs by eliminating the requirements for development stage entities to present inception-to-date information in the statements of income, cash flows, and stockholders’ equity. Upon adoption, entities will no longer present or disclose any information required by Topic 915. For private entities and emerging growth companies under the JOBS Act, the amendments are effective for annual reporting periods beginning after December 15, 2015. The Company has elected early adoption and the methodologies prescribed by ASU 2014-10 in the accompanying financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 provides guidance on management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016 and for annual and interim periods thereafter. Early adoption is permitted. The Company has adopted the methodologies prescribed by ASU 2014-15, and the adoption of ASU 2014-15 did not have a material effect on its financial position or results of operations.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4 — PUBLIC OFFERING

In July and August 2015, the Company closed the Public Offering for the sale of 19,959,908 Units at a price of $10.00 per unit (the “Units”) yielding gross proceeds of approximately $199,599,000. The closings occurred on July 28, 2015 with respect to 17,500,000 Units and on August 4, 2015 with respect to 2,459,908 Units related to the partial exercise of the underwriters’ over-allotment option. Each Unit consists of one share of the Company’s common stock, $0.0001 par value (the “Public Shares”) and one redeemable common stock purchase warrant (the “Warrants”). Each Warrant entitles the holder to purchase one-half of one share of common stock at a price of $5.75. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number to determine the number of shares of common stock to be issued to the Warrant holder. Each Warrant will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete the Initial Business Combination on or prior to the 24-month period allotted to complete the Initial Business Combination, the Warrants will expire at the end of such period. The Company has agreed to use its best efforts, following the completion of the Initial Business Combination, to file a new registration statement under the Securities Act to cover the shares of common stock issuable upon the exercise of the Warrants. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of Warrants issued as part of the 19,959,908 Units during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they are exercised on a cashless basis in the circumstances described

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Condensed Financial Statements

NOTE 4 — PUBLIC OFFERING (cont.)

in the warrant agreement. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $24.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

The Company paid an underwriting discount of 2.4% of the gross offering proceeds of the Public Offering to the underwriters at the closing of the Public Offering (approximately $4,790,000), with an additional fee (the “Deferred Discount”) of 3.6% of the gross offering proceeds payable upon the completion of the Initial Business Combination (approximately $7,185,000). The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes the Initial Business Combination.

In addition, on July 28, 2015 and August 4, 2015, the Sponsor paid the Company approximately $7,540,000 in a private placement for the purchase of 15,080,756 warrants at a price of $0.50 per warrant (the “Private Placement Warrants”) - see also Note 5.

Because the underwriters’ exercised less than the full over-allotment option, the Sponsor was required to, and did, forfeit 41,273 of its shares on August 4, 2015 — see also Note 5.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares:

In April 2015, the Sponsor purchased 5,031,250 shares of common stock (the “Founder Shares”) for $25,000, or approximately $0.005 per share. In May 2015, the Sponsor transferred 440,000 shares to the Company’s officers, director nominees and advisor. The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. The Sponsor agreed to forfeit up to 656,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the initial stockholders would own 20.0% of the Company’s issued and outstanding shares after the Public Offering. On August 4, 2015, the Sponsor forfeited 41,273 of its Founder Shares.

The Company’s initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s Initial Business Combination, or earlier if, subsequent to the Company’s Initial Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s Initial Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the Initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Lock Up Period”).

Private Placement Warrants:

Upon the closing of the Public Offering on July 28, 2015 and August 4, 2015, the Sponsor paid the Company approximately $7,540,000 in a private placement for the purchase of the Private Placement Warrants. Each Private Placement Warrant entitles the holder to purchase one-half of one share of common stock at $5.75 per share. The purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering held in the Trust Account pending

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Condensed Financial Statements

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

completion of the Company’s Initial Business Combination. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the Initial Business Combination and they are non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

If the Company does not complete an Initial Business Combination, then the proceeds from the Private Placement Warrants will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants will expire worthless.

Registration Rights:

The Company’s initial stockholders and holders of the Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement entered into in connection with the Public Offering. The Company’s initial stockholders and holders of the Private Placement Warrants will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There are no penalties associated with delays in registering the securities under the registration rights agreement.

Related Party Loans:

As of May 5, 2015, as subsequently amended on July 10, 2015, the Sponsor agreed to loan the Company an aggregate of approximately $238,000 against the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. Between May and July 2015, the Company borrowed approximately $238,000 under the Note. These loans were non-interest bearing and were paid in full upon the closing of the Public Offering on July 28, 2015.

Administrative Services Agreement:

The Company agreed to pay $10,000 a month for office space, utilities and secretarial support to an affiliate of the Sponsor, Hennessy Capital LLC. Services commenced on the date the securities were first listed on the NASDAQ Capital Market and will terminate upon the earlier of the consummation by the Company of an Initial Business Combination or the liquidation of the Company.

The Company pays its Chief Financial Officer $11,650 per month during the first twelve months after the Public Offering and $8,300 per month thereafter and $150,000 in cash upon the successful completion of an Initial Business Combination for his services.

NOTE 6 — TRUST ACCOUNT AND FAIR VALUE MEASUREMENT

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Condensed Financial Statements

NOTE 6 — TRUST ACCOUNT AND FAIR VALUE MEASUREMENT (cont.)

Upon the closing of the Public Offering and the private placement, a total of $199,599,000 was deposited into the Trust Account. All proceeds in the Trust Account may be invested in either U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. Treasuries. In May 2016 and November 2015, approximately $201,000 and $150,000, respectively, were withdrawn from the Trust Account for taxes and working capital.

At March 31, 2016, the proceeds of the Trust Account were invested in U.S. government treasury bills yielding interest of approximately 0.2%. The Company classifies its U. S. government treasury bills and equivalent securities as held-to-maturity in accordance with FASB ASC 320, “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity U.S. government treasury bills are recorded at amortized cost on the accompanying March 31, 2016 balance sheet and adjusted for the amortization or accretion of premiums or discounts.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of March 31, 2016 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In addition, the table presents the carrying value under FASB ASC 320, excluding accrued interest income and gross unrealized holding gains. Since all of the Company’s permitted investments consist of U.S. government treasury bills, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets or liabilities as follows:

Description	Carrying value at March 31, 2016	Gross Unrealized Holding Gains	Quoted Price Prices in Active Markets (Level 1)
Assets:
U.S. government treasury bills	$199,766,000	$8,000	$199,774,000

Description	Carrying value at December 31, 2015	Gross Unrealized Holding Gains	Quoted Price Prices in Active Markets (Level 1)
Assets:
U.S. government treasury bills	$199,654,000	$20,000	$199,674,000

On April 14, 2016, the U.S. government treasury bills held in the Trust Account matured and the proceeds were invested in a money market fund that invests solely in direct U.S. government obligations meeting the applicable conditions of Rule 2a-7 of the Investment Company Act of 1940.

NOTE 7 — STOCKHOLDERS’ EQUITY

Common Stock:

On July 22, 2015, the Company amended and restated its certificate of incorporation to increase the number of its authorized shares of common stock from 29,000,000 shares to 45,000,000 shares. The Company will likely (depending on the terms of the Initial Business Combination) be required to increase the number of shares of common stock which it is authorized to issue in connection with its stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with its Initial Business Combination. Holders of the

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Condensed Financial Statements

NOTE 7 — STOCKHOLDERS’ EQUITY (cont.)

Company’s common stock are entitled to one vote for each share of common stock they own. In July and August, 2015, a total of 19,959,908 shares of common stock were issued as part of the Units in the Public Offering (including Units issued in connection with the partial exercise of the underwriters’ over-allotment option) and in August 2015 41,273 Founder Shares were forfeited resulting in 24,949,885 shares of common stock issued and outstanding, including 18,690,977 and 18,932,591 shares, respectively, subject to redemption at March 31, 2016 and December 31, 2015.

Preferred Stock:

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At March 31, 2016 and December 31, 2015, there were no shares of preferred stock issued and outstanding.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

The Company has entered into engagement letters or agreements with various consultants, advisors, professionals and others in connection with the Business Combination. The services under these engagement letters and agreements are material in amount and in some instances include contingent or success fees. The Company estimates that its total transaction costs for the Business Combination will aggregate approximately $24.2 million (including the deferred underwriting compensation and original issue discount on the Debt Financing). In most instances, these engagement letters and agreements specifically provide that such counterparties waive their rights to seek repayment from the funds in the Trust Account. A substantial portion of these costs (including contingent or success fees and ongoing accrued transactions costs, but not the $7,185,000 deferred underwriting compensation) will be charged to operations in the quarter that the Business Combination is consummated. Further, USI’s expenses for the Business Combination are estimated to aggregate approximately $9.9 million. See also Note 2 for further information regarding the Business Combination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Hennessy Capital Acquisition Corp. II:

We have audited the accompanying balance sheet of Hennessy Capital Acquisition Corp. II (the “Company”) as of December 31, 2015, and the related statements of operations, stockholders’ equity and cash flows for the period from April 29, 2015 (inception) to December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hennessy Capital Acquisition Corp. II as of December 31, 2015, and the results of its operations and its cash flows for the period from April 29, 2015 (inception) to December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ WithumSmith + Brown, PC

New York, New York

February 18, 2016

HENNESSY CAPITAL ACQUISITION CORP. II

BALANCE SHEET

December 31, 2015

ASSETS
Current assets –
Cash	$2,004,000
Prepaid expenses	50,000
Total current assets	2,054,000

Non-current assets –
Cash and investments held in Trust Account	199,654,000
Total assets	$201,708,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities – Accounts payable and accrued liabilities	$197,000

Other liabilities –
Deferred underwriting compensation	7,185,000
Total liabilities	7,382,000

Common stock subject to possible redemption; 18,932,591 shares (at redemption value of approximately $10.00 per share)	189,326,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—
Common stock, $0.0001 par value, 45,000,000 authorized shares, 6,017,294 shares issued and outstanding (excluding 18,932,591 shares subject to possible redemption)	1,000
Additional paid-in-capital	5,269,000
Accumulated deficit	(270,000)
Total stockholders’ equity	5,000,000
Total liabilities and stockholders’ equity	$201,708,000

See accompanying notes to financial statements

HENNESSY CAPITAL ACQUISITION CORP. II

STATEMENTS OF OPERATIONS

For the period from April 29, 2015 (inception) to December 31, 2015
Revenues	$—
General and administrative expenses	475,000
Loss from operations	(475,000)
Other income – Investment income on
Trust Account	205,000
Net loss attributable to common stock	$(270,000)
Weighted average common shares outstanding:
Basic and diluted	5,652,000
Net loss per common share:
Basic and diluted	$(0.05)

See accompanying notes to financial statements

HENNESSY CAPITAL ACQUISITION CORP. II

STATEMENT OF STOCKHOLDERS’ EQUITY

For the period from April 29, 2015 (inception) to December 31, 2015

			Additional
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Sale of common stock to Sponsor at $0.005 per share	5,031,250	$1,000	$24,000	$—	$25,000
Sale of Units to the public in July and August 2015 at $10.00 per unit	19,959,908	2,000	199,597,000	—	199,599,000
Underwriters’ discount and offering expenses	—	—	(12,568,000)	—	(12,568,000)
Sale of 15,080,756 Private Placement Warrants in July and August 2015 at $0.50 per warrant	—	—	7,540,000	—	7,540,000
Founder shares forfeited	(41,273)	—	—	—	—
Proceeds subject to possible redemption of 18,932,591 shares at redemption value	(18,932,591)	(2,000)	(189,324,000)	—	(189,326,000)
Net loss attributable to common stock	—	—	—	(270,000)	(270,000)
Balances, December 31, 2015	6,017,294	$1,000	$5,269,000	$(270,000)	$5,000,000

See accompanying notes to financial statements

HENNESSY CAPITAL ACQUISITION CORP. II

STATEMENT OF CASH FLOWS

For the period from April 29, 2015 (inception) to December 31, 2015
Cash flow from operating activities:
Net loss attributable to common stock	$(270,000)
Adjustments to reconcile net loss to net cash used in operations:
Increase in prepaid expenses	(50,000)
Increase in accounts payable and accrued liabilities	197,000
Trust income retained in Trust Account	(55,000)
Net cash used in operating activities	(178,000)

Cash flows from investing activities: Cash deposited in Trust Account	(199,599,000)

Cash flows from financing activities:
Proceeds from sale of common stock to Sponsor	25,000
Proceeds from note payable and advances – related party	238,000
Proceeds from sale of Public Offering Units	199,599,000
Proceeds from sale of Private Placement Warrants	7,540,000
Payment of underwriting discounts	(4,790,000)
Payment of offering costs	(593,000)
Payment of note payable and advances – related party	(238,000)
Net cash provided by financing activities	201,781,000

Net increase in cash	2,004,000
Cash at beginning of period	—
Cash at end of period	$2,004,000

Supplemental disclosure of non-cash financing activities:
Deferred underwriters’ commission	$7,185,000

See accompanying notes to financial statements

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General:

Hennessy Capital Acquisition Corp. II (the “Company”) was incorporated in Delaware on April 29, 2015. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At December 31, 2015, the Company had not commenced any operations. All activity for the period from April 29, 2015 (inception) through December 31, 2015 relates to the Company’s formation and the initial public offering (“Public Offering”) described below and subsequent to the Public Offering, efforts have been directed toward locating and completing a suitable Business Combination. The Company has not and will not generate any operating revenues until after completion of a suitable Business Combination, at the earliest. The Company has generated non-operating income in the form of investment income on cash and investments from the proceeds of the Public Offering. The Company has selected December 31st as its fiscal year end. All dollar amounts are rounded to the nearest thousand dollars.

Sponsor and Financing:

The Company’s sponsor is Hennessy Capital Partners II LLC, a Delaware limited liability corporation (the “Sponsor”). The registration statement for the Public Offering (as described in Note 3) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on July 22, 2015. The Company intends to finance a Business Combination with proceeds from the approximately $199,599,000 of the gross proceeds from the Public Offering (including approximately $24,599,000 from the underwriters’ partial exercise of their overallotment option — Note 3) and approximately $7,540,000 of gross proceeds (including approximately $590,000 resulting from the underwriters’ partial exercise of their over-allotment option) from the private placement (Note 4). Upon the closing of the Public Offering and the private placement, approximately $199,599,000 was deposited in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”) as discussed below. As a result of the underwriters’ exercising less than the full overallotment option, the Sponsor forfeited 41,273 shares of its common stock as described in Notes 3, 4 and 5.

The Trust Account:

The funds in the Trust Account may be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds of the Public Offering outside the Trust Account may be used to pay for business, legal and accounting due diligence expenses for prospective acquisition targets and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, or working capital expenses, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; or (ii) the redemption of 100% of the shares of common stock included in the Units (as defined below) sold in the Public Offering if the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering (subject to the requirements of law). In November 2015, $150,000 of interest earned was withdrawn from the Trust for working capital.

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Business Combination:

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with a Target Business. As used herein, “Target Business” must be with one or more businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable or amounts released to the Company for working capital expenses, or (ii) provide stockholders with the opportunity to have their shares redeemed by the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable or amounts released to the Company for working capital expenses. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to redeem their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by NASDAQ rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its Public Shares (as defined below) in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable or amounts released to the Company for working capital expenses. As a result, such shares of common stock are recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 480, “Distinguishing Liabilities from Equity.”

The Company will only have 24 months from the closing date of the Public Offering to complete its initial Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares for a per share pro rata portion of the Trust Account, including interest, but less taxes payable or amounts released to the Company for working capital expenses (less up to $50,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

stockholders, as part of its plan of dissolution and liquidation. The initial stockholders have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their initial shares; however, if the initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

Emerging Growth Company:

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Net Loss Per Common Share:

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus to the extent dilutive the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At December 31, 2015, the Company had outstanding warrants to purchase 17,520,332 shares of common stock. These shares were excluded from the calculation of diluted loss per share of common stock because their inclusion would have been anti-dilutive. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the financial statements.

Use of Estimates:

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Offering Costs:

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A—”Expenses of Offering”. Offering costs of approximately $12,568,000 consist of underwriters’ discounts of approximately $11,976,000 (including approximately $7,185,000 of which payment is deferred) and approximately $593,000 of professional, printing, filing, regulatory and other costs associated with the Public Offering were charged to additional paid in capital upon completion of the Public Offering in July and August 2015.

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes under FASB ASC, 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At December 31, 2015 the Company has a deferred tax asset of approximately $90,000 related to net loss carryforwards (which begin to expire in 2035) and start-up costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2015. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2015. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities.

Redeemable Common Stock

All of the 19,959,908 shares of common stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such common stock under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with ASC 480,

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company does not specify a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital.

Accordingly, at December 31, 2015, 18,932,591 of the 19,959,908 Public Shares are classified outside of permanent equity at their redemption value. The redemption value is equal to the pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable and amounts released for working capital (approximately $10.00 per share at December 31, 2015).

Recent Accounting Pronouncements:

The Company complies with the reporting requirements of FASB ASU No. 2014-10, which eliminated certain financial reporting requirements of companies previously identified as “Development Stage Entities” (Topic 915). The amendments in this ASU simplify accounting guidance by removing all incremental financial reporting requirements for development stage entities. The amendments also reduce date maintenance and, for those entities subject to audit, audit costs by eliminating the requirements for development stage entities to present inception-to-date information in the statements of income, cash flows, and stockholders’ equity. Upon adoption, entities will no longer present or disclose any information required by Topic 915. For private entities and emerging growth companies under the JOBS Act, the amendments are effective for annual reporting periods beginning after December 15, 2015. The Company has elected early adoption and the methodologies prescribed by ASU 2014-10 in the accompanying financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 provides guidance on management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016 and for annual and interim periods thereafter. Early adoption is permitted. The Company has adopted the methodologies prescribed by ASU 2014-15, and does not anticipate that the adoption of ASU 2014-15 will have a material effect on its financial position or results of operations.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Subsequent Events:

Management has evaluated subsequent events to determine if events or transactions occurring after the date of the financial statements were issued, require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require adjustment or disclosure have been recognized or disclosed.

NOTE 3 — PUBLIC OFFERING

In July and August 2015, the Company closed the Public Offering for the sale of 19,959,908 Units at a price of $10.00 per unit (the “Units”) yielding gross proceeds of approximately $199,599,000. The closings occurred on July 28, 2015 with respect to 17,500,000 Units and on August 4, 2015 with respect to 2,459,908 Units related to the partial exercise of the underwriters’ overallotment option. Each Unit consists of one share of the Company’s common stock, $0.0001 par value (the “Public Shares”) and one redeemable common stock purchase warrant (the “Warrants”). Each Warrant entitles the holder to purchase one-half of one share of common stock at a price of $5.75. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number to determine the number of shares of common stock to be issued to the Warrant holder. Each Warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete the Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. The Company has agreed to use its best efforts, following the completion of the Business Combination, to file a new registration statement under the Securities Act to cover the shares of common stock issuable upon the exercise of the warrants. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of Warrants issued as part of the 19,959,908 Units during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they are exercised on a cashless basis in the circumstances described in the warrant agreement. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $24.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

The Company paid an underwriting discount of 2.4% of the gross offering proceeds of the Public Offering to the underwriters at the closing of the Public Offering (approximately $4,790,000), with an additional fee (the “Deferred Discount”) of 3.6% of the gross offering proceeds payable upon the completion of the Business Combination (approximately $7,185,000). The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes the Business Combination.

In addition, on July 28, 2015 and August 4, 2015, the Sponsor paid the Company approximately $7,540,000 in a private placement for the purchase of 15,080,756 warrants at a price of $0.50 per warrant (the “Private Placement Warrants”) — see also Note 4.

Because the underwriters’ exercised less than the full overallotment option, the Sponsor was required to, and did, forfeit 41,273 of its shares on August 4, 2015 — see also Note 4.

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Financial Statements

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares:

In April 2015, the Sponsor purchased 5,031,250 shares of common stock (the “Founder Shares”) for $25,000, or approximately $0.005 per share. In May 2015, the Sponsor transferred 435,000 shares to the Company’s officers and director nominees. The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. The Sponsor agreed to forfeit up to 656,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture was to occur if the over-allotment option was not exercised in full by the underwriters so that the initial stockholders will own 20.0% of the Company’s issued and outstanding shares after the Public Offering. On August 4, 2015, the Sponsor forfeited 41,273 of its Founder Shares.

The Company’s initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Lock Up Period”).

Private Placement Warrants:

Upon the closing of the Public Offering on July 28, 2015 and August 4, 2015, the Sponsor paid the Company approximately $7,540,000 in a private placement for the purchase of the Private Placement Warrants. Each Private Placement Warrant entitles the holder to purchase one-half of one share of common stock at $5.75 per share. The purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering held in the Trust Account pending completion of the Company’s initial Business Combination. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they are non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

If the Company does not complete a Business Combination, then the proceeds from the Private Placement Warrants will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants will expire worthless.

Registration Rights:

The Company’s initial stockholders and holders of the Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement entered into in connection with the Public Offering. The Company’s initial stockholders and holders of the Private Placement Warrants will be entitled to make up to three demands, excluding short form registration demands, that the

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Financial Statements

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There are no penalties associated with delays in registering the securities under the registration rights agreement.

Related Party Loans:

As of May 5, 2015, as subsequently amended on July 10, 2015, the Sponsor agreed to loan the Company an aggregate of approximately $238,000 against the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. Between May and July 2015, the Company borrowed approximately $238,000 under this Note. These loans were non-interest bearing and were paid in full upon the closing of the Public Offering on July 28, 2015.

Administrative Services Agreement:

The Company agreed to pay $10,000 a month for office space, utilities and secretarial support to an affiliate of the Sponsor, Hennessy Capital LLC. Services commenced on the date the securities were first listed on the NASDAQ Capital Market and will terminate upon the earlier of the consummation by the Company of an initial Business Combination or the liquidation of the Company.

The Company pays its Chief Financial Officer $11,650 per month during the first twelve months after the Public Offering and $8,300 per month thereafter and $150,000 in cash upon the successful completion of the Company’s initial Business Combination for his services.

NOTE 5 — TRUST ACCOUNT AND FAIR VALUE MEASUREMENT

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Upon the closing of the Public Offering and the private placement, a total of $199,599,000 was deposited into the Trust Account. All proceeds in the Trust Account may be invested in either U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. Treasuries. In November 2015, $150,000 was withdrawn from the Trust for working capital.

At December 31, 2015, the proceeds of the Trust Account were invested in U.S. treasury bills yielding interest of approximately 0.2%. The Company classifies its United States Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying December 31, 2015 balance sheet and adjusted for the amortization or accretion of premiums or discounts.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2015 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In addition, the table presents the carrying value under ASC 320, excluding accrued interest income and gross unrealized holding gains. Since all of the Company’s permitted investments consist of

HENNESSY CAPITAL ACQUISITION CORP. II
Notes to Financial Statements

NOTE 5 — TRUST ACCOUNT AND FAIR VALUE MEASUREMENT (cont.)

U.S. government treasury bills, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets or liabilities as follows:

Description	Carrying value at December 31, 2015	Gross Unrealized Holding Gains	Quoted Price Prices in Active Markets (Level 1)
Assets:
U.S. Government Treasury Bills	$199,654,000	$20,000	$199,674,000

NOTE 6 — STOCKHOLDERS’ EQUITY

Common Stock:

On July 22, 2015, the Company amended and restated its certificate of incorporation to increase the number of its authorized shares of common stock from 29,000,000 shares to 45,000,000 shares. The Company will likely (depending on the terms of the Business Combination) be required to increase the number of shares of common stock which it is authorized to issue in connection with its stockholders vote on the Business Combination to the extent the Company seeks stockholder approval in connection with its Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock they own. In July and August, 2015, a total of 19,959,908 shares of common stock were issued as part of the Units in the Public Offering (including Units issued in connection with the partial exercise of the underwriters’ overallotment option) and in August 2015 41,273 Founder Shares were forfeited resulting in 24,949,885 shares of common stock issued and outstanding, including 18,932,591 shares subject to redemption at December 31, 2015.

Preferred Stock:

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2015, there were no shares of preferred stock issued and outstanding.

USI Senior Holdings, Inc. and Subsidiaries

Condensed Consolidated Financial Statements as of March 31, 2016 and December 31, 2015 and for the Three Months Ended March 31, 2016 and 2015 and (Unaudited)

USI SENIOR HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except share amounts)

	March 31, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$10,786	$13,109
Accounts receivable, net	49,238	49,818
Inventory	11,573	11,635
Prepaid expenses and other	3,435	2,331
Costs and estimated earnings in excess of billings on uncompleted contracts	17,555	11,179
Income taxes receivable	1,917	3,464
Total current assets	94,504	91,536
Property and equipment, net	27,730	26,201
Goodwill	19,670	19,670
Other intangible assets, net	13,730	14,360
Other assets	6,638	6,638
Total assets	$162,272	$158,405

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$14,290	$14,103
Accounts payable	15,679	14,704
Accrued compensation	7,319	6,951
Accrued expenses	894	1,670
Accrued insurance reserve	8,697	8,680
Income taxes payable	319	313
Billings in excess of costs and estimated earnings on uncompleted contracts	3,322	2,968
Other current liabilities	3,012	2,121
Current deferred tax liability	3,201	3,201
Total current liabilities	56,733	54,711
Long-term debt, net of current maturities	23,278	24,184
Long-term deferred tax liability	3,971	3,971
Total liabilities	83,982	82,866
Commitments and contingencies (Note 11)
Stockholders’ equity
Preferred stock, non-voting; par value $0.001: Authorized – 3,000,000; issued and outstanding – 1,000,000 at March 31, 2016 and December 31, 2015	30,000	30,000
Common stock, par value $0.001: Authorized—3,000,000; issued and outstanding – 1,109,888 at March 31, 2016 and December 31 2015	1	1
Additional paid-in capital	15,562	15,469
Retained earnings	32,727	30,069
Total stockholders’ equity	78,290	75,539
Total liabilities and stockholders’ equity	$162,272	$158,405

See accompanying notes to condensed consolidated financial statements.

USI SENIOR HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share amounts)

	For the three months ended March 31,
	2016	2015
Net sales	$108,296	$89,735
Cost of sales	84,481	70,027
Gross profit	23,815	19,708
Operating expenses
Selling expenses	4,782	3,520
General and administration expenses	13,779	10,573
Amortization of intangible assets	630	106
Income from operations	4,624	5,509
Other income (expense)
Interest income	9	7
Interest expense	(421)	(388)
Other income (expense)	1	(316)
	(411)	(697)
Income before income tax	4,213	4,812
Income tax expense	(1,555)	(1,752)
Net income	$2,658	$3,060
Net income per common share:
Basic	$2.39	$2.85
Diluted	$2.31	$2.67
Shares used in computation of net income per common share:
Basic	1,109,888	1,074,056
Diluted	1,149,989	1,145,949

See accompanying notes to condensed consolidated financial statements.

USI SENIOR HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (unaudited)
(In thousands, except share amounts)

	Non-Voting Preferred Stock		Voting Common Stock
	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-In Capital	Retained Earnings	Total
BALANCE – January 1, 2015	1,000,000	$30,000	1,074,056	$1	$14,999	$12,249	$57,249
Net income						3,060	3,060
Stock-based compensation expense					84		84
BALANCE — March 31, 2015	1,000,000	$30,000	1,074,056	$1	$15,083	$15,309	$60,393
BALANCE — January 1, 2016	1,000,000	$30,000	1,109,888	$1	$15,469	$30,069	$75,539
Net income						2,658	2,658
Stock-based compensation expense					93		93
BALANCE — March 31, 2016	1,000,000	$30,000	1,109,888	$1	$15,562	$32,727	$78,290

See accompanying notes to condensed consolidated financial statements.

USI SENIOR HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	For the three months ended March 31,
	2016	2015
Cash flows from operating activities:
Net income	$2,658	$3,060
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,523	788
Amortization	661	106
Gain on sale of property and equipment	(1)	(96)
Provision for doubtful accounts (net of recoveries)	106	321
Stock-based compensation	93	84
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	2,021	(684)
Inventory	62	1
Prepaid expenses and other	(1,104)	157
Costs in excess of billings, net	(6,022)	1,199
Other assets	—	21
Accounts payable	975	1,260
Accrued expenses	(391)	(1,864)
Income taxes payable	6	1,746
Other current liabilities	891	(816)
Net cash provided by operating activities	1,478	5,283

Cash flows from investing activities:
Purchase of property and equipment	(3,147)	(2,115)
Proceeds from sale of the sale of property and equipment	96	136
Acquisitions	—	(23,046)
Net cash used in investing activities	(3,051)	(25,025)

Cash flows from financing activities:
Repayment of long-term debt	(750)	—
Net cash used in financing activities	(750)	—

Net decrease in cash and cash equivalents	(2,323)	(19,742)

Cash and cash equivalents
Beginning of period	13,109	35,156
End of period	$10,786	$15,414

Supplemental disclosure of cash flow information
Cash paid for interest	$473	$328
Cash paid for income taxes	$4	$6
See accompanying notes to condensed consolidated financial statements.

USI SENIOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(In thousands, except share and per share amounts)

1. DESCRIPTION OF BUSINESS

USI Senior Holdings, Inc. and its wholly owned subsidiaries (the “Company”) provide a variety of installation and contracting services primarily to residential construction markets. Its principal services are insulation and window installation and residential construction services. Based in St Paul, Minnesota, the Company has a national platform consisting of 43 locations serving customers in 13 states.

The Company reports its business in two segments: Installation Services and Construction Services. The Installation Services segment principally includes the sale of and installation of insulation, windows, and other building products. The Construction Services segment principally provides procurement and project management of exterior construction.

2. SIGNIFICANT ACCOUNTING POLICIES

Interim Unaudited Financial Information. The accompanying unaudited condensed financial statements and related notes have been prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP) as contained in the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) for interim financial information. In the opinion of management, the interim financial information includes all adjustments of a normal recurring nature necessary for a fair presentation of the results of operations, financial position, changes in stockholders’ equity and cash flows. The results of operations for the three months ended March 31, 2016 are not necessarily indicative of the results for the full year or the results for any future periods. These unaudited financial statements should be read in conjunction with the audited financial statements and related notes for the year ended December 31, 2015.

Principles of Consolidation. The accompanying condensed consolidated financial statements include all wholly owned subsidiaries of the Company. All intercompany accounts and transactions have been eliminated.

Use of Estimates. The preparation of condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The key estimates made by management include allowance for doubtful accounts receivable, useful lives for property and equipment, useful lives for intangible assets, insurance reserves, and estimated costs to be incurred on contracts accounted for under the percentage of-completion method. Actual results could differ from these estimates.

Insurance Reserves. The Company’s auto, workers’ compensation and general liability insurance programs are considered high deductible programs with the Company responsible for the cost of claims under $500, $350 and $500, respectively. Although the Company obtains third-party insurance coverage to limit its exposure to these claims, the legal liability remains with the Company. The liabilities of $8,697 and $8,680 as of March 31, 2016 and December 31, 2015, respectively, represent the Company’s best estimate of its costs, using generally accepted actuarial reserving methods, of the ultimate obligations for reported claims plus those incurred but not reported claims through March 31, 2016 and December 31, 2015. The accruals are adjusted as new information develops or circumstances change that would affect the estimated liability.

Revenue Recognition. The Company uses fixed price contracts and recognizes revenues from contracts on the percentage-of-completion method, measured by the percentage of direct cost incurred to date to estimated total direct costs for each contract. The percentage-of-completion method is used because management considers total cost to be the best available measure

USI SENIOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(In thousands, except share and per share amounts)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

of progress on the contracts. Because of inherent uncertainties in estimating direct costs, management estimates are periodically evaluated and adjusted over time; such adjustments have not historically been material. Contract costs include all direct material and labor costs as well as other direct costs incurred to complete a specific job. Other indirect costs related to contract performance, such as indirect labor, supplies, tools, fuel, repairs, and depreciation are not included in contract costs and, along with selling, general, and administration costs, are charged to expense as incurred.

Revenue from the contracts on the percentage of completion method is not recognized until all of the following have occurred: (i) persuasive evidence of an arrangement exists; (ii) the price is fixed or determinable; and (iii) the ability to collect is reasonably assured. Revenue is recognized net of adjustments and discounts.

Net Income Per Common Share. Basic net income per share is computed by dividing net income by the weighted average shares outstanding and excludes any dilutive effects of unvested restricted stock. Diluted net income per share gives effect to all dilutive potential common shares outstanding during the year.

Restricted stock is included in the computation of diluted net income per share based on the treasury stock method. There was no restricted stock excluded from the computation since the grant price was less than the average fair value during the period.

Weighted average common shares outstanding are as follows:

	Three months ended March 31,
	2016	2015
Denominator for basic net income per share – weighted average shares	1,109,888	1,074,056
Effect of dilutive securities – restricted stock	40,101	71,893
Denominator for diluted net income per share – weighted average shares	1,149,989	1,145,949

Comprehensive Income. The only component of comprehensive income for the three months ended March 31, 2016 and 2015 was net income.

Recently Issued Accounting Pronouncements Not Yet Adopted. In March 2016, the FASB issued ASU 2016-9, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For public entities, this ASU is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company will begin the process of determining the impact that the updated accounting guidance will have on the consolidated financial statements.

3. FAIR VALUE MEASUREMENTS

At March 31, 2016 and December 31, 2015, respectively, the Company held $3,066 and $3,063 in a short-term money market fund with original maturities of less than three months included in cash and cash equivalents, all of which are classified as Level 1 investments. The carrying amount of the Company’s current assets and current liabilities approximates fair value because of the short maturity of these instruments. In addition, the carrying amount of the long-term debt approximates fair value, as most of the debt has a variable rate.

USI SENIOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(In thousands, except share and per share amounts)

3. FAIR VALUE MEASUREMENTS (cont.)

Under terms of the Company’s loan facility the Company is required to maintain interest rate swaps to manage its interest rate exposure at an approximate 50/50 percentage proportion of variable and fixed rate on its term loan. Derivative instruments are accounted for at fair value in accordance with ASC Topic 815, and have not been designated for hedge accounting.

The fair value of the interest rate swaps, based on a Level 3 valuation was $3 and $1 as of March 31, 2016 and December 31, 2015. The total notional amounts of the swaps reduce from $14,625 on June 30, 2015, the effective date of the swaps, to $13,500 during the twelve months ending June 30, 2016. Under the swap the Company pays a fixed rate of 0.54% through the June 30, 2016 expiration of the swaps and receives LIBOR that adjusts monthly. The LIBOR rate at March 31, 2016 was 0.435%.

4. ACCOUNTS RECEIVABLE, NET

Accounts receivable, net, consist of the following:

	March 31, 2016	December 31, 2015
Construction contracts:
Amount currently due	$43,780	$41,530
Retentions receivable	3,747	3,690
Other receivables	2,207	4,968
Total receivables	49,734	50,188
Less allowance for doubtful accounts	(496)	(370)
Account receivable, net	$49,238	$49,818

5. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs and estimated earnings on uncompleted contracts consist of the following:

	March 31, 2016	December 31, 2015
Costs incurred on uncompleted contracts	$42,611	$34,146
Estimated earnings thereon	16,781	11,060
Less billings to date	(45,159)	(36,995)
Total costs and estimated earnings on uncompleted contracts	$14,233	$8,211

Such amount is included in the accompanying consolidated balance sheets under the following captions:

	March 31, 2016	December 31, 2015
Costs and estimated earnings in excess of billings on uncompleted contracts	$17,555	$11,179
Billings in excess of costs and estimated earnings on uncompleted contracts	(3,322)	(2,968)
Total costs in excess of billings, net	$14,233	$8,211

USI SENIOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(In thousands, except share and per share amounts)

6. BUSINESS COMBINATIONS

The Company acquired the assets of a business during the three months ended March 31, 2015, one of three acquisitions during the year ended December 31, 2015. For this acquisition, the purchase price of $23,046 was allocated to the assets acquired and the liabilities assumed, the majority of which represented $10,600 of goodwill and $7,900 of other intangible assets. The Company incurred approximately $740 of acquisition-related costs that were expensed during the three months ended March 31, 2015.

Pro forma information has been prepared as if the three acquisitions had taken place on January 1, 2014. The pro forma information is not necessarily indicative of the results that the Company would have achieved had the transactions actually taken place on January 1, 2014, and the pro forma information does not purport to be indicative of future financial operating results. The pro forma information does not reflect any operating efficiencies and cost savings that may be realized from the integration of the acquisitions. Pro forma information for the three months ended March 31, 2015 is as follows:

Net sales	$98,714
Net income	3,935
Income per share – basic	3.66
Income per share – diluted	3.43

Pro forma net income has been calculated after adjusting the consolidated results to reflect additional intangible asset amortization expense of $523 for the three months ended March 31, 2015. An adjustment of $740 was also made to move acquisition-related costs from the three months ended March 31, 2015 to the three months ended March 31, 2014.

7. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets resulted from the three acquisitions during the year ended December 31, 2015. Goodwill from these acquisitions totaled $19,670 at March 31, 2016 and December 31, 2015. Other intangible assets and related amortization is as follows:

	March 31, 2016			December 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Non-compete agreements	$100	$(38)	$62	$100	$(25)	$75
Trade names	1,290	(327)	963	1,290	(219)	1,071
Customer relationships	14,250	(1,545)	12,705	14,250	(1,036)	13,214
	$15,640	$(1,910)	$13,730	$15,640	$(1,280)	$14,360

For the three months ended March 31, 2016 and 2015, amortization of intangible assets charged to operations was $630 and $106, respectively. The weighted average remaining amortization period for intangible assets as of March 31, 2016 was approximately 5.9 years.

USI SENIOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(In thousands, except share and per share amounts)

7. GOODWILL AND OTHER INTANGIBLE ASSETS (cont.)

Remaining estimated aggregate annual amortization expense is as follows:

Remainder of 2016	$1,883
2017	2,491
2018	2,247
2019	2,036
2020	2,036
Thereafter	3,037
$13,730

8. DEBT

The components of long-term debt are as follows:

	March 31, 2016	December 31, 2015
Revolving credit	$10,000	$10,000
Term loan	27,000	27,750
Note payable	1,080	1,080
	38,080	38,830
Less: debt issuance costs, net	(512)	(543)
	37,568	38,287
Less: current maturities	(14,290)	(14,103)
Long term debt, net of current maturities	$23,278	$24,184

As of March 31, 2016, the interest rate was 3.38% and 3.27% on the term loan and revolving credit facility, respectively. The loan agreement includes an annual commitment fee on the total amount available of 0.225% to 0.30% (depending on the Company’s leverage ratio). As of March 31, 2016, USI had $9.5 million of unused borrowing capacity under its existing loan facility.

9. INCOME TAXES

For the three months ended March 31, 2016, the Company recorded income tax expense of $1,555 or 36.9% of income before taxes. For the three months ended March 31, 2015, the Company recorded income tax expense of $1,752, or 36.4% of income before taxes. The primary differences between the Company’s March 31, 2016 and 2015 effective tax rates and the statutory federal rate of 35% are expenses related to state taxes, partially offset by the benefit from the domestic production activity deduction. The Company reassesses its effective rate each reporting period and adjusts the annual effective rate if deemed necessary, based on projected annual taxable income. Under the Company’s accounting policy, the Company has treated transaction costs related to the potential merger discussed in Note 14 as fully deductible for tax purposes since the closing of the merger is not solely within the Company’s control. If the merger is consummated, certain of these transaction costs would not be deductible and would be recorded as additional tax expense. No liability for uncertain tax positions was considered necessary at March 31, 2016 or December 31, 2015.

USI SENIOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(In thousands, except share and per share amounts)

10. Stockholders’ Equity

Stock compensation expense during the three months ended March 31, 2016 and 2015 was $93 and $84, respectively. During the three months ended March 31, 2016 and 2015, no shares of restricted stock were granted, vested or forfeited.

11. COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments. The Company leases its headquarters and most branch locations under noncancelable operating lease arrangements that expire in various years through 2021. Several of these leases may be renewed for additional periods ranging from one to five years.

Lease expense for the three months ended March 31, 2016 and 2015 was $1,256 and $913, respectively.

Letter of Credit. Under the Company’s auto, workers’ compensation and general liability insurance policies, the Company is obligated to post collateral against future claims. Those collateral obligations totaled $8,740 at March 31, 2016 and December 31, 2015. The Company satisfied its collateral obligations with a letter of credit issued under its loan facility.

Legal Matters. The Company is involved in certain litigation matters in the normal course of business which, in the opinion of management, will not result in any material adverse effects on the consolidated financial position, results of operations, or net cash flows of the Company.

12. Segment reporting

Installation Services. The Installation Services segment primarily installs and distributes fiberglass, cellulose and spray foam insulation. In addition to insulation, the Company also installs and distributes complementary building products to contractors and consumers, including mirrors, shower doors, closet shelving, garage doors, rain gutters, firestopping, fireproofing and related accessories. Installation Services segment operates 27 branches and 40 locations across the United States.

Construction Services. The Construction Services segment provides planning, logistics, procurement of materials and labor and project management services for all phases of home shell construction from empty lot to complete home frame. Construction Services are performed through three company-owned locations in Florida and Texas.

The Company’s segments are based on the Company’s operating units, for which financial information is regularly evaluated by its chief operating decision maker in determining resource allocation and assessing performance. Accounting policies for the segments are the same as those for the Company. Segment information is based on specific job information. The Company does not allocate assets, indirect cost of sales, selling expenses or general and administration expenses to each segment.

USI SENIOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(In thousands, except share and per share amounts)

12. Segment reporting (cont.)

Information by segment is as follows:

	For the three months ended March 31,
	Net sales		Direct gross profit
	2016	2015	2016	2015
Installation Services	$76,403	$60,848	$29,629	$23,660
Construction Services	31,893	28,887	4,274	4,025
Total	$108,296	$89,735	33,903	27,685
Indirect cost of sales			10,088	7,977
Gross profit, as reported			$23,815	$19,708

13. RELATED PARTIES

The Company purchased materials from a vendor related to one of the Company’s board members. Payments to this vendor were $46, and $133 for the three months ended March 31, 2016 and 2015, respectively. Accounts payable to this vendor were $48 and $43 as of March 31, 2016 and December 31, 2015 respectively.

The Company provided loans to certain employees and directors for the amount of tax withholdings on vested shares of restricted stock. The loans bear an interest rate ranging from 0.95% to 1.86% and are due upon employee termination or a change in control of the Company as described in the restricted stock agreements. As of March 31, 2016 and December 31, 2015, the loans amounted to $240 and $238, respectively.

14. SUBSEQUENT EVENTS

Management of the Company has analyzed the potential for subsequent events through May 16, 2016, which is the date the condensed consolidated financial statements were issued.

On April 1, 2016, the Company entered into a merger agreement (the “Merger”), whereby the outstanding shares of the Company’s preferred and common stock would be sold to Hennessey Capital Acquisition Corp. II under which current management is expected to be retained. The consummation of the Merger is dependent upon certain conditions to closing. During the three months ended March 31, 2016, the Company incurred and expensed $1,679 of costs related to the Merger.

No additional subsequent events have occurred that would require recognition in the condensed consolidated financial statements or disclosure in the related notes.

USI Senior Holdings, Inc. and Subsidiaries

Consolidated Financial Statements as of December 31, 2015 and 2014 and for the Years Ended December 31, 2015, 2014 and 2013, and Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

USI Senior Holdings, Inc.

St. Paul, MN

We have audited the accompanying consolidated balance sheets of USI Senior Holdings, Inc., and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of USI Senior Holdings, Inc., and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Minneapolis, MN

April 1, 2016

USI SENIOR HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	As of December 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$13,109	$35,156
Accounts receivable, net	49,818	37,099
Inventory	11,635	9,741
Prepaid expenses and other	2,331	1,087
Costs and estimated earnings in excess of billings on uncompleted contracts	11,179	11,636
Income taxes receivable	3,464	1,568
Total current assets	91,536	96,287
Property and equipment, net	26,201	17,441
Goodwill	19,670	—
Other intangible assets, net	14,360	—
Other assets	6,638	6,429
Total assets	$158,405	$120,157

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$14,103	$25,454
Accounts payable	14,704	13,278
Accrued compensation	6,951	7,461
Accrued expenses	1,670	1,092
Accrued insurance reserve	8,680	7,527
Income taxes payable	313	183
Billings in excess of costs and estimated earnings on uncompleted contracts	2,968	1,425
Other current liabilities	2,121	2,293
Current deferred tax liability	3,201	2,176
Total current liabilities	54,711	60,889
Long-term debt, net of current maturities	24,184	—
Long-term deferred tax liability	3,971	2,019
Total liabilities	82,866	62,908
Commitments and contingencies (Note 11)
Stockholders’ equity
Preferred stock, non-voting; par value $0.001: Authorized — 3,000,000; issued and outstanding — 1,000,000 and 1,000,000 at December 31, 2015 and 2014, respectively	30,000	30,000
Common stock; par value $0.001: Authorized — 3,000,000; issued and outstanding — 1,109,888 and 1,074,056 at December 31, 2015 and 2014, respectively	1	1
Additional paid-in capital	15,469	14,999
Retained earnings	30,069	12,249
Total stockholders’ equity	75,539	57,249
Total liabilities and stockholders’ equity	$158,405	$120,157

See accompanying notes to consolidated financial statements.

USI SENIOR HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts)

	For the years ended December 31,
	2015	2014	2013
Net sales	$385,534	$360,691	$312,191
Cost of sales	296,955	285,493	250,686
Gross profit	88,579	75,198	61,505
Operating expenses
Selling expenses	16,066	13,780	12,768
General and administration expenses	41,014	38,599	36,351
Amortization of intangible assets	1,280	—	—
Income from operations	30,219	22,819	12,386
Other (expense) income
Interest income	30	34	36
Interest expense	(1,519)	(1,582)	(1,685)
Other (expense) income	(696)	147	(338)
	(2,185)	(1,401)	(1,987)
Income before income tax	28,034	21,418	10,399
Income tax (expense) benefit	(10,214)	(8,206)	3,277
Net income	$17,820	$13,212	$13,676
Net income per common share:
Basic	$16.41	$12.56	$13.43
Diluted	$15.59	$11.60	$12.16
Shares used in computation of net income per common share:
Basic	1,086,170	1,051,668	1,017,986
Diluted	1,143,067	1,138,826	1,124,650

See accompanying notes to consolidated financial statements.

USI SENIOR HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share amounts)

	Non-Voting Preferred Stock		Voting Common Stock
	Number of		Number of		Additional Paid-In	Retained (Deficit)
	Shares	Amount	Shares	Amount	Capital	Earnings	Total
BALANCE – January 1, 2013	1,000,000	$30,000	1,006,668	$1	$14,709	$(14,639)	$30,071
Net Income						13,676	13,676
Vested restricted stock (Note 13)			32,679				—
Stock-based compensation expense					100		100
BALANCE — December 31, 2013	1,000,000	30,000	1,039,347	1	14,809	(963)	43,847
Net income						13,212	13,212
Vested restricted stock (Note 13)			34,709				—
Stock-based compensation expense					190		190
BALANCE — December 31, 2014	1,000,000	30,000	1,074,056	1	14,999	12,249	57,249
Net income						17,820	17,820
Vested restricted stock (Note 13)			35,832				—
Stock-based compensation expense					351		351
Excess tax benefit of stock based compensation					119		119
BALANCE — December 31, 2015	1,000,000	$30,000	1,109,888	$1	$15,469	$30,069	$75,539

See accompanying notes to consolidated financial statements.

USI SENIOR HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the years ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income	$17,820	$13,212	$13,676
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,899	2,734	2,515
Amortization	1,369	—	—
Gain on sale of property and equipment	(96)	(204)	(39)
Provision for doubtful accounts (net of recoveries)	(102)	44	357
Deferred income taxes	2,659	2,691	(3,578)
Stock-based compensation	351	190	100
Accrued payment-in-kind interest	—	—	1,178
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(7,081)	(6,744)	(2,721)
Inventory	(499)	(1,123)	570
Prepaid expenses and other	(616)	81	469
Costs in excess of billings, net	2,030	(2,832)	(96)
Other assets	(519)	426	195
Accounts payable	(1,044)	4,704	996
Accrued expenses	1,221	60	3,145
Income taxes payable	130	(112)	295
Other current liabilities	(173)	394	203
Net cash provided by operating activities	19,349	13,521	17,265

Cash flows from investing activities:
Purchase of property and equipment	(10,924)	(10,364)	(4,785)
Proceeds from sale of the sale of property and equipment	386	272	128
Restricted cash	—	4,937	(1,802)
Acquisitions	(42,640)	—	—
Net cash used in investing activities	(53,178)	(5,155)	(6,459)

Cash flows from financing activities:
Proceeds from revolving line of credit	10,000	—	—
Proceeds from issuance of long-term debt	30,000	—	—
Repayment of long-term debt	(27,705)	—	—
Debt issuance costs	(632)	—	—
Excess tax benefit from stock-based compensation	119	—	—
Net cash provided by financing activities	11,782	—	—

Net (decrease) increase in cash and cash equivalents	(22,047)	8,366	10,806

Cash and cash equivalents
Beginning of year	35,156	26,790	15,984
End of year	$13,109	$35,156	$26,790

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,187	$1,424	$469
Cash paid for income taxes	$9,165	$6,573	$40
Cash received for income tax refunds	$—	$—	$370

Supplemental disclosures of noncash investing and financing activities:
Notes payable issued for acquisition	$1,080	$—	$—

See accompanying notes to consolidated financial statements.

USI senior holdings, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

1. DESCRIPTION OF BUSINESS

USI Senior Holdings, Inc. and its wholly owned subsidiaries (the “Company”) provide a variety of installation and contracting services primarily to residential construction markets. Its principal services are insulation and window installation and residential construction services. Based in St Paul, Minnesota, the Company has a national platform consisting of 43 locations serving customers in 13 states.

The Company reports its business in two segments: Installation Services and Construction Services. The Installation Services segment principally includes the sale of and installation of insulation, windows, and other building products. The Construction Services segment principally provides procurement and project management of exterior construction.

2. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation. The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying consolidated financial statements include all wholly owned subsidiaries of the Company. All intercompany accounts and transactions have been eliminated.

Use of Estimates. The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The key estimates made by management include allowance for doubtful accounts receivable, useful lives for property and equipment, useful lives for intangible assets, insurance reserves, and estimated costs to be incurred on contracts accounted for under the percentage of-completion method. Actual results could differ from these estimates.

Cash and Cash Equivalents. The Company considers money market accounts with original maturities of less than 90 days to be cash equivalents. Balances held in overnight money market accounts as of December 31, 2015 and 2014 were $3,063 and $11,561, respectively. As of December 31, 2015 and 2014, the Company held an additional $10,046 and $23,595, respectively, of cash on deposit with one bank and those balances exceeded federally insured limits.

Fair Value Measurements. Accounting Standards Codification Topic No. 820, Fair Value Measurements and Disclosures, establishes a framework for measuring fair value for related disclosures. Broadly, the framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. It also establishes a three-level valuation hierarchy based upon observable and nonobservable inputs.

For financial assets and liabilities, fair value is the price the Company would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. Preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:

Level 1 — Quoted prices for identical instruments in active markets.

USI senior holdings, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 — Significant inputs to the valuation model are unobservable.

Accounts Receivable, net. The Company does business with a large number of individual customers, primarily residential home and commercial builders. The Company monitors its exposure for credit losses and maintains related allowances for doubtful accounts (see Note 4). Allowances are estimated based upon specific customer balances, where a risk of default has been identified, and also include a provision for noncustomer-specific defaults based upon the aging of invoices.

Inventory. Inventory consists primarily of finished goods-insulation materials and supplies used or sold in the ordinary course of business. Inventory is stated at the lower of cost (on a first-in, first-out basis) or market, defined as net realizable value.

Property and Equipment. Property and equipment, including leasehold improvements to existing facilities, is stated at cost, less accumulated depreciation. Depreciation expense is computed using the straight-line method over the estimated useful lives of 20 to 39 years for buildings, remaining lease term or useful life (whichever is less) for leasehold improvements; three to seven years for office furniture and equipment; three years for software; seven years for machinery and equipment; and five to seven years for trucks and autos. Maintenance and repair costs are charged against earnings as incurred.

The Company capitalizes certain costs related to its software developed or obtained for internal use. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. Internal and external costs incurred during the application development stage are capitalized. Software maintenance and training costs are expensed as incurred. Capitalized costs are recorded as part of property and equipment and are amortized on a straight-line basis over the software’s estimated useful life.

Goodwill. Goodwill results from business combinations and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Annually on November 1, or if conditions indicate an additional review is necessary, the Company assesses qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount and if it is necessary to perform the quantitative two-step goodwill impairment test. If the Company performs the quantitative test, it compares the carrying value of the reporting unit to an estimate of the reporting unit’s fair value to identify potential impairment. The fair value of each reporting unit is estimated using a discounted cash flow model. Where available, and as appropriate, comparable market multiples are also used to corroborate the results of the discounted cash flow models. In determining the estimated future cash flow, the Company considers and applies certain estimates and judgments, including current and projected future levels of income based on management’s plans, business trends, prospects and market and economic conditions and market-participant considerations. If the estimated fair value of the reporting unit is less than the carrying value, a second step is performed to determine the amount of the potential goodwill impairment. If impaired, goodwill is written down to its estimated implied fair value.

At November 1, 2015, the Company performed the qualitative test for goodwill, based on the reporting units to which the goodwill is allocated and concluded that it is more likely than not that the fair value of the reporting units exceeds their carrying value. Important qualitative factors assessed included the overall performance of the reporting units since the 2015 acquisition dates, and the planned financial performance of the reporting units. There was no goodwill impairment loss for the year ended December 31, 2015.

USI senior holdings, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Other Intangible Assets and Impairment of Long-Lived Assets. Other intangible assets consist of customer relationships, business trade names and non-compete agreements. Amortization of finite-lived intangible assets is recorded to reflect the pattern of economic benefits based on projected revenues over their respective estimated useful lives. The Company does not have any indefinite-lived intangible assets other than goodwill.

The Company reviews long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In the event that the sum of the expected undiscounted cash flows of the long-lived asset group is less than the carrying amount of such assets, an impairment charge would be recognized. When impairment is identified, the carrying amount of the asset is reduced to its estimated fair value. Assets to be disposed of are recorded at the lower of net book value or fair market value less cost to sell at the date management commits to a plan of disposal. There was no impairment loss for the years ended December 31, 2015 and 2014.

Insurance Reserves. The Company’s auto, workers’ compensation and general liability insurance programs are considered high deductible programs with the Company responsible for the cost of claims under $500, $350 and $500, respectively. Although the Company obtains third-party insurance coverage to limit its exposure to these claims, the legal liability remains with the Company. The liabilities of $8,680 and $7,527 as of December 31, 2015 and 2014, respectively, represent the Company’s best estimate of its costs, using generally accepted actuarial reserving methods, of the ultimate obligations for reported claims plus those incurred but not reported claims through December 31, 2015 and 2014. The accruals are adjusted as new information develops or circumstances change that would affect the estimated liability.

Revenue Recognition. The Company uses fixed price contracts and recognizes revenues from contracts on the percentage-of-completion method, measured by the percentage of direct cost incurred to date to estimated total direct costs for each contract. The percentage-of-completion method is used because management considers total cost to be the best available measure of progress on the contracts. Because of inherent uncertainties in estimating direct costs, management estimates are periodically evaluated and adjusted over time; such adjustments have not historically been material. Contract costs include all direct material and labor costs as well as other direct costs incurred to complete a specific job. Other indirect costs related to contract performance, such as indirect labor, supplies, tools, fuel, repairs, and depreciation are not included in contract costs and, along with selling, general, and administration costs, are charged to expense as incurred.

Revenue from contracts on the percentage of completion method is not recognized until all of the following have occurred: (i) persuasive evidence of an arrangement exists; (ii) the price is fixed or determinable; and (iii) the ability to collect is reasonably assured. Revenue is recognized net of adjustments and discounts.

Advertising Costs. Advertising costs are expensed as incurred. Advertising expense was approximately $1,037, $1,478, and $893 for the years ended December 31, 2015, 2014, and 2013, respectively, and is included in selling expenses on the consolidated statements of income.

Income Taxes. The Company utilizes an asset and liability approach for financial accounting and reporting for income taxes. Deferred income taxes are provided for temporary differences on the basis of assets and liabilities as reported for financial statement purposes and income tax purposes. The likelihood that the deferred tax assets will be realized is assessed, and to the extent that recovery is not considered to be more likely than not, a valuation allowance is established. Any valuation allowance is recognized as an expense or benefit within the tax provision in the consolidated statements of income.

USI senior holdings, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

Restricted Stock and Awards. The Company issues stock-based compensation to eligible employees under provisions of a qualified equity incentive plan. The amount of compensation expense is based upon the estimated fair value of the restricted stock at the grant date recognized over the service period (see Note 13).

Net Income Per Common Share. Basic net income per share is computed by dividing net income by the weighted average shares outstanding and excludes any dilutive effects of unvested restricted stock. Diluted net income per share gives effect to all dilutive potential common shares outstanding during the year.

Restricted stock is included in the computation of diluted net income per share based on the treasury stock method. There was no restricted stock excluded from the computation since the grant price was less than the average fair value during the period. The restricted stock contain forfeiture provisions such that if an employee terminates without cause prior to vesting, all non-vested restricted stock immediately revert back to the Company. As such, restricted stock is not considered issued and outstanding until such shares are fully vested.

The Company had previously presented restricted stock as issued and outstanding shares upon grant date. The prior periods presented in the balance sheet and statement of stockholders’ equity have been corrected to reflect restricted stock as issued and outstanding upon vesting.

Weighted average common shares outstanding are as follows:

	Year ended December 31,
	2015	2014	2013
Denominator for basic net income per share – weighted average shares	1,086,170	1,051,668	1,017,986
Effect of dilutive securities – restricted stock	56,897	87,158	106,664
Denominator for diluted net income per share – weighted average shares	1,143,067	1,138,826	1,124,650

Comprehensive Income. The only component of comprehensive income for the years ended December 31, 2015, 2014 and 2013 was net income.

Recently Adopted Accounting Pronouncements. In 2015, the Company adopted Accounting Standards Update (“ASU”) 2015-03, Interest — Imputation of Interest (Subtopic 835-30) — Simplifying the Presentation of Debt Issuance Costs. The amendments in this update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability. The Company adopted this standard in conjunction with obtaining its new loan facility (see Note 9). There was no impact of the retrospective adoption to prior periods.

Recently Issued Accounting Pronouncements Not Yet Adopted. In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), as amended by ASU 2015-14, “Deferral of Effective Date, which requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 sets forth a new revenue recognition model that requires identifying the contract, identifying the performance obligations, determining the transaction price, allocating the transaction price to performance obligations and recognizing the revenue upon satisfaction of performance obligations. For public entities, this ASU is effective for annual reporting periods beginning after December 15, 2016 including interim reporting periods within that reporting period. The provisions can be adopted either retrospectively to each prior reporting

USI senior holdings, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

2. SIGNIFICANT ACCOUNTING POLICIES (cont.)

period presented or as a cumulative-effect adjustment as of the date of adoption. The Company is currently in the process of determining the impact that this ASU will have on the consolidated financial statements and its method of adoption.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes, to simplify the presentation of deferred income taxes. The amendments in this update require that deferred tax assets and liabilities be entirely classified as noncurrent within the statement of financial position. For public entities, this ASU is effective for annual periods beginning after December 15, 2016, with early adoption permitted. The Company is currently in the process of determining the potential impact to its financial position and expects it will reclassify deferred income tax balances from current to noncurrent. The adoption of this standard will not impact the Company’s results of operations.

In February 2016, the FASB issued ASU 2016-2, Leases, under which lessees will recognize most leases on-balance sheet. This will generally increase reported assets and liabilities. For public entities, this ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2018. The Company will begin the process of determining the impact this ASU will have on the Company’s consolidated financial statements.

3. FAIR VALUE MEASUREMENTS

At December 31, 2015 and 2014, respectively, the Company held $3,063 and $11,561 in a short-term money market fund with original maturities of less than three months included in cash and cash equivalents, all of which are classified as Level 1 investments. The carrying amount of the Company’s current assets and current liabilities approximates fair value because of the short maturity of these instruments. In addition, the carrying amount of the long-term debt approximates fair value, as most of the debt has a variable rate.

Under terms of the Company’s loan facility (see Note 9) the Company is required to maintain interest rate swaps to manage its interest rate exposure at an approximate 50/50 percentage proportion of variable and fixed rate on its term loan. Derivative instruments are accounted for at fair value in accordance with ASC Topic 815, and have not been designated for hedge accounting.

The fair value of the interest rate swaps, based on a Level 3 valuation was $1 as of December 31, 2015. The total notional amounts of the swaps reduce from $14,625 on June 30, 2015, the effective date of the swaps, to $13,500 during the twelve months ending June 30, 2016. Under the swap the Company pays a fixed rate of 0.54% through the June 30, 2016 expiration of the swaps and receives LIBOR that adjusts monthly. The LIBOR rate at December 31, 2015 was 0.42%.

4. ACCOUNTS RECEIVABLE, NET

Accounts receivable, net, consist of the following:

	As of December 31,
	2015	2014
Construction contracts:
Amount currently due	$41,530	$32,211
Retentions receivable	3,690	2,713
Other receivables	4,968	2,808
Total receivables	50,188	37,732
Less allowance for doubtful accounts	(370)	(633)
Account receivable, net	$49,818	$37,099

USI senior holdings, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

5. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs and estimated earnings on uncompleted contracts consist of the following:

	As of December 31,
	2015	2014
Costs incurred on uncompleted contracts	$34,146	$37,476
Estimated earnings thereon	11,060	9,344
Less billings to date	(36,995)	(36,609)
Total costs and estimated earnings on uncompleted contracts	$8,211	$10,211

Such amount is included in the accompanying consolidated balance sheets under the following captions:

	As of December 31,
	2015	2014
Costs and estimated earnings in excess of billings on uncompleted contracts	$11,179	$11,636
Billings in excess of costs and estimated earnings on uncompleted contracts	(2,968)	(1,425)
Total costs in excess of billings, net	$8,211	$10,211

6. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	As of December 31,
	2015	2014
Land	$337	$337
Buildings	625	625
Leasehold improvements	540	243
Office furniture and equipment	3,126	2,386
Software	1,287	276
Machinery and equipment	5,803	3,622
Trucks and autos	18,786	14,941
Total property and equipment	30,504	22,430
Less accumulated depreciation	(4,303)	(4,989)
Property and equipment, net	$26,201	$17,441

7. BUSINESS COMBINATIONS

The Company acquired the assets of three businesses. All three acquisitions were under asset purchase agreements and the purchase prices, which aggregated to $43,720, were paid in cash aggregating to $42,640, as well as a note payable of $1,080 to one of the sellers. The acquisitions have been accounted for in accordance with ASC Topic 805, “Business Combinations,” using the acquisition method of accounting.

USI senior holdings, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

7. BUSINESS COMBINATIONS (cont.)

For each of the businesses acquired, the total purchase price was allocated to the net tangible and intangible assets acquired, based on their fair values at the date of the acquisition. The allocation of the purchase price to assets acquired and liabilities assumed was finalized and is as follows in the aggregate:

Accounts receivable	$7,432
Inventory	1,395
Costs and estimated earnings in excess of billings on uncompleted contracts	348
Property and equipment	2,023
Goodwill	19,670
Other intangibles	15,640
Total assets acquired	46,508
Accounts payable	2,470
Billings in excess of cost and estimated earning on uncompleted contracts	318
Total liabilities assumed	2,788
Total purchase price	$43,720

The allocation of the purchase price to the net assets acquired and liabilities assumed resulted in the recognition of the following intangible assets:

Customer relationships	$14,250
Trade names	1,290
Non-compete agreements	100
Total	$15,640

The goodwill recognized for each acquisition is primarily attributable to the value of the workforce and expected synergies, and is expected to be deductible for tax purposes. The goodwill was all allocated to the installation services segment. The fair value of customer relationships was estimated using a discounted present value income approach. Under the income approach, an intangible asset’s fair value is equal to the present value of future economic benefits to be derived from ownership of the asset. Indications of value are developed by discounting future net cash flows to their present value at market-based rates of return. The fair value of the trade names was estimated using an income approach, specifically known as the relief from royalty method. The relief from royalty method is based on the hypothetical royalty stream that would be received if the Company were to license the trade name and was based on expected revenues. The useful life of the intangible assets was determined considering the period of expected cash flows used to measure the fair value of the intangible assets adjusted as appropriate for the entity-specific factors including legal, regulatory, contractual, competitive, economic or other factors that may limit the useful life of intangible assets.

Sales and net income, in aggregate, of the three entities since their dates of acquisition included in the consolidated statement of income for the year ended December 31, 2015 were $27,319 and $2,156, respectively.

For the three acquisitions, the Company incurred an aggregate of approximately $1,808 of acquisition-related costs that were expensed during the year ended December 31, 2015. These costs are included in general and administration expenses in the consolidated statements of income.

Unaudited pro forma information has been prepared as if the three acquisitions had taken place on January 1, 2014. The unaudited pro forma information is not necessarily indicative of the results that the Company would have achieved had the transactions actually taken place on

USI senior holdings, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

7. BUSINESS COMBINATIONS (cont.)

January 1, 2014, and the unaudited pro forma information does not purport to be indicative of future financial operating results. The unaudited pro forma condensed consolidated financial information does not reflect any operating efficiencies and cost savings that may be realized from the integration of the acquisitions.

	Pro Forma (unaudited) for the years ended December 31,
	2015	2014
Net sales	$409,304	$405,332
Net income	20,310	14,326
Income per share – basic	18.70	13.62
Income per share – diluted	17.70	12.58

Unaudited pro forma net income has been calculated after adjusting the consolidated results to reflect additional intangible asset amortization expense of $1,236 and $2,516 for the years ended December 31, 2015 and 2014, respectively. An adjustment of $1,808 was also made to move acquisition-related costs from the year ended December 31, 2015 to the year ended December 31, 2014, the earliest year presented.

8. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets resulted from the three acquisitions during the year ended December 31, 2015. Goodwill from these acquisitions totaled $19,670 at December 31, 2015. Other intangible assets and related amortization is as follows at December 31, 2015:

	Gross Carrying Amount	Useful Life (years)	Accumulated Amortization	Net Carrying Amount
Non-compete agreements	$100	2	$(25)	$75
Trade names	1,290	3	(219)	1,071
Customer relationships	14,250	7	(1,036)	13,214
	$15,640		$(1,280)	$14,360

For the year ended December 31, 2015, amortization of intangible assets charged to operations was $1,280. The weighted average remaining amortization period for intangible assets as of December 31, 2015 was approximately 6.2 years.

Remaining estimated aggregate annual amortization expense is as follows:

2016	$2,513
2017	2,491
2018	2,247
2019	2,036
2020	2,036
Thereafter	3,037
$14,360

USI senior holdings, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

9. DEBT

The components of long-term debt are as follows:

	As of December 31,
	2015	2014
Revolving credit	$10,000	$—
Term loan	27,750	25,454
Note payable	1,080	—
	38,830	25,454
Less: debt issuance costs, net	(543)	—
	38,287	25,454
Less: current maturities	(14,103)	(25,454)
Long term debt, net of current maturities	$24,184	$—

On May 1, 2015, the Company entered into a new revolving credit and term loan agreement (the loan facility). The loan facility replaced the prior senior secured term note facility and the secured asset-based revolving credit agreement. Under the terms of the loan facility, the Company has a $30,000 term loan and a $27,500 revolving credit facility, which includes a $12,000 letter of credit facility.

The loan facility has a maturity date of May 1, 2020. Principal and interest are paid quarterly. Mandatory prepayments of principal are required from the proceeds of certain extraordinary receipts, assets sales and proceeds from debt or equity, subject to certain exceptions.

To determine interest due, the Company may select one of two interest rate options based on either the base rate (the prime rate), plus 1.5 to 2.0% (depending on the Company’s leverage ratio) or a Eurodollar rate (LIBOR) plus 2.5 to 3.0% (depending on the Company’s leverage ratio). As of December 31 2015, the interest rate was 3.11% and 3.26% on the term loan and revolving credit facility, respectively. The loan agreement includes an annual commitment fee on the total amount available of 0.225 to 0.30% (depending on the Company’s leverage ratio).

The loan facility is secured by a lien on substantially all of the Company’s assets, other than currently owned real estate in Arizona. The Company is restricted from making any dividend payments or distribution on any class of its capital stock except dividends payable solely in interests of any class of its common capital stock.

The revolving credit agreement includes the following financial covenants: total leverage ratio (total debt/consolidated Earnings Before Income Taxes, Depreciation and Amortization, (“EBITDA”) of not greater than 2.50:1.0 until March 31, 2016 and 2.25:1.0 on and after March 31, 2016 and a fixed charge coverage ratio of not less than 1.25 to 1.0. The agreement contains customary negative covenants, including restrictions on indebtedness, liens, mergers, consolidations and acquisitions (with the exception of permitted acquisitions in an amount not to exceed $20 million per acquisition), sales of assets, dividends, redemptions and other payments on junior capital. Customary events of default (with customary grace periods, notice and cure periods and thresholds) include payment default, breach of representation in any material respect, breach of covenants, cross-default to material indebtedness, bankruptcy, ERISA violations, material judgments, change in control, termination of invalidity of guaranty or security documents; and defaults under other loan documents.

The Company recorded debt issuance costs in conjunction with obtaining the new loan facility for the year ended December 31, 2015 of $632. As of December 31, 2015, $543 of debt issuance costs, net of amortization of $89, was recorded as a direct deduction from long-term debt.

USI senior holdings, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

9. DEBT (cont.)

The Company also has a note payable of $1,080 to one of the sellers of the entities it acquired in 2015. This seller note payable is due in two annual installments through 2017 and bears an annual interest rate of 5 percent.

Aggregate maturities of long-term debt in future fiscal years, are as follows:

2016	$14,103
2017	4,853
2018	5,061
2019	5,248
2020	9,565
38,830
Less: debt issuance costs, net	(543)
$38,287

10. INCOME TAXES

The net income tax expense (benefit) consisted of the following:

	For the years ended December 31,
	2015	2014	2013
Current:
Federal	$7,172	$5,327	$237
State	383	188	64
Total current	7,555	5,515	301
Deferred:
Federal	1,586	1,902	(4,154)
State	1,073	789	576
Total deferred	$2,659	$2,691	$(3,578)
Total tax expense (benefit)	$10,214	$8,206	$(3,277)

The provision (benefit) for income taxes, as a percentage of income from continuing operations before provision (benefit) for income taxes, differs from the statutory US federal income tax rate due to the following:

	For the years ended December 31,
	2015		2014		2013
Income tax at federal statutory rate	$9,812	35.0%	$7,496	35.0%	$3,547	34.1%
State, net of federal benefit	1,242	4.4%	977	4.5%	386	3.7%
Domestic manufacturing deduction (Section 199)	(919)	(3.2)%	(350)	(1.6)%	—	0.0%
Other permanent items	79	0.2%	83	0.4%	437	4.2%
Decrease of valuation allowance	—		—		(7,647)	(73.5)%
Total tax expense (benefit)	$10,214	36.4%	$8,206	38.3%	$(3,277)	(31.5)%

USI senior holdings, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

10. INCOME TAXES (cont.)

The significant components of the deferred tax assets (liabilities) are as follows:

	As of December 31,
	2015	2014
Deferred tax assets:
Allowance for doubtful accounts	$139	$240
Inventory	218	196
Intangible assets	880	1,238
Accrued expenses	271	292
Insurance reserve	3,154	2,850
State net operating losses	737	1,246
Total deferred tax assets	5,399	6,062
Deferred tax liabilities:
Prepaid expenses	(618)	(402)
Stock-based compensation	(36)	(84)
Deferred profit on customer contracts	(2,583)	(2,479)
Property and equipment	(3,935)	(2,211)
Total deferred tax liabilities	(7,172)	(5,176)
Net deferred tax (liability) asset	$(1,773)	$886

In 2013, the Company determined that the realization if its deferred tax assets was more likely than not, and accordingly, the valuation allowance of $7,647 was reversed. The Company assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets on a jurisdiction and by tax filing entity basis. As of December 31, 2015, the Company has net operating loss (NOL) carryforwards of $17,812 for state income tax purposes. On December 31, 2014, the carryforward was $28,249 for state income tax purposes. All or a portion of the state NOLs are available to offset future taxable income through the year 2032.

The Company’s U.S. federal income tax returns for 2012 through 2014 are open to examination for federal tax years. The Company has several state tax jurisdictions open to examination for tax years 2009 through 2014. No liability for uncertain tax positions was considered necessary at December 31, 2015 or 2014. Determining uncertain tax positions and the related estimated amounts requires judgment and carries estimation risk. If future tax law changes or interpretations should come to light, or additional information should become known, the conclusions regarding unrecognized tax benefits may change.

11. COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments. The Company leases its headquarters and most branch locations under noncancelable operating lease arrangements that expire in various years through 2021. Several of these leases may be renewed for additional periods ranging from one to five years.

Lease expense for the years ended December 31, 2015, 2014 and 2013, was $4,035, $3,094, and $3,036, respectively.

USI senior holdings, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

11. COMMITMENTS AND CONTINGENCIES(cont.)

Future minimum payments under all noncancelable leases with initial terms of one year or more as of December 31, 2015, consisted of the following:

2016	$4,605
2017	3,769
2018	3,242
2019	2,836
2020	1,162
Thereafter	254
Total	$15,868

Letter of Credit. Under the Company’s auto, workers’ compensation and general liability insurance policies, the Company is obligated to post collateral against future claims. Those collateral obligations totaled $8,740 at December 31, 2015 and 2014.

In 2015, the Company satisfied its collateral obligations with a letter of credit issued under its loan facility. In 2014, the Company satisfied its collateral obligations with an $8,740 letter of credit issued under the secured asset-based revolving credit agreement then in effect.

Legal Matters. The Company is involved in certain litigation matters in the normal course of business which, in the opinion of management, will not result in any material adverse effects on the consolidated financial position, results of operations, or net cash flows of the Company.

12. RETIREMENT PLAN

The Company has a defined contribution 401(k) profit-sharing plan (the “Plan”). Employees who are 21 years of age or older and have three months of service are eligible to participate in the Plan. The Plan gives the Company the discretion to contribute to the Plan by matching a portion of employee contributions. The Company contributed to the Plan $272, $206 and $0 for the years ended December 31, 2015, 2014 and 2013, respectively.

13. STOCKHOLDERS’ EQUITY

Preferred Stock. At December 31, 2015 and 2014, the Company had issued and outstanding 1,000,000 shares of nonvoting preferred stock. The Company has authorized 3,000,000 nonvoting preferred shares with a par value of $0.001 per share as a one-for-one preferred stock dividend to its holders of voting common stock as of November 27, 2012. These nonvoting preferred stock shares hold the rights to the first $30,000 in equity value realized upon the liquidation of the Company, are not convertible and do not participate in dividends.

Common Stock. The holders of common stock are entitled to one vote per share. As of December 31, 2015 and 2014, the Company has 3,000,000 shares authorized with a par value $0.001 per share and 1,109,888 and 1,074,056, respectively, shares were issued and outstanding. During 2015 and 2014, the Company also issued 750 and 10,055 restricted stock shares respectively, as described below.

Restricted Stock and Awards. Under the Company’s 2009 stock award plan, (the “Stock Plan”), the Company may grant stock options, and award restricted stock and other equity to employees and directors of the Company. The voting rights for the restricted stock have been pledged by proxy to be voted in accordance with the recommendation of the Board with respect to each matter submitted to the Company’s stockholders for their vote or consent. The Stock Plan authorizes up to 155,000 shares to be issued.

USI senior holdings, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

13. STOCKHOLDERS’ EQUITY (cont.)

The restricted stock issued by the Company generally vest 25% annually from date of award over a four-year period. Restricted stock grants were valued based on the fair value of the Company’s common stock. Fair value was estimated primarily on a combination of discounted cash flow and by applying an average range of multiples of comparable companies in the public market to the Company’s trailing twelve month financial metrics. Factors related to the Company’s restricted stock during the following years are as follows:

	2015	2014	2013
Weighted-average restricted stock fair value at grant date	$214.00	$88.06	$23.80
Fair value of restricted stock vested	$336	$115	$15

The table below summarizes the activity for the year ended December 31, 2015 for unvested restricted stock:

	Restricted stock	Weighted-average grant date fair value
Unvested as of January 1, 2015	80,945	$15.02
Granted	750	214.00
Vested	(35,833)	9.37
Forfeited	(750)	(0.46)
Unvested as of December 31, 2015	45,112	23.05

For the years ended December 31, 2015, 2014 and 2013, the Company recorded stock-based compensation expense in the general and administrative expenses line of its consolidated statements of income of $351, $190 and $100, respectively. Unrecognized stock-based compensation expense was $920 as of December 31, 2015, which will be recognized over a weighted average period of 1.9 years.

14. Segment reporting

Installation Services.  The Installation Services segment primarily installs and distributes fiberglass, cellulose and spray foam insulation. In addition to insulation, the Company also installs and distributes complementary building products to contractors and consumers, including mirrors, shower doors, closet shelving, garage doors, rain gutters, firestopping, fireproofing and related accessories. Installation Services segment operates 27 branches and 40 locations across the United States.

Construction Services.  The Construction Services segment provides planning, logistics, procurement of materials and labor and project management services for all phases of home shell construction from empty lot to complete home frame. Construction Services are performed through three company-owned locations in Florida and Texas. One Construction Services customer makes up approximately 12.5%, 12.5% and 11.7% of the Company’s net sales for the years ended December 31, 2015, 2014 and 2013, respectively.

The Company’s segments are based on the Company’s operating units, for which financial information is regularly evaluated by its chief operating decision maker in determining resource allocation and assessing performance. Accounting policies for the segments are the same as those

USI senior holdings, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

14. Segment reporting (cont.)

for the Company. Segment information is based on specific job information. The Company does not allocate assets, indirect cost of sales, selling expenses or general and administration expenses to each segment.

The following is a summary of the annual percentage of net sales by category:

	For the years ended December 31,
	2015	2014	2013
Insulation	55%	49%	51%
Construction services	30	36	32
Windows	6	5	6
Glass	4	4	4
Other	5	6	7
	100%	100%	100%

Information by segment is as follows:

	For the years ended December 31,
	Net sales			Direct gross profit
	2015	2014	2013	2015	2014	2013
Installation Services	$270,173	$231,920	$212,924	$106,241	$89,189	$77,609
Construction Services	115,361	128,771	99,267	17,600	17,582	10,221
Total	$385,534	$360,691	$312,191	123,841	106,771	87,830
Indirect cost of sales				35,262	31,573	26,325
Gross profit, as reported				$88,579	$75,198	$61,505

15. RELATED PARTIES

The Company purchased materials from a vendor related to one of the Company’s board members. Payments to this vendor were $825, $396, and $647 for the years ended December 31, 2015, 2014, and 2013, respectively. Accounts payable to this vendor were $43 and $34 as of December 31, 2015 and 2014, respectively.

The Company provided loans to certain employees and directors for the amount of tax withholdings on vested shares of restricted stock. The loans bear an interest rate ranging from 0.95% to 1.86% and are due upon employee termination or a change in control of the Company as described in the restricted stock agreements. As of December 31, 2015 and December 31, 2014, the loans amounted to $238 and $27, respectively.

16. SUBSEQUENT EVENTS

Management of the Company has analyzed the potential for subsequent events through April 1, 2016, which is the date the consolidated financial statements were issued.

On April 1, 2016, the Company entered into a merger agreement, whereby the outstanding shares of the Company’s preferred and common stock would be sold to a publicly held acquisition company under which current management is expected to be retained. The consummation of the merger is dependent upon certain conditions to closing. No additional subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

USI SENIOR HOLDINGS, INC.,

HENNESSY CAPITAL ACQUISITION CORP. II,

HCAC II, INC.,

and

NORTH AMERICAN DIRECT INVESTMENT HOLDINGS, LLC,

solely in its capacity as the Stockholder Representative

April 1, 2016

A-ii

A-iii

A-iv

INDEX OF EXHIBITS AND SCHEDULES†

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Exchange Agent Agreement
Exhibit C	Form of Letter of Transmittal
Exhibit D	Form of Certificate of Incorporation
Exhibit E	Form of Bylaws
Exhibit F	Preparation Methodology
Exhibit G	Escrow Agreement
Exhibit H	Debt Financing Commitment
Exhibit I	Form of Written Stockholder Consent
Exhibit J	Management Incentive Plan
Exhibit K	Form of Indemnification Agreement
Exhibit L	Form of Drag-Along Notice
Exhibit M	Form of Undertaking
Schedule I	Net Working Capital Calculation

____________

†        The exhibits and schedules to this Annex have been omitted in accordance with Regulation S-K Item 601(b)(2). The registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

A-v

GLOSSARY OF DEFINED TERMS

The location of the definition of each capitalized term used in this Agreement is set forth in this Glossary:

60-Day Period	A-4
Accounting Firm	A-6
Accounting Principles	A-55
Accredited Investor Questionnaire	A-55
Acquisition Adjustment Amount	A-55
Acquisition Transaction	A-29
Additional Common Stock Merger Consideration	A-55
Adjustment Escrow Account	A-7
Adjustment Escrow Amount	A-7
Affiliate	A-55
Aggregate Cash Consideration
Agreement	A-1
Amended and Restated Certificated of Incorporation	A-56
Antitrust Laws	A-56
Business Combination	A-45
Business Day	A-56
Cash	A-56
Certificate of Incorporation	A-56
Certificate of Merger	A-2
Certificates	A-56
Claim	A-56
Claims	A-45
Closing	A-9
Closing Aggregate Merger Consideration	A-56
Closing Cash Consideration	A-56
Closing Date	A-9
Closing Statement	A-4
Code	A-56
Common Stock	A-10
Common Stock Merger Consideration	A-2
Common Stockholder	A-56
Company	A-1
Company Employee	A-36
Company Employee Benefit Plan	A-56
Company Equity Plan	A-57
Company Financial Statements	A-11
Company Fundamental Representations	A-57
Company Indemnitees	A-48
Company Parties	A-67
Company Proxy Expenses	A-57
Company Real Property	A-12
Company Stock	A-57
Company Transaction Expense	A-57
Confidentiality Agreement	A-29
Contract	A-57

A-vi

Credit Agreement	A-57
date hereof	A-1
Debt Financing	A-25
Debt Financing Commitment	A-25
Deferral Notice	A-54
DGCL	A-2
Disclosure Schedules	A-52
Disputed Items	A-5
Dissenting Share	A-7
Dissenting Stockholder	A-8
Documents	A-57
Drag-Along Notice	A-57
EBITDA	A-57
Effective Time	A-2
Efforts Failure	A-38
Employee Restricted Stock Proceeds	A-8
Employee Restricted Stock Proceeds Request Notice	A-8
Employee Restricted Stockholder	A-57
Encumbrance	A-57
Environmental Claim	A-58
Environmental Laws	A-58
ERISA	A-58
ERISA Affiliate	A-58
Escrow Agent	A-58
Escrow Agreement	A-7
Estimated Acquisition Adjustment Amount	A-4
Estimated Cash	A-4
Estimated Closing Statement	A-4
Estimated Company Transaction Expenses	A-4
Estimated Indebtedness	A-4
Estimated Net Working Capital	A-4
Estimated Target Net Working Capital Amount	A-4
Exchange Act	A-58
Exchange Agent	A-58
Exchange Agent Agreement	A-3
Excluded Shares	A-3
Fairness Opinion	A-27
Federal Securities Laws	A-42
Final Acquisition Adjustment Amount	A-6
Final Aggregate Merger Consideration	A-58
Final Cash	A-6
Final Company Transaction Expenses	A-6
Final Indebtedness	A-6
Final Net Working Capital	A-6
Final Parent Trust Amount	A-58
Final Target Net Working Capital Amount	A-6
Financing Sources	A-58
Former Real Property	A-58
Founder Common Stock	A-44
Founder Voting Agreement	A-1

A-vii

Fully Diluted Shares	A-58
GAAP	A-59
Governing Documents	A-59
Governmental Entity	A-59
Group Company(ies)	A-59
Hazardous Materials	A-59
HSR Act	A-17
HSR Approval	A-59
Indebtedness	A-59
Indemnitees	A-60
Intellectual Property	A-60
IPO	A-44
Knowledge of the Company	A-60
Latest Balance Sheet	A-11
Latest Balance Sheet Date	A-11
Latest Income Statement	A-11
Law	A-60
Leased Real Property	A-12
Legal Proceeding	A-60
Legal Requirement	A-60
Letter of Transmittal	A-3
Liabilities	A-60
Liens	A-60
Liquidation Value	A-60
Losses	A-60
Management Incentive Plan	A-41
Material Adverse Effect	A-60
Material Contract	A-14
Material Customer	A-20
Material Permits	A-18
Material Supplier	A-20
Merger	A-2
Merger Debt Financing Amount	A-61
Merger Sub	A-1
Minimum Cash Amount
Monthly Financial Statements	A-32
Nasdaq	A-61
Net Working Capital	A-61
New Benefit Plans	A-36
Objection Statement	A-5
Offer	A-1
Offer Documents	A-41
Offering Shares	A-41
Old Benefit Plans	A-36
Open Source Software	A-61
Order	A-61
Ordinary Course of Business	A-61
Organizational Documents	A-61
Outside Date	A-50
Owned Real Property	A-12

A-viii

Parent	A-1
Parent Acquisition Transaction	A-45
Parent Balance Sheet	A-23
Parent Certifications	A-24
Parent Common Stock	A-61
Parent Disclosure Schedule	A-62
Parent Fundamental Representations	A-62
Parent Governing Documents	A-41
Parent Material Adverse Effect	A-62
Parent Parties	A-67
Parent SEC Reports	A-23
Parent Stock Consideration	A-62
Parent Stockholder Approval	A-62
Parent Transaction Expense	A-62
Parent Trust	A-62
Parent Trust Agreement	A-62
Parent Trust Amount	A-25
Parent’s Knowledge	A-62
Parent’s Representatives	A-29
Participating Common Stockholder	A-62
Parties	A-1
Party	A-1
Payoff Amount	A-30
Payoff Letter	A-29
Per Common Share Closing Cash Consideration	A-62
Per Common Share Closing Parent Stock Consideration	A-62
Per Common Share Post-Closing Consideration	A-62
Permit	A-18
Permitted Acquisition	A-63
Permitted Acquisition Actual Value Increase	A-63
Permitted Acquisition EBITDA Increase	A-63
Permitted Liens	A-63
Permitted Releases	A-25
Person	A-63
Personnel	A-16
Position Statement	A-5
Pre-Closing Refund	A-39
Pre-Closing Tax Period	A-63
Preferred Stock	A-10
Preferred Stock Merger Consideration	A-2
Preferred Stockholder	A-63
Preliminary Proxy Statement	A-63
Preparation Methodology	A-4
Pro Rata Share	A-63
Prospectus	A-64
Proxy Statement	A-41
Public Stockholders	A-44
Real Property Leases	A-64
Reference Time	A-64
Registrable Stock	A-53

A-ix

Registration Statement	A-53
Regulatory Approvals	A-64
Reimbursement Fund Amount	A-3
Related Party	A-64
Release	A-64
Released Party	A-72
Representative Closing Statement	A-5
Representatives	A-64
Required Information	A-64
Response Period	A-5
Restricted Stock	A-64
Restricted Stock Agreements	A-64
Restricted Stockholder	A-64
Return Amount	A-7
Schedule	A-52
SEC	A-64
Second Amended and Restated Certificate of Incorporation	A-64
Securities Act	A-64
Shelf Prospectus	A-53
Specified Proceeding	A-65
Specified Proceeding Amounts	A-38
Sponsor	A-1
Stockholder	A-65
Stockholder Representative	A-1
Stockholders Agreement	A-65
Straddle Period	A-65
Subsidiary	A-65
Substitute Financing	A-35
Surviving Company	A-2
Target Net Working Capital Amount	A-65
Tax	A-65
Tax Accountant	A-40
Tax Returns	A-65
Taxes	A-65
Total Permitted Acquisition Purchase Price	A-66
Trade Secrets	A-66
Trailing Twelve Months EBITDA Amount	A-66
Transaction Deductions	A-66
Transaction Documents	A-66
Transaction Expenses	A-66
Waived 280G Benefits	A-30
Waivers of Parachute Payments	A-30
WF&G	A-72
Written Stockholder Consent	A-30

A-x

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 1, 2016 (the “date hereof”), is made by and among USI Senior Holdings, Inc., a Delaware corporation (the “Company”), Hennessy Capital Acquisition Corp. II, a Delaware corporation (“Parent”), HCAC II, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Sub”), and North American Direct Investment Holdings, LLC, a Delaware limited liability company, solely in its capacity as the representative for the Stockholders pursuant to Section 11.01 (the “Stockholder Representative”). Parent, the Merger Sub and the Company, and, solely in its capacity as and solely to the extent applicable, the Stockholder Representative, will each be referred to herein from time to time as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII below.

WHEREAS, Parent desires to acquire one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company in a reverse triangular merger transaction on the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of the acquisition of the issued and outstanding shares of capital stock of the Company by Parent and in accordance with the terms hereof, Parent shall provide an opportunity to its stockholders to have their Offering Shares (as defined below) redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and the applicable Parent Governing Documents in conjunction with, inter alia, obtaining approval from the stockholders of Parent for the Merger (as defined below) (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement (as defined below), the “Offer”);

WHEREAS, Hennessy Capital Partners II LLC (the “Sponsor”) has delivered to the Company a Voting and Support Agreement (the “Founder Voting Agreement”), dated as of the date hereof, pursuant to which, among other things, the Persons indicated on the signature pages thereof have agreed to vote their Parent Common Stock in favor of certain matters (including the Merger (as defined below) and certain other proposals of the Parent set forth in its Proxy Statement), all on the terms and subject to the conditions set forth therein);

WHEREAS, each of the boards of directors of the Company, Parent and the Merger Sub has (a) determined that the Merger is fair, advisable and in the best interests of its respective companies and stockholders and (b) unanimously approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein; and

WHEREAS, each of the boards of directors of the Company, Parent and the Merger Sub has determined to recommend to its respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

THE MERGER

1.01.            The Merger.

(a) Subject to the terms and conditions hereof, at the Effective Time, the Merger Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereupon the separate existence of the Merger Sub will cease, and the Company will be the surviving company (the “Surviving Company”).

(b) At the Closing, the Company and the Merger Sub will cause a certificate of merger substantially in the form of Exhibit A hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and will make all other filings or recordings required by the DGCL in connection with the Merger. The Merger will become effective at such time on the Closing Date as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as specified in the Certificate of Merger (the “Effective Time”).

(c) From and after the Effective Time, the Surviving Company will succeed to all the assets, rights, privileges, immunities, powers and franchises and be subject to all of the Liabilities, restrictions, disabilities and duties of the Company and the Merger Sub, all as provided under the DGCL.

1.02.            Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger:

(a) The share transfer books of the Company will be closed, and thereafter there will be no further registration of transfers of Company Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of the shares of Company Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect thereto except as otherwise provided in this Agreement or by Law.

(b) Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares, if any) will be automatically converted into a right to receive an amount in cash, without interest, equal to the Liquidation Value of such share of Preferred Stock (the aggregate consideration to which holders of Preferred Stock become entitled pursuant to this Section 1.02(b) is referred to herein as the “Preferred Stock Merger Consideration”). The Preferred Stock Merger Consideration will be paid in the manner provided in Section 1.02(d).

(c) Each share of Common Stock issued and outstanding immediately prior to the Effective Time and each share of Restricted Stock issued and outstanding immediately prior to the Effective Time, which will vest in connection with the transactions contemplated hereby in accordance with the terms of the Company Equity Plan and the applicable Restricted Stock Agreement or any other applicable agreement pursuant to which such Restricted Stock was granted (other than, in each case, Excluded Shares and Dissenting Shares, if any), will be automatically converted into the right to receive (i) the Per Common Share Closing Cash Consideration, (ii) the Per Common Share Parent Stock Consideration and the (iii) Per Common Share Post-Closing Consideration (including interest that may be payable under the Escrow Agreement, if any) (the aggregate consideration to which holders of Common Stock become entitled pursuant to this Section 1.02(c) is referred to herein as the “Common Stock Merger Consideration”). The Common Stock Merger Consideration will be paid in the manner provided in Section 1.02(d).

(d) Concurrent with the Effective Time, Parent will deliver an amount equal to the Closing Cash Consideration to the Exchange Agent at the Closing by wire transfer of immediately available funds to the account(s) designated in writing by the Exchange Agent, with such account(s) to be established, maintained and administered by the Exchange Agent pursuant to the terms and conditions of a exchange agent agreement substantially in the form of Exhibit B attached hereto, to be entered into at least four Business Days prior to the Closing Date by Parent, the Stockholder Representative and the Exchange Agent (the “Exchange Agent Agreement”). Parent will also deliver the Parent Stock Consideration to the Exchange Agent pursuant to the terms of the Exchange Agent Agreement. After the Closing, promptly following delivery to the Exchange Agent of a duly completed and executed letter of transmittal, along with a properly completed Internal Revenue Service Form W-9 (or if applicable, the appropriate Internal Revenue Service Form W-8), substantially in the form of Exhibit C attached hereto (a “Letter of Transmittal”), the Exchange Agent will (and Parent will direct the Exchange Agent to) promptly pay (i) to each Preferred Stockholder that delivers a duly executed and completed Letter of Transmittal, in accordance with Section 1.10 and Section 1.11, an amount equal to the Liquidation Value multiplied by the number of shares of Preferred Stock held of record by such Preferred Stockholder immediately prior to the Effective Time, and (ii) to each Common Stockholder that delivers a duly executed and completed Letter of Transmittal, in accordance with Section 1.10 and Section 1.11, (a) an amount equal to the Per Common Share Closing Cash Consideration and (b) the Per Common Share Parent Stock Consideration, each as multiplied by the number of shares of Common Stock held of record by such Common Stockholder immediately prior to the Effective Time; provided, that the amounts paid under the foregoing clause (a) shall be net of any indebtedness of such Common Stockholder due to the Company as of the Closing and the amount of any such indebtedness shall be paid by the Exchange Agent to the Surviving Company in satisfaction of such indebtedness. The Exchange Agent will (and Parent will direct the Exchange Agent to) (A) pay the amounts described in the preceding sentence on the Closing Date to any Stockholder (other than Employee Restricted Stockholders in respect of shares of Restricted Stock for which an election under Section 83(b) of the Code has not been filed) that delivers its duly executed and completed Letter of Transmittal to the Exchange Agent at least three Business Days prior to the Closing Date, (B) subject to Section 1.10 and Section 1.11, pay (or cause to be paid) the amounts described in the preceding sentence to any other Stockholder within three Business Days after such Stockholder (other than Employee Restricted Stockholders in respect of shares of Restricted Stock for which an election under Section 83(b) of the Code has not been filed) delivers its duly executed and completed Letter of Transmittal to the Exchange Agent and (C) in accordance with Section 1.11 deliver to the Surviving Company the amounts described in the preceding sentence on the Closing Date payable to any Employee Restricted Stockholder in respect of shares of Restricted Stock for which an election under Section 83(b) of the Code has not been filed. None of Parent, the Exchange Agent, the Surviving Company nor their Affiliates will be liable to any Stockholder for any amount paid to any public official pursuant to applicable abandoned property, escheat or similar Laws. Any amount remaining unclaimed by the Stockholders three years after the Closing Date (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) will become, to the extent permitted by applicable Law, the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

(e) Each share of Preferred Stock or Common Stock, if any, held immediately prior to the Effective Time by Parent, the Merger Sub or the Company (collectively, the “Excluded Shares”) will be automatically canceled and no payment will be made with respect thereto.

(f) Each share of common stock of the Merger Sub that is issued and outstanding immediately prior to the Effective Time will be automatically converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Company.

1.03.            Reimbursement Fund Amount. Concurrent with the Effective Time, Parent will deliver the sum of $1,500,000 (the “Reimbursement Fund Amount”) to the Stockholder Representative at the Closing by wire transfer of immediately available funds to the account designated by the Stockholder Representative. The purpose of the Reimbursement Fund Amount is to provide the Stockholder Representative with funds to cover out-of-pocket expenses it incurs in serving as the Stockholders’ representative for the purposes stated in this Agreement. Other than reimbursement for its out-of-pocket expenses incurred in serving as the Stockholders’ representative, the Stockholder Representative will not be compensated for providing services hereunder. If the Stockholder Representative determines in its sole discretion to return all or any portion of the Reimbursement Fund Amount to the Common Stockholders, it will distribute to each Common Stockholder entitled to receive payments under Section 1.02(d) its Pro Rata Share of the amount to be distributed. Payments to Common Stockholders under this Section 1.03 will be paid in accordance with Section 1.10 and Section 1.11.

1.04.            Organizational Documents. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, the Merger Sub, the Company or the holders of any shares of capital stock of any of the foregoing, the certificate of incorporation of the Surviving Company will be amended and restated in its entirety in the form attached hereto as Exhibit D until thereafter amended, subject to Section 9.01, in accordance with the provisions thereof and the DGCL. At the Effective Time, the bylaws of the Surviving Company will be amended and restated to be in the form attached hereto as Exhibit E, until thereafter amended, subject to Section 9.01, in accordance with the provisions thereof, the certificate of incorporation of the Surviving Company and the DGCL. Notwithstanding the foregoing, no such amendment to the certificate of incorporation or the bylaws of the Surviving Company will diminish the exculpation, indemnification or expense advancement or reimbursement provisions in respect of directors or officers of the Company or any other Group Company that held office as of the date hereof in respect of acts or omissions occurring prior to the Effective Time.

1.05.            Directors and Officers. From and after the Effective Time, until successors are duly elected, appointed or otherwise designated in accordance with applicable Law, the directors of the Merger Sub at the Effective Time will be the directors of the Surviving Company (and any other directors of the Company will be deemed to have been removed as of the Effective Time), and the officers of the Company at the Effective Time will be the officers of the Surviving Company, each such initial director and initial officer of the Surviving Company to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as in effect from and after the Effective Time.

1.06.            Closing Calculations. Not less than five (5) Business Days prior to the anticipated Closing Date, the Company will deliver to Parent a statement (the “Estimated Closing Statement”) setting forth (a) an estimated consolidated balance sheet of the Group Companies as of the Reference Time, (b) the Company’s good faith estimate of (i) Cash as of the Reference Time (the “Estimated Cash”), (ii) Indebtedness as of the Reference Time, including the Payoff Amount (the “Estimated Indebtedness”), (iii) Net Working Capital as of the Reference Time (the “Estimated Net Working Capital”) and the Target Net Working Capital Amount (the “Estimated Target Net Working Capital Amount”), (iv) Company Transaction Expenses (the “Estimated Company Transaction Expenses”) and (v) the Acquisition Adjustment Amount as of the Reference Time (the “Estimated Acquisition Adjustment Amount”), which statement the Company will confirm in writing has been prepared using the Preparation Methodology and will include materials showing in reasonable detail the Company’s support and computations for the amounts included in the Estimated Closing Statement, (c) consistent with the foregoing calculations, the Company’s determination of (i) the Closing Aggregate Merger Consideration, (ii) the Per Common Share Closing Cash Consideration and (iii) the Per Common Share Parent Stock Consideration, and (d) the amount of the Preferred Stock Merger Consideration. The Estimated Closing Statement and the determinations contained therein will be prepared in accordance with the Preparation Methodology as set forth in Exhibit F (the “Preparation Methodology”). Parent shall be entitled to review and make reasonable objections to the matters and amounts set forth in the Estimated Closing Statement delivered by the Company pursuant to this Section 1.06. The Company will cooperate with Parent in the review of the Estimated Closing Statement, including providing Parent and its representatives with reasonable access during normal business hours to the relevant books, records and finance employees of the Company. Based on Parent’s reasonable objections, the Company and Parent will cooperate reasonably to update the Estimated Closing Statement delivered by the Company under this Section 1.06, prior to the Closing Date.

1.07.            Post-Closing Adjustment.

(a) Parent will prepare and deliver to the Stockholder Representative, no later than 60 days after the Closing Date (the “60-Day Period”), a statement (the “Closing Statement”) setting forth (i) the consolidated balance sheet of the Group Companies as of the Reference Time and (ii) Parent’s determination of (A) Cash as of the Reference Time, (B) Indebtedness as of the Reference Time, (C) Net Working Capital as of the Reference Time and the Target Net Working

Capital Amount, (D) Company Transaction Expenses and (E) the Acquisition Adjustment Amount as of the Reference Time, which statement Parent will confirm in writing has been prepared using the Preparation Methodology and will include materials showing in reasonable detail Parent’s support and computations for the amounts included in the Closing Statement. If Parent does not deliver the Closing Statement to the Stockholder Representative within the 60-Day Period, either, at the election of the Stockholder Representative, (x) Parent will be deemed to have waived the right to object to any items set forth in the Estimated Closing Statement, all such items will be deemed to be final and binding on the Parties and the Stockholders and will be non-appealable and may be enforced by a court of competent jurisdiction for purposes of determining the Final Aggregate Merger Consideration, as described below in this Section 1.07, or (y) the Stockholder Representative will prepare and deliver to Parent, no later than 45 days after the 60-Day Period, the Closing Statement (as prepared by the Stockholder Representative, the “Representative Closing Statement”).

(b) During the 30-day period following the Stockholder Representative’s receipt of the Closing Statement or during the 60-day period following the Stockholder Representative’s election to prepare the Representative Closing Statement in accordance with Section 1.07(a), as applicable (either such period, the “Response Period”), Parent will provide the Stockholder Representative and its representatives with access to those of the Group Companies’ accounting records (other than the Group Companies’ accountant’s work papers, unless the Group Companies’ accountants agree to provide same) that directly relate to the items in the Closing Statement or the Representative Closing Statement, as applicable, that the Stockholder Representative reasonably requests. If the Stockholder Representative claims that Parent has failed to comply with its obligation under this Section 1.07(b) to provide access to books, records, and personnel, the Stockholder Representative must submit such claim for resolution to the Accounting Firm, which will have the authority to determine such matter and, to the extent that Parent has so failed to comply, to extend the Response Period until the date that is 30 days after Parent complies with its access obligations hereunder. Prior to the expiration of the Response Period, the Stockholder Representative may deliver either (i) a written objection to Parent’s calculation of the items stated in the Closing Statement, identifying each item (i.e., on an item-by-item basis) in dispute and the dollar amount in dispute for each item or (ii) if so elected by the Stockholder Representative in accordance with Section 1.07(a), the Representative Closing Statement (either such statement, the “Objection Statement”). If the Stockholder Representative chooses to deliver an Objection Statement during the Response Period, the Stockholder Representative will also deliver materials showing in reasonable detail the Stockholder Representative’s basis, support and computations for its position and the amounts it claims are in dispute or that differ between the Closing Statement and the Objection Statement. The Stockholder Representative and the Stockholders will be deemed to have waived the right to object to any item set forth in the Closing Statement unless the Stockholder Representative furnishes the Objection Statement to Parent within the Response Period. In the case of such waiver, all items stated in the Closing Statement will be deemed to be final and binding on the Parties and the Stockholders and will be non-appealable and may be enforced by a court of competent jurisdiction for purposes of this Agreement, including determining the Final Aggregate Merger Consideration. If the Stockholder Representative delivers an Objection Statement within the Response Period, then the Stockholder Representative and Parent will meet within 15 days (in person or by teleconference) after the delivery of the Objection Statement to discuss each other’s position and to attempt to resolve their differences. If Parent and the Stockholder Representative are not able to resolve their differences at such meeting (or by any later date mutually agreed to by them), Parent and the Stockholder Representative will prepare a list of the items that remain in dispute (the “Disputed Items”), which Disputed Items will be limited to those items and amounts listed in the Objection Statement that remain unresolved. Parent and the Stockholder Representative will separately prepare statements (each, a “Position Statement”) specifying in reasonable detail their respective positions on each of the Disputed Items (including the dollar amount for each item). The Stockholder Representative and Parent will exchange their Position Statements with one another within 20 days after the meeting at which the Disputed Items list was prepared. Each Party’s Position Statement will include only those items and amounts in dispute as specified in the Objection Statement (but with reference to the Estimated Closing Statement and the Closing Statement, as applicable).

(c) If within 15 days after Parent and the Stockholder Representative have exchanged Position Statements, Parent and the Stockholder Representative are unable to agree on the amounts of Cash as of the Reference Time, Indebtedness as of the Reference Time, Net Working Capital as of the Reference Time, the Target Net Working Capital Amount, Company Transaction Expenses or the Acquisition Adjustment Amount as of the Reference Time in accordance with the above procedures, Parent or the Stockholder Representative will submit the list of the Disputed Items (together with both Position Statements) to be resolved by BDO USA, LLP or, if such firm is unable or unwilling to perform its obligations under this Section 1.07, such other accounting firm as Parent and the Stockholder Representative mutually agree (the “Accounting Firm”). If Parent and the Stockholder Representative are not able to agree to a list of Disputed Items, the Accounting Firm may also be retained to determine the contents of such list based solely on the Objection Statement and the materials accompanying same (but with reference to the Estimated Closing Statement and the Closing Statement, as applicable). Regardless of which Party submits the matter to the Accounting Firm for resolution, within five days of the Accounting Firm’s request, both Parent and the Stockholder Representative will enter into the Accounting Firm’s standard engagement letter and both will instruct the Accounting Firm to resolve each of the Disputed Items (but no other items) within 60 days of being engaged or as soon as practicable thereafter. The cost of any retainer payment required by the Accounting Firm will be paid equally by Parent and the Stockholder Representative, subject to ultimate apportionment as provided in this Section 1.07(c). The Stockholder Representative and Parent will cooperate with the Accounting Firm in all reasonable respects, but neither Party will have ex parte meetings, teleconferences or other correspondence with the Accounting Firm (except to the extent that such ex parte discussions solely concern the Accounting Firm’s discussions with such party regarding a potential conflict), as it is intended for each of the Stockholder Representative and Parent to be included in all discussions and correspondence with the Accounting Firm. In resolving each of the Disputed Items, the Accounting Firm will be authorized only to choose between the Stockholder Representative’s position and Parent’s position (as each position had been disclosed to the other in its respective Position Statement, as amended in the manner provided below), but recognizing that the Accounting Firm may resolve the Disputed Items on an item-by-item basis so that it may choose the Stockholder Representative’s position on some items and Parent’s position on other items. If Parent or the Stockholder Representative fails to provide the other with its Position Statement within the 20-day period referenced in Section 1.07(b) or fails to enter into the Accounting Firm’s standard engagement letter in a timely manner, all of the Disputed Items will be deemed resolved in the manner set forth in the other Party’s Position Statement. If both the Stockholder Representative and Parent present the other with its Position Statement within the 20-day period referenced in Section 1.07(b), then the Accounting Firm will be permitted to ask questions of the Parties with respect to either or both Position Statements. The Accounting Firm will notify the Stockholder Representative and Parent in writing of its resolution of each of the Disputed Items, together with a reasonably detailed explanation of its determination of each Disputed Item, and its calculation of Cash as of the Reference Time, Indebtedness as of the Reference Time, Net Working Capital as of the Reference Time, the Target Net Working Capital Amount, Company Transaction Expenses and the Acquisition Adjustment Amount as of the Reference Time based on its resolution of the Disputed Items. The fees and expenses of the Accounting Firm will be apportioned equitably by the Accounting Firm based on the degree to which each Party failed to prevail in its position. The determination of the Accounting Firm with respect to the Disputed Items and the apportionment of fees and expenses will be final and binding on the Parties and the Stockholders, will be non-appealable and may be enforced by a court of competent jurisdiction.

(d) The final Cash as of the Reference Time (the “Final Cash”), the final Indebtedness as of the Reference Time (the “Final Indebtedness”), the final Net Working Capital as of the Reference Time (the “Final Net Working Capital”) and the final Target Net Working Capital Amount (the “Final Target Net Working Capital Amount”), the final Company Transaction Expenses (the “Final Company Transaction Expenses”) and the final Acquisition Adjustment Amount (the “Final Acquisition Adjustment Amount”) will be (i) as stated in the Estimated Closing Statement or the Closing Statement, as applicable, if the Stockholder Representative fails to deliver an Objection Statement during the applicable Response Period or (ii) if the Stockholder Representative delivers an Objection Statement within the Response Period, (A) the amounts mutually agreed to by Parent and the Stockholder Representative and (B) if any Disputed Item is submitted for resolution to the Accounting Firm, the amount of each Disputed Item as determined by the Accounting Firm.

(e) If the Final Aggregate Merger Consideration exceeds the Closing Aggregate Merger Consideration, of such excess, Parent will pay or cause to be paid to the Stockholder Representative any amount incurred by the Stockholder Representative in performing its services under this Agreement that is reasonably likely to exceed the Reimbursement Fund Amount (as determined and specified in writing via notice by the Stockholder Representative to Parent, prior to the determination of the Final Aggregate Merger Consideration, in good faith), and of the balance of such excess, Parent will promptly (but in any event within five Business Days following the final determination of the Final Aggregate Merger Consideration) pay to the Exchange Agent to distribute (and Parent will direct the Exchange Agent to so distribute), in accordance with Section 1.10 and Section 1.11, to each Common Stockholder entitled to receive payments under Section 1.02(d) or Section 1.03 its Pro Rata Share of such balance; provided, however, that in no event shall Parent or any of its Affiliates have any liability or obligation pursuant to this Section 1.07 to make or cause to be made any payment in excess of $3,000,000. Furthermore, if the Final Aggregate Merger Consideration exceeds the Closing Aggregate Merger Consideration, the Stockholder Representative and Parent will promptly (but in any event within three Business Days) deliver a joint written instruction to the Escrow Agent to release to the Exchange Agent the funds in the Adjustment Escrow Account for the benefit of the Common Stockholders. Upon receipt of such funds from the Escrow Agent, the Exchange Agent will distribute (and Parent will direct the Exchange Agent to so distribute) to each Common Stockholder entitled to receive payments under Section 1.02(d) or Section 1.03 its Pro Rata Share of such amount in accordance with Section 1.10 and Section 1.11.

(f) If the Closing Aggregate Merger Consideration exceeds the Final Aggregate Merger Consideration, Parent and the Stockholder Representative will promptly (but in any event within three Business Days) deliver a joint written instruction to the Escrow Agent to release to Parent from the Adjustment Escrow Account the amount equal to such difference, or if such difference is greater than the funds in the Adjustment Escrow Account, the total amount of the Adjustment Escrow Account (the “Return Amount”) by wire transfer of immediately available funds to one or more accounts designated in writing by Parent to the Stockholder Representative. The Stockholders and the Stockholder Representative will not have any liability for any amounts due pursuant to this Section 1.07 except to the extent of the funds available in the Adjustment Escrow Account. If any funds remain in the Adjustment Escrow Account after releasing the Return Amount to Parent, the Stockholder Representative and Parent will, simultaneously with the delivery of the instructions described in the first sentence of this Section 1.07(f), deliver joint written instructions to the Escrow Agent to release to the Exchange Agent such remaining funds for the benefit of the Common Stockholders. Upon receipt of such funds from the Escrow Agent, the Exchange Agent will distribute (and Parent will direct the Exchange Agent to so distribute) to each Common Stockholder entitled to receive payments under Section 1.02(d) or Section 1.03 its Pro Rata Share of such amount in accordance with Section 1.10 and Section 1.11.

1.08.            Escrow Account. Concurrent with the Effective Time, Parent will deliver $3,000,000 (such amount, the “Adjustment Escrow Amount”) in immediately available funds into an escrow account (the “Adjustment Escrow Account”), such account to be established and maintained by the Escrow Agent pursuant to the terms and conditions of an escrow agreement substantially in the form of Exhibit G attached hereto, to be entered into on the Closing Date by Parent, the Stockholder Representative and the Escrow Agent (the “Escrow Agreement”). The funds in the Adjustment Escrow Account will serve as the sole and exclusive source of payment of any amount payable to Parent under Section 1.07. All fees, costs and expenses of the Escrow Agent will be paid by Parent.

1.09.            Dissenting Shares. If applicable, and to the extent available under Section 262 of the DGCL, any share of capital stock of the Company that is issued and outstanding immediately prior to the Effective Time and that is held by a Stockholder who did not consent to or vote (by a valid and enforceable proxy or otherwise) in favor of the approval of this Agreement, which Stockholder complies with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such share being a “Dissenting Share,” and such Stockholder being a

“Dissenting Stockholder”), will not be converted into the right to receive the consideration to which the Dissenting Stockholder would be entitled pursuant to Section 1.02, but rather will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL. If any Dissenting Stockholder fails to perfect such Stockholder’s dissenters’ rights under the DGCL or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares will thereupon automatically be converted into the right to receive the consideration referred to in Section 1.02, subject to the payment procedures set forth in Section 1.10 and Section 1.11. Notwithstanding anything to the contrary contained in this Agreement, if the Merger is rescinded or abandoned, then the right of a stockholder to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL will cease. The Company will not voluntarily make any payment with respect to any demand for appraisal with respect to any Dissenting Shares without the prior written consent of Parent (which consent may or may not be given in the sole and absolute discretion of Parent). Notwithstanding the foregoing, pursuant to the Drag-Along Notice, each Stockholder is required to waive any dissenters’ rights, appraisal rights or similar rights that such Stockholder may have in connection with the Merger.

1.10.            Withholding. Notwithstanding any provision contained herein to the contrary, Parent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law. If Parent so withholds amounts, such amounts will be treated for all purposes of this Agreement as having been paid to such Person in respect of such deduction and withholding. At least five Business Days prior to the Closing, Parent will (a) notify the Stockholder Representative and the Stockholders of any anticipated withholding, (b) consult with the Stockholder Representative in good faith to determine whether such deduction and withholding is required under applicable Tax Law and (c) cooperate with the Stockholder Representative and the Stockholders to minimize the amount of any applicable withholding.

1.11.            Payment Methodology.

(a) The Parties recognize that amounts payable under this Article I, from funds released from the Adjustment Escrow Accounts or pursuant to Section 6.07 to any Employee Restricted Stockholder with respect to his or her shares of Restricted Stock for which an election under Section 83(b) of the Code has not been filed (including distributions of any portion of the Reimbursement Fund Amount) (collectively, “Employee Restricted Stock Proceeds”) may be subject to withholding, other payroll deductions and, solely with respect to the Per Share Common Stock Merger Consideration, amounts to be held back in respect of indebtedness of such Employee Restricted Stockholder due to the Company as of the Closing. Accordingly, to facilitate such payments, the Exchange Agent will promptly deliver to the Surviving Company any Employee Restricted Stock Proceeds (and an amount equal to the employer’s share of Taxes applicable to payment thereof), a listing of the Employee Restricted Stockholders who are to receive a portion of such Employee Restricted Stockholders Proceeds and the pre-withholding amounts due to each (each, an “Employee Restricted Stock Proceeds Request Notice”). Upon receipt of an Employee Restricted Stock Proceeds Request Notice and the related Employee Restricted Stock Proceeds, the Surviving Company will make, on the next regular payroll date (but in any event within three Business Days of the Closing with respect to payments of the Per Common Share Closing Cash Consideration and the Per Common Share Parent Stock Consideration), the payments requested in such notice through the Surviving Company’s payroll system or cause such requested payments to be made through the payroll system of the Group Company that employs each such Person. Payments made to Employee Restricted Stockholders in accordance with the foregoing will be net of withholding, other normal payroll deductions and, solely with respect to the Per Share Common Stock Merger Consideration, the amount of indebtedness of such Employee Restricted Stockholder due to the Company as of the Closing in satisfaction of such indebtedness.

(b) Any Common Stock Merger Consideration that is payable to a Restricted Stockholder that is not an Employee Restricted Stockholder in respect of shares of Restricted Stock or to an Employee Restricted Stockholder in respect to shares of Restricted Stock for which an election under Section 83(b) of the Code has been filed will be paid directly to such holder (to the account and pursuant to the wire transfer instructions specified by such Restricted Stockholder in its Letter of Transmittal) by the Exchange Agent at each time any such amount becomes payable (and Parent will direct the Exchange Agent to make such payment).

(c) Except as provided in Section 1.11(a) or (b), Common Stock Merger Consideration or amounts payable pursuant to Section 6.07 that become payable to a Stockholder will be paid directly to such holder (to the account and pursuant to the wire transfer instructions specified by such holder in its Letter of Transmittal) by the Exchange Agent at each time any such amount becomes payable (and Parent will direct the Exchange Agent to make such payment).

(d) Any post-Closing payment to be made by Parent to the Stockholder Representative under this Agreement will be made by wire transfer of immediately available funds to an account pursuant to wire transfer instructions given to Parent by the Stockholder Representative.

ARTICLE II.

THE CLOSING

2.01.            The Closing. The closing of the Merger (the “Closing”) will take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m. local time on the second Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article VIII hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date and/or time as is mutually agreed to in writing by Parent and the Stockholder Representative (the “Closing Date”). The deliveries required by Article VIII may occur by email, telecopier or courier service and the release of the Closing deliveries from escrow may occur pursuant to a conference call or email.

2.02.            The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, on the Closing Date:

(a) the Company and the Merger Sub will cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware;

(b) the applicable Parties will cause the payments required under Section 1.02 and Section 1.03 to be made in accordance with Section 1.10 and Section 1.11;

(c) Parent will deposit the Adjustment Escrow Amount into the Adjustment Escrow Account in accordance with Section 1.08;

(d) in accordance with the Payoff Letter, Parent will repay, or cause to be repaid, on behalf of the Group Companies, the Payoff Amount by wire transfer of immediately available funds to the account(s) designated in the Payoff Letter;

(e) Parent will pay, or cause to be paid, on behalf of the Company, the unpaid Estimated Company Transaction Expenses included in the Estimated Closing Statement by wire transfer of immediately available funds as directed by the Stockholder Representative; and

(f) Parent and the Company will make such other deliveries as are required by Article VIII hereof.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent as follows in this Article III.

3.01.            Existence and Good Standing. Each of the Group Companies is duly organized, validly existing and, to the extent applicable in the respective jurisdiction, in good standing under the Laws of the jurisdiction in which it is incorporated or organized. Each of the Group Companies has all requisite corporate or limited liability company power and authority to own, lease and operate the properties and assets it owns, leases and operates and to carry on its business as such business is conducted, as of the date hereof. Each of the Group Companies is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where failure to be so duly qualified would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Group Companies in a material respect. The Company has made available to Parent an accurate and complete copy of each Governing Document of each member of the Group Company, in each case, as in effect as of the date of this Agreement. Such Governing Documents are in full force and effect.

3.02.            Authority; Enforceability. The Company has the full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, subject (in the case of performance) to obtaining the Written Stockholder Consent. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party have been duly and validly authorized by all required corporate action on behalf of the Company, subject to obtaining the Written Stockholder Consent. This Agreement and each of the other Transaction Documents to which the Company is a party (or will be a party at the Closing) constitutes (or will constitute) the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

3.03.            No Violations. The execution and delivery of this Agreement by the Company and the execution and delivery of the other Transaction Documents to which the Company is a party does not and will not, and the performance and compliance with the terms and conditions hereof and thereof by the Company and the consummation of the transactions contemplated hereby and thereby by the Company will not (with or without notice or passage of time, or both):

(a) except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Written Stockholder Consent, (iii) compliance with and filings under the HSR Act and (iv) any violation, conflict, breach or default resulting solely from Parent or the Merger Sub being party to the transactions contemplated hereby, violate, conflict with, result in a breach or constitute a default under any of the provisions of the certificates of incorporation or bylaws (or equivalent organizational documents) of any Group Company; or

(b) (i) violate or conflict with any provision of, (ii) cause a default under, or (iii) give rise to, or result in, a right of termination, cancellation, or acceleration of any obligation under any Legal Requirement applicable to a Group Company.

3.04.            Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of 3,000,000 shares of Series A Preferred Stock, par value $0.001 (“Preferred Stock”), and 3,000,000 shares of common stock, par value $0.001 per share (“Common Stock”). On the date hereof, the issued and outstanding shares of capital stock of the Company consist of (i) 1,000,000 shares of Preferred Stock, and (ii) 1,155,000 shares of Common Stock, of which there are 155,000 shares which were granted pursuant to the Company Equity Plan. All the outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and non-assessable, and were issued in all material respects in accordance with the registration or qualification requirements of the Securities Act of 1933, as amended, and any relevant state securities Laws or pursuant to valid exemptions therefrom.

(b) Schedule 3.04 accurately sets forth the name and place of incorporation or formation of each Subsidiary of the Company. As of the date hereof, each Subsidiary of the Company is directly or indirectly wholly owned by the Company. Each Group Company’s issued and outstanding shares of capital stock, nominal share capital or other equity securities have been, to the extent applicable, duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Schedule 3.04, there are no agreements requiring any Group Company to issue, transfer, sell or otherwise dispose of any shares of capital stock or other securities of any Group Company, including any options, warrants, subscriptions, rights, calls or other similar commitments or agreements relating thereto. Except as set forth in Schedule 3.04, no shares of capital stock or other securities of any Group Company, are subject to any proxies, voting agreements, voting trusts or other similar arrangements which affect the rights of holder(s) to vote such securities, nor are any stockholder agreements, buy-sell agreements, restricted stock purchase agreements, preferred stock purchase agreements, warrant purchase agreements, stock issuance agreements, stock option agreements, rights of first refusal or other similar agreements existing as of the date hereof with respect to such securities which in any manner would affect the title of any holder(s) to such securities or the rights of any holder(s) to sell the same free and clear of all Liens.

3.05.            Financial Statements and Other Financial Matters; No Undisclosed Liabilities.

(a) Set forth in Schedule 3.05 are the following financial statements (collectively, the “Company Financial Statements”):

(i)       the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2015 (such balance sheet, the “Latest Balance Sheet” and such date, the “Latest Balance Sheet Date”), and the audited related consolidated income statements for the twelve-month period then ended (such income statements, the “Latest Income Statement”); and

(ii)      the audited, consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2014, December 31, 2013 and December 31, 2012 and the related consolidated statements of operations and comprehensive income (loss), stockholder’s equity and cash flows for the years ended December 31, 2014, December 31, 2013 and December 31, 2012.

(b) The Company Financial Statements have been prepared on a consistent basis with the Company’s past practices in accordance with GAAP, except as noted therein, and fairly present in all material respects the financial condition and results of operations of the Group Companies (taken as a whole) at the respective dates and for the respective periods described above. Since December 31, 2014, no Group Company has changed its accounting policies, principles, methods or practices in any material respect, and all of such policies, principles, methods and practices are in accordance with GAAP.

(c) Since the Latest Balance Sheet Date, none of the Group Companies has incurred any obligation or liability (whether accrued, absolute, contingent or otherwise) of the type required to be reflected on a consolidated balance sheet prepared in accordance with GAAP applied on a basis consistent with the Latest Balance Sheet, other than any such liabilities or obligations (i) incurred in the Ordinary Course of Business since the Latest Balance Sheet Date (none of which results from or arises out of any material breach of or material default under any contract, material breach of warranty, tort, material infringement or material violation of law), (ii) that are described in Schedule 3.05 or (iii) otherwise disclosed in this Agreement or the Disclosure Schedules.

Except as set forth in Schedule 3.05, none of the Group Companies has any Indebtedness outstanding as of the date hereof.

3.06.            Absence of Certain Changes. During the period from the Latest Balance Sheet Date to the date hereof, except as set forth in Schedule 3.06, each Group Company has conducted its business in the ordinary course substantially consistent with past practices and:

(a) there has not been a Material Adverse Effect;

(b) none of the Group Companies has declared, set aside or paid any dividend or other distribution or payment in respect of its securities other than intercompany distributions made in the Ordinary Course of Business;

(c) none of the Group Companies has sold, assigned, transferred, conveyed, leased or otherwise disposed of any material portion of its assets or incurred any Indebtedness, except in the Ordinary Course of Business;

(d) none of the Group Companies has made any loans, advances, or capital contributions to, or investments in, any Person other than another Group Company;

(e) none of the Group Companies has (i) increased the base salary or base wages payable to any of its officers or employees other than increases made in the Ordinary Course of Business, (ii) increased severance obligations payable to any of its officers or employees or (iii) made or committed to make any bonus payment to any of its employees or agents other than payments or arrangements in the Ordinary Course of Business;

(f) none of the Group Companies has acquired by merger, consolidation or otherwise any business of any Person or division thereof;

(g) except as set forth on Schedule 3.11, there has not been any casualty event that has resulted in or is reasonably likely to result in a loss in excess of $500,000, whether or not covered by insurance;

(h) there has not been any material change by any of the Group Companies in accounting or Tax reporting principles, methods or policies;

(i) none of the Group Companies has made or rescinded any election relating to Taxes, settled or compromised any claim relating to Taxes, or amended any Tax Return;

(j) none of the Group Companies has made any change in the manner in which such Group Company generally extends discounts or credits to customers, other than in the Ordinary Course of Business;

(k) none of the Group Companies has settled any material Legal Proceedings; and

(l) none of the Group Companies has agreed or committed, whether orally or in writing, to do any of the foregoing.

3.07.            Real Property.

(a) Schedule 3.07(a) describes all real property owned in fee by any of the Group Companies (the “Owned Real Property”) as of the date hereof. The Group Companies have made available to Parent copies of all title insurance policies insuring each Owned Real Property as of the date hereof and copies of the most recent surveys of the same, in each case, in any Group Company’s possession. A Group Company has good and marketable fee simple title to the Owned Real Property and such title is free and clear of Liens except for Permitted Liens.

(b) Schedule 3.07(b) describes all real property in which any of the Group Companies owns a leasehold interest as of the date hereof (the “Leased Real Property” and together with the Owned Real Property, the “Company Real Property”) and a complete list of the Real Property Leases applicable thereto. A true and complete copy of each of the Real Property Leases, as in effect as of the date hereof, has been delivered to Parent and none of the Real Property Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Parent. The title in and to the leasehold interests in the Leased Real Property of each of the Group Companies is free and clear of Liens, except for Permitted Liens. Each of the Real Property Leases is in full force and effect and the Group Companies hold valid and existing leasehold interests thereunder for the term thereof. No Group Company has previously assigned its interest or granted any other security interest in any of the Real Property Leases. No event or circumstance has occurred or exists which, if not remedied, would, either with or without notice or the passage of time or both, constitute a material breach or default by a Group Company, or permit the termination, modification or acceleration of rent under, any Real Property Lease.

(c) The Company Real Property constitutes all of the material real property used as of the date hereof in the conduct of the business as conducted by the Group Companies as of the date hereof. There are no leases, subleases, assignments, occupancy agreements or other agreements granting to any Person (other than the Group Companies) the right of use or occupancy of any Company Real Property.

(d) With respect to each parcel of Company Real Property:

(i)       except as would not be material to the Group Companies, none of the buildings, structures, improvements or appurtenances thereon are located outside of the boundary lines of such land, contravenes any setback requirement, zoning ordinance or other administrative regulation (whether or not permitted because of prior non-conforming use), encroaches on any easement which may burden the land or violates any restrictive covenant or any provision of any Legal Requirement;

(ii)      as of the date hereof, there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings, lawsuits or administrative actions relating thereto, or other matters materially and adversely affecting the use as of the date hereof, occupancy, or value thereof; and

(iii)     such parcel has access, sufficient for the conduct of the business as conducted by the Group Companies as of the date hereof, to public roads and to all utilities used in the operation of the business at that location as of the date hereof.

3.08.            Tax Matters. Except as set forth in Schedule 3.08:

(a) all material Tax Returns required to be filed or provided prior to the date hereof (after giving effect to any valid extensions of time in which to make such filings) by or with respect to any of the Group Companies have been duly and timely filed or provided and all such filed material Tax Returns are true, correct and complete in all material respects;

(b) all material Taxes for which any of the Group Companies are liable have been timely paid in full;

(c) any Taxes or Tax liabilities that relate to a taxable period (or portion thereof) ending on or prior to the Closing Date that are not yet due and payable have been properly accrued on the Financial Statements or, with respect to taxable periods not reflected on the Financial Statements, on the books and records of the Group Company, in each case, in accordance with GAAP;

(d) each Group Company has withheld and timely paid all material Taxes required to have been withheld and paid by it and all such payments have been properly reported to Governmental Entities in accordance with applicable Legal Requirements;

(e) no Tax audits or claims or assessments or administrative or judicial proceedings are pending against or, to the Knowledge of the Company, proposed or threatened against, any of the Group Companies;

(f) none of the Group Companies has received any proposed deficiencies or other written claims from any Governmental Entity for unpaid Taxes of any of the Group Companies that remains open and outstanding;

(g) none of the Group Companies has in force (or has received a written request for) any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency or the due date of any Tax Return;

(h) no written claim has been made by a Governmental Entity in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to taxation in that jurisdiction, which claim remains open and outstanding;

(i) there are no Liens on any of the assets of any of the Group Companies that arose in connection with any failure (or alleged failure) to pay any Tax (other than a Tax not yet due and payable);

(j) since December 30, 2011, no Group Company has been a member of a group of corporations filing a consolidated, combined or unitary Tax Return (other than a group of which a Group Company or the Company is the parent);

(k) no Group Company has any liability for the Taxes of any other Person (i.e., a Person that is not a Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, by contract (other than a contract the principal subject matter of which is not Taxes) or otherwise;

(l) since January 1, 2013, none of the Group Companies has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code; and

(m) none of the Group Companies has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4 (or any predecessor provision);

(n) there are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which Group Company may be liable that could affect the any of the Group Company’s liability for Taxes for any taxable period ending after the Closing Date;

(o) No Group Company will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, election under Section 108(i) of the Code, or the receipt of any prepaid amount, in each case prior to Closing;

(p) no election under Section 336(e) of the Code or the Treasury Regulations thereunder will affect any item of income, gain, loss or deduction any of the Group Companies after the Closing; and

(q) all Tax sharing arrangements or Tax indemnity arrangements relating to the any Group Company will terminate prior to the Closing Date and no Group Company will have any liability thereunder on or after the Closing Date.

(r) This Section 3.08 contains the sole and exclusive representations and warranties of the Company with respect to compliance with any tax matters.

3.09.            Contracts.

(a) Schedule 3.09(a) sets forth a correct and complete list of the following Contracts to which any of the Group Companies is a party or bound as of the date hereof, other than those that have terminated or have been fully performed in accordance with their terms or that have no material, continuing rights or obligations thereunder (each, as amended to date, a “Material Contract”):

(i)       each written employment or consulting Contract that provides for base compensation of more than $150,000 per annum;

(ii)      each lease or agreement under which the Company is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $500,000 (excluding the Real Property Leases);

(iii)     each Contract (other than purchase orders entered into by the Group Companies in the Ordinary Course of Business and Contracts that can be terminated on not more than 90 days’ notice) that involves future payments, performance or services or delivery of goods or materials to or by any of the Group Companies of any amount or value reasonably expected to exceed $1,000,000 in the 2015 fiscal year or the 2016 fiscal year or $5,000,000 in the aggregate;

(iv)     requiring or providing for any capital expenditure in excess of $500,000;

(v)      each Contract by which any Intellectual Property is licensed to or licensed from any of the Group Companies and that involves annual individual license or maintenance fees in excess of $100,000, other than pursuant to licenses to a Group Company with respect to off-the-shelf or other unmodified commercially available software, including software licensed under “click-wrap” or “shrink-wrap” agreements;

(vi)     each material joint venture, partnership, strategic alliance or licensing arrangement (other than licenses of Intellectual Property) with a third party involving the sharing of profits of any of the Group Companies with such third party;

(vii)    each Contract that prohibits any Group Company from competing in the business of the Group Companies as conducted as of the date hereof or in any geographic area or that restricts any Group Company’s ability to solicit or hire any person as an employee;

(viii)   each Contract with any director, officer, employee or equity holder of any Group Company (other than Contracts relating to any person’s employment with a Group Company);

(ix)     each Contract under which any Group Company has made advances or loans to another Person, other than to another Group Company or with respect to employee advances for business expenses in the Ordinary Course of Business;
(x)      each Contract relating to the incurrence, assumption or guarantee of any material Indebtedness;

(xi)     each written or, to the Knowledge of the Company, oral contract with a Material Customer or Material Supplier containing any “most favored nations”, first refusal, first offer provisions, or similar terms;

(xii)    each Contract with any labor union or collective bargaining association representing any employee of a Group Company; and

(xiii)   each Contract for the sale of any of the material assets of a Group Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential purchase rights to purchase any of its material assets.

(b) With respect to each Material Contract, and except as set forth in Schedule 3.09(b), (i) such Material Contract is the legal and valid obligation of the Group Company party thereto, and, to the Knowledge of the Company, of each other party thereto, enforceable against each of the Group Companies and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity), (ii) such Material Contract is in full force and effect, and neither the Group Company party thereto nor, to the Knowledge of the Company, any other Person is in material breach or material default thereunder, and (iii) no Group Company has given a written notice of its intent to terminate, materially modify, materially amend or otherwise materially alter the terms and conditions of any Material Contract or has received any written claim of default under any Material Contract. The Company has furnished or made available to the Company true and complete copies of all Material Contracts, including any amendments to such Material Contracts.

3.10.            Intellectual Property.

(a) Schedule 3.10 sets forth a true and complete list of all registrations and all applications for registration of Intellectual Property that is necessary for the Group Company’s business or operations and which is material to the business, that is owned by any Group Company, and all registrations and registration applications are titled in the name of a Group Company. All Intellectual Property listed on Schedule 3.10 is subsisting and to the Knowledge of the Company is valid and enforceable and owned free and clear of any liens. The Group Companies own or have valid rights to use all Intellectual Property that is material to the operations of the business as conducted as of the date hereof.

(b) Except as set forth on Schedule 3.10, no Group Company has received any written notice of any violation or infringement of any asserted rights of any other Person, or invalidity of any Intellectual Property of the Group Companies with respect to any Intellectual Property of any other Person, nor, to the Knowledge of the Company, is any Group Company in violation or infringement of any Intellectual Property of any other Person. Except as set forth on Schedule 3.10, to the Knowledge of the Company, no third party is infringing, in any material respect, any of the Intellectual Property of the Group Companies. To the Knowledge of the Company, the conduct of the Group Companies and Affiliates as currently conducted does not infringe, or misappropriate the Intellectual Property rights of any Person.

(c) Except as set forth on Schedule 3.10, the Group Companies have the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other Person, all of the Intellectual Property owned or purported to be owned by the Group Companies.

(d) Except as set forth on Schedule 3.10, the Group Companies do not use, and have not used the past, any Open Source Software. To the Knowledge of the Company, none of the Intellectual Property contains any virus, computer instructions, circuitry, or other technological means intended to disrupt, damage or interfere with operations of applicable software. If software that is material to the operation of the business has been created by and is owned by the Group Companies, the name of the program and purpose is indicated on Schedule 3.10.

(e) Except as set forth on Schedule 3.10, each of the employees, agents, consultants, contractors and others who have contributed to or participated in the discovery, creation or development of any material Intellectual Property on behalf of the Group Companies (“Personnel”) (i) has assigned to the Company, or is under a valid obligation to assign to the Group Companies by Contract or otherwise, all right, title and interest in such Intellectual Property, or (ii) is a party to a valid “work for hire” agreement under which the Group Companies are deemed to be the original author/owner of all subject matter included in such Intellectual Property; or (iii) to the extent the Personnel do not have the ability to take any of the actions described in the foregoing clauses (i) or (ii), has granted to the Group Companies a license or other legally enforceable right granting the Group Companies perpetual, unrestricted and royalty-free rights to use such Intellectual Property. Immediately after the closing, Merger Sub shall own all right, title and interest of the Group Companies under all Contracts and other arrangements described in clauses (i), (ii) and (iii).

(f) To the Knowledge of the Company, each of the Group Companies have taken commercially reasonable measures to maintain and protect the secrecy, confidentiality and value of the Trade Secrets of such Group Company. To the Knowledge of the Company, no unauthorized disclosure of any such Trade Secret has been made.

(g) Subject to any necessary notices and consents, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the forfeiture, cancellation, termination or other material impairment of, or give rise to any right of any Person to cancel, terminate or otherwise impair the right of the Group Companies to own or use or otherwise exercise any other rights that the Acquired Entities currently have with respect to any Intellectual Property that is, individually or in the aggregate, material to the Group Companies.

3.11.            Legal Proceedings; Orders. Except as set forth in Schedule 3.11, as of the date hereof, there are no, and since December 31, 2013 there have not been any, Legal Proceedings pending, nor, to the Knowledge of the Company, is there any Legal Proceeding threatened in writing against any of the Group Companies. Except as set forth in Schedule 3.11, there is no judgment, order, writ, injunction, decree or other similar award outstanding (whether rendered by a court, administrative agency or other Governmental Entity, or by arbitration) against any Group Company or by which any Group Company is bound that involves an unsatisfied monetary obligation in excess of $250,000 or otherwise materially affects the ongoing business or any material assets or properties of any Group Company, and no Group Company is in breach of any such judgment, order, writ, injunction, decree or similar award; provided that the representation in this sentence is not intended to cover Permits (which are covered in Section 3.16).

3.12.            Consents. No approval, consent, waiver or authorization of, and no order or filing with, any Governmental Entity or any counterparty to a Material Contract or Real Property Lease is or will be required to be obtained or made by or on behalf of any Group Company in connection with the execution, delivery or performance of this Agreement and the consummation of the Merger hereunder, except (a) for those set forth in Schedule 3.12, (b) for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (c) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (d) where the failure to obtain such approval, consent, waiver, authorization or other order, or to make such declaration, filing, registration, qualification or recording would not have a Material Adverse Effect.

3.13.            Employee Benefit Plans.

(a) Schedule 3.13(a) sets forth a correct and complete list of all material Company Employee Benefit Plans.

(b) There has been made available to Parent, with respect to each material Company Employee Benefit Plan in effect as of the date hereof, the following, to the extent applicable: (i) a copy of each current plan document for each Company Employee Benefit Plan or, in the case of an unwritten Company Employee Benefit Plan, a written description thereof, (ii) a copy of each current annual report and summary annual report (including all Schedules and attachments), (iii) a copy of each current summary plan description, together with each summary of material modification with respect to such plan, (iv) with respect to each such plan that is intended to be qualified under Section 401(a) of the Code, a copy of the determination letter issued by the Internal Revenue Service with respect to the qualified status of such plan, and (v) a copy of each current trust agreement and insurance contract.

(c) Each Company Employee Benefit Plan has been maintained, operated and administered in all material respects in accordance with its terms and any related documents or agreements, and in compliance in all material respects with all applicable Legal Requirements, including ERISA and the Code. Each Company Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and to the Knowledge of the Company, nothing has occurred since the date of any such determination that could reasonably be expected to give the Internal Revenue Service grounds to revoke such determination.

(d) All material contributions and payments that are due and owing have been paid to or pursuant to each Company Employee Benefit Plan (or to its related trust) are held in the general assets of any Group Company or have been reflected on the Company Financial Statements.

(e) Except as set forth in Schedule 3.13(e), no Company Employee Benefit Plan is covered by Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code and none of the Group Companies nor any ERISA Affiliate of any of the Group Companies has sponsored, maintained, contributed or had any liability with respect to such a plan within the six years prior to the Closing Date. None of the Group Companies nor any ERISA Affiliate of any of the Group Companies contributes to or has an obligation to contribute to, and has not at any time within the six years prior to the Closing Date contributed to, had an obligation to contribute to or had otherwise any liability with respect to any “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No Company Employee Benefit Plan provides post-termination medical or life insurance benefits to any Person, other than as required by Section 4980B of the Code.

(f) As of the date hereof, there are no Legal Proceedings pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against any of the Company Employee Benefit Plans.

(g) Except as set forth in Schedule 3.13(g), neither the execution of this Agreement nor the consummation of the Merger will (i) entitle any employee, officer or director of the Group Company to any material payment, (ii) accelerate the time of payment, vesting, funding or materially increase the amount of compensation due to any employee, officer, consultant or director from the Group Companies, (iii) result in any payments which would not be deductible under Section 280G of the Code, (iv) give rise to any material liability under any Company Employee Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Employee Benefit Plan or (vi) require a “gross-up,” indemnification for, or payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code or any other tax.

(h) This Section 3.13 contains the sole and exclusive representations and warranties of the Company with respect to compliance with any employee benefit matters.

3.14.            Insurance. Schedule 3.14 sets forth a list of all policies of insurance maintained by, or for the benefit of, each Group Company as of the date hereof (specifying the insurer and type of insurance) and also lists each claim (other than a claim that resulted in coverage of less than $50,000) made by a Group Company since December 31, 2012 (including with respect to insurance obtained but not currently maintained). Except as set forth in Schedule 3.14, all insurance coverage maintained with respect to the Group Companies is occurrence-based. With respect to each insurance policy listed in Schedule 3.14 no Group Company or, to the Knowledge of the Company, insurer, is in breach or default (including with respect to the payment of premiums or the giving of notices), under such policy. All such policies are in full force and effect and no notice of early cancellation or early termination has been received by any Group Company with respect to any such policy and the policy limits have not been exhausted or, except as set forth in Schedule 3.14, reduced excess liability limits by an amount equal to or greater than $1,000,000. All claims, occurrences, litigation and circumstances that could lead to a claim that would be covered by insurance policies have been properly reported to and accepted by the applicable insurer in a timely fashion. Except as disclosed in Schedule 3.11, since January 1, 2013, no insurer has made a “reservation of rights” or refusal to cover any or all of any portion of any matters, subject to applicable policy limits, deductibles and self-insurance retentions.

3.15.            Legal Requirements and Permits.

(a) Each of the Group Companies is in compliance in all material respects with all applicable Legal Requirements. To the Knowledge of the Company, no Group Company is under investigation by any Governmental Entity with respect to any alleged material violation of any applicable Legal Requirements.

(b) The Group Companies have been granted all licenses, permits, consents, approvals, franchises and other authorizations under any Legal Requirement (each a “Permit”) necessary for and material to the conduct of the business as conducted as of the date hereof, taken as a whole (collectively, the “Material Permits”). The Material Permits are valid and in full force and effect and each Group Company is in material compliance with all of its Material Permits. There is no lawsuit or similar proceeding pending or, to the Knowledge of the Company, threatened, to revoke, suspend, withdraw or terminate any Material Permit.

This Section 3.15 will not apply to any matters relating to environmental matters, tax matters or employee benefit plan matters as it is the Parties’ intent that Sections 3.16, 3.08 and 3.13, respectively, will cover such matters exclusively.

3.16.            Environmental Matters.

(a) Each of the Group Companies is, and since December 30, 2011 has been, in compliance in all material respects with all applicable Environmental Laws (which compliance includes, the possession by the Group Companies of all permits and other governmental authorizations required under applicable Environmental Laws and compliance in all material respects with the terms and conditions thereof).

(b) There is no material Environmental Claim pending or, to the Knowledge of the Company since December 30, 2011, threatened against any of the Group Companies. To the Knowledge of the Company, there has been no Release of any Hazardous Materials at any Company Real Property or Former Real Property, and no handling, storage or generation of wastes containing Hazardous Materials except for inventories of such substances to be used, and wastes generated therefrom, in the Ordinary Course of Business of the Group Companies (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws).

(c) No Group Company is subject to as of the date hereof, nor, since December 30, 2011, has been subject to, any Order (other than Orders not issued specifically with respect to the Group Companies or the Company Real Property) relating to compliance with, or the Release or cleanup of Hazardous Materials under, any applicable Environmental Laws.

(d) The Company has provided to Parent complete and correct copies of all Phase I reports and other third-party studies commissioned since January 1, 2012 in its possession pertaining to the environmental condition of the Owned Real Property or business of any of the Group Companies, or the compliance (or noncompliance) by any of the Group Companies with any Environmental Laws.

(e) This Section 3.16, contains the sole and exclusive representations and warranties of the Company with respect to compliance with or liability under any Environmental Laws.

3.17.            Relationships with Related Persons. Except as set forth in Schedule 3.17, the Group Companies are not parties to any Contracts with any Affiliate, shareholder, employee, officer or director of any Group Company other than Contracts governing an individual’s provision of services to the Group Companies, Restricted Stock and employee benefits. No Group Company has loaned any amounts that remain outstanding to any director, officer, shareholder, member, manager or employee of any Group Company, other than in the Ordinary Course of Business, and no Group Company has borrowed funds from any of the foregoing that remains outstanding. There are no loans, advances or Indebtedness incurred by any Group Company from any director, officer, shareholder, member, manager, employee or Affiliate of any Group Company. Except as set forth on Schedule 3.17, no Affiliate (other than a Group Company) of a Group Company, (i) owns any material property right, tangible or intangible, which is used by a Group Company in the conduct of its business or (ii) owns, directly or, to the Knowledge of the Company, indirectly, any Person that is a material customer, supplier, competitor or lessor of any Group Company.

3.18.            Employees; Employment Matters and Independent Contractors.

(a) None of the Group Companies domiciled in the United States is bound by or subject to any Contract with any labor union. To the Knowledge of the Company, except as set forth in Schedule 3.18(a), as of the date hereof, no labor union has requested or has sought to represent any of the employees of the Group Companies in the United States. As of the date hereof and within the 12 months prior to the date hereof, there is no, nor has there been any material labor dispute involving the employees of the Group Companies in the United States pending or, to the Knowledge of the Company, threatened against any Group Company. No Group Company has engaged in any plant closing or employee layoff activities since the last Balance Sheet Date that violated the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

(b) Except as set forth in Schedule 3.18(b), each Group Company is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours. Since January 1, 2011, each Group Company has in all material respects properly completed and retained a Form I-9 with respect to each of its current and past employees. All material payments due from any Group Company on account of wages have been paid or properly accrued as a liability on the books of such Group Company. Except as set forth on Schedule 3.18(b), there is no pending or, to the Knowledge of the Company, threatened charge, complaint, arbitration, audit, investigation or other action brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involves the labor or employment relations and practices of any Group Company that could reasonably be expected to result, individually or in the aggregate, in any material liability to any Group Company.

(c) To the Knowledge of the Company, no executive or management-level employee of any Group Company is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s current employment duties with any Group Company or the ability of any Group Company to conduct its business as currently conducted.

(d) Except as set forth in Schedule 3.18(d), no collective labor agreement or similar agreement is applicable to the Group Companies domiciled outside the United States or any of their employees, and there are no agreements with any trade union, staff association or staff works council or other organization of employees or workers. As of the date hereof and within the 12 months prior to the date hereof, there is not, nor has there been, any material labor dispute involving the employees of the Group Companies outside the United States pending or, to the Knowledge of the Company, threatened against any Group Company.

(e) The Group Companies have complied with all material information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee or independent contractor.

(f) The Group Companies have in all material respects correctly classified those individuals performing services as common law employees, leased employees, independent contractors or agents.

(g) No Group Company has any material liability or obligations under any applicable Law, including under or on account of any Company Employee Benefit Plan, arising out of the misclassification of any person as a consultant, independent contractor or temporary employee, as applicable, and no such Person is entitled to any compensation or benefits in any material amount from any Group Company under any applicable Law or Company Employee Benefit Plan that he or she has not received or that is not properly accrued in the Company’s financial records and financial statements in accordance with GAAP.

3.19.            Material Customers and Suppliers. Schedule 3.19 sets forth a true and complete list of (a) the 10 largest customers of the Group Companies on a consolidated basis (based on dollar volume of sales to such customers) (each, a “Material Customer”) and (b) the 10 largest suppliers of the Group Companies on a consolidated basis (based on dollar volume of purchases from such suppliers) (each. a “Material Supplier”), in each case, for the 12-month period ended December 31, 2015. To the Knowledge of the Company, there exists no condition or event that, after notice or passage of time or both, would constitute a default by any party to any Material Contract with a Material Customer or Material Supplier. Since January 1, 2015, no Material Customer or Material Supplier has notified any Group Company in writing that it intends to discontinue or materially and adversely change its relationship with any Group Company other than by fluctuations in purchase order volume that occur in the Ordinary Course of Business.

3.20.            Brokers’ Fees. Except as set forth in Schedule 3.20, no Group Company is liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of Parent or any of the Group Companies (following the Closing).

3.21.            Bank Accounts. Schedule 3.21 sets forth a true and complete list of (a) the name and address of each bank with which the Group Companies have an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto, and (c) the account number for each bank account of the Group Companies.

3.22.            Absence of Certain Payments. As of the date of this Agreement, to the Knowledge of the Company, no employee of a Group Company has, and no agent or representative when acting on behalf of a Group Company has, in violation of Law (i) used any corporate funds for any contribution, gift, entertainment or other expense relating to political activity; (ii) made any direct or indirect payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other payment.

3.23.            Books and Records. All books and records of the Group Companies are accurate and are maintained in accordance with applicable Laws in all material respects.

3.24.            Title, Condition and Sufficiency of Assets.

(a) Except as set forth on Schedule 3.24(a), the Company or one of its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of the items of tangible, personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens, except for items that have been sold or disposed of subsequent to the date of the Latest Balance Sheet in the Ordinary Course of Business.

(b) The buildings, plants, structures, and equipment owned or leased by the Group Companies are, to the Company’s Knowledge, in good operating condition and repair, and adequate for the uses to which they are being put, and, except as described on Schedule 3.24(b), to the Knowledge of the Company, none of such buildings, plants, structures, or equipment is in need of maintenance or repairs other than ordinary, routine maintenance conducted in the Ordinary Course of Business that is not material in nature or cost, individually or in the aggregate.

(c) The assets owned and leased by the Group Companies constitute all the assets used in connection with the business of the Group Companies. Such assets constitute all the assets necessary for the Group Companies to continue to conduct its business following the Closing as it is currently being conducted in the Ordinary Course of Business.

3.25.            Company Information. None of the information supplied or to be supplied by any of the Group Companies or any of their respective Affiliates relating to the Group Companies and/or their respective stockholders, members, control Persons and Representatives expressly for inclusion in the filings with the SEC, mailings to Parent’s stockholders with respect to the Offer, and/or the redemption of Parent Common Stock, any supplements thereto and/or in any other document filed with any Governmental Entity in connection herewith (including the Offer Documents), will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or that are included in such filings and/or mailings). No representation or warranty is made by the Company or any of their respective Affiliates with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, or on behalf of, Parent or any of its Affiliates.

3.26.            Vote Required. The approval of the Common Stockholders is the only vote of any class or series of capital stock of the Company required to approve this Agreement and the Merger.

3.27.            Permitted Acquisitions.

(a) The Company has provided Parent with a copy of all letters of intent, non-disclosure agreements, confidentiality agreements, purchase, acquisition or similar business combination agreements and all ancillary documentation relating thereto in existence as of the date hereof in connection with any contemplated Permitted Acquisition.

(b) The Company has provided Parent with a reasonable and good faith estimate of the anticipated impact of each Permitted Acquisition contemplated as of the date hereof on the Acquisition Adjustment Amount and has provided Parent with reasonable supporting documentation that has been prepared in good faith that details the Company’s calculation as of the date hereof of the impact on the Acquisition Adjustment Amount.

(c) Except for the Permitted Acquisitions listed on Schedule 3.27 that are contemplated as of the date hereof, no Group Company has entered into any letter of intent, non-disclosure agreement, confidentiality agreement, purchase, acquisition or similar business combination agreement with any Person concerning an acquisition, merger or similar business combination that is contemplated as of the date hereof.

3.28.            Accredited Investor Questionnaires. Prior to the date hereof, the Company has provided Parent with a duly completed and executed Accredited Investor Questionnaire from each Common Stockholder who is an individual.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUB

Each of Parent and the Merger Sub hereby represents and warrants to the Company as follows:

4.01.            Organization and Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. The Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. There is no pending, or to Parent’s Knowledge, threatened, action for the dissolution, liquidation or insolvency of either Parent or the Merger Sub.

4.02.            Authorization. Subject to receipt of the Parent Stockholder Approval, the execution, delivery and performance of this Agreement by Parent and the Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Parent and the Merger Sub and, assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of Parent and the Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

4.03.            No Violations. Subject to (a) receipt of the Parent Stockholder Approval, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (c) compliance with and filings under the HSR Act, the Federal Securities Laws, any U.S. state securities or “blue sky” laws and the rules and regulations of Nasdaq, the execution and delivery of this Agreement by Parent and the Merger Sub and the execution and delivery of other Transaction Documents to which Parent and the Merger Sub are party do not and will not, and the performance and compliance with the terms and conditions hereof and thereof by Parent and the Merger Sub and the consummation of the transactions contemplated hereby and thereby by Parent and the Merger Sub will not (with or without notice or passage of time, or both):

(a) violate or conflict with any of the provisions of any of Parent’s or the Merger Sub’s certificate or articles of incorporation or bylaws (or other similar organizational documents); or

(b) violate, conflict with, result in a breach or constitute a default under any provision of, or require any notice, filing, consent, authorization or approval under, any Legal Requirement binding upon Parent or the Merger Sub.

4.04.            Governmental Consents, etc. Except for (a) receipt of the Parent Stockholder Approval, (b) the applicable requirements of the HSR Act, the Federal Securities Laws, any U.S. state securities or “blue sky” laws, and the rules and regulations of Nasdaq and (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, neither Parent nor the Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by Parent or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.05.            Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or the Merger Sub, threatened that (a) challenge the validity or enforceability of Parent’s and the Merger Sub’s obligations under this Agreement or the other Transaction Documents to which Parent or the Merger Sub are party or (b) seek to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by Parent or the Merger Sub of the transactions contemplated herein or therein.

4.06.            SEC Filings and Financial Statements. (a) Parent has timely filed all forms, reports and documents required to be filed by it with the SEC since July 22, 2015, together with any amendments, restatements or supplements thereto. Parent has provided to the Company, in the form filed with the SEC, except to the extent available in full without redaction on the SEC’s EDGAR website, (i) its Quarterly Reports on Form 10-Q for the periods ended June 30, 2015, and September 30, 2015, and (ii) the Prospectus, all registration statements and other forms, reports and documents (other than Quarterly Reports on Form 10-Q not referred to in clause (i) above) filed by Parent with the SEC since July 22, 2015 (the forms, reports and other documents referred to in clauses (i) and (ii) above (including those available on the SEC’s EDGAR website) being, collectively, the “Parent SEC Reports”). The Parent SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not at the time they were filed with the SEC (except to the extent that information contained in any Parent SEC Report has been superseded by a later timely filed Parent SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein.

(c) Except as and to the extent set forth on the balance sheet of Parent at December 31, 2015, including the notes thereto (in the form attached hereto as Schedule 4.06(c), the “Parent Balance Sheet”), Parent has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities and obligations incurred since the date of the Parent Balance Sheet in the ordinary course of business which are not, individually or in the aggregate, material to Parent; (ii) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement; and (iii) liabilities and obligations which are not, individually or in the aggregate, material to Parent.

(d) Parent has heretofore furnished to the Company complete and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect.

(e) All comment letters received by Parent from the SEC or the staff thereof since its inception and all responses to such comment letters filed by or on behalf of Parent are publicly available on the SEC’s EDGAR website.

(f) To Parent’s Knowledge, since July 22, 2015, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(g) Since July 22, 2015, Parent has timely filed and made available to the Company all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Parent SEC Report (the “Parent Certifications”). Each of the Parent Certifications is true and correct. Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning Parent is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents. As used in this Section 4.06, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(h) Parent maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. Parent has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(i) All non-audit services were approved by the audit committee of the board of directors and committees of Parent. Parent has no off-balance sheet arrangements.

(j) Neither Parent nor, to the Knowledge of Parent, any manager, director, officer, employee, auditor, accountant or representative of Parent has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices. No attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the board of directors of Parent (or any committee thereof) or to any director or officer of Parent. Since Parent’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the board of directors of Parent or any committee thereof.

(k) To the Knowledge of Parent, no employee of Parent has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither Parent nor any officer, employee, contractor, subcontractor or agent of Parent has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(l) All accounts payable of Parent reflected on the Parent Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business. Since the date of the Parent Balance Sheet, Parent has not altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

4.07.            Parent Trust Amount. As of the day immediately preceding the date hereof, the Parent Trust has a rounded-off balance of $199,654,000 (the “Parent Trust Amount”), such monies invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company pursuant to the Parent Trust Agreement. The Parent Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Parent Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of Parent’s initial public offering for deferred underwriting commissions as described in the Parent SEC Reports and stockholders of Parent holding shares of Parent Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s certificate of incorporation, as amended) to any portion of the proceeds in the Parent Trust. Prior to the Closing, none of the funds held in the Parent Trust may be released except (x) to pay income and franchise taxes or for working capital purposes from any interest income earned in the Parent Trust and (y) to redeem shares of Parent Common Stock in accordance with the provisions of Parent’s certificate of incorporation, as amended, as described in the Parent SEC Reports (the “Permitted Releases”). At the Closing, all of the funds remaining in the Parent Trust after accounting for the Permitted Releases may and shall be released and used to make the payments contemplated by Sections 1.02, 1.03 and 1.08.

4.08.            Brokerage. Except as set forth in the Parent SEC Reports or with respect to UBS Securities LLC, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of Parent or the Merger Sub.

4.09.            Financing. Parent has delivered to the Company (a) a true and complete copy of each of the commitment letters, dated as of the date hereof, between (i) Merger Sub and GSO Capital Partners, LP and (ii) Merger Sub and Wells Fargo Bank, N.A., a copy of each of which is attached hereto as Exhibit H (in redacted form removing only the fee amounts) (collectively, the “Debt Financing Commitment”), pursuant to which the lenders and other Persons party thereto have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided the debt amounts set forth therein for the purpose, among others, of financing the transactions contemplated by this Agreement and related fees and expenses to be incurred by Parent and the Merger Sub in connection therewith and for the other purposes set forth therein (the “Debt Financing”). As of the date hereof, the Debt Financing Commitment has not been amended or modified, no such amendment or modification is pending or contemplated (except for amendments to add additional financing sources thereto) and the Debt Financing Commitment has not been withdrawn, terminated or rescinded in any respect. Parent has fully paid or caused to be fully paid any and all commitment fees or other fees required to be paid in connection with the Debt Financing Commitment that are payable on or prior to the date hereof. The Debt Financing Commitment is in full force and effect as of the date hereof. The Debt Financing Commitment, in the form so delivered, is a valid, legal, binding and enforceable obligation of Parent and the other parties thereto, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). Assuming the accuracy of the Company’s representations and warranties hereunder, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or the Merger Sub or to the knowledge of Parent, any other parties thereto, under the Debt Financing Commitment, or a failure of any condition to the Debt Financing or otherwise result in any portion of the Debt Financing being unavailable on the Closing Date. Assuming the accuracy of the Company’s representations and warranties hereunder, Parent does not have any reason to believe that any of the conditions to the Debt Financing will fail to timely be satisfied or that the full amount of the Debt Financing will be unavailable on the Closing Date. The Debt Financing Commitment is not subject to any conditions precedent to the obligations of the parties thereunder to make the full amount of the Debt Financing available to Parent and the Merger Sub at the Closing other than as set forth therein (including the payment of customary fees). There are no side letters or other agreements, contracts or arrangements to which Parent or the Merger Sub or any of their Affiliates is a party which are related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in the Debt Financing Commitment. Assuming the Debt Financing is funded pursuant to the Debt Financing Commitment and the Final Parent Trust Amount (together with the aggregate amount of net proceeds, if any, received by Parent from the issuance, sale and delivery of any of its equity securities or any securities convertible into or exercisable or exchangeable for any of its equity securities pursuant to Section 7.05 or otherwise approved by the Company thereunder) is at least $199,599,000 less the Company Proxy Expenses, Parent and the Merger Sub will have at the Closing funds sufficient to fund all of the amounts required to be provided by Parent and/or the Merger Sub for the consummation of the transactions contemplated hereby, including, without limitation, the Minimum Cash Amount. Notwithstanding anything to the contrary contained herein, each party hereto agrees that a breach of this representation and warranty will not result in the failure of a condition precedent hereunder, if (notwithstanding such breach) Parent (i) is willing and able to consummate the transactions contemplated hereby on the Closing Date and (ii) has funds sufficient to consummate the transactions contemplated hereby at the Closing.

4.10.            Purpose. The Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. The Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. The Merger Sub is a wholly owned Subsidiary of Parent.

4.11.            Solvency. Parent is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of any of the Group Companies.

4.12.            Adequacy of Funds. Parent, assuming the Debt Financing is funded pursuant to the Debt Financing Commitment and the Final Parent Trust Amount (together with the aggregate amount of net proceeds, if any, received by Parent from the issuance, sale and delivery of any of its equity securities or any securities convertible into or exercisable or exchangeable for any of its equity securities pursuant to Section 7.05 or otherwise approved by the Company thereunder) is at least $199,599,000 less the Company Proxy Expenses, will have available to it at the Closing the financial capability and adequate unrestricted cash on hand necessary and sufficient to consummate the transactions contemplated by this Agreement and to satisfy Parent’s other monetary and other obligations contemplated by this Agreement.

4.13.            Parent Information. None of the information supplied or to be supplied by Parent or any of its Affiliates expressly for inclusion in the Parent SEC Reports, mailings to Parent’s shareholders with respect to the Offer and/or the Merger, any supplements thereto and/or in any other document filed with any Governmental Entity in connection herewith (including the Offer Documents), will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the applicable filings). No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, the Company, the Stockholders or any of their respective Affiliates.

4.14.            Listing. Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq as of the date hereof. There is no Proceeding pending or, to the Knowledge of Parent or Merger Sub, threatened in writing against Parent by the SEC with respect to any intention by the SEC to deregister the Parent Common Stock. As of the date hereof, there is no Proceeding pending or, to the Knowledge of Parent or Merger Sub, threatened in writing against Parent by Nasdaq with respect to any intention by Nasdaq to prohibit or terminate the listing of Parent Common Stock on Nasdaq. Parent has taken no action that is designed to terminate the registration of Parent Common Stock under the Exchange Act.

4.15.            Fairness Opinion. Parent has received an opinion from UBS Securities LLC addressed to the Board of Directors of Parent that the consideration to be paid by Parent for the Company is fair, from a financial point of view, to Parent (the “Fairness Opinion”). Parent has obtained the authorization of UBS Securities LLC to include a copy of the Fairness Opinion in the Proxy Statement.

ARTICLE V.

COVENANTS OF THE COMPANY

5.01.            Conduct of the Business.

(a) From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except (1) as set forth in Schedule 5.01, (2) if Parent will have consented (which consent will not be unreasonably withheld, conditioned or delayed) after notice has been provided by the Company or (3) as otherwise contemplated by this Agreement, (a) the Company will (i) conduct its business and the businesses of the other Group Companies in the Ordinary Course of Business and keep available the services of its and the other Group Companies’ officers and employees and (ii) shall, and shall cause the Group Companies to, keep all insurance policies set forth in Schedule 3.14, or policies that are substantially similar in all material respects with the terms, conditions, retentions, and limits of liability under the insurance policies set forth on Schedule 3.14, in full force and effect and not take any action (other than file bona fide claims) that would make an insurance policy void or voidable or might result in a material increase in the premium payable under an insurance policy or prejudice the ability to effect equivalent insurance in the future; provided that, notwithstanding the foregoing or clause (b) of this Section 5.01, the Company may use available cash to repay any Indebtedness and (b) without Parent’s consent (which will not be unreasonably withheld, conditioned or delayed), the Company will not, and will not permit any of its Subsidiaries to:

(i)       except upon the vesting of shares of Restricted Stock, or for issuances of replacement certificates for shares of Company Stock and except for issuance of new certificates for shares of Company Stock in connection with a transfer of Company Stock by the holder thereof, issue, sell or deliver any of its or any of its Subsidiaries’ equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its or any of its Subsidiaries’ equity securities;

(ii)      effect any recapitalization, reclassification, equity split or like change in its capitalization;

(iii)     amend its Organizational Documents or any of its Subsidiaries’ organizational documents;

(iv)     make any redemption or purchase of its or any of its Subsidiaries’ equity interests (other than up to $500,000 in repurchases of Company Stock (including any shares of Restricted Stock) from former employees of a Group Company pursuant to existing agreements or any Company Employee Benefit Plan);

(v)      (A) sell, assign or transfer any material portion of its tangible assets, except in the Ordinary Course of Business for (i) inventory assets and (ii) non-inventory assets having an aggregate value of less than $500,000 and except for sales of obsolete assets or assets with de minimis or no book value; or (B) mortgage, encumber, pledge, or impose any Lien upon any of its assets, except in the Ordinary Course of Business;

(vi)     sell, assign, transfer or exclusively license any material patents, trademarks, trade names or copyrights, except in the Ordinary Course of Business;

(vii)    materially amend or voluntarily terminate any Material Contract other than in the Ordinary Course of Business;

(viii)   make any capital investment in, or any advance or loan to, any other Person;

(ix)     make any material capital expenditures or commitments therefor other than those reflected in the Company’s budget as of the date hereof as set forth on Schedule 5.01(a)(ix) hereto, or amounts not specified in such budget that do not exceed $500,000 in the aggregate;

(x)      enter into any other transaction with any of its directors, officers or employees outside the Ordinary Course of Business;

(xi)     except in the Ordinary Course of Business or as required under the terms of any Company Employee Benefit Plan as of the date hereof, (i) materially increase salaries, severance, pension, bonuses or other compensation and benefits payable by a Group Company to any of its employees, officers, directors or other service providers; (ii) materially increase the benefits under any Company Employee Benefit Plan; (iii) terminate or materially amend any Company Employee Benefit Plan or adopt any Company Employee Benefit Plan; or (iv) hire or engage any new employee or consultant, if such new employee or consultant will receive annual base compensation in excess of $150,000;

(xii)    except where control over such settlement is held by the insurer under a policy of insurance set forth on Schedule 3.14, settle any Legal Proceeding if (i) the amount payable by any Group Company in connection therewith would exceed $500,000 or (ii) would be reasonably likely to have a material and adverse effect on the post-Closing operations of the business of any Group Company;

(xiii)   cancel any material third-party indebtedness owed to any Group Company;

(xiv)  prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), settle or otherwise compromise any claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes, in each case unless required by Law or GAAP;

(xv)   make any acquisition or consummate any merger or similar business combination or enter into any agreement for an acquisition, merger or similar business combination with any Person, in each case except for a Permitted Acquisition (such Permitted Acquisition which shall be subject to the requirements of Section 5.12 hereof); or

(xvi)  agree, whether orally or in writing, to do any of the foregoing, or agree, whether orally or in writing, to any action or omission that would result in any of the foregoing.

(c) Nothing contained in this Agreement will give Parent or the Merger Sub, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing and the Group Companies’ failure to take any action prohibited by Section 5.01(b), as a result of Parent not timely consenting to the notice required to be delivered by the Company to Parent pursuant to Section 5.01(a), will not be a breach of Section 5.01(a).

5.02.            Access to Books and Records. Subject to Section 6.04, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company will provide

Parent and its authorized representatives reasonably acceptable to the Company (the “Parent’s Representatives”) with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, senior personnel, and all financial books and records (including Tax records) of the Group Companies in order for Parent to have the opportunity to make such investigation as it will reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that (a) in exercising access rights under this Section 5.02, Parent and the Parent’s Representatives will not be permitted to interfere unreasonably with the conduct of the business of any Group Company and (b) the Company may elect to limit, or cause any Group Company to limit, disclosure of any information to certain Persons designated in writing as a “clean team” by Parent (which Persons must be reasonably acceptable to the Company). Notwithstanding anything contained herein to the contrary, no such access or examination will be permitted to the extent that it would require any Group Company to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which any Group Company is bound, or violate any applicable Law. Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 5.02 will qualify or limit any representation or warranty set forth herein or the conditions to the Closing set forth in Section 8.01(a). Parent will indemnify and hold harmless the Group Companies from and against any Losses that may be incurred by any of them arising out of or related to the use, storage or handling of (i) any personally identifiable information relating to employees or customers of any Group Company and (ii) any other information that is protected by applicable Law (including privacy Laws) or Contract and to which Parent or the Parent’s Representatives are afforded access pursuant to the terms of this Agreement. Parent acknowledges that Parent is and remains bound by the Confidentiality Agreement between Parent and United Subcontractors, Inc. dated October 5, 2015 (the “Confidentiality Agreement”).

5.03.            Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company will use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not a waiver, of the closing conditions set forth in Section 8.02); provided, that such efforts will not require agreeing to any obligations or accommodations (financial or otherwise) binding on a Group Company in the event the Closing does not occur. The Parties acknowledge and agree that nothing contained in this Section 5.03 will limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of the Company’s obligations under this Agreement.

5.04.            Exclusive Dealing. During the period from the date hereof through the Closing or the earlier termination of this Agreement, neither the Company nor the Stockholder Representative will take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than Parent and the Parent’s Representatives) concerning any purchase of a majority of the outstanding Common Stock or any merger, sale of substantially all of the assets of the Group Companies or similar transactions involving the Group Companies (other than assets sold in the Ordinary Course of Business) (each such transaction, an “Acquisition Transaction”); provided that this Section 5.04 will not apply to the Company or the Stockholder Representative in connection with Stockholder communications related to the transactions contemplated by this Agreement. The Company will, and will cause its Subsidiaries to, cease and cause to be terminated (a) any existing discussions, communications or negotiations with any Person (other than Parent and the Parent’s Representatives) conducted heretofore with respect to any Acquisition Transaction and (b) any such Person’s and its authorized representatives’ access to any electronic data room granted in connection with any Acquisition Transaction.

5.05.            Payoff Letters and Lien Releases. At least five Business Days prior to the anticipated Closing, the Company will deliver to Parent a customary payoff letter or letters (collectively, the “Payoff Letter”) executed by the lenders of the Indebtedness described in clause (a) below, which letter will set forth (a) the total amount required to be paid at the Effective Time to satisfy in full the repayment of all Indebtedness outstanding under the Credit Agreement and, if any, all prepayment penalties, premiums and breakage costs that become payable upon such repayment (the “Payoff Amount”), (b) the lenders’ obligation to release all liens and other security securing the Indebtedness described in clause (a) in due course and at Parent’s expense after receiving the Payoff Amount, and (c) wire transfer instructions for paying the Payoff Amount.

5.06.            Stockholder Approval. Within six (6) hours following the execution and delivery of this Agreement, the Company will deliver to Parent the certified copies of resolutions of the requisite stockholders of the Company signed by Common Stockholders holding at least 66% of the shares of Common Stock outstanding as of the record date and approving the consummation of the transactions contemplated by this Agreement in accordance with the DGCL and the Organizational Documents in the form of Exhibit I hereto (the “Written Stockholder Consent”). The Drag-Along Notice shall be provided to each Common Stockholder who has not so signed the Written Stockholder Consent within 10 days following the execution and delivery of this Agreement.

5.07.            Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof the Company becomes aware of any fact or condition arising after the date hereof that constitutes a breach of any representation or warranty made by the Company in Article III or of any covenant that would cause the conditions set forth in Section 8.01(a) or Section 8.01(b), as applicable, not to be satisfied as of the Closing Date, the Company will disclose in writing to Parent such breach. Notwithstanding any provision in this Agreement to the contrary, unless Parent provides the Company with a termination notice within ten (10) days after disclosure of such breach by the Company (which termination notice may be delivered only if Parent is entitled to terminate this Agreement pursuant to Section 10.01(c)), Parent will be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 8.01(a) or Section 8.01(b).

5.08.            Section 280G Approval. Prior to the Effective Time, the Company will use its commercially reasonable efforts to (a) obtain waivers (the “Waivers of Parachute Payments”) from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that would be deemed to constitute “parachute payments” within the meaning of Section 280G of the Code and as to which such Person waives his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person so that no remaining payments and/or benefits applicable to such Person will be deemed to be “parachute payments” (within the meaning of Section 280G of the Code), and (b) no sooner than the day after the day all the Waivers of Parachute Payments with respect to which the approval of payments and/or benefits by the Company stockholders is to be solicited become effective, solicit the approval of the stockholders of the Company to the extent and in the manner required under Section 280G(b)(5)(B) of the Code of any Waived 280G Benefits. Prior to soliciting such waivers and approvals, the Company will provide the final drafts of such waivers and such stockholder approval materials to Parent for Parent’s review and comment, and the Company will consider reasonable comments of Parent thereon and consult with the Parent with respect thereto, in each case in good faith, including timely providing any material supporting information, calculations and documents. Prior to the Closing Date, the Company will deliver to Parent evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 5.08. For the avoidance of doubt, the Company will not be required to conduct a stockholder vote pursuant to this Section 5.08 unless it is able to obtain Waivers of Parachute Payments.

5.09.            Financing.

(a) From the date hereof until Closing, the Company will, and will cause each of the Group Companies to, and will use its commercially reasonable efforts to cause its and their respective representatives to, provide to Parent and the Merger Sub such customary cooperation as may be reasonably requested by Parent and the Merger Sub to assist them in causing the conditions in the Debt Financing Commitment to be satisfied and such customary cooperation as is otherwise reasonably requested by Parent and the Merger Sub solely in connection with obtaining the Debt Financing, which commercially reasonable efforts will include:

(i)       causing members of the management teams of the Group Companies with appropriate seniority and expertise, including their senior executive officers, and external auditors to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, in each case upon reasonable notice;

(ii)      using reasonable commercial efforts to assist with the timely preparation of customary rating agency presentations, road show materials, bank information memoranda, credit agreements, bank syndication materials, offering documents and similar customary documents required in connection with the Debt Financing, including the marketing and syndication thereof and executing customary authorization letters authorizing the distribution of information about the Group Companies to prospective lenders; provided that any such bank information memoranda, bank syndication materials, offering documents and similar documents will contain disclosure and pro forma financial statements reflecting the Group Companies as the obligors;

(iii)     furnishing Parent and the Merger Sub, promptly following Parent’s or the Merger Sub’s request, with all Required Information, and using commercially reasonable efforts to assist Parent and the Merger Sub with their preparation of pro forma financial information and projections to be included in any bank information memoranda; provided that the Group Companies will not be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;

(iv)     using commercially reasonable efforts to assist Parent and the Merger Sub in obtaining corporate and facilities ratings in connection with the Debt Financing;

(v)      assisting Parent and the Merger Sub in their negotiation of definitive financing documents, including assisting Parent and the Merger Sub with any guarantee and collateral documents and providing Parent and the Merger Sub with any information reasonably necessary to complete customary closing and perfection certificates as may be required in connection with the Debt Financing and other customary documents required in connection with the Debt Financing as may be reasonably requested by Parent or the Merger Sub;

(vi)     assisting with the execution, preparing and delivering of original stock certificates and original stock powers (or, if any, similar documents for limited liability companies) in connection with the Debt Financing (including providing copies thereof prior to the Closing Date) on or prior to the Closing Date, assisting with the procurement of insurance endorsements from the insurance policy underwriters of the Group Companies on or prior to the Closing Date, assisting with Parent’s and the Merger Sub’s negotiation of deposit account control agreements with the financial institutions with which the Group Companies maintain securities and deposit accounts and taking reasonable actions necessary or appropriate to permit Parent and the Merger Sub to evaluate the Group Companies’ assets and liabilities and contractual arrangements for purposes of establishing guarantee and collateral arrangements; and

(vii)    subject to Section 5.02, taking reasonable actions necessary or appropriate to permit the Financing Sources, by or on behalf of the providers of the Debt Financing, to evaluate, examine or audit the Group Companies, including their respective inventory and other customary borrowing base assets, in each case as reasonably requested by Parent;

provided that (A) the foregoing cooperation will not be required to the extent it would unreasonably interfere with the business or the other operations of any Group Company, (B) no Group Company or any of its Affiliates will be required to pay any commitment or other similar fee or take any action that would subject it to any other liability in connection with the Debt Financing prior to the Closing or any other cost, expense or fee or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing, (C) if this Agreement is terminated for any reason, Parent shall reimburse the Group Companies for all reasonable out-of-pocket costs incurred by any Group Company at the request of Parent in connection with this Section 5.09, and (D) no Group Company shall be required to pay any commitment or other similar fee or incur any other cost or expense (other than the payment of reasonable out-of-pocket costs, subject to reimbursement by Parent pursuant to clause (C)) that is not simultaneously reimbursed by Parent in connection with the Debt Financing prior to the Closing. Parent and the Merger Sub acknowledge and agree that no Group Company nor any of its Affiliates or any of its directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) will have any responsibility for, or incur any liability to any Person under or in connection with, the arrangement of the Debt Financing or any Substitute Financing that Parent or the Merger Sub may raise in connection with the transactions contemplated by this Agreement.

The Company will and will cause each of the Group Companies to furnish Parent and the Merger Sub promptly, and in any event at least five Business Days prior to the Closing Date (to the extent requested within eight Business Days prior to the Closing Date), with all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(b) Parent and the Merger Sub will (i) promptly upon request by the Company, reimburse the Company for all of its reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by the Company and its representatives in connection with any cooperation contemplated by this Section 5.09 and (ii) indemnify the Company, its Subsidiaries and its and their representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, Tax, cost (including cost of investigation), expense (including reasonable and documented out-of-pocket attorneys’ fees) or settlement payment incurred as a result of such cooperation, except to the extent such indemnification arises out of gross negligence, bad faith, material breach or willful misconduct of the Company. In the event of consummation of the Merger, any such documented amounts (i) paid by the Company and not reimbursed prior to the Closing or (ii) otherwise included as Liabilities in the calculation of Net Working Capital, will be credited back to the Company in the calculation of Cash or Net Working Capital, as applicable. The Company hereby consents to the use of its logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(c) All non-public, confidential or other Evaluation Material (as defined in the Confidentiality Agreement) obtained by Parent, the Merger Sub or their respective representatives pursuant to this Section 5.09, or otherwise, in connection with the Debt Financing, will be kept confidential in accordance with the Confidentiality Agreement. The Company’s obligations under this Section 5.09 are the sole obligations of the Company with respect to the Debt Financing and no other provision of this Agreement will be deemed to expand or modify such obligation.

5.10.            Update of Financial Statements. During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement pursuant to Article X, the Company shall prepare in the ordinary course of business consistent with past practice, and deliver to Parent promptly upon completion, but in any event no later than thirty (30) days after the end of the applicable fiscal month, consolidated financial statements for the Company and its Subsidiaries for each fiscal month ending after December 31, 2015, consisting of a balance sheet as of the end of such month and statements of operations for that month and for the portion of the year then ended (the “Monthly Financial Statements”).

5.11.            Intellectual Property. During the period from the date of this Agreement through the Closing Date or earlier termination of this Agreement, the Group Companies shall, at the reasonable written request of Parent (a) verify the status of all Intellectual Property identified on Schedule 3.10 for which public access is not available, or which cannot be confirmed by independent third party due diligence; and (b) confirm ownership of domain names registered under anonymous registration information. Consistent with its prior practices, the Company shall continue to prepare and file responses to any trademark office actions for any pending trademark or service marks filed with the U.S. Patent and Trademark Office.

5.12.            Permitted Acquisitions. During the period from the date of this Agreement through the Closing Date or earlier termination of this Agreement, the Group Companies shall:

(a) provide Parent with prompt notice of any contemplated Permitted Acquisition and provide Parent with a copy of all letters of intent, non-disclosure agreements, confidentiality agreements, purchase, acquisition or similar business combination agreements and all ancillary documentation relating thereto in connection with any contemplated Permitted Acquisition that is executed after the date hereof (which notice shall be, in any event, provided within two (2) Business Days);

(b) provide Parent with prompt notice of any updates or changes to the letters of intent, non-disclosure agreements, confidentiality agreements, purchase, acquisition or similar business combination agreements and all ancillary documentation relating to any Permitted Acquisition that is listed on Schedule 3.27 (which notice shall be, in any event, provided within two (2) Business Days);

(c) provide Parent with prompt notice of any material change to the Acquisition Adjustment Amount, whether as the result of changes relating to the Permitted Acquisitions listed on Schedule 3.27 or as a result of changes relating to a Permitted Acquisition that is contemplated after the date hereof (which notice shall be, in any event, provided within two (2) Business Days) and shall provide Parent with reasonable supporting documentation that has been prepared in good faith that details any changes to the Company’s calculation of the Acquisition Adjustment Amount; and

(d) deliver to Parent prompt notice of the consummation of any Permitted Acquisition listed on Schedule 3.27 (which notice shall be, in any event, provided within two (2) Business Days).

5.13.            Obtainment of Consents. The Group Companies shall use commercially reasonable efforts to obtain consents of all Persons who are party to the agreements set forth on Schedule 3.12 if requested to do so in writing by Parent no later than forty-five (45) days after the date hereof. All costs incurred in connection with obtaining such consents shall be paid by the Company on or prior to the Closing Date or as a Company Transaction Expense on the Closing Date. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to review in advance, and to the extent practicable will consult with the Company and the Stockholder Representative on the information provided in connection with obtaining such consents and as to the form and substance of such consents.

ARTICLE VI.

COVENANTS OF PARENT AND THE MERGER SUB

6.01.            Access to Books and Records. For a period of six and one-half years from and after the Closing Date, Parent will, and will cause the Surviving Company to, provide the Stockholder Representative and its authorized representatives with access (for the purpose of examining and copying) in connection with general business purposes, during normal business hours, upon reasonable notice, to the books and records of the Group Companies with respect to periods or occurrences prior to or on the Closing Date, including with respect to any Tax audits, Tax Returns, insurance claims, governmental investigations, legal compliance, financial statement preparation or any other matter. Unless otherwise consented to in writing by the Stockholder Representative, Parent will not, and will not permit the Surviving Company or its Subsidiaries to, for a period of six and one-half following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of any Group Company for any period prior to the Closing Date without first giving reasonable prior notice to the Stockholder Representative and offering to surrender to the Stockholder Representative such books and records or any portion thereof that Parent or the Surviving Company may intend to destroy, alter or dispose of.

6.02.            Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof Parent has knowledge of any fact or condition that constitutes a breach of any representation or warranty made in Article IV or any covenant that would cause the conditions set forth in Section 8.02(a) or Section 8.02(b), as applicable, not to be satisfied as of the Closing Date, Parent will disclose in writing to the Company such breach. Notwithstanding any provision in this Agreement to the contrary, unless the Company provides Parent with a termination notice within five days after disclosure of such breach by Parent (which termination notice may be delivered only if the Company is entitled to terminate this Agreement pursuant to Section 10.01(d)), the Company will be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 8.02(a) or Section 8.02(b).

6.03.            Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, Parent and the Merger Sub will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Article VIII). The Parties acknowledge and agree that nothing contained in this Section 6.03 will limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of Parent’s and/or the Merger Sub’s respective obligations under this Agreement.

6.04.            Contact with Customers and Suppliers. Parent and the Merger Sub each hereby agrees that from the date hereof until the Closing Date or the earlier termination of this Agreement, it is not authorized to, and will not (and will not permit any of its representatives or Affiliates to) contact or communicate with the employees, customers, providers, service providers or suppliers of any Group Company without the prior consultation with and written approval of an executive officer of the Company or the Stockholder Representative (such approval as may be provided via email); provided, however, that this Section 6.04 will not prohibit any contacts by Parent or the Parent’s Representatives with the customers, providers, service providers and suppliers of any Group Company in the Ordinary Course of Business and unrelated to the transactions contemplated hereby.

6.05.            Financing.

(a) Each of Parent and the Merger Sub will use its commercially reasonable efforts, and will cause its Affiliates to use commercially reasonable efforts to, take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Debt Financing or any Substitute Financing as promptly as possible following the date hereof. Such commercially reasonable efforts will include taking the following actions: (i) complying with all obligations under, and maintaining in effect, the Debt Financing Commitment, (ii) using its commercially reasonable efforts to arrange and obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Financing Commitment, (iii) using its commercially reasonable efforts to negotiate and enter into definitive agreements with respect to the Debt Financing, including the terms and conditions contained in the Debt Financing Commitments (including any related flex provisions) so that such agreements are in effect no later than the Closing, (iv) using its commercially reasonable efforts to enforce its rights under the Debt Financing Commitments, and (v) using its commercially reasonable efforts to satisfy all the conditions to the Debt Financing and the definitive agreements related thereto that are within its control. In the event that all conditions to the Debt Financing Commitment have been satisfied or waived (other than the consummation of the Merger) or, upon funding will be satisfied, and satisfaction of the conditions to Parent’s and the Merger Sub’s obligations hereunder, each of Parent, the Merger Sub and their respective Affiliates will use its commercially reasonable efforts to cause the Financing Sources to fund on the Closing Date the Debt Financing, to the extent the proceeds thereof are required to consummate the Merger and the other transactions contemplated hereby. Parent and the Merger Sub will, as promptly as practicable after obtaining knowledge thereof, give the Company and the Stockholder Representative written notice of any (A) breach, default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default), termination or repudiation by a Financing Source or any party to any definitive document related to the Debt Financing, (B) material dispute or disagreement between or among any parties to any definitive documents related to the obligations of the parties to the Debt Financing Commitment to fund the Debt Financing, (C) receipt of any written notice or other written communication from any Financing Source with respect to any actual or threatened termination of the Debt Financing by the Financing Sources, (D) amendment or modification of, or waiver under, the Debt Financing Commitment (other than the exercise of certain flex provisions therein), or (E) change, circumstance or event, in each case which causes Parent and the Merger Sub to believe that they will not be able to timely obtain all or any portion of the Debt Financing on the terms, in the manner or from the Financing Sources or sources contemplated by the definitive documents related to the Debt Financing. Upon request, Parent and the Merger Sub will keep the Company and the Stockholder Representative informed on a reasonably current basis of the status of their efforts to arrange the Debt Financing contemplated by the Debt Financing Commitment, including by providing copies of all definitive agreements related to the Debt Financing and all information reasonably requested by the Company and the Stockholder Representative and available to Parent and the Merger Sub relating to any circumstance referred to in the immediately preceding sentence. Neither Parent or the Merger Sub nor their respective Affiliates will amend, modify, terminate, assign or agree to any waiver under the Debt Financing Commitment (other than with respect to the exercise of certain flex provisions therein) without the prior written approval of the Company, in each case that would (w) reduce the aggregate amount of the Debt Financing, (x) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to funding the Debt Financing, (y) reasonably be expected to (1) delay or prevent or make less likely the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date or (2) adversely impact the ability of Parent and the Merger Sub to enforce their rights against the Persons providing the Debt Financing or any other parties to the Debt Financing Commitment or the definitive agreements with respect thereto, or (z) make it less likely that the Financing would be funded (including by making the conditions to obtaining the Debt Financing less likely to occur) or otherwise prevent or delay or impair the ability or likelihood of Parent and the Merger Sub to timely consummate the transactions contemplated hereby or adversely affect the ability of Parent and the Merger Sub to enforce their rights against the other parties to the Debt Financing Commitment relative to the ability of Parent and the Merger Sub to enforce their rights against such other parties to the Debt Financing Commitment as in effect on the date hereof; provided that Parent and the Merger Sub may modify, supplement or amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitment as of the date hereof. In the event that new commitment letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Financing Commitment permitted pursuant to this Section 6.05, such new commitment letters will be deemed to be a part of the “Debt Financing” and deemed to be the “Debt Financing Commitment” for all purposes of this Agreement. Until the Closing, Parent shall promptly notify the Company in writing if Parent obtains actual knowledge of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event that would result or reasonably be likely to result in all or a material portion of the Debt Financing not being available to Parent at Closing. In the event that, notwithstanding the use of Parent’s commercially reasonable efforts to satisfy its obligations under this Section 6.05, funds in the amounts set forth in the Debt Financing Commitment, or any portion thereof, become unavailable, or if Parent and the Merger Sub reasonably determine that such funds may become unavailable to them on the terms and conditions set forth therein, Parent and the Merger Sub will (a) notify the Company and the Stockholder Representative in writing thereof, (b) use commercially reasonable efforts to obtain substitute financing on terms (including structure, covenants and pricing) not materially less beneficial to Parent and the Merger Sub with lenders reasonably satisfactory to Parent and the Merger Sub (that does not impose new or additional conditions or otherwise expand, amend or modify conditions precedent to funding in a manner, when considered with the other conditions taken as a whole, that would reasonably be expected to adversely affect the ability or likelihood of Parent and the Merger Sub to consummate the transaction contemplated by this Agreement) sufficient to enable Parent and the Merger Sub to consummate the transactions contemplated hereby in accordance with its terms (the “Substitute Financing”) and (c) use commercially reasonable efforts to obtain a new financing commitment letter that provides for such Substitute Financing and, promptly after execution thereof, deliver to the Company and the Stockholder Representative true, complete and correct copies of the new commitment letter (in redacted form removing only the fee information). Upon obtaining any commitment for any such Substitute Financing, such financing will be deemed to be a part of the “Debt Financing” and any commitment letter for such Substitute Financing will be deemed the “Commitment Letter” for all purposes of this Agreement.

(b) Parent and the Merger Sub will pay, or cause to be paid, as the same will become due and payable, all fees and other amounts that become due and payable under the Debt Financing Commitment.

6.06.            Employee Matters.

(a) All employees of the Group Companies as of immediately prior to the Effective Time shall continue as employees of the Group Companies as of the Effective Time. Any such employee who remains employed by a Group Company or any Affiliate of Parent for any time thereafter shall be a “Company Employee”. For a period beginning on the Closing Date and continuing thereafter for twelve (12) months, Parent shall provide, or shall cause its Subsidiaries to provide, Company Employees with compensation (including an annual cash bonus opportunity) and employee benefits that in the aggregate are substantially comparable to the compensation (including an annual cash bonus opportunity) and employee benefits provided to each such Company Employee by the Group Companies immediately prior to the Closing Date; provided, however, that for purposes of the foregoing, equity and equity-based compensation provided by any Group Company to any Company Employee shall not be taken into account and Parent shall have no obligation to provide equity or equity-based compensation to any Company Employee. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Agreement or any Ancillary Agreement shall be deemed to amend any Company Employee Benefit Plan or limit, in any respect, the right of Parent or any of its Subsidiaries (including the Group Companies) to (A) terminate the employment of any Company Employee at any time for any or no reason, (B) change or modify the terms or conditions of employment for any Company Employee (including location of performance), (C) change or modify any employee benefit plan or arrangement in accordance with their terms or (D) increase the compensation (including an annual cash bonus opportunity) and employee benefits from those provided to any such Company Employee by the Group Companies immediately prior to the Closing Date.

(b) For all purposes under the employee benefit plans, programs and arrangements established or maintained by Parent, the Company and their respective Affiliates in which Company Employees may be eligible to participate after the Closing (the “New Benefit Plans”), each Company Employee shall be credited with the same amount of service as was credited by the Group Companies as of the Closing under similar or comparable Company Benefit Plans (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits); provided that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit. In addition, and without limiting the generality of the foregoing, (i) with respect to any New Benefit Plans in which the Company Employees may be eligible to participate following the Closing, each Company Employee will immediately be eligible to participate in such New Benefit Plans, without any waiting time, to the extent coverage under such New Benefit Plans replaces coverage under a similar or comparable Company Benefit Plan in which such Company Employee was eligible to participate immediately before such commencement of participation (such plans, collectively, the “Old Benefit Plans”) and (ii) for purposes of each New Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent and its Subsidiaries shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Benefit Plan to be waived for such Company Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan. Parent and its Subsidiaries shall use commercially reasonable efforts to cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Benefit Plan ending on the date such Company Employee’s participation in the corresponding New Benefit Plan begins to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan.

(c) This Section 6.06 shall be binding upon and inure solely to the benefit of the parties to this Agreement and nothing in this Section 6.06, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.06. Without limiting the foregoing, no provision of this Section 6.06 will create any third party beneficiary rights in any current or former employee, director or consultant of any Group Company in respect of continued employment (or resumed employment) or any other matter.

6.07.            Specified Proceeding.

(a) Parent acknowledges that the Specified Proceeding is pending and the Company is pursuing, among other things, compensatory and punitive awards and damages. The parties hereto agree that, except as expressly set forth in this Section 6.07, the monetary awards or damages which may result from the conclusion, settlement or other resolution of the Specified Proceeding (that are recovered by the Company or any Group Company or any successor or assign thereof) shall be for the benefit of the Common Stockholders. In furtherance of the foregoing, from and after the Closing, the Stockholder Representative shall have the sole right and responsibility, on behalf of the Common Stockholders, to control, settle, compromise, prosecute and defend in any manner (including the appointment and selection of counsel reasonably acceptable to Parent, it being understood that Greenberg Traurig and Blackwell Burke P.A. are acceptable to Parent) the Specified Proceeding at the sole cost and expense of the Common Stockholders; provided, however, that, without the prior written consent of Parent, the Stockholder Representative shall not (i) settle or compromise a Specified Proceeding or consent to the entry of any Order with respect thereto which does not include an unconditional, duly authorized, fully executed and acknowledged (by a duly registered notary public) written release of the Surviving Company from all liability in respect of such Specified Proceeding; (ii) settle or compromise any Specified Proceeding if the settlement imposes equitable remedies or other obligations on the Company or its Affiliates; (iii) settle or compromise any Specified Proceeding if the result is to admit civil or criminal liability or culpability on the part of the Surviving Company or its Affiliates that gives rise to criminal liability with respect to any such Person; or (iv) take any action in such capacity that would reasonably be likely to adversely affect the business or operations of the Company in any material respect without first obtaining the prior written consent of Parent, such consent to be granted or denied in the Company’s reasonable discretion. Legal counsel selected by the Stockholder Representative pursuant to this Section 6.07(a) shall submit all bills and invoices directly to the Stockholder Representative. If the Stockholder Representative chooses to relinquish its right to prosecute the Specified Proceeding in accordance with this Section 6.07(a), it shall provide prompt written notice to the Company of that fact and shall do, or cause to be done, whatever is reasonably necessary to ensure that Parent, or an agent of Parent’s choosing, can exert sole and exclusive control over the Specified Proceeding. During such time as the Stockholder Representative is prosecuting the Specified Proceeding in accordance with this Section 6.07(a):

(i)       prior to an Efforts Failure, neither Parent nor the Company nor any of their Affiliates or representatives shall take any action with respect to the Specified Proceeding without the prior written consent of the Stockholder Representative;

(ii)      the Stockholder Representative and the Company will enter into a customary common interest agreement for purposes of maintaining confidentiality and privileges with respect to the Specified Proceeding;

(iii)     the Stockholder Representative shall keep the Company reasonably apprised of material developments in the Specified Proceeding and shall as promptly as reasonably practicable provide the Company if such request is made by the Company, with an opportunity to review all material correspondence, filings, and other material documents related to the Specified Proceeding in advance of filing such materials in addition to providing the Company with copies of all material correspondence, filings, and other material documents related to the Specified Proceeding; and

(iv)     the Stockholder Representative shall not make any public announcements regarding the Specified Proceeding.

(b) For purposes of this Section 6.07, the Stockholder Representative ceasing to use reasonable, good faith efforts to prosecute the Specified Proceeding or failing to pay all fees, costs and expenses related to the Specified Proceeding shall constitute an “Efforts Failure”; provided, however, that the failure to pay any fees, costs or expenses related to the Specified Proceeding as to which the Stockholder Representative disputes in good faith some or all of the amounts in question shall not constitute an Efforts Failure, it being understood that the Stockholder Representative shall be fully responsible for (i) handling such dispute and all expenses incurred in connection therewith regarding fees, costs and expenses and (ii) the amount determined to be due with respect to the amounts that were in dispute. If there is an Efforts Failure, the Company may, by providing written notice to the Stockholder Representative, take over the prosecution of the Specified Proceeding at the Company’s cost and expense and be entitled to any and all damages and costs awarded in the Specified Proceeding.

(c) If the Stockholder Representative elects not to pursue or litigate an appeal of any final judgment regarding the Specified Proceeding, it shall inform the Company of that at least twenty (20) Business Days prior the deadline for any such appeal and the Company shall have the right to appeal (or defend an appeal of) such judgment, at its sole cost and expense. In the event the Company elects to pursue (or defend) an appeal in accordance with the previous sentence, the Company shall be entitled to all monetary damages and costs resulting from such appeal or the settlement or other resolution of the Specified Proceeding.

(d) From and after the Closing, Parent shall provide, and cause its Subsidiaries and Affiliates (including the Surviving Company) to provide, at the sole cost and expense of the Common Stockholders, full cooperation to the Stockholder Representative in connection with the prosecution, defense and/or settlement of the Specified Proceeding. Such cooperation shall include (i) consultation and coordination regarding the prosecution of the Specified Proceeding, (ii) the provision to the Stockholder Representative of all materials, documents, emails, data records and information concerning the Specified Proceeding as reasonably requested by the Stockholder Representative, (iii) making employees (and, to the extent reasonably feasible, former employees) reasonably available on a mutually convenient basis to provide information concerning the Specified Proceeding, (iv) making employees (and, to the extent reasonably feasible, former employees) reasonably available for the preparation of any work in connection with the Specified Proceeding, (v) making employees (and, to the extent reasonably feasible, former employees) available to provide testimony at a deposition, trial or other proceeding concerning the Specified Proceeding, and (vi) providing the Stockholder Representative with access to materials, documents, emails and data residing with or in the possession, custody or control of the Parent, the Surviving Company or any of their respective Subsidiaries or Affiliates; provided, however, that, in no event (A) shall the access to the Company’s employees provided to Parent pursuant to this clause (b) unreasonably interfere with the duties of such employees or (B) shall the Stockholder Representative or its Affiliates provide or agree to provide any of the Company’s employees remuneration for their assistance in connection with, or based on the outcome of, the Specified Proceeding.

(e) Notwithstanding any other provision of this Agreement, from and after the Closing Date, Parent shall, and shall cause its Affiliates (including, without limitation, the Surviving Company) to, retain and preserve in a readily readable and accessible form any and all materials, documents, emails, data records and information relating to the Specified Proceeding, including any of the foregoing in the possession of any employees of Parent or any of its Affiliates (including the Surviving Company).

(f) Promptly upon receipt of any monies (including from insurance providers) by Parent or any of its Affiliates (including the Surviving Company) in respect of any judgment, settlement or other disposition of the Specified Proceeding (the “Specified Proceeding Amounts”), the Parent will pay to the Exchange Agent to distribute (and Parent will direct the Exchange Agent to so distribute), in accordance with Section 1.07 and Section 1.08, to each Common Stockholder entitled to receive payments under Section 1.02(d), its Pro Rata Share of the Specified Proceeding Amounts, net of all Taxes paid or payable by Parent or any of its Affiliates in respect of such Specified Proceeding Amount.

(g) The Stockholder Representative shall indemnify, defend and hold harmless Parent and its Affiliates from and against any and all Losses relating to any and all claims that may be brought against Parent and its Affiliates by the Specified Proceeding defendants or their Affiliates in connection with or as a result of the Specified Proceeding to the extent not based on or arising out of any event or conduct having occurred or been committed after the Closing Date by the Parent and its Affiliates.

6.08.            Certain Tax Matters.

(a) Responsibility for Filing Tax Returns.

(i)       The Parent shall prepare or cause to be prepared and timely file or cause to be filed (taking into account any valid extensions) all income Tax Returns of the Group Companies with respect to any Pre-Closing Tax Period or Straddle Period which are due after the Closing Date. All such income Tax Returns shall be prepared in a manner consistent with the applicable Group Company’s past practices, except as otherwise required by applicable Law.

(ii)      To the extent permitted by applicable Law, all Transaction Deductions will be (A) treated as relating to the Pre-Closing Tax Period ending on or including the Closing Date, and (B) reflected on applicable Pre-Closing Tax Period Tax Returns based on the full amounts paid by the Company. The Transaction Deductions will be treated as the first items of deduction claimed by the Group Companies for purposes of determining the amount of Tax refunds attributable to the Transaction Deductions for purposes of Section 6.08(b). The Parent shall deliver to the Stockholder Representative, for the Stockholder Representative’s review a draft of any income Tax Return for any Pre-Closing Tax Period prepared by the Parent pursuant to Section 6.08(a)(i) no later than twenty (20) days prior to the applicable filing deadline of such Tax Returns (taking into account any available extensions). The Parent shall consider in good faith comments provided by the Stockholder Representative within ten (10) days of the Stockholder Representative’s receipt of such income Tax Return and shall incorporate such comments to the extent not inconsistent with the past practices of the Group Companies (where applicable) and applicable Law. To the extent the Transaction Deduction benefits are not used in any Pre-Closing Tax Period, they will be carried forward and will be treated as the first items of loss offsets for future years.

(b) Tax Refunds/Payments. The Stockholder Representative (on behalf of the Stockholders) shall be entitled to any refund of Taxes paid by the Group Companies in Pre-Closing Tax Periods (a “Pre-Closing Refund”). To the extent permitted by applicable Law, Parent shall not apply, credit or set-off all or any portion of any Pre-Closing Refund against any other Taxes or liabilities. The Parent shall direct the Exchange Agent to distribute to the Stockholder Representative the amount of any such refund within twenty (20) days after receipt of such refund. The Stockholder Representative shall pay such amounts to the Stockholders (as determined by the Stockholder Representative) pursuant to reasonable payment arrangements to be made with the Company.

(c) Amended Tax Returns. Following the filing of any income Tax Return described in Section 6.08(a), the applicable Group Companies shall use commercially reasonable efforts to file any amended Tax Returns or application for Tax refunds (including in all cases any refund of Tax payments made by the Group Companies for the Pre-Closing Tax Period ending as of or including the Closing Date), or take such other steps that are reasonably necessary to claim any Tax refund available with respect to the Transaction Deductions reflected on such Tax Return, in each case as promptly as is reasonably practicable. The Parent shall control the prosecution of any such Tax refund claim; provided that the Parent shall (i) provide updates to the Stockholder Representative on any actions taken by the Parent and at the Stockholder Representative’s reasonable written request, update the Stockholder Representative regarding the status and progress of such claim for Tax refund, and (ii) deliver to the Stockholder Representative copies of the applicable Tax Returns (or portions thereof) reasonably related to the determination of the amounts payable to pursuant to Section 6.08(b) prior to the filing of such Tax Returns for review and comment consistent with the procedures in Section 6.08(b). The Parent shall not agree to settle or compromise any such claim for Tax refund without the prior consent of the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Assistance and Cooperation.

(i)       The Stockholder Representative and the Parent agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Group Companies as is reasonably requested and reasonably necessary for the filing of any Tax Returns, the preparation, prosecution, defense or conduct of any Tax dispute or audit and the verification of any amounts due (or withheld) pursuant to this Section 6.08.

(ii)      The Stockholder Representative and the Parent shall reasonably cooperate with each other in the conduct of any Tax dispute or audit involving or otherwise relating to the determination of the amount of any refunds of Pre-Closing Taxes payable in respect of the Transaction Deductions, and to defend and assert the position that such Transaction Deductions are deductible (to the extent contemplated by this Agreement), in the event that a Tax Return giving rise to such refunds has been audited or disputed prior to the payment thereof to the Parent by the applicable Governmental Entity. With respect to any Tax dispute or audit that could reasonably be expected to impact a Pre-Closing Refund, Parent shall (1) keep the Stockholder Representative informed as to the progress of any Tax dispute or audit in a timely manner, (2) promptly provide copies of all correspondence or other documents relating to such Tax dispute or audit to the Stockholder Representative, (3) promptly provide notice of any scheduled meetings (whether telephonic or in person) with any Tax authority and permit the Stockholder Representative, at the Stockholder Representative’s expense, to attend and participate in such meetings and (4) allow the Stockholder Representative to participate in any other proceeding with respect to such Tax dispute or audit at Stockholder Representative’s own cost and expense. Any information obtained under this Section 6.08(d) shall be kept confidential, except as may be otherwise be required under applicable Law or necessary in connection with the filing of Tax Returns or in the conduct of any Tax dispute or audit.

(e) Tax Dispute Resolution. In the event of any disagreement as to any Tax matter covered in this Section 6.08, the Parent and the Stockholder Representative shall negotiate in good faith and use their reasonable best efforts to resolve such dispute. In the event any such disagreement cannot be resolved between the Parent and the Stockholder Representative, such disagreement shall be resolved by an accounting firm of international reputation mutually agreeable to, and mutually retained by, Parent and Stockholder Representative (the “Tax Accountant”), and any such determination by the Tax Accountant shall be final. The Tax Accountant shall be instructed to resolve the dispute as soon as practicable, and in any event within thirty (30) days of its engagement. The Parent and the Stockholder Representative shall instruct the Tax Accountant to only decide the specific items under dispute by the parties. In resolving any dispute, the Tax Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Parent and the Stockholder Representative agree to execute, if requested by the Tax Accountant, a reasonable engagement letter, including customary indemnification provisions in favor of the Tax

Accountant. The fees and expenses of the Tax Accountant shall be borne equally by the Parent and the Stockholder Representative. If the Tax Accountant does not resolve any differences between Parent and the Seller with respect to a Pre-Closing Tax Period Tax Return at least three (3) business days prior to the due date therefor, such Tax Return shall be filed in a manner consistent with the position of Parent and, to the extent necessary, amended to reflect the Tax Accountant’s resolution.

(f) Treatment of Payments. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any other similar provision of state, local or foreign Law), the Parent, Merger Sub, the Stockholders, the Company and their respective Affiliates shall treat any and all payments under this Section 6.08 or Section 1.07 as an adjustment to the purchase price for Tax purposes.

ARTICLE VII.

ACTIONS PRIOR TO THE CLOSING

The respective parties hereto covenant and agree to take the following actions:

7.01.            The Proxy.

(a) As promptly as practicable after the date hereof, Parent shall file with the SEC a proxy statement relating to the Offer and the Merger (as amended or supplemented from time to time, the “Proxy Statement”) and provide all of its Public Stockholders with the opportunity to redeem up to 19,959,908 of their shares of Parent Common Stock (the “Offering Shares”), to be redeemed in conjunction with a stockholder vote on the Merger, all in accordance with and as required by the applicable Governing Documents of Parent (including, without limitation, the Prospectus and the Amended and Restated Certificate of Incorporation and the Company’s bylaws) (the “Parent Governing Documents”), applicable law, and any applicable rules and regulations of the SEC and Nasdaq.

(b) Parent shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with Article X. Parent shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, Nasdaq or the respective staff thereof that is applicable to the Offer. Nothing in this Section 7.01(b) shall (i) impose any obligation on Parent to extend the Offer beyond the Outside Date (as the same may be extended in accordance with Section 13.22(c)) or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement in accordance with Article X.

(c) Without limitation, in the Proxy Statement, Parent shall (i) seek (A) adoption and approval of this Agreement by the holders of Parent Common Stock in accordance with applicable securities laws, rules and regulations, including the rules and regulations of Nasdaq, (B) adoption and approval of the Second Amended and Restated Certificate of Incorporation of Parent, (C) adoption and approval of an omnibus equity incentive plan, the form of which is attached as Exhibit J hereto (the “Management Incentive Plan”), that provides for the granting of Parent Common Stock to employees of the Company or certain Subsidiaries of the Company in the form of stock options, restricted stock units, restricted stock or other equity-based awards, (D) to elect, and designate the classes of, the members of the Board of Directors of Parent, and (E) to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger, and (ii) file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with the applicable proxy solicitation rules set forth in the Exchange Act (such Proxy Statement and the documents included or referred to therein pursuant to which the Offer will be made, together with any supplements, amendments and/or exhibits thereto, the “Offer Documents”). Except with respect to the information provided by the Company for inclusion in the Proxy Statement and the other Offer Documents, Parent shall ensure that, when filed, the Proxy Statement and the other Offer Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Parent shall cause the Offer Documents to be disseminated as promptly as practicable to holders of shares of Parent Common Stock as and to the extent such dissemination is required by United States federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (the “Federal Securities Laws”). The Company shall promptly provide to Parent such information concerning the Company and the Stockholders as is either required by the Federal Securities Laws or reasonably requested by Parent for inclusion in the Offer Documents. Subject to the Company’s and the Stockholders’ compliance with the immediately preceding sentence with respect to the information provided or to be provided by the Company or the Stockholders for inclusion in the Offer Documents, Parent shall cause the Offer Documents to comply in all material respects with the Federal Securities Laws. Parent shall provide copies of the proposed forms of the Offer Documents (including any amendments or supplements thereto) to the Company such that the Company and the Stockholder Representative are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon and Parent shall reasonably consider in good faith any comments of such Persons. Parent and the Company shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents and promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. Parent shall amend or supplement the Offer Documents and cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Parent Common Stock, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and the applicable Parent Governing Documents. Parent shall provide the Company the Stockholder Representative with copies of any written comments, and shall inform them of any material oral comments, that Parent or any of its Representatives receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall give the Company and the Stockholder Representative a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments. Parent shall use commercially reasonable efforts to “clear” comments from the SEC and its staff with respect to the Offer Documents and to permit the Company and the Stockholder Representative to participate with Parent or its Representatives in any discussions or meetings with the SEC and its staff regarding the Offer Documents. The Company shall, and shall cause each of the Group Companies to, make their respective directors, officers and employees, upon reasonable advance notice, reasonably available to Parent and its Representatives in connection with the drafting of the public filings with respect to the Merger (including, without limitation, the Offer Documents) and responding in a timely manner to comments from the SEC or its staff.

(d) If at any time prior to the Effective Time, any information relating to Parent, or the Group Companies, or any of their respective subsidiaries, affiliates, officers or directors, should be discovered by Parent or the Company, as applicable, that should be set forth in an amendment or supplement to the Offer Documents, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify each other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Parent.

(e) Notwithstanding anything else to the contrary in this Agreement or any Document, Parent may make any public filing with respect to the Merger to the extent required by applicable Law.

7.02.            Regulatory Filings. Within twenty Business Days after the date hereof, with respect to the Merger the parties hereto shall make, or cause to be made, the filing required (if any) of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act with respect to the transactions contemplated hereby. The parties hereto shall make, or cause to be made, as promptly as practicable, all filings necessary to obtain all Regulatory Approvals other than the HSR Approval. The parties hereto shall use their reasonable best efforts to: (i) respond to any requests for additional information made by any Governmental Entity; (ii) provide the other party with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (verbal or written) communication to be submitted or made to any Governmental Entity and such receiving party shall consider any such received comments in good faith; (iii) advise the other party (and, where applicable, provide a copy) of any written or verbal communications that it receives from any Governmental Entity in respect of such filings (including in respect of any supplementary filings or submissions) and otherwise in connection with satisfying the Regulatory Approvals; (iv) provide the other party with a reasonable opportunity to participate in any meetings with any Governmental Entity (subject to any opposition by a Governmental Entity to a particular party’s participation in such meeting) and participate in, or review, any material communication before it is made to any Governmental Entity. Notwithstanding the foregoing, each party has the right to redact or otherwise exclude a party from receiving any confidential competitively sensitive information required to be shared under this Section 7.02, provided that such other party’s external counsel shall be entitled to receive such confidential competitively sensitive information on an external counsel only basis. The parties hereto shall: (i) not agree to an extension of any waiting period or review being undertaken by a Governmental Entity without the other party’s prior written consent; (ii) cause any applicable waiting periods to terminate or expire at the earliest possible date; and (iii) resist vigorously, at their respective cost and expense, any order challenging the completion of the Merger or any temporary or permanent injunction which could delay or prevent the Closing, all to the end of expediting consummation of the Merger contemplated herein. Without limiting the generality of Parent’s undertaking pursuant to this Section 7.02, Parent agrees to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, order, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the Merger contemplated by this Agreement. In addition, Parent shall defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing. Any filing fee required in connection with seeking the Regulatory Approvals shall be paid fifty percent (50%) by Parent as a Parent Transaction Expense and fifty percent (50%) by the Company as a Company Transaction Expense.

7.03.            Shareholder Vote; Recommendation of the Board of the Parent. The Board of Directors of Parent shall recommend that Parent’s stockholders vote in favor of adopting this Agreement and consummating the Merger, and Parent shall, subject to the fiduciary duties of the Board of Directors of Parent, include such recommendation in the Proxy Statement. Prior to the termination of this Agreement in accordance with Article X, neither the Board of Directors of Parent nor any committee or agent or representative thereof shall (i) withdraw (or modify in any manner adverse to the Company), or propose to withdraw (or modify in any manner adverse to the Company), the Parent Board’s recommendation in favor of this Agreement and the Merger, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Parent Acquisition Transaction, (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow Parent to execute or enter into, any agreement related to a Parent Acquisition Transaction, (iv) enter into any agreement, letter of intent, or agreement in principle requiring Parent to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (v) fail to recommend against any Parent Acquisition Transaction, (vi) fail to re-affirm the aforementioned Parent Board recommendation at the written request of the Company within five (5) Business Days or (vii) resolve or agree to do any of the foregoing.

7.04.            Listing. From the date of this Agreement through the Closing, Parent shall use all reasonable efforts that are necessary or desirable for Parent to remain listed as a public company on, and for shares of Parent Common Stock to be tradable over, the applicable Nasdaq market(s).

7.05.            Operations of Parent Prior to the Closing. Between the date hereof and the Closing, and except (x) as contemplated by this Agreement, (y) with the prior approval of the Company or (z) as set forth on Schedule 7.05, Parent shall not take any of the following actions:

(a) make any amendment or modification to any of the Parent Governing Documents;

(b) take any action in violation or contravention of any of the Parent Governing Documents, applicable Law or any applicable rules and regulations of the SEC and Nasdaq;

(c) issue, sell or deliver any of its equity securities or issue or sell any securities convertible into or exercisable or exchangeable for, or options with respect to, or warrants to purchase or rights to subscribe for, any of its equity securities;

(d) make any redemption or purchase of its equity interests, except pursuant to the Offer;

(e) effect any recapitalization, reclassification, equity split or like change in its capitalization;

(f) make any amendment or modification to the Parent Trust Agreement;

(g) make or allow to be made any reduction in the Parent Trust Amount, other than as expressly permitted by the Parent Governing Documents;

(h) contact (or permit any of its employees, agents, representatives or Affiliates to contact) any customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of any Group Company regarding any Group Company, its business or the Merger;

(i) amend, waive or terminate, in whole or in part, any Founder Voting Agreement;

(j) establish any Subsidiary or acquire any interest in any asset; or

(k) enter into any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

7.06.            Founder Voting Agreement. Without limitation of Section 5.1 of the Founder Voting Agreement, Parent hereby acknowledges and agrees that the Company has the right to cause Parent to enforce Parent’s rights and perform Parent’s obligations under the Founder Voting Agreement, and Parent further acknowledges that money damages would not be an adequate remedy at Law if any Founder Stockholder (as defined therein) fails to perform in any material respect any of such Founder Stockholder’s obligations under the Founder Voting Agreement and accordingly, upon the written request of the Company, Parent shall, in addition to any other remedy at Law or in equity, seek an injunction or similar equitable relief restraining such Founder Stockholder from committing or continuing any such breach or threatened breach or to seek to compel specific performance of the obligations of any other party under the Founder Voting Agreement, without the posting of any bond, in accordance with the terms and conditions of the Founder Voting Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of the Founder Voting Agreement, Parent shall not raise the defense that there is an adequate remedy at Law.

7.07.            Founder Letter Agreement. Parent shall enforce to the fullest extent permitted by Law the restrictions on transfer of the 4,989,977 shares of Parent Common Stock acquired by the Sponsor and other Parent insiders prior to the consummation of the IPO (the “Founder Common Stock”) as well as the waiver of each of the Founder Stockholders’ respective rights to redeem such Founder Common Stock, in accordance with that certain letter agreement, dated as of July 22, 2015, among Parent, the Sponsor and the individuals party thereto.

7.08.            No Claim Against Parent Trust. The Company acknowledges that it has read the Prospectus and that Parent has established the Parent Trust from the proceeds of its initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO for the benefit of Parent’s public stockholders (“Public Stockholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Parent Trust, Parent may disburse monies from the Parent Trust only: (i) to the Public Stockholders in the event they elect to redeem the Parent Common Stock in connection with the consummation of Parent’s initial business combination (as such term is used in the Prospectus) (“Business Combination”), (ii) to the Public Stockholders if Parent fails to consummate a Business Combination within twenty-four months from the closing of the IPO, (iii) any amounts necessary to pay any Taxes and for working capital purposes or (iv) to, or on behalf of, Parent after or concurrently with the consummation of a Business Combination. The Company hereby agrees that, it does not now and shall not at any time hereafter have (other than its rights upon Closing) any right, title, interest or claim of any kind in or to any monies in the Parent Trust or distributions therefrom, or make any claim prior to Closing against the Parent Trust, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). The Company hereby irrevocably waives any Claims it may have, against the Parent Trust (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not, prior to the Closing, seek recourse against the Parent Trust (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). This Section 7.08 shall not limit or prohibit (i) the Company’s right to pursue a claim against Parent for legal relief against monies or other assets held outside the Parent Trust or (ii) any claims that the Company may have in the future against Parent’s assets or funds that are not held in the Parent Trust (including any funds that have been released from the Parent Trust to the Parent and any assets that have been purchased or acquired with any such funds). For the avoidance of doubt, notwithstanding anything to the contrary contained herein including the immediately preceding sentence, the waivers under this Section 7.08 will continue to apply at and after the Closing to distributions made to redeeming Public Stockholders and for transaction expenses paid. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent to induce it to enter into this Agreement. This Section 7.08 shall not limit the Company’s right to seek specific performance against Parent pursuant to Section 13.22, including the right to seek specific performance against Parent to require Parent to take such actions contemplated by this Agreement subject to the satisfaction of Parent’s conditions to the Closing in Section 8.01, and to comply with the terms of the Parent Trust Agreement, including distribution of funds from the Parent Trust upon the Closing in accordance with the terms of this Agreement.

7.09.            Exclusive Dealing. During the period from the date hereof through the Closing or the earlier termination of this Agreement, Parent will not take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than the Company and the Company’s Representatives) concerning any alternative business combination transaction involving Parent, including without limitation, any purchase or sale of equity or assets of Parent or any other Person or a merger, combination or recapitalization of Parent or any subsidiary thereof (each such transaction, a “Parent Acquisition Transaction”); provided that this Section 7.09 will not apply to Parent in connection with communications to its stockholders related to the transactions contemplated by this Agreement. Parent will, and will cause its Subsidiaries to, cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than the Company and the Company’s Representatives) conducted heretofore with respect to any Parent Acquisition Transaction.

ARTICLE VIII.

CONDITIONS TO CLOSING

8.01.            Conditions to Parent’s and the Merger Sub’s Obligations. The obligations of Parent and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by Parent and the Merger Sub in writing) of the following conditions as of the Closing Date:

(a) (i) The Company Fundamental Representations will be true and correct in all respects (except, with respect to the representations and warranties set forth in the third sentence of Section 3.04(a), to the extent de minimis or except to the extent set forth on the Estimated Closing Statement and included in the determinations of Per Common Share Closing Cash Consideration,

Per Common Share Parent Stock Consideration and Per Common Share Post-Closing Consideration) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date) and (ii) all other representations and warranties of the Company contained in Article III of this Agreement will be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein, other than with respect to Section 3.06(a) and other than to the extent that such “materiality” or “Material Adverse Effect” qualifier defines the scope of items or matters disclosed in the Disclosure Schedules) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedules but without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than with respect to Section 3.06(a) and other than to the extent that such “materiality” or “Material Adverse Effect” qualifier defines the scope of items or matters disclosed in the Disclosure Schedules)) has not had, and would not have, a Material Adverse Effect;

(b) The Company will have performed and complied with in all material respects all of the covenants and agreements (other than those set forth in Section 5.09) required to be performed by it under this Agreement at or prior to the Closing;

(c) The Company shall have obtained the Written Stockholder Consent not later than six (6) hours following the execution and delivery of this Agreement;

(d) The Offer will have been completed, the Merger will have been approved and this Agreement will have been adopted by the requisite affirmative vote of the stockholders of Parent in accordance with the Proxy Statement;

(e) The Debt Financing shall have been funded pursuant to the Debt Financing Commitment pursuant to the terms thereof;

(f) The applicable waiting periods, if any, under the HSR Act will have expired or been terminated;

(g) No judgment, decree or order will have been entered that prevents the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded;

(h) There will not have been a Material Adverse Effect since the date hereof;

(i) The Escrow Agreement will have been executed and delivered by the Stockholder Representative and the Escrow Agent;

(j) The Company will have delivered to Parent each of the following:

(i)       a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Section 8.01(a) and Section 8.01(b), as they relate to the Company, have been satisfied;

(ii)      a certificate signed by an offer of the Company setting forth all Company Transaction Expenses along with final invoices from service providers to the Company in respect of the Merger and all transactions in connection therewith stating that the amount set forth in such invoice represents payment in full for all such services provided by the service provider to the Company for services performed through the Closing Date;

(iii)     the Written Stockholder Consent specified in Section 5.06;

(iv)     certificates evidencing all of the then-issued and outstanding Preferred Stock and Common Stock, duly endorsed in blank or accompanied by a stock power duly executed in blank, in proper form for transfer;

(v)      a duly executed certificate, in form and substance as prescribed by Treasury Regulations promulgated under Code Section 1445, stating that the Company is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code; and

(vi)     certified copies of resolutions duly adopted by the Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and

(k) Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer.

If the Closing occurs, all Closing conditions set forth in this Section 8.01 that have not been fully satisfied as of the Closing will be deemed to have been waived by Parent and the Merger Sub.

8.02.            Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company and the Stockholder Representative in writing) of the following conditions as of the Closing Date:

(a) (i) The Parent Fundamental Representations will be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date) and (ii) all other representations and warranties contained in Article IV of this Agreement will be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) has not had, and would not have, a Parent Material Adverse Effect;

(b) Parent and the Merger Sub will have performed and complied with in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) The Written Stockholder Consent will have been obtained;

(d) The shares of Parent Common Stock to be issued as Parent Stock Consideration shall have been approved for listing on Nasdaq, subject to official notice of issuance;

(e) The Offer shall have been completed in accordance with the Proxy Statement;

(f) The applicable waiting periods, if any, under the HSR Act will have expired or been terminated;

(g) No judgment, decree or order will have been entered that prevents the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded;

(h) The Aggregate Cash Amount minus Parent Transaction Expenses (excluding, solely for this purpose, the Company Proxy Expenses and the “Commitment Fee” and the “Closing Fee” payable pursuant to and as defined in the Debt Financing Commitment) shall not be less than $279,599,000 (the “Minimum Cash Amount”);

(i) Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer;

(j) The Escrow Agreement will have been executed and delivered by Parent and the Escrow Agent;

(k) The Chief Executive Officer of the Company and an additional designee selected by the Company, subject to Parent’s approval (not to be unreasonably withheld), and notified by the Company to Parent within thirty (30) days of the date hereof, shall have been approved and duly elected or appointed to the board of directors of Parent, effective as of the Closing, and Parent shall have offered each of these members the same opportunity to enter into an agreement for indemnification (in addition to the indemnification provided for in Parent’s organizational documents), effective as of the Closing and in the form attached hereto as Exhibit K; and

(l) Parent will have delivered to the Company each of the following:

(i)       a certificate of an authorized officer of Parent and the Merger Sub in his or her capacity as such, dated as of the Closing Date, stating that the preconditions specified in Section 8.02(a) and Section 8.02(b), as they relate to such entity, have been satisfied;

(ii)      certified copies of resolutions of the requisite holders of the voting shares of the Merger Sub approving the consummation of the transactions contemplated by this Agreement; and

(iii)     certified copies of the resolutions duly adopted by Parent’s board of directors (or its equivalent governing body) and the Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement.

If the Closing occurs, all closing conditions set forth in this Section 8.02 that have not been fully satisfied as of the Closing will be deemed to have been waived by the Company.

ARTICLE IX.

INDEMNIFICATION

9.01.            Indemnification of Officers and Directors of the Company.

(a) If the Closing occurs, Parent shall cause all rights to indemnification and all limitations on liability existing in favor of any employee, officer, director, managing member or manager of any of the Group Companies, in each case that is an individual (collectively, the “Company Indemnitees”), as provided in the Organizational Documents of the applicable Group Company to survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by Parent after the Closing. The obligations of Parent under this Section 9.01(a) shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 9.01(a) applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 9.01(a) applies shall be third party beneficiaries of this Section 9.01(a)). If the Closing occurs, Parent shall cause the Surviving Company to pay all expenses to any Company Indemnitee incurred in successfully enforcing the indemnity or other obligations provided for in this Section 9.01(a).

(b) In the event Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets or stock or other equity interests to any Person, then and in each such case, Parent shall ensure that proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be (or their respective successors and assigns), shall assume the obligations set forth in Section 9.01.

(c) The Company shall, or shall cause its Affiliates to, obtain at its or their expense a “tail” directors’ and officers’ liability insurance policy, effective for a period of at least six years from the Closing Date, for the benefit of the Group Companies or any of their officers and directors, as the case may be, with respect to claims arising from facts or events that occurred on or before the Closing Date. Fifty percent (50%) of the cost of the insurance policy shall be treated as a Company

Transaction Expense and fifty percent (50%) of the cost of the insurance policy shall be treated as a Parent Transaction Expense.

9.02.            NO ADDITIONAL REPRESENTATIONS; NO RELIANCE. PARENT AND THE MERGER SUB ACKNOWLEDGE AND AGREE THAT: (A) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE III, NO GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, THE MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING;(B) PARENT AND THE MERGER SUB HAVE NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM THE STOCKHOLDERS, THE COMPANY OR ANY OTHER PERSON IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT; AND (C) NONE OF THE STOCKHOLDERS, THE COMPANY, OR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO PARENT AND THE MERGER SUB OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PARENT AND THE MERGER SUB, OR THEIR USE, OF ANY INFORMATION REGARDING THE GROUP COMPANIES FURNISHED OR MADE AVAILABLE TO PARENT AND THE MERGER SUB AND THEIR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PARENT IN ANY DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT IN THE CASE OF FRAUD BY SUCH PERSON. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE III, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

ARTICLE X.

TERMINATION

10.01.         Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Parent and the Company;

(b) by Parent at any time before the Written Stockholder Consent has been obtained, by written notice to the Stockholder Representative, if the Written Stockholder Consent shall not have been provided to Parent not later than six (6) hours following the execution and delivery of this Agreement;

(c) by Parent by written notice to the Stockholder Representative, if any of the representations or warranties of the Company set forth in Article III will not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to the Closing set forth in either Section 8.01(a) or Section 8.01(b) would not be satisfied at or prior to the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to the Company; provided that Parent and/or the Merger Sub is not then in breach of this Agreement so as to cause the condition to the Closing set forth in either Section 8.02(a) or Section 8.02(b) to not be satisfied at or prior to the Outside Date;

(d) by the Company by written notice to Parent, if any of the representations or warranties of Parent or the Merger Sub set forth in Article IV will not be true and correct, or if Parent or the Merger Sub has failed to perform any covenant or agreement on the part of Parent or the Merger Sub, respectively, set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to the Closing set forth in either Section 8.02(a) or Section 8.02(b) would not be satisfied at or prior to the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to Parent or the Merger Sub; provided that the Company is not then in breach of this Agreement so as to cause the condition to the Closing set forth in Section 8.01(a) or Section 8.01(b) from being satisfied at or prior to the Outside Date; provided further that neither a breach by Parent of Section 4.12 nor the failure to deliver the payments contemplated by Section 1.02 at the Closing (or the date on which the Closing would have occurred but for the breach of this Agreement by Parent and/or the Merger Sub) as required hereunder will be subject to cure hereunder unless otherwise agreed to in writing by the Company;

(e) by Parent or the Company by written notice to the Stockholder Representative or Parent, as applicable, if the Closing has not occurred on or prior to August 12, 2016 (such date, as the same may be extended pursuant to Section 13.22(c), the “Outside Date”) and the Party seeking to terminate this Agreement pursuant to this Section 10.01(e) will not have (provided that if such Party is Parent, neither Parent nor the Merger Sub will have) breached in any material respect its obligations under this Agreement in any manner that will have proximately caused the failure to consummate the transactions contemplated by this Agreement on or prior to the Outside Date;

(f) by the Company by written notice to Parent, if (i) all of the conditions to the Closing set forth in Section 8.01 have been satisfied or waived (other than conditions that, by their nature, are to be satisfied at the Closing), (ii) the Closing has not occurred on or prior to the second Business Day after the satisfaction or waiver of each condition to the Closing set forth in Section 8.01 (other than conditions that, by their nature, are to be satisfied at the Closing) and (iii) at least two Business Days prior to exercising its termination right under this Section 10.01(f), the Company has notified Parent in writing that it is ready, willing and able to consummate the Merger; and

(g) by the Company by written notice to Parent if (i) the Parent Board withdraws (or modifies in any manner adverse to the Company), or proposes to withdraw (or modify in any manner adverse to the Company), the Parent Board’s recommendation in favor of this Agreement and the Merger, or fails to reaffirm such recommendation as promptly as practicable (and in any event within five (5) Business Days) after receipt of any written request to do so by the Company or (ii) if the Parent Stockholder Approval shall not have been obtained at the meeting of Parent stockholders to be held in accordance with the Proxy Statement.

10.02.         Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 10.01, all obligations of the Parties hereunder (other than the last two sentences of Section 5.02, the expense and indemnification provisions in Section 5.09, this Section 10.02, Section 11.01, and Article XII and Article XIII hereof, which will survive the termination of this Agreement (other than the provisions of Section 13.22, which will terminate)) will terminate without any liability of any Party to any other Party; provided that no termination will relieve a Party from any liability arising from or relating to any knowing and intentional breach of a representation or a covenant by such Party prior to termination; provided, further, that in the event of such a termination, none of the Financing Sources, lenders party to the Debt Financing Commitment, or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives, advisors, sub-advisors or agents shall have any further liability or obligation to the Company relating to or arising out of this Agreement; provided, further, that subject to the rights of the parties to the Debt Financing Commitments under the terms thereof, (i) none of the parties hereto, nor or any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any Financing Source or lender party to the Debt Financing Commitment or any Affiliate thereof, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing arising out of this Agreement, the Debt Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder, and in no event shall the Company be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources, and (ii) the Financing Sources and the lenders party to the Debt Financing Commitment, solely in their respective capacities as lenders or arrangers, shall not have any rights or claims against any party hereto or any related person thereof, in connection with this Agreement or the Debt Financing, whether at law or equity, in contract, in tort or otherwise.

ARTICLE XI.

ADDITIONAL COVENANTS

11.01.         Stockholder Representative.

(a) Appointment. In addition to the other rights and authority granted to the Stockholder Representative elsewhere in this Agreement, upon and by virtue of the approval of the requisite holders of capital stock of this Agreement, all of the Stockholders collectively and irrevocably constitute and appoint the Stockholder Representative as their agent and representative to act from and after the date hereof and to do any and all things and execute any and all documents that the Stockholder Representative determines may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement or otherwise to perform the duties or exercise the rights granted to the Stockholder Representative hereunder, including: (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Stockholders and others, as contemplated by this Agreement, including receipt of payments made to the Stockholder Representative under Section 1.07 or Section 1.08; (iii) payment of amounts due to Parent pursuant to Section 1.07, Section 1.08 or Section 9.01; (iv) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (v) administration of the provisions of this Agreement; (vi) giving or agreeing to, on behalf of all or any of the Stockholders, any and all consents, waivers, amendments or modifications deemed by the Stockholder Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vii) amending this Agreement or any of the instruments to be delivered to Parent pursuant to this Agreement; (viii)(A) disputing or refraining from disputing, on behalf of each Stockholder relative to any amounts to be received by such Stockholder under this Agreement or any agreements contemplated hereby, any claim made by Parent or the Merger Sub under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Stockholder, any dispute that may arise under, and exercising, or refraining from exercising, any remedies available under, this Agreement or any other agreement contemplated hereby and (C) executing, on behalf of each such Stockholder, any settlement agreement, release or other document with respect to such dispute or remedy; (ix) engaging attorneys, accountants, agents or consultants on behalf of the Stockholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; and (x) giving such instructions and taking action or refraining from taking such action, on behalf of such Stockholders, as the Stockholder Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement.

(b) Authorization. Notwithstanding Section 11.01(a), in the event that the Stockholder Representative is of the opinion that it requires further authorization or advice from the Stockholders on any matters concerning this Agreement, the Stockholder Representative will be entitled to seek such further authorization from the Stockholders prior to acting on their behalf. In such event, each Stockholder will vote based on each such Person’s Pro Rata Share and the authorization of a majority of such Persons will be binding on all of the Stockholders and will constitute the authorization of the Stockholders. The appointment of the Stockholder Representative is coupled with an interest and will be irrevocable by any Stockholder in any manner or for any reason. This authority granted to the Stockholder Representative will not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. North American Direct Investment Holdings, LLC hereby accepts its appointment as the initial Stockholder Representative.

(c) Legal Proceedings by the Stockholder Representative; Resignation; Vacancies. The Stockholder Representative may resign from its position as Stockholder Representative at any time by written notice delivered to Parent and the Stockholders. If there is a vacancy at any time in the position of the Stockholder Representative for any reason, such vacancy will be filled by the majority vote in accordance with the method set forth in Section 11.01(b) above.

(d) No Liability. All acts of the Stockholder Representative hereunder in its capacity as such will be deemed to be acts on behalf of the Stockholders and not of the Stockholder Representative individually. The Stockholder Representative will not have any liability for any amount owed to Parent pursuant to this Agreement, including under Section 1.07, Section 1.08 or Section 9.01. The Stockholder Representative will not be liable to the Company, Parent, the Merger Sub or any other Person in his or its capacity as the Stockholder Representative, for any liability of a Stockholder or otherwise, or for anything that it may do or refrain from doing in connection with this Agreement. The Stockholder Representative will not be liable to the Stockholders, in its capacity as the Stockholder Representative, for any liability of a Stockholder or otherwise, or for any error of judgment, or any act done or step taken or omitted by it in good faith, or for any mistake in fact or Law, or for anything that it may do or refrain from doing in connection with this Agreement, except in the case of the Stockholder Representative’s gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Stockholder Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties or rights hereunder, and it will incur no liability in its capacity as the Stockholder Representative to Parent, the Merger Sub, the Company or the Stockholders and will be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. The Stockholder Representative will not, by reason of this Agreement, have a fiduciary relationship in respect of any Stockholder, except in respect of amounts received on behalf of the Stockholders.

(e) Indemnification; Expenses. The Stockholder Representative may use the Reimbursement Fund Amount to pay any fees, costs, expenses or other obligations incurred by the Stockholder Representative acting in its capacity as such. Without limiting the foregoing, each Stockholder will, only to the extent of such Stockholder’s Pro Rata Share thereof, indemnify and defend the Stockholder Representative and hold the Stockholder Representative harmless against any Loss, damage, cost, Liability or expense actually incurred without fraud, gross negligence or willful misconduct by the Stockholder Representative (as determined in a final and non-appealable judgment of a court of competent jurisdiction) and arising out of or in connection with the acceptance, performance or administration of the Stockholder Representative’s duties under this Agreement, including, without limitation, any Loss, damage, cost, Liability or expense incurred pursuant to Section 6.07(g). Any expenses or taxable income incurred by the Stockholder Representative in connection with the performance of its duties under this Agreement will not be the personal obligation of the Stockholder Representative but will be payable by and attributable to the Stockholders based on each such Person’s Pro Rata Share. Notwithstanding anything to the contrary in this Agreement, the Stockholder Representative will be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied Liabilities incurred by the Stockholder Representative in connection with the performance of its duties hereunder from amounts actually delivered to the Stockholder Representative pursuant to this Agreement. The Stockholder Representative may also from time to time submit invoices to the Stockholders covering such expenses and Liabilities, which will be paid by the Stockholders promptly following the receipt thereof on a pro rata basis based on their respective Pro Rata Shares. Upon the request of any Stockholder, the Stockholder Representative will provide such Stockholder with an accounting of all expenses and Liabilities paid by the Stockholder Representative in its capacity as such.

11.02.         Disclosure Schedules. All Schedules attached hereto (each, a “Schedule” and, collectively, the “Disclosure Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules will be deemed to refer to this entire Agreement, including all Schedules. The Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any item disclosed in any part, subpart, section or subsection of the Schedule referenced by a particular section or subsection in this

Agreement will be deemed to have been disclosed with respect to every other part, subpart, section and subsection in another Schedule if the relevance of such disclosure to such other part, subpart, section or subsection is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Schedules will not (a) be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) be deemed or interpreted to expand the scope of the Company’s, Parent’s or the Merger Sub’s respective representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (g) constitute, or be deemed to constitute, an admission or indication by the Company, Parent or the Merger Sub that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedules. No reference in the Disclosure Schedules to any Contract will be construed as an admission or indication that such Contract is enforceable or in effect as of the date hereof or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract. No disclosure in the Schedules relating to any possible breach or violation of any agreement or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

11.03.         Registration Rights.

(a) Following the Closing Date, Parent shall (i) file with the SEC (I) a “shelf” registration statement under the Securities Act on Form S-3 (or any successor short form registration involving a similar amount of disclosure) or if then ineligible to use any such form, then any other available form of registration statement, or (II) pursuant to Rule 424(b) under the Securities Act, a prospectus supplement that shall be deemed to be part of an existing “shelf” registration statement in accordance with Rule 430B under the Securities Act, in each case for a public offering of the shares of Parent Common Stock received by the Participating Common Stockholders as Parent Stock Consideration in the Merger (the “Registrable Stock”) to be made on a continuous basis pursuant to Rule 415 under the Securities Act (the “Registration Statement”) and, in the case of clause (I) above, use reasonable best efforts to cause the Registration Statement to become effective within 180 days after the Closing Date, (ii) use commercially reasonable efforts to cause the Registration Statement to remain effective until the earlier of (A) the date when all Registrable Stock covered by the Registration Statement has been sold or (B) the date when all Registrable Stock covered by the Registration Statement first becomes eligible for sale pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer thereunder, and (iii) prepare and file with the SEC any required amendments to the Registration Statement and the prospectus (including any prospectus supplement) used in connection therewith (“Shelf Prospectus”). Notwithstanding the foregoing, Parent shall have no obligation to register or to maintain the effectiveness of the Registration Statement after all Registrable Stock covered by the Registration Statement first becomes eligible for sale pursuant to Rule 144 under the Securities Act.

(b) (i) Upon the issuance by the SEC of a stop order suspending the effectiveness of the Registration Statement or the initiation of any Legal Proceeding with respect to the Registration Statement under Section 8(d) or 8(e) of the Securities Act or (ii) if the Registration Statement or Shelf Prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (including, in any such case, as a result of the non-availability of financial statements) or (iii) upon the occurrence or existence of any development, event, fact, situation or circumstance relating to Parent that, in the judgment of a majority of the Board of Directors of Parent, makes it appropriate to suspend the availability of the Registration Statement and/or Shelf Prospectus, (A)(1) in the case of clause (ii) above, subject to clause (iii) above, Parent shall as promptly as reasonably practicable prepare and file a post-effective amendment to such Registration Statement or a supplement to the related Shelf Prospectus, as applicable, so that such Registration Statement or Shelf Prospectus, as applicable, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and subject to clause (iii) above, in the case of a post-effective amendment to the Registration Statement, use commercially reasonable efforts to cause it to become effective as promptly as reasonably practicable and (2) in the case of clause (i) above, use commercially reasonable efforts to cause such stop order to be lifted, and (B) Parent shall give notice to the Participating Common Stockholders that the availability of such Registration Statement or Shelf Prospectus is suspended (a “Deferral Notice”) and, upon receipt of any Deferral Notice, each Participating Common Stockholder agrees that it shall not sell any Registrable Stock pursuant to the Registration Statement or Shelf Prospectus until such Participating Common Stockholder is notified by Parent of the effectiveness of the post-effective amendment to the Registration Statement provided for in clause (A) above, or until it is notified in writing by Parent that the Shelf Prospectus may be used. In connection with any development, event, fact, situation or circumstance covered by clause (iii) above, Parent shall be entitled to exercise its rights pursuant to this Section 11.03(b) to suspend the availability of the Registration Statement and Shelf Prospectus for no more than an aggregate of 90 days.

(c) In connection with the performance of its obligations under this Section 11.03, Parent shall pay all registration fees under the Securities Act, all printing expenses and all fees and disbursements of Parent’s legal counsel, Parent’s independent registered public accounting firm and any other persons retained by Parent, and any other expenses incurred by Parent. Each Participating Common Stockholder shall pay any discounts, commissions and transfer taxes, if any, attributable to the sale of Registrable Stock and any other expenses (including the fees and expenses of any separate counsel and other advisors and agents, if any, to such Participating Common Stockholder) incurred by it. In addition, Parent shall pay the reasonable fees and expenses of one legal counsel (which fees and expenses shall not exceed $35,000 in the aggregate) to represent the interests of the Participating Common Stockholders under this Section 11.03.

(d) Each Participating Common Stockholder (i) shall furnish to Parent such information regarding themselves, their relationship to Parent and its Affiliates, their beneficial ownership of Parent Common Stock, the Registrable Stock held by them, and the intended method of disposition of such securities as is required to be included under the Securities Act in the Registration Statement (or any amendment thereto) or any Shelf Prospectus, (ii) shall comply with the prospectus delivery requirements under the Securities Act in connection with the sale or other distribution of Registrable Stock pursuant to the Registration Statement, (iii) shall indemnify Parent, each officer and director of Parent, and each person, if any, who controls Parent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (each of the foregoing, an “indemnified party” for purposes of this Section 11.03(d)) against any and all loss, liability, claim and damage arising out of any untrue statement of a material fact contained in the Registration Statement or any Shelf Prospectus (or any amendment thereto) or the omission therefrom of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, but only with respect to untrue statements or omissions made in the Registration Statement or any Shelf Prospectus (or any amendment thereto) in reliance upon and in conformity with information furnished in writing to Parent by or on behalf of such Participating Common Stockholder for use in the Registration Statement or any Shelf Prospectus (or any amendment thereto), and (iv) shall report to Parent all sales or other distributions of Registrable Stock pursuant to the Registration Statement. It shall be a condition precedent to the obligations of Parent to take any action pursuant to this Section 11.03 with respect to the Registrable Stock of any Participating Common Stockholder that such Participating Common Stockholder constitute a Participating Common Stockholder, and at all times continue to comply with the requirements set forth in the definition of “Participating Common Stockholder”. If the indemnification provided for in this Section 11.03(d) from a Participating Common Stockholder is unavailable to an indemnified party hereunder in respect of any losses, claims, damages or liabilities referred to in this Section 11.03(d), such Participating Common

Stockholder, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses, in such proportion as is appropriate to reflect the relative fault of such Participating Common Stockholder and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligations of Parent and each Participating Common Stockholder under this Section 11.03(d) shall survive the completion of any offering of Registrable Stock pursuant to any Registration Statement.

ARTICLE XII.

DEFINITIONS

12.01.         Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the Latest Balance Sheet or Latest Income Statement, as applicable; provided that if such accounting principles, practices, procedures, policies and methods and GAAP are inconsistent, GAAP will control; provided further that Accounting Principles (a) will not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (b) will be based on facts and circumstances as they exist prior to the Closing and will exclude the effect of any act, decision or event occurring on or after the Closing, (c) will follow the defined terms contained in this Agreement and (d) will calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.

“Accredited Investor Questionnaire” means a questionnaire with respect to a Person’s “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) status in the form previously provided to Parent.

“Acquisition Adjustment Amount” means the Total Permitted Acquisition Purchase Price plus fifty percent (50%) of the sum of the Permitted Acquisition EBITDA Increase for all Permitted Acquisitions that close and as to which the purchase price is paid prior to the Closing Date.

“Additional Common Stock Merger Consideration” means an amount equal to the sum of (a) the excess, if positive, of the Final Aggregate Merger Consideration over the Closing Aggregate Merger Consideration, (b) any amount released from the Adjustment Escrow Account to the Exchange Agent for the benefit of the Stockholders entitled to receive payments under Section 1.02(d) and (c) the amounts, if any, the Stockholder Representative decides to distribute to the Common Stockholders entitled to receive payments under Section 1.02(d) from time to time from the Reimbursement Fund Amount, less, in the case of the amounts described in clause (a) or (b) preceding, any amount paid to the Stockholder Representative pursuant to Section 1.07(e) or that the Stockholder Representative determines, pursuant to Section 1.07(e) after notice to Parent is provided, is reasonably necessary to reimburse the Stockholder Representative for out-of-pocket expenses incurred (or reasonably likely to be incurred) by the Stockholder Representative in performing its services hereunder that exceed the then-balance of the Reimbursement Fund Amount.

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with, such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Aggregate Cash Amount” means the positive amount equal to (i) the Final Parent Trust Amount, plus (ii) the Merger Debt Financing Amount, plus (iii) the aggregate amount of net proceeds, if any, received by Parent from the issuance, sale and delivery of any of its equity securities or any securities convertible into or exercisable or exchangeable for any of its equity securities pursuant to Section 7.05 or otherwise approved by the Company thereunder.

“Amended and Restated Certificate of Incorporation” means that certain Amended and Restated Certificate of Incorporation of Parent, filed with the State of Delaware on July 22, 2015.

“Antitrust Laws” means any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Business Day” means a day that is neither a Saturday or a Sunday nor any other day on which banking institutions in New York, New York are authorized or obligated by Law to close.

“Cash” means, as of any time of determination, all cash, cash equivalents and marketable securities held by any Group Company at such time and determined in accordance with Accounting Principles, whether or not kept “on site” or held in deposit, checking, savings, brokerage or other accounts of or in any safety deposit box or other storage device. For avoidance of doubt, Cash will (a) be calculated net of issued but uncleared checks and drafts written or issued by any Group Company as of the Reference Time and (b) include checks and drafts received by the Group Companies or deposited for the account of the Group Companies.

“Certificate(s)” means certificate(s) representing Common Stock.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company.

“Claim” means any and all Losses and any and all claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits by Governmental Entities and administrative orders.

“Closing Aggregate Merger Consideration” means (a) $348,500,000 minus (b) the amount of Estimated Indebtedness, plus (c) the Estimated Net Working Capital less the Estimated Target Net Working Capital Amount (which may be a positive or negative dollar amount), plus (d) the amount of Estimated Cash (which may be a positive or negative dollar amount), minus (e) the amount of the unpaid Estimated Company Transaction Expenses, plus (f) the amount of the Estimated Acquisition Adjustment Amount.

“Closing Cash Consideration” means the Aggregate Cash Amount, minus (i) the Payoff Amount, minus (ii) the Parent Transaction Expenses, minus (iii) the Preferred Stock Merger Consideration, minus (iv) the Adjustment Escrow Amount, minus (v) the Reimbursement Fund Amount, minus (vi) unpaid Estimated Company Transaction Expenses to the extent Estimated Cash is less than the Estimated Company Transaction Expenses.

“Code” means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended, including, but not limited to, any successor or substitute federal Tax codes or legislation.

“Common Stockholder” means a record holder of Common Stock (including Restricted Stock) that is outstanding immediately prior to the Effective Time.

“Company Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other stock purchase, stock option, restricted stock, severance, retention, employment, individual consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, welfare, medical, health, disability, fringe benefit and other benefit plan, agreement, program or policy (i) that is sponsored, maintained, contributed to, or required to be contributed to, by any of the Group Companies for the benefit of any officer, employee, consultant or director of the Group Companies or (ii) with respect to which any of the Group Companies has any liability (including contingent liability through any ERISA Affiliate).

“Company Equity Plan” means the Company’s 2009 Equity Incentive Plan in effect as of the date hereof.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.01, Section 3.02, Section 3.04 and Section 3.20.

“Company Proxy Expenses” means all costs and expenses incurred by the Company (i) incident to the preparation, filing and effectiveness of the Proxy Statement, including the fees, expenses and disbursements of its counsel and accountants related to the foregoing, including but not limited to the accountancy fees related to the preparation of financial statements for inclusion in the Proxy Statement, and (ii) in connection with meeting with stockholders and potential stockholders of Parent.

“Company Stock” means the Common Stock and Preferred Stock.

“Company Transaction Expense” means a Transaction Expense which the Company is obligated to pay, but shall exclude the Company Proxy Expenses.

“Contract” means any legally binding written agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party, other than any Company Employee Benefit Plan.

“Credit Agreement” means the Revolving Credit and Term Loan Agreement, dated as of May 1, 2015, by and among USI Senior Holdings, Inc., USI Intermediate Holdings, Inc., United Subcontractors, Inc., the lenders party thereto, SunTrust Bank, as Administrative Agent, SunTrust Robinson Humphrey, Inc, as Sole Lead Arranger and Sole Book Manager, Zions First National Bank, as Syndication Agent and Citizens Bank, National Association, as Documentation Agent, the Guaranty and Security Agreement dated as of May 1, 2015, by and among USI Senior Holdings, Inc., USI Intermediate Holdings, Inc., United Subcontractors, Inc., USI Cardalls, LLC, USI Construction Services, LLC, the other grants party thereto, in favor of SunTrust Bank, as Administrative Agent and all promissory notes, instruments, agreements and documentation entered into in connection therewith.

“Documents” means, collectively, each agreement, instrument, document and certificate necessary for the consummation of the transactions contemplated by this Agreement.

“Drag-Along Notice” means the notice of exercise by the Drag-Along Rightholders (as defined in the Stockholders Agreement) of the rights provided in Article VI of the Stockholders Agreement with respect to a Drag-Along Sale (as defined in the Stockholders Agreement), in the form attached as Exhibit L hereto.

“EBITDA” means, with respect to a Permitted Acquisition, consolidated earnings before interest, taxes, depreciation and amortization.

“Employee Restricted Stockholder” means a Restricted Stockholder that was an employee of a Group Company at the time any shares of Restricted Stock were granted to such holder.

“Encumbrance” means any lease, pledge, option, easement, deed of trust, right of way, encroachment, conditional sales agreement, security interest, mortgage, adverse claim, encumbrance, covenant, condition, restriction of record, charge or restriction of any kind (except for restrictions on transfer under the Securities Act and applicable state securities laws), including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of or any exposure to any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Group Companies.

“Escrow Agent” means J.P. Morgan Chase Bank, N.A. or another escrow agent reasonably acceptable to Parent and the Stockholder Representative.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means Continental Stock Transfer & Trust Company or another paying agent reasonably acceptable to Parent and the Stockholder Representative.

“Final Parent Trust Amount” means the amount of cash held by the Parent Trust upon conclusion of the Offer (including, without limitation, any amounts contributed to the Parent Trust in connection with the underwriters’ over-allotment option (as described in the Proxy Statement)), as may have been reduced by reasonable withdrawals of interest thereon to pay Taxes and for working capital purposes in connection therewith.

“Final Aggregate Merger Consideration” means (a) $348,500,000, minus (b) the amount of Final Indebtedness, plus (c) the Final Net Working Capital less the Final Target Net Working Capital Amount (which may be a positive or negative dollar amount), plus (d) the amount of Final Cash (which may be a positive or negative dollar amount), minus (e) the amount of the Final Company Transaction Expenses, plus (f) the amount of the Final Acquisition Adjustment Amount.

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, the Debt Financing Commitment or other financings in connection with the transactions contemplated hereby (including any Substitute Financing), including the parties named in the definition of Debt Financing Commitment, and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and the respective former, current or future officers, directors, employees, agents, general or limited partners, managers, members, stockholders, controlling persons and representatives of each of the foregoing, and, in each case, their respective successors and assigns.

“Former Real Property” means all real property formerly owned, leased or operated by any Group Company.

“Fully Diluted Shares” means the aggregate number of shares of Common Stock (including Restricted Stock) outstanding immediately prior to the Effective Time (including the Dissenting Shares but excluding the Excluded Shares).

“GAAP” means United States generally accepted accounting principles consistently applied. With respect to the computations pursuant to Section 1.06 and Section 1.07, GAAP will be as in effect as of the Reference Time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Group Company(ies)” means the Company and each of its direct and indirect Subsidiaries listed on Schedule 3.04.

“Hazardous Materials” means any chemical, material, waste or substance defined under applicable Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, pollutant, contaminant, toxic substance or toxic waste.

“HSR Approval” means the filing of a Notification and Report Form with the United States Federal Trade Commission and the United States Department of Justice under the HSR Act and the expiration or termination of any applicable waiting period thereunder, if required.

“Indebtedness” means, as of any time of determination, without duplication, (a) the unpaid principal amount of and accrued and unpaid interest on all indebtedness for borrowed money of the Group Companies (excluding all intercompany indebtedness between or among the Group Companies but including all fees, expenses, payments and costs associated with prepayment, termination, redemption, breakage or unwinding), (b) all obligations of the Group Companies under leases required in accordance with the Accounting Principles to be capitalized on a balance sheet of the Group Companies, (c) all unfunded pension and other post-retirement benefit liabilities, (d) other amounts necessary to satisfy and discharge in full all income Tax liabilities attributable to the Pre-Closing Tax Period, (e) Related Party payables, (f) other amounts necessary to satisfy the payment of stay bonuses, sales bonuses, change-in-control payments, severance payments, retention payments or similar payments to employees payable with respect to any Group Company in connection with the Merger (other than (i) any such agreement entered into at the written direction of Parent or any of its Affiliates, (ii) any severance payable as a result of a termination that occurs following the Closing Date or (iii) any severance payable as a result of a termination that occurs at the written direction of the Parent or any of its Affiliates), (g) any obligation to any Person (other than a Group Company) for the deferred purchase price of property or services, including any promissory notes, contractual payment obligations, earn-outs, contingent payment obligations, non-compete or other restrictive covenant payments, including any such obligation arising from the acquisition of a business (including the Promissory Note, dated as of September 10, 2015, by and among USI Smith Insulation, LLC in favor of Smith Insulation, Inc. and any non-qualified deferred compensation payable to Timmy Smith), (h) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to repossession or sale of such property) and (i) all guarantees provided by any Group Company in respect of the indebtedness or obligations of the type referred to in clauses (a) through (i) of a Person that is not a Group Company. Notwithstanding the foregoing, “Indebtedness” will not include (i) any letters of credit to the extent not drawn upon, (ii) any bank guarantees, (iii) non-cancellable purchase commitments, (iv) surety bonds and performance bonds, (v) any intercompany indebtedness among the Group Companies or (vi) trade payables or other current liabilities in the Ordinary Course of Business.

“Indemnitees” means the Parent Indemnified Parties and the Stockholder Indemnified Parties.

“Intellectual Property” means all of the following owned or used by any Group Company, worldwide, in each case to the extent material: (a) patents and patent applications, including utility, utility model, and design patents, including all issued claims therein, whether published or unpublished, including provisional, national, regional and international applications as well as continuations, continuations-in-part, divisional, reissues and re-examination applications, (b) trademarks, service marks, trade names, trade dress, and logos, whether registered or unregistered, together with the goodwill of the business thereunder, (c) internet domain name registrations, (d) copyrights (registered or unregistered) and applications for registration thereof, and copyrightable subject matter, including copyrights in software, (e) computer software and documentation thereof, (f) inventions (whether patentable or unpatentable and whether or not reduced to practice) and (g) trade secrets, including know-how and proprietary technology.

“Knowledge of the Company” means the actual knowledge of L.W. Varner, Jr. and Curt Petersen as of the date hereof, without independent investigation (and will in no event encompass constructive, imputed or similar concepts of knowledge).

“Law” means any law, rule, regulation, judgment, injunction, order, decree or other restriction of any Governmental Entity.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, hearings, inquiries, investigations or other proceedings (public or private) commenced, brought, conducted or heard before, or otherwise involving, any Governmental Entity or arbitrator.

“Legal Requirement” means all applicable laws, statutes, rules, regulations, codes, ordinances, Permits, bylaws, variances, judgments, injunctions, orders, conditions and licenses of a Governmental Entity having jurisdiction over the assets or the properties of any Party or any Group Company and the operations thereof.

“Liabilities” means all indebtedness, obligations and other liabilities of a Person required under GAAP to be accrued on the financial statements of such Person.

“Liens” means liens, security interests, charges or encumbrances.

“Liquidation Value” means $30.00 per share of Preferred Stock.

“Losses” means, collectively, any loss, liability, damages, cost, Tax or expense (including reasonable legal fees and expenses); provided that Losses will not include any exemplary, consequential or punitive damages; provided, however, that nothing in the foregoing proviso will prevent a Party from recovering any exemplary, consequential or punitive damages incurred by such Party in connection with a third-party claim.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate, has had, or would be reasonably likely to have, a materially adverse effect on (a) the business, assets, properties or condition (financial or otherwise) of the Group Companies, taken as a whole, or (b) the ability of the Group Companies to consummate the transactions contemplated hereby; provided, however, that none of the following will be deemed in themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been, or will be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts, circumstance or development attributable to: (i) operating, business, regulatory or other conditions in the industry in which the Group Companies operate; (ii) general economic conditions, including changes in the credit, debt or financial, capital markets, in each case in the United States or anywhere else in the world; (iii) conditions in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world including (A) changes in interest rates in the United States and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iv) any stoppage or shutdown of any U.S. government activity (including any default by the U.S. government or delays in payments by government agencies or delays or failures to act by any Governmental Entity); (v) the announcement or pendency or consummation of the transactions contemplated by this Agreement (including the identity of Parent) or compliance with the terms of, or taking any action permitted by, this Agreement, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, and any other negative development (or potential negative development) of any Group Company with, any clients, customers, suppliers, distributors, partners, financing sources, directors, officers or other employees and/or consultants and/or on revenue, profitability and cash flows; (vi) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof or other legal or regulatory conditions; (vii) actions required to be taken under applicable Laws or Contracts; (viii) the failure of any Group Company to meet or achieve the results set forth in any internal budget, plan, projection or forecast; (ix) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; and (x) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters and other force majeure events in the United States or any other country or region in the world provided, however, that with respect to each of clauses (i) through (iv), (vi), (vii), (ix) and (x), any change, effect, event, occurrence, state of facts, circumstance or development referred to above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event, occurrence, state of facts, circumstance or development has a disproportionate effect on the Group Companies compared to other participants in the industries in which such Group Companies primarily conduct their businesses.

“Merger Debt Financing Amount” means $100,000,000, being the portion of the Debt Financing Commitment to be utilized in connection with the payment of the Payoff Amount, the Parent Transaction Expenses, the Preferred Stock Merger Consideration, the Closing Cash Consideration, the Adjustment Escrow Amount and the Reimbursement Fund Amount.

“Nasdaq” means The NASDAQ Capital Market.

“Net Working Capital” means the amount, as of the Reference Time, calculated as set forth on Schedule I and determined in accordance with the Accounting Principles.

“Open Source Software” means any software in source code, object code, software library or executable form that contains or is distributed as “free software” or “open source software” or is otherwise distributed under distribution models that (a) require licensing or distribution source code to licensees, (b) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any software, (c) except as specifically permitted by applicable law, allow any Person to decompile, disassemble or otherwise reverse-engineer any software, or (d) require the licensing of any software to any other Person for the purpose of making derivative works. Open Source Software includes, without limitation, software that is licensed under any version of the GNU Affero General Public License, the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License and the Common Public License.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity. For clarification, a Permit is not an Order.

“Ordinary Course of Business” means, with respect to any Person, actions that are consistent in all material respects with the past practices of such Person, taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means the bylaws of the Company, as amended through the date hereof, and the Certificate of Incorporation.

“Parent Common Stock” means shares of common stock of Parent, par value $0.0001 per share.

“Parent Disclosure Schedule” means a Schedule referencing the appropriate section or clause of this Agreement and delivered by Parent to the Company on or prior to the date hereof.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Sections 4.01, 4.02 and 4.08.

“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would have a material adverse effect on the ability of Parent or the Merger Sub to consummate the transactions contemplated hereby.

“Parent Stock Consideration” means the number of shares of Parent Common Stock equal to the quotient of (i) the positive amount equal to (A) the Closing Aggregate Merger Consideration, minus (B) the Preferred Stock Merger Consideration, minus (C) the Closing Cash Consideration, minus (D) the Adjustment Escrow Amount, minus (E) the Reimbursement Fund Amount, divided by (ii) $10.00.

“Parent Stockholder Approval” means the requisite affirmative vote of the stockholders of Parent, in each case obtained in accordance with the Parent Governing Documents, the DGCL, the rules and regulations of the SEC and Nasdaq and the Proxy Statement, to (i) approve and adopt this Agreement, the Second Amended and Restated Certificate of Incorporation of Parent and the Management Incentive Plan, (ii) elect, and designate the classes of, the members of the Board of Directors of Parent, and (iii) obtain any and all other approvals necessary to effect the consummation of the Merger, including with respect to the issuance of the Parent Stock Consideration.

“Parent Transaction Expense” means (i) a Transaction Expense which Parent is obligated to pay (which, in no event, shall be greater than $22,000,000, in the aggregate), (ii) Company Proxy Expenses and (iii) the “Commitment Fee” and the “Closing Fee” payable pursuant to and as defined in the Debt Financing Commitment.

“Parent Trust” means that certain trust account of Parent with Continental Stock Transfer & Trust Company, acting as trustee, established under the Parent Trust Agreement.

“Parent Trust Agreement” means that certain Investment Management Trust Agreement, dated as of July 22, 2015, by and between Parent and Continental Stock Transfer & Trust Company.

“Parent’s Knowledge” or any similar phrase, with respect to Parent, means the actual knowledge of Daniel Hennessy, Kevin Charlton and Nicholas Petruska.

“Participating Common Stockholder” means a Common Stockholder who within 10 days following receipt of Parent’s request therefor, provides to Parent a duly executed written undertaking substantially in the form of Exhibit M, acknowledging and agreeing to the terms and conditions of Section 11.03 applicable to Participating Common Stockholders, and agreeing to be bound by such terms and conditions and that such terms and conditions inure to the benefit of Parent and its successors and permitted assigns as if such Common Stockholder were an original party to this Agreement for purposes of Section 11.03 hereof, and (B) furnishes in writing to Parent such information contemplated by Section 11.03(d)(i) and such other information and materials as may be reasonably requested by Parent in order to comply with all applicable requirements of the SEC and to obtain acceleration of the effective date of the Registration Statement or any post-effective amendment thereto.

“Per Common Share Closing Cash Consideration” means the Closing Cash Consideration divided by the Fully Diluted Shares.

“Per Common Share Parent Stock Consideration” means the number of shares of Parent Common Stock equal to the quotient of (i) the Parent Stock Consideration divided by (ii) the Fully Diluted Shares.

“Per Common Share Post-Closing Consideration” means the amount equal to the quotient obtained by dividing (i) the Additional Common Stock Merger Consideration by (ii) the Fully Diluted Shares.

“Permitted Acquisition” means an acquisition by the Company of a Person that (i) has EBITDA for the full twelve-month period immediately prior to the consummation of the acquisition in excess of $200,000, (ii) is consummated prior to the Closing Date and (iii) would not, individually or when taken together with all other Permitted Acquisitions, require new financial information to be included in the Proxy Statement under Regulation S-X (including Rule 3-05 or Article 11 thereof) of the SEC.

“Permitted Acquisition Actual Value Increase” means, with respect to a Permitted Acquisition, the numerical value equal to (a) the purchase price for such Permitted Acquisition (which shall equal the sum of the purchase price (whether paid cash or otherwise) as provided in the respective acquisition related agreements, including any amounts paid or otherwise payable for restrictive covenant, employment or consulting agreements, relating to such Permitted Acquisition, whether any or all of such purchase price is contingent or otherwise payable on a deferred basis and assuming that such contingent or otherwise deferred payments will be fully earned and paid) whether paid before or after the Closing Date, divided by (b) the Trailing Twelve Months EBITDA for the Person acquired in such Permitted Acquisition.

“Permitted Acquisition EBITDA Increase” means, with respect to a Permitted Acquisition, the numerical value equal to (a) eight and one half (8.5) less (b) the Permitted Acquisition Actual Value Increase, multiplied by (c) the Trailing Twelve Months EBITDA Amount for such Permitted Acquisition.

“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Group Companies and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, unless being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (c) zoning, entitlement, building and other land use regulations or ordinances imposed by Governmental Entities having jurisdiction over the Leased Real Property or the Owned Real Property that are not violated by the use and operation as of the date hereof of the Leased Real Property or the Owned Real Property; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property or the Owned Real Property that do not materially impair the occupancy or use of the Leased Real Property or the Owned Real Property for the purposes for which it is used as of the date hereof or proposed to be used in connection with the Group Companies’ and their Subsidiaries’ businesses; (e) liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; (f) liens arising in connection with sales of foreign receivables; (g) liens on goods in transit incurred pursuant to documentary letters of credit; (h) purchase money liens; (i) title to any portion of the premises lying within the right of way or boundary of any public road or private road which, individually or in the aggregate, do not materially adversely affect the value or the continued use of the Leased Real Property or the Owned Real Property; (j) rights of parties in possession without options to purchase or rights of first refusal; and (k) liens securing Indebtedness.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Pre-Closing Tax Period” means any taxable period (or, with respect to a Straddle Period, any portion thereof) ending on or prior to the Closing Date.

“Preferred Stockholder” means a record holder of Preferred Stock that is outstanding immediately prior to the Effective Time.

“Preliminary Proxy Statement” means the preliminary proxy statement of Parent initially filed with the SEC in connection with the Merger.

“Pro Rata Share” means, with respect to any Common Stockholder, the quotient (expressed as a percentage) obtained by dividing (a) the number of shares of Common Stock (including

Restricted Stock) held by such Stockholder immediately prior to the Effective Time by (b) the Fully Diluted Shares.

“Prospectus” means that certain final prospectus, dated as of July 22, 2015, of the Parent, as filed with the SEC on July 23, 2015.

“Real Property Leases” means all leases, subleases, licenses, concessions and other Contracts applicable to the Leased Real Property, and any ancillary documents pertaining thereto, including, for example, amendments, modifications, supplements, exhibits, Schedules, addenda and restatements thereto and thereof.

“Reference Time” means 12:01 a.m., Eastern time, on the day the Effective Time occurs.

“Regulatory Approvals” means any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

“Related Party” means: (a) any Stockholder; (b) any employee, officer, director, stockholder, partner or member of any Person listed in clause (a) of this definition; (c) any spouse, sibling or descendant (including natural or adoptive descendants) of any individual listed in clauses (a) or (b) of this definition; and (d) any Affiliate of one or more of the Persons listed in clauses (a), (b) and (c) of this definition.

“Release” means any release, spill, emission, discharge, leak, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives, consultants and agents of a Person.

“Required Information” means (a) the Company Financial Statements, (b) such information about the Group Companies as is reasonably necessary to conduct customary lien searches, (c) GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the Company for (i) each subsequent fiscal quarter ended 45 days prior to the Closing Date and (ii) each fiscal month after the most recent fiscal quarter for which financial statements were delivered and ended at least 35 days prior to the Closing Date and (d) such other information that is reasonably requested by Parent and the Merger Sub and is customarily delivered by a borrower in the preparation of a customary confidential information memorandum for syndicated senior secured credit facilities.

“Restricted Stock” means the outstanding shares of Common Stock granted pursuant to the Company Equity Plan that have not vested as of immediately prior to the Effective Time.

“Restricted Stock Agreements” means the outstanding agreements evidencing any Restricted Stock (including the relevant grant notices).

“Restricted Stockholder” means a record holder of Restricted Stock that is outstanding immediately prior to the Effective Time.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Amended and Restated Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of Parent, in the form attached as an exhibit to the Preliminary Proxy Statement, as the same may be modified with the prior written consent of the Company and in accordance with the further terms hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Specified Proceeding” means any Legal Proceedings by the Company for recovery of amounts due to the Company from the settlement of the matter Columbus Drywall & Insulation, Inc., et al. v. Masco Corporation, et al., including any amounts recovered in the matter United Subcontractors, Inc. v. Rust Consulting, Inc., pending in the Superior Court of Fulton County, State of Georgia.

“Stockholder” means a Preferred Stockholder or a Common Stockholder.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of June 30, 2009, by and among the Company and the stockholders party thereto, as amended by that certain First Amendment to Stockholders Agreement, dated as of November 26, 2013 and that certain Second Amendment to Stockholders Agreement, dated as of June 30, 2015.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

“Target Net Working Capital Amount” means a dollar amount equal to (x) the revenue of the Company and its Subsidiaries (determined in accordance with the Accounting Principles and pro forma for the acquisitions completed by the Company in 2015 and 2016, if any) for the 12-month period ended the last day of the calendar month immediately prior to the month in which the Closing Date occurs, multiplied by (y) 8.4%; provided, that if the Closing Date is within the first seven (7) days of a calendar month, then the applicable period in clause (x) shall be the 12 month period ended the last day of the penultimate calendar month prior to the month in which the Closing Date occurs.

“Tax” or “Taxes” means (i) any federal, state, local or foreign net income, gross income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, including under Section 59A of the Code, customs, duties, real property, special assessment, escheat, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax sharing arrangement), as a result of being a transferee or successor, or by contract or otherwise.

“Tax Returns” means any return, report, information return or other document (including Schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Total Permitted Acquisition Purchase Price” means the total aggregate purchase price paid in cash after the date of this Agreement and prior to the Closing Date for all Permitted Acquisitions that occur after the date of this Agreement and prior to the Closing Date, such cash purchase price shall include the amount of all reasonable and documented transaction fees and expenses that are paid after the date of this Agreement and prior to the Closing Date (including the reasonable and documented fees for financial and legal advisors) in connection with each such Permitted Acquisition.

“Trade Secrets” means confidential and proprietary information, trade secrets and know-how, including confidential processes, schematics, databases, formulae, drawings, prototypes, models, designs, know-how, concepts, methods, devices, technology, research and development results and records, inventions, compositions, reports, data, mailing lists, business plans, and customer lists, in each case, to the extent protectable under applicable Law as a trade secret.

“Trailing Twelve Months EBITDA Amount” means, with respect to a Permitted Acquisition, the aggregate EBITDA of the Person acquired in such Permitted Acquisition for the full twelve-month period immediately prior to the consummation of the Permitted Acquisition.

“Transaction Deductions” means, to the extent such items are deductible (using a more likely than not standard) for U.S. federal income tax purposes: (a) all Transaction Expenses and (b) the fees, expenses and interest (including amounts treated as interest for U.S. federal income tax purposes and any breakage fees or accelerated deferred financing fees) incurred by any of the Group Companies with respect to the payoff of all amounts necessary to discharge fully the then outstanding balance of all Indebtedness under the Credit Agreement at Closing. For the avoidance of doubt, the amount of the Transaction Deductions shall be treated as the first items and deductions claimed by the Company and its Subsidiaries for purposes of determining the amount of any Tax refund attributable to such Transaction Deductions in accordance with the provisions of Section 6.08.

“Transaction Documents” means, collectively, this Agreement and all of the certificates, instruments and agreements required to be delivered by any of the Parties at the Closing.

“Transaction Expenses” means, with respect to each of the Company and Parent, all of its costs and expenses incident to the negotiation and preparation of this Agreement and the other Documents and the performance and compliance with all agreements and conditions contained herein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees, underwriting and other third-party fees required to consummate the Merger, the fees and expenses charged by a lender pursuant to the Payoff Letters, and other costs and expenses associated with any of the foregoing.

12.02.         Other Definitional Provisions.

(a) Accounting Terms. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Successor Laws. Any reference to any particular Code section or Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

ARTICLE XIII.

MISCELLANEOUS

13.01.         Press Releases and Public Announcements. No Party will issue any press release or make any similar public announcement relating to the subject matter of this Agreement without the prior written approval of Parent and the Stockholder Representative; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law

(in which case the disclosing Party will use its commercially reasonable efforts to advise the other Parties in writing prior to making the disclosure); provided the Stockholders may provide general information about the subject matter of this Agreement in connection with fundraising, marketing, informational or reporting activities.

13.02.         Expenses. Except as expressly provided herein, at the Closing, (a) the Company shall pay the Company Transaction Expenses and (b) Parent shall pay the Parent Transaction Expenses. Except as expressly provided herein, if this Agreement is terminated in accordance herewith, then the Company shall pay the Company Transaction Expenses and Parent shall pay the Parent Transaction Expenses.

13.03.         Transfer Taxes. All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the parties hereto by any Governmental Entity incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be paid fifty percent (50%) by Parent as a Parent Transaction Expense and fifty percent (50%) by the Company as a Company Transaction Expense.

13.04.         Consequences of Breach. Except in the case of fraud, there shall be no remedy available to Parent or the Group Companies and their respective successors and permitted assigns, their respective officers, directors, managers, employees, Affiliates and Representatives (collectively, the “Parent Parties”) for any and all losses (including all Losses) that are sustained or incurred by any of the Parent Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Company’s representations or warranties contained in this Agreement. Except for the purposes of determining the obligations of Parent to consummate the transactions contemplated by this Agreement in accordance with Section 8.01(a), the representations and warranties provided by the Company in this Agreement (including Article III) are provided for informational purposes only and (b) the Company shall have no liability to any Parent Party for any Losses incurred due to any fact or circumstance that constitutes a breach of any representation or warranty of the Company contained in this Agreement. Except in the case of fraud, there shall be no remedy available to the Company and its respective successors and permitted assigns, its respective officers, directors, managers, employees, Affiliates and Representatives (collectively, the “Company Parties”) for any and all losses (including all Losses) that are sustained or incurred by any of the Company Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of Parent’s representations or warranties contained in this Agreement. Except for the purposes of determining the obligations of the Company to consummate the transactions contemplated by this Agreement in accordance with Section 8.02(a), (a) the representations and warranties provided by Parent in this Agreement (including Article IV) are provided for informational purposes only and (b) Parent shall have no liability to any Company Party for any Losses incurred due to any fact or circumstance that constitutes a breach of any representation or warranty of Parent contained in this Agreement.

13.05.         Survival. The agreements and obligations of the parties under Section 10.02 and this Article XIII shall survive, as the case may be, (i) the termination of this Agreement in accordance with Article X hereof or (ii) the Closing. The agreements and obligations of the parties under Article IX hereof shall survive the Closing and shall continue in accordance with their terms. No representations or warranties or other covenants and agreements in this Agreement shall survive the Closing and or the termination of this Agreement. Notwithstanding the foregoing, the representations and warranties in Section 3.04(a) shall survive the Closing until the one-year anniversary of the Closing Date (on which date such representations and warranties shall terminate), and Parent shall be entitled to make a claim against the Company for a breach thereof until such date; provided that, except in the case of fraud, Parent shall not be entitled to claim or recover with respect to a breach thereof an aggregate monetary amount in excess of the aggregate of the Preferred Stock Merger Consideration, the Closing Cash Consideration and the Additional Common Stock Merger Consideration.

13.06.         Notices. Unless otherwise provided herein, all notices, requests, demands, claims, consents, approvals and other communications hereunder will be in writing. Any notice, request, demand, claim, consent, approval or other communication hereunder will be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (c) three Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

Notices to Parent, Surviving Company and/or the Merger Sub:

Hennessy Capital Acquisition Corp. II

700 Louisiana Street, Suite 900

Houston, Texas 77002

Attention: Daniel J. Hennessy

Email: dhennessy@hennessycapllc.com

with a copy to (which will not constitute notice):

Sidley Austin LLP

One South Dearborn St.

Chicago, IL 60603

Attention: Jeffrey N. Smith and Dirk W. Andringa

Facsimile: (312) 853-7036

Email: jnsmith@sidley.com and dandringa@sidley.com

and to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105

Attention: Stuart Neuhauser, Esq.

Facsimile: (212) 370-7889

Email: sneuhauser@egsllp.com

Notices to the Stockholder Representative:

North American Direct Investment Holdings, LLC

c/o Seven Mile Capital Partners

515 Madison Avenue, 15th Floor

New York, NY 10022

Attention: Kevin Kruse

Facsimile: (646) 737-1939

with a copy to (which will not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: William H. Gump

Facsimile: (212) 728-8111

Notices to the Company:

USI Senior Holdings, Inc.

445 Minnesota Street, Suite 2500

St. Paul, MN 55101

Attention: Chief Executive Officer

Facsimile: (651) 846-5733

with a copy to (prior to the Closing) (which will not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: William H. Gump

Facsimile: (212) 728-8111

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

13.07.         Succession and Assignment. This Agreement will inure to the benefit of, and be binding upon, the successors and assigns of the Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assignable by Parent, the Merger Sub, the Company or the Stockholder Representative; provided, however, that Parent may (a) assign its rights under this Agreement to any Affiliate of Parent or to any future purchaser of Parent or the Surviving Company or its respective assets or (b) collaterally assign any or all of their rights and interests hereunder to one or more lenders of Parent or the Surviving Company.

13.08.         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The Parties expressly agree that the duration, geographic area, and scope of the restrictive covenants set forth in Article V, Article VI and Article XI are no greater than are reasonable and necessary to protect the legitimate business interests of Parent. Nevertheless, in the event a court of competent jurisdiction finds that any of the restrictive covenants set forth in Article V, Article VI and Article XI is unenforceable, it is the intent of the Parties that the restrictive covenants be modified to be of the maximum duration, geographic area, and scope that is deemed to be enforceable by the court, and the Parties will inform any such court of such intent.

13.09.         References. The table of contents and the Section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and will not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. All references to days (excluding Business Days) or months will be deemed references to calendar days or months. All references to “$” will be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” will be deemed to refer to a Section of this Agreement, an Exhibit to this Agreement or a Schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

13.10.         Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

13.11.         Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed (a) in the case of any amendment, by Parent, the Company (or the Surviving Company following the Closing) and the Stockholder Representative and (b) in the case of a waiver, by the Party or Parties waiving rights hereunder; provided, however, that Section 10.02, Section 13.07, Section 13.13, Section 13.18, Section 13.19(b) and this Section 13.11 may not be amended or, with respect to any rights of any Financing Source or lender party to the Debt Financing Commitment, waived, without the prior written consent of the Financing Sources and lenders party to the Debt Financing Commitment; provided, further, that after the receipt of the Written Stockholder Consent, no amendment to this Agreement will be made that by Law requires further approval by the stockholders of the Company without such further approval by such stockholders. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

13.12.         Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. The exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set forth in full herein.

13.13.         Third-Party Beneficiaries. Certain provisions of this Agreement are intended for the benefit of the Stockholders and will be enforceable by the Stockholder Representative on behalf of the Stockholders; provided that, except as set forth below, no Stockholder will have the right to directly take any action or enforce any provision of this Agreement, it being understood and agreed that all such actions will be taken solely by the Stockholder Representative on behalf of the Stockholders as provided in Section 11.01 hereof. In addition, (a) the Stockholder Representative will have the right, but not the obligation, to enforce any rights of the Company or the Stockholders under this Agreement, (b) the Stockholders will have the right to enforce their rights under Section 11.03, Section 13.01 and Section 13.23, (c) each D&O Indemnified Party, and his or her successors, heirs and representatives, will have the right to enforce their respective rights under Section 9.01, (d) the Financing Sources and lenders party to the Debt Financing Commitment will have right to enforce their rights under Section 10.02, Section 13.07, Section 13.11, Section 13.18, Section 13.19(b) and this Section 13.13, and (e) WF&G will have the right to enforce its rights under Section 13.23. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

13.14.         WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, THE DEBT FINANCING COMMITMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

13.15.         Parent Deliveries. Parent agrees and acknowledges that all documents or other items delivered or made available to Parent’s Representatives will be deemed to be delivered or made available, as the case may be, to Parent for all purposes hereunder.

13.16.         Delivery by Facsimile or Email. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, will be treated in all manner and respect as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such contract, each other Party hereto or thereto will re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract will raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such Party forever waives any such defense. This Agreement is not binding unless and until signature pages are executed and delivered by each of the Company, Parent, the Merger Sub and the Stockholder Representative.

13.17.         Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which will constitute one agreement. Execution and delivery of this Agreement by exchange of electronically transmitted counterparts bearing the signature of a Party will be equally as effective as delivery of a manually executed counterpart of such Party.

13.18.         Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and Schedules hereto will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

13.19.         Jurisdiction.

(a) Any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby will be brought and determined exclusively in the Delaware Court of Chancery of the State of Delaware; provided that if the Delaware Court of Chancery does not have jurisdiction, any such Legal Proceeding will be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Proceeding in any such court or that any such Legal Proceeding that is brought in any such court has been brought in an inconvenient forum. Process in any such Legal Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.06 will be deemed effective service of process on such Party.

(b) Notwithstanding the foregoing and without limiting Section 13.19(a), each of the Parties hereto agrees that it will not bring or support any Legal Proceeding, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the financing sources under the Debt Financing Commitment in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the debt commitment letters or any other letter or agreement related to the Debt Financing or the performance thereof, in any forum other than any State or Federal court sitting in the Borough of Manhattan in the City of New York, and any appellate court thereof and each Party hereto (v) submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (w) acknowledges and irrevocably agrees that service of process, summons, notice or document by registered mail addressed to them at their respective address provided in Section 13.06 shall be effective service of process against them for any such Legal Proceeding brought in any such court; (x) waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; (y) acknowledges and irrevocably agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; and (z) acknowledges and irrevocably agrees that any such Legal Proceeding shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such state that would result in the application of the laws of any other state.

13.20.         Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

13.21.         No Vicarious Liability. Notwithstanding anything in this Agreement to the contrary, all liabilities and obligations arising out of this Agreement and the transactions contemplated hereby will be limited to the parties to this Agreement, and a Person that is not a party to this Agreement will not have any liability or obligation hereunder or with respect to the transactions contemplated hereby.

13.22.         Specific Performance.

(a) Each Party agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedies available under this Agreement, the Parties agree that, prior to the termination of this Agreement, each Party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent the other Party’s breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Parent’s or the Company’s obligation to consummate the transactions contemplated by this Agreement if required to do so hereunder). Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Legal Proceeding for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(b) For purposes of clarification, the Company’s specific performance rights under Section 13.22(a) to cause Parent to close the transactions contemplated hereby when required to do so under the terms of this Agreement will include the right to cause Parent to draw down the full proceeds of the Debt Financing pursuant to the terms and conditions of the Debt Financing Commitment, including by requiring Parent to bring one or more lawsuits or other appropriate Legal Proceeding against the debt providers under the Debt Financing Commitment. In no event will the exercise of the Company’s right to seek specific performance or other equitable relief pursuant to this Section 13.22 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to Sections 10.01 and 10.02 and to be reimbursed by Parent for the Company Proxy Expenses.

(c) To the extent any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date will automatically be extended to (i) the 20th Business Day after such Legal Proceeding is no longer pending or (ii) such other date established by the court presiding over such Legal Proceeding.

13.23.         Waiver of Conflicts. Recognizing that Willkie Farr & Gallagher LLP (“WF&G”) has acted as legal counsel to certain of the Stockholders and the Company, its and their Affiliates and the Group Companies prior to the Closing, and that WF&G intends to act as legal counsel to certain of the Stockholders after the Closing, each of Parent and the Surviving Company (including on behalf of the Surviving Company’s Subsidiaries) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with WF&G’s representing any Stockholder and/or its Affiliates after the Closing as such representation may relate to Parent, the Surviving Company or any of its Subsidiaries or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between any Stockholder and its Affiliates in the course of the negotiation, documentation and consummation of the transactions contemplated hereby will be deemed to be attorney-client confidences that belong solely to such Stockholder and its Affiliates (and not to the Group Companies or the Surviving Company). Accordingly, the Group Companies and the Surviving Company, as the case may be, will not have access to any such communications, or to the files of WF&G relating to engagement, whether or not the Closing will have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) the applicable Stockholder and its Affiliates (and not the Surviving Company or any of its Subsidiaries) will be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Surviving Company and its Subsidiaries will be a holder thereof, (b) to the extent that files of WF&G in respect of such engagement constitute property of the client, only the applicable Stockholder and its Affiliates (and not the Surviving Company or any of its Subsidiaries) will hold such property rights and (c) WF&G will have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Surviving Company or any of its Subsidiaries by reason of any attorney-client relationship between WF&G and any of the Group Companies or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Company or any of its Subsidiaries and a third party (other than a Party to this Agreement or any of their respective Affiliates) after the Closing, the Surviving Company (including on behalf of its Subsidiaries) may assert the attorney-client privilege to prevent disclosure of confidential communications by WF&G to such third party; provided, however, that neither the Surviving Company nor any of its Subsidiaries may waive such privilege without the prior written consent of the Stockholder Representative on behalf of the Stockholders.

13.24.         No Recourse. Except in the case of fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Merger to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 13.13), are those solely of the Persons that are expressly identified as parties to this Agreement and not against any Released Party. Except in the case of fraud, no other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender (each of the foregoing, a “Released Party”) to any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Released Parties from any such liability or obligation.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

Company:	USI SENIOR HOLDINGS, INC.

	By:	/s/ Leo William Varner, Jr.
	Its:	Chief Executive Officer

Parent:	HENNESSY CAPITAL ACQUISITION CORP. II

	By:	/s/ Daniel J. Hennessy
	Its:	Chairman and Chief Executive Officer

Merger Sub:	HCAC II, INC.

	By:	/s/ Daniel J. Hennessy
	Its:	Chairman and Chief Executive Officer

Representative:	NORTH AMERICAN DIRECT INVESTMENT HOLDINGS, LLC, solely in its capacity as the Stockholder Representative

	By:	/s/ Vincent Fandozzi
	Its:	Partner

 [Agreement and Plan of Merger]

ANNEX B

FAIRNESS OPINION OF UBS SECURITIES LLC

April 1, 2016

The Board of Directors
Hennessy Capital Acquisition Corp. II
700 Louisiana Street, Suite 900
Houston, Texas, 77002

Dear Members of the Board:

We understand that Hennessy Capital Acquisition Corp. II, a Delaware corporation (the “Company”), is considering a transaction whereby the Company will acquire USI Senior Holdings, Inc., a Delaware corporation (“USI”), by reverse triangular merger. Pursuant to the terms of an Agreement and Plan of Merger, dated as of April 1, 2016 (the “Agreement”), among USI, the Company, HCAC II, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Sub”), and North American Direct Investment Holdings, LLC, a Delaware limited liability company (as Stockholder Representative thereunder): (i) Sub will merge with and into USI, as a result of which USI will become a wholly owned subsidiary of the Company (the “Transaction”); and (ii) all of the issued and outstanding shares of the common stock, par value $0.001 per share, and unvested restricted stock, of USI (together, the “USI Common Stock”), will be converted into the right to receive from the Company, cash and shares of the common stock, par value $0.0001 per share, of the Company and all of the issued and outstanding shares of the Series A Preferred Stock, par value $0.001 per share, of USI will be converted into the right to receive from the Company the liquidation value equal to $30.00 per share of preferred stock, representing aggregate consideration equal to $348,500,000 (the “Consideration”), subject to certain adjustments as set forth in the Agreement as to which we express no opinion, including any increase to the Consideration in connection with certain potential acquisitions by USI that are permitted by the Agreement, to the extent that such acquisitions are consummated prior to the consummation of the Transaction. The Consideration shall be composed of not less than $279,599,000 in cash, less an amount to be paid for the Company’s transaction related expenses (excluding the commitment fees and closing fees payable pursuant to the Debt Financing Commitment (as defined in the Agreement)), the amount to be paid for USI’s proxy expenses and repayment of USI indebtedness (the “Cash Consideration”), and an amount of shares of Company Common Stock equal to the Consideration less the Cash Consideration, divided by 10 (the “Stock Consideration”), subject to certain adjustments set forth in the Agreement as to which we express no opinion. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to (i) the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company in the Transaction and (ii) whether the fair market value of USI is equal to at least 80% of the amount of funds held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account).

UBS Securities LLC (“UBS”) has acted as financial advisor to you, the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services, which is payable in connection with this opinion. In the past, UBS has acted as joint bookrunner for the Company’s 2015 initial public offering, for which UBS received compensation, and will receive additional compensation, contingent upon consummation of the Transaction. In addition, UBS holds 3,555 shares of Company Common Stock, and in the ordinary course of business, UBS and its affiliates have provided various services unrelated to the Transaction to two shareholders of USI, BlackRock Kelso Capital Corporation and Wells Fargo Securities LLC, or their respective affiliates, including, within the past two years, lending, investment banking and underwriting services. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company or USI and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

Our opinion does not address the relative merits of the Transaction or any related transaction as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the Transaction or any related transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction or any related transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Agreement or any related documents or the form of the Transaction or any related transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration. Furthermore, we express no opinion as to the allocation (contractual or otherwise) of the Consideration among or between USI’s creditors, stockholders (including different classes of stockholders) and/or USI’s other constituents. We express no opinion as to what the value of Company Common Stock will be when issued pursuant to the Transaction or the price at which Company Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the parties to the Agreement will comply with all material terms of the Agreement, and (ii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company, USI or the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of USI that were provided to us by the managements of USI and the Company and not publicly available, including financial forecasts and estimates prepared by the management of USI and adjusted by the management of the Company and financial forecasts and estimates prepared by the management of the Company that you have directed us to utilize for purposes of our analysis (collectively, the “Forecasts”); (iii) conducted discussions with members of the senior managements of the Company and USI concerning the businesses and financial prospects of USI; (iv) performed a discounted cash flow analysis of USI in which we analyzed the future cash flows of USI using the Forecasts; (v) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vii) reviewed the Agreement; (viii) compared the enterprise values of USI implied by the various financial analyses we conducted to the amount, as provided by the Company’s management, held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the amount held in trust); and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or USI, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future financial performance of USI. In addition, we have assumed with your approval that the financial forecasts and estimates referred to above will be achieved at the times and in the amounts projected. For purposes of our analyses and this opinion, we have considered the Consideration assuming the issuance of a number of shares of Company Common Stock based upon the value per share of Company Common Stock of $10.00, which the Company advised us, and which we have assumed with your consent, is the fair market value of such shares. We have been advised by the Company, and we have assumed with your consent, that the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on the income earned on the amount held in trust) does not and shall not exceed $199,654,000. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, (i) the Consideration to be paid by the Company in the Transaction is fair, from a financial point of view, to the Company and (ii) the fair market value of USI is equal to at least 80% of the amount of funds held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account).

This opinion is provided for the benefit of the Board of Directors of the Company (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Consideration in the Transaction.

Very truly yours,

/s/ UBS SECURITIES LLC

ANNEX C

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HENNESSY CAPITAL ACQUISITION CORP. II

[________], 2016

Hennessy Capital Acquisition Corp. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.       The name of the Corporation is Hennessy Capital Acquisition Corp. II. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on April 29, 2015 (the “Original Certificate”).

2.       The Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”), which restated and amended in its entirety the Original Certificate, was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and was filed with the Secretary of State of the State of Delaware on July 22, 2015.

3.       This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) was duly adopted by the Board and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4.       This Second Amended and Restated Certificate restates, integrates and amends the provisions of the First Amended and Restated Certificate. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

5.       The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

Article I

NAME

The name of the corporation is USI Holdings, Inc. (the “Corporation”).

Article II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended, the “DGCL”).

Article III

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, New Castle County, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Article IV

CAPITALIZATION

Section 4.1      Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is shares, consisting of shares of common stock, par value $0.0001 per share (the “Common Stock”), and shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2      Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3      Common Stock.

(a)             The holders of the shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including a Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation).

(b)             Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(c)             Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4.4      Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Article V

BOARD OF DIRECTORS

Section 5.1      Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Second Amended and Restated Certificate.

Section 5.2      Number, Election and Term.

(a)             Subject to the rights of any holder of any series of Preferred Stock to elect directors, the number of directors which shall constitute the whole Board shall be the number from time to time fixed by resolution of the Board (which number shall not be less than five (5) nor more than thirteen (13) and which shall be, upon initial filing of this Second Amended and Restated Certificate, seven (7)).

(b)             Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and is hereby designated Class I, Class II and Class III. Upon the effectiveness of this Second Amended and Restated Certificate, the members of the Board shall be assigned to such classes in a manner that is consistent with applicable disclosures made by the Corporation in its definitive proxy statement filed with the Securities and Exchange Commission in connection with the approval by the stockholders of the Corporation of this Second Amended and Restated Certificate and of a business combination contemplated by a merger agreement by and among the Corporation, HCAC II, Inc., USI Senior Holdings, Inc. and North America Direct Investment Holdings, LLC, solely in its capacity as Stockholder Representative, dated as of April 1, 2016. The term of the Class II Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the Class III Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, and the term of the Class I Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease in directorships shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director.

(c)             Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)             Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3      Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4      Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5      Preferred Stock — Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Article VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1      Special Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied.

Section 7.2      Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3      No Action by Written Consent. Subject to the rights of the holders of any outstanding series of the Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders of the Corporation.

Article VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1      Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2      Indemnification and Advancement of Expenses.

(a)             To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)             The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)             Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)             This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Article IX
CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future.

Article X
AMENDMENT OF SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote by both a majority of the Board and by the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of this Second Certificate of Incorporation.

Article XI

EXCLUSIVE JURISDICTION

Section 11.1    Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought or purporting to be brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its current or former directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Corporation’s Bylaws, or (iv) any action asserting a claim against the Corporation or any of its current or former directors, officers, employees or agents governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which said Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of said Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of said Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than said Court of Chancery, or for which said Court of Chancery does not have subject matter jurisdiction.

Section 11.2    Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.3    Enforceability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

IN WITNESS WHEREOF, Hennessy Capital Acquisition Corp. II has caused this Second Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set forth above.

HENNESSY CAPITAL ACQUISITION CORP. II

By:
Name:
Title:

ANNEX D

USI Holdings, Inc.
2016 long-term Incentive Plan

1.       Purpose.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants of the Company and its Affiliates and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders. The Plan authorizes the award of Stock-based and cash-based incentives to Eligible Persons to encourage such Eligible Persons to expend maximum effort in the creation of stockholder value.

2.       Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)      “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

(b)     “Award” means any Option, award of Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Performance Award, or other Stock-based award granted under the Plan.

(c)      “Award Agreement” means an Option Agreement, a Restricted Stock Agreement, an RSU Agreement, a SAR Agreement, a Performance Award Agreement, or an agreement governing the grant of any other Stock-based Award granted under the Plan.

(d)     “Board” means the Board of Directors of the Company.

(e)      “Cause” shall have the meaning set forth in the applicable Award Agreement or Participant Agreement, provided that if the applicable Award Agreement or Participant Agreement does not contain such a definition, “Cause” shall mean, (1) the Participant’s plea of nolo contendere to, conviction of or indictment for, any crime (whether or not involving the Company or its Affiliates) (i) constituting a felony or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Service Recipient, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or its Affiliates, (2) conduct of the Participant, in connection with his or her employment or service, that has resulted, or could reasonably be expected to result, in material injury to the business or reputation of the Company or its Affiliates, (3) any material violation of the Award Agreement, Participation Agreement, or any policies of the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient; (4) the Participant’s act(s) of gross negligence or willful misconduct in the course of his or her employment or service with the Service Recipient; (5) misappropriation by the Participant of any assets or business opportunities of the Company or its Affiliates; (6) embezzlement or fraud committed by the Participant, at the Participant’s direction, or with the Participant’s prior actual knowledge; or (7) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties. If, subsequent to the Termination of a Participant for any reason other than by the Service Recipient for Cause, it is discovered that the Participant’s employment or service could have been terminated for Cause, such Participant’s employment or service shall, at the discretion of the Committee, be deemed to have been terminated by the Service Recipient for Cause for all purposes under the Plan, and the Participant shall be required to repay to the Company all amounts received by him or her in respect of any Award following such Termination that would have been forfeited under the Plan had such Termination been by the Service Recipient for Cause. For the avoidance of doubt, in the event that there is an Award Agreement or Participant Agreement defining Cause, “Cause” shall have the meaning provided in such agreement rather than the definition included herein, and a Termination by the Service Recipient for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or Participant Agreement are complied with.

(f)      “Change in Control” means:

(1)           a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the U.S. Securities and Exchange Commission or similar non‑U.S. regulatory agency or pursuant to a Non-Control Transaction) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its Affiliates, an employee benefit plan sponsored or maintained by the Company or any of its Affiliates (or its related trust), or any underwriter temporarily holding securities pursuant to an offering of such securities, directly or indirectly acquire “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities eligible to vote in the election of the Board (the “Company Voting Securities”);

(2)           the date, within any consecutive twenty-four (24) month period commencing on or after the Effective Date, upon which individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director subsequent to the Effective Date whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (including, but not limited to, a consent solicitation) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(3)           the consummation of a merger, consolidation, share exchange, or similar form of corporate transaction involving the Company or any of its Affiliates that requires the approval of the Company’s stockholders (whether for such transaction, the issuance of securities in the transaction or otherwise) (a “Reorganization”), unless immediately following such Reorganization (i) more than fifty percent (50%) of the total voting power of (A) the corporation resulting from such Reorganization (the “Surviving Company”) or (B) if applicable, the ultimate parent corporation that has, directly or indirectly, beneficial ownership of one hundred percent (100%) of the voting securities of the Surviving Company (the “Parent Company”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among holders thereof immediately prior to such Reorganization, (ii) no person, other than an employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company (or its related trust), is or becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company, or if there is no Parent Company, the Surviving Company, and (iii) at least a majority of the members of the board of directors of the Parent Company, or if there is no Parent Company, the Surviving Company, following the consummation of such Reorganization are members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization (any Reorganization which satisfies all of the criteria specified in clauses (i), (ii), and (iii) above shall be a “Non-Control Transaction”); or

(4)           the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company’s Affiliates.

Notwithstanding the foregoing, (x) a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of fifty percent (50%) or more of the Company Voting Securities as a result of an acquisition of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then be deemed to occur, and (y) with respect to the payment of any amount that constitutes a deferral of compensation subject to Section 409A of the Code payable upon a Change in Control, a Change in Control shall not be deemed to have occurred, unless the Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code.

(g)     “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(h)      “Committee” shall mean the Compensation Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board, in each case, consisting of two or more members of the Board, each of whom is intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code and (iii) “independent” within the meaning of the rules of the principal stock exchange on which the Stock is then traded.

(i)       “Company” means USI Holdings, Inc., and its successors by operation of law.

(j)       “Corporate Event” has the meaning set forth in Section 11(b) hereof.

(k)      “Data” has the meaning set forth in Section 21(f) hereof.

(l)       “Disability” shall have the meaning set forth in the applicable Award Agreement or Participant Agreement, provided that if the applicable Award Agreement or Participant Agreement does not contain such a definition, “Disability” shall mean, the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code.

(m)    “Disqualifying Disposition” means any disposition (including any sale) of Stock acquired upon the exercise of an Incentive Stock Option within the period that ends either (1) two years after the date on which the Participant was granted the Incentive Stock Option or (2) one year after the date upon which the Participant acquired the Stock subject to the Incentive Stock Option.

(n)      “Effective Date” means [____________], 2016, which is the date on which the Plan was approved by the Board.

(o)     “Eligible Person” means such officers, other employees, non-employee directors, consultants, independent contractors, agents and individuals expected to become officers, other employees, non-employee directors, consultants, independent contractors and agents of the Company and any of its Affiliates as the Committee in its sole discretion may select from time to time; provided that any such prospective service providers may not receive any payment or exercise any right relating to an Award until such Person has commenced employment or service with the Company or its Affiliates; provided further, that (i) with respect to any Award that is intended to qualify as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the term “Affiliate” as used in this Section 2(o) shall include only those corporations or other entities in the unbroken chain of corporations or other entities beginning with the Company where each of the corporations or other entities in the unbroken chain other than the last corporation or other entity owns stock possessing at least fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations or other entities in the chain, and (ii) with respect to any Award that is intended to be an Incentive Stock Option, the term “Affiliate” as used in this Section 2(o) shall include only those entities that qualify as a “subsidiary corporation” with respect to the Company within the meaning of Section 424(f) of the Code. An employee on an approved leave of absence may be considered as still in the employ of the Company or any of its Affiliates for purposes of eligibility for participation in the Plan.

(p)     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(q)     “Expiration Date” means, with respect to an Option or Stock Appreciation Right, the date on which the term of such Option or Stock Appreciation Right expires, as determined under Section 5(b) or 8(b) hereof, as applicable.

(r)       “Fair Market Value” means, as of any date when the Stock is listed on one or more national securities exchanges, the closing price reported on the principal national securities exchange on which such Stock is listed and traded on the date of determination or, if the closing price is not reported on such date of determination, the closing price reported on the most recent date prior to the date of determination. If the Stock is not listed on a national securities exchange, “Fair Market Value” shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per share of Stock.

(s)      “GAAP” has the meaning set forth in Section 9(f)(3) hereof.

(t)       “Incentive Stock Option” means an Option that meets the requirements of Section 422 of the Code, or any successor provision, and that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, or any successor provision.

(u)      “Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.

(v)      “Option” means a conditional right, granted to a Participant under Section 5 hereof, to purchase Stock at a specified price during a specified time period.

(w)     “Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option Award.

(x)      “Participant” means an Eligible Person who has been granted an Award under the Plan or, if applicable, such other Person who holds an Award.

(y)      “Participant Agreement” means an employment or other services agreement between a Participant and the Service Recipient that describes the terms and conditions of such Participant’s employment or service with the Service Recipient and is effective as of the date the Committee approves the grant of the applicable Award to the Participant.

(z)      “Performance Award” means an Award granted to a Participant under Section 9 hereof, which Award is subject to the achievement of Performance Objectives during a Performance Period. A Performance Award shall be designated as a Performance Share, a Performance Unit or a Performance Cash Award at the time of grant.

(aa)   “Performance Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Performance Award.

(bb)   “Performance Cash Award” means a Performance Award which is a cash award (for a dollar value not in excess of that set forth in Section 4(c)(1) hereof), the payment of which is subject to the achievement of Performance Objectives during a Performance Period. A Performance Cash Award may also require the completion of a specified period of employment or service.

(cc)   “Performance Objectives” means the performance objectives established pursuant to the Plan for Participants who have received Performance Awards.

(dd)   “Performance Period” means the period of time designated by the Committee over which the achievement of one or more Performance Objectives will be measured for the purpose of determining a Participant’s right to and the payment of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee.

(ee)   “Performance Share” means a Performance Award denominated in shares of Stock (for the number of shares not in excess of that set forth in Section 4(c)(1) hereof) which is subject to the achievement of Performance Objectives during a Performance Period. An Award of Performance Shares may also require the completion of a specified period of employment or service.

(ff)     “Performance Unit” means a Performance Award denominated as a notional unit representing the right to receive one share of Stock (for the number of shares not in excess of that set forth in Section 4(c)(1) hereof) or the cash value of one share of Stock, if so determined by the Committee and specified in the Award Agreement), for a dollar value not in excess of that set forth in Section 4(c)(1) hereof) which is subject to the achievement of Performance Objectives during a Performance Period. An Award of Performance Units may also require the completion of a specified period of employment or service.

(gg)   “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.

(hh)   “Plan” means the USI Holdings, Inc. 2016 Long-Term Incentive Plan, as amended from time to time.

(ii)      “Qualified Performance-Based Award” means an Option, Stock Appreciation Right, or Performance Award that is intended to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

(jj)      “Restricted Stock” means Stock granted to a Participant under Section 6 hereof that is subject to certain restrictions and to a risk of forfeiture.

(kk)   “Restricted Stock Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Stock Award.

(ll)      “Restricted Stock Unit” means a notional unit representing the right to receive one share of Stock (or the cash value of one share of Stock, if so determined by the Committee at the time of grant) on a specified settlement date.

(mm)      “RSU Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Restricted Stock Units.

(nn)   “SAR Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Stock Appreciation Rights.

(oo)   “Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(pp)   “Service Recipient” means, with respect to a Participant holding an Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(qq)   “Stock” means the common stock, par value $0.0001 per share, of the Company, and such other securities as may be substituted for such stock pursuant to Section 11 hereof.

(rr)     “Stock Appreciation Right” means a conditional right to receive an amount equal to the value of the appreciation in the Stock over a specified period. Stock Appreciation Rights shall be settled in Stock or, to the extent provided in the Award Agreement, cash or a combination thereof.

(ss)   “Substitute Award” shall mean an award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an Award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

(tt)     “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient; provided, however, that, if so determined by the Committee at the time of any change in status in relation to the Service Recipient (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed a Termination hereunder. Unless otherwise determined by the Committee, in the event that the Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute the Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction. Notwithstanding anything herein to the contrary, a Participant’s change in status in relation to the Service Recipient (for example, a change from employee to consultant) shall not be deemed a Termination hereunder with respect to any Awards constituting “nonqualified deferred compensation” subject to Section 409A of the Code that are payable upon a Termination unless such change in status constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments in respect of an Award constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination shall be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the first business day following the expiration of such period, the Participant shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.

3.       Administration.

(a)      Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (1) select Eligible Persons to become Participants, (2) grant Awards, (3) determine the type, number of shares of Stock subject to, other terms and conditions of, and all other matters relating to, Awards, (4) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, (5) construe and interpret the Plan and Award Agreements and correct defects, supply omissions, and reconcile inconsistencies therein, (6) subject to applicable law, suspend the right to exercise Awards during any period that the Committee deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period of an Award by an equivalent period of time or such shorter period required by, or necessary to comply with, applicable law, (7) accelerate the vesting of any outstanding Award at any time and for any reason (including by taking action such that (A) any or all outstanding Options and Stock Appreciation Rights shall become exercisable in part or in full, (B) all or a portion of any period of restriction applicable to Restricted Stock or Restricted Stock Units shall lapse, (C) all or a portion of the Performance Period applicable to any outstanding Awards shall lapse, or (D) the Performance Objectives (if any) applicable to any outstanding Award shall be deemed to be satisfied at the target or any other level); and (8) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action taken by the Committee in good faith shall be final, conclusive, and binding on all Persons, including, without limitation, the Company, its stockholders and Affiliates, Eligible Persons, Participants, and beneficiaries of Participants. For the avoidance of doubt, the Board shall have the authority to take all actions under the Plan that the Committee is permitted to take.

(b)     Delegation. To the extent permitted by applicable law, the Committee may delegate to the Board, a member of the Board or an executive officer of the Company, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions under the Plan, as the Committee may determine appropriate; provided, however, that (i) the Committee may not delegate its power and authority to the Board or any executive officer of the Company with regard to the grant of an Award to any Person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the period an Award hereunder to such employee would be outstanding, and (ii) the Committee may not delegate its power and authority to a member of the Board or any executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other Person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer, director or other Person. The Committee may appoint agents, including employees, to assist it in administering the Plan. Any actions taken by an officer delegated authority pursuant to this Section 3(b) within the scope of such delegation shall, for all purposes under the Plan, be deemed to be an action taken by the Committee.

(c)      Section 409A; Section 457A. The Committee shall take into account compliance with Sections 409A and 457A of the Code in connection with any grant of an Award under the Plan, to the extent applicable. While the Awards granted hereunder are intended to be structured in a manner to avoid the imposition of any penalty taxes under Sections 409A and 457A of the Code, in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on a Participant as a result of Section 409A or Section 457A of the Code or any damages for failing to comply with Section 409A or Section 457A of the Code or any similar state or local laws (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A or Section 457A of the Code).

(d)     Section 162(m). Notwithstanding anything herein to the contrary, with regard to any provision of the Plan or any Award Agreement that is intended to comply with Section 162(m) of the Code, any action or determination by the Committee shall be permitted only to the extent such action or determination would be permitted under Section 162(m) of the Code. The Plan has been adopted by the Board, with respect to Awards intended to be “performance-based” within the meaning of Section 162(m) of the Code, to comply with the applicable provisions of Section 162(m) of the Code, and the Plan shall be limited, construed and interpreted in a manner so as to comply therewith.

4.       Shares Available Under the Plan; Other Limitations.

(a)      Number of Shares Available for Delivery. Subject to adjustment as provided in Section 11 hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall equal the sum of [_________]. Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase.

(b)     Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double-counting (as, for example, in the case of tandem awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. To the extent that an Award expires or is canceled, forfeited, settled in cash, or otherwise terminated without delivery to the Participant of the full number of shares of Stock to which the Award related, the undelivered shares of Stock will again be available for grant. Shares of Stock subject to an Award under this Plan shall not again be available for issuance under this Plan if such shares are (i) shares delivered to or withheld by the Company to pay the withholding taxes for Awards, (ii) shares that were subject to an Option or a Stock-settled Stock Appreciation Right and were not issued or delivered upon the net settlement or net exercise of such Option or Stock Appreciation Right (including, without limitation, any shares withheld to pay the purchase price or withholding taxes of an Option or Stock Appreciation Right), (iii) shares delivered to the Company to pay the purchase price related to an outstanding Option or Stock Appreciation Right or (iv) shares repurchased by the Company on the open market with the proceeds of an option exercise. The number of shares of Stock available for awards under this Plan shall not be reduced by the number of shares of Stock subject to Substitute Awards. Shares of Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Stock, or authorized and issued shares of Stock reacquired and held as treasury shares or otherwise or a combination thereof.

(c)      162(m) Limitation; Director Limits; Incentive Stock Options.

(1)           Notwithstanding anything herein to the contrary, at all times when the Company is subject to the provisions of Section 162(m) of the Code, (i) the maximum number of shares of Stock with respect to which Options, Stock Appreciation Rights, and Performance Awards, in each case and to the extent the Award is intended to be a Qualified Performance-Based Award, may be granted to any individual in any one calendar year shall not exceed [______] shares of Stock (subject to adjustment as provided in Section 11 hereof) and (ii) the maximum value of the aggregate payment that any individual may receive with respect to a Qualified Performance-Based Award that is valued in dollars in respect of any annual Performance Period is $[________].

(2)           The maximum value of the aggregate cash compensation and the grant date Fair Market Value of shares of Stock that any non-employee director of the Company may be paid or granted during any one calendar year not exceed $[______].

(3)           No more than [_________] shares of Stock (subject to adjustment as provided in Section 11 hereof) reserved for issuance hereunder may be issued or transferred upon exercise or settlement of Incentive Stock Options.

(d)     Shares Available Under Acquired Plans. Additionally, to the extent permitted by NASDAQ Listing Rule 5635(c) or other applicable stock exchange rules, subject to applicable law, in the event that a company acquired by the Company or with which the Company combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio of formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Stock reserved and available for delivery in connection with Awards under the Plan; provided that Awards using such available shares shall not be made after the date awards could have been made under the terms of such pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by the Company or any subsidiary of the Company immediately prior to such acquisition or combination.

5.       Options.

(a)      General. Certain Options granted under the Plan may be intended to be Incentive Stock Options; however, no Incentive Stock Options may be granted hereunder following the 10th anniversary of the earlier of (i) the date the Plan is adopted by the Board and (ii) the date the stockholders of the Company approve the Plan. Options may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate; provided, however, that Incentive Stock Options may be granted only to Eligible Persons who are employees of the Company or an Affiliate (as such definition is limited pursuant to Section 2(o) hereof) of the Company. The provisions of separate Options shall be set forth in separate Option Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Options.

(b)     Term. The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after, and each Option shall expire, ten (10) years from the date it was granted (or five years in the case of an Incentive Stock Option granted to a 10% stockholder).

(c)      Exercise Price. The exercise price per share of Stock for each Option shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant, subject to Section 5(g) hereof in the case of an Incentive Stock Option granted to a 10% stockholder. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the exercise price per share of Stock for such Option may be less than the Fair Market Value on the date of grant; provided, that such exercise price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.

(d)     Payment for Stock. Payment for shares of Stock acquired pursuant to an Option granted hereunder shall be made in full upon exercise of the Option in a manner approved by the Committee and set forth in the Option Award Agreement, which may include any of the following payment methods: (1) in immediately available funds in U.S. dollars, or by certified or bank cashier’s check, (2) by delivery of shares of Stock having a value equal to the exercise price, (3) by a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with shares of Stock subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations, or (4) by any other means approved by the Committee (including, by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive the number of shares of Stock underlying the Option so exercised reduced by the number of shares of Stock equal to the aggregate exercise price of the Option divided by the Fair Market Value on the date of exercise). Notwithstanding anything herein to the contrary, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment shall not be available.

(e)      Vesting. Options shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an Option Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Option at any time and for any reason. Unless otherwise specifically determined by the Committee or in the applicable Award Agreement or Participant Agreement, the vesting of an Option shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires, is canceled or otherwise terminates.

(f)      Termination of Employment or Service. Except as provided by the Committee in an Option Agreement, Participant Agreement or otherwise:

(1)           In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Options outstanding shall cease, (B) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (C) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is ninety (90) days after the date of such Termination.

(2)           In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Options outstanding shall cease, (ii) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (iii) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is twelve (12) months after the date of such Termination. In the event of a Participant’s death, such Participant’s Options shall remain exercisable by the Person or Persons to whom such Participant’s rights under the Options pass by will or by the applicable laws of descent and distribution until such time that the Options would have remained exercisable had the Participant been alive, but only to the extent that the Options were vested at the time of such Termination.

(3)           In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Options outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of such Termination.

(g)     Special Provisions Applicable to Incentive Stock Options.

(1)           No Incentive Stock Option may be granted to any Eligible Person who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such Incentive Stock Option (i) has an exercise price of at least one hundred ten percent (110%) of the Fair Market Value on the date of the grant of such Option and (ii) cannot be exercised more than five (5) years after the date it is granted.

(2)           To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000 (or such other limit specified in the Code), such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

(3)           Each Participant who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an Incentive Stock Option.

6.       Restricted Stock.

(a)      General. Restricted Stock may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Awards of Restricted Stock shall be set forth in separate Restricted Stock Agreements, which agreements need not be identical. Subject to the restrictions set forth in Section 6(b) hereof, and except as otherwise set forth in the applicable Restricted Stock Agreement, the Participant shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. [Unless otherwise set forth in a Participant’s Restricted Stock Agreement, cash dividends and stock dividends, if any, with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate; provided, however, notwithstanding anything in the Restricted Stock Agreement to the contrary, dividends with respect to shares of Stock that are subject to performance-based vesting conditions, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Stock with respect to which such distribution was made.] Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(b)     Vesting and Restrictions on Transfer. Restricted Stock shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a Restricted Stock Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Award of Restricted Stock at any time and for any reason. Unless otherwise specifically determined by the Committee or in the applicable Award Agreement or Participant Agreement, the vesting of an Award of Restricted Stock shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. In addition to any other restrictions set forth in a Participant’s Restricted Stock Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock prior to the time the Restricted Stock has vested pursuant to the terms of the Restricted Stock Agreement.

(c)      Termination of Employment or Service. Except as provided by the Committee in a Restricted Stock Agreement, Participant Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock has vested, (1) all vesting with respect to such Participant’s Restricted Stock outstanding shall cease, and (2) as soon as practicable following such Termination, the Company shall repurchase from the Participant, and the Participant shall sell, all of such Participant’s unvested shares of Restricted Stock at a purchase price equal to the original purchase price paid for the Restricted Stock; provided that, if the original purchase price paid for the Restricted Stock is equal to zero dollars ($0), such unvested shares of Restricted Stock shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

7.       Restricted Stock Units.

(a)      General. Restricted Stock Units may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Restricted Stock Units shall be set forth in separate RSU Agreements, which agreements need not be identical.

(b)     Vesting. Restricted Stock Units shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an RSU Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Restricted Stock Unit at any time and for any reason. Unless otherwise specifically determined by the Committee or in the applicable Award Agreement or Participant Agreement, the vesting of a Restricted Stock Unit shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason.

(c)      Settlement. Restricted Stock Units shall be settled in Stock, cash, or property, as determined by the Committee, in its sole discretion, on the date or dates determined by the Committee and set forth in an RSU Agreement. Unless otherwise set forth in a Participant’s RSU Agreement, a Participant shall not be entitled to dividends, if any, or dividend equivalents with respect to Restricted Stock Units prior to settlement; provided, however, notwithstanding anything in the RSU Agreement to the contrary, any dividends or dividend equivalents with respect to RSUs that are subject to performance-based vesting conditions shall be subject to the same restrictions as such RSUs.

(d)     Termination of Employment or Service. Except as provided by the Committee in an RSU Agreement, Participant Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock Units have been settled, (1) all vesting with respect to such Participant’s Restricted Stock Units outstanding shall cease, (2) all of such Participant’s unvested Restricted Stock Units outstanding shall be forfeited for no consideration as of such Termination, and (3) any shares remaining undelivered with respect to vested Restricted Stock Units then held by such Participant shall be delivered in accordance with the RSU Agreement.

8.       Stock Appreciation Rights.

(a)      General. Stock Appreciation Rights may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Stock Appreciation Rights shall be set forth in separate SAR Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Stock Appreciation Rights.

(b)     Term. The term of each Stock Appreciation Right shall be set by the Committee at the time of grant; provided, however, that no Stock Appreciation Right granted hereunder shall be exercisable after, and each Stock Appreciation Right shall expire, ten (10) years from the date it was granted.

(c)      Base Price. The base price per share of Stock for each Stock Appreciation Right shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant. Notwithstanding the foregoing, in the case of a Stock Appreciation Right that is a Substitute Award, the base price per share of Stock for such Stock Appreciation Right may be less than the Fair Market Value on the date of grant; provided, that such base price is determined in a manner consistent with the provisions of Section 409A of the Code.

(d)     Vesting. Stock Appreciation Rights shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a SAR Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Stock Appreciation Right at any time and for any reason. Unless otherwise specifically determined by the Committee or in the applicable Award Agreement or Participant Agreement, the vesting of a Stock Appreciation Right shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. If a Stock Appreciation Right is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Stock Appreciation Right expires, is canceled or otherwise terminates.

(e)      Payment upon Exercise. Payment upon exercise of a Stock Appreciation Right may be made in cash, Stock, or property as specified in the SAR Agreement, in each case having a value in respect of each share of Stock underlying the portion of the Stock Appreciation Right so exercised, equal to the difference between the base price of such Stock Appreciation Right and the Fair Market Value of one (1) share of Stock on the exercise date. For purposes of clarity, each share of Stock to be issued in settlement of a Stock Appreciation Right is deemed to have a value equal to the Fair Market Value of one (1) share of Stock on the exercise date. In no event shall fractional shares be issuable upon the exercise of a Stock Appreciation Right, and in the event that fractional shares would otherwise be issuable, the number of shares issuable will be rounded down to the next lower whole number of shares, and the Participant shall not be entitled to receive a cash payment equal to the value of such fractional share.

(f)      Termination of Employment or Service. Except as provided by the Committee in a SAR Agreement, Participant Agreement or otherwise:

(1)           In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease, (B) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (C) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is ninety (90) days after the date of such Termination.

(2)           In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease, (ii) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (iii) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is twelve (12) months after the date of such Termination. In the event of a Participant’s death, such Participant’s Stock Appreciation Rights shall remain exercisable by the Person or Persons to whom such Participant’s rights under the Stock Appreciation Rights pass by will or by the applicable laws of descent and distribution until such time that the Stock Appreciation Rights would have remained exercisable had the Participant been alive, but only to the extent that the Stock Appreciation Rights were vested at the time of such Termination.

(3)           In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Stock Appreciation Rights outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of such Termination.

9.       Performance Awards.

(a)      General. Performance Awards may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Performance Awards, including the determination of the Committee with respect to the form of payout of Performance Awards, shall be set forth in separate Performance Award Agreements, which agreements need not be identical. Cash dividends and stock dividends, if any, with respect to the Performance Shares shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the Performance Shares to which such dividends relate and a Participant shall not be entitled to dividends, if any, or dividend equivalents with respect to Performance Units that are not earned and vested. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(b)     Value of Performance Awards. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall represent a share of Stock as of the date of grant. Each Performance Award Agreement in respect of any Performance Cash Award shall specify the dollar amount payable under the Performance Cash Award. In addition to any other non-performance terms included in the Performance Award Agreement, the Committee shall set the applicable Performance Objectives in its discretion, which objectives, depending on the extent to which they are met, will determine the value and number of Performance Units or Performance Shares, or the value of a Performance Cash Award, as the case may be, that will be paid out to the Participant.

(c)      Earning of Performance Awards. Upon the expiration of the applicable Performance Period or other non-performance-based vesting period, if longer, the holder of a Performance Award shall be entitled to receive the following payouts: (1) if the holder holds Performance Units or Performance Shares, payout on the value and number of the applicable Performance Units or Performance Shares earned by the Participant over the Performance Period, or (2) if the holder holds a Performance Cash Award, payout on the value of the Performance Cash Award earned by the Participant over the Performance Period, in any case, to be determined as a function of the extent to which the corresponding Performance Objectives have been achieved and any other non-performance-based terms met.

(d)     Form and Timing of Payment of Performance Awards. Payment of earned Performance Awards shall be as determined by the Committee and as evidenced in the Performance Award Agreement. Subject to the terms of the Plan, the Performance Award Agreement shall specify whether the earned Performance Units and Performance Shares may be paid in the form of cash, Stock, or other Awards (or in any combination thereof) equal to the value of the earned Performance Units or Performance Shares, as the case may be, at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Unless otherwise determined by the Committee, earned Performance Cash Awards shall be paid in cash. Any cash, Stock, or other Awards issued in connection with a Performance Award may be issued subject to any restrictions deemed appropriate by the Committee.

(e)      Termination of Employment or Service. Except as provided by the Committee in a Performance Award Agreement, Participant Agreement or otherwise, if, prior to the end of an applicable Performance Period, a Participant undergoes a Termination for any reason, all of such Participant’s Performance Awards shall be forfeited by the Participant to the Company for no consideration, and any shares remaining undelivered with respect to the Participant’s vested Performance Awards will be delivered in accordance with the Award Agreement.

(f)      Performance Objectives.

(1)           Each Performance Award shall specify the Performance Objectives that must be achieved before such Performance Award shall become earned. The Company may also specify a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

(2)           With respect to Qualified Performance-Based Awards and to the extent required to comply with Section 162(m) of the Code, Performance Objectives shall be based on specified levels of or increases in one or more of the following business criteria (alone or in combination with any other criterion, whether gross or net, before or after taxes, and/or before or after other adjustments, as determined by the Committee in accordance with Section 162(m) of the Code): (i) earnings, including net earnings, total earnings, operating earnings, earnings growth, operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, book value per share, tangible book value or growth in book value per share; (ii) pre-tax income or after tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth, or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, return on equity, or internal rates of return; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital, working capital turnover; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin, profit margin, or gross margin; (xv) stock price or total stockholder return; (xvi) cost or expense targets, reductions and savings, productivity and efficiencies; (xvii) sales or sales growth; (xviii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, market share, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures or joint ventures; and (xix) to the extent that an Award is not intended to be a Qualified Performance-Based Award, other measures of performance selected by the Committee. Performance Objectives may be established on a Company-wide basis, project or geographical basis or, as the context permits, with respect to one or more business units, divisions, lines of business or business segments, subsidiaries, products, or other operational units or administrative departments of the Company (or in combination thereof) or may be related to the performance of an individual Participant and may be expressed in absolute terms, or relative or comparative to (A) current internal targets or budgets, (B) the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units), (C) the performance of one or more similarly situated companies, (D) the performance of an index covering multiple companies, or (E) other external measures of the selected performance criteria. Performance Objectives may be in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.

(3)           The business criteria mentioned above (i) may be combined with cost of capital, assets, invested capital and stockholders’ equity to form an appropriate measure of performance and (ii) shall have any reasonable definitions that the Committee may specify in accordance with Section 162(m) of the Code. Unless specified otherwise by the Committee (i) in the Performance Award Agreement at the time the Performance Award is granted or (ii) in such other document setting forth the Performance Objectives at the time the Performance Objectives are established, the Committee, in its sole discretion, will appropriately make adjustments in the method of calculating the attainment of Performance Objectives for a Performance Period to provide for objectively determinable adjustments, modifications or amendments, as determined in accordance with Generally Accepted Accounting Principles (“GAAP”), to any of the business criteria described above for one or more of the following items of gain, loss, profit or expense: (A) determined to be extraordinary, unusual infrequently occurring, or non-recurring in nature; (B) related to changes in accounting principles under GAAP or tax laws; (C) related to currency fluctuations; (D) related to financing activities (e.g., effect on earnings per share of issuing convertible debt securities); (E) related to restructuring, divestitures, productivity initiatives or new business initiatives; (F) related to discontinued operations that do not qualify as a segment of business under GAAP; (G) attributable to the business operations of any entity acquired by the Company during the fiscal year; (H) non-operating items; and (I) acquisition or divestiture expenses.

(g)     Section 162(m) Compliance. Unless otherwise permitted in compliance with the requirements of Section 162(m) of the Code with respect to a Performance Award intended to be a Qualified Performance-Based Award, the Committee will establish the Performance Objectives applicable to, and the formula for calculating the amount payable under, the Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period, and (b) the date on which twenty-five percent (25%) of the Performance Period has elapsed, and in any event at a time when the achievement of the applicable Performance Objectives remains substantially uncertain. Prior to the payment of any compensation under a Performance Award intended to be a Qualified Performance-Based Award, the Committee will certify the extent to which any Performance Objectives and any other material terms under such Performance Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Stock).

10.     Other Stock or Cash-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to Stock or cash (including annual or long-term performance Awards payable in cash), as deemed by the Committee to be consistent with the purposes of the Plan. The Committee may also grant Stock as a bonus (whether or not subject to any vesting requirements or other restrictions on transfer), and may grant other Awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.

11.     Adjustment for Recapitalization, Merger, etc.

(a)      Capitalization Adjustments. The aggregate number of shares of Stock that may be delivered in connection with Awards (as set forth in Section 4 hereof), the numerical share limits in Section 4 hereof, the number of shares of Stock covered by each outstanding Award, and the price per share of Stock underlying each such Award shall be equitably and proportionally adjusted or substituted by the Committee as to the number, price, or kind of a share of Stock or other consideration subject to such Awards in the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or any successor or replacement accounting standard) that causes the per share value of Stock to change, such as stock dividends, recapitalizations through extraordinary cash dividends, stock splits, and reverse stock splits, occurring after the date of grant of any such Award; provided, however, that any such adjustments to be made in the case of outstanding Options and Stock Appreciation Rights shall be made without an increase in the aggregate purchase price or base price and in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the previous sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. The decision of the Committee regarding any such adjustments shall be final, binding and conclusive.

(b)     Corporate Events. Notwithstanding the foregoing, except as provided by the Committee in an Award Agreement, Participant Agreement or otherwise, in connection with a Change in Control or the reorganization, dissolution or liquidation of the Company (each, a “Corporate Event”), the Committee may, in its discretion, provide for any one or more of the following:

(1)           The assumption or substitution of any or all Awards in connection with such Corporate Event, in which case the Awards shall be subject to the adjustment set forth in subsection (a) above, and to the extent that such Awards are Performance Awards or other Awards that vest subject to the achievement of Performance Objectives or similar performance criteria, such Performance Objectives or similar performance criteria shall be adjusted appropriately to reflect the Corporate Event;

(2)           The acceleration of vesting of any or all Awards not assumed or substituted in connection with such Corporate Event, subject to the consummation of such Corporate Event; provided that any Performance Awards or other Awards that vest subject to the achievement of Performance Objectives or similar performance criteria will be deemed earned based on actual performance through the date of the Corporate Event or (ii) at the target level (or if no target is specified, the maximum level), in the event actual performance cannot be measured through the date of the Corporate Event, in each case, with respect to any unexpired Performance Periods or Performance Periods for which satisfaction of the Performance Objectives or other material terms for the applicable Performance Period has not been certified by the Committee prior to the date of the Corporate Event;

(3)           The cancellation of any or all Awards (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to the Participants holding Awards (whether vested or unvested) so canceled of an amount in respect of cancellation equal to the amount payable pursuant to any Performance Cash Award or, with respect to other Awards, an amount based upon the per-share consideration being paid for the Stock in connection with such Corporate Event, less, in the case of Options, Stock Appreciation Rights, and other Awards subject to exercise, the applicable exercise, base or purchase price; provided, however, that holders of Options, Stock Appreciation Rights, and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise, base or purchase price is greater than zero dollars ($0), and to the extent that the per-share consideration is less than or equal to the applicable exercise, base or purchase price, such Awards shall be canceled for no consideration;

(4)           The cancellation of any or all Options, Stock Appreciation Rights and other Awards subject to exercise (whether vested or unvested) as of the consummation of such Corporate Event; provided that all Options, Stock Appreciation Rights and other Awards to be so canceled pursuant to this paragraph (4) shall first become exercisable for a period of at least ten (10) days prior to such Corporate Event (whether vested or unvested), with any exercise during such period of any unvested Options, Stock Appreciation Rights or other Awards to be (A) contingent upon and subject to the occurrence of the Corporate Event, and (B) effectuated by such means as are approved by the Committee; and

(5)           The replacement of any or all Awards (other than Awards that are intended to qualify as “stock rights” that do not provide for a “deferral of compensation” within the meaning of Section 409A of the Code) with a cash incentive program that preserves the economic value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions and payment terms as applicable to the Awards so replaced.

Payments to holders pursuant to paragraph (3) above shall be made in cash or, in the sole discretion of the Committee, and to the extent applicable, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or a combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time (less any applicable exercise or base price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this subsection (b), the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to his or her Awards, (B) bear such Participant’s pro-rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock, and (C) deliver customary transfer documentation as reasonably determined by the Committee. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(c)      Fractional Shares. Any adjustment provided under this Section 11 may, in the Committee’s discretion, provide for the elimination of any fractional share that might otherwise become subject to an Award. No cash settlements shall be made with respect to fractional shares so eliminated.

12.     Use of Proceeds.

The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

13.     Rights and Privileges as a Stockholder.

Except as otherwise specifically provided in the Plan, no Person shall be entitled to the rights and privileges of Stock ownership in respect of shares of Stock that are subject to Awards hereunder until such shares have been issued to that Person.

14.     Transferability of Awards.

Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and to the extent subject to exercise, Awards may not be exercised during the lifetime of the grantee other than by the grantee. Notwithstanding the foregoing, except with respect to Incentive Stock Options, Awards and a Participant’s rights under the Plan shall be transferable for no value to the extent provided in an Award Agreement or otherwise determined at any time by the Committee and to the extent permitted by applicable law.

15.     Employment or Service Rights.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for the grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company. Except as provided otherwise in an Award Agreement, for purposes of the Plan, references to employment by the Company shall also mean employment by an Affiliate of the Company, and references to employment shall include service as a non-employee director, consultant, independent contractor or agent.

16.     Compliance with Laws.

The obligation of the Company to deliver Stock upon issuance, vesting, exercise, or settlement of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to an Award unless such shares have been properly registered for sale with the U.S. Securities and Exchange Commission pursuant to the Securities Act (or with a similar non‑U.S. regulatory agency pursuant to a similar law or regulation) or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the

Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock to be issued upon exercise or settlement of Awards. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

17.     Withholding Obligations.

As a condition to the issuance, vesting, exercise, or settlement of any Award (or upon the making of an election under Section 83(b) of the Code), the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the minimum amount of all federal, state, and local income and other taxes of any kind required or permitted to be withheld in connection with such issuance, vesting, exercise, or settlement (or election). The Committee, in its discretion, may permit shares of Stock to be used to satisfy tax withholding requirements, and such shares shall be valued at their Fair Market Value as of the issuance, vesting, exercise, or settlement date of the Award, as applicable; provided, however, that the aggregate Fair Market Value of the number of shares of Stock that may be used to satisfy tax withholding requirements may not exceed the minimum statutorily required withholding amount with respect to such Award (unless the Committee determines, in its discretion, that a greater number of shares of Stock may be used to satisfy tax withholding requirements without resulting in adverse accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)).

18.     Amendment of the Plan or Awards.

(a)      Amendment of Plan. The Board or the Committee may amend the Plan at any time and from time to time.

(b)     Amendment of Awards. The Board or the Committee may amend the terms of any one or more Awards at any time and from time to time.

(c)      Stockholder Approval; No Material Impairment. Notwithstanding anything herein to the contrary, no amendment to the Plan or any Award shall be effective without stockholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Stock is listed. Additionally, no amendment to any Award shall materially impair a Participant’s rights under any outstanding Award unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 11 hereof, shall constitute an amendment to the Plan or an Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of the Plan or any one or more Awards from time to time as necessary to bring such Awards into compliance with applicable law, including, without limitation, Section 409A of the Code.

(d)     No Repricing of Awards Without Stockholder Approval. Notwithstanding subsection (a) or (b) above, or any other provision of the Plan, the repricing of Awards shall not be permitted without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (1) changing the terms of an Award to lower its exercise or base price (other than on account of capital adjustments resulting from share splits, etc., as described in Section 11(a) hereof), (2) any other action that is treated as a repricing under GAAP or applicable stock exchange rules, and (3) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise or base price is greater than the Fair Market Value of the underlying Stock, unless the cancellation and exchange occurs in connection with an event set forth in Section 11(b) hereof.

19.     Termination or Suspension of the Plan.

The Board or the Committee may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the stockholders of the Company approve the Plan. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, or otherwise canceled, or earned, exercised, settled, or otherwise paid out, in accordance with their terms.

20.     Effective Date of the Plan.

The Plan is effective as of the Effective Date, subject to stockholder approval.

21.     Miscellaneous.

(a)      Certificates. Stock acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Committee shall determine. If certificates representing Stock are registered in the name of the Participant, the Committee may require that (1) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock, (2) the Company retain physical possession of the certificates, and (3) the Participant deliver a stock power to the Company, endorsed in blank, relating to the Stock. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Stock shall be held in book-entry form rather than delivered to the Participant pending the release of any applicable restrictions.

(b)     Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

(c)      Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Committee consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares of Stock) that are inconsistent with those in the Award Agreement as a result of a clerical error in connection with the preparation of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

(d)     Awards Subject to Clawback. Except to the extent prohibited by law, the Awards granted under this Plan and any cash payment or Shares delivered pursuant to an Award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Award Agreement, Participant Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law; provided, however, except as otherwise required by applicable law, the applicable clawback or recoupment policy with respect to an Award shall be the policy that was in effect on the date of grant with respect to such Award.

(e)      Non-Exempt Employees. If an Option is granted to an employee of the Company or any of its Affiliates in the United States who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option will not be first exercisable for any shares of Stock until at least six (6) months following the date of grant of the Option (although the Option may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (1) if such employee dies or suffers a Disability, (2) upon a Corporate Event in which such Option is not assumed, continued, or substituted, (3) upon a Change in Control, or (4) upon the Participant’s retirement (as such term may be defined in the applicable Award Agreement or a

Participant Agreement, or, if no such definition exists, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options held by such employee may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Award will be exempt from such employee’s regular rate of pay, the provisions of this Section 21(e) will apply to all Awards.

(f)      Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 21(f) by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

(g)     Participants Outside of the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by non–U.S. tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United States. An Award may be modified under this Section 21(g) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non–U.S. nationals or are primarily employed or providing services outside the United States.

(h)      Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any of its Affiliates is reduced (for example, and without limitation, if the Participant is an employee of the Company and the employee has a change in status from a full-time employee to a part-time employee) after the date of grant of any Award to the Participant, the Committee has the right in its sole discretion to (i) make a corresponding reduction in the number of shares of Stock subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction and to the extent permitted by Section 409A of the Code, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(i)       No Liability of Committee Members. Neither any member of the Committee nor any of the Committee’s permitted delegates shall be liable personally by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such Person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such Person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(j)       Payments Following Accidents or Illness. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k)      Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to the principles of conflicts of laws thereof.

(l)       Electronic Delivery. Any reference herein to a “written” agreement or document or “writing” will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled or authorized by the Company to which the Participant has access) to the extent permitted by applicable law.

(m)    Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.

(n)      Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any Person or Persons other than such member.

(o)     Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

* * *

ANNEX E

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of April 1, 2016, by and among USI Senior Holdings, Inc., a Delaware corporation (the “Company”), Hennessy Capital Partners II LLC (“Hennessy Capital Partners II”) and the stockholders set forth on Schedule I hereto (such individuals together with Hennessy Capital Partners II, each a “Stockholder”, and collectively, the “Stockholders”). The Company and the Stockholders are sometimes referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H :

WHEREAS, as of the date hereof, each of the Stockholders “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, par value $0.0001 per share (the “Common Stock”), of Hennessy Capital Acquisition Corp. II, a Delaware corporation (“Parent”), set forth opposite such Stockholder’s name on Schedule I hereto (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (such period, the “Voting Period”), including any and all Common Stock acquired by such Stockholder during the Voting Period pursuant to the exercise, exchange or conversion of, or other transaction involving, any and all warrants issued to such Stockholder in a private placement that occurred simultaneously with Parent’s initial public offering (the “Warrants”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, the Company and Parent propose to enter into an agreement and plan of merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, a wholly-owned subsidiary of Parent (“Merger Sub”) will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent, and in exchange therefor, Parent shall make a cash payment to the stockholders of the Company and issue to the stockholders of the Company a certain number of shares of Common Stock (such transaction, together with the other transactions contemplated by the Merger Agreement, the “Transactions”); and

WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Stockholders are executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II
VOTING AGREEMENT

Section 2.1      Agreement to Vote the Subject Shares. Each Stockholder hereby unconditionally and irrevocably agrees that, during the Voting Period, at any duly called meeting of the stockholders of Parent (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of Parent requested by Parent’s board of directors or undertaken as contemplated by the Transactions, such Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (a) in favor of the adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any respect of any representation, warranty, covenant, obligation or agreement of Parent or Merger Sub contained in the Merger Agreement, (c) in favor of the proposals set forth in the proxy statement (including, without limitation, in favor of the election of the Company’s designees to the board of directors of Parent set forth on Schedule II), to be filed by Parent with the SEC relating to the Offer and the Transactions (the “Preliminary Proxy”), and (d) except as set forth in the Preliminary Proxy, against the following actions or proposals (other than the Transactions): (i) any Acquisition Transaction or any proposal in opposition to approval of the Merger Agreement or in competition with or materially inconsistent with the Merger Agreement; and (ii) (A) any material change in the present capitalization of Parent or any amendment of the certificate of incorporation or bylaws of Parent; (B) any change in Parent’s corporate structure or business; or (C) any other action or proposal involving Parent or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to Parent’s obligations under the Merger Agreement not being fulfilled. Each of the Stockholders agrees not to, and shall cause its Affiliates not to, enter into any agreement, commitment or arrangement with any person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

Section 2.2      No Obligation as Director or Officer. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent or other representative (collectively, “Representatives”) of any Stockholder or by any Stockholder that is a natural person, in each case, in his or her capacity as a director or officer of Parent.

ARTICLE III

COVENANTS

Section 3.1      Generally.

(a) Each of the Stockholders agrees that during the Voting Period it shall not, and shall cause its Affiliates not to, without the Company’s prior written consent (except to a permitted transferee as set forth in Section 7(a)-(c) in that certain letter agreement, dated July 22, 2015, between Parent and such Stockholder (the “Insider Letter”) who agrees in writing to be bound by the terms of this Agreement), (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (iii) permit to exist any lien of any nature whatsoever with respect to any or all of the Subject Shares; or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Stockholder’s ability to perform its obligations under this Agreement.

(b) In the event of a stock dividend or distribution, or any change in the Common Stock or Warrants by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares or Warrants may be changed or exchanged or which are received in such transaction. Each of the Stockholders agrees, while this Agreement is in effect, to notify the Company promptly in writing (including by e-mail) of the number of any additional shares of Common Stock acquired by each Stockholder, if any, after the date hereof.

(c) Each of the Stockholders agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of such

Stockholder contained in this Agreement inaccurate in any material respect. Each of the Stockholders further agrees that it shall use its reasonable best efforts to cooperate with the Company to effect the transactions contemplated hereby and the Transactions.

Section 3.2               Standstill Obligations of the Stockholders. Each of the Stockholders covenants and agrees with the Company that, during the Voting Period:

(a) None of the Stockholders shall, nor shall any Stockholder act in concert with any person to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Common Stock in connection with any vote or other action with respect to a business combination transaction, other than to recommend that stockholders of Parent vote in favor of adoption of the Merger Agreement and in favor of adoption of the proposals set forth in the Preliminary Proxy (including the election of the directors set forth on Schedule II) and any other proposal the approval of which is a condition to the obligations of the Company under Section 8.01 of the Merger Agreement (and any actions required in furtherance thereof and otherwise as expressly provided by Article II of this Agreement).

(b) None of the Stockholders shall, nor shall any Stockholder act in concert with any person to, deposit any of the Subject Shares in a voting trust or subject any of the Subject Shares to any arrangement or agreement with any person with respect to the voting of the Subject Shares, except as provided by Article II of this Agreement.

Section 3.3               Stop Transfers. Each of the Stockholders agrees with, and covenants to, the Company that such Stockholder shall not request that Parent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares during the term of this Agreement without the prior written consent of the Company other than pursuant to a transfer permitted by Section 3.1(a) of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each of the Stockholders hereby represents and warrants, severally but not jointly, to the Company as follows:

Section 4.1      Binding Agreement. Such Stockholder (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so and (b) if not a natural person, (i) is a corporation, limited liability company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (ii) has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Stockholder has been duly authorized by all necessary corporate, limited liability or partnership action on the part of such Stockholder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.2      Ownership of Shares. Schedule I sets forth opposite such Stockholder’s name the number of all of the shares of Common Stock and the number of all of the Warrants over which such Stockholder has beneficial ownership as of the date hereof. As of the date hereof, such Stockholder is the lawful owner of the shares of Common Stock and Warrants denoted as being owned by such Stockholder on Schedule I and has the sole power to vote or cause to be voted such shares of Common Stock and, assuming the exercise of the Warrants, the shares of Common Stock underlying such Warrants. Such Stockholder has good and valid title to the Common Stock and Warrants denoted as being owned by such Stockholder on Schedule I, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, liens, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement, those imposed by the Insider Letter and those imposed by applicable law, including federal and state securities laws. There are no claims for finder’s fees or brokerage commission or other like payments in connection with this Agreement or the transactions contemplated hereby payable by such Stockholder pursuant to arrangements made by such Stockholder. Except for the shares of Common Stock and Warrants denoted on Schedule I, as of the date of this Agreement, such Stockholder is not a beneficial owner or record holder of any (i) equity securities of Parent, (ii) securities of Parent having the right to vote on any matters on which the holders of equity securities of Parent may vote or which are convertible into or exchangeable for, at any time, equity securities of Parent, or (iii) options or other rights to acquire from Parent any equity securities or securities convertible into or exchangeable for equity securities of Parent.

Section 4.3      No Conflicts.

(a) No filing with, or notification to, any Governmental Entity, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby.

(b) None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of such Stockholder, as applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s Subject Shares or assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement in any material respect.

Section 4.4      Reliance by the Company. Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Stockholders.

Section 4.5      No Inconsistent Agreements. Such Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to such Stockholder’s Subject Shares inconsistent with such Stockholder’s obligations pursuant to this Agreement, (b) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to such Stockholder’s Subject Shares and (c) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing such Stockholder from performing any of its material obligations under this Agreement.

Section 4.6.     Stockholder Has Adequate Information. Such Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of the Parent and the Company to make an informed decision regarding the transactions contemplated by the Merger Agreement and has independently and without reliance upon the Parent or the Company and based on such information as the Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that the Company has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Stockholder are irrevocable.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Stockholders as follows:

Section 5.1      Binding Agreement. The Company is a corporation, duly organized and validly existing under the laws of the State of Delaware. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate actions on the part of the Company. This Agreement, assuming due authorization, execution and delivery hereof by the Stockholders, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.2      No Conflicts.

(a) No filing with, or notification to, any Governmental Entity, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

(b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Company, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity, except for any of the foregoing as would not reasonably be expected to impair the Company’s ability to perform its obligations under this Agreement in any material respect.

ARTICLE VI

TERMINATION

Section 6.1      Termination. This Agreement shall automatically terminate, and none of the Company or the Stockholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (a) as to each Stockholder, the mutual written consent of the Company and such Stockholder, (b) the Closing Date (following the performance of the obligations of the Parties required to be performed on the Closing Date) and (c) the date of termination of the Merger Agreement in accordance with its terms. The termination of this Agreement shall not prevent any Party hereunder from seeking any remedies (at law or in equity) against another Party hereto or relieve such Party from liability for such Party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of Article VII shall survive the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1      Further Assurances. From time to time, at the other Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 7.2      Fees and Expenses. Each of the Parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of investment bankers,

accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.3      No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.

Section 7.4      Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the Parties hereto. The failure of any Party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.5      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)      If to the Company:

USI Senior Holdings, Inc.

445 Minnesota Street, Suite 2500

St. Paul, MN 55101

Attn: Chief Executive Officer

Facsimile No.: (651) 846-5733

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn: William H. Gump

Facsimile: (212) 728-8111

(b)     If to any of the Stockholders:

c/o Hennessy Capital Partners II LLC

700 Louisiana Street, Suite 900

Houston, Texas 77002

Attention: Daniel J. Hennessy

Email: dhennessy@hennessycapllc.com

with copies (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Jeffrey N. Smith and Dirk W. Andringa

Facsimile: (312) 853-7036

and to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Attention: Stuart Neuhauser and Joshua Englard

Fax No.: (212) 370-7889

Section 7.6      Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.7      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.8      Entire Agreement; Assignment. This Agreement (together with the Merger Agreement, to the extent referred to herein, and the schedules hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. Except for transfers permitted by Section 3.1, this Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Party.

Section 7.9      Certificates. Promptly following the date of this Agreement, each Stockholder shall advise Parent’s transfer agent in writing that such Stockholder’s Subject Shares are subject to the restrictions set forth herein and, in connection therewith, provide Parent’s transfer agent in writing with such information as is reasonable to ensure compliance with such restrictions.

Section 7.10    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.11    Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 7.12    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 7.13    Specific Performance; Jurisdiction. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court) or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware (or any court in which appeal from such courts may be taken), this being in addition to any other remedy to which such Party is entitled at law or in equity. In addition, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware (or any court in which appeal from such courts may be taken) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware (or any court in which appeal from such courts may be taken) and (d) consents to service being made through the notice procedures set forth in Section 7.5. Each of the Stockholders and the Company hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 7.5 shall be effective service of process for any proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 7.14    Counterparts. This Agreement may be executed in counterparts (including by facsimile or pdf or other electronic document transmission), each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 7.15    No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Stockholders, on the one hand, and the Company, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties hereto. Without limiting the generality of the foregoing sentence, each of the Stockholders (a) is entering into this Agreement solely on its own behalf and shall not have any obligation to perform on behalf of any other holder of Common Stock or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of Common Stock and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law. Each of the Stockholders has acted independently regarding its decision to enter into this Agreement and regarding its investment in Parent.

IN WITNESS WHEREOF, the Company and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

USI SENIOR HOLDINGS, INC.

By:	/s/ Leo William Varner, Jr.
Name: Leo William Varner, Jr.
Title: Chief Executive Officer

IN WITNESS WHEREOF, the Company and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

HENNESSY CAPITAL PARTNERS II LLC

By:	Hennessy Capital LLC, its managing member

By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Managing Member

/s/ Kevin Charlton
KEVIN CHARLTON

/s/ Nicholas A. Petruska
NICHOLAS PETRUSKA

THE BRADLEY J. BELL REVOCABLE TRUST

By:	/s/ Bradley J. Bell
Name: Bradley J. Bell
Title: Trustee

/s/ Richard Burns
RICHARD BURNS

BALLYBUNION, LLC

By:	/s/ Peter Shea
Name: Peter Shea
Title: Manager

/s/ Thomas J. Sullivan
THOMAS J. SULLIVAN

/s/ Charles B. Lowery II
CHARLES B. LOWERY II

SCHEDULE I

Beneficial Ownership of Securities

Stockholder	Number of Shares	Number of Warrants
Hennessy Capital Partners II LLC	4,549,977	15,080,756
Kevin Charlton	200,000	—
Nicholas Petruska	35,000	—
The Bradley J. Bell Revocable Trust	50,000	—
Richard Burns	50,000	—
Thomas J. Sullivan	50,000	—
Ballybunion, LLC	50,000	—
Charles B. Lowrey	5,000	—
Total	4,989,977	15,080,756

SCHEDULE II

Directors

L.W. Varner, Jr.

An additional designee selected by the Company, subject to Parent’s approval (not to be unreasonably withheld), and notified by the Company to Parent within thirty (30) days of the date hereof.

PRELIMINARY COPY, SUBJECT TO COMPLETION DATED MAY 16, 2016

PROXY CARD

FOR THE SPECIAL MEETING IN LIEU OF 2016 ANNUAL MEETING OF STOCKHOLDERS OF

HENNESSY CAPITAL ACQUISITION CORP. II

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel J. Hennessy and Kevin M. Charlton (together, the “Proxies”), and each of them independently, with full power of substitution as proxies to vote the shares that the undersigned is entitled to vote (the “Shares”) at the special meeting in lieu of the 2016 annual meeting of stockholders of Hennessy Capital Acquisition Corp. II (the “Company”) to be held on         , 2016 at          , Eastern time at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, and at any adjournments and/or postponements thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the accompanying proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5, 6 and 7. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

~PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.~

HENNESSY CAPITAL ACQUISITION CORP. II — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4, 5, 6 and 7.			Please mark votes as ☐ indicated in this example

(1) The Business Combination Proposal — To consider and vote upon a proposal (i) to approve and adopt the Merger Agreement, dated as of April 1, 2016, as it may be amended (the “Merger Agreement”), by and among the Company, HCAC II, Inc., USI Senior Holdings, Inc. and North American Direct Investment Holdings, LLC, solely in its capacity as the Stockholder Representative, and the transactions contemplated thereby (the “Business Combination”);

	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ Intention to Exercise Redemption Rights If you intend to exercise your redemption rights, please check this box. Checking this box, however, is not sufficient to exercise your redemption rights. You must comply with the procedures set forth in the definitive proxy statement under the heading “Special Meeting in Lieu of 2016 Annual Meeting of Hennessy Capital Stockholders — Redemption Rights.”

The Charter Proposals: (2) Proposal 2 — To consider and act upon a proposed amendment to the Company’s existing charter to increase the Company’s authorized common stock and preferred stock;	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ Shareholder Certification I hereby certify that I am not acting in concert, or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), with any other stockholder with respect to the shares of common stock of the Company owned by me in connection with the proposed business combination between the Company and USI Senior Holdings, Inc.

(3) Proposal 3 — To consider and act upon a proposed amendment to the Company’s existing charter to provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(4) Proposal 4 — To consider and act upon a proposed amendment to the Company’s existing charter to designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp. II” to “USI Holdings, Inc.” and making the Company’s corporate existence perpetual, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(5) The Director Election Proposal — To elect three directors to the Company’s board of directors to serve as Class I directors on our board of directors until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified

	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominees on the line below. ________________

Daniel J. Hennessy Michael Kestner Leo William Varner, Jr.	Nominees: 01	02	03

(6) The Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the USI Holdings, Inc. 2016 Long-Term Incentive Plan; and	FOR ☐	AGAINST ☐	ABSTAIN ☐

(7) The Adjournment Proposal — To consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal or the Director Election Proposal.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Date: , 2016
____________________________________________ Signature
____________________________________________ Signature (if held jointly)

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

A vote to abstain will have the same effect as a vote AGAINST proposals 2, 3 and 4. The shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of proposals 1, 2, 3, 4, 5, 6 and 7. If any other matters properly come before the meeting, the Proxies will vote on such matters in their discretion.

~PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.~